As filed with the Securities and Exchange Commission on February 3, 2026

Registration No. 333-289108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veraxa Biotech Holding AG

(Exact Name of Registrant as Specified in Its Articles)

Switzerland	2834	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

Talacker 35

8001 Zurich, Switzerland

Tel: +41 44 385 84 50

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Rebekah D. McCorvey Duane Morris LLP 901 New York Avenue N.W. Suite 700 East Washington, DC 20001 Tel: (202)776-5248 atucker@duanemorris.com rmccorvey@duanmorris.com	Michael J. Blankenship Winston & Strawn LLP 800 Capitol St. STE 2400 Houston, TX 77002 Tel: (713) 651-2600 mblankenship@winston.com

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”), as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Voyager Acquisition Corp.(1)(2)	Cayman Islands	6770	N/A
Veraxa Biotech AG(3)(4)	Switzerland	8731	N/A

(1)	The Co-Registrant has the following principal executive office:

Adeel Rouf
131 Concord Street
Brooklyn, NY 11201
Telephone: (347) 720-2907

(2)	The agent for service for the Co-Registrant is:

Winston & Strawn LLP
800 Capitol St. STE 2400
Houston, TX 77002
Telephone: (713) 651-2600

(3)	The Co-Registrant has the following principal executive office:

Christoph Antz

Im Neuenheimer Feld 584

69120 Heidelberg, Germany

Telephone: +4962213521330

(4)	The agent for service for the Co-Registrant is:

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

The information in this proxy statement/prospectus is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2026

PROXY STATEMENT/PROSPECTUS

LETTER TO SHAREHOLDERS OF

VOYAGER ACQUISITION CORP.

To the Shareholders of Voyager Acquisition Corp.:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”) to be held at [   ] [a.m./p.m.] on [   ], 2026 at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, and virtually at https://[   ], for the purpose of voting on the Business Combination and the other matters described in the accompanying proxy statement/prospectus. You will be able to attend, vote your shares and submit questions during the extraordinary general meeting via a live webcast available at the website address above. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the section entitled “Frequently Used Terms” in the accompanying proxy statement/prospectus.

At the extraordinary general meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of April 22, 2025, by and among SPAC, Veraxa Biotech AG (the “Company”), a public limited company organized under the Laws of Switzerland, and Oliver Baumann, solely in his capacity as shareholder representative (the “Company Shareholder Representative”), as amended on October 18, 2025 and as further amended on February 2, 2026, copies of which are attached to the proxy statement/prospectus as Annex A, Annex A1 and Annex A2, respectively, and the transactions contemplated therein, pursuant to which (i) Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”) formed Veraxa Biotech Holding AG (“PubCo”), (ii) PubCo formed Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands, as a direct wholly owned Subsidiary of PubCo (“Merger Sub”), (iii) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (iv) SPAC shall merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (v), continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), (v) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (vi) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (vii) Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (viii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination”;

Proposal No. 2 — The Initial Merger Proposal — to consider and vote upon a proposal (the “Initial Merger Proposal”) to approve, by special resolution, the Initial Merger and the Plan of Initial Merger, substantially in the form attached to the proxy statement/prospectus as Annex B;

Proposal No. 3 — The NTA Amendment Proposal — to consider and vote upon a proposal (the “NTA Amendment Proposal”) to approve, by special resolution, an amendment to the SPAC Articles in the form set forth in Annex E to the accompanying proxy statement/prospectus, to remove the limitation that prevents SPAC from redeeming SPAC Public Shares if such redemption would cause SPAC to have net tangible assets of less than $5,000,001;

Proposal No. 4 — The Advisory Organizational Documents Proposals — to consider and vote upon four separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the amended and restated memorandum of association of SPAC (as amended, the “SPAC Articles”) and the articles of association of PubCo (the “PubCo Articles”), which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions; copies of the PubCo Articles are attached to the accompanying proxy statement/prospectus as Annex C; and

Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal (the “Adjournment Proposal”) to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal. If the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal are not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote and SPAC will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

At the Initial Merger Effective Time:

●	Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

●	Immediately following the separation of each SPAC Unit, each (a) SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist, and (b) each SPAC Shareholder shall cease to have any other rights in and to SPAC;

●	Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Public Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share. Each PubCo Warrant shall, to the extent compatible with Swiss Law, continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement;

●	If there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Initial Merger Effective Time, such SPAC Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

●	The Merger Sub Shares issued in exchange for the SPAC assets and liabilities transferred to Merger Sub upon consummation of the Initial Merger will be issued to the Contribution Agent, acting in its own name but for the account of the SPAC and the SPAC Shareholders;

●	The Contribution Agent will contribute the Merger Sub Shares to PubCo as a contribution to the capital contribution reserves of PubCo; and

●	The Contribution Agent will deliver to the SPAC Shareholders the PubCo Ordinary Shares transferred to the Contribution Agent by the Sponsor.

At the Acquisition Effective Time:

(i)	Each Company Share issued and outstanding immediately prior to the Acquisition Effective Time, other than any (A) Treasury Shares and (B) Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a newly issued PubCo Ordinary Share that is equal to the Exchange Ratio. As of the Acquisition Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation;

(ii)	If there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Effective Time, such Company Shares shall, to the extent compatible with Swiss Law, be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

(iii)	Each of the Dissenting Shares (as defined in the Business Combination Agreement) issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in the Business Combination Agreement.

As consideration for the Business Combination, subject to the terms and conditions set forth in the Business Combination Agreement, and contingent upon the closing of the Business Combination, assuming no redemption by holders of SPAC Public Shares, (i) the 25,300,000 outstanding SPAC Class A Ordinary Shares will be exchanged for 25,300,000 PubCo Ordinary Shares; (ii) the 6,325,000 outstanding SPAC Class B Ordinary Shares will be exchanged for 6,325,000 PubCo Ordinary Shares; (iii) the 14,182,189 outstanding Company Shares will be exchanged for 130,000,000 PubCo Ordinary Shares; (iv) holders of the 12,650,000 outstanding SPAC Public Warrants will be exchanged for 12,650,000 PubCo Warrants; and (v) the 7,665,000 outstanding SPAC Private Warrants will be exchanged for 7,665,000 PubCo Warrants.

As additional consideration for the Business Combination, subject to certain conditions set forth in the Business Combination Agreement, the Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 additional PubCo Ordinary Shares during each of the three fiscal years after the Closing Date in accordance with the Business Combination Agreement and Swiss Law (the “Earnout Shares”). PubCo will issue and the Company Shareholders will have the right to receive their respective portions of the Earnout Shares in the event of an Earnout Event (as defined in the Business Combination Agreement). The applicable number of Earnout Shares issued for each applicable Earnout Event, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares after the Closing. For additional information, please refer to the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal.”

Additionally, upon completion of the Business Combination, the amount of compensation received or to be received by the SPAC sponsor, its affiliates and promotors in connection with the Business Combination is set forth on the following table:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,325,000 SPAC Class B Ordinary Shares(1)	$25,000(1)

The Sponsor, SPAC’s officers and directors agreed not to transfer, assign or sell any Founder Shares until the earlier to occur of (A) one year after the completion of SPAC’s initial business combination or (B) subsequent to SPAC’s initial business combination, (x) if the last sale price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPAC’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SPAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”. The SPAC Private Warrants and the warrants that may be issued upon conversion of working capital notes (including the SPAC Class A Ordinary Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of SPAC’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

5,037,500 SPAC Private Warrants(1)	$5,037,500(1)

The SPAC Private Warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms
Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A
$15,000 per month	Payment to an affiliate of the SPAC’s Chief Executive Officer, of $15,000 per month for consulting services, upon completion of SPAC’s initial business combination or its liquidation, SPAC will cease paying these monthly fees	N/A

(1)

The Founder Shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination, and may be converted at any time prior to SPAC’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in SPAC’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with SPAC’s initial business combination, the number of SPAC Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of SPAC Class A Ordinary Shares outstanding after such conversion, including the total number of SPAC Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by SPAC in connection with or in relation to the consummation of an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any SPAC Private Warrants issued to the Sponsor, SPAC’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis. Includes 200,000 Founder Shares and 400,000 SPAC Private Warrants which will be forfeited for cancellation for no consideration by the Sponsor, for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.

(2)	Natural persons and entities subject to transfer restrictions include Voyager Acquisition Sponsor Holdco LLC, Adeel Rouf, Warren Hosseinion, Alex Rogers, Oded Levy, Jonathan Intrater, and Warren Hosseinion Jr.

SPAC anticipates that, upon completion of the Business Combination, based on the assumptions below, (i) the SPAC Public Shareholders will own approximately 15.7% of the outstanding PubCo Ordinary Shares; (ii) the Initial Shareholders will own approximately 3.7% of the outstanding PubCo Ordinary Shares, and (iii) the Company Shareholders will own approximately 80.6% of the outstanding PubCo Ordinary Shares, in each case, assuming that none of SPAC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 0%, 4.5%, and 95.5%, respectively, assuming maximum redemption of the SPAC Public Shares in connection with the Business Combination. In January 2026, the Company signed a binding term sheet with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of $27.5 million, which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately $24.2 million. The numbers of shares and percentages set forth above do not take into account (i) potential future exercises of warrants to purchase PubCo Ordinary Shares that will be outstanding immediately following the Acquisition Closing and (ii) the Earnout Shares that may be issued to Company Shareholders pursuant to the terms of the Business Combination Agreement. If the actual facts are different than these assumptions, the ownership percentages in PubCo will be different. For additional information, please refer to the section of the proxy statement/prospectus titled “Questions and Answers About the Business Combination and the Extraordinary General Meeting—What equity stake will current SPAC Shareholders and Company Shareholders hold in PubCo immediately after the consummation of the Business Combination?” and the section entitled “Proposal One – The Business Combination Proposal—Related Agreements—High Trail Financing Agreement.”

Pursuant to the SPAC Articles, a SPAC Shareholder may request of SPAC that SPAC redeem all or a portion of its SPAC Public Shares for cash if the Business Combination is consummated. As a holder of SPAC Public Shares, you will be entitled to receive cash for any SPAC Public Shares to be redeemed only if you:

(i)(a)	hold SPAC Public Shares, or (b) if you hold SPAC Public Shares through the SPAC Units, elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants prior to exercising your redemption rights with respect to the SPAC Public Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SPAC’s transfer agent, in which you (a) request that SPAC redeem all or a portion of your SPAC Public Shares for cash, and (b) identify yourself as the beneficial holder of the SPAC Public Shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, SPAC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders of SPAC Ordinary Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to [   ] on [   ], 2026 (two business days before the extraordinary general meeting) in order for their SPAC Public Shares to be redeemed.

To the extent a holder of SPAC Units elects to separate such SPAC Units into underlying SPAC Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to such SPAC Public Shares, such holder’s redemption rights would apply in respect of the underlying SPAC Public Shares. With respect to the related SPAC Public Warrants, the holder would retain such SPAC Public Warrants, and each SPAC Public Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

If the Business Combination is not consummated, the SPAC Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a SPAC Public Shareholder properly exercises its redemption right with respect to all or a portion of the SPAC Public Shares that it holds and timely delivers its shares (together with any applicable share certificates and redemption forms) to Continental, SPAC will redeem the related SPAC Public Shares for a per-share price, payable in cash, equal to the pro-rata portion of the amount on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SPAC.

A holder of SPAC Public Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of SPAC. Under the SPAC Articles, the Business Combination may not be consummated if SPAC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of SPAC Public Shares. SPAC is submitting the NTA Amendment Proposal for the shareholders to approve, by special resolution, an amendment to the SPAC Articles to remove the limitation that prevents SPAC from redeeming SPAC Public Shares is such redemption would cause SPAC to have net tangible assets less than $,5,000,001.

The Sponsor and each SPAC director have agreed to, among other things, vote all of their SPAC Shares in favor of the Proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to their SPAC Shares in connection with the consummation of the Business Combination. As of the date of the proxy statement/prospectus, on an as-converted basis, the Sponsor and certain SPAC directors own, collectively, approximately 20% of issued and outstanding SPAC Shares.

SPAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to SPAC shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SPAC shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of SPAC shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 79 of the accompanying proxy statement/prospectus.

After careful consideration, SPAC’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal, the Advisory Organizational Documents Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of SPAC and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal, “FOR” the NTA Amendment Proposal, “FOR” the Advisory Organizational Documents Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of SPAC’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution. Approval of the Initial Merger Proposal and the NTA Amendment Proposal require a special resolution under Cayman Islands law and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the extraordinary general meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the Advisory Organizational Documents Proposal are approved at the extraordinary general meeting. Each of the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the four separate proposals in the Advisory Organizational Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SPAC ORDINARY SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of SPAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Warren Hosseinion
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2026, and is first being mailed to shareholders on or about                 , 2026.

Notice of Extraordinary General Meeting of Shareholders
of Voyager Acquisition Corp.

To Be Held on [   ], 2026

TO THE SHAREHOLDERS OF VOYAGER ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (“extraordinary general meeting”) of Voyager Acquisition Corp. (“SPAC”), a Cayman Islands exempted company, will be held at [   ] [a.m./p.m.] on [   ], 2026 at the offices of Winston & Strawn LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, and virtually at https://[   ]. You are cordially invited to attend the extraordinary general meeting, to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal (the “Business Combination Proposal”) to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of April 22, 2025, by and among SPAC, Veraxa Biotech AG (the “Company”), a public limited company organized under the Laws of Switzerland, and Oliver Baumann, solely in his capacity as shareholder representative (the “Company Shareholder Representative”), as amended on October 18, 2025 and as further amended on February 2, 2026, copies of which is attached to the proxy statement/prospectus as Annex A, Annex A1 and Annex A2, respectively, and the transactions contemplated therein, pursuant to which (i) Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”) formed Veraxa Biotech Holding AG (“PubCo”), (ii) PubCo formed an exempted company limited by shares incorporated under the Laws of the Cayman Islands, to be a direct wholly owned Subsidiary of PubCo (“Merger Sub”), (iii) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (iv) SPAC shall merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (v), continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), (v) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (vi) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (vii) Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (viii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination”;

Proposal No. 2 — The Initial Merger Proposal — to consider and vote upon a proposal (the “Initial Merger Proposal”) to approve, by special resolution, the Initial Merger and the Plan of Initial Merger, substantially in the form attached to this proxy statement/prospectus as Annex B;

Proposal No. 3 — The NTA Amendment Proposal — to consider and vote upon a proposal (the “NTA Amendment Proposal”) to approve, by special resolution, an amendment to the SPAC Articles in the form set forth in Annex E to the accompanying proxy statement/prospectus, to remove the limitation that prevents the SPAC from redeeming SPAC Public Shares if such redemption would cause the SPAC to have net tangible assets of less than $5,000,001;

Proposal No. 4 — The Advisory Organizational Documents Proposals — to consider and vote upon four separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, on a non-binding advisory basis, by ordinary resolution, material differences between the amended and restated memorandum of association of SPAC (as amended, the “SPAC Articles”) and the articles of association of PubCo (the “PubCo Articles”), which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions; a copy of the PubCo Articles is attached to this proxy statement/prospectus as Annex C; and

Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal (the “Adjournment Proposal”) to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

SPAC also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in this proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THIS PROXY STATEMENT/PROSPECTUS TITLED “RISK FACTORS.”

Only holders of record of SPAC Ordinary Shares at the close of business on [   ], 2026 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, the board of directors of SPAC (the “SPAC Board”) has unanimously approved the Business Combination and determined that each of the proposals listed is fair to and in the best interests of SPAC and its shareholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of SPAC Board, you should keep in mind that SPAC’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of SPAC. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal (collectively, the “Condition Precedent Proposals”). If any of the Condition Precedent Proposals are not approved and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to shareholders for a vote and SPAC will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Pursuant to the SPAC Articles, a SPAC Shareholder may request of SPAC that SPAC redeem all or a portion of its SPAC Public Shares for cash if the Business Combination is consummated. As a holder of SPAC Public Shares, you will be entitled to receive cash for any SPAC Public Shares to be redeemed only if you:

(i)(a)	hold SPAC Public Shares, or (b) if you hold SPAC Public Shares through the SPAC Units, elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants prior to exercising your redemption rights with respect to the SPAC Public Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SPAC’s transfer agent, in which you (a) request that SPAC redeem all or a portion of your SPAC Public Shares for cash, and (b) identify yourself as the beneficial holder of the SPAC Public Shares and provide your legal name, phone number and address; and

(iii)	deliver share certificates (if any) and other redemption forms (as applicable) to Continental, SPAC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders of SPAC Ordinary Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to [   ] on [   ], 2026 (two (2) business days before the extraordinary general meeting) in order for their SPAC Public Shares to be redeemed.

To the extent a holder of SPAC Units elects to separate such SPAC Units into underlying SPAC Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to such SPAC Public Shares, such holder’s redemption rights would apply in respect of the underlying SPAC Public Shares. With respect to the related SPAC Public Warrants, the holder would retain such SPAC Public Warrants, and each SPAC Public Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

If the Business Combination is not consummated, the SPAC Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a SPAC Public Shareholder properly exercises its redemption right with respect to all or a portion of the SPAC Public Shares that it holds and timely delivers its shares (together with any applicable share certificates and redemption forms) to Continental Stock Transfer & Trust Company, SPAC will redeem the related SPAC Public Shares for a per-share price, payable in cash, equal to the pro-rata portion of the amount on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SPAC.

For illustrative purposes, as of the Record Date, this would have amounted to approximately $[   ] per issued and outstanding SPAC Public Share less any owed but unpaid Taxes (as defined herein) on the funds in the trust account. There are currently no owed but unpaid income Taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of SPAC’s creditors, if any, which would have priority over the claims of SPAC Shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to SPAC Public Shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

A holder of SPAC Public Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of SPAC. Under the SPAC Articles, the Business Combination may not be consummated if SPAC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of SPAC Public Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to SPAC unless SPAC determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

The Sponsor has agreed to, among other things, vote all of its SPAC Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting in connection with the Business Combination and waive its redemption rights with respect to its SPAC Ordinary Shares in connection with the consummation of the Business Combination.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal requires an ordinary resolution under Cayman Islands Law and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution. Approval of the Initial Merger Proposal and the NTA Amendment Proposal require a special resolution under Cayman Islands Law and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your SPAC Ordinary Shares, please contact [Proxy Solicitor], SPAC’s proxy solicitor, toll-free at [   ] (individuals) or [   ] (banks and brokers). Questions can also be sent by email to [   ]. This notice of extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https:[   ].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Warren Hosseinion Chairman of the Board of Directors [ ], 2026

ALL HOLDERS OF SPAC CLASS A ORDINARY SHARES ISSUED IN SPAC’S INITIAL PUBLIC OFFERING, EXCLUDING THE SPONSOR AND SPAC’S OFFICERS AND DIRECTORS TO THE EXTENT THAT THEY HOLD SUCH SHARES (THE “SPAC PUBLIC SHAREHOLDERS”), HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. SPAC PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY SPAC PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES (TOGETHER WITH ANY APPLICABLE SHARE CERTIFICATES AND REDEMPTION FORMS) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, SPAC’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SPAC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/ PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Veraxa Biotech Holding AG, a company limited by shares organized under the Laws of Switzerland (“PubCo”), constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the PubCo Ordinary Shares (as defined herein) to be issued to shareholders of Veraxa Biotech AG, a company limited by shares organized under the Laws of Switzerland (the “Company”) (the shareholders of the Company, the “Company Shareholders”), the Earnout Shares (as defined herein) to be issued to the Company Shareholders, the PubCo Ordinary Shares to be issued to shareholders of Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”) (the shareholders of SPAC, the “SPAC Shareholders”), the PubCo Warrants (as defined herein) to be issued to the holders of SPAC Warrants (as defined herein), and the PubCo Ordinary Shares underlying such warrants, if the Business Combination (as defined herein) is consummated. This document also constitutes a notice of meeting and a proxy statement of SPAC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting at which SPAC Shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the Advisory Organizational Documents Proposal (each as defined herein) and to adjourn the extraordinary general meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal or the Advisory Organizational Documents Proposal.

References to “USD”, “U.S. dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. References to “CHF” and “₣” in this proxy statement/prospectus are to Swiss francs, the legal currency of Switzerland. Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and Swiss francs is based on the historical exchange rate of the Swiss franc released by the Federal Reserve, the central bank of the United States. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss francs at the dates indicated.

Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to SPAC Shareholders, nor the issuance by PubCo of its PubCo Ordinary Shares in connection with the Business Combination will create any implication to the contrary. Information contained in this proxy statement/prospectus regarding SPAC has been provided by SPAC and information contained in this proxy statement/prospectus regarding PubCo and the Company has been provided by PubCo and the Company. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, ™ and ℠ symbols, but the absence of those symbols is not intended to indicate, in any way, that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the markets and industry in which the Company conducts its business. The information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Any forecasts prepared are based on data (including third-party data), models and the experience of various professionals and on various assumptions (including the completeness and accuracy of third-party data), all of which are subject to change without notice. See “Information About the Company” in this proxy statement/prospectus for additional information.

In addition, certain other market and industry data has been obtained from publicly available industry publications or from the Company’s internal estimates and research and the Company’s knowledge of the industry and markets in which it operates. These sources generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of the information are not guaranteed. While the Company believes these third-party sources to be reliable as of the date of this proxy statement/prospectus, the Company has not independently verified the data obtained from these third-party sources or the underlying assumptions relied on therein. Forecasts and other forward-looking information obtained from these sources are subject to the uncertainties and risk due to a variety of factors including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this proxy statement/prospectus.

FREQUENTLY USED TERMS

“Acquisition Closing” means the closing of the transactions contemplated by the Business Combination Agreement with respect to the Acquisition Merger.

“Acquisition Closing Date” means the day on which the Acquisition Closing occurs.

“Acquisition Effective Time” means the time at which the Acquisition Merger has been registered with the respective commercial register.

“Acquisition Entities” means PubCo and Merger Sub together.

“Acquisition Merger” means, pursuant to the Business Combination Agreement, the Company’s merger with and into PubCo, with PubCo as the surviving entity in the merger.

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding, including, without limitation, any Tax litigation or appeals against Tax assessments and/or Tax court proceedings, initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at Law or in equity, or otherwise under any applicable Law.

“Advisory Organizational Documents Proposals” means the Advisory Organizational Documents Proposals A-D to approve, on a non-binding advisory basis, certain governance provisions in the PubCo Articles.

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by SPAC that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 7.1 of the Business Combination Agreement) controlled by or for the benefit of any Person referred to in (a) or (b).

“Assignment, Assumption and Amendment Agreement” means the assignment, assumption and amendment agreement to be executed on or prior to the Initial Closing, by and among PubCo, SPAC and the warrant agent thereunder.

“BLA” means a Biologics License Application, a request to the FDA to market a biological product in the U.S. submitted after clinical trials demonstrate the product’s safety, purity and potency.

“Business Combination” means the total of the Initial Merger, Acquisition Merger, and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” or “BCA” means the Business Combination Agreement dated April 22, 2025, by and among SPAC, the Company, the Company Shareholder Representative, and, by joinder executed and delivered prior to the Initial Merger, each of PubCo and Merger Sub, as amended on October 18, 2025 and as further amended on February 2, 2026.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the other transactions contemplated therein.

“Cantor” means Cantor Fitzgerald & Co., Inc.

“CFIUS” means the Committee on Foreign Investment in the United States.

“cGMPs” means current good manufacturing practices, regulations enforced by the FDA to ensure the manufacturing quality and safety of human and animal products, including drugs.

“Closing” means the closing of the Business Combination.

“Closing Date” means the day on which the Closing occurs.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Company” means Veraxa Biotech AG, a company limited by shares duly organized, validly existing, and in good standing under the Laws of Switzerland.

“Company Shares” means the ordinary shares of the Company and any other equity securities of any Subsidiary of the Company.

“Company Shareholders” means any holder of any Company Shares.

“Company Shareholders’ Approval” means the vote of the Company Shareholders necessary to approve and adopt the Business Combination Agreement and the transactions contemplated therein.

“Company Shareholder Representative” means Oliver Baumann, an individual.

“Contribution Agent” means the agent appointed by PubCo and SPAC to effect the SPAC Reorganization.

“CROs” means contract research organizations.

“Earnout Shares” means the 5,000,000 PubCo Ordinary Shares the Company Shareholders have the right to receive during each of the three fiscal years after the Closing Date, subject to conditions in the Business Combination Agreement and in accordance with applicable Swiss Laws.

“EMA” means the European Medicines Agency.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.

“Founder Shares” means the 6,325,000 shares of SPAC Class B Ordinary shares initially issued by SPAC to the Sponsor in exchange for $25,000.

“GAAP” or “U.S. GAAP” means accounting principles generally accepted in the United States of America.

“GCPs” means good clinical practices guidelines, a set of internationally recognized standards for conducting clinical trials involving human subjects.

“GDPR” means the EU’s General Data Protection Regulation and applicable national supplementing Laws.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act.

“HITECH” means the U.S. Health Information Technology for Economic and Clinical Health Act.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards governing accounting rules and guidelines established by the IASB.

“IND” means an investigational new drug application.

“Initial Closing” means the closing of the transactions contemplated by the Business Combination Agreement with respect to the Initial Merger.

“Initial Closing Date” means the day on which the Initial Closing occurs.

“Initial Merger” means, pursuant to the Business Combination Agreement, SPAC’s merger with and into Merger Sub, with Merger Sub as the surviving company in the merger and continuing as a wholly owned Subsidiary of PubCo.

“Initial Merger Effective Time” means the time at which the Initial Merger has been registered with the Registrar of Companies of the Cayman Islands.

“Initial Merger Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Initial Merger and the Plan of Initial Merger.

“Initial PubCo Articles” means the initial articles of association of PubCo adopted by PubCo in accordance with Swiss Law, as will be amended and restated from time to time.

“Initial Shareholders” means the holders of the Founder Shares.

“IPO” means an initial underwritten public offering and sale of a company’s equity securities.

“IRB” means an Institutional Review Board.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil Law and equity.

“MAA” means a Marketing Authorization Application, a formal request submitted to regulatory agencies seeking permission to market a new medicinal product.

“Mergers” means the Initial Merger and the Acquisition Merger together.

“Merger Sub” means Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the Laws of the Cayman Islands and a direct wholly owned Subsidiary of PubCo.

“Merger Sub Shares” means the shares of Merger Sub issued to the Contribution Agent as part of the Initial Merger.

“Nasdaq” means the Nasdaq Global Market.

“Nominee Shareholder” means Sponsor.

“NTA Amendment Proposal” means the proposal to be considered at the extraordinary general meeting to approve the amendment to the SPAC Articles to remove the limitation that prevents the SPAC from redeeming SPAC Public Shares if such redemption would cause the SPAC to have net tangible assets of less than $5,000,001.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PHI” means protected health information.

“Plan of Initial Merger” means the plan of merger in respect of the Initial Merger.

“Proposals” means together the Business Combination Proposal, Initial Merger Proposal, NTA Amendment Proposal, Advisory Organizational Documents Proposal and Adjournment Proposal.

“PubCo” means Veraxa Biotech Holding AG, a public limited company duly organized, validly existing, and in good standing under the Laws of Switzerland.

“PubCo Articles” means the amended and restated articles of association of PubCo to be adopted by PubCo in accordance with Swiss Law prior to the Closing of the Business Combination, as may be further amended and/or restated from time to time.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value CHF 1/113.25 per share.

“PubCo Warrants” means the warrants to acquire PubCo Ordinary Shares, issued pursuant to the Assignment, Assumption and Amendment Agreement.

“Record Date” means [   ], 2026 the record date for the extraordinary general meeting.

“Registration Rights Agreement” means the Registration Rights Agreement by and among PubCo, SPAC and certain Company Shareholders, to be entered into prior to Closing and to be effective as of the Acquisition Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder Support Agreements” means the Shareholder Voting, Support and Lock-Up Agreements, executed concurrently with the Business Combination Agreement, by and among the Company and certain Company Shareholders.

“SPAC” means Voyager Acquisition Corp., a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

“SPAC Articles” means the amended and restated memorandum of association of SPAC, as adopted by special resolution, dated as of May 31, 2024, as amended or restated from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares of SPAC, par value $0.0001 per share, trading on Nasdaq under the symbol VACH.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares of SPAC, par value $0.0001 per share.

“SPAC’s Director Appointment” means the one director appointed by SPAC to serve on the PubCo board of directors.

“SPAC IPO” means SPAC’s initial public offering of SPAC Units, consummated on August 8, 2024.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Private Warrants” means the warrants purchased in the SPAC private placement.

“SPAC Public Shareholders” means the holders of the SPAC Public Shares.

“SPAC Public Shares” means the shares of SPAC Class A Ordinary Shares sold as part of the SPAC Units in the SPAC IPO.

“SPAC Public Warrants” means the SPAC warrants sold as part of the SPAC Units in the SPAC IPO.

“SPAC Reorganization” means (i) the transfer of PubCo Ordinary Shares by the Nominee Shareholder to the Contribution Agent; (ii) the Initial Merger; (iii) the contribution of Merger Sub Shares by the Contribution Agent to PubCo as a contribution to the capital contribution reserves of PubCo and (iv) the transfer of the PubCo Ordinary Shares by the Contribution Agent to the SPAC Shareholders.

“SPAC Shareholder” means a holder of any SPAC Ordinary Shares.

“SPAC Unit” means units of SPAC, each unit comprising one share of Class A Ordinary Share and one half of one SPAC Warrant.

“SPAC Warrant Agreement” means the warrant agreement, by and between SPAC and Continental Stock Transfer & Trust Company, entered into August 8, 2024.

“SPAC Warrants” means, together, the SPAC Public Warrants and SPAC Private Warrants.

“Sponsor” means Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means the Sponsor Support Agreement, executed concurrently with the BCA, by and among the Company, SPAC and Sponsor, as amended on February 2, 2026.

“Subsidiary” means, with respect to a Person, an entity of which a majority of both the economic interests and voting interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Swiss Law” means all federal, state, or local Laws applicable in Switzerland, as amended from time to time.

“Tax” or “Taxes” means all federal, state, local, foreign or other Taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated Taxes, and including any interest, penalty, or addition thereto, and any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, and in each case, whether disputed or not.

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

“Transaction Documents” means, collectively, the Business Combination Agreement, the Indemnity Escrow Agreement (as defined in the Business Combination Agreement), the Sponsor Support Agreement, the Shareholder Support Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, and any other agreements, documents, certificates or filings made or entered into or delivered pursuant thereto.

“Transactions” means, collectively, the Initial Merger, the Acquisition Merger and each of the other transaction contemplated by the Business Combination Agreement and any of the other Transaction Documents.

“Trust Account” means the trust account described in the Trust Agreement.

“Trust Agreement” means the investment management trust agreement entered into August 8, 2024, by and among SPAC and Continental Stock Transfer & Trust Company.

“U.S.” means the United States of America.

“USPTO” means the United States Patent and Trademark Office.

“VERAXA Biotech GmbH” means VERAXA Biotech GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) validly existing under the Laws of Germany and a wholly owned Subsidiary of the Company.

“Working Capital Loans” means the loans, if any, that may be provided to SPAC by the Sponsor, members of SPAC’s founding team or any of their Affiliates in order to finance SPAC’s transaction costs in connection with the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express the Company’s, SPAC’s and PubCo’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements include all matters that are not historical facts and can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “is/are likely to,” “potential,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding the Company’s, SPAC’s and PubCo’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which the Company operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	the ability of the Company, PubCo and SPAC to consummate the Business Combination;

●	the anticipated timing of the Business Combination;

●	the expected benefits of the Business Combination;

●	the combined company’s financial and business performance following the Business Combination, including financial projections and business metrics;

●	PubCo’s mission, goals and strategies;

●	PubCo’s future business development, financial condition and results of operations;

●	expected growth of the cancer therapeutics and healthcare industry, and PubCo’s ability to grow its market share;

●	expected changes in PubCo’s revenues, costs or expenditures;

●	PubCo’s expectations regarding demand for and market acceptance of PubCo’s products and services;

●	PubCo’s expectations regarding its relationships with users, customers and third-party business partners;

●	competition in PubCo’s industry;

●	PubCo’s future capital requirements and sources and uses of cash;

●	PubCo’s ability to obtain funding for its operations and future growth;

●	relevant government policies and regulations relating to PubCo’s industry;

●	general economic and business conditions globally and in jurisdictions where PubCo operates; and

●	assumptions underlying or related to any of the foregoing.

The Company, SPAC and PubCo caution you against placing undue reliance on forward-looking statements, which reflect current expectations and beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. The Company, SPAC and PubCo will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities Laws. In the event that any forward-looking statement is updated, no inference should be made that the Company, SPAC or PubCo will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in SPAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement, such as the receipt of required regulatory approval and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for PubCo.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to SPAC Shareholders. SPAC Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	SPAC and the Company have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Copies of the Business Combination Agreement and amendments thereto are attached to this proxy statement/prospectus as Annex A, Annex A1 and Annex A2, respectively, and SPAC encourages its shareholders to read them in their entirety. SPAC Shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, pursuant to which, among other things, (i) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (ii) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (iii), continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), (iii) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC Shareholders to PubCo and an increase to capital contribution reserves, (iv) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (v) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger,” the Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”). PubCo will be the parent/public company following the Business Combination, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated thereby. See “Proposal One — The Business Combination Proposal.”

Q:	Are there any other matters being presented to shareholders at the extraordinary general meeting?

A:	In addition to voting on the Business Combination Proposal, the SPAC Shareholders will vote on the following proposals:

●	Initial Merger Proposal: to approve the Initial Merger and Plan of Initial Merger by special resolution. See the section of this proxy statement/prospectus titled “Proposal Two — the Initial Merger Proposal;”

●	NTA Amendment Proposal: to approve, by special resolution, an amendment to the SPAC Articles to remove the limitation that prevents the SPAC from redeeming SPAC Public Shares if such redemption would cause the SPAC to have net tangible assets of less than $5,000,001. See the section of this proxy statement/prospectus titled “Proposal Three — the NTA Amendment Proposal;”

●	Advisory Organizational Documents Proposal: to approve each of the Advisory Organizational Documents Proposals, on a non-binding advisory basis, by ordinary resolution. See the section of this proxy statement/prospectus titled “Proposal Four — the Advisory Organizational Documents Proposals;” and

●	Adjournment Proposal: to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. See the section of this proxy statement/prospectus titled “Proposal Five — The Adjournment Proposal.”

The Business Combination cannot be completed unless SPAC Shareholders approve the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, Advisory Organizational Documents Proposals and the Adjournment Proposal are being proposed as an ordinary resolution under Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

The approval of each of the Initial Merger Proposal and NTA Amendment Proposal are being proposed as a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

SPAC will hold the extraordinary general meeting of its shareholders to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. SPAC Shareholders should read it carefully.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Are the Proposals conditioned on one another?

A:	SPAC may not consummate the Business Combination unless the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal (collectively, the “Cross-Conditioned Proposals”) are approved at the extraordinary general meeting. Each Cross-Conditioned Proposal is cross-conditioned on the approval and adoption of the other Cross-Conditioned Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	Why is SPAC providing shareholders with the opportunity to vote on the Business Combination?

A:	Pursuant to the SPAC Articles, SPAC is required to provide shareholders with an opportunity to have their SPAC Public Shares redeemed for cash upon the consummation of its initial business combination, either through a general shareholder meeting or tender offer. Due to the structure of the Transactions, SPAC is providing this opportunity through a shareholder vote.

Q:	What will happen to SPAC’s securities upon consummation of the Business Combination?

A:	The SPAC Units, SPAC Class A Ordinary Shares, and SPAC Warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “VACHU,” “VACH” and “VACHW,” respectively. SPAC’s securities will cease trading upon consummation of the Business Combination.

Q:	Following the Business Combination, will PubCo’s securities trade on a stock exchange?

A:	PubCo intends to apply for listing of the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the proposed symbols “VRXA” and “VRXAW”, respectively, to be effective upon the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the PubCo Ordinary Shares to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that the PubCo Warrants be approved for listing on Nasdaq, and the Listing Condition may be waived in accordance with the terms of the Business Combination Agreement. As a result, the Business Combination may be consummated even if such listing of PubCo Ordinary Shares or PubCo Warrants is not approved.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Relating to Ownership of Securities of PubCo — There can be no assurance that PubCo’s securities will be approved for listing on Nasdaq following the Closing or that PubCo will be able to comply with the continued listing standards of Nasdaq” and “Risk Factors — Risks Relating to Ownership of Securities of PubCo — A market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of the PubCo’s securities.”

Q:	What equity stake will current SPAC Shareholders and Company Shareholders hold in PubCo immediately after the consummation of the Business Combination?

A:	Upon consummation of the Business Combination (assuming, among other things, no SPAC Public Shareholders exercise redemption rights in connection with the closing), (i) SPAC Public Shareholders are expected to own 15.7% of the outstanding PubCo Ordinary Shares, (ii) Initial Shareholders are expected to own 3.7% of the outstanding PubCo Ordinary Shares, and (vi) Company Shareholders are expected to own 80.6% of the outstanding PubCo Ordinary Shares.

These percentages assume, among other assumptions, that at or in connection with the closing (i) no SPAC Public Shareholders exercise their redemption rights in connection with the Business Combination and (ii) an aggregate of shares of PubCo Ordinary Shares are issued to the Company Shareholders in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by each party in PubCo, and associated voting power, will be different.

If any SPAC Public Shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding PubCo Ordinary Shares held by the SPAC Public Shareholders will decrease and the percentages of the outstanding PubCo Ordinary Shares held by the Initial Shareholders and the Company Shareholders will increase, in each case, relative to the percentage held if none of the SPAC Public Shares are redeemed.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination:

	Assuming No Redemption(1)		Assuming 25% Redemptions(2)		Assuming 50% Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	80.6%	130,200,000	83.8%	130,200,000	87.4%
SPAC Public Shareholders	25,300,000	15.7%	18,975,000	12.2%	12,650,000	8.5%
Initial Shareholders(7)	6,125,000	3.7%	6,125,000	4.0%	6,125,000	4.1%
Total shares	161,625,000	100.0%	155,300,000	100.0%	148,975,000	100.0%

	Assuming 75% Redemptions(4)		Assuming Maximum Redemptions(5)
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	91.3%	130,200,000	95.5%
SPAC Public Shareholders	6,325,000	4.4%	-	0.0%
Initial Shareholders(7)	6,125,000	4.3%	6,125,000	4.5%
Total shares	142,650,000	100.0%	136,325,000	100.0%

Notes:

(1)	Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that holders of 25% of SPAC Public Shares, or 6,325,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣52.7 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(3)	Assumes that holders of 50% of SPAC Public Shares, or 12,650,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣105.3 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(4)	Assumes that holders of 75% of SPAC Public Shares, or 18,975,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣158.0 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(5)	Assumes that all SPAC Public Shareholders, holding 25,300,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣210.6 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(6)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(7)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination on a fully diluted basis(1):

	Assuming No Redemption		Assuming 25% Redemptions		Assuming 50% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	71.6%	135,600,000	74.1%	135,600,000	76.7%
High Trail Capital LP(3)	2,391,304	1.3%	2,391,304	1.3%	2,391,304	1.4%
SPAC Public Shareholders	37,950,000	20.0%	31,625,000	17.3%	25,300,000	14.3%
Initial Shareholders(4)	13,390,000	7.1%	13,390,000	7.3%	13,390,000	7.6%
Total shares	189,331,304	100.0%	183,006,304	100.0%	176,681,304	100.0%

	Assuming 75% Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	79.6%	135,600,000	82.7%
High Trail Capital LP(3)	2,391,304	1.4%	2,391,304	1.5%
SPAC Public Shareholders	18,975,000	11.1%	12,650,000	7.7%
Initial Shareholders(4)	13,390,000	7.9%	13,390,000	8.1%
Total shares	170,356,304	100.0%	164,031,304	100.0%

Notes:

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares, the 12,650,000 shares underlying the SPAC Public Warrants, the 7,665,000 shares underlying the SPAC Private Warrants, and the 2,391,304 shares underlying the Company Financing Warrants (as defined below), assuming the full exercise of such warrants.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.
(3)	The Company will issue to High Trail Capital LP a 4-year warrant (“Company Financing Warrants”), exercisable for an aggregate exercise price of ₣21.9 million (or $27.5 million) with an initial exercise price equal to ₣9.16 (or $11.50) pursuant to the binding term sheet signed in January 2026. This amount reflects the 2,391,304 shares underlying such warrants.
(4)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the SPAC Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section of this proxy statement/prospectus titled “About This Proxy Statement/Prospectus” and, with respect to the determination of the “Maximum Redemptions,” the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What is the anticipated liquidity position of PubCo following the Business Combination?

A:	The following table summarizes the anticipated sources and uses of funds by PubCo in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

The following table summarizes the sources and uses for funding the Transactions. The tables below reflect the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “100% Redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — Q. What equity stake will current SPAC Shareholders and Company Shareholders hold in PubCo immediately after the consummation of the Business Combination?”

Assuming No Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	-
Transaction expenses		12.8
Cash to Balance Sheet		217.0
Total Uses	₣	229.8

Assuming 25% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	52.7
Transaction expenses		12.8
Cash to Balance Sheet		164.3
Total Uses	₣	229.8

Assuming 50% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	105.3
Transaction expenses		12.8
Cash to Balance Sheet		111.7
Total Uses	₣	229.8

Assuming 75% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	158.0
Transaction expenses		12.8
Cash to Balance Sheet		59.0
Total Uses	₣	229.8

Assuming 100% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	210.6
Transaction expenses		12.8
Cash to Balance Sheet		6.4
Total Uses	₣	229.8

(1)	In January 2026, the Company signed a binding term sheet with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of ₣21.9 million (or $27.5 million), which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately ₣19.2 million (or $24.1 million).

Q:	Who are the anticipated directors and managers of PubCo following the Business Combination?

A:	The anticipated directors and managers of PubCo following the Business Combination are set forth below:

Directors of PubCo Following the Business Combination
Oliver R. Baumann	Chairman of the Board
Dr. Christoph Antz	Director
Mark Gruniger	Independent Director
Warren Hosseinion	Independent Director
Christoph Ziegler	Independent Director

Managers of PubCo Following the Business Combination
Dr. Christoph Antz	Chief Executive Officer
Torsten Buergermeister	Chief Financial Officer
Dr. Heinz Schwer	Chief Business Officer
Rick Austin	Chief Scientific Officer
Dr. Christoph Erkel	VP, Head of Preclinical Development

Q:	When will the Initial Shareholders be entitled to transfer the PubCo Ordinary Shares and PubCo Warrants?

A:	In connection with the SPAC IPO, the Initial Shareholders entered into a certain letter agreement on August 8, 2024, pursuant to which the Initial Shareholders agreed not to transfer, assign or sell any of their SPAC Class B Ordinary Shares until the earlier to occur of: (i) one year after the completion of an initial business combination of SPAC; and (ii) subsequent to such initial business combination (x) the date on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their SPAC Class A Ordinary Shares for cash, securities or other property or (y) if the closing price of SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination of SPAC. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any SPAC Class B Ordinary Shares. The foregoing transfer restrictions are superseded by the transfer restrictions set forth in the Sponsor Support Agreement, to the extent it is not terminated in accordance with its terms. See “Proposal One—The Business Combination Proposal—Related Agreements—Sponsor Support and Lock-Up Agreement.”

The following table summarizes the transfer restrictions applicable to the Initial Shareholders based on the terms of the Sponsor Support Agreement.

Subject Securities	Expiration Date	Parties Subject to Transfer Restrictions	Exceptions to Transfer Restrictions
PubCo Ordinary Shares	Subject to certain exceptions, the PubCo Ordinary Shares to be received by the Initial Shareholders at the Closing shall not be transferred or disposed of for a period of one year from the Closing Date.	The Sponsor Adeel Rouf Warren Hosseinion Alex Rogers Oded Levy Jonathan Intrater Warren Hosseinion Jr. Kevin Schubert	Among other exceptions, the transfer restrictions do not apply to (i) transfers made after the date on which the closing price of the PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing Date; and (ii) transfers of not more than twenty-five percent (25%) of the number of PubCo Ordinary Shares (as of immediately following the Closing) (which shall exclude any PubCo Ordinary Shares acquired by the Initial Shareholders upon the conversion, exercise or exchange of PubCo Warrants) held by the Initial Shareholders in order to satisfy, reduce or defray any actual or potential Taxes imposed (or in the Initial Shareholders’ reasonable judgment expected to be imposed) on the Initial Shareholders or their affiliates as a result of any failure of the Transactions to qualify for the Intended Tax Treatment (as defined herein).

SPAC Private Warrants	Subject to certain exceptions, 30 days after the Closing Date.	The Sponsor Cantor Fitzgerald & Co. Oded Capital Group LLC	Same as above, other than the exception in connection with the Intended Tax Treatment.

Q:	Why is SPAC proposing the Business Combination?

A:	SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On August 8, 2024, SPAC consummated its initial public offering of 25,300,000 SPAC Units, consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant at $10.00 per unit, generating gross proceeds of $253.0 million. Simultaneously with the closing of the SPAC IPO, SPAC closed the private placement of 7,665,000 SPAC Private Warrants, at a price of $1.00 per warrant to the Sponsor, generating proceeds of $7,665,000. Since the SPAC IPO, SPAC’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of the Company and the industry in which the Company operates (and in which PubCo will operate after the Business Combination), including the financial and other information provided by the Company in the course of SPAC’s due diligence investigations and the implied pro forma enterprise value in connection with the Business Combination of approximately $1.35 billion, which the SPAC Board believes represents an attractive valuation relative to selected comparable companies in the biopharmaceutical segment, healthcare and healthcare-related industries, the SPAC Board believes that the Business Combination with PubCo and the Company is in the best interests of SPAC and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One —The Business Combination Proposal”, including the subsection titled “ Proposal One — The Business Combination Proposal — Summary of Fairness Opinion to SPAC — Summary of ERShares’ Financial Analysis of Company” and the opinion of ERShares, a copy of which is included as Annex D to this proxy statement/prospectus.

Q:	Did SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. The SPAC Board received a fairness opinion from EntrepreneurShares LLC (“ERShares”) as to the fairness, from a financial point of view, to the holders of SPAC Class A Ordinary Shares, as of April 22, 2025. For more information, see the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Summary of Fairness Opinion to SPAC” and the opinion of ERShares, a copy of which is included as Annex D to this proxy statement/prospectus.

Q:	Do I have redemption rights?

A:	SPAC Public Shareholders, excluding the Initial Shareholders, have the right to demand that SPAC redeem their SPAC Public Shares for a pro rata portion of the cash held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the SPAC Public Shares as “redemption rights.”

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the SPAC Public Shares without SPAC’s prior consent. Accordingly, a SPAC Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the SPAC Public Shares.

Q:	How do I exercise my redemption rights?

A:	If you are a SPAC Public Shareholder and wish to exercise your right to have your SPAC Public Shares redeemed, you must:

●	submit a written request to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, in which you (i) request that SPAC redeem all or a portion of your SPAC Public Shares for cash, and (ii) identify yourself as the beneficial holder of the SPAC Public Shares and provide your legal name, phone number and address; and

●	deliver your SPAC Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

Holders of SPAC Public Shares must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026, two (2) business days prior to the vote at the extraordinary general meeting in order for their SPAC Public Shares to be redeemed.

The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the Deposit/Withdrawal at Custodian electronic system (“DWAC System”). The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

If you hold the SPAC Public Shares in “street name,” you will have to coordinate with your broker or bank to have the SPAC Public Shares you beneficially own certificated and delivered electronically.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Public Shares. If holders hold their SPAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants, or if a holder holds SPAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SPAC Public Shares.

If the Business Combination is not consummated, the SPAC Public Shares will not be redeemed and, instead, share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SPAC Shareholders may only share in the assets of the Trust Account upon the liquidation of SPAC. This may result in SPAC Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

If a SPAC Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SPAC Public Shares he, she or it holds and the Business Combination is consummated, SPAC will redeem such SPAC Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SPAC (less Taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of [   ], 2026, the Record Date, this would have amounted to approximately $[   ] per issued and outstanding SPAC Public Share. There are currently no owed but unpaid income Taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SPAC’s creditors, if any, which would have priority over the claims of SPAC Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to SPAC Public Shareholders electing to redeem their SPAC Public Shares shall be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a SPAC Public Shareholder, may be withdrawn if the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting Continental Stock Transfer & Trust Company, at the phone number or address listed under the question “Who can help answer my questions?” below.

No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, in the manner described above, at least two (2) business days prior to the vote at the extraordinary general meeting.

If you exercise your redemption rights, then you shall be exchanging your SPAC Public Shares for cash and shall not be entitled to receive any PubCo Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SPAC Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SPAC Warrants that you may hold. Assuming 100% redemption, the SPAC Warrants owned by such redeeming SPAC Public Shareholders will be worth approximately $[   ] million in the aggregate based on the closing price of SPAC Warrants on the Record Date of $[   ].

The closing price of SPAC Public Shares on the Record Date was $[   ]. The cash held in the Trust Account on such date was approximately $[   ] million (approximately $[   ] per SPAC Public Share). Prior to exercising redemption rights, SPAC Public Shareholders should verify the market price of SPAC Public Shares as they may receive higher proceeds from the sale of their SPAC Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPAC cannot assure its shareholders that they shall be able to sell their SPAC Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

For the procedures to be followed if you wish to redeem your shares for cash, see the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights.”

Q:	If I am a holder of SPAC Public Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of SPAC Public Warrants have no redemption rights with respect to such securities.

Q:	What are the U.S. federal income Tax consequences to me if I exercise my redemption rights?

A:	A holder of SPAC Public Shares who is a U.S. Holder (as defined below under “Material Tax Considerations — United States Federal Income Tax Considerations — General”) and who exercises its redemption rights will receive cash in exchange for the tendered SPAC Public Shares. For U.S. federal income Tax purposes, depending on whether the redemption qualifies as a sale of stock under Section 302 of the Code, such U.S. Holder will either be considered to have made a sale or exchange of such shares, or to have received a distribution with respect to such shares, which generally will be treated as a (i) dividend to the extent paid from current or accumulated earnings and profits of SPAC, as determined under U.S. federal income Tax principles, (ii) return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted Tax basis in such U.S. Holder’s SPAC Public Shares, and then (iii) gain from the sale or exchange of such SPAC Public Shares. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section of this proxy statement/prospectus titled “Material Tax Considerations — United States Federal Income Tax Considerations — Redemption of SPAC Ordinary Shares.”

Q:	What are the U.S. federal income Tax consequences of the Business Combination to me?

A:	As discussed more fully under the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”, it is intended that the SPAC Reorganization qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the SPAC Reorganization so qualifies, U.S. Holders (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of SPAC Public Shares and SPAC Public Warrants for PubCo Ordinary Shares and PubCo Warrants in the SPAC Reorganization. This discussion constitutes the opinion of Winston & Strawn LLP, counsel to SPAC, as to the material U.S. federal income Tax consequences of the SPAC Reorganization to the U.S. Holders of SPAC Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion, in Exhibit 8.1, and otherwise herein.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	Do I have dissenters’ rights if I object to the proposed Business Combination?

A:	Holders of record of SPAC Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SPAC Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its SPAC Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SPAC Shareholder exercises dissenters’ rights, then, unless SPAC and PubCo elect by agreement in writing otherwise, the Initial Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act. SPAC believes that such fair value would equal the amount that SPAC Shareholders would obtain if they exercised their redemption rights as described herein. A SPAC Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SPAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of SPAC Shareholders — Dissenters’ Rights under the Cayman Companies Act.”

SPAC Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the dissenters’ rights under the Cayman Companies Act. SPAC Public Shareholders who elect to exercise dissenters’ rights will lose their right to exercise their redemption rights as described herein.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	As of the Record Date, the cash held in the Trust Account on such date was approximately $[ ] million. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, SPAC Public Shareholders who exercise redemption rights. Any remaining funds will be transferred to a segregated bank account designated by PubCo to pay expenses related to the Business Combination and for use in connection with PubCo operations.

Q:	What happens if a substantial number of SPAC Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	SPAC Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of SPAC Public Shareholders are substantially reduced as a result of redemptions by SPAC Public Shareholders. To the extent that there are fewer SPAC Public Shares and SPAC Public Shareholders, the trading market for the PubCo Ordinary Shares may be less liquid than the market was for the SPAC Class A Ordinary Shares prior to the Transactions, and PubCo may not be able to meet the listing standards of Nasdaq. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to PubCo to be used in its business following the consummation of the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:	If SPAC does not complete the Business Combination with PubCo for whatever reason, SPAC would search for another target business with which to complete a business combination. In accordance with the SPAC Articles, if SPAC has not consummated an initial business combination by August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles), SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account (less Taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC Board, liquidate and dissolve, subject in each case, to SPAC’s obligations under Cayman Islands Law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SPAC Warrants, which will expire worthless if SPAC fails to consummate an initial business combination prior to August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles). SPAC Articles provide that, if SPAC winds up for any other reason prior to the consummation of an initial business combination, SPAC will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Q:	How do the Sponsor and the officers and directors of SPAC intend to vote on the proposals?

A:	The Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately 20.0% of the outstanding SPAC Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding SPAC Ordinary Shares are voted, in addition to the SPAC Ordinary Shares held by the Initial Shareholders, as of the Record Date, SPAC would need (i) 9,487,501 SPAC Public Shares, or approximately 37.5% of the 25,300,000 SPAC Public Shares voted, to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii) 14,758,334, or approximately 58.3%, of the 25,300,000 SPAC Public Shares to be voted in favor of the Initial Merger Proposal and the NTA Amendment Proposal in order to have the Initial Merger Proposal and the NTA Amendment Proposal approved. Assuming the minimum number of SPAC Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal and the Initial Merger Proposal will be approved without any additional vote from holders of SPAC Public Shares, because the Initial Shareholders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal, and their presence would constitute a quorum under the SPAC Articles and be sufficient to approve the Proposals.

The Initial Shareholders have also agreed, prior to the SPAC IPO, to waive their redemption rights. The Initial Shareholders did not receive any consideration for their waiver of redemption rights or their agreement to vote in favor of the proposals to be presented at the extraordinary general meeting.

Q:	What interests do the Sponsor and the current officers and directors of SPAC have in the Business Combination?

A:	When considering the SPAC Board’s recommendation to vote in favor of the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and other Proposals described herein, SPAC Shareholders should keep in mind that, aside from their interests as shareholders, the Sponsor and SPAC’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of the SPAC Shareholders and holders of SPAC Warrants generally. These interests may have influenced the decision of the SPAC Board to approve the Proposals and could incentivize SPAC’s officers, directors and the Sponsor to complete a business combination with a less favorable target company or on terms less favorable to SPAC Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve SPAC. Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things:

●	The fact that immediately following the consummation of the Business Combination, the Initial Shareholders are expected to hold an aggregate of at least 6,325,000 PubCo Ordinary Shares on an as-converted basis, consisting of 6,325,000 PubCo Ordinary Shares to be exchanged from SPAC Class B Ordinary Shares held by the Initial Shareholders; and up to 5,037,500 PubCo Ordinary Shares underlying the PubCo Warrants to be converted from the SPAC Private Warrants (including the SPAC Private Warrants that may be converted from the Working Capital Loans) at the Initial Merger Effective Time, each entitling the Sponsor to purchase one PubCo Ordinary Share at a price of $11.50 per share 30 days after the Closing, which in the aggregate, would represent approximately 3.1% and 3.7% ownership interest in PubCo following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

●	The fact that the Sponsor acquired 5,037,500 SPAC Private Warrants at a purchase price of $1.00 per warrant on August 8, 2024.

●	The fact that the Sponsor paid an aggregate of $25,000, or approximately $0.004 per share, for 6,325,000 SPAC Class B Ordinary Shares prior to the SPAC IPO, of which, after the SPAC IPO, 1,635,000 SPAC Class B Ordinary Shares were transferred to the Initial Shareholders, of which 665,000 SPAC Class B Ordinary Shares were transferred to independent directors of SPAC. All 6,325,000 SPAC Class B Ordinary Shares are and remain subject to certain transfer restrictions as described in this proxy statement/prospectus and that such SPAC Class B Ordinary Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[ ], based on the most recent closing price of the SPAC Class A Ordinary Shares of $[ ] per share on [ ], 2026.

●	The fact that SPAC’s independent directors own an aggregate of 1,635,000 SPAC Class B Ordinary Shares that were acquired from the Sponsor at a purchase price of approximately $0.004 per share. The 1,635,000 SPAC Class B Ordinary Shares held by such independent directors are subject to certain transfer restrictions as described in this proxy statement/prospectus and such SPAC Class B Ordinary Shares could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[ ], based on the most recent closing price of the SPAC Class A Ordinary Shares of $[ ] per share on [ ], 2026.

●	The fact that if the Business Combination or another business combination is not consummated by August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles), SPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding SPAC Public Shares for cash and, subject to the approval of its remaining shareholders and SPAC Board, liquidating and dissolving. In such event, the SPAC Class B Ordinary Shares held by the Sponsor and SPAC’s independent directors, and the 5,037,500 SPAC Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of approximately $5,037,500) would be worthless because the holders of SPAC Class B Ordinary Shares are not entitled to participate in any redemption or liquidating distribution with respect to these shares and the SPAC Private Warrants will not be exercisable. If the Business Combination is not consummated, the Initial Shareholders will forfeit an aggregate of up to 6,325,000 SPAC Class B Ordinary Shares pursuant to the Sponsor Support Agreement, assuming the PubCo Ordinary Shares to be issued to the Initial Shareholders are valued at $10.00, and further taking into account the purchase price of the SPAC Private Warrants, Working Capital Loans extended by the Sponsor to SPAC and any net fees due, both of which will not be paid, the Sponsor could potentially lose approximately $68,287,500 in the aggregate, assuming the PubCo Ordinary Shares are valued at $10.00 per share. The independent directors of SPAC could lose in the aggregate $6,650,000 with respect to their SPAC Class B Ordinary Shares, assuming the PubCo Ordinary Shares are valued at $10.00 per share. On the other hand, if the Business Combination is consummated, each outstanding SPAC Ordinary Share will be converted into one PubCo Ordinary Share, and each SPAC Warrant will be converted into one PubCo Warrant. Given (i) the differential in the purchase price that the Sponsor paid for the SPAC Class B Ordinary Shares, as compared to the price of the SPAC Class A Ordinary Shares, (ii) the differential in the purchase price that the Sponsor paid for the SPAC Private Warrants as compared to the price of the SPAC Public Warrants, and (iii) the substantial number of PubCo Ordinary Shares that the Initial Shareholders will receive upon conversion of the SPAC Class B Ordinary Shares and/or SPAC Private Warrants, the Initial Shareholders can earn a positive return on their investment, even if SPAC Public Shareholders have a negative return on their investment.

●	The fact that if the Trust Account is liquidated, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.05 per SPAC Public Share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per SPAC Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our Tax obligations, by the claims of (1) any third party for services rendered or products sold to SPAC or (2) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account.

●	The fact that the Sponsor may convert the Working Capital Loans into SPAC Private Warrants, which will then be exchanged for PubCo Warrants upon the consummation of the Business Combination. As of the date of this proxy statement/prospectus, no Working Capital Loans have been extended by the Sponsor to SPAC.

●	The fact that the Business Combination Agreement provides for the continued indemnification of SPAC’s current directors and officers and the continuation of directors and officers liability insurance covering SPAC’s current directors and officers.

●	The fact that the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination.

●	The fact that in addition to these interests of the Sponsor and SPAC’s officers, directors and advisors, to the fullest extent permitted by applicable Laws, the SPAC Articles waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the SPAC Articles or in the future, and SPAC will renounce any expectancy that any of the directors or officers of SPAC will offer any such corporate opportunity of which he or she may become aware to SPAC. SPAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, SPAC does not believe that the waiver of the application of the corporate opportunity doctrine in the SPAC Articles had any impact on its search for a potential business combination target.

Q:	When do you expect the Business Combination to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the SPAC extraordinary general meeting, which is set for [ ], 2026; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—The Business Combination Agreement.”

Q:	What do I need to do now?

A:	SPAC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of SPAC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	When and where will the extraordinary general meeting take place?

A:	The extraordinary general meeting will be held on [ ], 2026, at [ ] [a.m./p.m]., Eastern Time, at the offices of Winston & Strawn LLP, 800 Capitol St. STE 2400, Houston, Texas 77002 and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/[ ] and following the instructions set forth below. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to:

●	vote via the web portal during the extraordinary general meeting webcast; and

●	submit questions or comments to SPAC’s directors and officers during the extraordinary general meeting.

Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box. Please note that questions will only be answered after the extraordinary general meeting and will be sent to you via the email you provided when registering for the extraordinary general meeting.

Q:	How do I attend the extraordinary general meeting?

A:	You are encouraged to attend the extraordinary general meeting virtually or in person. To register for and attend the extraordinary general meeting virtually, please follow these instructions as applicable to the nature of your ownership of SPAC Ordinary Shares:

●	Shares Held of Record. If you are a record holder, and you wish to attend the extraordinary general meeting, you may attend in person at the offices of Winston & Strawn LLP, 800 Capitol St. STE 2400, Houston, Texas 77002 or, to attend virtually, go to https://www.cstproxy.com/[ ], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Continental Stock Transfer & Trust Company on or before [ ], 2026.

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

Within the U.S. and Canada +1 800-[   ] (toll-free)

Outside of the U.S. and Canada +1 857-[   ] (standard rates apply)

The passcode for telephone access is [   ]. You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q:	How do I vote?

A:	If you are a holder of record of SPAC Ordinary Shares on the Record Date, you may vote by attending the extraordinary general meeting in person, or by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The proposals to be presented at the extraordinary general meeting are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders of record may send a later-dated, signed proxy card to Continental Stock Transfer & Trust Company at the address set forth below so that it is received prior to the vote at the extraordinary general meeting, by attending the extraordinary general meeting in person, or by virtually attending the extraordinary general meeting and submitting a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Continental Stock Transfer & Trust Company, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting in person or attend the extraordinary general meeting virtually and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	A quorum is the minimum number of SPAC Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SPAC Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting.

Q:	What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

A:	The SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of SPAC, as permitted under the SPAC Articles and the Cayman Companies Act. The shareholder vote thresholds required for the approval of each Proposal brought before the extraordinary general meeting are set forth below:

●	Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	Initial Merger Proposal — The approval of the Initial Merger and the Plan of Initial Merger will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	NTA Amendment Proposal — The approval of the NTA Amendment Proposal will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	The Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	The Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:	If you fail to take any action with respect to the extraordinary general meeting and fail to redeem your SPAC Public Shares following the procedures described in this proxy statement/prospectus and the Business Combination is approved by the SPAC Shareholders and consummated, you will become a shareholder of PubCo.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of SPAC, as applicable, and SPAC will continue to search for another target business with which to complete an initial business combination. If SPAC does not complete an initial business combination by August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles), SPAC must cease all operations except for the purpose of winding up, redeem 100% of the outstanding SPAC Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of Taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC Board, liquidate and dissolve.

Q:	What should I do with my share certificates?

A:	Shareholders who do not elect to have their SPAC Public Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Continental Stock Transfer & Trust Company regarding what to do with their share certificates. SPAC Shareholders who exercise their redemption rights must deliver their share certificates (if any) and other redemption forms to Continental Stock Transfer & Trust Company (either physically or electronically) no later than two (2) business days prior to the extraordinary general meeting as described above.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your SPAC Ordinary Shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SPAC Ordinary Shares.

Q:	What happens if I sell my SPAC Ordinary Shares before the extraordinary general meeting?

A:	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your SPAC Ordinary Shares after the applicable Record Date, but before the extraordinary general meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the extraordinary general meeting.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:	SPAC will pay the cost of soliciting proxies for the extraordinary general meeting. SPAC has engaged [●] (“Proxy Solicitor”) to assist in the solicitation of proxies for the extraordinary general meeting. SPAC has agreed to reimburse Proxy Solicitor for certain out-of-pocket expenses incurred on SPAC’s behalf, and to indemnify Proxy Solicitor against certain losses, claims and liabilities arising from such engagement. SPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Public Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Public Shares and in obtaining voting instructions from those owners. SPAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:	The preliminary voting results will be announced at the extraordinary general meeting. SPAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at:

[●]

[   ] [   ] Individuals call toll-free [   ]
Banks and brokers call [   ]
Email: [   ]

You may also obtain additional information about SPAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus titled “Where You Can Find More Information.” If you are a SPAC Public Shareholder and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption documents (either physically or electronically) to Continental Stock Transfer & Trust Company at the address below at least two (2) business days prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York New York 10004
E-mail: proxy@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement and amendments thereto attached as Annex A, Annex A1 and Annex A2, respectively, to this proxy statement/prospectus. The Business Combination Agreement is the principal legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal—The Business Combination Agreement.”

The Parties to the Business Combination

Voyager Acquisition Corp.

SPAC is a blank check company incorporated on December 19, 2023 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

SPAC consummated its initial public offering on August 8, 2024. The SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants are each traded on Nasdaq under the symbols “VACHU,” “VACH” and “VACHW”, respectively.

SPAC’s business address is 131 Concord Street, Brooklyn, NY 11201, and its telephone number is +1 (347) 720-2907.

Veraxa Biotech AG

The Company is an oncology-focused biotechnology company headquartered in Zurich, Switzerland advancing the development of novel antibody-based drug platforms for the treatment of cancer. The Company originates from scientific discoveries made at the European Molecular Biology Laboratory. We believe that the Company’s proprietary platform technologies will enable the development of new generations of potentially highly effective, targeted antibody-based cancer therapies. Such developments could enable the company to accelerate the development of a range of next-generation cancer therapies that have the potential to broaden the therapeutic window of current standard treatments for solid tumors through potentially improved safety and efficacy profiles compared to existing cancer treatments.

The mailing address of the Company is Talacker 35, 8001 Zurich, Switzerland. The Company’s telephone number in the United States is (205) 778-6396. The Company’s corporate website address is www.veraxa.com. The Company’s website and the information contained on or accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

The officers and directors of the Company do not have any material interests in the Business Combination or any related financing transaction that consist of any interest in, or affiliation with, the Sponsor or SPAC.

Veraxa Biotech Holding AG (PubCo)

PubCo is a company limited by shares organized under the Laws of Switzerland with a share capital of CHF 1,247,904 divided into 141,325,128 registered common shares with a par value of CHF 1/113.25 per share. PubCo was incorporated for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. Sponsor will hold the PubCo Ordinary Shares as a nominee on behalf of SPAC and the SPAC Shareholders, for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities. The mailing address and telephone number of PubCo’s principal executive offices are the same as those of the Company.

Oliver Baumann

Oliver Baumann is an individual acting solely in his capacity as representative for the Company Shareholders.

Veraxa Cayman Merger Sub

Merger Sub is a newly incorporated Cayman Islands exempted company and a wholly owned Subsidiary of PubCo. Merger Sub was incorporated for the purpose of effectuating the Business Combination and has not engaged in any business activities or conducted any operations other than those in connection with the Business Combination. The address and telephone number of Merger Sub’s principal executive offices are the same as those of PubCo.

Corporate History and Structure of Company

Please refer to the section of this proxy statement/prospectus titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations—Company History and Structure.”

Proposal One – The Business Combination Proposal

The Business Combination Agreement

On April 22, 2025, SPAC, the Company, and the Company Shareholder Representative entered into the Business Combination Agreement. On October 18, 2025, the parties entered into an amendment to the Business Combination Agreement. On February 2, 2026, the parties entered into a second amendment and waiver to the Business Combination Agreement. The subsections that follow this section describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and amendments thereto, copies of which are attached to this proxy statement/prospectus as Annex A, Annex A1 and Annex A2, respectively. SPAC Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SPAC, the Company, and the Company Shareholder Representative or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Business Combination Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that they shall undertake a series of transactions pursuant to which (i) the Sponsor formed PubCo, (ii) PubCo formed Merger Sub, to be a direct wholly owned Subsidiary of PubCo, (iii) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (iv) SPAC shall merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (v), continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), (v) the Contribution Agent shall contribute to Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (vi) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (vii) following the Transactions, Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (viii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other Transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Initial Merger

The Initial Merger shall become effective on the date which is three business days after the first date on which all conditions set forth in Article IX of the Business Combination Agreement, that are required to be satisfied on or prior to the Initial Closing, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing.

At the Initial Closing, SPAC, PubCo and Merger Sub shall cause SPAC to be merged with and into Merger Sub, with Merger Sub being the surviving company in the Initial Merger. The Initial Merger shall become effective at the time when the Plan of Initial Merger has been accepted for filing by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger.

As a result of the Initial Merger, at the Initial Merger Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Merger Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in the Business Combination Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and Merger Sub shall thereafter exist as a wholly owned Subsidiary of PubCo (until the Merger Sub Dissolution) and the separate corporate existence of SPAC shall cease to exist;

(b)	the organizational documents of Merger Sub, as in effect immediately prior to the Initial Merger Effective Time, shall be the memorandum and articles of association of Merger Sub, until thereafter amended in accordance with the terms thereof and the Cayman Act; and

(c)	the board of directors and officers of Merger Sub and SPAC shall cease to hold office, and the board of directors of Merger Sub and the officers of Merger Sub shall be appointed as determined by the Company, each to hold office in accordance with the amended and restated articles of association of Merger Sub until they are removed or resign in accordance with the amended and restated articles of association of Merger Sub or until their respective successors are duly elected or appointed and qualified.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

●	Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

●	Immediately following the separation of each SPAC Unit, each (a) SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist, and (b) each SPAC Shareholder shall cease to have any other rights in and to SPAC;

●	Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share. Each PubCo Warrant shall, to the extent compatible with Swiss Law, continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement;

●	If there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Initial Merger Effective Time, such SPAC Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

●	The Merger Sub Shares issued in exchange for the SPAC assets and liabilities transferred to Merger Sub upon consummation of the Initial Merger will be issued to the Contribution Agent, acting in its own name but for the account of the SPAC and the SPAC Shareholders.

●	The Contribution Agent will contribute the Merger Sub Shares to PubCo as a contribution to the capital contribution reserves of PubCo; and

●	The Contribution Agent will deliver to the SPAC Shareholders the PubCo Ordinary Shares transferred to the Contribution Agent by the Sponsor.

Subsequent to Initial Merger

After the Initial Merger (a) the Contribution Agent shall contribute to PubCo, free and clear of all Liens, the Merger Sub Shares without consideration as an equity contribution into the capital contribution reserves; (b) the Contribution Agent shall deliver to (i) the SPAC Shareholders, the PubCo Ordinary Shares transferred to the Contribution Agent by the Sponsor, (ii) to the holders of SPAC Warrants, the PubCo Warrants and (iii) newly issued PubCo Ordinary Shares to the PIPE Investors, if any; and (c) Merger Sub shall distribute all of its assets and liabilities to PubCo as liquidating distributions and Merger Sub shall adopt a resolution to dissolve under Cayman Law.

The Acquisition Merger

Following the Initial Merger, as soon as practicable following twenty-four hours after the Initial Merger Effective Time, and the time on which all conditions set forth in Article IX, as required under the Business Combination Agreement to be satisfied on or prior to the Acquisition Closing, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed by PubCo (with the prior written consent of the SPAC directors and the Company directors) and the Company, in writing, the Acquisition Closing shall take place remotely.

At the Acquisition Closing, PubCo and the Company shall cause the Company to be merged with and into PubCo, with PubCo being the surviving company in the Acquisition Merger. On the Acquisition Closing Date, upon the Acquisition Closing, the Company and PubCo shall execute and cause to be filed to the respective commercial register such documents as may be required in accordance with Swiss Law or by any other applicable Law to make the Acquisition Merger effective.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and PubCo shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of PubCo as the surviving company, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of the Company set forth in the Business Combination Agreement and the other Transaction Documents to which the Company or PubCo is a party, and the separate corporate existence of the Company shall cease to exist;

(b)	the PubCo Articles, as in effect immediately prior to the Acquisition Effective Time, shall be amended and restated to read in their entirety in the form and substance reasonably satisfactory to the parties to the Business Combination Agreement; a copy of the PubCo Articles is attached to this proxy statement/prospectus as Annex C;

(c)	the existing board of directors and officers of PubCo shall cease to hold office, and the going-forward board of directors and officers of PubCo shall be appointed as determined by the Company, each director and officer to hold office in accordance with the PubCo Articles until they are removed or resign in accordance with the PubCo Articles or until their respective successors are duly elected or appointed and qualified; and

At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of the Company:

(i)	Each Company Share issued and outstanding immediately prior to the Acquisition Effective Time, other than any (A) Treasury Shares and (B) Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a newly issued PubCo Ordinary Share that is equal to the Exchange Ratio. As of the Acquisition Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation;

(ii)	If there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Effective Time, such Company Shares shall, to the extent compatible with Swiss Law, be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

(iii)	Each of the Dissenting Shares issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in the Business Combination Agreement.

Company Dissenting Shares

To the extent available under Swiss Law, the Dissenting Shares shall not be converted into, and such shareholders shall have no right to receive, the applicable Shareholder Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under Swiss Law.

Prior to the Acquisition Closing, the Company shall give PubCo prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company and PubCo shall reasonably cooperate in all negotiations and proceedings with respect to such dissenters’ rights in accordance with applicable Swiss Law.

Closing

The closing of the Acquisition Merger shall take place remotely by conference call and electronic exchange of documents and signatures as soon as practicable following twenty-four hours after the Initial Merger Effective Time and the time on which all conditions set forth in the Business Combination Agreement that are required to be satisfied have been satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the Closing or at such other time or in such other manner as may be agreed by PubCo (with the prior written consent of the SPAC Director and the Company Director) and the Company in writing.

Earnout

The Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 additional PubCo Ordinary Shares during each of the three fiscal years after the Closing Date in accordance with the Business Combination Agreement and Swiss Law. PubCo will issue and the Company Shareholders will have the right to receive their respective portions of the Earnout Shares in the event that:

(i)	the VWAP of the PubCo Ordinary Shares equals or exceeds $11.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2026, then PubCo shall issue an aggregate of 1,667 PubCo Ordinary Shares (the “Initial VWAP Shares”) to the Company Shareholders;

(ii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $12.50 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2027, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,667 PubCo Ordinary Shares (the “Second VWAP Shares”), and (B) if the Initial VWAP Shares have not been issued, the Initial VWAP Shares; and

(iii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $14.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2028, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,666 PubCo Ordinary Shares to the Company Shareholders, (b) if the Initial VWAP Shares have not been issued, the Initial VWAP Shares, and (c) if the Second VWAP Shares have not been issued, the Second VWAP Shares.

The applicable number of Earnout Shares issued for each applicable Earnout Event, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares after the Closing.

Pro Forma Capitalization

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination:

	Assuming No Redemption(1)		Assuming 25% Redemptions(2)		Assuming 50% Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	80.6%	130,200,000	83.8%	130,200,000	87.4%
SPAC Public Shareholders	25,300,000	15.7%	18,975,000	12.2%	12,650,000	8.5%
Initial Shareholders(7)	6,125,000	3.7%	6,125,000	4.0%	6,125,000	4.1%
Total shares	161,625,000	100.0%	155,300,000	100.0%	148,975,000	100.0%

	Assuming 75% Redemptions(4)		Assuming Maximum Redemptions(5)
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	91.3%	130,200,000	95.5%
SPAC Public Shareholders	6,325,000	4.4%	-	0.0%
Initial Shareholders(7)	6,125,000	4.3%	6,125,000	4.5%
Total shares	142,650,000	100.0%	136,325,000	100.0%

Notes:

(1)	Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that holders of 25% of SPAC Public Shares, or 6,325,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣52.7 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(3)	Assumes that holders of 50% of SPAC Public Shares, or 12,650,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣105.3 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(4)	Assumes that holders of 75% of SPAC Public Shares, or 18,975,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣158.0 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(5)	Assumes that all SPAC Public Shareholders, holding 25,300,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣210.6 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(6)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(7)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination on a fully diluted basis(1):

	Assuming No Redemption		Assuming 25% Redemptions		Assuming 50% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	71.6%	135,600,000	74.1%	135,600,000	76.7%
High Trail Capital LP(3)	2,391,304	1.3%	2,391,304	1.3%	2,391,304	1.4%
SPAC Public Shareholders	37,950,000	20.0%	31,625,000	17.3%	25,300,000	14.3%
Initial Shareholders(4)	13,390,000	7.1%	13,390,000	7.3%	13,390,000	7.6%
Total shares	189,331,304	100.0%	183,006,304	100.0%	176,681,304	100.0%

	Assuming 75% Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	79.6%	135,600,000	82.7%
High Trail Capital LP(3)	2,391,304	1.4%	2,391,304	1.5%
SPAC Public Shareholders	18,975,000	11.1%	12,650,000	7.7%
Initial Shareholders(4)	13,390,000	7.9%	13,390,000	8.1%
Total shares	170,356,304	100.0%	164,031,304	100.0%

Notes:

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares, the 12,650,000 shares underlying the SPAC Public Warrants, the 7,665,000 shares underlying the SPAC Private Warrants, and the 2,391,304 shares underlying the Company Financing Warrants (as defined below), assuming the full exercise of such warrants.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.
(3)	The Company will issue to High Trail Capital LP a 4-year warrant (“Company Financing Warrants”) exercisable for an aggregate exercise price of ₣21.9 million (or $27.5 million) with an initial exercise price equal to ₣9.16 (or $11.50) pursuant to the binding term sheet signed in January 2026. This amount reflects the 2,391,304 shares underlying such warrants.
(4)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.

Merger Consideration and Effect of the Mergers on Issued Securities of SPAC

Subject to, and in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, on the Closing Date, by virtue of the Mergers and without any action on the part of SPAC, the Company, Merger Sub, PubCo or the holders of any of the following securities, (i) Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of the Business Combination Agreement; provided that no fractional SPAC Warrants will be issued in connection with the separation of SPAC Units, and any entitlement to a fractional SPAC Warrant shall be rounded down to the nearest whole number of SPAC Warrants; (ii) immediately following the separation of each SPAC Unit, each SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time (other than any SPAC Treasury Shares (as defined in the Business Combination Agreement), redeeming SPAC Shares and dissenting SPAC Shares) shall automatically be cancelled and cease to exist; (iii) each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Class A Ordinary Shares and shall be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share (and no fractional PubCo Warrants will be issued); (iv) any SPAC Treasury Shares (as defined in the Business Combination Agreement) shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor; (v) each redeeming SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount payable in the Trust Account with respect to all Redeeming SPAC Shares; and (vi) each Dissenting SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Companies Act.

Following the consummation of the Initial Merger and the Contribution, the Contribution Agent shall deliver to (i) the SPAC Shareholders, the PubCo Ordinary Shares transferred to the Contribution Agent by the Nominee Shareholder, and (ii) to the holders of SPAC Warrants, the PubCo Warrants, in each case in accordance with the terms of the Business Combination Agreement.

For additional information, please refer to the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal.”

Conditions Precedent to Consummate the Business Combination

The Closing is subject to the satisfaction or waiver of certain customary conditions by the parties, including, among other things: (i) approval of the Business Combination by the shareholders of both SPAC and the Company; (ii) the effectiveness of the Registration Statement filed with the SEC; (iii) receipt of conditional approval for listing on Nasdaq of the PubCo Ordinary Shares to be issued in connection with the Transactions, subject to official notice of issuance; (iv) the absence of any Law or Governmental Order in effect that makes the Closing illegal or otherwise prevents or prohibits consummation of the Closing (other than any such restraint that is immaterial), and all required regulatory approvals in connection with the Business Combination having been obtained or waived by the relevant Governmental Authority; and (v) the expiration or earlier termination of any applicable waiting, notice, or review periods under any regulatory approval with respect to the Transactions.

Under the SPAC Articles, the Business Combination may not be consummated if SPAC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of SPAC Public Shares. SPAC is submitting the NTA Amendment Proposal for the shareholders to approve, by special resolution, an amendment to the SPAC Articles to remove the limitation that prevents SPAC from redeeming SPAC Public Shares is such redemption would cause SPAC to have net tangible assets less than $,5,000,001. There is no specified maximum redemption threshold in the SPAC Articles.

For further details regarding the conditions to which the obligations of SPAC and the Company to consummate the business combination are subject, see the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Transactions, including, among others: (i) by mutual written consent of the Company and SPAC; (ii) if any Governmental Authority has enacted, issued, promulgated, enforced, or entered any Governmental Order that has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation; (iii) by the Company or SPAC if the required shareholder approval is not obtained at the respective shareholder meetings; (iv) by the Company or SPAC for certain uncured breaches of the agreement by the other party that would result in the failure of a closing condition; or (v) by either SPAC or the Company, if the transactions have not been consummated on or prior to August 7, 2026. In certain cases, a termination fee may be payable, including if the agreement is terminated due to a material breach or in connection with an alternative transaction.

For further details on the circumstances under which SPAC or the Company may elect to terminate the agreement, see the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal—The Business Combination Agreement—Termination.”

Agreements Entered into in Connection with the Business Combination

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, SPAC, and Sponsor entered into a Sponsor Support Agreement, as amended on February 2, 2026, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor agreed: (a) to vote in favor of the Transactions and other transaction Proposals related to the Transactions; (b) to appear at the SPAC Shareholders’ meeting for purposes of constituting a quorum; (c) to vote against any Proposals that would impede the Transactions or any other Proposals related to the Transactions; (d) not to redeem any SPAC Shares held by the Sponsor; (e) not to transfer any SPAC securities held by the Sponsor; (f) to release SPAC, PubCo, the Company, and its Subsidiaries from all claims relating to the period prior to the Acquisition Closing, subject to certain exceptions; and (g) to forfeit for cancellation, in connection with the Closing, 200,000 Founder Shares and 400,000 SPAC Private Warrants for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company. The Company agreed to provide a reciprocal release to the Sponsor and SPAC.

Shareholder Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, SPAC, the Company and certain Company Shareholders entered into a Shareholder Voting, Support, and Lock-Up Agreement, as amended on February [●], 2026 (as amended, the “Company Shareholder Support Agreement”), pursuant to which, subject to the terms and conditions set forth therein, such Company Shareholders agreed: (a) to vote in favor of the Transactions; (b) to waive any anti-dilution rights; (c) to appear at the Company Shareholders’ meeting for purposes of constituting a quorum; (d) to vote against any Proposals that would impede the Transactions; (e) not to transfer any Company Shares held by such shareholders; and (f) for a specified period after the Acquisition Closing, not to transfer certain PubCo Ordinary Shares received in the transaction, subject to certain exceptions.

Shareholder Lock-up

Pursuant to the Shareholder Support Agreement, certain Company Shareholders are subject to a lock-up for a period of one (1) year following the Acquisition Closing, or, if earlier, until the date on which PubCo consummates a transaction resulting in all of its shareholders having the right to exchange their shares for cash, securities, or other property. Notwithstanding the foregoing, certain transfers are permitted, including (i) gifts to immediate family members or trusts for their benefit, (ii) transfers by will or the Laws of descent and distribution, and (iii) transfers pursuant to a qualified domestic relations order, provided that in each case the transferee agrees in writing to be bound by the same lock-up restrictions.

Joinder Agreement

In connection with the Business Combination, the Business Combination Agreement requires that each of PubCo and Merger Sub, formed for the Transactions, execute and deliver a joinder to the Business Combination Agreement prior to the Initial Closing (the “Joinder Agreement”). The purpose of the Joinder Agreement is to formally bind PubCo and Merger Sub to the terms, conditions, and obligations set forth in the Business Combination Agreement as if they were original parties to the agreement. Upon execution, each of PubCo and Merger Sub becomes subject to all representations, warranties, covenants, and other provisions applicable to the so-called “Acquisition Entities” under the Business Combination Agreement. This includes, among other things, obligations related to the consummation of the Mergers, compliance with regulatory requirements, and participation in the closing deliverables. On July 16, 2025, each of the SPAC, Merger Sub, PubCo, the Company and the Company Shareholder Representative executed the Joinder Agreement.

Lincoln Park Financing Agreement

On January 15, 2026, SPAC, PubCo and Lincoln Park Capital Fund, LLC (“LPC”), executed a term sheet in respect of a proposed equity purchase facility in connection with the Business Combination. The contemplated facility provides for aggregate equity purchases of up to $50,000,000 of PubCo Ordinary Shares over a period of up to 24 months.

Pursuant to the agreement, PubCo may, at its sole option after the Commencement Date (as defined below), sell shares to LPC through “Regular Purchases” (priced at a certain percent of a specified market-based formula with per-notice caps that scale with price) and “Accelerated Purchases” (up to three times the related Regular Purchase shares or a certain percentage of next-day volume, also priced at the same percent of a market metric). PubCo may use the proceeds for any corporate purpose. As consideration for LPC’s commitment, PubCo will issue to LPC “Commitment Shares” equal to a certain percentage of the aggregate amount of PubCo Ordinary Shares, valued per a three-way price test.

Within 30 days after the Closing of the Business Combination, PubCo will file a registration statement with the SEC covering resales of purchase shares and Commitment Shares by LPC (the “Resale Registration Statement”). The “Commencement Date” means the date on which customary conditions in the definitive purchase agreement are met, including an effective Resale Registration Statement and any necessary listing approvals. Certain enumerated “Events of Suspension” will pause, but not terminate, purchases under the facility — such as registration unavailability, trading or listing disruptions, a specified exchange cap without prior shareholder approval, certain breaches, insolvency, or broker acceptance issues. PubCo may terminate the definitive purchase agreement on one business days’ notice. PubCo may raise other capital, but it may not enter into a similar equity facility for 24 months. The term sheet is subject to customary confidentiality provisions, contains a no short-selling/hedging undertaking by LPC, and is binding only as to expiration, expense reimbursement, confidentiality, and no short selling/hedging—otherwise non-binding and subject to diligence with no obligation to consummate the definitive agreement. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and LPC are currently negotiating the terms of the definitive purchase agreement and related documents in respect of the financing. For more information, see the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal—Related Agreements—Lincoln Park Financing Agreement.”

High Trail Financing Agreement

On January 30, 2026, SPAC, PubCo and High Trail Capital LP (“HTC”) executed a term sheet in respect of a private placement of a senior secured note in the principal amount of $27,500,000 (the “Note”) and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share (with customary anti-dilution protections. The term of the Note is 15 months, amortizing monthly beginning six months after Closing of the Business Combination. At PubCo’s sole option and subject to customary conditions, any amortization payment may be made in cash, in registered-for-resale shares of common stock, or a combination thereof. The Note will be a senior secured obligation of PubCo, secured by all PubCo assets and ranking senior to all other PubCo obligations. HTC will have the right, upon completion by PubCo of any equity or equity-linked financing, to require PubCo to redeem up to a specified percent of the gross proceeds of such financing in principal amount of the Note (a “cash sweep”). PubCo may redeem the Note at par at any time without penalty. The Note will include customary negative and affirmative covenants.

Funding will occur concurrently with the Closing of the Business Combination. The term sheet is subject to customary confidentiality provisions. Other than certain binding provisions related to confidentiality, expenses, exclusivity, and governing law, no party has a binding obligation to consummate the financing absent execution of definitive documentation. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and HTC are currently negotiating the terms of definitive transaction agreements and related documents. For more information, see the section of this proxy statement/prospectus titled “Proposal One – The Business Combination Proposal—Related Agreements—High Trail Financing Agreement.”

Proposal Two – The Initial Merger Proposal

The SPAC Shareholders will vote upon a separate proposal to approve the Initial Merger and the Plan of Initial Merger pursuant to the Cayman Companies Act. For more information, see the section of this proxy statement/prospectus titled “Proposal Two – The Initial Merger Proposal.”

Proposal Three – The NTA Amendment Proposal

The SPAC Shareholders will vote upon a proposal to approve by special resolution an amendment to the SPAC Articles to remove the limitation that prevents the SPAC from redeeming SPAC Public Shares if such redemption would cause the SPAC to have net tangible assets of less than $5,000,001. For more information, see the section of the proxy statement/prospectus titled “Proposal Three – The NTA Amendment Proposal.”

Proposal Four – The Organizational Documents Proposal

The SPAC Shareholders will vote upon a proposal to approve by ordinary resolution the amendment and restatement of the organizational documents of PubCo, effective as of the Initial Merger Effective Time and again as of the Acquisition Effective Time, in the form and substance reasonably satisfactory to the parties, as required by the Business Combination Agreement. This proposal will authorize the adoption of the amended and restated articles of association of PubCo to reflect the new corporate structure, governance provisions, share capital, and other terms necessary to implement the Transactions contemplated by the Business Combination Agreement and to comply with applicable Swiss Law. For more information, see the section of this proxy statement/prospectus titled “Proposal Four – The Organizational Documents Proposal.”

Proposal Five – The Adjournment Proposal

The SPAC Shareholders will vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal or the Organizational Documents Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the Organizational Documents Proposal, the “Proposals”).

Reasons for the SPAC Board’s Approval of the Business Combination

SPAC was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the SPAC Board sought to do so by using the networks and industry experience of the Sponsor, the SPAC Board, and SPAC management to identify and acquire one or more businesses.

In evaluating the transaction with the Company, the SPAC Board consulted with its legal counsel and accounting and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the Transactions contemplated thereby are in SPAC’s best interests, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the Transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of SPAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the SPAC Board are well qualified to evaluate the Business Combination with the Company. The SPAC Board and management collectively have extensive transactional experience, particularly in healthcare and healthcare related industries.

The SPAC Board considered a number of factors pertaining to the Business Combination Agreement and the Transactions contemplated thereby in determining that the Business Combination Agreement, the Business Combination, and the other Transactions contemplated by the Business Combination Agreement, were in SPAC’s best interests. The following discussion of the information and factors considered by the SPAC Board is not intended to be exhaustive. In particular, the SPAC Board considered the following reasons or made the following determinations, as applicable:

●	The Company Satisfies a Number of Acquisition Criteria that SPAC Had Established to Evaluate Prospective Business Combination Targets. The SPAC Board determined that the Company satisfies a number of the criteria and guidelines that SPAC established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information from the Company’s management regarding (i) the Company’s business, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives for the 2026, 2027 and 2028 fiscal years, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within the Company’s industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $1.35 billion, which the SPAC Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the biopharmaceutical segment, healthcare and healthcare-related industries.

●	Best Available Opportunity. The SPAC Board determined, after a thorough review of other business combination opportunities reasonably available to SPAC, that the proposed Business Combination represents the best potential business combination for SPAC based upon the process utilized to evaluate and assess other potential acquisition targets, and the SPAC Board’s belief that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The SPAC Board considered the fact that PubCo will be led by the Company’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

●	Continued Significant Ownership by the Company. The SPAC Board considered that the Company’s existing equity holders would be receiving a significant amount of PubCo Ordinary Shares in the proposed Business Combination and that the Company’s principal shareholders and key executives are “rolling over” their existing equity interests of the Company into equity interests in PubCo.

●	Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from the SPAC Trust Account and from its private placement financing), are expected to remain on the balance sheet of the combined company after closing in order to fund the Company’s existing operations and support new and existing growth initiatives. SPAC’s Board considered this as a strong sign of confidence in PubCo following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	Likelihood of Closing the Business Combination. The SPAC Board’s belief that an acquisition by SPAC has a reasonable likelihood of closing without potential issues under applicable antitrust and competition Laws and without potential issues from any regulatory authorities.

The SPAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of the Company may not meet the SPAC Board’s expectations due to factors in the Company’s control or out of the Company’s control.

●	Competition Risk. The risk that the Company faces intense competition across the segments and markets it serves.

●	Legal and Regulatory Risk. The risks involved with the Company being subject to various Laws in multiple jurisdictions, including with respect to (i) to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism, (ii) security and data privacy and (iii) multiple approvals necessary for the ability to commercialize its product candidates.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part.

●	Closing of the Business Combination May Not Occur. The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in SPAC being unable to effect a business combination by the final redemption date, forcing SPAC to liquidate the Trust Account.

●	Current SPAC Public Shareholders Exercising Redemption Rights. The risk that some SPAC Public Shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and requiring Sponsor to backstop such redemptions.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within SPAC’s control.

●	SPAC Shareholders Not Holding a Majority Position in PubCo. The fact that SPAC Shareholders will not hold a majority position in PubCo following the Business Combination, which may reduce the influence that current SPAC Shareholders have on PubCo’s management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	No Survival of Certain Representations, Warranties or Covenants of the Company. The Business Combination Agreement provides that all representations, warranties, and covenants contained in the Business Combination Agreement will expire 12 months after the Closing, except for the Company Fundamental Representations (as defined in the Business Combination Agreement) which shall survive indefinitely.

●	Transaction Fees and Expenses Incurred by SPAC. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $[ ] million) and the negative impact of such expenses on SPAC’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination on SPAC’s financial performance, operating results, and stock price.

●	Other Risks. Other factors that the SPAC Board deemed relevant, including various other risks associated with the Business Combination, SPAC’s business, and the Company’s business as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

In addition to considering the factors described above, the SPAC Board also considered that certain SPAC officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SPAC Shareholders. The SPAC Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the Transactions contemplated therein, including the Business Combination.

The SPAC Board concluded that the potential benefits that the SPAC Board expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Business Combination Agreement, the Business Combination, and the other Transactions contemplated by the Business Combination Agreement, were in SPAC’s best interests.

Interests of SPAC’s Directors and Officers in the Business Combination

When considering the SPAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, and the Organizational Documents Proposal, SPAC Shareholders should keep in mind that Sponsor, and SPAC’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of SPAC Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and SPAC’s directors have agreed not to redeem any SPAC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for the 6,325,000 SPAC Class B Ordinary Shares currently owned by Sponsor, our directors and officers, and a third-party vendor and such securities will have a significantly higher value after the Business Combination. As of [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per public share on Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the final redemption date);

●	the fact that Sponsor paid $5,037,500 to purchase an aggregate of 5,037,500 SPAC Private Warrants, each exercisable to purchase one SPAC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless – and the entire $5,037,500 warrant investment would be lost – if a Business Combination is not consummated by the final redemption date. As of [ ], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per SPAC Warrant on Nasdaq;

●	the fact that given the differential in the purchase price that Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Units sold in the SPAC IPO and the substantial number of shares of PubCo Ordinary Shares that Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the SPAC Units in the SPAC IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that Sponsor and SPAC’s directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Shares (other than public shares) held by them if SPAC fails to complete an initial business combination by the final redemption date;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

●	the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

●	the fact that Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the final redemption date;

●	the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by the final redemption date, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that the Sponsor (including its representatives and affiliates) and SPAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SPAC. The Sponsor and SPAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of SPAC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor and each SPAC director have agreed to, among other things, vote all of their SPAC Shares in favor of the Proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to their SPAC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain SPAC directors own, collectively, approximately 20% of issued and outstanding SPAC Shares.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by SPAC’s Sponsor, directors, officers and their affiliates from SPAC prior to or in connection with the completion of SPAC’s initial business combination and the securities issued and to be issued by SPAC to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,325,000 SPAC Class B Ordinary Shares(1)	$25,000(1)

The Sponsor, SPAC’s officers and directors agreed not to transfer, assign or sell any Founder Shares until the earlier to occur of (A) one year after the completion of SPAC’s initial business combination or (B) subsequent to SPAC’s initial business combination, (x) if the last sale price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPAC’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SPAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”. The SPAC Private Warrants and the warrants that may be issued upon conversion of working capital notes (including the SPAC Class A Ordinary Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of SPAC’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
5,037,500 SPAC Private Warrants(1)	$5,037,500(1)

The SPAC Private Warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A
$15,000 per month	Payment to an affiliate of the SPAC’s Chief Executive Officer, of $15,000 per month for the consulting services, upon completion of SPAC’s initial business combination or its liquidation, SPAC will cease paying these monthly fees	N/A

(1)

The Founder Shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination, and may be converted at any time prior to SPAC’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in SPAC’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with SPAC’s initial business combination, the number of SPAC Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of SPAC Class A Ordinary Shares outstanding after such conversion, including the total number of SPAC Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by SPAC in connection with or in relation to the consummation of an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any SPAC Private Warrants issued to the Sponsor, SPAC’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis. Includes 200,000 Founder Shares and 400,000 SPAC Private Warrants which will be forfeited for cancellation for no consideration by the Sponsor, for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.

(2)	Natural persons and entities subject to transfer restrictions include Voyager Acquisition Sponsor Holdco LLC, Adeel Rouf, Warren Hosseinion, Alex Rogers, Oded Levy, Jonathan Intrater, and Warren Hosseinion Jr.

Fairness Opinion

The SPAC Board received a fairness opinion from ERShares as to the fairness, from a financial point of view, to the holders of SPAC Class A Ordinary Shares, as of April 22, 2025. For more information, see the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Summary of Fairness Opinion to SPAC” and the opinion of ERShares, a copy of which is included as Annex D to this proxy statement/prospectus.

Compensation Received by the Sponsor and Directors and Officers of SPAC

Sponsor is controlled by Adeel Rouf, who serves as the managing member and has voting and investment discretion with respect to the securities held by the Sponsor. All of SPAC’s executive officers and directors are members of the Sponsor. Each such person disclaims beneficial ownership of the shares held by the Sponsor except to the extent of any pecuniary interest they may have therein, directly or indirectly.

As of the date of this proxy statement/prospectus, the Initial Shareholders hold 6,325,000 SPAC Class B Ordinary Shares, of which the Sponsor holds 4,690,000 SPAC Class B Ordinary Shares. These Founder Shares were acquired for an aggregate purchase price of $25,000, or approximately $0.004 per share. The Founder Shares were originally subject to forfeiture to ensure that the Sponsor would own 20% of the issued and outstanding ordinary shares after the SPAC IPO. Upon the full exercise of the over-allotment option on August 8, 2024, all 6,325,000 Founder Shares are outstanding and no longer subject to forfeiture.

The Founder Shares will automatically convert into PubCo Ordinary Shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided in the governing documents. At the Closing, the Sponsor is expected to hold an aggregate of at least 4,690,000 PubCo Ordinary Shares.

Simultaneously with the closing of the SPAC IPO and the sale of the SPAC Units, SPAC consummated a private placement of 7,665,000 SPAC Private Warrants at a price of $1.00 per warrant, generating total proceeds of $7,665,000. In this private placement, the Sponsor purchased 5,037,500 SPAC Private Warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC (“Odeon”) purchased 2,627,500 SPAC Private Warrants. Each SPAC Private Warrant entitles the holder to purchase one PubCo Ordinary Share at $11.50 per share, subject to adjustment. The SPAC Private Warrants are identical to the SPAC Public Warrants except that they are not transferable, assignable, or salable until 30 days after the completion of the Business Combination, except to permitted transferees.

The Sponsor and its affiliates may, but are not obligated to, extend Working Capital Loans to SPAC in an aggregate principal amount of up to $1,500,000. These loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the SPAC Private Warrants. As of the date of this proxy statement/prospectus, no Working Capital Loans have been extended.

SPAC’s officers and directors have not received any cash compensation for services rendered to SPAC prior to the completion of the Business Combination. However, SPAC pays an affiliate of the Sponsor $10,000 per month for office space, secretarial, and administrative services, and an additional $15,000 per month for consulting services provided by an entity affiliated with the Chief Executive Officer. These payments are made from funds held outside the Trust Account and will cease upon completion of the Business Combination or liquidation.

The Sponsor, officers, and directors are also entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SPAC’s behalf.

None of the Sponsor, officers, or directors will receive any cash compensation in connection with the Business Combination, other than as described above. After the completion of the Business Combination, directors or members of the management team who remain with the combined company may be paid consulting or management fees, the amounts of which will be determined by the post-combination board of directors and disclosed to shareholders at the time such arrangements are known.

Ownership of PubCo Post – Closing

Upon consummation of the Business Combination (assuming, among other things, no SPAC Public Shareholders exercise redemption rights in connection with the closing), (i) SPAC Public Shareholders are expected to own 15.7% of the outstanding PubCo Ordinary Shares, (ii) Initial Shareholders are expected to own 3.7% of the outstanding PubCo Ordinary Shares, and (vi) Company Shareholders are expected to own 80.6% of the outstanding PubCo Ordinary Shares.

These percentages assume, among other assumptions, that at or in connection with the closing (i) no SPAC Public Shareholders exercise their redemption rights in connection with the Business Combination and (ii) an aggregate of shares of PubCo Ordinary Shares are issued to the Company Shareholders in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by each party in PubCo, and associated voting power, will be different.

If any SPAC Public Shareholders exercise redemption rights in connection with the Closing, the percentage of the outstanding PubCo Ordinary Shares held by the SPAC Public Shareholders will decrease and the percentages of the outstanding PubCo Ordinary Shares held by the Initial Shareholders and the Company Shareholders will increase, in each case, relative to the percentage held if none of the SPAC Public Shares are redeemed.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination:

	Assuming No Redemption(1)		Assuming 25% Redemptions(2)		Assuming 50% Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	80.6%	130,200,000	83.8%	130,200,000	87.4%
SPAC Public Shareholders	25,300,000	15.7%	18,975,000	12.2%	12,650,000	8.5%
Initial Shareholders(7)	6,125,000	3.7%	6,125,000	4.0%	6,125,000	4.1%
Total shares	161,625,000	100.0%	155,300,000	100.0%	148,975,000	100.0%

	Assuming 75% Redemptions(4)		Assuming Maximum Redemptions(5)
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(6)	130,200,000	91.3%	130,200,000	95.5%
SPAC Public Shareholders	6,325,000	4.4%	-	0.0%
Initial Shareholders(7)	6,125,000	4.3%	6,125,000	4.5%
Total shares	142,650,000	100.0%	136,325,000	100.0%

Notes:

(1)	Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that holders of 25% of SPAC Public Shares, or 6,325,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣52.7 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(3)	Assumes that holders of 50% of SPAC Public Shares, or 12,650,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣105.3 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(4)	Assumes that holders of 75% of SPAC Public Shares, or 18,975,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣158.0 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(5)	Assumes that all SPAC Public Shareholders, holding 25,300,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣210.6 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(6)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(7)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination on a fully diluted basis(1):

	Assuming No Redemption		Assuming 25% Redemptions		Assuming 50% Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	71.6%	135,600,000	74.1%	135,600,000	76.7%
High Trail Capital LP(3)	2,391,304	1.3%	2,391,304	1.3%	2,391,304	1.4%
SPAC Public Shareholders	37,950,000	20.0%	31,625,000	17.3%	25,300,000	14.3%
Initial Shareholders(4)	13,390,000	7.1%	13,390,000	7.3%	13,390,000	7.6%
Total shares	189,331,304	100.0%	183,006,304	100.0%	176,681,304	100.0%

	Assuming 75% Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(2)	135,600,000	79.6%	135,600,000	82.7%
High Trail Capital LP(3)	2,391,304	1.4%	2,391,304	1.5%
SPAC Public Shareholders	18,975,000	11.1%	12,650,000	7.7%
Initial Shareholders(4)	13,390,000	7.9%	13,390,000	8.1%
Total shares	170,356,304	100.0%	164,031,304	100.0%

Notes:

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares, the 12,650,000 shares underlying the SPAC Public Warrants, the 7,665,000 shres underlying the SPAC Private Warrants, and the 2,391,304 shares underlying the Company Financing Warrants (as defined below), assuming the full exercise of such warrants.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.
(3)	The Company will issue to High Trail Capital LP a 4-year warrant (“Company Financing Warrants”) exercisable for an aggregate exercise price of ₣21.9 million (or $27.5 million) with an initial exercise price equal to ₣9.16 (or $11.50) pursuant to the binding term sheet signed in January 2026. This amount reflects the 2,391,304 shares underlying such warrants.
(4)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the SPAC Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section of this proxy statement/prospectus titled “About This Proxy Statement/Prospectus” and, with respect to the determination of the “Maximum Redemptions,” the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Anticipated Liquidity Position of PubCo Following the Business Combination

The following table summarizes the anticipated sources and uses of funds by PubCo in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

The following table summarizes the sources and uses for funding the Transactions. The tables below reflect the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “100% Redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — Q. What equity stake will current SPAC Shareholders and Company Shareholders hold in PubCo immediately after the consummation of the Business Combination?”

Assuming No Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	-
Transaction expenses		12.8
Cash to Balance Sheet		217.0
Total Uses	₣	229.8

Assuming 25% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	52.7
Transaction expenses		12.8
Cash to Balance Sheet		164.3
Total Uses	₣	229.8

Assuming 50% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	105.3
Transaction expenses		12.8
Cash to Balance Sheet		111.7
Total Uses	₣	229.8

Assuming 75% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	158.0
Transaction expenses		12.8
Cash to Balance Sheet		59.0
Total Uses	₣	229.8

Assuming 100% Redemptions

Sources (in millions)
Cash in the Trust Account (as of June 30, 2025)	₣	210.6
Senior Secured Note(1)		19.2

Total Sources	₣	229.8
Uses (in millions)
Redemptions	₣	210.6
Transaction expenses		12.8
Cash to Balance Sheet		6.4
Total Uses	₣	229.8

(1)	In January 2026, the Company signed a binding term sheet with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of ₣21.9 million (or $27.5 million), which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately ₣19.2 million (or $24.1 million).

PubCo intends to use the majority of the proceeds to fund the discovery, pre-clinical and clinical development of its BiTAC-TCE programs, and for working capital and other general corporate purposes. If PubCo receives proceeds in excess of $55 million, it intends to allocate additional funds to further advance the clinical development of its bispecific ADC program and the discovery, pre-clinical and clinical development of its BiTAC-ADC programs.

Date, Time and Place of Extraordinary General Meeting of SPAC Shareholders

The extraordinary general meeting will be held on [   ], 2026, at 4:00 p.m., Eastern Time, at the offices of Winston & Strawn LLP, 800 Capitol St. STE 2400, Houston, Texas 77002 and over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.cstproxy.com/[   ].

Record Date; Outstanding Shares; Shareholders Entitled to Vote

SPAC has fixed the close of business on [   ], 2026, as the Record Date for determining SPAC Shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. If your SPAC Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the SPAC Ordinary Shares you beneficially own are properly counted. SPAC Warrants do not have voting rights. As of the close of business on the Record Date, there were 25,300,000 SPAC Class A Ordinary Shares and 6,325,000 SPAC Class B Ordinary Shares outstanding in the aggregate, of which [   ] were Public Shares and 6,325,000 were Founder Shares held by the Initial Shareholders.

Quorum

A quorum is the minimum number of SPAC Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SPAC Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. As of the Record Date, [   ] SPAC Ordinary Shares would be required to achieve a quorum, which is the holders of one-third of the SPAC Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy.

Redemption Rights

Pursuant to the SPAC Articles, in connection with the completion of the Business Combination, SPAC Public Shareholders may elect to have their SPAC Ordinary Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the SPAC Articles. If you are a SPAC Public Shareholder and wish to exercise your right to have your SPAC Ordinary Shares redeemed, you must:

●	Submit a written request to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, in which you (i) request that SPAC redeem all or a portion of your SPAC Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the SPAC Ordinary Shares and provide your legal name, phone number and address; and deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

If you hold the SPAC Ordinary Shares in “street name,” you will have to coordinate with your broker or bank to have the SPAC Ordinary Shares you beneficially own certificated and delivered electronically.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Ordinary Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Ordinary Shares. If holders hold their SPAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SPAC Units into the underlying SPAC Ordinary Shares and SPAC Public Warrants, or if a holder holds SPAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SPAC Ordinary Shares.

If the Business Combination is not consummated, the SPAC Ordinary Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SPAC Shareholders may only share in the assets of the Trust Account upon the liquidation of SPAC. This may result in SPAC Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

If a SPAC Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SPAC Ordinary Shares he, she or it holds and the Business Combination is consummated, SPAC will redeem such SPAC Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SPAC (less Taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of the Record Date, this would have amounted to approximately $[   ] per issued and outstanding SPAC Public Share. There are currently no owed but unpaid income Taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SPAC’s creditors, if any, which would have priority over the claims of SPAC Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to SPAC Public Shareholders electing to redeem their SPAC Ordinary Shares shall be distributed promptly after the consummation of the Business Combination.

Notwithstanding the foregoing, a SPAC Public Shareholder, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate SPAC Ordinary Shares redeemed without the prior consent of SPAC.

Any request for redemption, once made by a SPAC Public Shareholder, may be withdrawn if the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Such a request must be made by contacting Continental Stock Transfer & Trust Company, at the phone number or address set out elsewhere in this proxy statement/prospectus.

No request for redemption shall be honored unless the holder’s share certificates (if any) or shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, in the manner described above, at least two (2) business days prior to the vote at the extraordinary general meeting.

If you exercise your redemption rights, then you shall be exchanging your SPAC Ordinary Shares for cash and shall not be entitled to receive any PubCo Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SPAC Ordinary Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SPAC Warrants that you may hold. Assuming 100% redemption, the SPAC Warrants owned by such redeeming SPAC Public Shareholders will be worth approximately $[   ] million in the aggregate based on the closing price of SPAC Warrants on the Record Date of $[   ].

The closing price of SPAC Ordinary Shares on the Record Date was $[   ]. The cash held in the Trust Account on such date was approximately $[   ] (approximately $[   ] per SPAC Public Share). Prior to exercising redemption rights, SPAC Public Shareholders should verify the market price of SPAC Ordinary Shares as they may receive higher proceeds from the sale of their SPAC Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPAC cannot assure its shareholders that they shall be able to sell their SPAC Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Dissenters’ Rights Under the Cayman Companies Act

Holders of record of SPAC Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SPAC Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its SPAC Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory dissenters’ rights are separate to and mutually exclusive of the right of SPAC Public Shareholders to demand that their SPAC Ordinary Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the SPAC Articles. It is possible that if a SPAC shareholder exercises dissenters’ rights, the fair value of the SPAC Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. SPAC believes that such fair value would equal the amount that SPAC Shareholders would obtain if they exercise their redemption rights as described herein. SPAC Shareholders need not vote against any of the Proposals at the extraordinary general meeting in order to exercise dissenters’ rights under the Cayman Companies Act. A SPAC Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SPAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Dissenters’ Rights under the Cayman Companies Act.” There are no dissenters’ rights available to holders of the SPAC Warrants in connection with the Business Combination under Cayman Islands Law.

Material U.S. Federal Income Tax Consequences

For a description of certain material U.S. federal income Tax considerations of the Business Combination, the exercise of redemption rights in respect of SPAC Public Shares and the ownership and disposition of PubCo Ordinary Shares, and/or PubCo Warrants, please see the information set forth in the section of this proxy statement/prospectus titled “Material Tax Considerations — United States Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”.

Comparison of Corporate Governance and Shareholder Rights

If the Business Combination is completed, holders of SPAC Ordinary Shares will become holders of PubCo Ordinary Shares and their rights as shareholders will be governed by the amended and restated PubCo Articles. Please see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” for more information.

Regulatory Matters

The Business Combination Agreement and the Transactions are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for (i) filings and registration with the Registrar of Companies of the Cayman Islands and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Initial Merger contemplated by the Business Combination Agreement, (ii) filings and registration with the respective commercial register in accordance with Swiss Law or any other applicable Law necessary to effectuate the Acquisition Merger contemplated by the Business Combination Agreement, and (iii) a favorable Tax ruling confirmation received by the Company from the Federal Tax Administration of Switzerland and the Cantonal Tax Authorities of Zurich, Switzerland, with respect to the treatment of the Transactions for purposes of (a) Swiss corporate income tax, (b) Swiss withholding tax, (c) Swiss issuance stamp duty and Swiss transfer stamp duty and (d) Swiss income Tax.

As of the date of this proxy statement/prospectus, no merger filings under the Cayman Companies Act, Swiss Law or other applicable Law have been made. On the Initial Closing Date, the Plan of Initial Merger will be filed with the Cayman Registrar of Companies to effect the Initial Merger. On the Acquisition Closing Date, upon the Acquisition Closing, the Company and PubCo shall execute and cause to be filed to the respective commercial register such documents as may be required in accordance with Swiss Law or by any other applicable Law to make the Acquisition Merger effective.

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the section of the proxy statement/prospectus titled “Risk Factors” for more information.

Unless the context otherwise requires, all references in this subsection to “we”, “us”, “our”, “its”, or the “Company” refer to Veraxa Biotech AG and its Subsidiary prior to the consummation of the Business Combination and, after the consummation of the Business Combination, PubCo and its Subsidiary.

Such risks include, but are not limited to:

Risks Relating to the Company’s Financial Position and Capital Requirements

●	We have limited operating history and have no products approved for commercial sale and have never received revenue from product sales.

●	We have a history of significant operating losses and may never achieve or maintain profitability.

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	Even after completion of the Business Combination, we will require substantial additional capital to execute our business plan and we may not be able to obtain additional funds when we need them or on terms acceptable to us.

●	Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

●	We will incur significant expenses and devote other significant resources and management time as a result of being a public company.

●	Exchange rate fluctuations may materially affect our results of operations and financial condition.

●	Adverse economic conditions may adversely affect our business, results of operations and financial condition.

Risks Relating to the Company’s Development of Product Candidates

●	Our current product candidates are in various stages of development, and it is possible that none of our product candidates will ever become commercial products.

●	We may not be able to receive regulatory approvals for any planned or future clinical trials.

●	Delays in the commencement and completion of preclinical and clinical trials could increase costs and delay or prevent regulatory approval of our product candidates.

●	Our product candidates may cause undesirable side effects or have other properties that may delay or prevent their development or regulatory approval or limit their commercial potential.

●	We may expend our resources to pursue certain product candidates and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

●	We may not be successful in our research and development activities to develop product candidates and build up our research pipeline.

Risks Relating to Regulatory Approval of the Company’s Product Candidates

●	We will be subject to extensive regulatory review and approval processes by the FDA, EMA and comparable regulatory authorities in various jurisdictions and we may not be able to obtain required regulatory approvals for our product candidates.

●	The results of preclinical studies, early-stage clinical trials and data obtained from third-party studies may not be indicative of results in future clinical trials, which may delay or prevent regulatory approval of our product candidates.

●	We may seek certain accelerated or other designations for one or more of our product candidates, but such designations may not lead to faster development of our product candidates nor do they increase the likelihood of obtaining regulatory approval.

●	For any product candidates that receive regulatory approval, we will be required to comply with extensive ongoing regulatory requirements, including conducting confirmatory clinical trials of any product candidates that receive accelerated approval.

Risks Relating to the Future Commercialization of the Company’s Products

●	We have never commercialized a product and will need to build a commercial infrastructure in order to do so, but we may lack the necessary capital, expertise, personnel and other resources to successfully commercialize our product candidates.

●	Our product candidates are complex and will be difficult to manufacture, which may lead to delays in our development or commercialization of product candidates.

●	Our commercial success will depend upon attaining significant market acceptance of our approved product candidates by stakeholders in the healthcare industry.

●	The market for our product candidates may be smaller than we estimate.

●	Coverage and reimbursement of our approved product candidates may be limited or unavailable, which could make it difficult to sell our products profitably.

●	Healthcare reform legislation and other industry changes may adversely affect our business model.

●	We face substantial competition in the development and commercialization of our product candidates.

Risks Relating to the Company’s Relationships with Third Parties

●	We will rely on third parties to conduct preclinical and clinical trials and the manufacture, production, storage and distribution of our product candidates and such parties may not properly and successfully perform their obligations to us, which could delay or prevent regulatory approval or successful commercialization of our product candidates.

●	We may not be successful in establishing collaboration and license agreements as planned, which could adversely affect our financial situation.

●	We depend on the performance of third-party collaborators for the research, development and commercialization of certain of our technologies and product candidates and may enter into future similar collaborations, but our ability to develop our product candidates may be adversely affected if such collaborators do not perform as expected or if we are unable to maintain or establish additional collaborations.

Risks Relating to Intellectual Property, Data Privacy and Cybersecurity of the Company

●	Issued patents covering our product candidates or technologies may be found invalid or unenforceable.

●	We may become involved in lawsuits to protect or enforce our intellectual property, or we may be subject to claims by third parties asserting that we infringed upon the intellectual property rights of others, and the adjudication of any such lawsuits or claims could be expensive, time consuming and unsuccessful.

●	We may not be successful in obtaining or maintaining current and additional intellectual property rights necessary or required to further develop our product candidates or compete effectively.

●	Changes to patent Law could diminish the value of our patents and impair our ability to protect our product candidates.

●	We may not be able to protect our intellectual property throughout the world.

●	We are subject to extensive regulations related to protection of personal information, privacy and data protection and our actual or perceived failure to comply with such regulations and other requirements could negatively affect our business, financial condition and results of operations.

●	Our internal computer systems, and those of our partners, collaborators or consultants, may fail or suffer security incidences, which could result in a material disruption to our business and cause significant monetary losses.

Risks Relating to the Company’s Business and Industry

●	Our ability to develop and commercialize our product candidates depends on our ability to attract and retain key management and scientific personnel, and competition for skilled personnel is intense in the biotechnology industry.

●	We may not be able to manage our growth and the expansion of our operations effectively.

●	We will incur significant costs as a result of becoming a public company and we may not be able to comply with our internal control procedures and corporate governance structure.

●	We have identified a material weakness in our internal controls over financial reporting. Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act in the future could have a material adverse effect on our business and stock price.

●	If we do not achieve our projected development and commercialization goals in the timeframes we expect, the commercialization of our product candidates may be delayed and our business may be harmed.

●	Our current and future operations are subject to applicable fraud and abuse, transparency, government price reporting, privacy and security, and other healthcare Laws and we could face substantial penalties from our inability to fully comply with such Laws.

●	Our employees, agents, contractors or collaborators may engage in misconduct or other improper activities.

●	We may incur significant losses if we or our third-party contractors and collaborators fail to comply with applicable environmental, health and safety Laws and regulations.

●	Product liability lawsuits from our product candidates could cause us to incur substantial liabilities and limit the development or commercialization of our product candidates.

●	Our business is subject to economic, political, regulatory and other risks associated with conducting business in the United States and internationally.

Risks Relating to SPAC and the Business Combination

●	If SPAC seeks shareholder approval of the Business Combination, the SPAC Initial Shareholders have agreed to vote in favor of the Business Combination, including the Initial Merger, regardless of how the SPAC Public Shareholders vote.

●	SPAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SPAC’s ability to continue as a “going concern.”

●	Since the Sponsor and SPAC’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the SPAC Shareholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as SPAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in SPAC if a business combination is not completed. Accordingly, SPAC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to the SPAC Shareholders than liquidating SPAC.

●	The unaudited pro forma financial information included herein may not be indicative of what PubCo’s actual financial position or results of operations would have been.

●	Warrants will become exercisable for PubCo Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to SPAC Shareholders.

●	SPAC cannot be certain as to the number of SPAC Ordinary Shares that will be redeemed and the potential impact to SPAC Shareholders who do not elect to redeem their SPAC Ordinary Shares.

●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

●	The regulation of penny stocks by the SEC and FINRA may discourage the tradability of the SPAC Ordinary Shares or other securities.

Risks Relating to Ownership of Securities of PubCo

●	The market price of PubCo Ordinary Shares and PubCo Warrants may be highly volatile, which may reduce the liquidity and market price of your PubCo securities.

●	There will be material differences between your current rights as a holder of SPAC Shares and the rights you will have as a holder of PubCo Ordinary Shares, some of which may adversely affect you.

●	A significant portion of PubCo’s outstanding shares after the Closing of the Business Combination will be restricted from immediate resale, but may be sold into the market into the future. This could cause the market price of PubCo Ordinary Shares to drop significantly, even if PubCo’s business is doing well.

●	We will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

●	PubCo could be classified as a passive foreign investment company for U.S. federal income Tax purposes for any taxable year, which could result in adverse U.S. federal income Tax consequences to U.S. Holders.

●	If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Risks Relating to PubCo’s Domicile in Switzerland and Status as a Foreign Private Issuer

●	PubCo is a Swiss stock corporation and the rights of our shareholders may be different from the rights of shareholders in companies governed by the Laws of U.S. jurisdictions.

●	Our status as a Swiss stock corporation means that our shareholders enjoy certain rights that may limit our flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.

●	PubCo Ordinary Shares will not be listed in Switzerland and as a result, certain Swiss Law provisions designed to protect shareholders in a takeover or change of control will not apply to our shareholders.

●	U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against us or our executive officers or members of our board of directors.

●	Shareholders outside of the U.S. may not be able to exercise pre-emptive rights in future issuances of PubCo equity or other securities that are convertible into equity.

●	Following the closing of the Business Combination, we may lose our foreign private issuer status, which would then require us to comply with the domestic reporting requirements of the Exchange Act and cause us to incur significant legal, accounting and other expenses.

●	We operate in multiple jurisdictions and as a result of changes in Tax Laws, treaties, rulings, regulations or agreements, or their interpretation, of Switzerland or any other country in which we operate, the loss of a major Tax dispute or a successful challenge to our operating structure, intercompany pricing policies or the taxable presence of our key Subsidiaries in certain countries, or other factors, our effective income Tax rates may increase in the future, which could adversely affect our net income and cash flows.

Emerging Growth Company

SPAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, SPAC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find SPAC’s securities less attractive as a result, there may be a less active trading market for SPAC’s securities and the price of SPAC’s securities may be more volatile.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, SPAC has elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, SPAC’s operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

SPAC will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the SPAC IPO, (b) in which SPAC has total annual gross revenue of at least $1.235 billion, or (c) in which SPAC is deemed to be a large accelerated filer, which means the market value of SPAC’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which SPAC has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

PubCo is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, PubCo is permitted to follow the corporate governance practices of its home country, Switzerland, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, PubCo’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, PubCo is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Transactions contemplated by the Business Combination and related Transactions. The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. The summary unaudited pro forma condensed combined statement of financial position data as of June 30, 2025 gives effect to the Business Combination and related Transactions as if they had occurred on June 30, 2025. The summary unaudited pro forma condensed combined statements of profit or loss data for the six months ended June 30, 2025 and for the year ended December 31, 2024 give effect to the Business Combination and related Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section below titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SPAC and the Company for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the capital recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of SPAC Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that no SPAC Public Shareholders exercise their rights to redeem any of their SPAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming Maximum Redemption Scenario: This presentation assumes that SPAC Public Shareholders holding 25,300,000 SPAC Class A Ordinary Shares will exercise their redemption rights for ₣210.6 million upon consummation of the Business Combination at a redemption price of ₣8.33 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	No Redemption Scenario		Maximum Redemption Scenario
	(in CHF and in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the six months ended June 30, 2025
Net loss	₣	(39,825)	₣	(39,825)
Weighted average shares outstanding – basic and diluted		161,625,000		136,325,000
Basic and diluted net loss per share	₣	(0.25)	₣	(0.29)

	No Redemption Scenario		Maximum Redemption Scenario
	(in CHF and in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the year ended December 31, 2024
Net loss	₣	(101,504)	₣	(98,188)
Weighted average shares outstanding – basic and diluted		161,625,000		136,325,000
Basic and diluted net loss per share	₣	(0.63)	₣	(0.72)

	No Redemption Scenario		Maximum Redemption Scenario
	(in CHF and in thousands)
Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of June 30, 2025
Total assets	₣	299,431	₣	88,798
Total liabilities		93,538		93,538
Total shareholders’ equity	₣	205,893	₣	(4,740)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of SPAC and the Company, adjusted to give effect to the Business Combination and related Transactions.

PubCo and Merger Sub were incorporated for the sole purpose of effectuating the Transactions. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of June 30, 2025 combines the historical unaudited condensed consolidated statement of financial position of the Company as of June 30, 2025 and the historical unaudited condensed balance sheet of SPAC as of June 30, 2025, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2025.

The following unaudited pro forma condensed combined statement of profit and loss for the six months ended June 30, 2025 includes the historical unaudited condensed consolidated statement of profit and loss of the Company for the six months ended June 30, 2025 and the historical unaudited statement of operations of the SPAC for the six months ended June 30, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2024, the beginning of the earliest periods presented. The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024 includes the historical audited statement of profit or loss of the Company for the year ended December 31, 2024 and the historical audited statement of operations of SPAC for the year ended December 31, 2024 on a pro forma basis as if the Business Combination had occurred on January 1, 2024, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2025, has been derived from:

●	the historical unaudited condensed financial statements of SPAC as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical unaudited condensed consolidated financial statements of the Company as of June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2025, has been derived from:

●	the historical unaudited condensed financial statements of the SPAC for the six months ended June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical unaudited condensed consolidated financial statements of the Company for the six months ended June 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024, has been derived from:

●	the historical audited financial statements of SPAC for the year ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical audited consolidated financial statements of the Company for the year ended December 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. The Company and SPAC have elected not to present any estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of the Company and SPAC included in this proxy statement/prospectus, the sections of this proxy statement/prospectus titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On April 22, 2025, SPAC entered into the Business Combination Agreement with the Company and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders. SPAC, the Company and Mr. Baumann entered into an amendment to the Business Combination Agreement on October 18, 2025 and entered into a second amendment and waiver to the Business Combination Agreement on February 2, 2026. Pursuant to the terms of the Business Combination Agreement, Sponsor formed PubCo, and PubCo formed Merger Sub. The Business Combination Agreement provides for, among other things, the following transactions: (i) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (ii) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (iii), continuing as a wholly owned subsidiary of PubCo, (iii) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (iv) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (v) Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (vi) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding ordinary share in the Company will be cancelled and exchanged for the fraction of a PubCo Ordinary Share equal to the Exchange Ratio (as defined in the Business Combination Agreement); (ii) (x) each issued and outstanding SPAC Unit will be automatically detached and the holder will be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant and (y) each issued and outstanding SPAC Class A Ordinary Share and SPAC Class B Ordinary Share will be cancelled and exchanged for one PubCo Ordinary Share; and (iii) each issued and outstanding whole SPAC Warrant will be converted into a whole warrant to purchase one PubCo Ordinary Share.

In addition to the consideration described above, the Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 PubCo Ordinary Shares (the “Earnout Shares”) during each of the three fiscal years after the Closing Date. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares in the event that:

(i)	the VWAP (as defined in the Business Combination Agreement) of the PubCo Ordinary Shares equals or exceeds $11.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2026, then PubCo shall issue an aggregate of 1,667 PubCo Ordinary Shares (the “Initial VWAP Shares”) to the Company Shareholders;

(ii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $12.50 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2027, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,667 PubCo Ordinary Shares (the “Second VWAP Shares”), and (B) if the Initial VWAP Shares have not been issued pursuant to (i), the Initial VWAP Shares; and

(iii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $14.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2028, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,666 PubCo Ordinary Shares to the Company Shareholders, (b) if the Initial VWAP Shares have not been issued pursuant to (i) or (ii), the Initial VWAP Shares, and (c) if the Second VWAP Shares have not been issued pursuant to (ii), the Second VWAP Shares.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	The Company’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

●	The Company’s operations will substantially comprise the ongoing operations of the combined company;

●	The Company is the larger entity in terms of substantive operations and employee base; and

●	The Company’s senior management will comprise the senior management of the combined company.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

SPAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of SPAC Public Shares into cash as more fully described below:

●	Assuming No Redemption Scenario: This presentation assumes that no Public Shareholders exercise their rights to redeem any of their SPAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming Maximum Redemption Scenario: This presentation assumes that SPAC Public Shareholders holding 25,300,000 SPAC Class A Ordinary Shares will exercise their redemption rights for ₣210.6 million upon consummation of the Business Combination at a redemption price of ₣8.33 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Ownership

The following table sets out share ownership of PubCo on a pro forma basis assuming the No Redemption Scenario and the Maximum Redemption Scenario:

	No Redemption Scenario	Maximum Redemption Scenario
Company Shareholders(1)	130,200,000	130,200,000
SPAC Public Shareholders	25,300,000	-
Initial Shareholders(2)	6,125,000	6,125,000
Total	161,625,000	136,325,000

Notes:

(1)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2025 and the unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2025 are based on (i) the unaudited condensed consolidated financial statements of the Company for the six months ended June 30, 2025, and (ii) the unaudited condensed financial statements of SPAC for the six months ended June 30, 2025. The following unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2024 are based on (i) the audited consolidated financial statements of the Company for the year ended December 31, 2024, and (ii) the audited financial statements of SPAC for the year ended December 31, 2024. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2025(1)
(In CHF and in thousands)

	Historical						Scenario 1: No Redemption Scenario					Scenario 2: Maximum Redemption Scenario
	Veraxa (IFRS)		Voyager (US GAAP)		IFRS conversion and presentation alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
Assets
Property and equipment, net	₣	2,018	₣	-	₣	-	₣	-		₣	2,018	₣	-		₣	2,018
Goodwill		22,849		-		-		-			22,849		-			22,849
Intangible assets, net		52,697		-		-		-			52,697		-			52,697
Right-of-use lease assets		778		-		-		-			778		-			778
Investments held in Trust Account		-		210,633		-		(210,633)	A		-		-			-
Non-current assets		78,342		210,633		-		(210,633)			78,342		-			78,342
Other receivables		256		-		-		-			256		-			256
Other receivables - related party		53		-		-		-			53		-			53
Prepaid expenses and other current assets		282		9		-		-			291		-			291
Due from Sponsor		-		159		-		(159)	D		-		-			-
Cash and cash equivalents		3,315		74		-		210,633	A		220,489		(210,633)	G		9,856
								(9,591)	B
								(3,166)	C
								63	D
								19,161	J
Total current assets		3,906		242		-		216,941			221,089		(210,633)			10,456
Total assets	₣	82,248	₣	210,875	₣	-	₣	6,308		₣	299,431	₣	(210,633)		₣	88,798

Commitments and contingencies
Voyager Class A ordinary shares subject to possible redemption	₣	-	₣	210,633	₣	(210,633)	₣	-		₣	-	₣	-		₣	-

Equity
Voyager preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding		-		-		-		-			-		-			-
Voyager Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 25,300,000 shares subject to possible redemption)		-		-		-		2	G		-		(2)	G		-
								(2)	I				2	I
Voyager Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares issued and outstanding		-		1		-		-	H		-		-			-
								(1)	I
Veraxa subscribed capital		14,716		-		-		(14,716)	E		-		-			-
PubCo ordinary shares		-		-				130,200	E		161,625		(25,300)	I		136,325
								31,425	I
Additional paid-in capital		-		-		-		-			-		-			-
Accumulated deficit		(68,484)		(9,450)		(4,851)		(1,593)	C		(139,489)		3,316	K		(140,677)
								15,894	F				(4,504)	L
								(71,005)	K
Capital reserves		66,882		-		-		(1,573)	C		184,145		(210,631)	G		-
								(115,484)	E				25,298	I
								(15,894)	F				(3,316)	K
								210,631	G				4,504	L
								-	H
								(31,422)	I
								71,005	K
Other reserves		(388)		-		-		-			(388)		-			(388)
Total equity		12,726		(9,449)		(4,851)		207,467			205,893		(210,633)			(4,740)

Voyager Class A ordinary shares subject to possible redemption		-		-		210,633		(210,633)	G		-		-			-
Deferred underwriting commission		-		9,591		-		(9,591)	B		-		-			-
Warrant liabilities		-		-		4,851		-			4,851		-			4,851
Noncurrent lease liabilities		630		-		-		-			630		-			630
Deferred tax liabilities		14,682		-		-		-			14,682		-			14,682
Senior Secured Note, net		-		-		-		19,161	J		19,161		-			19,161
Contingent liabilities		2,559		-		-		-			2,559		-			2,559
Remuneration commitments (SARs)		48,342		-		-		-			48,342		-			48,342
Total non-current liabilities		66,213		9,591		215,484		(201,063)			90,225		-			90,225
Accounts payable		1,130		4		-		-			1,134		-			1,134
Accrued expenses and deferred income		1,793		-		-		-			1,793		-			1,793
Due to related party		-		96		-		(96)	D		-		-			-
Current lease liabilities		157		-		-		-			157		-			157
Other current liabilities		229		-		-		-			229		-			229
Total current liabilities		3,309		100		-		(96)			3,313		-			3,313
Total liabilities		69,522		9,691		215,484		(201,159)			93,538		-			93,538
Total equity and liabilities	₣	82,248	₣	210,875	₣	-	₣	6,308		₣	299,431	₣	(210,633)		₣	88,798

(1)	The unaudited pro forma condensed combined statement of financial position as of June 30, 2025 combines the historical unaudited consolidated statement of financial position of the Company as of June 30, 2025 and the historical unaudited condensed balance sheet of SPAC as of June 30, 2025. PubCo was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2025(1)
(In CHF and in thousands, except share and per share amounts)

	Historical						Scenario 1: No Redemption Scenario					Scenario 2: Maximum Redemption Scenario
	Veraxa (IFRS)		Voyager (US GAAP)		IFRS conversion and presentation alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	₣	24	₣	-	₣	-	₣	-		₣	24	₣	-	₣	24
Cost of sales		(8)		-		-		-			(8)		-		(8)
Gross Profit		16		-		-		-			16		-		16

General and administrative expenses		(28,376)		(436)		-		130	BB		(28,682)		-		(28,682)

Research and development expenses		(4,609)		-		-		-			(4,609)		-		(4,609)
Sales and marketing expenses		(2,466)		-		-		-			(2,466)		-		(2,466)
Depreciation and amortization expenses		(1,024)		-		-		-			(1,024)		-		(1,024)
Operating loss		(36,459)		(436)		-		130			(36,765)		-		(36,765)
Change in fair value of contingent liabilities		(459)		-		-		-			(459)		-		(459)
Change in fair value of warrant liabilities		-		-		(2,910)		-			(2,910)		-		(2,910)
Currency exchange gain (loss)		37		-		-		-			37		-		37
Other income		22		9		-		-			31		-		31
Interest income from investments held in Trust Account		-		4,673		-		(4,673)	AA		-				-
Loss before taxes		(36,859)		4,246		(2,910)		(4,543)			(40,066)		-		(40,066)
Tax benefit		241		-		-		-			241		-		241
Net loss	₣	(36,618)	₣	4,246	₣	(2,910)	₣	(4,543)		₣	(39,825)	₣	-	₣	(39,825)

Loss per share - basic and diluted	₣	(2.58)

Basic and diluted net income per ordinary share, Class A redeemable ordinary shares			₣	0.14

Basic net income per share, Class B ordinary shares			₣	0.14

Diluted net income per share, Class B ordinary shares			₣	0.14

Pro forma weighted average number of shares outstanding - basic and diluted(2)											161,625,000				136,325,000

Pro forma earnings per share - basic and diluted										₣	(0.25)			₣	(0.29)

(1)	The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2025 combines the historical unaudited condensed statement of profit or loss of the Company for the six months ended June 30, 2025 and the historical unaudited condensed statement of operations of SPAC for the six months ended June 30, 2025 PubCo was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.
(2)	Please refer to Note 7 — Net Loss per Share for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2024(1)
(In CHF and in thousands, except share and per share amounts)

	Historical						Scenario 1: No Redemption Scenario					Scenario 2: Maximum Redemption Scenario
	Veraxa (IFRS)		Voyager (US GAAP)		IFRS conversion and presentation alignment (Note 4)		Transaction Accounting Adjustments			Pro Forma Combined		Transaction Accounting Adjustments			Pro Forma Combined
General and administrative expenses	₣	(17,095)	₣	(619)	₣	-	₣	186	BB	₣	(88,533)		3,316	CC	₣	(85,217)
								(69,675)	CC
Research and development expenses		(6,311)		-		-		-			(6,311)		-			(6,311)
Sales and marketing expenses		(3,636)		-		-		-			(3,636)		-			(3,636)
Depreciation and amortization expenses		(1,876)		-		-		-			(1,876)		-			(1,876)
Operating loss		(28,918)		(619)		-		(70,819)			(100,356)		3,316			(97,040)
Change in fair value of contingent liabilities		(475)		-		-		-			(475)		-			(475)
Change in fair value of warrant liabilities		-		-		(1,941)		-			(1,941)		-			(1,941)
Currency exchange gain (loss)		624		-		-		-			624		-			624
Other income		15		8		-		-			23		-			23
Interest income from investments held in Trust Account		-		4,117		-		(4,117)	AA		-		-			-
Unrealized gain on investments held in Trust Account		-		140		-		(140)	AA		-		-			-
Loss before taxes		(28,754)		3,646		(1,941)		(75,076)			(102,125)		3,316			(98,809)
Tax benefit		621		-		-		-			621		-			621
Net loss	₣	(28,133)	₣	3,646	₣	(1,941)	₣	(75,076)		₣	(101,504)	₣	3,316		₣	(98,188)

Loss per share - basic and diluted	₣	(2.00)

Basic and diluted net income per ordinary share, Class A redeemable ordinary shares			₣	0.23

Basic net income per share, Class B ordinary shares			₣	0.23

Diluted net income per share, Class B ordinary shares			₣	0.21

Pro forma weighted average number of shares outstanding - basic and diluted(2)											161,625,000					136,325,000

Pro forma earnings per share - basic and diluted										₣	(0.63)				₣	(0.72)

(1)	The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2024 combines the historical audited statement of profit or loss of the Company for the year ended December 31, 2024 and the historical audited statement of operations of SPAC for the year ended December 31, 2024. PubCo was incorporated for the sole purpose of effectuating the Transactions. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.
(2)	Please refer to Note 7 — Net Loss per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

Business Combination

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Proposal One – The Business Combination Proposal—Related Agreements.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that SPAC will experience. The Company and SPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. SPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

SPAC does not meet the definition of a “business” pursuant to International Financial Reporting Standards 3, Business Combinations (“IFRS 3”) as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2. See Note 3 — Accounting for the Business Combination for more details.

PubCo and Merger Sub were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the CHF (“CHF” or “₣”). The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by the Company. One adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SPAC’s historical financial information in accordance with the presentation of the Company’s historical financial information.

The historical financial statements of SPAC have been translated into and are presented in CHF for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of June 30, 2025 of US $1.00 to CHF ₣0.796280 for the balance sheet;

●	the average exchange rate for the six months ended June 30, 2025, of US $1.00 to CHF ₣0.862077 for the statement of operations for the period ending on that date; and

●	the average exchange rate for the year ended December 31, 2024, of US $1.00 to CHF ₣0.880468 for the statement of operations for the period ending on that date.

SPAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of SPAC Public Shares into cash as more fully described below:

●	Assuming No Redemption Scenario: This presentation assumes that no SPAC Public Shareholders exercise their rights to redeem any of their SPAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming Maximum Redemption Scenario: This presentation assumes that SPAC Public Shareholders holding 25,300,000 SPAC Class A Ordinary Shares will exercise their redemption rights for ₣210.6 million upon consummation of the Business Combination at a redemption price of ₣8.33 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of PubCo on a pro forma basis assuming the No Redemption Scenario and the Maximum Redemption Scenario:

	No Redemption Scenario	Maximum Redemption Scenario
Company Shareholders(1)	130,200,000	130,200,000
Public Shareholders	25,300,000	-
Initial Shareholders(2)	6,125,000	6,125,000
Total	161,625,000	136,325,000

Notes:

(1)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	The Company’s current shareholders will hold a majority of the voting power of the combined company post Business Combination;

●	The Company’s operations will substantially comprise the ongoing operations of the combined company;

●	The Company is the larger entity in terms of substantive operations and employee base; and

●	The Company’s senior management will comprise the senior management of the combined company.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial statements of the Company has been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the CHF (“CHF” or “₣”). The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by the Company. One adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify SPAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SPAC’s historical financial information in accordance with the presentation of the Company’s historical financial information.

The historical financial statements of SPAC have been translated into and are presented in CHF for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of June 30, 2025 of US $1.00 to CHF ₣0.796280 for the balance sheet;

●	the average exchange rate for the six months ended June 30, 2025, of US $1.00 to CHF ₣0.862077 for the statement of operations for the period ending on that date; and

●	the average exchange rate for the year ended December 31, 2024, of US $1.00 to CHF ₣0.880468 for the statement of operations for the period ending on that date.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2025

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of June 30, 2025 are as follows:

A.	Reflects the liquidation and reclassification of ₣210.6 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

B.	Reflects the settlement of deferred underwriting commission by cash upon the Closing of the Business Combination.

C.	Represents preliminary estimated transaction costs expected to be incurred by SPAC and the Company of ₣1.6 million and ₣1.6 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the SPAC Transaction Costs, none of these fees have been paid or accrued as of the pro forma statement of financial position date. The amount of ₣1.6 million is reflected as an adjustment to accumulated deficit.

For the Company Transaction Costs, none of these fees have been paid or accrued as of the pro forma statement of financial position date. The amount of ₣1.6 million is included as an adjustment to capital reserves.

D.	Reflects the settlement of related party receivables and payables at the Business Combination.

E.	Reflects the issuance of 130,200,000 PubCo Ordinary Shares to the Company Shareholders at par value of ₣1.00 per share.

F.	Represents the elimination of SPAC’s historical accumulated losses after recording the transaction costs to be incurred by SPAC as described in (C) above.

G.	The No Redemption Scenario reflects no Public Shareholders exercise their rights to redeem any of their SPAC Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account as of closing is available for the Business Combination.

The Maximum Redemption Scenario reflects SPAC Public Shareholders holding 25,300,000 SPAC Class A Ordinary Shares will exercise their redemption rights for ₣210.6 million upon consummation of the Business Combination at a redemption price of ₣8.33 per share.

H.	Represents the forfeiture of 200,000 SPAC Class B Ordinary Shares by Sponsor upon the Closing of the Business Combination.

I.	The No Redemption Scenario reflects the exchange of 25,300,000 SPAC Class A Ordinary Shares and 6,125,000 SPAC Class B Ordinary Shares into the same number of PubCo Ordinary Shares with a par value of ₣1.00.

The Maximum Redemption Scenario reflects the exchange of 6,125,000 SPAC Class B Ordinary Shares into the same number of PubCo Ordinary Shares with a par value of ₣1.00.

J.	In January 2026, the Company signed a binding term sheet with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of ₣21.9 million (or $27.5 million), which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately ₣19.2 million (or $24.1 million).

K.	In the No Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a ₣71.0 million increase to accumulated loss. In the Maximum Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a ₣67.7 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of ₣8.46 per share (as of January 22, 2026). The value is preliminary and will change based on fluctuations in the share price of the SPAC Class A Ordinary Shares through the Closing Date. In the No Redemption Scenario, a one percent change in the market price per share would result in a change of ₣2.7 million in the estimated expense. In the Maximum Redemption Scenario, a one percent change in the market price per share would result in a change of ₣0.5 million in the estimated expense.

	No Redemption Scenario			Maximum Redemption Scenario
	Shares	(in 000s)		Shares	(in 000s)
SPAC shareholders of Class A Ordinary Shares	25,300,000			-
SPAC shareholders of Class B Ordinary Shares	6,125,000			6,125,000
	31,425,000			6,125,000
Deemed costs of shares to be issued to SPAC shareholders		₣	265,745		₣	51,796
Net assets of SPAC as of June 30, 2025			(9,449)			(9,449)
Less: SPAC warrant liabilities			(4,851)			(4,851)
Less: SPAC transaction costs			(1,593)			(1,593)
Add: Reclassification of shares subject to redemption to equity			210,633			-
Adjusted net assets of SPAC as of June 30, 2025			194,740			(15,893)
Difference – being IFRS 2 charge for listing services		₣	71,005		₣	67,689

L.	Reflects the classification under equity to avoid negative capital reserves.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statements Of Profit or Loss for the Six Months Ended June 30, 2025 and the Year Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statements of profit or loss for the year ended December 31, 2024 are as follows:

AA.	Reflect the elimination of interest income generated from the investments held in Trust Account.

BB.	Reflect the elimination of administrative service compensation and CEO compensation that will be ceased paying upon closing of the Business Combination.

CC.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by PubCo over the fair value of SPAC’s identifiable net assets at the date of the Business Combination.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of SPAC’s Public Shares:

	For the year ended six months ended June 30, 2025
Weighted average shares outstanding – basic and diluted	No Redemption Scenario	Maximum Redemption Scenario
Company Shareholders(1)	130,200,000	130,200,000
Public Shareholders	25,300,000	-
Initial Shareholders(2)	6,125,000	6,125,000
Total	161,625,000	136,325,000

	For the year ended December 31, 2024
Weighted average shares outstanding – basic and diluted	No Redemption Scenario	Maximum Redemption Scenario
Company Shareholders(1)	130,200,000	130,200,000
Public Shareholders	25,300,000	-
Initial Shareholders(2)	6,125,000	6,125,000
Total	161,625,000	136,325,000

Notes:

(1)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares.
(2)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for SPAC and the Company on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2025 and for the year ended December 31, 2024, after giving effect to the Business Combination, assuming (i) no SPAC Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the SPAC Public Shareholders exercise their redemption rights with respect to a maximum of 25,300,000 SPAC Public Shares, or ₣8.33 per share or ₣210.6 million. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum contractual redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of SPAC and the Company and the historical financial statements and related notes of each of SPAC and the Company, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of SPAC and the Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had SPAC and the Company consummated a business combination during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SPAC and the Company would have been had SPAC and the Company consummated a business combination during the period presented.

	Company (Historical)		SPAC (Historical)		Pro Forma Combined (No Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
As of and for the six months ended June 30, 2025
Book value (deficit) per share(1)	₣	0.86	₣	(0.30)	₣	1.27	₣	(0.03)
Weighted average shares outstanding – basic and diluted		14,220,557		25,300,000		161,625,000		136,325,000
Net (loss) income per share – basic and diluted	₣	(2.58)	₣	0.14	₣	(0.25)	₣	(0.29)
Weighted average shares outstanding – basic				6,325,000
Net income per share – basic			₣	0.14
Weighted average shares outstanding – diluted				6,325,000
Net income per share – diluted			₣	0.14

	Company (Historical)		SPAC (Historical)		Pro Forma Combined (No Redemption Scenario)		Pro Forma Combined (Maximum Redemption Scenario)
For the year ended December 31, 2024
Weighted average shares outstanding – basic and diluted		14,051,547		9,815,847		161,625,000		136,325,000
Net (loss) income per share – basic and diluted	₣	(2.00)	₣	0.23	₣	(0.63)	₣	(0.72)
Weighted average shares outstanding – basic				5,820,082
Net income per share – basic			₣	0.23
Weighted average shares outstanding – diluted				6,325,000
Net income per share – diluted			₣	0.21

DILUTION TO SPAC’S SHAREHOLDERS

SPAC’s net tangible book value as of September 30, 2025 was ₣(9,776) thousand, or ₣(0.31) per share, based on 31,625,000 shares of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions
Offering Price of the Securities in the Initial Registered offering price per share	₣	7.96	₣	7.96	₣	7.96
SPAC’s net tangible book value as of September 30, 2025, as adjusted for redemptions	₣	194,413	₣	141,755	₣	89,096
SPAC’s shares outstanding, as adjusted for redemptions		31,425,000		25,100,000		18,775,000
SPAC’s net tangible book value per share as of September 30, 2025, as adjusted for redemptions	₣	6.19	₣	5.65	₣	4.75
Dilution per share to the existing SPAC’s shareholders	₣	1.78	₣	2.32	₣	3.22
Change in net tangible book value per share attributable to SPAC’s shareholders	₣	6.50	₣	5.96	₣	5.05

	Assuming 75% Redemptions		Assuming Maximum Redemptions
Offering Price of the Securities in the Initial Registered offering price per share	₣	7.96	₣	7.96
SPAC’s net tangible book value as of September 30, 2025, as adjusted for redemptions	₣	36,438	₣	(16,220)
SPAC’s shares outstanding, as adjusted for redemptions		12,450,000		6,125,000
SPAC’s net tangible book value per share as of September 30, 2025, as adjusted for redemptions	₣	2.93	₣	(2.65)
Dilution per share to the existing SPAC’s shareholders	₣	5.04	₣	10.61
Change in net tangible book value per share attributable to SPAC’s shareholders	₣	3.24	₣	(2.34)

The following table illustrates the as adjusted net tangible book value to SPAC Shareholders and decrease in net tangible book value to SPAC Shareholders as a result of transaction costs incurred by SPAC, accretion to SPAC Class A Ordinary Shares subject to possible redemption, and funds released from the trust at de-SPAC (in thousands, except share and per share data).

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions
As adjusted net tangible book value per share	₣	6.19	₣	5.65	₣	4.75

Numerator adjustments
SPAC’s net tangible book value as of September 30, 2025	₣	(9,776)	₣	(9,776)	₣	(9,776)
Transaction costs attributed to SPAC		(1,593)		(1,593)		(1,593)
SPAC warrant liabilities		(4,851)		(4,851)		(4,851)
Funds released from trust(1)		210,633		157,975		105,316
As adjusted net tangible book value	₣	194,413	₣	141,755	₣	89,096

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions
Denominator adjustments
SPAC’s Public Shares outstanding	25,300,000	18,975,000	12,650,000
SPAC Founder Shares outstanding	6,125,000	6,125,000	6,125,000
As adjusted total shares outstanding	31,425,000	25,100,000	18,775,000

	Assuming 75% Redemptions		Assuming Maximum Redemptions
As adjusted net tangible book value per share	₣	2.93	₣	(2.65)

Numerator adjustments
SPAC’s net tangible book value as of September 30, 2025	₣	(9,776)	₣	(9,776)
Transaction costs attributed to SPAC		(1,593)		(1,593)
SPAC warrant liabilities		(4,851)		(4,851)
Funds released from trust(1)		52,658		-
As adjusted net tangible book value	₣	36,438	₣	(16,220)

Denominator adjustments
SPAC’s Public Shares outstanding		6,325,000		-
SPAC Founder Shares outstanding		6,125,000		6,125,000
As adjusted total shares outstanding		12,450,000		6,125,000

(1)	The funds released from trust was adjusted under the 25% redemption scenario for the redemptions of ₣52,658 thousand, under 50% redemption scenario for the redemptions of ₣105,317 thousand, under 75% redemption scenario for the redemptions of ₣157,975 thousand, and under maximum redemption scenario for the redemptions of ₣210,633 thousand.

To the extent that additional shares are issued pursuant to the foregoing, SPAC Shareholders will experience further dilution. In addition, SPAC may enter into other transactions. To the extent it issues such securities, investors and SPAC Shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share. In January 2026, the Company signed a binding term sheet with certain investors pursuant to which the Company will issue a Senior Secured Note to such investors with a principal amount of $27.5 million, which will be issued at a discount of 87.5%, resulting in net cash proceeds of approximately $24.2 million, reflected in the table below (see “Company Financing Warrants” and related footnote).

	Assuming No Redemption(1)		Assuming 25% Redemptions(2)		Assuming 50% Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Company Shareholders(6)	135,600,000	71.6%	135,600,000	74.1%	135,600,000	76.7%
High Trail Capital LP(7)	2,391,304	1.3%	2,391,304	1.3%	2,391,304	1.4%
SPAC Public Shareholders	37,950,000	20.0%	31,625,000	17.3%	25,300,000	14.3%
Initial Shareholders(8)	13,390,000	7.1%	13,390,000	7.3%	13,390,000	7.6%
Total shares	189,331,304	100.0%	183,006,304	100.0%	176,681,304	100.0%

	Assuming 75% Redemptions(4)		Assuming Maximum Redemptions(5)
Equity Capitalization Summary	Shares	%	Shares	%
Company Shareholders(6)	135,600,000	79.6%	135,600,000	82.7%
High Trail Capital LP(7)	2,391,304	1.4%	2,391,304	1.5%
SPAC Public Shareholders	18,975,000	11.1%	12,650,000	7.7%
Initial Shareholders(8)	13,390,000	7.9%	13,390,000	8.1%
Total shares	170,356,304	100.0%	164,031,304	100.0%

Note:

(1)	Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their SPAC Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that holders of 25% of SPAC Public Shares, or 6,325,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣52.7 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(3)	Assumes that holders of 50% of SPAC Public Shares, or 12,650,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣105.3 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(4)	Assumes that holders of 75% of SPAC Public Shares, or 18,975,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣158.0 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(5)	Assumes that all SPAC Public Shareholders, holding 25,300,000 SPAC Public Shares, will exercise their Redemption Rights for an aggregate payment of ₣210.6 million (based on the estimated per-share redemption price of ₣8.33 per share) from the Trust Account.
(6)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount includes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.
(7)	The Company will issue to High Trail Capital LP a 4-year warrant (“Company Financing Warrants”) exercisable for an aggregate exercise price of ₣21.9 million (or $27.5 million) with an initial exercise price equal to ₣9.16 (or $11.50) pursuant to the binding term sheet signed in January 2026. This amount reflects the 2,391,304 shares underlying such warrants.
(8)	At the Closing and (a) immediately prior to the Initial Merger Effective Time, Sponsor shall forfeit, without any consideration, 200,000 SPAC Class B Ordinary Shares and 400,000 SPAC Warrants, and (b) at the Acquisition Effective Time, PubCo shall issue 200,000 Ordinary Shares and 400,000 PubCo Warrants to Company Shareholders pursuant to the Business Combination Agreement. As such, this amount excludes the 200,000 Ordinary Shares and the 400,000 shares underlying such warrants.

SPAC issued shares in an initial registered offering at ₣7.96 per share. After giving effect to the SPAC IPO, the issued and outstanding SPAC Public Shares are 31,425,000, assuming no further redemptions. In connection with the de-SPAC transaction, 130,200,000 shares will be issued to the Company Shareholders, assuming no further redemptions. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosure in the table below as required by Item 1604(c) (in thousands, except share and per share data).

For purposes of Item 1604(c)(1), PubCo would have 161,625,000 total shares after giving effect to the de-SPAC transaction under the no redemptions scenario. Where there are no redemptions, the Company valuation is based on the SPAC offering price of the securities in the SPAC IPO at a price per share of ₣7.96 and is therefore calculated as: ₣7.96 (per share SPAC IPO price) times 161,625,000 shares, or ₣1,286,988 thousand. The following table illustrates the valuation at the offering price of the securities in the SPAC IPO at a price of ₣7.96 per share for each redemption scenario:

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions
SPAC shares valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	250,231	₣	199,866	₣	149,502
SPAC shares outstanding post de-SPAC		31,425,000		25,100,000		18,775,000

Company shares valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	1,036,757	₣	1,036,757	₣	1,036,757
Company shares outstanding post de-SPAC		130,200,000		130,200,000		130,200,000

Total valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	1,286,988	₣	1,236,623	₣	1,186,258

Total shares outstanding post de-SPAC		161,625,000		155,300,000		148,975,000

	Assuming 75% Redemptions		Assuming Maximum Redemptions
SPAC shares valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	99,137	₣	48,772
SPAC shares outstanding post de-SPAC		12,450,000		6,125,000

Company shares valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	1,036,757	₣	1,036,757
Company shares outstanding post de-SPAC		130,200,000		130,200,000

Total valuation based on offering price of the securities in the initial registered offering of ₣7.96 per share	₣	1,135,893	₣	1,085,529

Total shares outstanding post de-SPAC		142,650,000		136,325,000

The required disclosure is not a guarantee that the trading price of the combined company will not be below the SPAC IPO offering price of SPAC, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

RISK FACTORS

Investing in our securities involves a high degree of risk. If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by SPAC and PubCo, which later may prove to be incorrect or incomplete. SPAC and PubCo may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party or on the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of PubCo Ordinary Shares or, if the Business Combination is not consummated, SPAC Ordinary Shares, could decline, and you may lose part or all of the value of any PubCo Ordinary Shares or SPAC Ordinary Shares that you hold.

Risks Relating to the Company’s Financial Position and Capital Requirements

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, or the “Company” refer to Veraxa Biotech AG and its Subsidiary prior to the consummation of the Business Combination and, after the consummation of the Business Combination, PubCo and its Subsidiary.

We have a limited operating history and no products approved for commercial sale and have never generated revenue from product sales. We have a history of significant losses, expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We are an early-stage oncology-focused biotechnology company with a limited operating history. We commenced operations in 2020, have no products approved for commercial sale and have not generated any revenue from product sales. Investment in oncology product development entails substantial upfront capital expenditures and significant risk that product candidates will fail to prove safe or effective, gain regulatory approval or become commercially viable. To date, we have funded our operations primarily through private placements and equity offerings and have devoted substantially all of our efforts and financial resources to organizing and staffing our company, conducting discovery, research, and development activities, securing intellectual property rights related to our product candidates, raising capital, and the Business Combination. We have never been profitable and have incurred operating losses in each year since inception. We have an accumulated deficit of CHF 29.1 million as of December 31, 2024, and may incur further losses over the foreseeable future as we develop our business. We have spent, and expect to continue to spend, a substantial amount of funds in connection with implementing our business strategy, including our planned product development and commercialization efforts.

To date, we have not completed any clinical trials, obtained marketing approval for any product candidates, manufactured a commercial scale product, or conducted sales and marketing activities necessary for successful product commercialization. We expect that it could be years, if ever, before we have a commercialized product. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We have incurred significant net losses in each period since our inception and anticipate that we will continue to incur significant and increasing net losses for the foreseeable future. The net losses we incur may fluctuate significantly from year to year. We anticipate that our expenses will increase substantially if, and as, we:

●	continue to advance the development of our technology platforms and product candidates;

●	seek regulatory approval for our product candidates from applicable regulatory authorities;

●	conduct clinical trials of our future product candidates;

●	conduct any required confirmatory clinical trials of any of our product candidates in anticipation of potential accelerated approval from the FDA or similar conditional approval from the EMA or comparable regulatory agencies in other jurisdictions;

●	expand our research and development efforts for our preclinical product candidates and research pipeline;

●	invest in clinical development, manufacturing and commercialization activities, including launching commercial sales, marketing and distribution operations;

●	continue to prepare, file, prosecute, maintain, protect and enforce our intellectual property rights and claims;

●	add clinical, scientific, operational, financial and management information systems and personnel; and

●	continue to operate as a public company.

Even if we obtain regulatory approval of and are successful in commercializing one or more of our product candidates, we may incur substantial research and development and other expenditures to develop and market additional product candidates. We may encounter unforeseen expenses, difficulties, complications, delays and unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our net losses may fluctuate significantly from quarter to quarter and from year to year.

We may never achieve or sustain profitability.

We do not know when or whether we will become profitable. To date, we have not commercialized any products or generated any revenues from the sale of products. To become and remain profitable, we must succeed in developing, obtaining regulatory approval for and commercializing one or more of our product candidates. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our product candidates, discovering and developing additional product candidates, obtaining regulatory approval for any product candidates that successfully complete clinical trials, establishing commercialization capabilities for any approved products and achieving market acceptance for any approved products. We may never succeed in these activities. Even if we succeed in these activities, we may never generate revenue in an amount sufficient to achieve profitability.

Because of the numerous risks and uncertainties associated with biotechnology product development and commercialization, we are unable to accurately predict whether and when we will achieve profitability. If we are required by the FDA, the EMA or any comparable regulatory authority in other jurisdictions to perform preclinical studies or clinical trials in addition to those we currently expect to conduct, or if there are any delays or complications in completing preclinical studies of our product candidates or, if preclinical studies are successful, in submitting an IND to the FDA, manufacturing clinical trial supplies and completing clinical trials, our expenses could increase substantially and our ability to achieve profitability could be further delayed.

Even if we achieve profitability, we may not be able to sustain profitability in subsequent periods. After we achieve profitability, if ever, we expect to continue to engage in substantial research and development activities and to incur substantial expenses to develop and commercialize additional product candidates. In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our revenues, expenses and profitability.

Our failure to achieve or sustain profitability would depress our market value and could impair our ability to execute our business plan, raise capital, develop additional product candidates or continue our operations. A decline in the value of our company could cause our shareholders to lose all or part of their investment.

The Company’s financial statements for the year ended December 31, 2024, contained a disclosure in Note 2 regarding substantial doubt about its ability to continue as a going concern. This going concern disclosure in Note 2 of financial statements could prevent it from obtaining new financing on reasonable terms or at all and risk its ability to continue operating as a going concern.

To date, the Company has not generated significant revenues from its activities and has incurred substantial operating losses. In part because the Company has incurred losses in each year since its inception, its audited financial statements for the period ended December 31, 2024 contain a disclosure in Note 2 regarding substantial doubt about its ability to continue as a going concern. These events and conditions, along with other matters, indicated that a material uncertainty existed as of December 31, 2024, that raises substantial doubt on its ability to continue as a going concern. The financial statements for the year ended December 31, 2024 have been prepared assuming that the Company will continue as a going concern. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through the utilization of its current financial resources and through additional raises of capital. As of December 31, 2024, the Company reported operating losses of approximately CHF 28.1 million. The disclosure regarding substantial doubt about its ability to continue as a going concern could materially limit its ability to raise additional funds through the issuance of equity or debt securities or otherwise in the future. Further financial statements may also include a similar disclosure with respect to its ability to continue as a going concern. Until the Company can generate significant recurring revenues, the Company expects to satisfy its future cash needs through existing cash, debt or equity financing. Additionally, the Company is actively raising a crossover financing round from existing and new investors, which the Company expects to close prior to the completion of the Business Combination. Net proceeds from this capital raise are expected to provide the Company with sufficient capital for the next two years, not including various potential partnering and co-development opportunities. However, the Company cannot be certain that additional funding will be available to it on acceptable terms, if at all. If funds are not available, the Company may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to its products and it risks its ability to continue operating as a going concern.

Even after the completion of this Business Combination, we will require substantial additional capital to execute our business plan. Our inability to obtain this capital when needed could force us to delay, limit, reduce or terminate our product development efforts or our establishment of late-stage development and commercialization capabilities.

Since our inception, we have used substantial amounts of cash. The development of oncology product candidates is capital intensive and we expect that we will continue to expend substantial resources for the foreseeable future to develop and commercialize our current and future product candidates. Our expenditures in the foreseeable future may include costs associated with conducting research and development activities, conducting preclinical studies and clinical trials, obtaining regulatory approvals, undertaking late-stage commercialization activities, establishing our sales and marketing capabilities, manufacturing and selling approved products and potentially acquiring new technologies.

To date, we have financed our operations primarily through the sale of equity securities. We believe that we have sufficient financial resources available to fund our projected operating requirements for at least the next twelve months. Because the outcome of our product development and future planned clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates. For example, our costs will increase if we experience any delays in our product development and future planned clinical trials.

Our future capital requirements, both in the near- and long-term, depend on many factors, including:

●	the outcome, timing and costs of obtaining regulatory approvals for our product candidates if the requisite clinical trials are successful;

●	the progress, results and costs of our clinical trials of our future product candidates;

●	the progress, results and costs of any required confirmatory clinical trials of any product candidates that receive accelerated approval from the FDA or similar conditional approval from the EMA or comparable regulatory agencies in other jurisdictions;

●	the scope, progress, results and costs of researching and developing product candidates in our research pipeline, including conducting preclinical studies and clinical trials of such product candidates;

●	the costs of outsourced manufacturing of our product candidates for clinical trials and in preparation for regulatory approval and commercialization;

●	the size of the markets for approved indications in territories in which we receive regulatory approval, if any;

●	the timing and costs of commercialization activities for our product candidates, if any are approved for sale, including establishing our sales and marketing capabilities and engaging in the marketing, sales and distribution of our product candidates;

●	the revenue, if any, received from the commercialization of our product candidates, if any are approved for sale;

●	our ability to maintain and establish collaboration, licensing or other arrangements and the financial terms of such agreements;

●	the costs involved in preparing, filing, prosecuting, maintaining, protecting and enforcing our intellectual property rights and claims, including any litigation costs and the outcome of such litigation;

●	the costs associated with potential product liability claims, including the costs associated with obtaining insurance against such claims and with defending against such claims;

●	the timing and amount of any milestone payments we may receive under our collaboration or similar agreements;

●	the costs involved in maintaining and improving the technology we use in our product candidates;

●	our efforts to enhance operational systems and hire additional personnel, including personnel to support the development and commercialization of our product candidates and to satisfy our obligations as a public company;

●	the effect of competing technological and market developments; and

●	the types of available sources of private and/or public market financing.

Additional funds may not be available when we need them or on terms that are acceptable to us. In addition, market volatility resulting from economic conditions and other factors could also adversely impact our ability to access capital as and when needed. Further, as a Swiss company, we have less flexibility to raise capital, particularly in a quick and efficient manner, as compared to U.S. companies. If adequate funds are not available to us on a timely basis or on terms acceptable to us, we may be required to delay, limit, reduce or terminate our product development efforts or our establishment of late-stage development and commercialization capabilities.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our intellectual property or product candidates on unfavorable terms.

Unless and until we can generate sufficient revenue to finance our cash requirements, which may never happen, we may seek additional capital through a variety of means, including through public and private equity offerings and debt financings, credit and loan facilities and additional collaborations. If we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such equity or convertible debt securities may include liquidation or other preferences that are senior to or otherwise adversely affect your rights as a shareholder. If we raise additional capital through the sale of debt securities or through entering into credit or loan facilities, we may be restricted in our ability to take certain actions, such as incurring additional debt, making capital expenditures, acquiring or licensing intellectual property rights, declaring dividends or encumbering our assets to secure future indebtedness. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan. If we raise additional capital through collaborations with third parties, we may be required to relinquish valuable rights to our intellectual property or product candidates or we may be required to grant licenses for our intellectual property or product candidates on unfavorable terms. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development efforts or our establishment of late-stage development and commercialization capabilities or we may be required to grant rights to third parties to develop and market our product candidates that we would otherwise prefer to develop and market ourselves.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the research and development, clinical and business development expertise of our key executives and other principal members of our management, scientific and clinical team. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time.

Laws and regulations on executive compensation, including legislation in our home country, Switzerland, may restrict our ability to attract, motivate and retain the required level of qualified personnel. In Switzerland, legislation affecting public companies is in force that, among other things, (i) imposes an annual binding shareholders’ “say on pay” vote with respect to the compensation of our executive committee and board of directors, (ii) generally prohibits severance, advances, transaction premiums and similar payments to members of our executive committee and board of directors, and (iii) requires companies to specify certain compensation-related matters in their articles of association, thus requiring them to be approved by a shareholders’ vote.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The rules implemented by the SEC, and by the Nasdaq and Swiss corporate Law require changes in corporate governance practices of public companies. We expect that compliance with these Laws, rules and regulations and the move from a private to a public company will substantially increase our expenses, including our legal, accounting and information technology costs and expenses, and make some activities more time consuming and costly, and these new obligations will require attention from our executive officers and senior management and could divert their attention away from the day-to-day management of our business. We also expect these Laws, rules and regulations and the move from a private to a public company to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Due to increased risks and exposure, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our shares, fines, sanctions and other regulatory action and potentially civil litigation, which could adversely impact our business, results of operation, financial condition and the price of our shares.

Exchange rate fluctuations may materially affect our results of operations and financial condition.

Due to the international scope of our operations, our assets, earnings and cash flows are influenced by movements in exchange rates of several currencies, particularly between the U.S. Dollar, the Euro, and the Swiss franc. Because our operations are based in Germany through our Subsidiary, VERAXA Biotech GmbH, the majority of our operating expenses are paid in Euros; however, all funds from investors are held in Swiss francs. Any loans provided by us to VERAXA Biotech GmbH requires the exchange of Swiss francs to Euros. General services attributable to the Company (e.g. administrative services, accounting services, advisors, etc.) are generally paid in Swiss francs, but may also be paid in U.S. dollars if applicable (such as expenses incurred related to the Business Combination and listing on Nasdaq). We also may receive payments from our business partners in Swiss francs and U.S. dollars and we regularly acquire services, consumables and materials in Euros, Swiss francs and U.S. dollars. Further, as our business grows, potential future revenue may be derived from abroad, particularly from the U.S. and the EU. As a result, our business and share price may be affected by fluctuations in foreign exchange rates between the Swiss franc, the Euro, the U.S. dollar and other currencies, which may also have a significant impact on our reported results of operations and cash flows from period to period. Therefore, unfavorable developments in the value of the U.S. dollar relative to other relevant currencies could adversely affect our business and financial condition. Besides our natural hedging, currently, we do not have any exchange rate hedging arrangements in place.

In addition, the possible abandonment of the Euro by one or more members of the EU could materially affect our business in the future. Despite measures taken by the EU to provide funding to certain EU member states in financial difficulties and by a number of European countries to stabilize their economies and reduce their debt burdens, it is possible that the Euro could be abandoned in the future as a currency by countries that have adopted its use. This could lead to the re-introduction of individual currencies in one or more EU member states, or in more extreme circumstances, the abandonment of the Euro or the dissolution of the EU. The effects on our business of a potential dissolution of the EU, the exit of one or more EU member states from the EU or the abandonment of the Euro as a currency, are impossible to predict with certainty, and any such events could have a material adverse effect on our business, financial condition and results of operations.

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions and their impact on the securities markets and our customers. The U.S. and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Trade wars, sanctions, and foreign exchange limitations can also increase the severity and levels of unpredictability in economies globally and increase the volatility of global financial markets. A material deterioration of general economic conditions and securities markets could have a material adverse effect on our business, results of operations, financial condition and propsects.

Risks Relating to the Company’s Development of Product Candidates

Our current product candidates are in various stages of development, and it is possible that none of our product candidates will ever become commercial products.

Our success depends heavily on the successful further development of our current and future product candidates and our research pipeline and regulatory approval of our current and future product candidates, all of which are subject to risks and uncertainties beyond our control. However, the FDA and other comparable foreign authorities may ultimately disagree that data generated from our clinical trials or our regulatory submissions are sufficient for regulatory approval. There can be no assurance that any of our product candidates will prove to be safe, effective or commercially viable treatments for cancer.

If we discontinue development of a product candidate, we will not receive the anticipated revenues from that product candidate, and we may not receive any return on our investment in that product candidate. We may discontinue a product candidate for clinical reasons if it does not prove to be safe and effective for its targeted indications. In the past, we and other companies in our field have discontinued the development of product candidates that did not achieve the necessary efficacy at tolerated doses required for patient benefit. In the future, we may discontinue development programs because such programs may not demonstrate the necessary efficacy for further development or for similar or other reasons. In addition, there may be important facts about the safety, efficacy and risk versus benefit of our product candidates that are not known to us at this time. Any unexpected safety events or our failure to generate sufficient data in our clinical trials to demonstrate efficacy may cause a product candidate to fail clinical development. Furthermore, even if that product candidate meets its safety and efficacy endpoints, we may discontinue its development for various reasons, such as changes in the competitive environment or the standard of care and the prioritization of our resources.

Due to the uncertain and time-consuming clinical development and regulatory approval process, we may not successfully develop any of our product candidates and may choose to discontinue the development of any of our product candidates. Therefore, it is possible that none of our current product candidates will ever become commercial products. Our failure to develop and commercialize our current and future product candidates could have a material adverse effect on our business, results of operations, financial condition and prospects.

The results of pre-clinical studies, early-stage clinical trials, data obtained from real-world use, and published third-party studies may not be indicative of results in future clinical trials and we cannot assure you that any planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals.

The results of pre-clinical studies may not be predictive of the results of clinical trials, and the results of any completed clinical trials, including studies derived from real-world use and studies in published literature, or clinical trials we commence may not be predictive of the results of later-stage clinical trials.

Even if we obtain positive and promising results from preclinical studies and early-stage clinical trials, such results may not be predictive of results from late-stage clinical trials or from clinical trials of the same product candidates for the treatment of other indications. Additionally, interim results during a clinical trial do not necessarily predict final results. Later clinical trial results may not replicate earlier clinical trials for a variety of reasons, including differences in trial design, different trial endpoints (or lack of trial endpoints in exploratory studies), subject population, number of subjects, subject selection criteria, trial duration, drug dosage and formulation and lack of statistical power in the earlier studies. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Late-stage clinical trials could differ in significant ways from early-stage clinical trials, including changes to inclusion and exclusion criteria, efficacy endpoints, dosing regimen and statistical design. There can be no assurance that any of our clinical trials will ultimately be successful or support further clinical development of any of our product candidates.

Moreover, success in clinical trials in a particular indication does not guarantee that a product candidate will be successful for the treatment of other indications. Many companies in the biotechnology industry have suffered significant setbacks in late-stage clinical trials after achieving encouraging or positive results in early-stage development. There can be no assurance that we will not face similar setbacks in our ongoing or planned late-stage clinical trials and any subsequent or post-marketing confirmatory clinical trials. Therefore, despite positive results observed in early-stage clinical trials, our product candidates may fail to demonstrate sufficient efficacy in our pivotal or confirmatory clinical trials.

Preliminary interim or “top-line” data that we announce or publish from time to time may change as more data become available and will be subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may announce or publish preliminary interim or “top-line” data from clinical trials. Positive preliminary data may not be predictive of such trial’s subsequent or overall results. Preliminary data are subject to the risk that one or more of the outcomes may materially change as more data become available. Additionally, preliminary data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Therefore, positive preliminary results in any ongoing clinical trial may not be predictive of such results in the completed trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all data. As a result, preliminary data that we report may differ from future results from the same clinical trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, preliminary data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to preliminary data could significantly harm our business prospects.

Delays in the commencement and completion of clinical trials could increase costs and delay or prevent regulatory approval and commercialization of our product candidates.

We cannot guarantee that anticipated clinical trials of our product candidates will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of the clinical trial process, and other events may cause us to temporarily or permanently stop a clinical trial. Events that may prevent successful or timely commencement and completion of clinical development include:

●	negative preclinical data;

●	delays in receiving the required regulatory clearance from the appropriate regulatory authorities to commence clinical trials or amend clinical trial protocols, including any objections to our INDs or protocol amendments from the FDA;

●	delays in reaching, or a failure to reach, a consensus with regulatory authorities on study design;

●	delays in reaching, or a failure to reach, an agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

●	difficulties in obtaining required IRB or ethics committee approval at each clinical trial site;

●	challenges in recruiting and enrolling suitable patients that meet the study criteria to participate in clinical trials;

●	the inability to enroll a sufficient number of patients in clinical trials to ensure adequate statistical power to detect statistically significant treatment effects;

●	imposition of a clinical hold by regulatory authorities or IRBs for any reason, including safety concerns and non-compliance with regulatory requirements;

●	failure by CROs, other third parties or us to adhere to clinical trial requirements;

●	failure to perform in accordance with the FDA’s GCPs or applicable regulatory guidelines in other jurisdictions;

●	the inability to manufacture adequate quantities of a product candidate or other materials necessary in accordance with cGMPs to conduct clinical trials, including, for example, quality issues and delays in the testing, validation, manufacturing delays or failures at our CROs and delivery of the product candidates to the clinical trial sites;

●	lower than anticipated patient retention rates;

●	difficulties in maintaining contact with patients after treatment, resulting in incomplete data;

●	ambiguous or negative interim results;

●	our CROs or clinical trial sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a clinical trial;

●	unforeseen safety issues, including occurrence of treatment emergent adverse events associated with the product candidate that are viewed to outweigh the product candidate’s potential benefits;

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; or

●	lack of adequate funding to continue the clinical trial.

Delays, including delays caused by the above factors, can be costly and could negatively affect our ability to complete a clinical trial. If we are not able to successfully complete clinical trials, we will not be able to obtain regulatory approval and will not be able to commercialize our product candidates

If we experience delays or difficulties in patient enrollment for clinical trials, our research and development efforts and the receipt of necessary regulatory approvals could be significantly delayed or prevented.

Commencement and successful and timely completion of clinical trials require us to enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA or comparable regulatory authorities in other jurisdictions. Any delay or difficulty in patient enrollment could significantly delay or otherwise hinder our research and development efforts and delay or prevent receipt of necessary regulatory approvals. Patient enrollment is affected by many factors, including:

●	the size and nature of the patient population;

●	the severity of the disease under investigation;

●	the eligibility criteria for the study in question, including any misjudgment of, and resultant adjustment to, the appropriate ranges applicable to the exclusion and inclusion criteria;

●	the number of clinical trial sites and the proximity of prospective patients to those sites;

●	the nature, severity and frequency of adverse side effects associated with our product candidates;

●	the standard of care in the diseases under investigation;

●	the commitment of our clinical investigators to identify eligible patients;

●	competing studies or trials with similar eligibility criteria;

●	the patient referral practices of physicians; and

●	clinicians’ and patients’ perceptions as to the potential advantages and risks of our product candidate being studied in relation to other available therapies.

In particular, some of our clinical trials will seek to enroll patients with characteristics that are found in a small population. Our clinical trials will compete with those for other product candidates in the same therapeutic areas as our product candidates. This competition will reduce the number and types of patients available to us, as some patients who might have opted to enroll in our clinical trials may instead opt to enroll in one being conducted by one of our competitors. Because the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites used by some of our competitors, which will reduce the number of patients who are available for our clinical trials in these clinical trial sites. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and antibody therapy, rather than to participate in our clinical trials. In addition, patients may also be unwilling to participate in our clinical trials because of negative publicity from adverse events in the biotechnology industry. Challenges in recruiting and enrolling suitable patients to participate in clinical trials could increase costs, affect the timing and outcome of our planned clinical trials and result in delays to our current development plan for our product candidates.

Our product candidates may cause undesirable side effects or have other properties that may delay or prevent their development or regulatory approval or limit their commercial potential.

Undesirable side effects caused by our product candidates or by similar products developed by others could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in more restrictive labeling or the denial of regulatory approval by the FDA, EMA or other regulatory authorities and potential product liability claims. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial. Many compounds developed in the biotechnology industry that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented their further development.

There can be no assurance that patients in our future clinical trials treated with our product candidates will not experience serious adverse side effects and there can be no assurance that the FDA, EMA or comparable regulatory authorities in other jurisdictions will not place clinical holds on our future clinical trials, the result of which could delay or prevent us from obtaining regulatory approval for our product candidates. Even if approved, our product candidates may carry boxed warnings or precautions regarding risks and potential serious adverse side effects.

For our future clinical trials, we plan to contract with CROs experienced in the assessment and management of toxicities arising during clinical trials. Nonetheless, they may have difficulty observing patients and treating toxicities, which may be more challenging due to personnel changes, shift changes, house staff coverage or related issues. This could lead to more severe or prolonged toxicities or even patient deaths, which could result in us or the FDA (or comparable regulatory authorities in other jurisdictions) delaying, suspending or terminating one or more of our clinical trials and which could jeopardize regulatory approval.

Furthermore, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, rare and severe side effects of our product candidates or those of our competitors may only be uncovered with a significantly larger number of patients exposed to the drug. For example, while we believe that our product candidates will demonstrate manageable tolerability profiles in future clinical trials, there can be no assurance that our product candidates will not cause more severe side effects in a greater proportion of patients.

In addition, some of our product candidates are developed or intended to be used in combination with other therapies. These other therapies may cause undesirable side effects, and combining our product candidates with these and other agents may cause additional, different or more severe side effects than when our product candidates or these agents are used as monotherapies. In addition, our product candidates and these agents may have common toxicities and when used in combination, the severity and frequency of such undesirable side effects may be greater than the cumulative severity and frequency of such side effects when the therapies are used as monotherapies. There can be no assurance that patients in combination clinical trials will not experience serious adverse side effects, including death, in the future. The uncertainty resulting from the use of our product candidates in combination with other therapies may make it difficult to accurately predict side effects in clinical trials.

If we or others identify undesirable side effects caused by our product candidates or those of our competitors, a number of potentially significant negative consequences could result, including:

●	we may encounter delays or difficulties in enrolling patients for our clinical trials due to a negative perception of our product candidates’ safety and tolerability profile;

●	we and/or regulatory authorities may temporarily or permanently put our clinical trials on hold;

●	we may be unable to obtain regulatory approval for our product candidates;

●	regulatory authorities may withdraw or limit their approvals of our product candidates;

●	regulatory authorities may require the addition of labeling statements, such as a contraindication, boxed warnings or additional warnings;

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may require development of a Risk Evaluation and Mitigation Strategy with Elements to Assure Safe Use as a condition of approval;

●	we may decide to remove our product candidates from the marketplace;

●	we may be subject to regulatory investigations and government enforcement actions;

●	we could be sued and held liable for harm caused to patients, including as a result of hospital errors; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and could substantially increase commercialization costs.

We may expend our resources to pursue particular product candidates and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial resources and personnel, we focus on the development of specific product candidates based on our product development strategy. As a result, we may forgo or delay the pursuit of other product candidates that later prove to have greater commercial potential. Decision making about which product candidates to prioritize involves inherent subjectivity and/or uncertainty. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Failure to properly assess potential product candidates could result in our focus on product candidates with low market potential, which would harm our business and financial condition. Our spending on current and future research programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through partnering, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not be successful in our efforts to develop additional product candidates and build up our research pipeline.

A key element of our development strategy is to build a robust pipeline of product candidates targeting both novel and clinically validated cancer targets for the treatment of solid tumors. However, we may be unable to identify suitable additional product candidates for clinical development, which would limit our ability to develop product candidates and our ability to obtain revenues from commercializing any such product candidates. Even if we are successful in continuing to build our research pipeline, the potential product candidates that we identify may fail in clinical development or commercialization. For example, they may not demonstrate sufficient efficacy or may demonstrate harmful side effects or other characteristics that make them unlikely to receive regulatory approval and achieve market acceptance.

Our research and development activities could be affected or delayed as a result of possible restrictions on animal testing.

Certain Laws and regulations require us to test our product candidates on animals before initiating clinical trials in humans. We conduct preclinical studies of our product candidates in rats, mice, dogs and non-human primates. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed or become more expensive.

Risks Relating to Regulatory Approval of the Company’s Product Candidates

The regulatory review and approval processes of the FDA, EMA and comparable regulatory authorities in other jurisdictions are lengthy, time-consuming and inherently unpredictable. If we are unable to obtain, or if there are delays in obtaining, regulatory approval for our product candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be materially impaired.

Our product candidates must be approved by the FDA in the U.S., by the EMA in the EU and by comparable regulatory authorities in other jurisdictions prior to commercialization. In order to obtain regulatory approval for the commercial sale of any product candidates, we must demonstrate through extensive preclinical studies and clinical trials that the product candidate is safe and effective for use in each target indication and that manufacturing of the product candidate is robust and reproducible. The time required to obtain approval by the FDA, EMA and comparable regulatory authorities in other jurisdictions is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the FDA regulatory approval process and will be commercialized. Accordingly, there can be no assurance that any of our product candidates will receive regulatory approval in the United States, the European Union or other jurisdictions.

Regulatory authorities have substantial discretion in the approval process. They may refuse to accept any application or may decide that our data are insufficient for approval and require additional clinical trials or other studies. Therefore, even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or any comparable regulatory authority in other jurisdictions. In addition, while we may designate certain of our clinical trials as “pivotal,” the FDA, EMA and other comparable regulatory authorities in other jurisdictions may not agree with such designation.

If we are required to conduct additional clinical trials or other testing of any of our product candidates beyond those that are contemplated, we may incur significant additional costs and the regulatory approval of our product candidates may be delayed or prevented. Furthermore, additional clinical trials or other testing could shorten any periods during which we may have the exclusive right to commercialize our product candidates and could allow our competitors to bring products to market before we do, which may prevent the successful commercialization of our product candidates. Therefore, positive or promising results from clinical trials of our product candidates do not guarantee regulatory approval by the FDA, EMA or any comparable regulatory authority in other jurisdictions.

Furthermore, the process and time required to obtain regulatory approval differ by jurisdiction. In many countries outside the United States, a drug must be approved for reimbursement before it can be approved for sale in that country. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions.

Moreover, principal investigators for our future clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services at market rates. Under certain circumstances, we may be required to report some of these relationships to the FDA, EMA or comparable regulatory authorities in other jurisdictions, which could conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected the integrity of the study. The FDA, EMA or comparable regulatory authorities in other jurisdictions may, therefore, question the integrity of the data generated at the applicable clinical trial site, and the utility of the clinical trial itself may be jeopardized. This could delay, or result in the rejection of, our marketing applications.

To date, regulatory approval has not been obtained for any of our product candidates in any jurisdiction, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval in any jurisdiction. Because some of our product candidates are based on next-generation technologies, the regulatory approval process for our product candidates can be more expensive and take longer than that for our competitors’ better known or more extensively studied product candidates. It is difficult to determine the time and resources required to obtain regulatory approvals for our product candidates in the United States, the European Union or other major markets. In addition, we may gain regulatory approval for our product candidates in some but not all of the jurisdictions for which we seek approval or for some but not all of the target indications for which we seek approval, resulting in limited commercial opportunity for the approved product candidates.

Applications for regulatory approval and regulatory approval of our product candidates could be delayed or be denied for many reasons, including but not limited to the following:

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may disagree with the number, design or implementation of our clinical trials;

●	the population studied in the clinical trial may not be considered sufficiently broad or representative to assure safety in the full population for which we seek approval;

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may disagree with our interpretation of data from preclinical studies or clinical trials;

●	the data collected from clinical trials of our product candidates may not meet the level of statistical or clinical significance required by the FDA, EMA or comparable regulatory authorities in other jurisdictions or may otherwise not be sufficient to support the submission of a BLA, MAA or other submission or to obtain regulatory approval in the United States, the European Union or elsewhere;

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may not accept data generated by our preclinical service providers and clinical trial sites;

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may require us to conduct additional preclinical studies and clinical trials than those we anticipate;

●	we may be unable to demonstrate to the FDA, EMA or comparable regulatory authorities in other jurisdictions that a product candidate’s response rate, duration of response or risk-benefit ratio for its proposed indication is acceptable;

●	the FDA, EMA or comparable regulatory authorities in other jurisdictions may fail to approve the manufacturing processes, test procedures and specifications applicable to the manufacture of our product candidates, the facilities of third-party manufacturers with which we contract for clinical or commercial supplies may fail to maintain a compliance status acceptable to the FDA, EMA or comparable regulatory authorities or the EMA or comparable regulatory authorities may fail to approve facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

●	we or any third-party service providers may be unable to demonstrate compliance with cGMPs to the satisfaction of the FDA, EMA or comparable regulatory authorities in other jurisdictions, which could result in delays in regulatory approval or require us to withdraw or recall products and interrupt commercial supply of our products;

●	the approval policies or regulations of the FDA, EMA or comparable regulatory authorities in other jurisdictions may change in a manner rendering our clinical data insufficient for approval; or

●	political factors surrounding the approval process, such as government shutdowns and political instability.

Any of these factors, many of which are beyond our control, may result in our failing to obtain regulatory approval for any of our product candidates, which would significantly harm our business, financial condition and prospects.

The results of pre-clinical studies, early-stage clinical trials, data obtained from real-world use, and published third-party studies may not be indicative of results in future clinical trials and we cannot assure you that any planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals of our product candidates.

The results of pre-clinical studies may not be predictive of the results of clinical trials, and the results of any completed clinical trials, including studies derived from real-world use and studies in published literature, or clinical trials we commence may not be predictive of the results of later-stage clinical trials. Additionally, interim results during a clinical trial do not necessarily predict final results. Later clinical trial results may not replicate earlier clinical trials for a variety of reasons, including differences in trial design, different trial endpoints (or lack of trial endpoints in exploratory studies), subject population, number of subjects, subject selection criteria, trial duration, drug dosage and formulation and lack of statistical power in the earlier studies. There can be no assurance that any of its clinical trials will ultimately be successful or support further clinical development of any of its product candidates. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in its clinical development could have a negative impact on our business, including failure to achieve the necessary regulatory approval required for the commercialization of our product candidates.

We may seek accelerated approval for some of our product candidates, which may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that the product candidates will receive marketing approval.

Under the FDA’s accelerated approval program, the FDA may approve a drug for a serious or life-threatening illness that provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. We intend to seek accelerated approval for some of our product candidates on the basis of overall response rate with an acceptable duration of response, a surrogate endpoint that we believe is reasonably likely to predict clinical benefit. However, full approval of another product for the same indication as any of our product candidates for which we are seeking accelerated approval may make accelerated approval of our product candidates more difficult.

For drugs granted accelerated approval, post-marketing confirmatory clinical trials are required to describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. These confirmatory clinical trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. If any of our competitors were to receive full approval on the basis of a confirmatory clinical trial for an indication for which we are seeking accelerated approval before we receive accelerated approval, the indication we are seeking may no longer qualify as a condition for which there is an unmet medical end and accelerated approval of our product candidate would be more difficult. Moreover, the FDA may withdraw approval of our product candidate approved under the accelerated approval pathway if, for example:

●	the clinical trial(s) required to verify the predicted clinical benefit of a product candidate fails to verify such benefit or does not demonstrate sufficient clinical benefit to justify the risks associated with the product candidate;

●	other evidence demonstrates that a product candidate is not shown to be safe or effective under the conditions of use;

●	we fail to conduct any required post-marketing confirmatory clinical trial with due diligence; or

●	we disseminate false or misleading promotional materials relating to the relevant product candidate.

Breakthrough Therapy Designation, Fast Track Designation and Priority Review Designation by the FDA, or comparable designations by foreign regulatory authorities, for our product candidates may not lead to a faster development or regulatory review or approval process and do not increase the likelihood that a product candidate would receive regulatory approval.

We may seek Breakthrough Therapy Designation, Fast Track Designation, Priority Review Designation or comparable designations by foreign regulatory authorities for one or more of our product candidates for the treatment of certain indications. A Breakthrough Therapy Designation is defined as a product candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor can help to identify the most efficient path for development. A Fast Track Designation may be available if a product candidate is intended for the treatment of a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address an unmet medical need for this condition. Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review.

The FDA has broad discretion whether or not to grant Breakthrough Therapy Designation, Fast Track Designation and Priority Review Designation. Accordingly, even if we believe, after completing early clinical trials, that one of our product candidates meets the criteria for such designations, the FDA may disagree and instead determine not to make such designations. Even if we receive such designation for a product candidate, it may not result in a faster development process, review or approval compared to conventional FDA procedures and does not guarantee ultimate approval by the FDA. Many drugs that have received such designations have failed to obtain ultimate approval by the FDA. In addition, the FDA may decide to rescind such designations if it determines that our product candidates no longer meet the conditions for qualification, including as a result of the product candidates’ failure to meet endpoints in any clinical trial.

We may seek orphan drug designation from the FDA for one or more of our product candidates. However, we may be unable to receive such designation for our product candidates or maintain the benefits associated with the designation.

Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that meet the following criteria: (i) they are intended for the diagnosis, prevention, or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union or they are intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biological product and (ii) where there is no satisfactory method of diagnosis, prevention or treatment, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition.

We may pursue orphan drug designation for one or more of our product candidates. However, obtaining an orphan drug designation can be difficult, and we may not be successful in doing so. Even if we obtain orphan drug designation for our product candidates in specific indications, we may not be the first to obtain regulatory approval of these product candidates for the orphan-designated indication. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Furthermore, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different ADC or TCE therapies can be approved for the same condition, or may be subsequently approved if the FDA concludes that a later therapy is safer, more effective or makes a major contribution to patient care. Our inability to obtain orphan drug designation for any product candidates for the treatment of rare cancers and/or our inability to maintain that designation for the duration of the applicable exclusivity period, could reduce our ability to make sufficient sales of the applicable product candidate to balance our expenses incurred to develop it.

We will be required to comply with comprehensive and ongoing regulatory requirements for any product candidates that receive regulatory approval, including conducting confirmatory clinical trials of any product candidates that receive accelerated approval.

Any product candidates for which we receive accelerated approval from the FDA or similar conditional approval from the EMA or comparable regulatory authorities in other jurisdictions based on data from clinical trials may be required to undergo one or more confirmatory clinical trials. If such a product candidate fails to meet its safety and efficacy endpoints in such confirmatory clinical trials, the regulatory authority may withdraw its conditional approval. There is no assurance that any such product will successfully advance through its confirmatory clinical trial(s). Therefore, even if a product candidate receives accelerated approval from the FDA or similar conditional approval from the EMA or comparable regulatory authorities, such approval may be withdrawn at a later date.

In addition, any product candidates for which we receive regulatory approval in a particular jurisdiction and the activities associated with their commercialization, including testing, manufacture, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, will be subject to comprehensive regulation by the FDA, EMA or comparable regulatory authorities in other jurisdictions. These requirements include, without limitation, submissions of safety and other post-marketing information and reports, registration and listing requirements, the FDA’s cGMP requirements or comparable requirements in foreign jurisdictions, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, including periodic inspections by the FDA, EMA or comparable regulatory authorities in other jurisdictions, requirements regarding the distribution of samples to physicians, tracking and reporting of payments to physicians and other healthcare providers and recordkeeping.

The FDA, EMA or comparable regulatory authorities in other jurisdictions may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of any approved product. In the United States, the FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in a manner consistent with the provisions of the approved labeling. The FDA also imposes stringent restrictions on manufacturers’ communications regarding use of their products and, if we promote our products beyond their approved indications or in a manner inconsistent with the approved labeling, we may be subject to enforcement action for off-label promotion. Violations of the FDCA relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse Laws, as well as state consumer protection Laws.

In addition, the later discovery of previously unknown problems with an approved product, including adverse events of unanticipated severity or frequency, or with manufacturing operations or processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of the product;

●	withdrawal of the product from the market or voluntary or mandatory product recalls;

●	fines, restitution or disgorgement of profits or revenues;

●	warning or untitled letters;

●	requirements to conduct post-marketing studies or clinical trials;

●	holds on clinical trials;

●	refusal by the FDA, EMA or comparable regulatory authorities in other jurisdictions to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

●	product seizure or detention;

●	refusal to permit the import or export of products; and

●	injunctions or the imposition of civil or criminal penalties.

The policies of the FDA, EMA and comparable regulatory authorities in other jurisdictions may change and additional regulations may be enacted. If we are slow or unable to adapt to changes in existing requirements or to the adoption of new requirements, or not able to maintain regulatory compliance, we may lose any regulatory approval that may have been obtained. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad, as the regulatory environment changes rapidly. For example, certain policies of the current U.S. Presidential Administration may impact our business and industry. Namely, the current U.S. Presidential Administration has taken several executive actions that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities, such as implementing statutes through rulemaking, issuance of guidance and review and approval of marketing applications. It is difficult to predict how these requirements will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

Risks Relating to the Future Commercialization of the Company’s Product Candidates

As a company, we have never commercialized a product and will need to build a commercial infrastructure in order to do so. We may lack the necessary expertise, personnel and resources to successfully commercialize our product candidates.

As a company, we have never commercialized a product for any indication. Even if we receive regulatory approval for one or more of our product candidates from the FDA, EMA or comparable regulatory authorities in other jurisdictions, we will need to develop robust internal sales, marketing and distribution capabilities to commercialize such products, which will be expensive and time-consuming, or enter into collaborations with third parties to perform these services.

There are costs and risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. We must also compete with other biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

Alternatively, we may wish to establish collaborations with third parties to maximize the potential of our product candidates in some or all non-U.S. jurisdictions in which a product candidate has been approved. The biotechnology industries are characterized by intense competition. Therefore, we may not be successful in entering into such commercialization arrangements with third parties on favorable terms, or at all. In addition, we may have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell, market and distribute our products effectively.

There can be no assurance that we will be able to develop the necessary commercial infrastructure and capabilities to successfully commercialize our product candidates or be able to establish or maintain relationships with third parties necessary to perform these services. As a result, we may not successfully commercialize any product in any jurisdiction.

Our product candidates are complex and difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs.

There can be no assurance that we will not experience production problems in our manufacturing process. Moreover, scaling up manufacturing techniques used for the manufacture of our product candidates at a clinical scale to commercial quantities may be difficult and may delay our ability to commercialize our product candidates, if approved. Problems with the manufacturing process, including even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims and insufficient inventory. If we successfully develop product candidates, we may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs. There can be no assurance that any contract manufacturing organization that we may work with will be able to manufacture product candidates and/or components of product candidates that meet our specifications, which could delay our clinical trials and the regulatory approval and commercialization of our product candidates.

We expect to rely on third parties for the manufacturing and supply of our product candidates. As a result, components of our product candidates are manufactured at different locations, and disruptions, delays and other difficulties may arise in the shipping and transportation of these components, resulting in delayed or failed components. In addition, the FDA, EMA and comparable regulatory authorities in other jurisdictions may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, EMA or comparable regulatory authorities in other jurisdictions may prohibit the distribution of a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures and product recalls.

Growth in the costs and expenses of components or raw materials may also adversely influence our business, results of operations and financial condition. Supply sources could be interrupted from time to time and, if interrupted, it is not certain that supplies could be resumed, whether in part or in whole, within a reasonable timeframe and at an acceptable cost, or at all. We also may encounter problems hiring and retaining the experienced scientific, quality control and manufacturing personnel needed to manage our manufacturing process, which could result in delays in our production or difficulties in maintaining compliance with applicable regulatory requirements.

Furthermore, given the nature of biologics manufacturing, there is a risk of contamination during manufacturing. Any contamination could materially harm our ability to produce product candidates on schedule and could cause reputational damage. Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of any product candidates we may develop could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially harm our development timelines and our business, financial condition, results of operations and prospects.

Any problems in our manufacturing process or the facilities with which we contract could make us a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit our access to additional attractive development programs. Problems in third-party manufacturing processes or facilities also could restrict our ability to meet market demand for any products we develop and commercialize.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through pre-clinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause its product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA or EMA notification or FDA approval. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of its product candidates and jeopardize our ability to commence sales and generate revenues.

Our commercial success will depend upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, patient advocacy groups, third-party payors and the medical community.

If we obtain regulatory approval for any of our current or future product candidates, that product candidate may nevertheless not gain sufficient market acceptance among physicians, patients, patient advocacy groups, third-party payors and the medical community. For example, they may prefer current, well-established cancer treatments, such as chemotherapy and radiation therapy, to the exclusion of our product candidates or may prefer other novel product candidates rather than our product candidates. Efforts to educate physicians, patients, patient advocacy groups and third-party payors on the benefits of our product candidates may require significant resources and may not be successful. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and may not receive a satisfactory return on our investment into the research and development of those product candidates.

The degree of market acceptance of any approved products depends on a number of factors, including:

●	the safety and efficacy of the product, as demonstrated in clinical trials;

●	the indications for which the product is approved and the labeling approved by regulatory authorities for use with the product, including any warnings that may be required in the labeling;

●	our ability to offer our products for sale at competitive prices;

●	the perceptions of physicians, patients and patient advocacy groups of our platform technologies and product candidates;

●	the treatment’s cost, safety, efficacy, convenience and ease of administration compared to that of alternative treatments;

●	acceptance by physicians, patients and patient advocacy groups of the product as a safe and effective treatment;

●	the availability of coverage and adequate reimbursement by third-party payors, including cost-sharing programs such as copays and deductibles;

●	patients’ willingness to pay out-of-pocket in the absence of coverage and/or adequate reimbursement from third-party payors;

●	the effectiveness of our and our competitors’ sales and marketing efforts;

●	our ability to establish sales, marketing and commercial product distribution capabilities or to partner with third parties with such capabilities;

●	the effectiveness of pre-launch activities to raise awareness of our company and our product candidates;

●	the nature, severity and frequency of adverse side effects;

●	any restrictions on the use of our products together with other medications;

●	publication of any post-approval data on the safety and effectiveness of the product; and

●	the success of randomized post-marketing commitment studies to confirm the benefit-risk ratio of the product.

Market acceptance of our product candidates is heavily dependent on patients’ and physicians’ perceptions that our product candidates are safe and effective treatments for their targeted indications. The perceptions of any product are influenced by perceptions of competitors’ products that are in the same class or that have a similar mechanism of action. As a result, adverse public perception of our competitors’ products may negatively impact the market acceptance of our product candidates. If any approved products are not accepted by the market to the extent that we expect, we may not be able to generate significant product revenues and may not become or remain profitable.

The market opportunities for our product candidates may be smaller than we estimate and any approval that we obtain may be based on a narrower definition of the patient population.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers who have the potential to benefit from treatment with our product candidates, are based on estimates derived from a variety of sources, including scientific literature, surveys of clinicians and healthcare professionals and other forms of market research. These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunity for our product candidates will depend on, among other things, the final labeling for such product candidates as agreed with the FDA, EMA or comparable regulatory authorities in other jurisdictions, acceptance by the medical community and patient access and drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our product candidates or new patients may become increasingly difficult to identify or gain access to, all of which could materially adversely affect our business, financial condition, results of operations and prospects.

We may develop certain of our product candidates in combination with other therapies, and regulatory approval, safety or supply issues with these other therapies may delay or prevent the development and approval of our product candidates.

We may evaluate the use of one or more of our product candidates in combination with other therapies. If we choose to develop a product candidate for use in combination with an approved therapy, we are subject to the risk that the FDA, EMA or comparable regulatory authorities in other jurisdictions could revoke approval of, or that safety, efficacy, manufacturing or supply issues could arise with, the therapy used in combination with our product candidate. If the therapies we use in combination with our product candidates are replaced as the standard of care, the FDA, EMA or comparable regulatory authorities in other jurisdictions may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our product candidates, if approved, being removed from the market or being less successful commercially.

Where we develop a product candidate for use in combination with a therapy that has not been approved by the FDA, EMA or comparable regulatory authorities in other jurisdictions, we may not be able to market our product candidate for use in combination with such an unapproved therapy, unless and until the unapproved therapy receives regulatory approval. These unapproved therapies face the same risks described with respect to our product candidates currently in development, including serious adverse effects and delays in their clinical trials. In addition, other companies may also develop their products or product candidates in combination with the unapproved therapies with which we are developing our product candidates for use in combination. Any setbacks in these companies’ clinical trials, including the emergence of serious adverse effects, may delay or prevent the development and approval of our product candidates.

If the FDA, EMA or comparable regulatory authorities in other jurisdictions do not approve or revoke their approval of, or if safety, efficacy, manufacturing, or supply issues arise with, therapies we choose to evaluate in combination with any of our product candidates, we may be unable to obtain regulatory approval of or to commercialize such product candidates in combination with these therapies.

Coverage and reimbursement may be limited or unavailable for our product candidates, which could make it difficult to sell our products profitably.

The availability and extent of coverage and adequate reimbursement by governmental and private third-party payors are essential for most patients to be able to afford expensive medical treatments. In both domestic and foreign markets, sales of our product candidates will depend substantially on the extent to which the costs of our product candidates will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors decide which products will be covered and establish reimbursement levels for those products. We cannot be certain that coverage and adequate reimbursement will be available for any of our product candidates, if approved, or that reimbursement policies will not reduce the demand for any of our product candidates, if approved. If coverage and adequate reimbursement are not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates.

Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is a covered benefit under its health plan, safe, effective and medically necessary, appropriate for the specific patient, cost-effective, and neither experimental nor investigational.

Obtaining coverage approval and reimbursement for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement at a satisfactory level. If coverage and adequate reimbursement of our future products, if any, are unavailable or limited in scope or amount, such as may result where alternative or generic treatments are available, we may be unable to achieve or sustain profitability. Adverse coverage and reimbursement limitations may hinder our ability to recoup our investment in our product candidates, even if such product candidates obtain regulatory approval.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. There is no uniform policy for coverage and reimbursement in the United States and, as a result, coverage and reimbursement can differ significantly from payor to payor. In the United States, the principal decisions about reimbursement for new medicines are typically made by the CMS, which decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payors often, but not always, follow the CMS’s decisions regarding coverage and reimbursement. It is difficult to predict what third-party payors will decide with respect to coverage and reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products. Further, one payor’s determination to provide coverage and adequate reimbursement for a product does not assure that other payors will also provide coverage and adequate reimbursement for that product. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our product candidates. There can be no assurance that our product candidates will be considered medically necessary or cost-effective. In addition to third-party payors, professional organizations and patient advocacy groups such as the National Comprehensive Cancer Network and the American Society of Clinical Oncology can influence decisions about reimbursement for new medicines by determining standards for care. Therefore, it is possible that any of our product candidates, even if approved, may not be covered by third-party payors or the reimbursement limit may be so restrictive that we cannot commercialize the product candidates profitably.

Reimbursement agencies in Europe may be more restrictive than payors in the United States. For example, a number of cancer products have been approved for reimbursement in the United States but not in certain European countries. In Europe, pricing and reimbursement schemes vary widely from country to country and may require additional clinical trials. For example, some countries provide that products may be marketed only after an agreement on reimbursement price has been reached. Such pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a product. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Other countries require the completion of additional health technology assessments that compare the cost-effectiveness of a particular product candidate to currently available therapies. In addition, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product, may adopt a system of direct or indirect controls on the profitability of the company placing the product on the market or monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. Furthermore, many countries in the European Union have increased the amount of discounts required on pharmaceutical products, and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the EU. The downward pressure on healthcare costs in general, and prescription products in particular, has become increasingly intense. As a result, there are increasingly higher barriers to entry for new products. There can be no assurance that any country that has reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products, if approved in those countries. Accordingly, the reimbursement for any products in Europe may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

Healthcare reform legislation and other changes in the healthcare industry and in healthcare spending may adversely affect our business model.

Our revenue prospects could be affected by changes in healthcare spending and policies in the United States, the EU and any other potential jurisdictions we may seek to commercialize our product candidates, if approved. We operate in a highly regulated industry, and new Laws, regulations and judicial decisions, or new interpretations of existing Laws, regulations and decisions, related to healthcare availability, the method of delivery and payment for healthcare products and services could negatively affect our business, financial condition and prospects. There is significant interest in promoting healthcare reforms, and it is likely that federal and state legislatures within the United States and the governments of other countries will continue to consider changes to existing healthcare legislation. Any adopted health reform measure could reduce the ultimate demand for our products, if approved, or put pressure on our product pricing.

We face substantial competition, which may result in others discovering, developing or commercializing products, treatment methods and/or technologies before or more successfully than we do.

The biotechnology industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Our competitors include large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Many of our competitors have significantly greater financial resources and capabilities in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approval and marketing than we do. In addition, many of these competitors are active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through strategic collaborations with large and established companies. Furthermore, mergers and acquisitions in the biotechnology industry may result in even more resources being concentrated among a smaller number of our competitors.

With respect to our current and potential future product candidates, we believe that our ability to compete effectively and develop products that can be manufactured cost-effectively and marketed successfully will depend on our ability to:

●	advance the technology we use in our product candidates;

●	obtain, maintain, protect and enforce intellectual property protection for our technologies and product candidates;

●	obtain required government and other public and private approvals on a timely basis;

●	attract and retain key personnel;

●	execute our research and development plans;

●	commercialize effectively;

●	obtain and maintain coverage and reimbursement for our products in approved indications;

●	comply with applicable Laws, regulations and regulatory requirements and restrictions with respect to the commercialization of our products, including with respect to any changed or increased regulatory restrictions; and

●	enter into additional strategic collaborations and licensing opportunities to advance the development and commercialization of our product candidates.

Many companies are active in the oncology market and are developing or marketing products for the specific therapeutic markets that we target, including both antibody and non-antibody-based therapies. Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects or are more convenient than any products that we may develop, which would render our products obsolete or noncompetitive. Our competitors also may obtain FDA, EMA or regulatory approval in other jurisdictions for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. We anticipate that we will face increased competition in the future as additional companies enter our market and scientific developments surrounding other cancer therapies continue to accelerate. In addition, our ability to compete may be affected in many cases by insurers or other third-party payers seeking to encourage the use of generic products or biosimilars. If a biosimilar version of one of our potential products is approved in the United States or Europe, it could have a negative effect on sales and gross profits of the potential product and our financial condition.

Risks Relating to the Company’s Relationships with Third Parties

We rely on third parties to conduct preclinical studies and/or clinical trials of our product candidates. If they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates.

We expect that we will rely on CROs and other third parties to assist in managing, monitoring and otherwise carrying out preclinical studies and clinical trials of our product candidates. As a result of our reliance on CROs and other third parties, we will have less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through clinical trials than we would otherwise have if we relied entirely upon our own staff. These CROs and other third parties are not our employees and we have limited control over the amount of time and resources that they dedicate to our product candidates. In addition, communications with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may having staffing difficulties, fail to comply with contractual obligations, experience regulatory compliance issues, undergo changes in priorities or become financially distressed, or form relationships with other entities, some of which may be our competitors.

If these third parties do not successfully carry out their duties under their agreements, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to clinical trial protocols or to regulatory requirements, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, the clinical trials of our product candidates may not meet regulatory requirements. If our CROs and other third-party research and development partners fail to comply with applicable GCPs or other regulatory requirements, the clinical data generated in our clinical trials may be deemed unreliable and preclinical development activities or clinical trials may be extended, delayed, suspended or terminated.

We may face competition with many other companies for the resources of these third parties. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our product candidates. The third parties with whom we contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful. Furthermore, we may not be able to enter into arrangements with CROs or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. As a result, delays may occur in our clinical trials, which can materially impact our ability to meet our desired clinical development timelines. There can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, results of operations, financial condition and prospects.

We expect to rely on third parties for the manufacture, production, storage and distribution of our product candidates. Our dependence on these third parties may impair the clinical advancement and commercialization of our product candidates.

We expect that we will rely on third parties for the manufacturing and supply of our product candidates, and such reliance on third-party manufacturers may expose us to different risks than if we were to manufacture product candidates ourselves. In addition, we may contract with specialized analytical laboratories for lot release and stability testing of our product candidates. If our agreements with these third parties expire or are terminated, there is no guarantee that we would be able to negotiate new agreements with them or other third parties on equally favorable terms as the current agreements, or at all.

Reliance on third-party providers may expose us to different risks than if we were to manufacture and supply product candidates ourselves. If our third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA and comparable regulatory authorities in other jurisdictions, or if the quality or accuracy of the manufacturing and quality control data they obtain is compromised due to their failure to adhere to protocols or to regulatory requirements, we will not be able to secure and/or maintain regulatory approval for our product candidates. In addition, we have no control over the ability of our third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If a third-party manufacturer cannot maintain a compliance status acceptable to the FDA, or if the EMA or a comparable regulatory authority in another jurisdiction does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Any failure to achieve and maintain compliance with these Laws, regulations and standards could subject us to the risk that we may have to suspend the manufacturing of our product candidates and that obtained approvals could be revoked, which would adversely affect our business and reputation.

Furthermore, third-party providers may breach, terminate or decline to renew agreements they have with us because of factors beyond our control, such as their own financial difficulties or business priorities, international trade restrictions and financial costs, potentially at a time that is costly or otherwise inconvenient for us or our partners. In such cases, we would face the challenge of transferring complicated manufacturing techniques to other third-party providers. We may incur significant costs and be required to devote significant time to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. A transfer of the manufacturing process for our product candidates would be time-consuming, and we or our partners may not be able to achieve such transfer. If we are unable to find an adequate replacement or another acceptable solution in time, clinical trials of our product candidates could be delayed or our commercial activities could be harmed.

Our third-party manufacturers may be unable to successfully scale up manufacturing of our product candidates in sufficient quality and quantity, which may impair the clinical advancement and commercialization of our product candidates.

In order to conduct clinical trials of our product candidates and commercialize any approved product candidates, our manufacturing partners will need to manufacture them in large quantities. However, they may be unable to successfully increase the manufacturing capacity for any of our product candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. Furthermore, due to the specific nature of the components of our product candidates and availability of production capacity, there will be significant lead time required by our third-party manufacturers to provide us with the needed manufacturing services. If we, or any manufacturing partners, are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of these product candidates may be delayed or infeasible, and regulatory approval or commercial launch of any resulting products may be delayed or not obtained, which could significantly harm our business. Supply sources could be interrupted from time to time and, if interrupted, it is not certain that supplies could be resumed (whether in part or in whole) within a reasonable timeframe and at an acceptable cost, or at all. If we are unable to obtain or maintain third-party manufacturing for commercial supply of our product candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully.

We may not be successful in establishing collaboration and license agreements as planned, which could adversely affect our financial situation.

We primarily expect to commercialize our product candidates, if approved, in the United States and Europe and may selectively pursue strategic collaborations and licensing agreements with third parties to commercialize our product candidates outside of the United States and Europe. We may not be successful in entering into such marketing and distribution arrangements with third parties or in entering in such marketing and distribution arrangements with third parties on favorable terms. Moreover, such arrangements are complex and time-consuming to negotiate, document and implement and they may require substantial resources to maintain.

In addition, it is possible that a collaborator may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in its commercialization efforts, in which event the commercialization of such product candidates could be delayed or terminated and our business could be substantially harmed. In addition, the terms of any collaboration or other arrangement that we establish may not be favorable to us or may not be perceived as favorable, which may negatively impact our business, financial condition, results of operations and prospects.

We may collaborate with third parties in the research, development and commercialization of certain of our technologies or product candidates. If our collaborators do not perform as expected or if we are unable to maintain existing or establish additional collaborations, our ability to develop our product candidates may be adversely affected.

From time to time, we may enter into collaboration agreements with third parties that have experience in product development, manufacturing and/or commercialization for other product candidates and/or research programs. We may face significant competition in seeking appropriate partners for our product candidates, and the negotiation process may be time-consuming and complex. In order for us to successfully partner our product candidates, potential collaborators must view these product candidates as economically valuable in markets they determine to be attractive in light of the terms that we are seeking and other available products for licensing by other companies. Even if we are successful in our efforts to establish collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such collaborations if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. If we fail to establish and maintain collaborations related to our product candidates, we could bear all of the risk and costs related to the development of any such product candidate, and we may need to seek additional financing, hire additional employees and otherwise develop expertise for which we have not budgeted. This could negatively affect the development and commercialization of our product candidates.

In such collaborations, we will depend on the performance of our collaborators. Our collaborators may fail to perform their obligations under the collaboration agreements or may not perform their obligations in a timely manner. If conflicts arise between our collaborators and us, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Furthermore, our collaborators may not properly obtain, maintain, enforce or defend our intellectual property or proprietary rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation. In addition, we cannot control the amount and timing of resources our collaborators may devote to our product candidates. They may separately pursue competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in the withdrawal of support for our product candidates. Even if our collaborators continue their contributions to the strategic collaborations, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Additionally, if our collaborators pursue different clinical or regulatory strategies with their product candidates based on similar technology as used in our product candidates, adverse events with their product candidates could negatively affect our product candidates. Any of these developments could harm our product development efforts.

We may be subject to exclusivity and other governance provisions within a collaboration agreement that may prevent us from pursuing certain alternative product candidates and exercising complete control over our product candidates’ development and commercialization. In addition, our collaborators will likely have customary termination rights under these agreements. Any termination of an agreement by the relevant collaborators could affect our ability to develop further such product candidates or adversely affect how we are perceived in scientific and financial communities. Therefore, if our collaborators terminate or breach our agreements with them, or otherwise fail to complete their obligations in a timely manner, it may have a detrimental effect on our financial position by reducing or eliminating the potential for us to receive technology access and license fees, milestones and royalties, reimbursement of development costs, as well as possibly requiring us to devote additional efforts and incur costs associated with pursuing internal development of product candidates. Furthermore, if our collaborators do not prioritize and commit sufficient resources to our product candidates, we or our partners may be unable to develop or commercialize these product candidates, which would limit our ability to generate revenue and become profitable.

Risks Relating to Intellectual Property, Data Privacy and Cybersecurity of the Company

If we are unable to obtain, maintain or protect our intellectual property rights in any products or technologies we develop, or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market.

Our success depends in significant part on our own and any of our licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. To protect our proprietary position, we have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have developed that are important to our business. We may also license rights to patents and other intellectual property from third parties for some of our other product candidates and related technology. If we or our current or future licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming and complex, and we and our current or future licensors may not be able to prepare, file, prosecute, maintain and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art (including our own prior art), deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development and commercialization activities, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.

Moreover, in some circumstances, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications covering technology that we license from third parties. These patents and applications may not be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our current or future licensors fail to prosecute, maintain, enforce or defend such patents and other intellectual property rights, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, or lose rights to those patents or patent applications, the rights that we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. For example, there is significant uncertainty, and there has been much litigation, regarding what is considered patentable subject matter under U.S. patent law, including with respect to diagnostics. Our owned and licensed pending and future patent applications may not result in patents being issued which protect the products or technologies we develop, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our owned or licensed pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our owned or licensed pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented or invalidated by third parties in court or in patent offices in the United States and abroad. Our owned or licensed patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then, only to the extent the issued claims cover the technology. Our competitors or other third parties may also be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

We may be subject to a third-party pre-issuance submission of prior art to the USPTO. We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application Even if patents do successfully issue and even if such patents cover our product candidates, third parties may initiate an opposition, interference, reexamination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices, or other proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize the products or technologies we develop and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we, or our current or future licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in foreign patent offices, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of the product candidates and technologies we develop. Such proceedings also may result in substantial cost and require significant time and attention from our scientific and management personnel, even if the eventual outcome is favorable to us. Consequently, there can be no assurance that any product candidates or technology we develop will be protectable or remain protected by valid and enforceable patents. In addition, if the breadth or strength of protection provided by our patents or patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, even where we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Issued patents covering one or more of our product candidates or technologies, or the technology we use in our product candidates, could be found invalid or unenforceable if challenged in court.

To protect our competitive position, we may, from time to time, resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the Laws may not protect those rights as fully as in the United States and the European Union. We may fail in enforcing our rights, in which case third parties, including our competitors, may be permitted to use our technology without being required to pay us any license fees.

In addition, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties, including our competitors, to commercialize or use our product candidates and technologies and then compete directly with us, without payment to us.

If we or one of our current or future licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or the European Patent Office or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include reexamination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates or certain aspects of the technology we use in our product candidates. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation or other violations of intellectual property held by third parties. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. To counter infringement, misappropriation or other unauthorized use, we or our licensors may be required to file infringement claims, which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable or interpreted narrowly. We may find it impractical or undesirable to enforce our intellectual property rights against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common shares and warrants.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.

We are party to a number of intellectual property and technology licenses that are important to our business. If we fail to comply with our obligations under these or our other agreements, including payment and diligence terms, our current and future licensors may have the right to terminate these agreements, in which event we may not be able to develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under these agreements. Such an occurrence could adversely affect the value of the product candidates being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs. Accordingly, termination of these agreements may require us to cease the development of our product candidates.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;

●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

●	the priority of invention of patented tech.

In addition, the agreements under which we license intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreements. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be successful in obtaining additional intellectual property rights necessary or required to further develop our product candidates.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. We may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could significantly harm our business, financial condition, results of operations and prospects. In addition, even if we obtain a license, it may be non-exclusive, thereby giving third parties, including our competitors, access to the same technologies licensed to us. In addition, any license we obtain could require us to make substantial licensing and royalty payments. If we are unable to obtain an exclusive license to any third-party or co-owned patents or patent applications, such parties may be able to license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate or otherwise violate their intellectual property rights. In addition, we and our future licensors may in the future initiate, legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors. Numerous U.S.- and foreign-issued patents and pending patent applications which are owned by third parties exist in the fields in which we are pursuing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties.

There are, and in the future, we may identify, other third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of one or more of our product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Parties making infringement, misappropriation or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority or non-infringement. A court of competent jurisdiction could hold that such third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any of our product candidates or technologies covered by the asserted third-party patents. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent.

A finding of infringement, misappropriation or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, results of operations, financial condition and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be subject to claims by third parties asserting that we or our employees, consultants or advisors have misappropriated their intellectual property or claiming ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending against any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, results of operations, financial condition and prospects.

Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of our common shares or warrants to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operation and prospects.

Changes in U.S. or foreign patent Law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming and inherently uncertain. Changes in either the patent Laws or the interpretation of the patent Laws in the United States or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Depending on future actions by the relevant law-making bodies in the United States, Europe and other countries, the Laws and regulations governing patents could change in unpredictable ways that may weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies in Europe and other jurisdictions outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation and prospects.

If we do not obtain patent term extension for any product candidates we may develop, our business may be materially harmed.

Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. At the time of the expiration of any relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. Although patent term extensions in the United States and Europe may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or the regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our owned or licensed intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the Laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state Laws in the United States. For example, in some jurisdictions, including Europe, it is more difficult to obtain patents protecting a medical method of use, and any such patents we are able to obtain in such jurisdictions may issue with narrower scope than their U.S. counterparts. Consequently, we and our current and future licensors may not be able to prevent third parties from practicing our owned or licensed inventions in all countries outside the United States, or from selling or importing products made using our owned or licensed inventions in and into the United States or other jurisdictions. Competitors may use our owned or licensed technologies to develop their own products in jurisdictions where we have not obtained patent protection and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates and our owned and licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our owned or licensed patents or marketing of competing products in violation of our owned or licensed intellectual property and proprietary rights generally. Proceedings to enforce our owned or licensed intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our owned or licensed patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing Laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

If we are unable to protect our confidential information and trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure, confidentiality and invention assignment agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality agreements with our employees and consultants. However, there can be no assurance that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques, and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets or confidential information could have a material adverse effect on our business, results of operations, financial condition and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, circumvented, declared generic or determined to be infringing on other marks. There can be no assurance that competitors will not infringe our trademarks, that we will have adequate resources to enforce our trademarks or that any of our current or future trademark applications will be approved. During trademark registration proceedings, we may receive rejections and, although we are given an opportunity to respond, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, trademarks are examined for registrability against prior pending and registered third-party trademarks, and third parties are given an opportunity to oppose registration of pending trademark applications and/or to seek cancellation of registered trademarks. Applications to register our trademarks may be finally rejected, and opposition or cancellation proceedings may be filed against our trademarks, which may necessitate a change in branding strategy if such rejections and proceedings cannot be overcome or resolved.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

●	we, or our license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

●	we, or our license partners or current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

●	it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

●	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

●	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	we may not develop additional proprietary technologies that are patentable;

●	the patents of others may harm our business; and

●	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to numerous Laws, regulations, standards and other requirements related to personal information, privacy and data protection. Our actual or perceived failure to comply with such Laws, regulations, standards and other requirements could negatively affect our business, financial condition or results of operations.

The global data protection landscape is rapidly evolving, and we are subject to numerous federal, state and foreign Laws, regulations, standards and other requirements governing the collection, use, disclosure, retention and security of personal information, such as information that we may collect in connection with clinical trials in the United States and abroad. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future Laws, regulations, standards or requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer, use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. Any failure or perceived failure by us to comply with federal, state or foreign Laws or regulations, our internal or external policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations, enforcement actions, claims by third parties or damage to our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

In the United States, numerous federal and state Laws and regulations, including data breach notification Laws, health information privacy Laws, and consumer protection Laws and regulations that govern the collection, processing, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. For example, in the United States, HIPAA imposes among other things, certain standards relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by the U.S. Department of Health and Human Services may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan to settle allegations of HIPAA non-compliance. Depending on the facts and circumstances, we could be subject to penalties if we violate HIPAA. Additionally, HITECH supplements HIPAA to promote the adoption and meaningful use of electronic health records and strengthen privacy and security protections for PHI. Namely, HITECH strengthens the privacy and security provisions of HIPAA and introduced increased penalties for HIPAA noncompliance.

Even when HIPAA does not apply, failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce may be a violation of the Federal Trade Commission Act promulgated by the U.S. Federal Trade Commission, which expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain state Laws govern the privacy and security of health-related and other personal information in certain circumstances, some of which may be more stringent, broader in scope or offer greater individual rights with respect to protected health information than HIPAA, many of which may differ from each other, thus, complicating compliance efforts. The enactment of such Laws could add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business, financial condition and results of operations. Such Laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. Failure to comply with these Laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation.

Further, we are subject to international data protection Laws and regulations, including GDPR, which may apply to health-related and other personal information obtained outside of the United States. The GDPR imposes strict requirements for collection, control, sharing, disclosure, transfer, use and other processing of the personal data of individuals located in the European Economic Area, including clinical trial data, as well as potential fines for noncompliant companies. The GDPR also imposes strict requirements relating to obtaining consent, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, taking certain measures when engaging third-party processors. Compliance with the GDPR may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our activities carried out in the context of our European operations. Additionally, recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the European Economic Area to the United States. Organizations must implement a valid compliance mechanism for cross-border data transfers, such as the Standard Contractual Clauses, and conduct an assessment of the U.S. Laws prior to transferring personal data to the United States.

Any failure or perceived failure by us to comply with our legal obligations concerning privacy, data protection or information security could result in claims by data subjects, governmental investigations and enforcement action against us, including fines, enforcement orders, imprisonment of company officials and public censure, (individual and collective) claims for damages by affected individuals and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, and operating results. Such penalties may be in addition to any civil litigation claims by data subjects. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these Laws and, even if we comply with Laws, we may be subject to liability because of a security incident. Further, complying with the applicable notification requirements in the event of a security breach could result in significant costs. Furthermore, future interpretations of existing data protection Laws or regulations could be inconsistent with our current interpretations, increase our compliance burden, make it more difficult to comply, and/or increase our risk of regulatory investigations and fines.

Additionally, we contract with, and are accountable for, third-party service providers we engage to process personal data on our behalf, including our CROs. We cannot assure you that our service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personal information, including health data and other sensitive or confidential information, will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof. If they were to breach their contractual obligations or experience a security incident, such event could have an adverse effect on our business, including putting us in breach of our obligations under privacy Laws and regulations, which could in turn adversely affect our business, financial conditions and results of operations. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information.

The Swiss Federal Act on Data Protection also applies to the collection and processing of personal data by companies located in Switzerland, or in certain circumstances, by companies located outside of Switzerland. The Swiss Federal Act on Data Protection has been revised and adopted by the Swiss Parliament, and the revised version and its revised ordinances became effective on September 1, 2023. These revisions include stricter regulation of personal data processing activities and the addition of new rights for individuals whose data is processed. These include, among other things, mandatory documentation of data processing acitivites and the obligation to disclose third parties with whom personal data is shared. This revised Law may lead to an increase in our costs of compliance, risk of noncompliance and penalties for noncompliance.

In addition to data privacy and security Laws, we may be contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. We may also be bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful.

We may publish privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Compliance with applicable United States and foreign data protection, privacy and security Laws, regulations and standards could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our ability, or our that of our partners or suppliers, to operate in certain jurisdictions. Each of these constantly evolving Laws can also be subject to varying interpretations. Any failure or perceived failure to comply could result in government investigations and enforcement actions (which could include civil or criminal penalties), fines, private litigation, and/or adverse publicity, and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection Laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Our internal computer systems, or those of our partners, third-party contractors or consultants, may fail or suffer security incidents, which could result in a material disruption of our product development programs and significant monetary losses.

In the ordinary course of our business, we collect, store and transmit sensitive data, including PHI, intellectual property, proprietary business information and other personal information. We rely on information technology systems, networks and services, some of which are managed, hosted or provided by third parties, to assist in conducting our business. While we have not previously experienced a security breach or computer failure resulting in destruction, theft, or other loss of this information, and we and our service providers have implemented a number of security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, unavailability, destruction, or loss of confidential information or personal information we collect, store and transmit. Despite the implementation of security measures, our internal computer systems, and those of our contract research organizations, or CROs, and other third parties on which we rely, are vulnerable to attack, damage or interruption from computer viruses, unauthorized access, cyberattacks, employee theft or misuse, human error, hacking, fraud, natural disasters, fire, terrorism, war and telecommunication and electrical failures.

Significant disruptions of our information technology systems or security breaches could adversely affect our business operations and/or result in the loss, misappropriation, and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), and could result in financial, legal, business and reputational harm to us. If such disruptions were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Despite our efforts to ensure the security, privacy, integrity, confidentiality, availability, and authenticity of our information technology networks and systems, processing and information, we may not be able to anticipate or to implement effective preventive and remedial measures against all data security and privacy threats. We cannot guarantee that the recovery systems, security protocols, network protection mechanisms and other security measures that we or our third-party providers have integrated into our or their systems, networks and physical facilities, which are designed to protect against, detect and minimize security breaches will be adequate to prevent or detect service interruption, system failures, data loss or theft, or other material adverse consequences. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Furthermore, because the techniques used to sabotage, disrupt or to obtain unauthorized access to our systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently and often are not recognized until launched against a target, we or our third-party providers may be unable to implement adequate preventative measures or stop security breaches while they are occurring. We or our third-party providers may also experience security breaches that may remain undetected for an extended period. Even if identified, we or our third-party providers may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence, or we or our third-party providers may be unable to repair our or their systems in an efficient and timely manner. In addition, Laws, regulations, government guidance, and industry standards and practices are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements from regulators and incur additional costs for oversight and monitoring of security risks relating to our own supply chain.

If we or our third-party providers were to experience a significant cybersecurity breach of our or their information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counterparties and data subjects could be material. Unauthorized access to our systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders, which may adversely affect our business. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation.

Further, we may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. Depending on the facts and circumstances of such an incident, the damages, penalties and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us, exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms, or at all, or that our insurers will not deny coverage as to all or part of any future claim or loss.

Our business, financial condition and results of operations would suffer in the event of computer system failures, security breaches or other disruptions to our information technology systems.

Despite the implementation of security measures, our internal computer systems and those of our current or future partners, third-party contractors and consultants have been or may be subject to attacks by, and may be vulnerable to damage from, various methods, including cybersecurity attacks, breaches, intentional or accidental mistakes or errors, or other technological failures which can include, among other things, computer viruses, malicious codes, employee theft or misuse, unauthorized copying of our website or its content, unauthorized access attempts including third parties gaining access to systems using stolen or inferred credentials, denial-of-service attacks, phishing attempts, service disruptions, natural disasters, fire, terrorism, war and telecommunication and electrical failures. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and are becoming increasingly difficult to detect. Cyberattacks could include the deployment of harmful malware, ”phishing attacks”, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Such attacks could also include the use of keystroke loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering and/or other means. If a failure, accident or security breach were to occur and cause interruptions in our or our partners’ operations, it could result in a misappropriation of confidential information, including our intellectual property or financial information, a material disruption of our programs and/or significant monetary losses. The use of cloud-based computing also creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. Furthermore, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities.

Any such breach, loss or compromise of clinical trial participant personal data may also subject us to civil fines and penalties, including under the GDPR and relevant member state Laws in the EU; HIPAA and other relevant state and federal privacy Laws in the United States, as well as the Swiss Federal Act on Data Protection (FADP) and its implementing ordinances in Switzerland.

Moreover, because we maintain sensitive company data on our computer networks, including our intellectual property and proprietary business information, any such security breach may compromise information stored on our networks and may result in significant data losses or theft of our intellectual property or proprietary business information. Our current cybersecurity liability insurance, and any such insurance that we may obtain in the future, may not cover the damages we would sustain based on any breach of our computer security protocols or other cybersecurity attack. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, our reputation could be harmed and we could incur significant liabilities and the further development of our product candidates could be disrupted.

Risks Relating to the Company’s Business and Industry

If we fail to attract and retain senior management and key scientific personnel or fail to adequately plan for succession, we may be unable to successfully develop our product candidates, conduct our clinical trials and commercialize our product candidates.

Our ability to compete in the highly competitive biotechnology industry depends upon our ability to attract, motivate and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on the performance and expertise of members of our senior management and key scientific personnel. The loss of the services of any of our senior management members, other key employees and scientific and medical advisors could impede the achievement of our research, development and commercialization objectives. In addition, Laws and regulations on executive compensation, including legislation in our home country, Switzerland, and legislation in the home country of our Subsidiary, Germany, may restrict our ability to attract, motivate and retain the required level of qualified personnel. In addition, our failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles could have an adverse effect on our business and operating results. The unexpected or abrupt departure of one or more of our key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions may have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of our business, and years of industry experience. If we cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.

Competition for skilled personnel is intense, particularly in the biotechnology industry. We face competition for personnel from other companies, universities, public and private research institutions and other organizations. This competition may limit our ability to hire and retain highly qualified personnel on acceptable terms, or at all. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous biotechnology companies for similar personnel. This possibility is further compounded by the novel nature of our product candidates, as fewer people are trained in or are experienced with product candidates of this type. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed or may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As we seek to advance our product candidates through clinical trials and commercialization, we are expanding our development, regulatory, manufacturing, marketing and sales capabilities and may need to further expand or contract with third parties to provide these capabilities. In addition, as our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers and other third parties. Our growth will impose significant added responsibilities on members of management and they may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to these growth activities.

Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage our growth effectively. To that end, we must be able to effectively manage our research and development efforts and hire, train and integrate additional management, administrative, sales and marketing personnel. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company or could disrupt our operations.

In addition, we must be able to rely, in substantial part, on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of these independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed or that we can find qualified replacements. Furthermore, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals. Furthermore, successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale and other economic factors beyond our control reduce our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively could have an adverse effect on our business, operating results, and financial condition.

As a result of becoming a public company, we have incurred costs and expect to continue to incur additional costs, and we may not manage to comply with our internal control procedures and corporate governance structures.

To comply with the requirements imposed on us as a public company, we have incurred, and expect to continue to incur, significant legal, insurance, accounting and other expenses that we did not as a private company. The increased costs may require us to reduce costs in other areas of our business. In addition, our board of directors, management and administrative staff are required to perform additional tasks. For example, we bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities Laws. We have invested, and intend to continue to invest, resources to comply with evolving Laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from research and development activities. These Laws, regulations and standards are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters, enforcement proceedings and higher costs necessitated by ongoing revisions to disclosure and governance practices, which could have a material adverse impact on our business, financial condition, results of operations and prospects.

We have identified a material weakness in our internal controls over financial reporting. Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act in the future could have a material adverse effect on our business and stock price.

As a public company, we will be required to comply with the rules of the Securities and Exchange Commission (“SEC”) implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting.

When evaluating our internal control over financial reporting, we may identify material weaknesses and significant deficiencies and, as of December 31, 2024, our management concluded that our disclosure controls and procedures were not effective, due to the material weakness in our internal control over financial reporting, resulting from a lack of financial reporting close controls in place to ensure that all material transactions and developments impacting the financial statements are appropriately reflected in accordance with IFRS, including non-routine and complex accounting issues. Management has developed and is implementing a remediation plan to address the material weakness. However, we cannot assure you that the testing of the operational effectiveness of the new control will be complete within a specific timeframe.

There is no assurance that another material weaknesses or significant deficiencies will not occur or that we will be able to remediate such material weaknesses or significant deficiencies in a timely manner. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of any of our product candidates may be delayed, and our business will be harmed.

For planning purposes, we sometimes estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the regulatory submissions or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical trials, receipt of regulatory approval or the commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

●	our available capital resources or capital constraints we experience;

●	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;

●	our ability to identify and enroll patients who meet clinical trial eligibility criteria;

●	our receipt of approvals by the FDA, EMA and comparable regulatory authorities in other jurisdictions, and the timing thereof;

●	other actions, decisions or rules issued by regulators;

●	our ability to access sufficient, reliable and affordable supplies of materials used in the manufacture of our product candidates;

●	our ability to manufacture and supply clinical trial materials to our clinical sites on a timely basis;

●	the efforts of our collaborators with respect to the commercialization of our products; and

●	the securing of costs related to, and timing issues associated with, commercial product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we expect, the commercialization of any of our product candidates may be delayed, and our business, results of operations, financial condition and prospects may be adversely affected.

Our current and future operations are subject to applicable fraud and abuse, transparency, government price reporting, privacy and security, and other healthcare Laws. If we are unable to comply, or do not fully comply, with such Laws, we could face substantial penalties.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our operations, including any arrangements with healthcare providers, physicians, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare Laws that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. The healthcare Laws that may affect our ability to operate include, but are not limited to:

●	The U.S. Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs.

●	U.S. federal civil and criminal false claims Laws, such as the U.S. False Claims Act, which can be enforced by private citizens through civil qui tam actions, and civil monetary penalty Laws prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government.

●	HIPAA, as amended by HITECH, and their implementing regulations, which impose privacy, security and breach reporting obligations with respect to individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA Laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

●	The U.S. federal transparency requirements under the Physician Payments Sunshine Act, created under the Health Care Reform Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS information related to payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician’s immediate family members.

●	U.S. federal and state consumer protection and unfair competition Laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

●	State and foreign Laws that are analogous to each of the above federal Laws, such as anti-kickback and false claims Laws, that may impose similar or more prohibitive restrictions and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers.

●	State and foreign Laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers; state Laws that require the reporting of marketing expenditures or drug pricing, including information pertaining to and justifying price increases; state and local Laws that require the registration of pharmaceutical sales representatives; state Laws that prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals; state Laws that require the posting of information relating to clinical trials and their outcomes; and other federal, state and foreign Laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification Laws which govern the collection, use, disclosure, and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

We may enter into consulting and scientific advisory board arrangements with physicians and other healthcare providers, including some who could influence the use of our drug candidates, if approved. Because of the complex and far-reaching nature of these Laws, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which we could be subject to other significant penalties. We could be adversely affected if regulatory agencies interpret our financial relationships with providers who may influence the ordering and use of our drug candidates, if approved, to be in violation of applicable Laws. Ensuring that our business arrangements with third parties comply with applicable healthcare Laws and regulations will likely be costly.

It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case Law involving applicable fraud and abuse or other healthcare Laws. If our operations are found to be in violation of any of these Laws or any other current or future healthcare Laws that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these Laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these Laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable Laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees, agents, contractors or collaborators may engage in misconduct or other improper activities.

We cannot ensure that our compliance controls, policies and procedures will in every instance protect us from acts committed by our employees, agents, contractors or collaborators that would violate the Laws or regulations of the jurisdictions in which we operate, including, without limitation, healthcare, employment, foreign corrupt practices, environmental, competition, and patient privacy and other privacy Laws and regulations. Misconduct by these parties could include intentional failures to comply with FDA, EMA or other applicable regulations, provide accurate information to the FDA, EMA and comparable regulatory authorities in other jurisdictions, comply with healthcare fraud and abuse Laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us.

There is no certainty that all of our employees, agents, contractors, or collaborators, or those of our affiliates, will comply with all applicable Laws and regulations, particularly given the high level of complexity of these Laws. Our company policies contain certain controls and procedures in place that are designed to mitigate the risk of non-compliance with anti-corruption and anti-bribery Laws. However, it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions stemming from a failure to comply with these Laws or regulations. Violations of these Laws and regulations could result in, among other things, significant administrative, civil and criminal fines and sanctions against us, our officers, or our employees, the closing down of our facilities, exclusion from participation in federal healthcare programs including Medicare and Medicaid, implementation of compliance programs, integrity oversight and reporting obligations, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

We and our third-party contractors must comply with environmental, health and safety Laws and regulations. A failure to comply with these Laws and regulations could expose us to significant costs or liabilities.

We and our third-party contractors are subject to numerous environmental, health and safety Laws and regulations, including those governing laboratory procedures and the use, generation, manufacture, distribution, storage, handling, treatment, remediation and disposal of hazardous materials and wastes. Hazardous chemicals, including flammable and biological materials, are involved in certain aspects of our business, and we cannot eliminate the risk of injury or contamination from the use, generation, manufacture, distribution, storage, handling, treatment or disposal of hazardous materials and wastes. In the event of contamination or injury, or failure to comply with environmental, health and safety Laws and regulations, we could be held liable for any resulting damages, fines and penalties associated with such liability could exceed our assets and resources.

Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of biological or hazardous materials or wastes, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Environmental, health and safety Laws and regulations are becoming increasingly more stringent. We may incur substantial costs in order to comply with current or future environmental, health and safety Laws and regulations. These current or future Laws and regulations may impair our research, development or production efforts. Our failure to comply with these Laws and regulations also may result in substantial fines, penalties or other sanctions.

Product liability lawsuits could cause us to incur substantial liabilities and to limit development and/or commercialization of any products that we may develop.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates in human clinical trials and will face an even greater risk if we commercialize any products that we successfully develop. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidates or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial sites and/or study participants;

●	significant costs to defend the related litigations;

●	a diversion of management’s time and our resources to pursue our business strategy;

●	substantial monetary awards to study participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue;

●	the inability to commercialize our product candidates that we may develop; and

●	a decline in the price of our common shares or warrants.

Failure to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. In such instance, we may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidates, which could adversely affect our business, financial condition, results of operations and prospects.

If we engage in acquisitions and/or commercial collaborations in the future, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions.

We may acquire technologies and assets, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. Such efforts may never result in a transaction, and any future growth through acquisition or in-licensing will depend upon the availability of suitable products, product candidates, research programs or companies for acquisition or in-licensing on acceptable prices, terms and conditions. Even if appropriate opportunities are available, we may not be able to acquire rights to them on acceptable terms, or at all. The competition to acquire or in-license rights to promising products, product candidates, research programs and companies is fierce, and many of our competitors are large, multinational pharmaceutical and biotechnology companies with considerably more financial, development and commercialization resources and personnel than we have. In order to compete successfully in the current business climate, we may have to pay higher prices for assets than may have been paid historically, which may make it more difficult for us to realize an adequate return on any acquisition.

Even if we are able to successfully identify and acquire or in-license new products, product candidates, research programs or companies, we may not be able to successfully manage the risks associated with integrating any products, product candidates, research programs or companies into our business or the risks arising from anticipated and unanticipated problems in connection with an acquisition or in-licensing. Further, while we seek to mitigate risks and liabilities of potential acquisitions through, among other things, due diligence, there may be risks and liabilities that such due diligence efforts fail to discover, that are not disclosed to us or that we inadequately assess. In any event, we may not be able to realize the anticipated benefits of any acquisition or in-licensing for a variety of reasons, including the possibility that a product candidate fails to advance to clinical development, proves not to be safe or effective in clinical trials, or fails to reach its forecasted commercial potential, or that the integration of a product, product candidate, research program or company gives rise to unforeseen difficulties and expenditures. Any failure in identifying and managing these risks and uncertainties would have a material adverse effect on our business, results of operations, financial condition and prospects.

In addition, acquisitions create other uncertainties and risks, particularly when the acquisition takes the form of a merger or other business consolidation. We may encounter unexpected difficulties, or incur unexpected costs, in connection with transition activities and integration efforts, such as high acquisition costs, difficulties assimilating employees and corporate cultures, challenges in controlling additional costs and expenses in connection with and as a result of the acquisition, and unanticipated liabilities for activities of or related to the acquired business or its operations, products or product candidates. If we fail to integrate or otherwise manage an acquired business successfully and in a timely manner, resulting operating inefficiencies could increase our costs more than we planned, could negatively impact the market price of our common shares and warrants and could otherwise distract us from execution of our strategy.

Our business is subject to economic, political, regulatory and other risks associated with conducting business internationally and in the United States.

Because we plan to market our products, if approved, both inside and outside of the United States, our business is subject to risks associated with conducting business nationally and internationally. Additionally, we and a number of our suppliers are located outside the United States, which subjects us to market risks based on U.S. and global conditions. Our future results could be harmed by a variety of factors, including:

●	economic weakness, including inflation, recession or political instability in global and U.S. economies and markets;

●	global trends towards pharmaceutical pricing;

●	changes to drug pricing and tariffs in the U.S.;

●	differing regulatory requirements for drug approvals in non-U.S. countries;

●	differing reimbursement, pricing and insurance regimes;

●	potentially reduced protection for, and complexities and difficulties in obtaining, maintaining, protecting and enforcing, intellectual property rights;

●	difficulties in compliance with non-U.S. Laws and regulations;

●	changes in non-U.S. regulations and customs, tariffs and trade barriers;

●	changes in non-U.S. currency exchange rates and currency controls;

●	changes in a specific country’s or region’s political or economic environment;

●	trade protection measures, economic sanctions and embargoes, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

●	negative consequences from changes in Tax Laws;

●	compliance with Tax, employment, immigration and labor Laws for employees living or traveling abroad;

●	reduction of staff in the FDA, the U.S. National Institute of Health and other U.S. or international regulatory agencies;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	difficulties associated with staffing and managing international operations, including differing labor relations;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

We or the third parties upon whom we depend may be adversely affected by natural disasters, medical epidemics and other natural or man-made accidents or incidents, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Any unplanned event, such as a flood, fire, explosion, earthquake, extreme weather condition, medical epidemic, power shortage, telecommunication failure or other natural or man-made accidents or incidents that result in us being unable to fully use our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of our product candidates or the interruption of our business operations for a substantial period of time.

The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, there can be no assurance that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs and commercialization efforts may be harmed.

Risks Relating to SPAC and the Business Combination

The risks discussed herein have been identified by SPAC’s management based on an evaluation of the historical risks faced by SPAC and relate to SPAC’s management’s current expectations as to future risks that may result from the Business Combination. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to SPAC.

SPAC is a blank check company with no operating history and no revenues, and you have no basis on which to evaluate SPAC’s ability to achieve our business objective.

SPAC is a blank check company incorporated under the laws of the Cayman Islands that has conducted no operations and has generated no revenues to date. Until SPAC completes its initial business combination, SPAC will have no operations and will generate no operating revenues. Because SPAC lacks an operating history, you have no basis upon which to evaluate SPAC’s ability to achieve its business objective of completing its initial business combination. If SPAC fails to complete its initial business combination, SPAC will never generate any operating revenues.

The Business Combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as CFIUS or may be ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because SPAC has only a limited time to complete the Business Combination, SPAC’s failure to obtain any required approvals within the requisite time period may require SPAC to liquidate. If SPAC is unable to consummate the Business Combination within the applicable time period required under SPAC’s then-effective amended and restated memorandum and certificate of incorporation, including as a result of extended regulatory review of a potential initial business combination, SPAC may be required to liquidate. In such event, SPAC’s shareholders will miss the opportunity to benefit from the Business Combination and the appreciation in value from the Business Combination. Additionally, the SPAC Warrants will be worthless.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect SPAC’s business, including SPAC’s ability to negotiate and complete the Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SPAC’s business, including SPAC’s ability to negotiate and complete the Business Combination, and results of operations.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through a traditional IPO and may create risks for SPAC’s unaffiliated investors.

A traditional IPO involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its Subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omission in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and may therefore result in less vigorous vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination with a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company, the special purpose acquisition company and, in many cases, investors in a private investment in public equity deal who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a business combination with a special purpose acquisition company may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.

In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after-market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for PubCo’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of PubCo’s securities after the Closing.

The Sponsor and SPAC’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of the Business Combination. Such conflicts of interests include that the Sponsor as well as SPAC’s directors and officers are expected to lose their entire investment in SPAC if the Business Combination is not completed.

When considering the SPAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and other Proposals described herein, SPAC Shareholders should keep in mind that the Sponsor and SPAC’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of SPAC Shareholders and holders of SPAC Warrants generally.

These interests include, among other things:

●	the fact that the Sponsor and SPAC’s directors have agreed not to redeem any SPAC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for the 6,325,000 SPAC Class B Ordinary Shares currently held by the Initial Shareholders, of which the Sponsor holds 4,690,000 SPAC Class B Ordinary Shares, and such securities will have a significantly higher value after the Business Combination. As of [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per public share on Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the final redemption date);

●	the fact that Sponsor paid $5,037,500 to purchase an aggregate of 5,037,500 SPAC Private Warrants, each exercisable to purchase one SPAC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless – and the entire $5,037,500 warrant investment would be lost – if a Business Combination is not consummated by the final redemption date. As of [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per SPAC Warrant on Nasdaq;

●	the fact that given the differential in the purchase price that Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the Units sold in the SPAC IPO and the substantial number of shares of PubCo Ordinary Shares that Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the Units in the SPAC IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that Sponsor and SPAC’s directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Shares (other than public shares) held by them if SPAC fails to complete an initial business combination by the final redemption date;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

●	the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

●	the fact that Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the final redemption date;

●	the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by the final redemption date, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that the Sponsor (including its representatives and affiliates) and SPAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SPAC. The Sponsor and SPAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of SPAC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

See “Proposal One — The Business Combination Proposal — Interests of SPAC’s Directors and Officers in the Business Combination” for additional information.

The personal and financial interests of SPAC’s directors and officers may have influenced their motivation in identifying and selecting the Company as a business combination target, completing an initial business combination with the Company and influencing the operation of the business following the initial business combination. In considering the recommendations of the SPAC Board to vote for the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and other Proposals, you should consider these interests.

The exercise of SPAC’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in SPAC’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SPAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Company or to waive rights that SPAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business or could entitle SPAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interest on the part of such director(s) between what he or they may believe is best for SPAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SPAC does not believe there will be any changes or waivers that SPAC’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the other Proposals have been obtained. While certain changes could be made without further shareholder approval, SPAC will circulate a new or amended proxy statement/prospectus and resolicit SPAC Shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and the other Proposals. As a matter of Cayman Islands law, the directors of SPAC are under a fiduciary duty to act in the best interest of SPAC.

We may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as CFIUS, or ultimately prohibited.

The Sponsor is not controlled by and it does not have substantial ties with a non-U.S. person. Adeel Rouf, the managing member of the Sponsor, is a U.S. citizen. SPAC does not expect that it will be considered a “foreign person” under the regulations administered by CFIUS. However, if SPAC’s initial business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If SPAC’s potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, SPAC may determine that it is required to make a mandatory filing or that it will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay SPAC’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order SPAC to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent SPAC from pursuing certain initial business combination opportunities that SPAC believes would otherwise be beneficial to SPAC and SPAC Shareholders. As a result, the pool of potential targets with which SPAC could complete an initial business combination may be limited and SPAC may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and SPAC has limited time to complete its initial business combination. If SPAC cannot complete its initial business combination by the time specified in the SPAC Articles because the review process drags on beyond such timeframe or because its initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, SPAC may be required to liquidate. If SPAC liquidates, SPAC Public Shareholders may only receive an amount per share that will be determined by when SPAC liquidates, and the SPAC Warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

SPAC is currently contemplating the Business Combination with the Company whose business is based in Zurich, Switzerland. As a result, SPAC does not expect the Business Combination to result in “control” of a “U.S. business” by a “foreign person” under the CFIUS. Additionally, SPAC does not expect the Company’s business to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS. If, however, SPAC decides not to proceed with the Business Combination with the Company, or the Business Combination is terminated or abandoned and SPAC has to pursue an alternative business combination, or if SPAC inadvertently concluded about CFIUS or other regulatory review on the Business Combination, the significant ties to non-U.S. persons will impact SPAC in numerous aspects as mentioned above.

SPAC may be forced to close the Business Combination even if it determines it is no longer in SPAC Shareholders’ best interest.

SPAC Public Shareholders are protected from a material adverse event of the Company arising between the date of the Business Combination Agreement and the date of the extraordinary general meeting, primarily by the right to redeem their SPAC Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If a material adverse event were to occur after approval of the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal and other Proposals at the extraordinary general meeting, SPAC may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on SPAC’s business, financial condition or results of operations.

The Initial Shareholders agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

The Initial Shareholders have agreed to vote all of their Founder Shares in favor of all the Proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Mergers). In addition, the Sponsor and each director and officer of SPAC may also, from time to time, purchase SPAC Public Shares before the Business Combination. As a result, SPAC would not need any of the remaining outstanding SPAC Public Shares sold in the SPAC IPO to be voted in favor of the Business Combination in order to have the Business Combination Proposal approved. Accordingly, given that SPAC is seeking shareholder approval of the Business Combination, the agreement by the Sponsor and SPAC directors, advisors and officers to vote in favor of the Business Combination will increase the likelihood that SPAC will receive the requisite shareholder approval for the Business Combination Proposal.

SPAC is dependent upon its directors and officers and their loss could adversely affect SPAC’s ability to complete the Business Combination.

SPAC’s operations are dependent upon a relatively small group of individuals and, in particular, its officers and directors. SPAC believes that its success depends on the continued service of its officers and directors, at least until it has completed an initial business combination. In addition, its officers and directors are not required to commit any specified amount of time to SPAC’s affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. SPAC does not have an employment agreement with, or key-man insurance on the life of, any of its directors or officers. The unexpected loss of the services of one or more of SPAC’s directors or officers could have a detrimental effect on SPAC.

SPAC’s directors and officers will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to SPAC’s affairs. This conflict of interest could have a negative impact on SPAC’s ability to complete the Business Combination.

SPAC’s directors and officers are not required to, and may not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between SPAC’s operations and the Closing, on the one hand, and their other business endeavors. SPAC’s directors and officers are not obligated to contribute any specific number of hours per week to SPAC’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on SPAC’s ability to complete the Business Combination.

Past performance by SPAC’s management team or entities affiliated with SPAC or the Sponsor, may not be indicative of future performance of an investment in PubCo.

Past performance by SPAC’s management team or entities affiliated with SPAC or the Sponsor is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of SPAC’s management team, entities affiliated with SPAC or the Sponsor as indicative of the future performance of an investment in PubCo or the returns PubCo will, or is likely to, generate going forward.

SPAC’s management concluded that there is substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2025, SPAC had $92,494.00 in its operating bank accounts and $264,520,734.00 in marketable securities held in the Trust Account to be used for a business combination or to repurchase or redeem the SPAC Public Shares in connection therewith. If SPAC is unable to raise additional funds to alleviate liquidity needs and complete a business combination by August 8, 2026 (or such later date as may be extended in accordance with the SPAC Articles and the Business Combination Agreement), SPAC will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about SPAC’s ability to continue as a going concern.

SPAC may attempt to complete a business combination with a private company about which little information is available, which may result in a business combination with a company that is not as profitable as SPAC suspected, if at all.

In pursuing a business combination strategy, we may seek to effectuate a business combination with a privately held company. Very little public information generally exists about private companies, and SPAC could be required to make its decision on whether to pursue a potential business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as SPAC suspected, if at all.

Shareholder litigation could prevent or delay the Closing or otherwise negatively impact business, operating results and financial condition.

SPAC may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect SPAC’s ability to complete the proposed Business Combination. SPAC could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to SPAC’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting SPAC’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected timeframe or at all.

SPAC may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

SPAC has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, SPAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by SPAC only if (i) SPAC has sufficient funds outside of the Trust Account or (ii) SPAC consummates a business combination. SPAC’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SPAC’s officers and directors, even though such an action, if successful, might otherwise benefit SPAC and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SPAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

There is no assurance when or if the Business Combination will be completed.

The completion of the Business Combination is subject to the satisfaction or waiver of a number of conditions as set forth in the Business Combination Agreement, including, among others, (i) approval of the Business Combination by the SPAC Shareholders and the Company Shareholders; (ii) effectiveness of the proxy statement/prospectus; (iii) receipt of approval for listing on the Nasdaq of PubCo Ordinary Shares to be issued in connection with the Transactions, subject only to official notice of issuance thereof; (iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether prior to the date of this Agreement or thereafter and whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the Business Combination will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. SPAC cannot provide assurance that the Business Combination will be completed on the terms or timeline currently contemplated, or at all.

The extraordinary shareholder meeting of SPAC may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal are approved by SPAC Shareholders, SPAC would not be required to seek further approval of SPAC Shareholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on SPAC or PubCo.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, SPAC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that SPAC expects to achieve from the Business Combination.

SPAC may not have sufficient funds to consummate the Business Combination.

As of June 30, 2025, SPAC had $92,494.00 of cash held outside the Trust Account. If SPAC is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their Affiliates or other third parties to operate or may be forced to liquidate. SPAC believes that the funds available to it outside of the Trust Account, together with funds available from loans from Sponsor, its affiliates or members of SPAC’s management team will be sufficient to allow it to operate for at least the period ending on August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles); however, SPAC cannot assure you that its estimate is accurate, and the Sponsor, directors, officers and their affiliates are under no obligation to advance funds to SPAC in such circumstances.

If SPAC is unable to complete this Business Combination, or another business combination, within the prescribed time frame, SPAC would cease all operations except for the purpose of winding up and redeem all the SPAC Public Shares and liquidate.

SPAC must complete its initial business combination by August 8, 2026 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles). If SPAC has not completed this Business Combination, or another business combination, within such time period, SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC (less Taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to SPAC’s obligations under Cayman Islands Law to provide for claims of creditors and the requirements of other applicable law. The SPAC Articles provide that, if SPAC voluntarily winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, SPAC Public Shareholders may receive only $10.05 per share, or less than $10.05 per share, on the redemption of their shares, and SPAC Warrants will expire worthless.

If, before distributing the proceeds in the Trust Account to SPAC Public Shareholders, SPAC files a bankruptcy, insolvency, or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders, even for funds in the Trust Account and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to SPAC Public Shareholders, SPAC files a bankruptcy, insolvency or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in SPAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by shareholders in connection with SPAC’s liquidation may be reduced.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the SPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The SPAC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination or if holders of SPAC Public Shares have elected to redeem an amount of SPAC Public Shares such that the minimum available cash condition contained in the Business Combination Agreement would not be satisfied. If the Adjournment Proposal is not approved, the SPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than US $10.05 per share.

SPAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SPAC Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SPAC than any alternative.

Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SPAC within the ten years following redemption. Accordingly, the per-share redemption amount received by SPAC Public Shareholders could be less than the $10.05 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement with the Initial Shareholders, the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by (a) a third party for services rendered or products sold to it, (b) a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or (c) any taxing authority, reduce the amounts in the Trust Account to below the lesser of (i) $10.05 per share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SPAC’s income Taxes and up to $100,000 of interest to pay liquidation and dissolution; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under SPAC’s indemnity of the underwriter of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SPAC believes that the Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per share. In such event, SPAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your SPAC Public Shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including claims by vendors and prospective target businesses.

If, after SPAC distributes the proceeds in the Trust Account to SPAC Public Shareholders, SPAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and SPAC to claims of punitive damages.

If SPAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by the SPAC Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency Laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SPAC Public Shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and SPAC to claims of punitive damages, by paying SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either SPAC or the Company can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on PubCo, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

●	any change in interest rates or economic business or financial market conditions generally;

●	the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

●	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate;

●	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

●	any failure in and of itself of PubCo or any of its Subsidiaries to meet any projections or forecasts (provided, however, that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect (as defined in the Business Combination Agreement));

●	any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which PubCo or any of its Subsidiaries operate;

●	any action taken by, or at the written request of, SPAC;

●	the announcement of the Business Combination Agreement and the Initial Merger and each of the other transactions contemplated under the Business Combination Agreement and related agreements, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on PubCo’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other person;

●	any matter set forth on, or deemed to be incorporated in the Company Disclosure Letter (as defined in the Business Combination Agreement);

●	any event, state of facts, development, change, circumstance, occurrence or effect that is cured by the Company prior to the Closing; or

●	any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in the bullet-points above to the extent existing as of the date of the Business Combination Agreement.

Furthermore, the Company and SPAC may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, PubCo’s share price may suffer.

Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the trading price of PubCo’s securities, which could cause SPAC Shareholders to lose some or all of their investment.

Although SPAC has conducted due diligence on the Company and, posteriorly, on PubCo, SPAC cannot assure you that this diligence identified all material issues that may be present with the business of the Company and PubCo. SPAC cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, following the consummation of the Business Combination, PubCo may be forced to write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if SPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause PubCo to be unable to obtain future financing on favorable terms or at all.

During the interim period, SPAC is prohibited from entering into certain transactions that might otherwise be beneficial to SPAC or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, SPAC is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than PubCo, as summarized under “Proposal One- The Business Combination Proposal — The Business Combination Agreement — Covenants of SPAC and Certain Other Parties.” The limitations on SPAC’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination remains subject to conditions that SPAC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either SPAC or the Company may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the termination date upon which either SPAC or the Company may terminate the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

A shareholder who has exercised dissenters’ rights and followed the dissent procedure prescribed by the Cayman Companies Act may subsequently lose their dissenters’ rights following the extraordinary general meeting, including where completion of the Initial Merger is delayed in order to invoke the exemption under Section 239 of the Cayman Companies Act, in which event such dissenting shareholder would not receive cash for their SPAC Class A Ordinary Shares and instead would only be entitled to receive the merger consideration and would become a shareholder of PubCo upon consummation of the Business Combination.

Holders of record of SPAC Class A Ordinary Shares wishing to exercise dissenters’ rights and make a demand for payment of the fair market value for his, her or its SPAC Class A Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. However, the Business Combination Agreement provides that, if any SPAC Shareholder exercises dissenters’ rights, SPAC shall in accordance with Section 238 of the Cayman Companies Act promptly give written notice of the authorization of the Initial Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a written objection, and unless SPAC and the Company elect by agreement in writing to waive this provision in the Business Combination Agreement, no party shall be obligated to consummate the Business Combination, and the Plan of Initial Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238 of the Cayman Companies Act, as referred to in Section 239 of the Cayman Companies Act). Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where completion of the Initial Merger shall be delayed and the limitation under Section 239 of the Cayman Companies Act is invoked, no dissenters’ rights would be available to SPAC Shareholders, including those SPAC Shareholders who previously delivered a written objection to the First Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Act in full up to such date, and such holder’s former SPAC Class A Ordinary Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive one newly issued PubCo Ordinary Share for each SPAC Ordinary Share, without interest thereon. Accordingly, SPAC Shareholders are not expected to ultimately have any dissenters’ rights in respect of their SPAC Ordinary Shares and the certainty provided by the redemption process may be preferable for SPAC Public Shareholders wishing to exchange their SPAC Public Shares for cash. See “Dissenters’ Rights” for additional information.

SPAC Shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because SPAC is incorporated under the Laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by SPAC’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities Laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

SPAC is an exempted company incorporated under the Laws of the Cayman Islands. As a result, it may be difficult for its shareholders to effect service of process within the United States upon the directors or executive officers of SPAC, or enforce judgments obtained in the United States courts against the directors or officers of SPAC. We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions as a matter of common law.

The corporate affairs of SPAC are governed by the SPAC Articles, the Cayman Companies Act and the common Law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of SPAC to SPAC under Cayman Islands Law are to a large extent governed by the common Law of the Cayman Islands. The common Law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the shareholders of SPAC and the fiduciary responsibilities of the directors of SPAC under Cayman Islands Law are not clearly established as what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities Laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

It is uncertain whether the courts of the Cayman Islands will allow shareholders of SPAC to originate actions in the Cayman Islands based upon securities Laws of the U.S. In addition, there is uncertainty with regard to Cayman Islands Law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities Laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as SPAC. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities Laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of Taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. See “Enforceability of Civil Liability.”

In addition, SPAC’s Articles provide that unless SPAC consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with SPAC’s Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or SPAC’s Articles, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the Laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. This forum selection provision in SPAC’s Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the Laws of the United States of America, the sole and exclusive forum for determination of such a claim. SPAC’s Articles provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act.

As a result of all of the above, SPAC Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors of SPAC or controlling shareholders than they would as public shareholders of a U.S. company.

If the Business Combination does not qualify as a “Reorganization” within the meaning of Section 368(a) of the Code or as part of an “Exchange” within the meaning of Section 351(a) of the Code, then the Business Combination generally will be taxable to U.S. Holders.

To qualify as a Reorganization, the Business Combination must satisfy certain requirements, some of which are based on factual determinations, and actions or events after the Business Combination could adversely affect such qualification. For example, under the “continuity of business” enterprise requirement under U.S. Treasury Regulations Section 1.368-1(d), the acquiring corporation must either directly or indirectly through certain controlled corporations, either continue a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how these rules would apply in the case of an acquisition of a corporation with only investment-type assets, such as SPAC, or how redemptions by SPAC in connection with the Mergers (which will not be known until Closing) and prior to the date of signing the Business Combination Agreement, would impact this analysis. Moreover, for the Business Combination to qualify as a Reorganization, it is necessary that the “continuity of interest” requirement as set forth in U.S. Treasury Regulations Section 1.368-1(e) be met, which would require that a substantial part of the value of the proprietary interests in SPAC be preserved in the Business Combination. If a significant number of SPAC Shareholders decide to redeem their SPAC Public Shares, this requirement may not be satisfied, in which case the Business Combination may not qualify as a Reorganization. Because the qualification of the Business Combination as a Reorganization is based on certain facts that will not be known until or following the Closing and the legal uncertainties described above, the qualification of the Business Combination as a Reorganization is subject to significant uncertainty, and is therefore not capable of being the subject of a representation regarding its Tax treatment. In addition, neither SPAC nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income Tax treatment of the Business Combination. Accordingly, no assurance can be given that the Business Combination will qualify as a Reorganization, that the IRS will not challenge the Business Combination’s qualification as a Reorganization or that a court will not sustain such a challenge by the IRS.

Even if the Business Combination does not qualify as a Reorganization, the parties intend to take the position that the Business Combination, together with the Transactions, qualify as an exchange described in Section 351(a) of the Code (an “Exchange”). However, there is a lack of legal authority supporting the treatment of the Business Combination, together with the Transactions, as an Exchange, and accordingly there is significant uncertainty that the Business Combination would so qualify. Neither SPAC nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income Tax treatment of the Business Combination as part of an Exchange, and no assurance can be given that Business Combination will qualify as part of an Exchange, that the IRS will not challenge this position or that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify as a Reorganization and/or as part of an Exchange.

If the Business Combination does not qualify as a Reorganization or as part of an Exchange, then a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the fair market value (as of the Closing Date of the Business Combination) of PubCo Ordinary Shares and PubCo Warrants received in the Business Combination, over such holder’s aggregate adjusted Tax basis in the corresponding SPAC Public Shares and SPAC Public Warrants surrendered by such holder in the Business Combination. Even if the Business Combination otherwise qualifies as a Reorganization or part of an Exchange, U.S. Holders may be required to recognize gain (but not loss) in the Business Combination under the PFIC rules, as described in more detail below under the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations.”

The Tax consequences of the Business Combination are complex and will depend on each U.S. Holder’s particular circumstances. For a more detailed discussion of the U.S. federal income Tax considerations of the Business Combination for U.S. Holders, see the section of this proxy statement/prospectus titled “Material Tax Considerations — United States Federal Income Tax Considerations.” U.S. Holders exchanging their SPAC Public Shares and/or SPAC Public Warrants in the Business Combination should consult their Tax advisors to determine the Tax consequences thereof.

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies. The need for compliance with these rules and the guidance may increase the costs and time needed to complete SPAC’s initial business combination and may constrain the circumstances under which SPAC could complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”) relating to, among other things, disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies such as SPAC and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the 2024 SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The need for compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs and time required to consummate a business combination and may constrain the circumstances under which SPAC could complete the Business Combination.

If SPAC is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for SPAC to complete the Business Combination and the other proposed transactions.

If SPAC is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

●	restrictions on the nature of its investments;

●	restrictions on the issuance of securities; each of which may make it difficult for SPAC to complete its initial business combination. In addition, SPAC may have imposed upon it burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless SPAC can qualify for an exclusion, SPAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SPAC’s business will be to enter into the Business Combination and thereafter to operate the post-Business Combination business or assets for the long term.

SPAC does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by entering into the Business Combination and other transactions for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), SPAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

If SPAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which SPAC has not allotted funds and may hinder its ability to complete the Business Combination and the other transactions contemplated herein. If SPAC is unable to complete the Business Combination and other transactions within the required time period, SPAC Public Shareholders may receive only approximately $10.05 per share, or less in certain circumstances, on the liquidation of our Trust Account and the SPAC Warrants will expire worthless.

If we do not retain a listing on Nasdaq or another national securities exchange, the regulation of penny stocks by the SEC and FINRA may discourage the tradability of PubCo Ordinary Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges, such as Nasdaq, or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to such securities is provided by the exchange or system.

We are asking our stockholders to approve an amendment to the SPAC Articles to remove the limitation that prevents SPAC from redeeming SPAC Public Shares if such redemption would cause SPAC to have net tangible assets of less than $5,000,001. This covenant is commonly used by SPACs to preserve one potential exclusion from the SEC definition of “penny stock” based on net tangible assets for issuers with less than three years of operations. Waiving this requirement increases the possibility that, following the Business Combination, we may not be able to demonstrate net tangible assets above $5,000,000 at the relevant times, particularly in the event of substantial redemptions or significant transaction costs. Although we currently expect PubCo to be listed on Nasdaq at Closing, which, if achieved and maintained, provides an independent exclusion from the penny stock definition, there can be no assurance that we will obtain or maintain such listing. If we do not retain a listing on Nasdaq or another national securities exchange, and if the PubCo Ordinary Shares are less than $5.00, the PubCo Ordinary Shares would likely be deemed penny stock within the meaning of the rules. If that were to occur, the additional sales practices and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in PubCo Ordinary Shares, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

The rules governing penny stocks, including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 5g7, and 15g-9 under the Exchange Act, require a U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor”(generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any penny stock held in a customer’s account and information with respect to the limited market in “penny stocks”. Effectively, these rules discourage broker-dealers from executing trades in penny stocks. Consequently, the rules will affect the ability of purchasers in this offering to sell their securities in any market that might develop because the rules impose additional regulatory burdens on penny stock transactions.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Investors in penny stocks have limited remedies in the event of violations of penny stock rules. While the courts are always available to seek remedies for fraud against us, most, if not all, brokerages require their customers to sign mandatory arbitration agreements in conjunctions with opening trading accounts. Such arbitration may be through an independent arbiter. Investors may file a complaint with FINRA against the broker allegedly at fault, and FINRA may be the arbiter, under FINRA rules. Arbitration rules generally limit discovery and provide more expedient adjudication, but also provide limited remedies in damages, usually only the actual economic loss in the account. Investors should understand that if a fraud case is filed against a company in the courts, it may be vigorously defended and may take years and great legal expenses and costs to pursue, which may not be economically feasible for small investors.

If we were to be considered a penny stock company in the future, it will likely cause many brokers to refuse to handle transactions in our securities, and may discourage trading activity and volume, or result in wide disparities between bid and ask prices. This may cause investors to have significant illiquidity of the PubCo Ordinary Shares at a price at which they may wish to sell or in the opportunity to complete a sale. Investors will have no effective legal remedies for these illiquidity issues.

Risks Relating to Redemption of SPAC Ordinary Shares

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, you may be required to redeem or sell your SPAC Ordinary Shares or SPAC Warrants, potentially at a loss.

Holders of SPAC Ordinary Shares will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the Business Combination, and then only in connection with those SPAC Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any SPAC Ordinary Shares properly tendered in connection with a shareholder vote to amend the Articles of Association (A) to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Ordinary Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the SPAC Ordinary Shares if SPAC does not complete a business combination by the deadline set forth in the SPAC Articles, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) if you redeem your respective shares for cash upon the completion of the initial business combination. In no other circumstances will SPAC shareholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your SPAC Ordinary Shares or SPAC Warrants, potentially at a loss.

SPAC Ordinary Shareholders who wish to redeem their SPAC Ordinary Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If SPAC Ordinary Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their SPAC Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

SPAC Ordinary Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must (i) submit a written request to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, in which you request that SPAC redeem all or a portion of your SPAC Ordinary Shares for cash, and identify yourself as the beneficial holder of the SPAC Ordinary Shares and provide your legal name, phone number and address; and (ii) deliver your SPAC Ordinary Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company, in each case at least two (2) business days prior to the vote at the extraordinary general meeting. Any SPAC Public Shareholder who fails to properly demand redemption of such shareholder’s SPAC Ordinary Shares will not be entitled to convert his, her or its SPAC Ordinary Shares into a pro rata portion of the Trust Account. In addition, SPAC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite SPAC’s compliance with these rules, if a shareholder fails to receive SPAC’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its SPAC Ordinary Shares. Furthermore, the proxy materials, as applicable, that SPAC will furnish to holders of SPAC Ordinary Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem SPAC Ordinary Shares. In the event that a shareholder fails to comply with these procedures, his, her or its SPAC Ordinary Shares will not be redeemed.

SPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for SPAC to complete a business combination with which a substantial majority of its shareholders do not agree.

The SPAC Articles do not provide a specified maximum redemption threshold. As a result, SPAC may be able to complete an initial business combination even though a substantial majority of shareholders do not agree with the transaction and have redeemed their shares or, if SPAC seeks shareholder approval of an initial business combination and do not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Sponsor, and SPAC’s officers, directors, advisors or their affiliates. Pursuant to the SPAC Articles, SPAC will not redeem any shares that would cause SPAC’s net tangible assets to be less than $5,000,001 after giving effect to the Business Combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the SPAC Ordinary Shares issued in the SPAC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the SPAC Ordinary Shares issued in the SPAC IPO.

A shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate its SPAC Ordinary Shares or, if part of such a group, the group’s SPAC Ordinary Shares, in excess of 15% of the SPAC Ordinary Shares included in the units sold in the SPAC IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, SPAC will require each shareholder seeking to exercise redemption rights to certify whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to SPAC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SPAC makes the above-referenced determination. Your inability to redeem any such excess SPAC Ordinary Shares will reduce your influence over SPAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in SPAC if you sell such excess SPAC Ordinary Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess SPAC Ordinary Shares if SPAC consummates the Business Combination.

There is no guarantee that a shareholder’s decision whether to redeem its SPAC Ordinary Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SPAC shareholder may be able to sell its SPAC Ordinary Shares (or PubCo Ordinary Shares received in exchange therefor) in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a SPAC Ordinary Shareholder might realize in the future had the shareholder not redeemed its SPAC Ordinary Shares. Similarly, if a SPAC Ordinary Shareholder does not redeem its SPAC Ordinary Shares, the shareholder will bear the risk of ownership of the PubCo Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SPAC Shareholder should consult the shareholder’s Tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks Relating to Ownership of Securities of PubCo

The market price of our PubCo Ordinary Shares and PubCo Warrants may be highly volatile, which may reduce the liquidity and market price of your PubCo Ordinary Shares and PubCo Warrants.

Upon consummation of the Business Combination, the price of PubCo securities is likely to be volatile. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of such securities:

●	unsatisfactory results of clinical trials;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of therapeutic innovations or new products by us or our competitors;

●	adverse actions taken by regulatory authorities with respect to our future clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in Laws or regulations applicable to oncology treatment;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	any intellectual property infringement actions in which we may become involved;

●	announcements concerning our competitors or the biopharmaceutical or healthcare industries in general;

●	achievement of expected product sales and profitability or our failure to meet expectations;

●	our commencement of, or involvement in, litigation;

●	any major changes in our board of directors or management;

●	our ability to recruit and retain qualified regulatory, research and development personnel;

●	legislation in the United States relating to the sale or pricing of pharmaceuticals;

●	economic weakness, including rising or sustained high interest rates and high inflation, or political instability in particular foreign economies and markets;

●	business interruptions resulting from a local or worldwide pandemic, geopolitical instability (such as the war in Ukraine and Israel’s multi-front war), and other conditions beyond our control;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general and Nasdaq in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. These broad market fluctuations may adversely affect the trading price of our securities. Additionally, these and other external factors may cause the market price and demand for our securities to fluctuate substantially, which may limit or prevent our shareholders from readily selling their shares and may otherwise negatively affect the liquidity of your shares.

There will be material differences between your current rights as a holder of SPAC Shares and the rights you will have as a holder of PubCo Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, SPAC Shareholders (other than SPAC Public Shareholders that validly exercise their redemption rights with respect to their SPAC Shares and dissenting SPAC Shareholders) will no longer be shareholders of SPAC, but will be shareholders of PubCo. There will be material differences between the current rights of SPAC Shareholders and the rights you will have as a holder of PubCo Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of SPAC Shareholders and PubCo Shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Upon completion of the Business Combination, SPAC Shareholders will become PubCo Shareholders, SPAC warrant holders will become holders of PubCo Warrants, and the market price for PubCo’s securities may be affected by factors different from those that historically have affected SPAC.

Upon completion of the Business Combination, SPAC Shareholders (other than SPAC Public Shareholders that validly exercise their redemption rights with respect to their SPAC Shares and dissenting SPAC Shareholders) will become PubCo Shareholders and SPAC warrant holders will become holders of PubCo Warrants, which may be exercised to acquire PubCo Ordinary Shares. Fluctuations may be even more pronounced in the trading market for PubCo’s securities shortly following the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of PubCo’s securities, PubCo may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from its business.

The Assignment, Assumption and Amendment Agreement, under which one SPAC Warrant will become one PubCo Warrant upon Closing, may designate specific courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with PubCo in connection with such warrants.

Prior to the Initial Closing, SPAC, PubCo and the warrant agent will enter into the Assignment, Assumption and Amendment Agreement, pursuant to which SPAC assigns to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants to PubCo Warrants (and all references to Ordinary Shares underlying such warrants to PubCo Ordinary Shares) and which causes each outstanding PubCo Warrant to represent the right to receive, from the Initial Closing, one whole PubCo Ordinary Share at an exercise price of $11.50. The mechanisms of such assignment of warrants and the implementation by PubCo are yet to be determined in detail. Since the provisions of the Assignment, Assumption and Amendment Agreement will continue to apply unless amended, the choice-of-forum provision may limit a warrant holder’s ability after the Closing to bring a claim in a judicial forum that it finds favorable for disputes with PubCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, PubCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of PubCo’s management and board of directors.

Following the Business Combination, PubCo may redeem PubCo Warrants held by holders other than the Sponsor or its permitted transferees prior to their exercise at a time that is disadvantageous to the holders of such PubCo Warrants.

Upon the consummation of the Business Combination, each SPAC Warrant outstanding immediately prior will cease to be a warrant with respect to SPAC Shares and be assumed by PubCo and converted into a PubCo Warrant entitling the holder thereof to purchase such number of PubCo Ordinary Shares on a one-on-one basis. Each PubCo Warrant will otherwise continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). Following the Business Combination, PubCo may redeem public PubCo Warrants prior to their exercise at a time that is disadvantageous to the holders of such PubCo Warrants, thereby making such warrants worthless.

A market for PubCo’s securities may not develop, which could adversely affect the liquidity and price of PubCo’s securities.

There is no established trading market for PubCo Ordinary Shares or PubCo Warrants. Although we intend to apply to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq, a trading market may never develop or, if developed, it may not be sustained. Without an active trading market, the liquidity of your PubCo Ordinary Shares or PubCo Warrants will be limited. You may be unable to sell your PubCo Ordinary Shares or PubCo Warrants unless a market can be established and sustained.

Holders of the PubCo Warrants will have no rights as a shareholder until they acquire PubCo Ordinary Shares.

Holders of PubCo Warrants will have no rights as a PubCo shareholder until they acquire PubCo Ordinary Shares upon exercise of the warrants. Upon exercise of the PubCo Warrants, the holder will be entitled to exercise the rights of a holder of PubCo Ordinary Shares as to the security exercised only as to matters for which the record date occurs after the exercise.

The grant and future exercise of registration rights may adversely affect the market price of PubCo Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, certain holders of PubCo securities can each demand that PubCo register their registrable securities and assist in underwritten takedown of such securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo’s securities post-Business Combination.

A significant portion of PubCo’s total outstanding shares after the Closing of the Business Combination will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Ordinary Shares to drop significantly, even if PubCo’s business is doing well.

Sales of a substantial number of PubCo Ordinary Shares in the public market could occur at any time after the Closing of the Business Combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of PubCo Shares.

We anticipate that, upon completion of the Business Combination, based on the assumptions below, (i) the SPAC Public Shareholders will own approximately 15.7% of the outstanding PubCo Ordinary Shares; (ii) the Initial Shareholders will own approximately 3.9% of the outstanding PubCo Ordinary Shares, and (iii) the Company Shareholders will own approximately 80.4% of the outstanding PubCo Ordinary Shares, in each case, assuming that none of SPAC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 0%, 4.6%, and 95.4%, respectively, assuming maximum redemption of the SPAC Public Shares in connection with the Business Combination. The numbers of shares and percentages set forth above do not take into account (i) potential future exercises of warrants to purchase PubCo Ordinary Shares that will be outstanding immediately following the Acquisition Closing and (ii) the Earnout Shares that may be issued to Company Shareholders pursuant to the terms of the Business Combination Agreement. If the actual facts are different than these assumptions, the ownership percentages in PubCo will be different.

Although the Sponsor and certain Company Shareholders will be subject to certain restrictions regarding the transfer of PubCo Ordinary Shares, these shares may be sold after the expiration of the lock-up under the Sponsor Support Agreement. PubCo intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of PubCo Ordinary Shares could decline if the holders of currently restricted shares sell such shares or are perceived by the market as intending to sell such shares.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations. As such, we will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase our post-Business Combination costs and expenses.

Changing Laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These Laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these Laws and regulations to increase our legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Many members of our management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex Laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities Laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

We will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make PubCo Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

Upon consummation of the Business Combination, we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find PubCo Ordinary Shares less attractive because we rely on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for PubCo Ordinary Shares may be more volatile.

We will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we may publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. If applicable, press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold our securities, you may receive less or different information about us than you currently receive about SPAC or that you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If PubCo Ordinary Shares, or PubCo Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the PubCo Ordinary Shares, or PubCo Warrants may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. We expect that PubCo Ordinary Shares, and PubCo Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the PubCo Ordinary Shares, and PubCo Warrants. We expect these actions, among others, will result in DTC agreeing to accept the PubCo Ordinary Shares, and PubCo Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept PubCo Ordinary Shares, or PubCo Warrants for deposit and clearing within its facilities in connection with the listing, and even if DTC does initially accept PubCo Ordinary Shares, or PubCo Warrants, it will generally have discretion to cease to act as a depository and clearing agency for PubCo Ordinary Shares, or PubCo Warrants.

If DTC determines prior to the consummation of the Business Combination that PubCo Ordinary Shares, or PubCo Warrants are not eligible for clearance within the DTC system, then we would not expect to consummate the Business Combination or the listing contemplated by this proxy statement/prospectus in its current form. However, if DTC determines at any time after the completion of the transactions and the listing that PubCo Ordinary Shares, or PubCo Warrants were not eligible for continued deposit and clearance within its facilities, then we believe that PubCo Ordinary Shares, or PubCo Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the securities or warrants would be disrupted. While we would pursue alternative arrangements to preserve its listing and maintain trading of its securities, any such disruption could have a material adverse effect on the market price of PubCo Ordinary Shares, and PubCo Warrants.

There can be no assurance that PubCo will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income Tax purposes for any taxable year, which could result in adverse U.S. federal income Tax consequences to U.S. Holders.

If PubCo is a PFIC for any taxable year (or portion thereof) in which a U.S. Holder (as defined in the section entitled “Material Tax Considerations— United States. Federal Income Tax Considerations to U.S. Holders – General”) holds PubCo Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Because PubCo’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year, there can be no assurance that PubCo will not be a PFIC for the current taxable year or any future taxable year.

Additionally, even if PubCo is not a PFIC following the Acquisition Merger, PubCo Shares could be treated as stock of a PFIC with respect to a U.S. Holder who held SPAC Securities in a taxable year in which SPAC was treated as a PFIC. Because SPAC is a blank check company with no active business, it is likely that SPAC was a PFIC for the taxable year ending on December 31, 2024.

For a more detailed discussion of the PFIC rules and the tax consequences of PFIC classification to U.S. Holders of PubCo securities, please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations to U.S. Holders—Passive Foreign Investment Company Status”. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of PubCo Securities.

There can be no assurance that PubCo’s securities will be approved for listing on Nasdaq following the Closing or that PubCo will be able to comply with the continued listing standards of Nasdaq.

We are currently seeking to have our securities approved for listing on Nasdaq in connection with the Business Combination. We cannot assure you that we will be able to meet those initial listing requirements. Even if our securities are listed on Nasdaq, we cannot assure you that our securities will continue to be listed on Nasdaq. In addition, following the Business Combination, to maintain our listing on Nasdaq, PubCo will be required to comply with certain continued listing standards of Nasdaq including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, minimum number of shareholders and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining its listing, our securities could be subject to delisting.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

If Nasdaq delists our securities from trading in the future, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our PubCo Ordinary Shares are “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Failure to comply with Nasdaq rules or the delisting of our securities from Nasdaq could materially adversely affect the business, financial results and share price of our securities.

Risks Relating to PubCo’s Domicile in Switzerland and Status as a Foreign Private Issuer

We are a Swiss company limited by shares. The rights of our shareholders may be different from the rights of shareholders in companies governed by the Laws of U.S. jurisdictions.

We are a Swiss company limited by shares. Our corporate affairs are governed by our articles of association and by the Laws governing companies, including listed companies, incorporated in Switzerland. The rights of our shareholders and the responsibilities of members of our board of directors may be different from the rights and obligations of shareholders and directors of companies governed by the Laws of the United States. Under Swiss law, the board of directors is subject to fiduciary duties and a duty of care. It must act in the best interests of the company, which includes safeguarding the company’s long term success and integrity. In doing so, the board must consider the interests of the company as a whole, which may align with or differ from those of individual shareholders or other stakeholders. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. Swiss corporate Law limits the ability of our shareholders to challenge resolutions made or other actions taken by our board of directors in court.

Our shareholders generally are not permitted to file a suit to reverse a decision or an action taken by our board of directors, but are instead only permitted to seek damages for breaches of fiduciary duty. As a matter of Swiss Law, shareholder claims against a member of our board of directors for breach of fiduciary duty would have to be brought to the competent courts at the registered office of the Company, currently in Zurich, Switzerland, or at the domicile of the defendant. In addition, under Swiss Law, any claims by our shareholders based on corporate law against the Company must be brought exclusively to the competent courts at the registered office of the Company, currently in Zurich, Switzerland. U.S.-style class actions and derivative actions are not available under Swiss Law. A further summary of applicable Swiss corporate Law is included in this prospectus, please see the sections of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” and “Comparison of Swiss Law and Delaware Law.” There can be no assurance that Swiss Law will not change in the future, which could adversely affect the rights of our shareholders, or that Swiss Law will protect our shareholders in a similar fashion as under U.S. corporate Law principles.

Our Shares are not listed in Switzerland, our home jurisdiction. As a result, certain Swiss Law provisions designed to protect shareholders in the event of a public takeover offer or change of control transaction will not apply.

The Swiss rules that require investors to disclose their interest in a company if they reach, exceed or fall below certain ownership thresholds only applies to issuers that have a listing (including a secondary listing) for their equity securities in Switzerland. Since our shares will be listed exclusively on Nasdaq a U.S. market, the disclosure obligations regarding major shareholdings according to art. 120 of the Swiss Financial Markets Infrastructure Act and its implementing provisions do not apply to the Company. Likewise, the Swiss takeover regime does not apply to the Company. In particular, the duty to make a mandatory bid offer for all outstanding listed equity securities of a company by any person or group of persons that acquires more than one third of a company’s voting rights does not apply to the Company. In addition, the Swiss takeover regime imposes certain restrictions and obligations on bidders in a voluntary public takeover offer that are designed to protect shareholders. However, these protections are applicable only to issuers that list their equity securities in Switzerland and, because our securities will be listed exclusively on Nasdaq, will not be applicable to the Company. Furthermore, since Swiss Law restricts the Company’s ability to implement rights plans or U.S.-style “poison pills,” our ability to resist an unsolicited takeover attempt or to protect minority shareholders in the event of a change of control transaction may be limited. Therefore, our shareholders may not be protected in the same degree in a public takeover offer or a change-of-control transaction as are shareholders in a Swiss company listed in Switzerland.

U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against us or our executive officers or members of our board of directors.

We are a company limited by shares, organized and incorporated under the Laws of Switzerland with registered office and domicile in Zurich, Switzerland. Moreover, most our directors and executive officers are not residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, investors may not be able to effect service of process within the United States upon the Company or upon such persons, or to enforce judgments obtained against the Company or such persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities Laws of the United States. There is doubt that a lawsuit based upon United States federal or state securities Laws could be brought in an original action in Switzerland and that a judgment of a U.S. court based upon United States securities Laws would be enforced in Switzerland.

The United States and Switzerland currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities Laws, may not be enforceable in Switzerland, please see the section of this proxy statement/prospectus titled “Enforcement of Civil Liabilities.”

Our status as a Swiss company limited by shares means that our shareholders enjoy certain rights that may limit our flexibility to raise capital, issue dividends and otherwise manage ongoing capital needs.

Swiss Law reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, the payment of dividends and the cancellation of treasury shares must be approved by shareholders. Swiss Law also requires that the Company’s shareholders themselves resolve to, or authorize our board of directors to, increase our share capital. While our shareholders may introduce a capital band pursuant to which share capital that can be issued by our board of directors without additional shareholder approval, Swiss Law limits this capital band to 50% of the share capital registered in the commercial register at the time of the introduction of the capital band. The capital band, furthermore, has a limited duration of up to five years and must be renewed by the shareholders from time to time thereafter in order to be available for raising capital. Additionally, subject to specified exceptions, including exceptions explicitly described in our articles of association, Swiss Law grants pre-emptive rights to existing shareholders to subscribe for new issuances of shares, which may be limited or withdrawn under certain conditions. Swiss Law also does not provide as much flexibility in the various rights and regulations that can attach to different classes of shares as do the Laws of some other jurisdictions. These Swiss Law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided benefits to our shareholders. Please see the sections of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” and “Comparison of Swiss Law and Delaware Law.”

Shareholders outside of the United States may not be able to exercise pre-emptive rights in future issuances of equity or other securities that are convertible into equity.

Under Swiss corporate Law, shareholders may receive certain pre-emptive rights to subscribe on a pro-rata basis for issuances of equity securities or other securities that are convertible into equity securities. Due to the Laws and regulations in certain jurisdictions, however, shareholders who are not residents of the United States may not be able to exercise such rights unless the Company takes action to register or otherwise qualify the rights offering, including, for example, by complying with prospectus requirements under the Laws of that jurisdiction. There can be no assurance that we will take any action to register or otherwise qualify an offering of subscription rights or shares under the Laws of any jurisdiction other than the United States where the offering of such rights is restricted. If shareholders in such jurisdictions were unable to exercise their subscription rights, their ownership interest in the Company will be diluted.

PubCo Ordinary Shares are issued under the Laws of Switzerland, which may not protect investors in a similar fashion afforded by incorporation in a U.S. state.

We are organized under the Laws of Switzerland. However, there can be no assurance that Swiss Law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate Law principles in the United States, which could adversely affect the rights of investors.

We are a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

As a foreign private issuer and as permitted by the listing requirements of Nasdaq, we will have the option to follow certain home country governance practices rather than the corporate governance requirements of Nasdaq.

Following the closing of the Business Combination, we will be a foreign private issuer. As a result, in accordance with Nasdaq Listing Rule 5615(a)(3), we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with certain of the corporate governance requirements of the Nasdaq.

Swiss Law does not require that a majority of our Board consist of independent directors. Our Board therefore may include fewer independent directors than would be required if we were subject to Nasdaq Listing Rule 5605(b)(1). In addition, it is not subject to Nasdaq Listing Rule 5605(b)(2), which requires that independent directors regularly have scheduled meetings at which only independent directors are present. Although Swiss Law also requires that we set up a remuneration committee, we may follow home country requirements with respect to such committee. Among other things, Swiss Law does not require that all or a majority of the remuneration committee consist of independent directors.

For an overview of our corporate governance principles, please see the section of this proxy statement/prospectus titled “Description of Company Securities and Proposed Articles of Association.” As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

Following the closing of the Business Combination, we may lose our foreign private issuer status, which would then require us to comply with the domestic reporting requirements of the Exchange Act and cause us to incur significant legal, accounting and other expenses.

Following the consummation of the Business Combination, we will be a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our status as a foreign private issuer, either (i) a majority of our ordinary shares must be either directly or indirectly owned of record by non-residents of the United States; or (ii) (a) a majority of our executive officers or directors may not be United States citizens or residents, (b) more than 50% of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. Among other things, we would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, which would involve significant time and cost and could result in variations, which could be material, between historical financial results reported under IFRS and as reported under U.S. GAAP. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to the Company under U.S. securities Laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time-consuming and costly. If we lose our foreign private issuer status and are unable to devote adequate funding and the resources needed to maintain compliance with U.S. securities Laws, while continuing our operations, we could be forced to deregister with the SEC. A deregistration would substantially reduce or effectively terminate the trading of our securities in the United States. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board.

As a result of changes in Tax Laws, treaties, rulings, regulations or agreements, or their interpretation, of Switzerland or any other country in which we operate, the loss of a major Tax dispute or a successful challenge to our operating structure, intercompany pricing policies or the taxable presence of our key Subsidiaries in certain countries, or other factors, our effective income Tax rates may increase in the future, which could adversely affect our net income and cash flows.

We operate in multiple jurisdictions and our profits are taxed pursuant to the Tax Laws of these jurisdictions. The Tax Laws applicable to our business activities, however, are subject to changes in interpretation. Our Tax position could be adversely impacted by changes in Tax rates, Tax Laws, Tax practice, Tax treaties or Tax regulations or changes in the interpretation thereof by the Tax authorities in jurisdictions in which we do business. Our effective income Tax rate may be affected by changes in or interpretations of Tax Laws, treaties, rulings, regulations or agreements in any given jurisdiction, the resolution of issues arising from any future Tax audits with various Tax authorities, changes in geographical allocation of income and expense, changes in management’s assessment of matters such as the realizability of deferred Tax assets, and utilization of net operating loss and Tax credit carryforwards. For the year ended December 31, 2024, there are tax losses carried forward at the level of VERAXA Biotech GmbH, our wholly owned Subsidiary, of approximately EUR 27 million for German Corporate Income Tax and German Trade Tax purposes. These tax losses carried forward, as well as any current tax losses incurred in the financial year 2025 until the consummation of the Business Combination, will generally forfeit by virtue of the Business Combination if no sufficient taxable hidden reserves can be demonstrated to the tax authorities. We cannot ensure that we will be able to demonstrate such taxable hidden reserves to the tax authorities and, as a result, may be required to make significant additional tax payments on profits in future financial years since the tax losses carried forward and any current tax losses will not be available for an offset in the event of forfeiture by virtue of the Business Combination.

Additionally, in the past, we have experienced fluctuations in our effective income Tax rate. Our actual Tax rate may vary from our expectation and that variance may be material. Our effective income Tax rate in a given fiscal year reflects a variety of factors that may not be present in the succeeding fiscal year or years. There is no assurance that our effective income Tax rate will not change in future periods.

We will file Swiss and non-Swiss Tax Returns. We are subject to Tax audits, examinations and assessments in various jurisdictions. If any Tax authority successfully challenges our operational structure, allocation of income by Tax jurisdiction, or amounts paid between our affiliated companies pursuant to our intercompany arrangements or transfer pricing policies, if any Tax authority successfully asserts that we are subject to income, withholding or other Taxes in a jurisdiction by reason of our activities and operations or our other taxable presence in such jurisdiction, if the terms of certain income Tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material Tax dispute in any country, our effective income Tax rate could increase. A Tax authority may take the position that material income or other Tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective Tax rate, which could adversely affect our profitability. If our effective income Tax rate increases in future periods, our net income and cash flows could be adversely affected, including in future Tax years.

We urge our shareholders to consult with their legal and Tax advisors with respect to the potential Tax consequences of investing in or holding the PubCo Ordinary Shares.

EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

General

SPAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SPAC Board for use at the extraordinary general meeting to be held at [   ]., Eastern Time, at the offices of Winston & Strawn LLP, 800 Capitol St. STE 2400, Houston, Texas 77002 on [   ], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SPAC Shareholders on or about [   ], 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All SPAC Shareholders as of the Record Date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands Law, the extraordinary general meeting will be conducted at a physical location. SPAC is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format, which is accessible at https://www.cstproxy.com/[   ].

SPAC’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save SPAC and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, SPAC provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the SPAC Board, submit written questions and comments during the extraordinary general meeting, and vote online during the open poll portion of the extraordinary general meeting. SPAC welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to SPAC for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in SPAC’s discretion, subject to time constraints. SPAC reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, SPAC will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you have pre-registered.

Date, Time and Place of Extraordinary General Meeting of SPAC Shareholders

The extraordinary general meeting of the SPAC Shareholders shall be held at [   ]., Eastern Time, on [   ], 2026 at the offices of Winston & Strawn LLP, 800 Capitol St. STE 2400, Houston, Texas 77002 and virtually at https://www.cstproxy.com/[   ], to consider and vote upon the Business Combination Proposal, the Initial Merger Proposal, the NTA Amendment Proposal, the Advisory Organizational Documents Proposals and the Adjournment Proposal.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, SPAC is asking the holders of SPAC Ordinary Shares to consider and vote upon the Proposals set forth below. SPAC also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned SPAC Ordinary Shares at the close of business on [   ], 2026, which is the Record Date for the extraordinary general meeting. You are entitled to one vote for each SPAC Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. SPAC Warrants do not have voting rights. As of the close of business on the Record Date, there were 25,300,000 SPAC Class A Ordinary Shares and 6,325,000 SPAC Class B Ordinary Shares outstanding in the aggregate, of which 25,300,000 were SPAC Public Shares.

Vote of the Sponsor and the Directors and Officers of SPAC

The Initial Shareholders beneficially own and are entitled to vote an aggregate of approximately 20.0% of the outstanding SPAC Ordinary Shares as of the Record Date. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other Proposals being presented at the extraordinary general meeting. Assuming all issued and outstanding SPAC Ordinary Shares are voted, in addition to the SPAC Ordinary Shares held by the Initial Shareholders, as of the Record Date, SPAC would need (i) 9,487,501 SPAC Public Shares, or approximately 37.5% of the 25,300,000 SPAC Public Shares voted, to be voted in favor of the Business Combination Proposal in order to have the Business Combination Proposal approved, and (ii) 14,758,334, or approximately 58.3%, of the 25,300,000 SPAC Public Shares to be voted in favor of the Initial Merger Proposal and the NTA Amendment Proposal in order to have the Initial Merger Proposal and the NTA Amendment Proposal approved. Assuming the minimum number of SPAC Ordinary Shares necessary for a quorum is present at the extraordinary general meeting, the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal will be approved without any additional vote from holders of SPAC Public Shares, because the Initial Shareholders have agreed to be present at the extraordinary general meeting and vote their shares in favor of the Business Combination Proposal, the Initial Merger Proposal and the NTA Amendment Proposal, and their presence would constitute a quorum under the SPAC Articles and be sufficient to approve the Proposals.

The Initial Shareholders have also agreed, prior to the SPAC IPO, to waive their redemption rights. The Initial Shareholders did not receive any consideration for their waiver of redemption rights.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum is the minimum number of SPAC Ordinary Shares that must be present to hold a valid meeting. A quorum would be the holders of one-third of the SPAC Ordinary Shares being individuals present in person or by proxy, or if a corporation or other person present by its duly authorized representative or proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of SPAC, as permitted under the SPAC Articles and the Cayman Companies Act. The shareholder vote thresholds required for the approval of each Proposal brought before the extraordinary general meeting are set forth below:

●	Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	Initial Merger Proposal — The approval of the Initial Merger and the Plan of Initial Merger will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	NTA Amendment Proposal — The approval of the NTA Amendment Proposal will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	The Advisory Organizational Documents Proposals — The approval of such proposals will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

●	The Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

Brokers are not entitled to vote on each of these proposals absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Voting Your Shares

Each SPAC Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of SPAC Ordinary Shares that you own. There are several ways to vote your SPAC Ordinary Shares:

●	You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

●	You can attend the extraordinary general meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your SPAC Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that SPAC can be sure that the broker, bank, or nominee has not already voted your SPAC Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Continental Stock Transfer & Trust Company, in writing, before the extraordinary general meeting that you have revoked your proxy; or

●	you may attend the extraordinary general meeting virtually, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your SPAC Ordinary Shares or the extraordinary shareholder meeting, you may call [Proxy Solicitor], SPAC’s proxy solicitor, toll-free at (800) [   ] (individuals) or [   ] (banks and brokers), or email [   ].

Redemption Rights

Pursuant to the SPAC Articles, a SPAC Public Shareholder may request that SPAC redeem all or a portion of its SPAC Public Shares for cash if the Business Combination is consummated. As a holder of SPAC Public Shares, you will be entitled to receive cash for any SPAC Public Shares to be redeemed only if you:

●	submit a written request to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, in which you (i) request that SPAC redeem all or a portion of your SPAC Public Shares for cash, and (ii) identify yourself as the beneficial holder of the SPAC Public Shares and provide your legal name, phone number and address; and

●	deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company.

Holders of SPAC Public Shares must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026, two (2) business days prior to the vote at the extraordinary general meeting in order for their SPAC Public Shares to be redeemed. If you hold the SPAC Public Shares in “street name,” you will have to coordinate with your broker or bank to have the SPAC Public Shares you beneficially own certificated and delivered electronically.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants prior to exercising redemption rights with respect to the SPAC Public Shares. If holders hold their SPAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the SPAC Units into the underlying SPAC Public Shares and SPAC Public Warrants, or if a holder holds SPAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem its SPAC Public Shares.

If a SPAC Public Shareholder satisfies the requirements for exercising redemption rights with respect to all or a portion of the SPAC Public Shares he, she or it holds and the Business Combination is consummated, SPAC will redeem such SPAC Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SPAC (less Taxes payable and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, as of the Record Date, this would have amounted to approximately $[   ] per issued and outstanding SPAC Public Share. There are currently no owed but unpaid income Taxes on the funds in the Trust Account. However, the proceeds deposited in the Trust Account could become subject to the claims of SPAC’s creditors, if any, which would have priority over the claims of SPAC Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to SPAC Public Shareholders electing to redeem their SPAC Public Shares shall be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a SPAC Public Shareholder, may be withdrawn if the SPAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

If you exercise your redemption rights, then you shall be exchanging your SPAC Public Shares for cash and shall not be entitled to receive any PubCo Ordinary Shares in respect of such redeemed shares upon consummation of the Business Combination.

If you are a holder of SPAC Public Shares and you exercise your redemption rights, such exercise shall not result in the loss of any SPAC Warrants that you may hold. Assuming 100% redemption, the SPAC Warrants owned by such redeeming SPAC Public Shareholders will be worth approximately $[   ] million in the aggregate based on the closing price of SPAC Warrants on the Record Date of $[   ].

The closing price of SPAC Public Shares on the Record Date was $[   ]. The cash held in the Trust Account on such date was approximately $[   ] million (approximately $[   ] per SPAC Public Share). Prior to exercising redemption rights, SPAC Public Shareholders should verify the market price of SPAC Public Shares as they may receive higher proceeds from the sale of their SPAC Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPAC cannot assure its shareholders that they shall be able to sell their SPAC Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If the Business Combination is not consummated, the SPAC Public Shares will not be redeemed and instead share certificates representing the same (if any) will be returned to the respective holder, broker or bank. In such case, SPAC Shareholders may only share in the assets of the Trust Account upon the liquidation of SPAC. This may result in SPAC Shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

Dissenters’ Rights under the Cayman Companies Act

Holders of record of SPAC Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of SPAC Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the fair value for his, her or its SPAC Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. The Business Combination Agreement provides that, if any SPAC Shareholder exercises dissenters’ rights, then, unless SPAC and the Company elect by agreement in writing otherwise, the Initial Merger shall not be consummated before the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act. SPAC believes that such fair value would equal the amount that SPAC Shareholders would obtain if they exercised their redemption rights as described herein. A SPAC Shareholder which elects to exercise dissenters’ rights must do so in respect of all of the SPAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Dissenters’ Rights.”

Proxy Solicitation Costs

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers, and employees may also solicit proxies in person. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has engaged [Proxy Solicitor] to assist in the solicitation of proxies for the extraordinary general meeting. SPAC has agreed to reimburse [Proxy Solicitor] for certain out-of-pocket expenses incurred on SPAC’s behalf, and to indemnify [Proxy Solicitor] against certain losses, claims and liabilities arising from such engagement. SPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Public Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Public Shares and in obtaining voting instructions from those owners.

PROPOSAL ONE – THE BUSINESS COMBINATION PROPOSAL

General

Holders of SPAC Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the Transactions contemplated thereby, including the Business Combination. SPAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and amendments thereto, which are attached as Annex A, Annex A1 and Annex A2, respectively, to this proxy statement/prospectus. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Proposal.

SPAC may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding SPAC Ordinary Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The Business Combination Agreement

On April 22, 2025, SPAC, the Company, and the Company Shareholder Representative entered into the Business Combination Agreement. On October 18, 2025, the parties entered into an amendment to the Business Combination Agreement. On February 2, 2026, the parties entered into a second amendment and waiver to the Business Combination Agreement. The subsections that follow this section describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and amendments thereto, copies of which are attached as Annex A, Annex A1 and Annex A2, respectively, hereto. SPAC Shareholders and other interested parties are urged to read the Business Combination Agreement (as amended) carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SPAC, the Company, and the Company Shareholder Representative or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Business Combination Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that they shall undertake a series of transactions pursuant to which (i) the Sponsor formed PubCo, (ii) PubCo formed Merger Sub, to be a direct wholly owned Subsidiary of PubCo, (iii) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (iv) SPAC shall merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (v), continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), (v) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (vi) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (vii) following the Transactions, Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (viii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other Transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Initial Merger

The Initial Merger shall become effective on the date which is three business days after the first date on which all conditions set forth in Article IX of the Business Combination Agreement, that are required to be satisfied on or prior to the Initial Closing, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing.

At the Initial Closing, SPAC, PubCo and Merger Sub shall cause SPAC to be merged with and into Merger Sub, with Merger Sub being the surviving company in the Initial Merger. The Initial Merger shall become effective at the time when the Plan of Initial Merger has been accepted for filing by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger.

As a result of the Initial Merger, at the Initial Merger Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Merger Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in the Business Combination Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and Merger Sub shall thereafter exist as a wholly owned Subsidiary of PubCo (until the Merger Sub Dissolution) and the separate corporate existence of SPAC shall cease to exist;

(b)	the organizational documents of Merger Sub, as in effect immediately prior to the Initial Merger Effective Time, shall be the memorandum and articles of association of Merger Sub, until thereafter amended in accordance with the terms thereof and the Cayman Act; and

(c)	the board of directors and officers of Merger Sub and SPAC shall cease to hold office, and the board of directors of Merger Sub and the officers of Merger Sub shall be appointed as determined by the Company, each to hold office in accordance with the amended and restated articles of association of Merger Sub until they are removed or resign in accordance with the amended and restated articles of association of Merger Sub or until their respective successors are duly elected or appointed and qualified.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

●	Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

●	Immediately following the separation of each SPAC Unit, each (a) SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist, and (b) each SPAC Shareholder shall cease to have any other rights in and to SPAC;

●	Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share. Each PubCo Warrant shall, to the extent compatible with Swiss Law, continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement;

●	If there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Initial Merger Effective Time, such SPAC Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

●	The Merger Sub Shares issued in exchange for the SPAC assets and liabilities transferred to Merger Sub upon consummation of the Initial Merger will be issued to the Contribution Agent, acting in its own name but for the account of the SPAC and the SPAC Shareholders.

●	The Contribution Agent will contribute the Merger Sub Shares to PubCo as a contribution to the capital contribution reserves of PubCo; and

●	The Contribution Agent will deliver to the SPAC Shareholders the PubCo Ordinary Shares transferred to the Contribution Agent by the Sponsor.

Subsequent to Initial Merger

After the Initial Merger (a) the Contribution Agent shall contribute to PubCo, free and clear of all Liens, the Merger Sub Shares without consideration as an equity contribution into the capital contribution reserves; (b) the Contribution Agent shall deliver to (i) the SPAC Shareholders, the PubCo Ordinary Shares transferred to the Contribution Agent by the Nominee Shareholder, (ii) to the holders of SPAC Warrants, the PubCo Warrants and (iii) newly issued PubCo Ordinary Shares to the PIPE Investors, if any; and (c) Merger Sub shall distribute all of its assets and liabilities to PubCo as liquidating distributions and Merger Sub shall adopt a resolution to dissolve under Cayman Law.

The Acquisition Merger

Following the Initial Merger, as soon as practicable following twenty-four hours after the Initial Merger Effective Time, and the time on which all conditions set forth in Article IX, as required under the Business Combination Agreement to be satisfied on or prior to the Acquisition Closing, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed by PubCo (with the prior written consent of the SPAC directors and the Company directors) and the Company, in writing, the Acquisition Closing shall take place remotely.

At the Acquisition Closing, PubCo and the Company shall cause the Company to be merged with and into PubCo, with PubCo being the surviving company in the Acquisition Merger. On the Acquisition Closing Date, upon the Acquisition Closing, the Company and PubCo shall execute and cause to be filed to the respective commercial register such documents as may be required in accordance with Swiss Law or by any other applicable Law to make the Acquisition Merger effective.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and PubCo shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of PubCo as the surviving company, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of the Company set forth in the Business Combination Agreement and the other Transaction Documents to which the Company or PubCo is a party, and the separate corporate existence of the Company shall cease to exist;

(b)	the PubCo Articles, as in effect immediately prior to the Acquisition Effective Time, shall be amended and restated to read in their entirety in the form and substance reasonably satisfactory to the parties to the Business Combination Agreement; a copy of the PubCo Articles is attached to this proxy statement/prospectus as Annex C.

(c)	the existing board of directors and officers of PubCo shall cease to hold office, and the going-forward board of directors and the officers of PubCo shall be appointed as determined by the Company, each director and officer to hold office in accordance with the PubCo Articles until they are removed or resign in accordance with the PubCo Articles or until their respective successors are duly elected or appointed and qualified; and

At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of the Company:

(i)	Each Company Share issued and outstanding immediately prior to the Acquisition Effective Time, other than any (A) Treasury Shares and (B) Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive such fraction of a newly issued PubCo Ordinary Share that is equal to the Exchange Ratio. As of the Acquisition Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation;

(ii)	If there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Effective Time, such Company Shares shall, to the extent compatible with Swiss Law, be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

(iii)	Each of the Dissenting Shares issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in the Business Combination Agreement.

Company Dissenting Shares

To the extent available under Swiss Law, the Dissenting Shares shall not be converted into, and such shareholders shall have no right to receive, the applicable Shareholder Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under Swiss Law.

Prior to the Acquisition Closing, the Company shall give PubCo prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company and PubCo shall reasonably cooperate in all negotiations and proceedings with respect to such dissenters’ rights in accordance with applicable Swiss Law.

Closing

The closing of the Acquisition Merger shall take place remotely by conference call and electronic exchange of documents and signatures as soon as practicable following twenty-four hours after the Initial Merger Effective Time and the time on which all conditions set forth in the Business Combination Agreement that are required to be satisfied have been satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the Closing or at such other time or in such other manner as may be agreed by PubCo (with the prior written consent of the SPAC directors and the Company directors) and the Company in writing.

Earnout

The Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 additional PubCo Ordinary Shares during each of the three fiscal years after the Closing Date in accordance with the Business Combination Agreement and Swiss Law. PubCo will issue and the Company Shareholders will have the right to receive their respective portions of the Earnout Shares in the event that:

(i)	the VWAP of the PubCo Ordinary Shares equals or exceeds $11.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2026, then PubCo shall issue an aggregate of 1,667 PubCo Ordinary Shares to the Company Shareholders;

(ii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $12.50 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2027, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,667 PubCo Ordinary Shares, and (B) if the Initial VWAP Shares have not been issued, the Initial VWAP Shares; and

(iii)	the VWAP of the PubCo Ordinary Shares equals or exceeds $14.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2028, then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,666 PubCo Ordinary Shares to the Company Shareholders, (b) if the Initial VWAP Shares have not been issued, the Initial VWAP Shares, and (c) if the Second VWAP Shares have not been issued, the Second VWAP Shares.

The applicable number of Earnout Shares issued for each applicable Earnout Event, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares after the Closing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of the Company, SPAC, and the Acquisition Entities. The representations and warranties are, in certain cases, subject to specified exceptions, materiality qualifiers, SPAC Material Adverse Effect and Company Material Adverse Effect (see “—Material Adverse Effect” below), knowledge or other qualifications which may be further modified, qualified or limited by the Disclosure Letters to the Business Combination Agreement.

Representations and Warranties of the Company

The Business Combination Agreement contains representations and warranties of the Company relating to, among other things:

●	the due organization, qualification and good standing (where applicable) of the Group Companies;

●	the capitalization of the Company and its Subsidiaries, including their (a) outstanding ordinary shares, (b) preference shares, (c) warrants and other share purchase rights, (d) outstanding share options, restricted share units and other equity incentive awards, and (e) reserved but unissued shares under any equity incentive plan;

●	the due authorization of the Company to execute the Business Combination Agreement and other Transaction Documents and to perform its obligations thereunder;

●	the absence of conflicts by the execution, delivery and performance of the Business Combination Agreement and other Transaction Documents with Laws applicable to, or organizational documents and material contracts of, the Company and its Subsidiaries;

●	filings, submissions, applications or consents from governmental authorities required in connection with the execution, delivery and performance of the Business Combination Agreement and other transaction documents by the Company;

●	material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries, and audits, assessment or other proceedings in relation to the Tax Returns or Taxes of the Company and its Subsidiaries;

●	delivery by the Company to SPAC of (a) the Company Accounts (as defined in the Business Combination Agreement), and (b) the Closing Company Accounts (as defined in the Business Combination Agreement) and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in this Proxy/Registration Statement;

●	the operation of the business in the ordinary course by the Company and its Subsidiaries, including, the collection of receivables and paid payables and similar obligations in the ordinary course of business, and there having not been any Company Material Adverse Effect;

●	the compliance with applicable Law by the Company and its Subsidiaries;

●	the Company’s registered intellectual property, and the violation, infringement or misappropriation of intellectual property against or by the Company and its Subsidiaries;

●	compliance by the Company with its published data privacy and data security policies and applicable Laws relating to the use, collection, retention, or other processing or dealing of any personal data;

●	the maintenance and implementation of reasonable and appropriate disaster recovery and security plans and other steps to safeguard the Company’s and its Subsidiaries’ trade secrets, personal data and IT systems from unauthorized or illegal access and use;

●	brokerage, finder’s or other fee or commission based upon arrangements made by the Company or its Controlled Affiliates in connection with the transactions contemplated by the Business Combination Agreement;

●	the information supplied by the Company in writing specifically for inclusion in the proxy statement/prospectus; and

●	the Company’s and its Subsidiaries’ insurance policies.

Representations and Warranties of SPAC

The Business Combination Agreement contains representations and warranties of SPAC pursuant to which SPAC affirms, among other things, the following:

●	SPAC is duly incorporated, validly existing, and in good standing under the Laws of the Cayman Islands, has the power to own its assets and conduct its business as currently and prospectively conducted, and is duly qualified in every jurisdiction where required, except where any failure to qualify would not result in a SPAC Material Adverse Effect.

●	The validly issued share capital of SPAC as of December 31, 2024 comprises of: (i) outstanding SPAC Ordinary Shares, by class or series; (ii) outstanding SPAC Preference Shares, by class or series; and (iii) warrants and other share purchase rights, if any.

●	All SPAC Shares that are issued and outstanding (i) have been duly authorized and have been validly issued and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract.

●	SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

●	SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Business Combination Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereunder, subject to receipt of SPAC Shareholders’ Approval.

●	All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period and such Tax Returns are true, correct and complete in all material respects.

●	The SPAC Financial Statements (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

●	SPAC has operated its business in the ordinary course and collected receivables and paid payables and similar obligations in the ordinary course of business and there has not been any SPAC Material Adverse Effect.

●	Except as would not have a SPAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

●	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Representations and Warranties of the Acquisition Entities

The Business Combination Agreement contains representations and warranties of each Acquisition Entity, pursuant to which each Acquisition Entity affirms, among other things, the following:

●	Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable.

●	The PubCo Ordinary Shares and the Merger Sub Shares, and any PubCo Ordinary Shares and Merger Sub Shares that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

●	Each Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Business Combination Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereunder.

●	No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

●	Since the date of its incorporation, each Acquisition Entity has operated its business in the ordinary course.

●	Except as would not have a material adverse effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

●	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliate.

●	Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

●	PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Acquisition Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Material Adverse Effect

Company Material Adverse Effect

With respect to the Company, “Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)	any change in applicable Laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action expressly required to be taken under the Business Combination Agreement;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)	any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect;

(g)	any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate;

(h)	any Events that are cured by the Company prior to the Acquisition Closing; or

(i)	any worsening of the Events referred to in clauses (b), (d), (e), or (g) to the extent existing as of the date of the Business Combination Agreement; provided, however, that in each case, any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

SPAC Material Adverse Effect

With respect to SPAC, “SPAC Material Adverse Effect” as used in the Business Combination Agreement means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect:

(a)	any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action expressly required to be taken under the Business Combination Agreement;

(d)	any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)	any Events that are cured by SPAC prior to the Acquisition Closing;

(g)	any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (g) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); or

(h)	any worsening of the Events referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of the Business Combination Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the amount of SPAC Share Redemptions or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect.

Covenants of the Parties

Covenants of the Company and Certain Other Parties

The Company made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	During the Interim Period, subject to certain exceptions and except as otherwise consented to by SPAC in accordance therewith, the Company shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in all material respects in the ordinary course and shall not, and shall not permit its Subsidiaries to:

○	(i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

○	incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in a principal amount exceeding $1,000,000, except for amendments thereto that are immaterial, beneficial to the Company or otherwise required in order to consummate the Transactions;

○	transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of its Equity Securities, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company to issue, deliver or sell any Equity Securities of the Company;

○	except as (x) would not have a Company Material Adverse Effect, (y) required under the terms of any Benefit Plan existing as of the date of the Business Combination Agreement or (z) in the ordinary course of business or as otherwise required by Law or the Business Combination Agreement, (A) amend, modify, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of the Business Combination Agreement, in each case, (x) which exists solely for the benefit of a Senior Management Member or (y) which would materially disproportionately benefit a Senior Management Member relative to the other participants in such Benefit Plan, or (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any Senior Management Member;

○	sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets, in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the ordinary course of business, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $250,000 individually and $100,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries;

○	merge, consolidate or amalgamate with or into any Person;

○	make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $100,000 individually and $250,000 in the aggregate;

○	settle any Action by any Governmental Authority or any other third party material to the business of the Company in excess of $100,000 individually and $250,000 in the aggregate; provided that a Subsidiary shall be permitted to take such actions otherwise prohibited by this subsection so long as it does not result individually or in the aggregate in a Company Material Adverse Effect;

○	(i) split, combine or reclassify any shares of its share capital, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

○	enter into any Material Contract, or amend any such Material Contract in any material respect, in each case in a manner that is adverse to the Company and its Subsidiaries, taken as a whole;

○	voluntarily terminate, suspend, abrogate, amend or modify any Material Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

○	make any material change in its accounting principles or methods unless required by GAAP;

○	make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

○	enter into any agreement or otherwise make a commitment to do any of the foregoing.

●	From the date of the Business Combination Agreement until the Acquisition Effective Time, the Company shall, and shall cause each of its wholly owned Subsidiaries and each of its and its wholly owned Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following notice from SPAC, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of each of it and its wholly owned Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested, subject to terms and conditions set forth in the Business Combination Agreement.

●	The Company shall deliver to SPAC the Closing Company Accounts (as defined in the Business Combination Agreement) and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy/Registration Statement.

●	The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Covenants of SPAC and Certain Other Parties

SPAC made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	During the Interim Period, subject to certain exceptions and except as otherwise consented to by the Company in accordance therewith, SPAC and each Acquisition Entity (y) shall operate its business in the ordinary course and (z) shall not:

○	(i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Articles, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;

○	(i) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of its capital stock, share capital or Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, outstanding shares of capital stock or membership interests, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions;

○	merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

○	make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

○	enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the ordinary course of business;

○	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, exceeding $250,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly contemplated by the Business Combination Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses;

○	make any change in its accounting principles or methods unless required by GAAP;

○	(i) issue any Equity Securities, other than the issuance of Equity Securities of PubCo pursuant to the Subscription Agreements or the Business Combination Agreement or (ii) grant any options, warrants or other equity-based awards;

○	settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;

○	from any Subsidiary;

○	liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

○	enter into any agreement to do any of the above prohibited actions;

●	provided, however, that during the period from the Initial Closing through the Acquisition Closing, neither Merger Sub nor PubCo shall take any action except as required or contemplated by the Business Combination Agreement or the other Transaction Documents.

From the date of the Business Combination Agreement through the closing of the Initial Merger, (a) SPAC shall ensure SPAC remains listed as a public company on Nasdaq and (b) PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Acquisition Closing Date.

●	PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Acquisition Closing:

○	(a) the board of directors of PubCo (i) shall have been reconstituted to consist of five directors, which shall include at least one director determined by the Sponsor; and

○	certain officers of the Company, as set forth on Schedule 7.5(c) of the Business Combination Agreement, shall be the officers of PubCo.

●	From the date of the Business Combination Agreement through the Acquisition Closing, each of SPAC and PubCo will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

●	Prior to the Acquisition Closing Date, SPAC shall take all such steps as are reasonably necessary to cause any acquisition or disposition of PubCo Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Private Placement) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of the Company, SPAC, and the Acquisition Entities, as applicable, shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:

●	cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any Regulatory Approvals as soon as practicable and any and all action necessary to consummate the Transactions as contemplated in the Business Combination Agreement;

●	prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time) relating to the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals;

●	establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval, providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by SPAC and the Company;

●	establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Shareholders’ Approval and such other matter as may be mutually agreed by SPAC and the Company;

●	use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions;

●	cooperate to cause the name of the Surviving Corporation to be changed effective as of the Acquisition Closing Date to “Veraxa Biotech AG”, including through the adoption of the appropriate corporate resolutions;

●	use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and PubCo, the use of commercially reasonable efforts to enforce its rights under the Subscription Agreements) or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable;

●	use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action (or fail to take any action) which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment; and

●	advise, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of the Business Combination Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to the Business Combination Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation.

Conditions to Closing

Mutual Conditions

The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing and the obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing, are each subject to the satisfaction of the following conditions:

●	The SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained;

●	The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Acquisition Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith.

●	The PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing, other than any such restraint that is immaterial.

SPAC Conditions

The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions:

●	The Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date.

●	Each of the other representations and warranties of the Company contained in the Business Combination Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

●	Each of the covenants of the Company to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects.

●	Each Acquisition Entity shall have executed and delivered to SPAC a Joinder.

Company Conditions

The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions:

●	The representations and warranties contained in Section 4.4 (Authorization) and Section 4.8(a) (Absence of Changes) of the Business Combination Agreement shall be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date.

●	The representations and warranties contained in Section 4.2(a) (Capitalization and Voting Rights) of the Business Combination Agreement shall be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date.

●	Each of the other representations and warranties of SPAC and the Acquisition Entities contained in the Business Combination Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that individually or in the aggregate, has not had, and would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

●	The Company shall have received from the Federal Tax Administration of Switzerland and the Cantonal Tax Authorities of Zurich, Switzerland, a favorable Tax ruling confirmation with respect to the treatment of the Transactions for purposes of (i) Swiss corporate income tax, (ii) Swiss withholding tax, (iii) Swiss issuance stamp duty and Swiss transfer stamp duty, and (iv) Swiss income tax.

●	Each of the covenants of SPAC and each of the Acquisition Entities to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Business Combination Agreement by the SPAC shareholders, as follows:

●	by mutual written consent of the Company and SPAC;

●	by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

●	by written notice from the Company or SPAC to the other if the Acquisition Closing shall not have occurred on the 30th Business Day following the occurrence of the Initial Closing;

●	by written notice from the Company to SPAC regarding the failure to obtain the required vote at the SPAC Shareholders’ Meeting;

●	by written notice from the Company to SPAC for breach of Section 9.3(c) of the Business Combination Agreement;

●	by written notice to the Company from SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Business Combination Agreement, subject to the terms and conditions thereto;

●	by written notice to SPAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC, Sponsor or Sponsor Affiliate, or any Acquisition Entity set forth in the Business Combination Agreement, subject to the terms and conditions thereto;

●	by written notice from SPAC to the Company if the SPAC Shareholders’ Approval shall not have been obtained at the SPAC Shareholders’ Meeting, or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under the proviso to Section 8.2(b); and

●	by either SPAC or the Company, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to August 7, 2026.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination, subject to the survival of certain provisions of the Business Combination Agreement.

Enforcement

Each party is entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at Law or in equity.

Non-Recourse

All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated therein may be made only against the entities expressly named as parties to the Business Combination Agreement, and then only with respect to the specific obligations set forth therein with respect to such party.

Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or other representative of a named party to the Business Combination Agreement or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby. Furthermore, there will be no recourse against the Trust Account in connection with any such claims or causes of action.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by New York law, except that certain provisions including with respect to fiduciary duties are governed by the Laws of the Cayman Islands or Switzerland, as applicable. Any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby shall be brought in federal and state courts located in the State of New York. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

Voting, Support and Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, SPAC, the Company, and certain of the shareholders of the Company entered into a voting, support and lock-up agreement, dated as of April 22, 2025, [as amended on February [●], 2026 (as amended, the “Company Shareholder Support Agreement”), pursuant to which certain shareholders of the Company agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of the Company called to seek approval of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals, (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; (d) not to sell or transfer any of their shares; and (e) for a specified period after the Acquisition Closing, not to transfer certain PubCo Ordinary Shares received in the transaction, subject to certain exceptions.

The following is the list of shareholders of the Company that have entered into the Company Shareholder Support Agreement: David L. Deck, Xlife Sciences AG, Oliver Baumann, and Gilbert Schoni.

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, SPAC, and the Sponsor entered into a sponsor support agreement, dated as of April 22, 2025, as amended on February 2, 2026 (the “Sponsor Support Agreement”), pursuant to which Sponsor agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive certain anti-dilution protections, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any shares held by Sponsor, (f) not to transfer any shares held by Sponsor, (g) to release the Sponsor Releasees (as defined therein) from all claims in respect of or relating to the period prior to the Acquisition Merger Effective Time, and (g) to forfeit for cancellation for no consideration, in connection with the Closing, 200,000 Founder Shares and 400,000 SPAC Private Warrants for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.

Registration Rights Agreement

On or prior to the Closing, PubCo, Sponsor, SPAC and certain holders of Company Shares shall enter into a registration rights agreement in form and substance reasonably satisfactory to the parties thereto, to be effective as of the Acquisition Closing.

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Company and Continental entered into the Assignment, Assumption and Amendment Agreement and amended the Existing Warrant Agreement, pursuant to which, among other things, SPAC assigned all of its right, title and interest in the Existing Warrant Agreement to the Company effective upon the Initial Closing, and the Company assumed the warrants provided for under the Existing Warrant Agreement.

Lincoln Park Financing Agreement

On January 15, 2026, SPAC, PubCo and LPC, executed a term sheet in respect of a proposed equity purchase facility in connection with the Business Combination. The contemplated facility provides for aggregate equity purchases of up to $50,000,000 of PubCo Ordinary Shares over a period of up to 24 months.

Pursuant to the agreement, PubCo may, at its sole option after the Commencement Date (as defined below), sell shares to LPC through “Regular Purchases” (priced at a certain percent of a specified market-based formula with per-notice caps that scale with price) and “Accelerated Purchases” (up to three times the related Regular Purchase shares or a certain percentage of next-day volume, also priced at the same percent of a market metric). PubCo may use the proceeds for any corporate purpose. As consideration for LPC’s commitment, PubCo will issue to LPC “Commitment Shares” equal to a certain percentage of the aggregate amount of PubCo Ordinary Shares, valued per a three-way price test.

Within 30 days after the Closing of the Business Combination, PubCo will file a the Resale Registration Statement. The “Commencement Date” means the date on which customary conditions in the definitive purchase agreement are met, including an effective Resale Registration Statement and any necessary listing approvals. Certain enumerated “Events of Suspension” will pause, but not terminate, purchases under the facility — such as registration unavailability, trading or listing disruptions, a specified exchange cap without prior shareholder approval, certain breaches, insolvency, or broker acceptance issues. PubCo may terminate the definitive purchase agreement on one business days’ notice. PubCo may raise other capital, but it may not enter into a similar equity facility for 24 months. The term sheet is subject to customary confidentiality provisions, contains a no short-selling/hedging undertaking by LPC, and is binding only as to expiration, expense reimbursement, confidentiality, and no short selling/hedging—otherwise non-binding and subject to diligence with no obligation to consummate the definitive agreement. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and LPC are currently negotiating the terms of the definitive purchase agreement and related documents in respect of the financing.

High Trail Financing Agreement

On January 30, 2026, SPAC, PubCo and HTC executed a term sheet in respect of a private placement of the Note in the principal amount of $27,500,000 and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share (with customary anti-dilution protections. The term of the Note is 15 months, amortizing monthly beginning six months after Closing of the Business Combination. At PubCo’s sole option and subject to customary conditions, any amortization payment may be made in cash, in registered-for-resale shares of common stock, or a combination thereof. The Note will be a senior secured obligation of PubCo, secured by all PubCo assets and ranking senior to all other PubCo obligations. HTC will have the right, upon completion by PubCo of any equity or equity-linked financing, to require PubCo to redeem up to a specified percent of the gross proceeds of such financing in principal amount of the Note (a “cash sweep”). PubCo may redeem the Note at par at any time without penalty. The Note will include customary negative and affirmative covenants.

Funding will occur concurrently with the Closing of the Business Combination. The term sheet is subject to customary confidentiality provisions. Other than certain binding provisions related to confidentiality, expenses, exclusivity, and governing law, no party has a binding obligation to consummate the financing absent execution of definitive documentation. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and HTC are currently negotiating the terms of definitive transaction agreements and related documents.

Organizational Structure

The following simplified diagram illustrates the ownership structure of the Company immediately prior to the consummation of the Acquisition Merger:

The following simplified diagram illustrates the ownership structure of SPAC immediately prior to the consummation of the Initial Merger:

The following simplified diagram illustrates the ownership structure of PubCo immediately following the consummation of the Business Combination, assuming: (i) the No Redemption Scenario; and (ii) that no Company shareholder exercises its dissenters’ rights.

SPAC Shareholders
Veraxa Shareholders
PubCo
(CH)
Veraxa Biotech GmbH
(German)

Charter Documents of PubCo Following the Business Combination

At the Initial Merger Effective Time, the PubCo Articles shall become the organizational documents of PubCo. See “Comparison of Corporate Governance and Shareholders Rights” and “Description of PubCo Securities” for more information about the terms and provisions of the PubCo Articles.

Stock Exchange Listing of PubCo Ordinary Shares

PubCo intends to apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for, listing on Nasdaq and accepted for clearance by DTC.

Delisting and Deregistration of SPAC Securities

If the Business Combination is completed, SPAC Shares, SPAC Warrants, and SPAC Units shall be delisted from Nasdaq and shall be deregistered under the Exchange Act.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement the corporate headquarters and principal executive offices of PubCo shall be located at Talacker 35, 8001 Zurich, Switzerland.

Background of the Business Combination

The terms of the Business Combination Agreement and related ancillary documents are the result of extensive negotiations between SPAC, the Company and their respective representatives. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

SPAC Background and Initial Public Offering

SPAC is a blank check company incorporated on December 19, 2023, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The terms of the Business Combination were the result of thorough arm’s-length negotiations among the directors, management, and representative teams of SPAC, the Sponsor, and the Company, respectively. The following is a brief description of these discussions and negotiations, the Business Combination, and related transactions.

On August 8, 2024, SPAC consummated its initial public offering of 25,300,000 units at $10.00 per unit generating gross proceeds of $253.0 million. Each unit consisted of one SPAC Class A Ordinary Share and one-half of one redeemable warrant with each whole warrant entitling the holder to purchase one SPAC Class A Ordinary Share at $11.50 per share. Concurrently with the closing of the full overallotment exercise, SPAC completed the private sale of 7,665,000 SPAC Private Warrants to the Sponsor, Cantor Fitzgerald & Co., Inc. (“Cantor”) and Odeon Capital Group LLC at $1.00 per unit, generating proceeds of $7,665,000. The Sponsor purchased 5,037,500 SPAC Private Warrants, at a price of $1.00 per SPAC Private Warrant to the Sponsor, generating proceeds of approximately $5.04 million, and Cantor and Odeon Capital Group LLC jointly purchased 2,627,500 SPAC Private Warrants, at a price of $1.00 per SPAC Private Warrant, generating proceeds of approximately $2.6 million.

In connection with SPAC’s initial public offering and the full overallotment exercise, the Sponsor also provided SPAC with loans in the aggregate amount of $300,000.

Upon the closing of SPAC’s initial public offering and the full overallotment exercise, approximately $258.3 million ($10.05 per unit) of net proceeds was placed in SPAC’s trust account.

SPAC’s memorandum and articles of association executed December 19, 2023 (the “SPAC Articles”) provided that SPAC was required to complete its initial business combination within 24 months from the closing of SPAC’s initial public offering.

Prior to the closing of SPAC’s initial public offering, neither SPAC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with SPAC.

After SPAC’s initial public offering, and consistent with SPAC’s business purpose, SPAC’s board of directors (the “SPAC Board”) and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging SPAC’s and the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of the SPAC Board and management team.

In evaluating potential businesses and assets for an initial business combination, SPAC, together with its directors and management team, and the Sponsor, considered acquisition candidates across various industry categories. SPAC generally focused on companies that it believed were (i) companies strongly aligned with and complementing the background and network of its management team; (ii) companies that include, but are not limited to, areas such as life sciences, medical devices and equipment, diagnostics, population health management, value-based care, digital healthcare, mental health and behavioral health services, and healthcare services; (iii) companies with portfolio optionality that have platform opportunities and a credible roadmap to expand vertically and/or horizontally over time; (iv) companies with potential commercial and strategic synergies with SPAC’s platform, including companies that can benefit from the investment and operational expertise, relationships, and contacts of SPAC’s management and the Sponsor; and (v) sustainable stand-alone companies, including companies with sustainable business models having the capacity to grow quickly in large, addressable markets. When evaluating potential targets, SPAC generally assessed opportunities against these criteria, in addition to others.

Evaluation of the Potential Target Companies

The following is a brief description of the background of SPAC’s search for and discussion with various potential target companies. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

After the initial public offering, the SPAC Board and management team commenced an active search for potential target businesses. In connection with evaluating potential business combinations, members of SPAC’s management team contacted and were contacted by a number of individuals, entities, investment banks, and private equity funds with respect to potential business combination opportunities. During this process:

●	SPAC identified and evaluated over twenty potential target companies in addition to its proposal to the Company with the objective of consummating a business combination.

●	SPAC entered into non-disclosure agreements with twelve of these potential targets.

●	None of the twelve non-disclosure agreements that SPAC entered into included a standstill provision that would prevent SPAC from making an offer to the counterparty or would prevent any party from making an offer to SPAC, nor did these agreements prevent either party from pursuing another transaction.

●	Among the potential targets that had entered into non-disclosure agreements with SPAC, SPAC gained access to the data room of twelve companies (including the Company) to obtain further information and, based on its preliminary due diligence, discussed potential transaction proposals with six potential targets (including the Company).

●	As part of its evaluation process, the SPAC Board and management team then considered, among other things, each such potential target company’s growth characteristics, future suitability as a public company, competitive positioning within its industry, historical profitability, and financial forecasts.

●	The above analysis resulted in SPAC issuing letters of intent to five potential target companies before SPAC issued a letter of intent to the Company.

Candidate One: On a conference call held on August 15, 2024, SPAC was introduced to the management of a company that manufactures wound management and skin protection products (“Candidate One”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate One attended the call. The initial call on August 15, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate One. SPAC and Candidate One executed a non-disclosure agreement on August 22, 2024, and a letter of intent on January 20, 2025. After two months of unsuccessful efforts, on March 20, 2025, SPAC determined that necessary capital for Candidate One would be difficult to secure and the letter of intent was terminated on that date.

Candidate Two: On a conference call held on August 15, 2024, SPAC was introduced to the management of a company that manufactures semiconductors (“Candidate Two”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Two attended the call. The initial call on August 15, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Two. On August 19, 2024, SPAC and Candidate Two executed a non-disclosure agreement. SPAC analyzed Candidate Two’s business operations, management team, products, and growth strategy and determined that the necessary capital for Candidate Two would be difficult to secure and the transaction was not pursued.

Candidate Three: On a conference call held on August 23, 2024, SPAC was introduced to the management of a company that operates a patient outcome management platform (“Candidate Three”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Three attended the call. The initial call on August 23, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Three. Following a detailed review of the business, management team, and technology, SPAC determined that Candidate Three’s revenue profile did not warrant further evaluation.

Candidate Four: On a conference call held on September 3, 2024, SPAC was introduced to the management of a physician-owned and -operated organization focused on improving healthcare delivery and patient outcomes (“Candidate Four”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Four attended the call. The initial call on September 3, 2024 was followed by a series of emails and telephone calls between SPAC and representatives of Candidate Four. On September 3, 2024, SPAC sent a non-disclosure agreement to Candidate Four, but SPAC never received a signed non-disclosure agreement in return.

Candidate Five: On a conference call held on September 9, 2024, SPAC was introduced to the management of an operator of a population health management and consultancy company (“Candidate Five”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Five attended the call. The initial call on September 9, 2024 was followed by a series of emails and telephone calls between SPAC and representatives of Candidate Five. On September 16, 2024, the parties signed a non-disclosure agreement. After assessing Candidate Five’s size and market potential, SPAC concluded that Candidate Five did not meet the scale typically required for a De-SPAC transaction.

Candidate Six: On a conference call held on September 10, 2024, SPAC was introduced to the management of an operator of a web3 studio (“Candidate Six”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Six attended the call. The September 10, 2024 call was followed by a series of emails and telephone calls between SPAC’s management team and Candidate Six. On November 1, 2024, SPAC and Candidate Six signed a non-disclosure agreement. While Candidate Six demonstrated strong revenues and had a capable management team, SPAC concluded that it was still in the early stages of its development.

Candidate Seven: On a conference call held on September 30, 2024, SPAC was introduced to the management of a full-service real estate development, construction, and advisory firm (“Candidate Seven”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Seven attended the call. The initial call on September 30, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Seven. On October 8, 2024, SPAC and Candidate Seven signed a non-disclosure agreement. On November 11, 2024, SPAC submitted a letter of intent, but Candidate Seven did not sign the letter of intent.

Candidate Eight: On a conference call held on November 15, 2024, SPAC was introduced to the management of a specialty pharma distributor of intravenous drugs (“Candidate Eight”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Eight attended the call. The initial call on November 15, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Eight. On November 18, 2024, SPAC and Candidate Eight signed a non-disclosure agreement. On December 11, 2024, SPAC sent a draft of a letter of intent to Candidate Eight. However, following receipt of an email from Candidate Eight’s management outlining ongoing litigation concerns and Candidate Eight’s decision to pause exploring exit options, SPAC did not pursue the transaction further.

Candidate Nine: On a conference call held on December 23, 2024, SPAC was introduced to the management of a cryptocurrency-trading-technology company (“Candidate Nine”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Nine attended the call. The initial call on December 23, 2024 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Nine. On December 30, 2024, SPAC and Candidate Nine signed a non-disclosure agreement and a letter of intent. After unsuccessful efforts over the months following the execution of the letter of intent, on March 20, 2025, SPAC determined that necessary capital for Candidate Nine would be difficult to secure and the letter of intent was terminated.

Candidate Ten: On a conference call held on January 7, 2025, SPAC was introduced to the management of a life sciences company (“Candidate Ten”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Ten attended the call. The initial call on January 7, 2025 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Ten. On January 7, 2025, SPAC and Candidate Ten signed a non-disclosure agreement and a letter of intent. After evaluating Candidate Ten’s business operations and management team, SPAC determined that necessary capital for Candidate Ten would be difficult to secure and the letter of intent was terminated on March 20, 2025.

Candidate Eleven: On a conference call held on January 20, 2025, SPAC was introduced to the management of a company that raises capital from accredited investors to acquire graphic processing units and finance them to AI startups (“Candidate Eleven”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Eleven attended the call. The initial call on January 20, 2025 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Eleven. On January 24, 2025, SPAC and Candidate Eleven signed a non-disclosure agreement. On February 25, 2025, SPAC and Candidate Eleven signed a letter of intent. After reviewing Candidate Eleven’s business operations and management team, SPAC determined that it would be difficult to secure the necessary capital, and the letter of intent was terminated on March 20, 2025.

Candidate Twelve: On January 21, 2025, SPAC was introduced to the management of a manufacturer of commercial drones designed to provide fully automated, battery-enabled package delivery (“Candidate Twelve”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Twelve attended the call. The initial call on January 21, 2025 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Twelve. On January 22, 2025, SPAC and Candidate Twelve signed a non-disclosure agreement. After evaluating Candidate Twelve’s high cash burn and business model, SPAC determined that necessary capital for Candidate Twelve would be difficult to secure and decided not to proceed with the transaction.

Candidate Thirteen: On a conference call held on January 21, 2025, SPAC was introduced to the management of a distributor and administrator of specialty drugs (“Candidate Thirteen”). Dr. Warren Hosseinion Sr., Mr. Adeel Rouf, Mr. Oded Levy, Mr. Jonathan Intrater, Mr. Alex Rogers, and Mr. Warren Hosseinion Jr. from SPAC and representatives of Candidate Thirteen attended the call. The initial call on January 21, 2025 was followed by a series of emails and telephone calls between SPAC’s management team and representatives of Candidate Thirteen. On January 24, 2025, SPAC and Candidate Thirteen signed a non-disclosure agreement. After evaluating Candidate Thirteen’s business operations and management team, SPAC determined that it would be difficult to raise the necessary capital and decided not to proceed with the transaction.

In addition to those specified above, the reasons that SPAC did not continue discussions with potential targets other than the Company included the following: (i) decision on the part of the other potential targets to pursue alternative transaction structures or strategies; (ii) failure by the other potential targets and SPAC to align on valuation or capital investment expectations; (iii) various factors that led SPAC to conclude that the combined company resulting from the proposed business combination would not be perceived as an attractive investment by public and/or private investment in public equity investors, including, but not limited to, the valuation attributed to such potential targets, the maturity of such potential targets’ businesses, their respective business plans, market sentiments of the industries in which the potential targets operated, and market performance of their respective public company comparables; and (iv) transaction terms requested by such potential targets that were difficult for SPAC to accept, such as requesting SPAC to make up-front investments in such potential targets prior to the closing of the proposed business combination.

All discussions with representatives of potential targets other than the Company ceased on or before March 20, 2025, the date on which SPAC and the Company executed a non-binding letter of intent.

The Company’s Reasons for Engaging in the Business Combination

In reaching its decision to engage in the Business Combination, the Company’s Board of Directors (the “Board”) consulted with the Company’s management team, as well as its legal counsel and other advisors. The Board considered a variety of factors in connection with its evaluation and approval of the Business Combination and the transactions contemplated thereby, including the advantages and disadvantages of going public through a business combination with a SPAC (a “De-SPAC Transaction”) compared to a traditional IPO. For the reasons discussed further below, the Board determined that going public will provide the Company greater access to resources and capital to support its long-term growth than continuing to operate as a private company and that the Business Combination will provide greater flexibility and more favorable terms than a traditional IPO.

In light of the number and variety of factors considered in connection with its evaluation of a proposed De-SPAC Transaction generally and the Business Combination specifically, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors in their evaluation of the Business Combination. The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Optimal Path to Support Growth. The Board determined, after a thorough review of other strategic alternatives potentially available to the Company, that the proposed Business Combination represents a better opportunity for the Company to support its long-term growth and create value for its shareholders, as compared to other potential strategic alternatives with other partners and the possibility of, and benefits and risks associated with, continuing to operate the Company as a privately held company, which the Board believed would not deliver comparable benefits to those that could be achieved by becoming a public company in the proposed Business Combination.

●	Access to Capital. The Board considered the current economic, industry and market conditions affecting the Company, the Company’s projected financial results and cash flows, the Company’s prospects as a private entity and the needs of the Company to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it determined that that becoming a public company would be the best way for the Company to have access to long-term sources of available capital and would aid the Company in executing its long-term growth plans to advance its product candidates through clinical trials and, if approved, to commercialize its product candidates for market in the future. The Board considered potential alternatives to becoming a publicly traded company through a De-SPAC Transaction, and the potential advantages the Business Combination affords, including the expected cost to becoming a publicly traded company from a De-SPAC Transaction compared to other ways of becoming a publicly traded company. The Board expected that the proposed Business Combination would be a more time- and cost-effective means to access capital than other options considered.

●	More Efficient Route to Becoming a Public Company: As compared to a traditional IPO, a De-SPAC Transaction typically allows for a quicker transition to being a publicly traded entity. the Company believes that this accelerated timeline will enable the Company to fast-track its product development plans, including advancing multiple product candidates to preclincal and clinical trials and preparing for future commercialization, contingent upon regulatory approval. Furthermore, in a De-SPAC Transaction, the transaction terms and valuation are negotiated directly with a special purpose acquisition company, offering enhanced pricing certainty for the Company.

●	Global Platform Visibility: After the consummation of the Business Combination, PubCo is expected to become a public company with its securities listed on Nasdaq, providing PubCo’s shareholders with enhanced visibility in the capital markets. In its evaluation of the Business Combination with SPAC, the Board determined that listing on a U.S. stock exchange would provide more brand awareness, international visibility and opportunities than becoming a public company on a European or other regional stock exchange, which will be a benefit to executing the Company’s long-term growth and product development plans, subject to regulatory approval.

●	Negotiated Transaction. The Board considered the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions. The Board also considered the experience and qualifications of SPAC’s Board and management team, as well as the strong commitment by both the Company and SPAC to consummate the transactions contemplated by the Business Combination Agreement.

●	Potential Liquidity Opportunity for Long Term Holders. The Board also considered the fact that the Company is a private company with limited opportunities for liquidity for its holders outside of a sale of the Company. The Board believed that the Business Combination, and the potential listing of PubCo’s shares on Nasdaq, provides the Company’s shareholders with an opportunity, subject to the expiration of any applicable lockup and transfer restrictions, to sell all or a portion of their resulting PubCo Ordinary Shares and thus diversify their holdings.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

●	Potential Inability to Complete the Business Combination. The Board considered the risk that the business combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various other conditions, including without limitation, receipt of conditional approval for listing on Nasdaq of the PubCo Ordinary Shares to be issued in connection with the Business Combination.

●	Redemption Risk. The potential that a significant number of SPAC Public Shareholders elect to redeem their SPAC Ordinary Shares prior to the consummation of the Business Combination and pursuant to the SPAC, which would potentially make the Business Combination more difficult to complete and reduce the cash available to the Company to fund its business plan. However, even in the event that a significant number of SPAC Public Shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

●	Fees and Expenses. The Board considered the fees and expenses associated with completing the Business Combination and becoming a public company through a De-SPAC Transaction.

●	Diversion of Management and Employee Attention. The Board considered the potential for diversion of the Company’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on the Company’s business.

●	Additional Obligations for Public Companies: The Board considered the compliance and reporting obligations of operating as a public company that are not applicable to private companies and the associated legal, insurance and accounting expenses connected to such compliance.

The Board ultimately concluded that, in the aggregate, (i) the potential benefits of becoming a public company would provide enhanced brand awareness and greater access to capital and resources than continuing to operate as a private company, which would better support the Company’s long-term growth and future advancement of product candidates, subject to regulatory approval; (ii) becoming a public company through a De-SPAC transaction was more advantageous than a traditional IPO, particularly regarding speed to market, valuation and better investment conditions; and (iii) the potential benefits and advantages of engaging in the Business Combination noted above, as well as access to the expertise and support provided by SPAC, outweighed the potential risks or negative consequences of the Business Combination. For all the reasons above, the Company’s Board and management team believe that the Business Combination is in the best interests of the Company and its shareholders.

Background to Negotiations with the Company

In November 2024, Mr. Adeel Rouf, chief executive officer of SPAC, was contacted by Stephen O’Reilly and Conor Patton, directors at Anne Martina Group (“AMG”) acting as merger and acquisition advisors for the Company, about the possibility of a merger between the Company and SPAC. Mr. Rouf, Mr. O’Reilly, and Mr. Patton were acquainted from a previous business deal.

On February 9, 2025, Mr. Rouf and the SPAC Board held a call to discuss Mr. Rouf’s call with AMG. Mr. Rouf told the SPAC Board the name of the Company and subsequently emailed the Company’s investor deck to the SPAC Board.

On February 12, 2025, SPAC’s management team; Dr. Christoph Antz, Oliver Baumann, Torsten Burgermeister, and Dr. Heinz Schwer of the Company; and AMG held a kick-off video call. The Company presented information regarding the Company and the potential merger to the SPAC Board. The SPAC Board subsequently held a separate call to discuss the presentation and how the SPAC Board was impressed with the Company’s management team, technology platform and discussions the Company has had with other pharma and biotech companies regarding partnerships.

On February 14, 2025, SPAC and the Company entered into a non-disclosure agreement that allowed SPAC to receive and evaluate detailed materials and information concerning the Company.

Between February 15, 2025 and March 3, 2025, numerous discussions were held between SPAC’s management team and representatives of the Company. During this time, SPAC’s management team and representatives of the Company had several discussions regarding the terms of a letter of intent between SPAC and the Company, including (i) the proposed valuation for the Company, (ii) the amount the Company would attempt to raise in a private financing, (iii) whether SPAC would be obligated to complete a private investment in public equity transaction contemporaneously with the closing of the Business Combination, (iv) the amount of funds remaining at SPAC at the closing of the Business Combination, and (v) the exclusivity period of the letter of intent. During the negotiation of these terms of the letter of intent, the Company originally proposed a $1.2 billion valuation. SPAC conducted its own preliminary analysis and considered a proposed valuation range of $1.0 to $1.3 billion to be acceptable, subject to further due diligence and a fairness opinion prepared by a reputable, independent valuation expert or investment bank selected by SPAC.

From February 15, 2025 and through the execution of the BCA on April 22, 2025, SPAC and Winston & Strawn LLP, acting as legal counsel to SPAC (“W&S”), conducted a business and legal due diligence review of the materials and information provided by the Company and had a series of internal discussions. SPAC’s management team also had a series of conference calls with representatives of the Company regarding issues identified in the due diligence and the proposed Business Combination.

On February 15, 2025, SPAC provided the business and legal due diligence requests list to the Company. Subsequently, the Company shared its data room with SPAC for the due diligence review.

On February 17, 2025, SPAC’s management team, representatives of the Company, and AMG held a follow-up call to discuss the status of the proposed transaction and the proposed letter of intent.

On February 21, 2025, SPAC’s management team, representatives of the Company, and AMG held a call to discuss the Company’s proposed valuation and letter of intent. The parties agreed that SPAC would retain a financial advisor to obtain a fairness opinion and that there would be an exclusivity period included in the letter of intent.

On February 24, 2025, SPAC sent a proposed letter of intent to the Company. The initial terms of the letter of intent included, among others, (i) a preliminary valuation, subject to further due diligence and a fairness opinion prepared by a reputable, independent valuation expert or investment bank selected by SPAC and reasonably acceptable to the Company, and (ii) an exclusivity period of 180 days for the letter of intent.

On February 25, 2025, SPAC’s management team, representatives of the Company, and AMG held a call to discuss the letter of intent sent by SPAC the previous day. The parties discussed the preliminary valuation of $1 to $1.3 billion, the need to retain a fairness opinion by a mutually agreed upon expert and the proposed 180 days of exclusivity for the letter of intent. The parties agreed to proceed with a $1.25 billion preliminary valuation and to the 180 days of exclusivity that would follow the execution of a letter of intent.

On February 28, 2025, SPAC and the Company executed the letter of intent (the “Letter of Intent”). The Letter of Intent provided that, among other things, (i) the proposed Business Combination would value the Company at $1.25 billion on a pre-money equity value basis, and in addition, upon a mutually agreed upon publicly traded stock performance, there will be an earn-out of an additional $50 million to be vested over a three-year period; (ii) the structure of the proposed Business Combination would be determined by the parties according to the results of due diligence, as well as business, legal, tax, accounting, and other considerations; (iii) the initial board of directors of the combined company would consist of five or seven members, including one director appointed by SPAC (the “SPAC Director Appointment”); (iv) the consideration in SPAC Ordinary Shares issued in the Business Combination would be subject to a six-year lock-up period following the consummation of the Business Combination and registration rights, including the right to make up to three registration demands upon the expiration of the lock-up period and up to three piggy-back registration rights; and (v) the parties would be subject to an initial exclusivity period of 180 days. The SPAC Board agreed to accept the $1.25 billion pre-money equity value set forth in the Letter of Intent based, in part, on the information it received from the Company’s presentations and discussions with management, its evaluation of public company comparables and assumptions regarding company and industry performance, the Company’s outstanding growth prospects and record of executing on its strategic vision, and other financial due diligence customarily provided in transactions of this nature.

The Letter of Intent also contemplated the following additional terms: (a) each member of the Company’s management team would enter into a two-year non-competition and non-solicitation agreement and (b) the Company’s stockholders would agree that a number of the shares to be delivered as consideration would be held in escrow to secure indemnification obligations arising under the Business Combination Agreement, with the representations and warranties of the Company surviving for a period of twenty-four months from the Closing.

On March 6, 2025, SPAC’s management team, representatives of the Company, and AMG held a call with Cantor to introduce representatives of the Company to Cantor. The Company’s management team presented to Cantor, focusing on the Company’s platform and discussions with pharma companies on partnerships, as well as the Company’s drug pipeline and anticipated milestones.

On March 7, 2025, SPAC, the Company, representatives of Nelson Mullins Riley & Scarborough LLP, acting as counsel to the Company (“NM”), W&S, Walder Wyss Ltd., acting as Swiss counsel to the Company (“WW”), and AMG held a kick-off call to discuss the Business Combination between SPAC and the Company, due diligence, potential Tax structure, proposed working groups amongst the parties and their representatives, and setting up a weekly all-hands call every Monday. AMG subsequently circulated an email summarizing the call and provided access to the data room, including a due diligence request list.

On March 10, 2025, SPAC’s management team, representatives of the Company, AMG, and W&S; NM; and WW, held a call to discuss potential De-SPAC Tax structures.

On March 11, 2025, SPAC’s management team, representatives of the Company, Stephen O’Reilly, Connor Patton, W&S, NM, and WW held a follow-up call to continue the discussion regarding the potential De-SPAC Tax structures for the possible merger between SPAC and the Company as well as setting up the dates and agenda for a site visit of the Company.

From March 15, 2025 to March 20, 2025, Dr. Hosseinion Sr., Mr. Rouf, Mr. Levy, and Mr. Rogers of SPAC visited the Company’s office in Zurich, Switzerland and laboratories in Heidelberg, Germany, and conducted onsite business and management due diligence at the Company’s Zurich and Heidelberg facilities.

On March 17, 2025, AMG, W&S, WW and NM held a call to discuss the nominal shareholder for the Swiss entity and potential De-SPAC structures. On the call, the parties agreed to (i) share the proposed De-SPAC structures on a slideshow to be circulated to the parties and their representatives via email later in the week, (ii) W&S would circulate the initial BCA draft by end of the week and (iii) NM would circulate an amended Letter of Intent to reflect the agreed upon exclusivity period.

On March 18, 2025, members of W&S’s tax team and WW held a call to discuss De-SPAC structuring matters, including the role of the nominal shareholder and how the transaction would be reflected for U.S. tax purposes.

On March 19, 2025, SPAC’s management team, representatives of the Company, AMG, W&S, NM, and WW held a call to discuss the visit to the Company’s office and facilities in Zurich, Switzerland, and the status of the proposed transaction. The discussions included questions about the Company’s science platform, clinical milestones, and discussions with pharma companies on partnerships. SPAC’s management team also had phone calls with three different firms to provide a fairness opinion.

On March 20, 2025, the NM attorneys representing the Company moved to Duane Morris LLP (“DM”) and continued to act as counsel to the Company.

On March 20, 2025, SPAC engaged ERShares to provide a fairness opinion to the SPAC Board in connection with the proposed Business Combination with the Company. The SPAC Board decided to obtain a fairness opinion because during the negotiation of the valuation under the BCA, the SPAC Board determined that it was prudent and in the best interests of SPAC and its stockholders to engage an independent investment banker with expertise in the Company’s industry to provide a professional opinion as to whether the consideration to be paid in the transaction is fair to all stockholders of SPAC from a financial point of view. SPAC engaged Swiss counsel, Bratschi Ltd. (“Bratschi”) in connection with the proposed Business Combination with the Company. W&S circulated the slides of the agreed-upon Tax and De-SPAC structure to WW, AMG, Bratschi, and DM.

On March 25, 2025, SPAC’s management team, representatives of the Company, AMG, W&S, DM, and WW held a call to discuss the proposed terms of the BCA specifically, the minimum cash at closing, termination terms and breakups fees.

On March 26, 2025, a draft BCA, shareholder support agreement and sponsor support agreement prepared by W&S was provided to the Company and DM for review and discussion. The draft BCA substantially reflected the terms of the Letter of Intent. SPAC and the Company agreed on the matter in which the consideration for the proposed Business Combination would be calculated.

On April 1, 2025, SPAC’s management team, representatives of the Company, Bratschi, AMG, W&S, and DM held a call to further discuss the proposed terms of the BCA, including breakup fees, SPAC transaction expenses and underwriter fees.

On April 4, 2025, Bratschi provided W&S and SPAC with comments to the draft of the BCA related to the proposed Tax structure and the Tax implications related to the (i) potential conversion of SPAC to a Swiss entity and (ii) the Business Combination.

Between April 7, 2025 and April 22, 2025, SPAC held a series of conference call discussions and meetings with the Company and its advisors regarding the Company’s audited financials, further due diligence, potential PIPE investors, analyst coverage as well as the status of the BCA.

On April 7, 2025, the Company and DM provided comments to the draft BCA to SPAC and W&S for review. In these comments, SPAC had proposed changes to initial BCA draft such as the accounting standards, escrow mechanics, and interim covenants, with several open items and areas flagged for further review and negotiation.

On April 8, 2025, SPAC’s management team, representatives of the Company, W&S, DM, and AMG held a call to discuss the initial BCA sent by SPAC and W&S and the proposed changes made by the Company and DM, including the proposed valuation of the Company, several definitions, the accounting standards, escrow mechanics, and interim covenants.

On April 11, 2025, SPAC’s management team and representatives of the Company held a call with Cantor to discuss the status of the proposed transaction, the investor road show, closing PIPE and analyst coverage.

On April 14, 2025, W&S provided a further revised draft of the BCA to the Company and DM, including comments and changes from Bratschi related to Swiss Law, that proposed changes to the parties, structure of the formation and business combination, valuation of the Company, and mechanics of the merger to ensure compliance with Swiss Law.

On April 18, 2025, W&S and DM held a call to discuss the status of the BCA and certain changes to the BCA draft. In particular, the parties agreed on including PIPE related provisions, clarifying the role of the contribution agent, clarifying the SPAC reorganization and initial merger, and an earnout provision. W&S subsequently circulated a draft reflecting the changes discussed in the earlier meeting.

On April 20, 2025, DM circulated an updated BCA draft inclusive of comments from the Company and WW. The BCA draft proposed changes are as follows: (i) reduced the number of shareholders’ signatures required at signing, (ii) an indemnification for PubCo and its subsidiaries, (iii) specified earnout targets, (iv) required that all diligence be completed at signing, and (v) proposed certain indemnification limitations. SPAC Board agreed to the indemnification changes, earnout specifications, and diligence restrictions. DM agreed to the drafts of the Shareholder Support Agreement and the Sponsor Support Agreement. The parties agreed that both agreements were in final form.

On April 21, 2025, W&S circulated an updated BCA draft with minor changes. The BCA draft proposed changes are as follows: (i) clarified the formation timing of certain entities, (ii) definitions, (iii) approval requirements and (iv) required earnout issuance be subject to Swiss Law. The parties agreed to the changes and that the BCA was in final form. SPAC’s management team, representatives of the Company, W&S, DM, and AMG held a call to discuss the proposed press release that would announce the proposed transaction.

On April 22, 2025, SPAC’s management team, representatives of the Company, W&S, DM, and AMG held a call to discuss the BCA. During the call, ERShares presented its fairness opinion regarding the Business Combination and as to the fairness from a financial point of view to the holders of SPAC Class A Ordinary Shares based on certain methodology and market studies, among several other factors further discussed in the fairness opinion. It was the opinion of ERShares that the Business Combination was fair from a financial point of view to both SPAC and the holders of SPAC Class A Ordinary Shares. In its consideration and decision whether to approve the Business Combination and Transactions, the SPAC Board considered several factors, including the results of the legal and financial due diligence, the analyses and results of the fairness opinion, and the benefits and risk factors associated with the Business Combination. The SPAC Board unanimously voted to approve the execution of the BCA and the transactions contemplated thereby. Shortly after receiving the approval from the SPAC Board, SPAC and the Company executed the BCA, the Sponsor Support Agreement, and the Company Shareholder Support Agreement on April 22, 2025.

On April 23, 2025, before the stock market opened in the United States, the Company and SPAC issued a joint press release announcing the execution of the BCA, and SPAC filed a Current Report on Form 8-K with the BCA; the Company Shareholder Support Agreement; the Sponsor Support Agreement; the press release; an investor presentation; and an investor webcast transcript included as exhibits which filing was also filed pursuant to Rule 425 under the Securities Act.

On June 25, 2025, working with Bratschi, Sponsor formed PubCo.

Between July 3 and July 11, 2025, W&S and DM exchanged drafts of the Joinder Agreement.

On July 10, 2025, working with SPAC’s Cayman Island’s counsel, Appleby (Cayman) Ltd., PubCo formed Merger Sub.

On July 16, 2025, SPAC, Merger Sub, PubCo, the Company Shareholder Representative, and the Company executed the Joinder Agreement.

Between October 9, 2025 and October 17, 2025, SPAC and the Company discussed the valuation of the Company, adherence to financing covenants in the BCA and other matters ancillary to the Business Combination over calls and via email correspondence.

On October 18, 2025, SPAC and the Company entered into an amendment to the Business Combination, extending the outside date for the closing of the Business Combination to August 7, 2026 and revising the termination fee provision in the BCA.

On October 20, 2025, SPAC’s management team and the Company’s management team held a call to discuss transaction financing and other matters related to the closing of the Business Combination, including options to go effective during the government shutdown.

Between October 21, 2025 and January 14, 2026, SPAC and the Company maintained consistent communication regarding prospective PIPE investments, other transaction financing options and matters ancillary to the closing of the Business Combination.

On January 15, 2026, SPAC, the Company and Lincoln Park Capital Fund, LLC executed a term sheet in respect of a commitment to purchase up to $50,000,000 of PubCo Ordinary Shares in an equity line of credit facility.

On January 30, 2026, the Company and HTC executed a term sheet in respect of a senior secured note and warrant financing, such note in the original principal amount of $27,500,000 and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share.

On February 2, 2026, SPAC and the Company entered into a second amendment and waiver to the BCA, increasing the merger consideration value from $1,300,000,000 to $1,350,000,000, removing the Company’s post-closing indemnification obligations, and waiving any restriction on SPAC precluding amendments to the SPAC Charter (as defined in the BCA). In addition, SPAC, the Company and Sponsor entered into an amendment to the Sponsor Support Agreement pursuant to which the Sponsor agreed, in connection with the Closing, to forfeit for cancellation for no consideration 200,000 Founder Shares and 400,000 SPAC Private Warrants for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.

On February [●], 2026, SPAC, the Company and certain Company Shareholders entered into an amendment to the Company Shareholder Support Agreement, amending the period of time that such shareholders are restricted from making certain transfers of their Company Shares from six months to twelve months following the Acquisition Closing, and carving out 6,000,000 million Company Shares held by Xlife Sciences AG from such transfer restrictions.

The SPAC Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purpose of negotiating the terms of the de-SPAC transaction or preparing a report concerning approval of the de-SPAC transaction. The SPAC Board, including its independent directors, considered the interests of all security holders, including unaffiliated security holders, in evaluating and approving the business combination. The SPAC Board also obtained a fairness opinion, as described elsewhere in this prospectus.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

●	SPAC: The SPAC Board concluded that the Business Combination represents a compelling business opportunity after evaluating several key factors. These included the anticipated future business prospects and financial condition of the Company, the strength and experience of its management team, and a comparison to other potential business combination opportunities that were reasonably available to the SPAC. In reaching its decision, the SPAC Board also weighed several potential disadvantages associated with the Business Combination. These included the SPAC’s dependence on forward-looking projections, the inherent uncertainty as to whether the anticipated benefits of the transaction would be realized, and broader macroeconomic risks. The SPAC Board further noted the lack of certain structural protections for minority shareholders, as well as the risks and expenses the SPAC could incur if the Business Combination were not completed. Such risks include the possibility that the SPAC might be unable to consummate any business combination, which could ultimately require the SPAC to redeem its Public Warrants for a pro rata share of the funds in the Trust Account, subject to its obligations under Cayman Islands law to satisfy creditor claims and any other applicable legal requirements, and result in the SPAC warrants expiring without value.

●	Sponsor and its affiliates: Sponsor and its affiliates, including certain officers and independent directors of SPAC, anticipate receiving significant compensation as a result of the Business Combination. Immediately following the Closing of the Business Combination, Sponsor and its affiliates are expected to hold a total of 6,325,000 shares of PubCo Ordinary Shares upon conversion of 6,325,000 SPAC Class B Ordinary Shares, and Sponsor is also expected to hold 5,037,500 PubCo Warrants upon the conversion of 5,037,500 SPAC Private Warrants. As a result of the low price paid by Sponsor for its equity in SPAC, Sponsor is likely to be able to make a substantial profit on its investment even at a time when SPAC Public Shareholders have lost significant value. For more information, see “- Compensation Received by the Sponsor and Directors and Officers of SPAC”. Additionally, Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, SPAC may be unable to consummate a business combination and be forced to redeem the SPAC Class B Ordinary Shares for a pro rata portion of the funds held in the Trust Account. In such an event, the Founder Shares held by Sponsor and its affiliates would be worthless.

●	Unaffiliated SPAC Public Shareholders: The unaffiliated SPAC Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their SPAC Public Shares in connection with the consummation of the Business Combination. Non-redeeming SPAC Public Shareholders will have the opportunity to participate in the potential future growth of the Company, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the SPAC Board described more fully in “- SPAC Board of Directors’ Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of SPAC and the business of the Company, as described further under the section entitled “Risk Factors”, the potential conflicts of interest described under “- Interests of SPAC’s Directors and Officers in the Business Combination”, and the potential material dilution they may experience as described more fully in the section entitled “Dilution to SPAC’s Shareholders”. Redeeming SPAC Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two (2) Business Days prior to the consummation of the Business Combination. However, redeeming SPAC Public Shareholders face the potential of not realizing any future growth in value of the Company following the Business Combination.

●	The Company: The board of directors of the Company determined that the Business Combination presents an attractive business opportunity due to several factors, including, but not limited to, that (i) the Business Combination will expand the access to capital for the Company, taking into account the Company’s need for additional capital to fund the development of its products and services, (ii) after the consummation of the Business Combination, PubCo Ordinary Shares are expected to be listed on Nasdaq and PubCo will become a public company, (iii) the Company and its shareholders will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of the Company, and (iv) the Company will have access to the U.S. capital market, which will be beneficial to the Company in its execution of expansion and growth strategies. There are also potential detriments of the Business Combination to the Company, including, among other factors, (i) the possibility that the Business Combination might not be completed in a timely manner or at all, (ii) the uncertainty of the potential benefits of the Business Combination being achieved, (iii) the costs involved in connection with completing the Business Combination, and (iv) the time and effort of the Company management required to complete the Business Combination. For more information, see “SPAC Board of Directors’ Reasons for the Approval of the Business Combination” and various risks described under the section entitled “Risk Factors.”

SPAC Board of Directors’ Reasons for the Approval of the Business Combination

SPAC was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the SPAC Board sought to do so by using the networks and industry experience of both the Sponsor, the SPAC Board, and SPAC management to identify and acquire one or more businesses.

In evaluating the transaction with the Company, the SPAC Board consulted with its legal counsel and accounting and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are in SPAC’s best interests, the SPAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the SPAC Board considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the SPAC Board. In addition, individual directors may have given different weight to different factors. The SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of SPAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The members of the SPAC Board are well qualified to evaluate the Business Combination with the Company. The SPAC Board and management collectively have extensive transactional experience, particularly in the software, internet, fin-tech, and technology sectors.

The SPAC Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby in determining that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement, were in SPAC’s best interests. The following discussion of the information and factors considered by the SPAC Board is not intended to be exhaustive. In particular, the SPAC Board considered the following reasons or made the following determinations, as applicable:

●	The Company Satisfies a Number of Acquisition Criteria that SPAC Had Established to Evaluate Prospective Business Combination Targets. The SPAC Board determined that the Company satisfies a number of the criteria and guidelines that SPAC established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information from the Company’s management regarding (i) the Company’s business, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives for the 2026, 2027 and 2028 fiscal years, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within the Company’s industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $1.3 billion, which the SPAC Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the biopharmaceutical segment, healthcare and healthcare-related industries.

●	Best Available Opportunity. The SPAC Board determined, after a thorough review of other business combination opportunities reasonably available to SPAC, that the proposed Business Combination represents the best potential business combination for SPAC based upon the process utilized to evaluate and assess other potential acquisition targets, and the SPAC Board’s belief that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The SPAC Board considered the fact that PubCo will be led by the Company’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

●	Continued Significant Ownership by the Company. The SPAC Board considered that the Company’s existing equity holders would be receiving a significant amount of PubCo Ordinary Shares in the proposed Business Combination and that the Company’s principal shareholders and key executives are “rolling over” their existing equity interests of the Company into equity interests in PubCo.

●	Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from SPAC Trust Account and from its private placement financing), are expected to remain on the balance sheet of the combined company after closing in order to fund the Company’s existing operations and support new and existing growth initiatives. SPAC’s Board considered this as a strong sign of confidence in PubCo following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	Likelihood of Closing the Business Combination. The SPAC Board’s belief that an acquisition by SPAC has a reasonable likelihood of closing without potential issues under applicable antitrust and competition Laws and without potential issues from any regulatory authorities.

The SPAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of the Company may not meet the SPAC Board’s expectations due to factors in the Company’s control or out of the Company’s control.

●	Competition Risk. The risk that the Company faces intense competition across the segments and markets it serves.

●	Legal and Regulatory Risk. The risks involved with the Company being subject to various Laws in multiple jurisdictions, including with respect to (i) to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism, (ii) security and data privacy and (iii) multiple approvals necessary for the ability to commercialize its product candidates.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part, including the risk that the Company would not be able to achieve its growth projections, or may not be achieved within the expected timeframe.

●	Closing of the Business Combination May Not Occur. The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in SPAC being unable to effect a business combination by the final redemption date, forcing SPAC to liquidate the trust account.

●	Current SPAC Public Shareholders Exercising Redemption Rights. The risk that some SPAC Public Shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and requiring Sponsor to backstop such redemptions.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within SPAC’s control.

●	SPAC Shareholders Not Holding a Majority Position in PubCo. The fact that SPAC Shareholders will not hold a majority position in PubCo following the Business Combination, which may reduce the influence that current SPAC Shareholders have on PubCo’s management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	No Survival of Certain Representations, Warranties or Covenants of the Company. The Business Combination Agreement provides that all representations, warranties, and covenants contained in the Business Combination Agreement will expire 12 months after the Closing, except for the Company Fundamental Representations (as defined in the Business Combination) which shall survive indefinitely.

●	Transaction Fees and Expenses Incurred by SPAC. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $[ ] million) and the negative impact of such expenses on SPAC’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination on SPAC’s financial performance, operating results, and stock price.

●	Other Risks. Other factors that the SPAC Board deemed relevant, including various other risks associated with the Business Combination, SPAC’s business, and the Company’s business as described under the section of this proxy statement/prospectus titled “Risk Factors.”

In addition to considering the factors described above, the SPAC Board also considered that certain SPAC officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SPAC Shareholders. The SPAC Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The SPAC Board concluded that the potential benefits that the SPAC Board expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board determined that the Business Combination Agreement, the Business Combination, and the other Transactions contemplated by the Business Combination Agreement, were in SPAC’s best interests.

Interests of SPAC’s Directors and Officers in the Business Combination

When considering the SPAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, and the Organizational Documents Proposal, SPAC Shareholders should keep in mind that Sponsor, and SPAC’s directors and executive officers, have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of SPAC Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	the fact that the Sponsor and SPAC’s directors have agreed not to redeem any SPAC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

●	the fact that Sponsor paid an aggregate of $25,000 for the 6,325,000 SPAC Class B Ordinary Shares currently held by the Initial Shareholders, of which Sponsor holds 4,690,000 SPAC Class B Ordinary Shares, and such securities will have a significantly higher value after the Business Combination. As of [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per public share on Nasdaq (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the final redemption date);

●	the fact that Sponsor paid $5,037,500 to purchase an aggregate of 5,037,500 SPAC Private Warrants, each exercisable to purchase one SPAC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless – and the entire $5,037,500 warrant investment would be lost – if a Business Combination is not consummated by the final redemption date. As of [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $[ ], based upon a closing price of $[ ] per SPAC Warrant on Nasdaq;

●	the fact that given the differential in the purchase price that Sponsor paid for the SPAC Class B Ordinary Shares as compared to the price of the SPAC Units sold in the SPAC IPO and the substantial number of shares of PubCo Ordinary Shares that Sponsor will receive upon conversion of the SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Ordinary Shares trade below the price initially paid for the Units in the SPAC IPO and the SPAC Public Shareholders experience a negative rate of return following the completion of the Business Combination;

●	the fact that Sponsor and SPAC’s directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any SPAC Shares (other than public shares) held by them if SPAC fails to complete an initial business combination by the final redemption date;

●	the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that PubCo register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes;

●	the continued indemnification of SPAC’s directors and officers and the continuation of SPAC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

●	the fact that Sponsor and SPAC’s officers and directors will lose their entire investment in SPAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the final redemption date;

●	the fact that if the Trust Account is liquidated, including in the event SPAC is unable to complete an initial business combination by the final redemption date, the Sponsor has agreed to indemnify SPAC to ensure that the proceeds in the Trust Account are not reduced below $10.05 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SPAC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to SPAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

●	the fact that the Sponsor (including its representatives and affiliates) and SPAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to SPAC. The Sponsor and SPAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of SPAC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

The Sponsor and each SPAC director have agreed to, among other things, vote all of their SPAC Shares in favor of the Proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to their SPAC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain SPAC directors own, collectively, approximately 20% of issued and outstanding SPAC Shares.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by SPAC’s Sponsor, directors, officers and their affiliates from SPAC prior to or in connection with the completion of SPAC’s initial business combination and the securities issued and to be issued by SPAC to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,325,000 SPAC Class B Ordinary Shares(1)	$25,000(1)

The Sponsor, SPAC’s officers and directors agreed not to transfer, assign or sell any Founder Shares until the earlier to occur of (A) one year after the completion of SPAC’s initial business combination or (B) subsequent to SPAC’s initial business combination, (x) if the last sale price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPAC’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SPAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”. The SPAC Private Warrants and the warrants that may be issued upon conversion of working capital notes (including the SPAC Class A Ordinary Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of SPAC’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

5,037,500 SPAC Private Warrants(1)	$5,037,500(1)

The SPAC Private Warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A
$15,000 per month	Payment to an affiliate of the SPAC’s Chief Executive Officer, of $15,000 per month for the consulting services, upon completion of SPAC’s initial business combination or its liquidation, SPAC will cease paying these monthly fees	N/A

(1)

The Founder Shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination, and may be converted at any time prior to SPAC’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in SPAC’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with SPAC’s initial business combination, the number of SPAC Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of SPAC Class A Ordinary Shares outstanding after such conversion, including the total number of SPAC Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by SPAC in connection with or in relation to the consummation of an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any SPAC Private Warrants issued to the Sponsor, SPAC’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis. Includes 200,000 Founder Shares and 400,000 SPAC Private Warrants which will be forfeited for cancellation for no consideration by the Sponsor, for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.

(2)	Natural persons and entities subject to transfer restrictions include Voyager Acquisition Sponsor Holdco LLC, Adeel Rouf, Warren Hosseinion, Alex Rogers, Oded Levy, Jonathan Intrater, and Warren Hosseinion Jr.

Summary of Fairness Opinion to SPAC

SPAC retained ERShares to render an opinion to the Voyager Board as to the fairness, from a financial point of view to SPAC and to the shareholders of SPAC (other than the Sponsor or any of its affiliates) of the Total Consideration (as defined below) to be issued or paid to such shareholders in the Business Combination. For the purposes of this section, “Transaction Consideration” means the PubCo Ordinary Shares and PubCo Warrants to be issued in exchange for the SPAC Class A Ordinary Shares and SPAC Warrants at the Merger Effective Time.

SPAC selected ERShares to provide the fairness opinion after considering, among other factors, ERShares’ experience, qualifications, reputation, fees, and ability to complete the analysis in the required timeframe. ERShares is led by senior professionals with academic credentials that include tenured professorships in entrepreneurship at a top-ranked business school. ERShares is an established asset manager focused on entrepreneurial companies and is regularly engaged to value businesses and securities and to provide fairness opinions in connection with business combination transactions.

ERShares delivered its oral opinion to the SPAC Board, subsequently confirmed in writing on April 22, 2025 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of April 22, 2025, the Transaction Consideration to be issued or paid to the shareholders of the Company is fair from a financial point of view to SPAC and the shareholders of SPAC, other than the Sponsor and any of its affiliates. The Opinion does not constitute a recommendation to the relevant directors and officers of SPAC or to any other persons in respect of the Business Combination, including as to how any holders of SPAC Class A Ordinary Shares should vote or act in respect of the Business Combination.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

●	Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on April 22, 2025;

●	Reviewed certain operating and financial information, that were provided to ERShares by management of the Company;

●	Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Company;

●	Reviewed other publicly available industry information (i.e., various equity analyst reports, macroeconomic reports, and public information about guideline companies), available from databases such as S&P Capital IQ (“CapIQ”); and

●	Engaged in confirmatory discussions with SPAC and the Company regarding the Company’s business and key assumptions and risks associated with the Company’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of SPAC management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

For purposes of its analysis and the Opinion, ERShares assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Business Combination or reduce the contemplated benefits to the holders of SPAC Class A Ordinary Shares.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with the Company. The Opinion is necessarily based upon information made available to ERShares as of April 21, 2025, and financial, economic, market, and other conditions as they existed and as could be evaluated as of that date and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) SPAC’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to SPAC, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of SPAC or the Company in the Business Combination, or relative to or in comparison with the Total Consideration paid to shareholders of SPAC, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of SPAC, other than those set forth in the Opinion or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before April 21, 2025, and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Company

Market Method

The primary method ERShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), and (b) a Guideline Transaction Analysis (“GTM Analysis”).

Guideline Publicly Traded Companies Analysis

The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected a group of 12 guideline public companies that it considered to have attributes similar to the Company (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public company database (the “database,” unless otherwise indicated, as accessed as of April 21, 2024 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 12 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

Company	Development Stage	EV/Market Cap ($mm)
Acelyrin, Inc. (SLRN)	Phase 2	266
Apogee Therapeutics (APGE)	Phase 1/2	2372
COMPASS Pathways (CMPS)	Phase 2/3	288
ArriVent BioPharma (AVBP)	Phase 1/3	688
Biohaven Ltd. (BHVN)	Phase 1-3	3168
Centessa Pharma (CNTA)	Phase 2	2215
Inhibrx Biosciences (INBX)	Phase 2	213
Metsera, Inc. (MTSR)	Phase 1/2	3167
MoonLake Immunotherapeutics (MLTX)	Phase 2	2568
Nuvectis Pharma (NVCT)	Phase 1	230
Tourmaline Bio (TRML)	Phase 1/2	452
Vigil Neuroscience (VIGL)	Phase 1/2	89

●	Worldwide Presence: Of the total number of companies included in the database, ERShares selected a group of 72,032 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of Switzerland (the “Worldwide Presence Category”).

●	All Healthcare: Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 5,139 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Healthcare” classification (the “Healthcare Category”).

●	Specific Healthcare Category: ERShares’ search was further narrowed to approximately 1,695 companies within the Healthcare Category, which ERShares considered to have attributes or potential similarities to the Company, including researching and developing antibody-drug conjugates, biologics and other innovative oncology/immunology platforms.

●	Revenue less than $2M: Among the companies within the Specific Healthcare Category, listed on US exchanges and founded after 2014, ERShares’ search was further narrowed down to approximately 655 companies that had revenues less than $2M, which ERShares considered most relevant to the Company given its current operations.

●	US Exchanges: Among the companies within the Specific Healthcare Companies, ERShares focused on 309 companies that were listed on US exchanges, which ERShares considered relevant to the Company given its intent to list on a US Exchange.

●	Founded after 2019: Among the companies within the Specific Healthcare Category, listed on US Exchanges with Revenues under $2M, ERShares’ search was further narrowed down to 19 companies that were founded after 2019, which ERShares considered most relevant to the Company given its current age.

●	Cash held $9M+: Among the companies within the Specific Healthcare Category, having annual revenues less than $2M, listed on US exchanges, founded after 2019, ERShares’ chose the 12 companies that held cash more than $9M on the balance sheet, which ERShares considered most relevant to the Company given its target cash holding upon the business combination.

The enterprise values of the GPC Guideline Companies ranged from approximately $80 million to $2.8 billion. To derive a more representative benchmark and to avoid distortion from statistical outliers, ERShares focused on the central tendency of the peer group. Using the mean and median values, ERShares established a refined valuation range of $570 million to $1.31 billion. ERShares believes this refined range better reflects typical market values observed for innovative oncology and antibody-focused biotechnology companies, while still incorporating peers at varying stages of development.

ERShares did not apply a separate numerical discount factor to companies at later stages of development. Instead, the valuation range itself captures the dispersion across maturity levels within the peer group. While the Company’s proposed enterprise value of $1.35 billion falls slightly above the refined GPC Analysis range, the marginal excess of $40 million above the GPC Analysis range, in ERShares’ judgment, is appropriately supported by the analyses presented under the sections entitled “—Guideline Transaction Analysis” as the proposed enterprise value of $1.35 billion falls well within the range resulting from the GTM Analysis.

Guideline Transaction Analysis

The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings, reverse mergers, Mergers & Acquisitions, Later Stage and Early Stage Investments. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector, (ii) business status (iii) deal type (iv) deal status (v) deal date and (vi) Timeliness of Deal Completion after announcement. Utilizing the criteria set forth above, ERShares identified 7 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to the Company. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on April 21, 2025:

The GTM Guideline Transactions are as follows:

●	Bliss Bio	●	ProfoundBio

●	Sironax	●	NuvationBio

●	Affinivax	●	Pyxis Oncology

●	Alentis Therapeutics

●	Healthcare Sector: ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Healthcare Sector, specifically in the Pharmaceuticals and Biotechnology and Pharmaceutical Services industry group, which it considered most likely to encompass companies that have similarities to the Company in terms of operation characteristics and trajectories.

●	No Revenues: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies generating no revenues. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the characteristics of the Company.

●	Business Status – Pre-Clinical Trials/ Clinical Trials: Among transactions falling into the Healthcare category, ERShares selected transactions involving privately owned companies that were having a Business Status of Pre-Clinical Trials or Clinical Trials. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business line and characteristics of the Company.

●	IPO Transactions: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in a previously privately owned company becoming a public company through an initial public offering (generally involving a first time offering of shares of a company stock to the public). ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of the Company.

●	Reverse Merger: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in a previously privately owned company being merged into a public shell through a reverse merger. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of the Company.

●	Mergers & Acquisitions: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in a previously privately owned company being merged/ acquired by a larger / strategic buyer through a merger or acquisition. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the business lines of the Company.

●	Early-Stage and Late-Stage Investments: Among transactions falling into the Healthcare category, ERShares selected transactions resulting in an investment in a privately owned company being an investment in the early stages or late stages of the company. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the Business lines of the Company.

●	Completed Transactions after 2021: Among transactions falling into the Healthcare category, ERShares selected transactions completed after 2021 involving privately owned companies. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities in the market conditions in which these transactions were completed.

●	Transactions completed within 6 months after announcement: Among transactions falling into the Healthcare category, ERShares selected transactions completed within 6 months after announcement. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities to the timeline in which these transactions were completed.

For each of the Comparable transactions identified above, a valuation range of $1.28 Billion to $1.4 Billion was determined for Veraxa’s consolidated potential future business, based on the Mean and Median Market pre-money enterprise valuation of the seven companies identified above. The pre-money enterprise valuation of the seven Companies derived, were reflected in public filings made by the companies involved in the GTM Guideline Transactions and data made available by Pitchbook as of the date of valuation.

Based on the derived valuation range of approximately $1.28 Billion to $1.4 Billion, the transaction based on a pre-money total enterprise value of $1.35 Billion fell within the derived valuation range and was deemed to be fair from a financial point of view under this methodology.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex D to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, ERShares considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of the Opinion. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have deemed certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value of the potential future value of Company. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SPAC, the Company or their respective officers, managers and advisors.

SPAC retained ERShares to render an opinion to the SPAC Board as to the fairness, from a financial point of view to SPAC and to the shareholders of SPAC (other than the Sponsor or any of its affiliates) of the Transaction Consideration to be issued or paid to such shareholders in the Business Combination. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by the Company, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different from those forecasted in such estimates.

As compensation for ERShares’ service in connection with the rendering the Opinion to the SPAC Board, SPAC agreed to pay ERShares a fee of $150,000. $30,000 of the fee was paid upon commencement of the engagement and $120,000 of the fee was paid upon delivery of the oral opinion.

Anticipated Accounting Treatment

The Business Combination is made up of the series of Transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”.

Regulatory Matters

The Business Combination Agreement and the Transactions contemplated by the Business Combination Agreement are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Dissenters’ Rights

Holders of record of SPAC Class A Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act and if they so dissent, they are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court. Holders of record of SPAC wishing to exercise such dissent rights and make a demand for payment of the fair value for his, her or its SPAC Class A Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. There are no dissenters’ rights available to holders of the SPAC Warrants in connection with the Business Combination under Cayman Islands law.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination contemplated by the Business Combination Agreement, dated as of April 22, 2025, by and among Voyager Acquisition Corp. (“SPAC”), Veraxa Biotech AG (the “Company”), a public limited company organized under the Laws of Switzerland, and Oliver Baumann, solely in his capacity as shareholder representative (the “Company Shareholder Representative”), as amended on October 18, 2025 and as further amended on February 2, 2026, copies of which are attached to this proxy statement/prospectus as Annex A, Annex A1 and Annex A2, respectively, and the transactions contemplated therein, pursuant to which (i) Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”) formed Veraxa Biotech Holding AG (“PubCo”), (ii) PubCo will form an exempted company limited by shares incorporated under the Laws of the Cayman Islands, to be a direct wholly owned Subsidiary of PubCo (“Merger Sub”), (iii) SPAC shall merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned Subsidiary of PubCo (the “Initial Merger”), and (iv) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination”) be confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SPAC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the extraordinary general meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the SPAC shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

Recommendation of SPAC Board of Directors

THE SPAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL TWO – THE INITIAL MERGER PROPOSAL

General

Assuming the Business Combination Proposal is approved, SPAC will cease to exist and consequent to the Initial Merger under Cayman Islands law. Holders of SPAC Ordinary Shares are being asked to authorize the Initial Merger and the Plan of Initial Merger. A copy of the Plan of Initial Merger is attached as Annex B to this proxy statement/prospectus.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that (i) the Plan of Initial Merger, substantially in the form attached to the accompanying proxy statement/prospectus as Annex B, be authorized, approved and confirmed in all respects, that Voyager Acquisition Corp. be and is hereby authorized to enter into the Plan of Initial Merger, and that the merger of Voyager Acquisition Corp. with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned Subsidiary of PubCo is hereby authorized, approved and confirmed in all respects.”

Votes Required for Approval

If the Business Combination Proposal is not approved, the Initial Merger Proposal will not be presented at the extraordinary general meeting. The approval of the Initial Merger Proposal will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

Brokers are not entitled to vote on the Initial Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Initial Merger Proposal is conditioned on the approval of the Business Combination Proposal, and vice versa. Therefore, if the Business Combination Proposal is not approved, the Initial Merger Proposal will not be presented at the extraordinary general meeting.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INITIAL MERGER PROPOSAL.

PROPOSAL THREE – THE NTA AMENDMENT PROPOSAL

overview

The NTA Amendment Proposal is a proposal to amend the SPAC Articles in the form set forth in Annex E to the accompanying proxy statement/prospectus, to remove the limitation that prevents the SPAC from redeeming SPAC Public Shares if such redemption would cause the SPAC to have net tangible assets of less than $5,000,001.

The NTA Amendment Proposal, if adopted, will allow the SPAC Board to amend the SPAC Articles to expand the methods that the SPAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. All stockholders are encouraged to read the proposed amendment to the SPAC Articles below. All SPAC Shareholders are encouraged to read the proposed amendment to the SPAC Articles below.

The NTA Requirement

Article 53.2 of the SPAC Articles currently provides the following:

“Prior to the consummation of any Business Combination, the Company shall either: (a) submit such Business Combination to the Members for approval; or (b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US $5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

Article 53.4 of the SPAC Articles currently provides the following:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US $5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.”

Article 53.5 of the SPAC Articles currently provides the following:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US $5,000,001 following such redemptions (the “Redemption Limitation”).”

The purpose of these provisions was to ensure that, in connection with its initial business combination, the SPAC would continue, as it has since the SPAC IPO, to not be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”).

The SPAC is proposing to amend the SPAC Articles as follows:

Article 53.2: “ Prior to the consummation of any Business Combination, the Company shall either: (a) submit such Business Combination to the Members for approval; or (b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US $5,000,001 following such repurchases unless the Company is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

Article 53.4: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US $5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination, unless the Company is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

Article 53.5: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”) unless the Company is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC.

Rule 419 Blank Check Companies and “Penny Stock” Issuers

As disclosed in the SPAC’s IPO prospectus, because the net proceeds of the SPAC IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the SPAC IPO, the SPAC may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in rule 3a51-1 under the exchange act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions, including the NTA Rule. Historically, special purpose acquisition companies have relied on the NTA Rule to avoid being deemed a penny stock issuer. Like many special purpose acquisition companies’, the SPAC included the requirement to adhere to the NTA Rule in the SPAC Articles in order to ensure that through the consummation of its initial business combination, the SPAC would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

If the NTA Amendment Proposal is Approved

If the NTA Amendment Proposal is approved, the SPAC shall redeem the SPAC Public Shares as necessary and requested by such shareholders, irrespective of whether such redemptions exceed the Redemption Limitation as currently defined in the SPAC Articles. If SPAC redeems SPAC Public Shares below the current Redemption Limitation, we could face significant material adverse consequences, including: (i) a limited availability of market quotations for SPAC securities, (ii) reduced liquidity for SPAC securities, (iii) a determination that SPAC Public Shares are “penny stocks” which will require brokers trading in SPAC Public Shares to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for SPAC securities, (iv) a decreased ability to issue additional securities or obtain additional financing in the future, and (v) a less attractive acquisition vehicle to a target business in connection with an initial business combination.

Absent an exclusion from the “penny stock” rules, SPAC securities may not qualify as covered securities under such statute, and we would be subject to regulation in each state in which we offer SPAC securities.

Vote Required for Approval

If the Business Combination Proposal and the Initial Merger Proposal are not approved, the NTA Amendment Proposal will not be presented at the extraordinary general meeting. The approval of the NTA Amendment Proposal will require a special resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of at least two-thirds of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

Brokers are not entitled to vote on the NTA Amendment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The NTA Amendment Proposal is conditioned on the approval of the Business Combination Proposal and the Initial Merger Proposal, and vice versa. Therefore, if the Business Combination Proposal and the Initial Merger Proposal are not approved, the NTA Amendment Proposal will not be presented at the extraordinary general meeting.

Recommendation of the Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA AMENDMENT PROPOSAL.

PROPOSAL FOUR – THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, SPAC is requesting that SPAC’s shareholders vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the PubCo Articles, which are separately being presented. These separate votes are not required by Cayman Islands law. Accordingly, the shareholder votes regarding the Advisory Organizational Documents Proposals are advisory votes and are not binding on SPAC, PubCo or their respective board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

The following is a non-exhaustive summary of the material differences between the SPAC Articles and PubCo Articles. This summary is qualified by reference to the complete text of the PubCo Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all shareholders to read the PubCo Articles in its entirety for a more complete description of its terms. Additionally, as the SPAC Articles are governed by the Cayman Companies Act and the PubCo Articles will be governed by the Swiss Code of Obligations, we encourage shareholders to carefully consult the information set out under the “Description of PubCo’s Securities - Comparison of Rights of PubCo Shareholders and SPAC Shareholders” section of this proxy statement/prospectus.

	SPAC ARTICLES	PUBCO ARTICLES
Governance Proposal A - Authorized Shares of Ordinary Shares	The SPAC Articles authorize a total of 221,000,000 shares consisting of 200,000,000 shares of SPAC Class A Ordinary Shares; 20,000,000 shares of SPAC Class B Ordinary Shares and 1,000,000 shares of preferred shares.

Governance Proposal B - Dual Class of Shares	The SPAC Articles provides for two classes of SPAC Ordinary Shares - Class A and Class B - with the shares of SPAC Class B Ordinary Shares to convert into shares of SPAC Class A Ordinary Shares upon completion of an initial business combination

Governance Proposal C - Provisions Applicable to Blank Stock Companies.	Article 53 of the SPAC Articles sets forth various provisions that are applicable to SPAC’s operation as a blank check company prior to its initial business combination.

Governance Proposal D - Removal of Directors	SPAC’s Charter provides that directors may only be removed by ordinary resolution, which only holders of SPAC Class B Ordinary Shares are entitled to vote upon.

Reasons for the Approvals of the Advisory Organizational Documents Proposals

Governance Proposal A - Authorization of Shares

The SPAC board of directors believes that the new capitalization provided in the PubCo Articles is necessary to accommodate the shares to be issued in connection with the Business Combination and other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for PubCo or in connection with acquisitions.

Governance Proposal B - Elimination of Dual Class of Shares

The dual classes of ordinary shares in the SPAC Articles were established so as to distinguish between the shares sold to the founder and the shares sold to the public in the SPAC IPO. The SPAC Articles also provide that upon completion of an initial business combination all SPAC Class B Ordinary Shares will convert into SPAC Class A Ordinary Shares leaving only one class outstanding. As such, PubCo does not believe it is necessary to maintain two different classes of ordinary shares.

Governance Proposal C - Blank Check Provisions

The elimination of certain provisions related to SPAC’s status as a blank check company that are currently included in the SPAC Articles is desirable because these provisions will serve no purpose following the Business Combination. For example, the PubCo Articles do not include the requirement that PubCo dissolve after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the SPAC Articles require that proceeds from the SPAC IPO be held in a trust account until a business combination or liquidation of SPAC has occurred and provide for mandatory redemption rights for holders of SPAC Class A Ordinary Shares sold in the SPAC IPO in certain circumstances. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the PubCo Articles. PubCo may continue in existence until it is wound up in accordance with Swiss Law.

Governance Proposal D - Removal of Directors

The SPAC Articles provide that directors may only be removed by ordinary resolution, which only holders of SPAC Class B Ordinary Shares are entitled to vote upon. PubCo Articles provide that directors may be removed by the majority of votes represented at the shareholder’s meeting. SPAC’s board of directors believes that such a standard will give shareholders a greater say in who serves on the board and is more consistence with optimum corporate governance policies.

Required Vote and Recommendation of the Board

The approval of the Advisory Organizational Documents Proposals will require an affirmative vote of the holders of a majority of the issued and outstanding SPAC Ordinary Shares as of the Record Date that are present and voted at the extraordinary general meeting. Abstentions and broker non-votes will not have an effect on the Advisory Organizational Documents Proposals.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on SPAC or SPAC’s Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Organizational Documents Proposals, SPAC and PubCo intend that the PubCo Articles will take effect upon consummation of the Business Combination.

SPAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SPAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL FIVE – THE ADJOURNMENT PROPOSAL

General

Holders of the SPAC Ordinary Shares are being asked to adopt the Adjournment Proposal, if presented.

The Adjournment Proposal, if adopted, shall allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event shall SPAC solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under the SPAC Articles and the Cayman Companies Act. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented at the meeting and is not approved by the shareholders, the SPAC Board may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Business Combination would not be completed.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting, be and is hereby approved.”

Votes Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under the Cayman Companies Act and the SPAC Articles, being a resolution passed by holders of a simple majority of SPAC Ordinary Shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of SPAC, and includes a unanimous written resolution.

Recommendation of the SPAC Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT THE SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT SPAC

Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or “SPAC” refer to Voyager Acquisition Corp. prior to the consummation of the Business Combination.

Introduction

We are a blank check company incorporated as an exempted company under the Laws of the Cayman Islands on December 19, 2023, to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On August 8, 2024, SPAC consummated its IPO of 25,300,000 SPAC Units, including 3,300,000 SPAC Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each SPAC Unit consists of one SPAC Class A Ordinary Share, and one-half of one redeemable SPAC Warrant of SPAC, with each whole SPAC Warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per SPAC Class A Ordinary Share. The SPAC Units were sold at a price of $10.00 per SPAC Unit, generating gross proceeds to SPAC of $253,000,000. While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we intend to focus on industries that complement our management team’s and board of director’s background and network, and to capitalize on the ability of our management team and board of directors to identify and acquire a business, focusing on the healthcare or healthcare related industries. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate a business combination.

Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”) is a Delaware limited liability company formed for the sole purpose of sponsoring the SPAC in connection with its initial public offering and subsequent business combination activities. The Sponsor’s business activities are limited to organizational activities, identifying and evaluating potential business combination targets, and providing administrative and financial support to the SPAC. The Sponsor does not have any operations or business activities outside of its role as sponsor to the SPAC and does not engage in any commercial operations or generate revenue apart from its investment in the SPAC. The Sponsor is managed by its managing member, Adeel Rouf, who is also a member of the management team of the SPAC.

Our management team is comprised of individuals who bring a wealth of experience across diverse domains, including the healthcare sector, financial services, capital markets, special purpose acquisition companies, mergers and acquisitions, private equity, and leadership roles in publicly traded firms. Each member of our team has a robust professional background that spans several decades, and their collective expertise covers a broad spectrum of industries.

Throughout their extensive careers, our management team has not only accumulated a deep understanding of their respective fields but has also earned the trust and respect of key stakeholders, including founders, executives, investors, and industry leaders. These relationships have been nurtured through their multifaceted roles as operators, private equity investors, and merger and acquisition specialists across a wide range of sectors. This extensive network and experience base encompasses areas such as life sciences, medical devices and equipment, diagnostics, population health management, value-based care, digital healthcare, mental health and behavioral health services, and healthcare consulting and management.

As a result, our management team and board of directors possesses a unique vantage point within these industries, allowing us to access valuable insights, forge strategic partnerships, and identify promising investment opportunities that align with our objectives.

During their extensive careers, our management team and board of directors has earned the trust and respect of founders, executives, investors, and trendsetters in a wide range of sectors, including but not limited to life sciences, medical devices and equipment, diagnostics, population health management, value-based care, digital healthcare, mental health and behavioral health services and healthcare services. These relationships have been cultivated by our management team through their various roles as operators, investors and investment bankers.

Effecting The Business Combination

The business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and Taxes paid or payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such business combination. Our board of directors has determined that this test was met in connection with the proposed Business Combination.

Voting Restrictions in Connection with Extraordinary General Meeting

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands Law. SPAC Articles provide that, to the fullest extent permitted by applicable Law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the business combination.

In addition, our Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking a business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing a business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete the Business Combination.

Pursuant to the SPAC Articles, we have until 24 months from the closing of our IPO, or until such earlier liquidation date as our board of directors may approve, to complete a business combination. However, we may hold a shareholder vote at any time to amend the SPAC Articles to modify the amount of time we will have to consummate a business combination (as well as to modify the substance or timing of our obligation to redeem 100% of SPAC Public Shares if we have not consummated a business combination within the time periods described herein or with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity). As described herein, our Initial Shareholders, executive officers, and directors have agreed that they will not propose any such amendment unless we provide SPAC Public Shareholders with the opportunity to redeem their SPAC Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to pay our income Taxes), divided by the number of then-outstanding SPAC Public Shares, subject to the limitations described herein.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of the Business Combination.

Redemption Rights for SPAC Public Shareholders upon Completion of the Business Combination

We will provide SPAC Public Shareholders with the opportunity to redeem all or a portion of their SPAC Class A Ordinary Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts withdrawn to pay our income Taxes), divided by the number of then outstanding SPAC Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially anticipated to be $10.05 per SPAC Public Share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters.

Our Initial Shareholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and SPAC Public Shares they may hold in connection with the completion of the Business Combination.

Limitations on Redemptions

We will complete the Business Combination only if we receive the approval of an ordinary resolution under the SPAC Articles and Cayman Islands Law, which is a resolution passed the affirmative vote of by a simple majority of the shareholders as, being entitled to do so, represented in person or by proxy, vote at a general meeting of the company and includes a unanimous written resolution. In accordance with SPAC Articles, a quorum for such meeting will be holders of one-third of the shares in the capital of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy at the general meeting. Our Initial Shareholders will count towards this quorum and, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote any Founder Shares and any SPAC Public Shares purchased during or after the SPAC IPO (including in open market and privately negotiated transactions) in favor of the business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of the business combination once a quorum is obtained. These quorum and voting thresholds, and the voting agreements of our Initial Shareholders, may make it more likely that we will consummate the business combination. Each SPAC Public Shareholder may elect to redeem its SPAC Public Shares irrespective of whether they vote for, against, or abstain from voting on the proposed transaction or whether they were a shareholder on the record date for the shareholder meeting held to approve the proposed transaction.

The SPAC Articles provide that a SPAC Public Shareholder, together with any Affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to excess shares, without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of SPAC Ordinary Shares without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete the business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we will only redeem the SPAC Public Shares if our net tangible assets will be at least $5,000,0001 either immediately prior to or upon consummation of the business combination.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including excess shares) for or against the business combination.

Redemption of SPAC Public Shares and Liquidation if No Business Combination

The SPAC Articles provide that we will have only until the end of the completion window to complete the business combination. If we are unable to complete the business combination within such completion window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts withdrawn to pay our income Taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands Law to provide for claims of creditors and in all cases subject to the other requirements of applicable Law. There will be no redemption rights or liquidating distributions with respect to SPAC Warrants, which will expire worthless if we fail to complete the business combination within the completion window.

Our Initial Shareholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to complete the business combination within the completion window or any extended period of time that we may have to consummate a business combination as a result of an amendment to the SPAC Articles. However, if our Initial Shareholders, Sponsor or management team acquire SPAC Public Shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Public Shares if we fail to complete the business combination within the allotted completion window.

Our Initial Shareholders, Sponsor, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to the SPAC Articles to modify the substance or timing of our obligation to redeem 100% of SPAC Public Shares if we do not complete the business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity, unless we provide SPAC Public Shareholders with the opportunity to redeem their SPAC Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts withdrawn to pay our income Taxes), divided by the number of then outstanding SPAC Public Shares. However, we will only redeem the SPAC Public Shares if our net tangible assets will be at least $5,000,0001 either immediately prior to or upon consummation of the business combination.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,425,000 of proceeds held outside the Trust Account, although there may not be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income Taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the SPAC Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any amounts withdrawn to pay our income Taxes or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of SPAC Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05. While we intend to pay such amounts, if any, we may not have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SPAC Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our IPO and our independent registered public accounting firm will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per SPAC Public Share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per SPAC Public Share due to reductions in the value of the trust assets, less amounts withdrawn to pay our income Taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per SPAC Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your SPAC Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per SPAC Public Share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per SPAC Public Share due to reductions in the value of the trust assets, in each case less amounts withdrawn to pay our income Taxes and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price will not be less than $10.05 per SPAC Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,425,000 from the proceeds of our IPO (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).

If we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency Law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return $10.05 per SPAC Public Share to SPAC Public Shareholders. Additionally, if we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency Laws as either a “preferential transfer” or a “fraudulent preference, conveyance or disposition”. As a result, a bankruptcy or other court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

SPAC Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of SPAC Public Shares if we do not complete the Business Combination within the completion window, (ii) in connection with a shareholder vote to amend the SPAC Articles to modify the substance or timing of our obligation to redeem 100% of our SPAC Public Shares if we do not complete the Business Combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity or (iii) if they redeem their respective shares for cash upon the completion of the Business Combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Officers and Directors

Our directors and executive officers are as follows:

Name	Age	Position
Adeel Rouf	34	President, Chief Executive Officer and Director
Warren Hosseinion	53	Chairman of the Board of Directors
Alex Rogers	51	Chief Financial Officer
Warren Hosseinion Jr.	26	Vice President, Mergers and Acquisitions
Oded Levy	66	Director
Jonathan Intrater	67	Director

Adeel Rouf currently serves as our President, Chief Executive Officer and as one or our directors. He currently serves as Chief Financial Officer and Director of Titan Acquisition Corp. and Board Advisor to CSLM Acquisition Corporation, each a special purpose acquisition company listed on Nasdaq. Previously, from April 2022 to August 2024, Mr. Rouf served as Chief Operating Officer of Northen Revival Acquisition Corporation. From July 2023 to June 2024, Mr. Rouf served as a Director of Zalatoris II Acquisition Corp. (Nasdaq: ZLS) and, from June 2023 to September 2024, as Director of Zalatoris Acquisition Corp. (NYSE: TCOA). From February 2021 to August 2022, Mr. Rouf served as the founder and Chief Financial Officer of the Founder SPAC, the special purpose acquisition company that merged with Rubicon Technologies, Inc. (NYSE: RBT) in a transaction valued at $1.7 billion, and, from June 2020 to January 2023, as Senior Vice President of Altitude Acquisition Corp., (NASQAQ: ALTU). Mr. Rouf was a Board Advisor and Co-Sponsor of Investcorp India Acquisition Company from January 2021 to June 2022. Mr. Rouf worked as an Investment Professional at Cohen and Company Asset Management from April 2019 to June 2020. Previously, Mr. Rouf worked as an Investment Professional at FinTech Acquisition Corp. III, a special purpose acquisition company which merged with Paya, Inc. (Nasdaq: PAYA), and as an Investment Professional at Insurance Acquisition Corp., which merged with Shift Technologies, Inc. Mr. Rouf was a member of J.P. Morgan Chase & Co.’s Investment Banking Leveraged Finance team executing debt finance transactions and worked at Sumitomo Mitsui Banking Corporation executing structured debt finance transactions. Mr. Rouf graduated from Baruch College with a BBA in Accounting and received a Master of Science degree in Sustainability Management and Energy Finance from Columbia University. Mr. Rouf was selected as a director due to his experience in the financial services industry.

Warren Hosseinion, M.D. currently serves as our Chairman of the Board of Directors. He has served as the Chairman of Altitude Acquisition Corporation (Nasdaq: ALTU) from September 2022 to March 2024 and Chairman of Cardio Diagnostics, Inc. (Nasdaq: CDIO) since May 2022. He has also served as a Board Director and President of Nutex Health, Inc. (Nasdaq: NUTX) since April 2022. Dr. Hosseinion is a co-founder of Apollo Medical Holdings, Inc. (Nasdaq: AMEH), served as a member of its board of directors since July 2008, and its Chief Executive Officer from July 2008 to December 2017 and Co-Chief Executive Officer from December 2017 to March 2019. Dr. Hosseinion was Chairman of the board of directors of Clinigence Holdings, Inc. from April 2019 to March 2022 and Chief Executive Officer of Clinigence Holdings, Inc. from March 2021 to March 2022. In 2001, Dr. Hosseinion co-founded ApolloMed. Dr. Hosseinion received his B.S. in Biology from the University of San Francisco, his M.S. in Physiology and Biophysics from the Georgetown University Graduate School of Arts and Sciences, and his medical degree from the Georgetown University School of Medicine. He completed his internship and residency in internal medicine at the University of Southern California Medical Center. Dr. Hosseinion was selected as a director due to his experience in the healthcare industry.

Alex Rogers currently serves as our Chief Financial Officer. Mr. Rogers is a seasoned private equity professional with over 15 years of experience as a consultant, limited partner, general partner, and service provider. He is a member of the investment team and manages investor relations and communications for the Blue Ox Healthcare Partners (“Blue Ox”) firm since January 2019. Prior to joining Blue Ox, Mr. Rogers was a Senior Director at MVision Private Equity Advisors from July 2017 to January 2019, working with general partners to develop funds and with limited partners to gain access to attractive investment opportunities. Previously, while at Performance Equity Management he led the launch of two funds, working closely with investors and the investment team, and at First Reserve he managed the co-investment program, working with limited partners on over $3 billion of direct investment opportunities into FRC portfolio companies. At the start of his career in private equity Mr. Rogers helped grow the private markets consulting practice at NEPC where he was responsible for due diligence, portfolio construction, and investment monitoring for private equity clients. He holds an MBA and BSBA in Finance from Northeastern University’s D’Amore McKim School of Business. Mr. Rogers was selected as a director due to his experience in the private equity industry.

Warren Hosseinion Jr. currently serves as our Vice President of Mergers and Acquisitions. Mr. Hosseinion Jr. currently serves as Chief Operating Officer of a privately held company, Vesicor Therapeutics, since February 2023. Previously, Mr. Hosseinion Jr. was an equity holder and executive at a privately held blockchain technology startup, where he led the strategic and operational aspects of the company from September 2022 to November 2023. He completed his bachelor’s degree in biology at Pitzer College in May 2021. Mr. Hosseinion was selected as a director due to his experience in the therapeutics and blockchain technology industries.

Oded Levy currently serves as one of our directors. Mr. Levy has served as a member of the board of directors of Cardio Diagnostics, Inc. (Nasdaq: CDIO) since October 2022. He is the founder, president and managing partner of Blue Ox, a private equity firm based in New York City that invests growth capital in commercial-stage healthcare companies, with a focus on companies involved in precision health. In addition, Mr. Levy has served as a member of the board of directors of Gemelli Biotech Corp., a private corporation focusing on non-invasive precision diagnostics for gastro-intestinal diseases, since December 2023. Mr. Levy has over 30 years of experience in specialized healthcare investing in private equity, capital markets and asset management. He co-founded Blue Ox in 2009, leads origination and structuring of the firm’s investments, and chairs the Investment Committee. Prior to Blue Ox, Mr. Levy was a principal at Oracle Partners, LP, a private investment firm specializing in public securities investing and merchant banking in the healthcare, bioscience and related industries. Previously, he was Head Trader and a member of the Executive Committee at Genesis Merchant Group Securities (“GMGS”), a San Francisco-based investment bank. Mr. Levy was also Senior Vice President of Investments at Bering Holdings, Inc., the investment arm of publicly traded MAXXAM, Inc. He began his career in 1987 as a corporate finance analyst at Bear, Stearns & Co. Inc. Mr. Levy previously served on the boards of former Blue Ox investments, MedSave USA, as Executive Chairman, Delphi Behavioral Health Group and Infinity Funding. He holds an MBA in Finance and International Business and a BS in Computer and Information Systems from New York University. Mr. Levy was selected as a director due to his experience in the private equity industry.

Jonathan Intrater currently serves as one of our directors. Mr. Intrater is a Managing Director in the investment banking department at Ladenburg, Thalmann & Co., Inc., which he joined in 1998. His broad transactional experience over the past 30 years of investment banking encompassing over $10 billion in public equity and high-yield note offerings, private placements of debt and equity securities, merger advisory transactions, and various debt restructuring assignments. From September 2019 to August 2021, he served as a member of the board and Chairman of the audit committee of GreenVision Acquisition Corp., a Nasdaq Capital Market-listed special purpose acquisition company which completed its initial business combination in August 2021. From November 2021 to October 2022 he was CEO and Chairman of Mana Capital Acquisition Corp., also a Nasdaq Capital Market-listed special purpose acquisition company which completed its initial business combination with Cardio Diagnostics in October 2022. Prior to joining Ladenburg Thalmann, he served as a Managing Director at the Brenner Securities Corporation from 1982 to 1989 and a Senior Vice President, BIA/Frazier, Gross & Kadlec, the nation’s largest telecommunications valuation firm from 1982 to 1989. Mr. Intrater holds an M.B.A from Vanderbilt University and a bachelor’s degree from the University of Pennsylvania. Mr. Intrater was selected as a director due to his experience in the investment banking industry.

We believe our management team has the skills and experience to identify, evaluate and consummate a business combination and is positioned to assist businesses we acquire. However, our management team’s network of contacts, and its investing and operating experience, do not guarantee a successful initial business combination. The members of our management team are not required to devote any significant amount of time to our business and are involved with other businesses. We cannot guarantee that our current officers and directors will continue in their respective roles, or in any other role, after our initial business combination, and their expertise may only be of benefit to us until we complete our initial business combination. Past performance by our management team is not a guarantee of success with respect to any business combination we may consummate.

Current and Past SPAC and SPAC Business Combination Experience of our Management Team

Below are SPAC and SPAC business combinations in which members of our management team have participated, along with certain other information:

Titan Acquisition Corp.

Adeel Rouf, our President, Chief Executive Officer and Director, currently serves as President, Chief Financial Officer and Director of Titan Acquisition Corp., a special purpose acquisition company. As of the date of this prospectus, Titan Acquisition Corp. has not yet announced or completed a business combination. As of the date of this prospectus, no shares of Titan Acquisition Corp. have been redeemed.

Zalatoris II Acquisition Corp

Adeel Rouf currently serves as an Independent Director of Zalatoris II Acquisition Corp, a special purpose acquisition company. As of the date of this prospectus, Zalatoris II Acquisition Corp has not yet announced or completed a business combination. As of the date of this prospectus, no shares of Zalatoris II Acquisition Corp have been redeemed.

Zalatoris Acquisition Corp.

Adeel Rouf served as an Independent Director of Zalatoris Acquisition Corp., a special purpose acquisition company. Zalatoris Acquisition Corp. has not yet completed a business combination. On March 18, 2024, Zalatoris Acquisition Corp., caused $100,000 to be deposited into the trust account of the Company, which enables the Company to extend the period of time it has to consummate its initial business combination by one month from March 14, 2024 to April 14, 2024. Previously, on February 14, 2024, Zalatoris Acquisition Corp. caused $100,000 to be deposited into the trust account of the Company, which enables the Company to extend the period of time it has to consummate its initial business combination by one month from February 14, 2024 to March 14, 2024. Previously, on January 16, 2024, the Company caused $100,000 to be deposited into the Company’s trust account to allow the company to extend the period of time it had to consummate its initial business combination. As of the date of this prospectus, holders of 3,465,997 shares of Zalatoris Acquisition Corp.’s class A common stock have exercised their right to redeem those shares for cash at an approximate price of $10.67 per share, for an aggregate of approximately $37 million.

Northern Revival Acquisition Corp.

Adeel Rouf served as Chief Operating Officer of Northern Revival Acquisition Corp., a special purpose acquisition company. In connection with the shareholders’ vote at the special meeting held on May 2, 2025, which was to extend the date by which Northern Revival Acquisition Corp. had to consummate a business combination, an aggregate of 24,778 ordinary shares of Northern Revival Acquisition Corp. were redeemed. As of the date of this prospectus, Northern Revival Acquisition Corp. has not completed a business combination.

Family Relationships

Warren Hosseinion and Warren Hosseinion Jr. are father and son. There are no other family relationships among the executive officers and directors of SPAC.

Number and Terms of Office of Officers and Directors

Our board of directors consists of four members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

The term of office of the first class of directors, consisting of Adeel Rouf and Warren Hosseinion, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Oded Levy, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Jonathan Intrater, will expire at the third annual meeting of shareholders.

Only holders of SPAC Class B Ordinary Shares will have the right to vote on the election of directors prior to or in connection with the completion of our initial business combination. Holders of SPAC Public Shares will not be entitled to vote on the election of directors during such time. These provisions of SPAC Articles relating to the rights of holders of SPAC Class B Ordinary Shares to elect directors may be amended by a special resolution passed by a majority of at least 90% of SPAC Ordinary Shares voting in a general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to the SPAC Articles.

Director Independence

The rules of the Nasdaq require that a majority of our board of directors be independent within one year of our IPO. Our board of directors has determined that each of Messrs. Hosseinion, Levy and Intrater are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Upon the commencement of trading of our securities on the Nasdaq, our board of directors will have two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Hosseinion, Levy and Intrater serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Each of Messrs. Hosseinion, Levy and Intrater are independent.

Mr. Intrater serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Intrater qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable Laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Messrs. Hosseinion, Levy and Intrater and Mr. Levy serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a nominating and corporate governance as and when required to so by Law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Hosseinion, Levy and Intrater. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in the SPAC Articles.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”) that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands Law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Law. SPAC Articles provide that, to the fullest extent permitted by applicable Law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Adeel Rouf	Titan Acquisition Corp.	Acquisition Company	Officer and Director

Warren Hosseinion	Nutex Health, Inc.	Healthcare Services	Director and President

	Cardio Diagnostics, Inc.	Healthcare Biotechnology	Chairman

Alex Rogers	Blue Ox Healthcare Partners	Private Investments	Principal

Warren Hosseinion Jr.	Vesicor Therapeutics	Healthcare Biotechnology	Officer

Oded Levy	Cardio Diagnostics, Inc.	Healthcare Biotechnology	Director

	Blue Ox Healthcare Partners	Private Investments	President and Managing Partner

	Gemelli Biotech Corp.	Healthcare Biotechnology	Director

Jonathan Intrater	Ladenburg, Thalmann & Co.	Investment Banking	Managing Director

(1)	Each of the entities listed in this table may have competitive interests with our company with respect to the performance by each individual listed in this table of his or her obligations. Each individual listed has a fiduciary duty with respect to each of the listed entities.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

●	Our Initial Shareholders currently hold Founder Shares and SPAC Private Warrants. Our Initial Shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any SPAC Public Shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Initial Shareholders with respect to any SPAC Public Shares acquired by them. Additionally, our Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to the SPAC Articles. If we do not complete our initial business combination within the prescribed time frame, the SPAC Private Warrants will expire worthless. Furthermore, subject to certain limited exceptions, our Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of: (i) one year following the consummation of our initial business combination; or (ii) subsequent to the consummation of our initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property. Subject to certain limited exceptions, the SPAC Private Warrants and the SPAC Class A Ordinary Shares underlying such SPAC Private Warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own SPAC Ordinary Shares or SPAC Warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our officers, directors, shareholders or Affiliates may be paid fees upon the successful completion of our initial business combination as described above.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, there may be payment by the company to our Sponsor, officers or directors, or our or their Affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination.

We currently pay an Affiliate of our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team; upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

In addition, we will pay an Affiliate of our Sponsor $15,000 per month for the consulting services of an entity affiliated to our Chief Executive Officer, upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

These payments, if made prior to the completion of our initial business combination, will be made from funds held outside the Trust Account.

In the event that we submit our initial business combination to SPAC Public Shareholders for a vote, our Initial Shareholders have agreed to vote their Founder Shares, and they and the other members of our management team have agreed to vote any Founder Shares they hold and any shares purchased during or after the offering in favor of our initial business combination.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by SPAC’s Sponsor, directors, officers and their affiliates from SPAC prior to or in connection with the completion of SPAC’s initial business combination and the securities issued and to be issued by SPAC to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,325,000 SPAC Class B Ordinary Shares(1)	$25,000(1)

The Sponsor, SPAC’s officers and directors agreed not to transfer, assign or sell any Founder Shares until the earlier to occur of (A) one year after the completion of SPAC’s initial business combination or (B) subsequent to SPAC’s initial business combination, (x) if the last sale price of the SPAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPAC’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the SPAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”. The SPAC Private Warrants and the warrants that may be issued upon conversion of working capital notes (including the SPAC Class A Ordinary Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of SPAC’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

5,037,500 SPAC Private Warrants(1)	$5,037,500(1)

The SPAC Private Warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).

Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the SPAC Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of SPAC’s initial business combination (except with respect to permitted transferees as described herein under “Information About SPAC — Transfers of Founder Shares and SPAC Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms
$15,000 per month	Payment to an affiliate of the SPAC’s Chief Executive Officer, of $15,000 per month for the consulting services, upon completion of SPAC’s initial business combination or its liquidation, SPAC will cease paying these monthly fees	N/A

(1)	The Founder Shares will automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of SPAC’s initial business combination, and may be converted at any time prior to SPAC’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in SPAC’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional SPAC Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with SPAC’s initial business combination, the number of SPAC Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of SPAC Class A Ordinary Shares outstanding after such conversion, including the total number of SPAC Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by SPAC in connection with or in relation to the consummation of an initial business combination, excluding any SPAC Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into SPAC Class A Ordinary Shares issued, or to be issued, to any seller in the initial business combination and any SPAC Private Warrants issued to the Sponsor, SPAC’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis. Includes 200,000 Founder Shares and 400,000 SPAC Private Warrants which will be forfeited for cancellation for no consideration by the Sponsor, for which a corresponding number of PubCo Ordinary Shares and PubCo Warrants will be issued to shareholders of the Company.
(2)	Natural persons and entities subject to transfer restrictions include Voyager Acquisition Sponsor Holdco LLC, Adeel Rouf, Warren Hosseinion, Alex Rogers, Oded Levy, Jonathan Intrater, and Warren Hosseinion Jr.

Transfers of Founder Shares and SPAC Private Warrants

The Founder Shares, SPAC Private Warrants and any SPAC Class A Ordinary Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement entered into by SPAC’s initial shareholders and management team. Those lock-up provisions provide that such securities are not transferable or salable (a) in the case of the Founder Shares, until the earlier of: (i) one year following the consummation of SPAC’s initial business combination; or (ii) subsequent to the consummation of SPAC’s initial business combination, the date on which we consummate a transaction which results in all of SPAC’s shareholders having the right to exchange their shares for cash, securities, or other property and (b) in the case of the SPAC Private Warrants and the respective SPAC Class A Ordinary Shares underlying such warrants, until 30 days after the completion of SPAC’s initial business combination except in each case (a) to SPAC’s officers or directors or those of Cantor or Odeon, any affiliate or family member of any of SPAC’s officers or directors or those of Cantor or Odeon, any affiliate of the Sponsor or these of Cantor or Odeon to any member of the Sponsor or those of Cantor or Odeon, any of their affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of the Cayman Islands or the Sponsor’s or Cantor’s or Odeon’s formation documents or the winding-up and liquidation of the Sponsor or of Cantor or Odeon, (g) in the event of SPAC’s liquidation prior to SPAC’s consummation of SPAC’s initial business combination; or (h) in the event that, subsequent to SPAC’s consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of SPAC’s shareholders having the right to exchange their SPAC Class A Ordinary Shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. SPAC Articles will provide for indemnification of our officers and directors to the maximum extent permitted by Law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

As of the date of this proxy statement/prospectus, to the knowledge of our management, there was no material litigation, arbitration or governmental proceeding pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding.

Properties

Our executive offices are located at 131 Concord Street, Brooklyn, New York, 11201, and our telephone number is 347-720-2907. We have agreed to pay an Affiliate of our Sponsor a total of $10,000 per month for office space, utilities, secretarial and administrative services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We consider our current office space adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter competition from other entities having a business objective similar to ours, including other special purpose acquisition companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through Affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with SPAC Public Shareholders who exercise or are forced to exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding SPAC Warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Periodic Reporting and Financial Information

The SPAC Units, SPAC Class A Ordinary Shares and SPAC Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We were required to evaluate our internal control procedures for the fiscal year ending December 31, 2024 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a Tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no Law which is enacted in the Cayman Islands imposing any Tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no Tax to be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance Tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of ours.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the SPAC IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of SPAC Class A Ordinary Shares that is held by non-Affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of SPAC Ordinary Shares held by non-Affiliates exceeds $250 million as of the prior June 30th, and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of SPAC Ordinary Shares held by non-Affiliates exceeds $700 million as of the prior June 30.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

SPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or “SPAC” refer to Voyager Acquisition Corp. prior to the consummation of the Business Combination.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this prospectus including, without limitation, statements under this section regarding our financial position, business strategy and the plans and objectives of Management for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our Management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our Management, as well as assumptions made by, and information currently available to, our Management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto included in this prospectus under “Item 1. Financial Statements”.

Overview

We are a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have not selected any business combination target, and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. We intend to effectuate our initial business combination using cash from the proceeds of the above-mentioned offering and the sale of the SPAC Private Warrants, SPAC Ordinary Shares, debt or a combination of cash, shares and debt.

The issuance of additional SPAC Ordinary Shares or preferred shares in a business combination:

●	may significantly dilute the equity interest of SPAC investors, which dilution would increase if the anti-dilution provisions in the SPAC Class B Ordinary Shares resulted in the issuance of SPAC Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the SPAC Class B Ordinary Shares;

●	may subordinate the rights of holders of SPAC Ordinary Shares if preferred shares are issued with rights senior to those afforded SPAC Ordinary Shares;

●	could cause a change of control if a substantial number of SPAC Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

●	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

●	may adversely affect prevailing market prices for SPAC Units, SPAC Ordinary Shares and/or SPAC Warrants; and

●	may not result in adjustment to the exercise price of SPAC Warrants.

Similarly, if we issue debt or otherwise incur significant indebtedness, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

●	our inability to pay dividends on SPAC Ordinary Shares;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on SPAC Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Pursuant to the SPAC Articles, if we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts withdrawn to pay our income Taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands Law to provide for claims of creditors and the requirements of other applicable Law. Our Initial Shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the completion window. However, if our Initial Shareholders or management team acquired SPAC Public Shares during or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such SPAC Public Shares if we fail to complete our initial business combination within the prescribed time period.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules, which became effective on July 1, 2024. The 2024 SPAC rules require, among other matters:

(i)	additional disclosures relating to SPAC business combination transactions;

(ii)	additional disclosures relating to dilution and to conflicts of interest involving sponsors and their Affiliates in both SPAC initial public offerings and business combination transactions;

(iii)	additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and

(iv)	the requirement that both the SPAC and its target company be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect our ability to negotiate and complete our initial business combination and may increase the costs and time related thereto.

Recent Developments

The SPAC IPO registration statement for SPAC’s IPO was declared effective on August 8, 2024.

On August 8, 2024, we consummated the IPO of 25,300,000 SPAC Units, including the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 SPAC Units, at $10.00 per SPAC Unit, generating gross proceeds of $253,000,000. Simultaneously with the consummation of the SPAC IPO and the sale of the SPAC Units, we consummated the private placement of 7,665,000 SPAC Private Warrants. In the private placement, the Sponsor purchased 5,037,500 SPAC Private Warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 SPAC Private Warrants, all at a price of $1.00 per Private Placement Warrants, generating total proceeds of $7,665,000. Each SPAC Private Warrant entitles the holder thereof to one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Warrant to purchase one SPAC Class A Ordinary Share at $11.50 per SPAC Class A Ordinary Share.

Following the closing of the SPAC IPO, an amount of $254,265,000 from the net proceeds of the sale of the SPAC Units in the SPAC IPO and the SPAC Private Warrants was placed in the Trust Account.

Business Combination

On April 22, 2025, SPAC entered into a Business Combination Agreement with the Company, and the Company Shareholder Representative. Under the agreement, Sponsor formed PubCo, which in turn formed Merger Sub, both of which will join the agreement as Acquisition Entities.

The Business Combination Agreement, approved by the boards of directors of both SPAC and the Company, outlines a two-step transaction: (i) SPAC will merge with and into Merger Sub, which will survive as a wholly owned Subsidiary of PubCo, and (ii) shortly thereafter, the Company will merge with and into PubCo, with PubCo as the surviving entity.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception to the reporting date of September 30, 2025, have been organizational activities and those necessary to prepare for the public offering and the initial business combination. We will not generate any operating revenues until after completion of our initial business combination. We generated non-operating income in the form of interest income on investments held in trust and cash. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2025, and September 30, 2024, we had a net income of $2,358,611 and $1,321,694, respectively. During the three months ended September 30, 2025, the main source of income was the $2,763,576 income from investment held in Trust Account. During the three months ended September 30, 2024, income from investment held in trust was $1,850,928. Costs incurred during these periods primarily comprised of general and administrative costs.

For the nine months ended September 30, 2025, and September 30, 2024, we had a net income of $7,283,753 and 1,218,846, respectively. During the nine months ended September 30, 2025, the main source of income was the $8,195,502 income from investment held in Trust Account. During the nine months ended September 30, 2024, income from investment held in trust was $1,850,928. Costs incurred during these periods primarily comprised of general and administrative costs.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

Until the consummation of the SPAC IPO, our only source of liquidity was an initial purchase of shares of SPAC Class B Ordinary Shares, by the Sponsor and loans from the Sponsor.

On August 8, 2024, we consummated the SPAC IPO of 25,300,000 SPAC Units, including the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 SPAC Units, at $10.00 per SPAC Unit, generating gross proceeds of $253,000,000. Simultaneously with the consummation of the SPAC IPO and the sale of the SPAC Units, we consummated the private placement of 7,665,000 SPAC Private Warrants. In the private placement, the Sponsor purchased 5,037,500 SPAC Private Warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 SPAC Private Warrants, all at a price of $1.00 per SPAC Private Warrant, generating total proceeds of $7,665,000. Each SPAC Private Warrant entitles the holder thereof to one SPAC Class A Ordinary Share and one-half of one redeemable SPAC Warrant to purchase one SPAC Class A Ordinary Share at $11.50 per SPAC Class A Ordinary Share.

Our liquidity needs were satisfied prior to the completion of the SPAC IPO through $25,000 received from the Sponsor for the issuance of the Founder Shares to our Sponsor and up to $300,000 in loans from our Sponsor under an unsecured promissory note. As of September 30, 2025, we had not borrowed any amount under this promissory note.

However, the Sponsor covered various formation, operating, and deferred offering costs for the Company. Between December 19, 2023 (inception), and December 31, 2024, the Sponsor paid $228,274 on behalf of the Company. After settling the outstanding amount as of September 30, 2025, the amount due from Sponsor was nil.

Net proceeds from (1) the sale of the SPAC Units in the SPAC IPO, after deducting offering expenses and other expenses of approximately $1,173,390 and underwriting commissions of $4,400,000 (excluding deferred underwriting commissions of $12,045,000 and (2) the sale of the SPAC Private Warrants for a purchase price of $7,665,00 were $255,091,610. Of this amount, $254,265,000, including $12,045,000 in deferred underwriting commissions was deposited into the Trust Account.

In March 2025, investments held U.S. Treasury bills were liquidated and all assets held in the Trust Account were invested in a money market fund. The Company did not withdraw any interest income from the Trust Account.

As of September 30, 2025, the Trust Account held $267,284,310 in a money market fund, compared to $259,099,778 held in U.S. Treasury bills as of December 31, 2024.

The proceeds held in the Trust Account were initially invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that we hold investments in the Trust Account, we may, at any time, (based on our Management Team’s ongoing assessment of all factors related to our potential status under the Investment Company Act) instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of income Taxes payable and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay income Taxes, if any. Our annual income Tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our Taxes. We expect the only Taxes payable by us out of the funds in the Trust Account will be income Taxes, if any. To the extent that SPAC Ordinary Shares or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2025, the Company had a cash balance of $252,350 held outside the Trust Account. Additionally, the Company has available loan facilities agreed with the Sponsor for working capital. We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay income Taxes to the extent the interest earned on the Trust Account is not sufficient to pay our income Taxes.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an Affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into SPAC Warrants at a price of $1.00 per SPAC Warrant at the option of the lender. The SPAC Warrants would be identical to the SPAC Private Warrants issued to our Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an Affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

We expect our primary liquidity requirements during that period to include approximately $150,000 for legal, accounting, due diligence, travel and other expenses in connection with any business combinations; $150,000 for legal and accounting fees related to regulatory reporting requirements; $56,500 for Nasdaq continued listing fees; $320,000 of fees pursuant to the Administrative Services Agreement for office space, administrative, financial and support services; $400,000 for director and officer’s liability insurance; and approximately $1,425,000 for general working capital that will be used for miscellaneous expenses and reserves net of estimated interest income.

These amounts are estimates and may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

We do not believe we will need to raise additional funds following the SPAC IPO in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of SPAC Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No quarterly operating data is included in the financial statements and the notes thereto included in this prospectus as we have not conducted any operations to date.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $10,000 per month to the Sponsor or an Affiliate thereof for office space, utilities, and secretarial and administrative support. We began incurring these fees on August 8, 2024 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

The underwriters are entitled to a deferred underwriting commission of $12,045,000 upon the completion of our initial business combination subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could materially differ from those estimates. As of September 30, 2025, we did not have any critical accounting estimates to be disclosed.

Fair Value Measurements

The Company’s warrants, classified as equity, were recorded at fair value as of the SPAC IPO date using a Monte Carlo simulation model. Key assumptions used in the valuation include expected volatility, expected life, risk-free and rate. These warrants are not remeasured subsequently. The fair value measurement involves significant judgment and estimates; changes in assumptions could affect the initial measurement.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide this information.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to Management, including our Chief Executive Officer and Chief Financial Officer (together, the “Certifying Officers”), or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Certifying Officers, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter covered by this Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, or the “Company” refer to Veraxa Biotech AG and its Subsidiary prior to the consummation of the Business Combination and, after the consummation of the Business Combination, PubCo and its Subsidiary.

Introduction

Company Overview & Background

We are an oncology-focused biotechnology company headquartered in Zurich, Switzerland. With our expertise and capabilities, we develop novel antibody-based drug platforms for the treatment of cancer. Our goal is to establish a sustainable clinical pipeline of novel and differentiated oncology programs geared towards achieving superior efficacy while minimizing the burden of side effects for patients. Our proprietary platform technologies enable the development of new generations of targeted cancer treatments and position us as a pioneer in creating targeted antibody-based therapies for cancer patients that we believe will be highly effective compared to conventional cancer therapies.

Our proprietary platforms for drug development fall under two main pillars, as will be further discussed below:

●	Click Chemistry Platforms: Our leading “Click Chemistry” platforms will potentially improve the efficacy of conventional antibody drug conjugates (“ADCs”), which are designed to eliminate cancer cells using chemotherapy drugs. Our Click Chemistry platforms include “Monospecific ADCs” and “Bispecific ADCs.”

●	BiTAC Platforms: Our innovative proprietary “BiTAC” (Bi-targeted Tumor-Associated Cytotoxicity) platforms enable the creation of highly specific dual-targeting therapies to fight cancer cells using ADCs as well as bispecific T-cell engagers (“TCEs”), which activate the body’s immune system to fight cancer cells (a type of immunotherapy). Our BiTAC platforms include “BiTAC-ADCs” and “BiTAC-TCEs.” Currently, our BiTAC platforms are the only technologies in precision oncology that use a true and cancer cell selective 2-factor authentication process for tumor cell killing.

We develop these cancer programs based on:

●	Antibody targets selected for the highest therapeutic value.

●	An advanced generation of Bispecific ADCs highly differentiated through our efficient click-chemistry-based conjugation and payload technology.

●	Our disruptive/revolutionary/novel BiTAC antibody platforms that we believe will elevate safety and efficacy of cancer therapies to new levels.

ADCs will continue to be a main focus of our pipeline strategy (Monospecific ADC, Bispecific ADC and BiTAC-ADC). At the same time, our expertise and capabilities are applied to TCEs (BiTAC-TCE), and we aim to explore emerging synergies between existing and novel antibody modalities.

ADC and TCE modalities represent highly active and growing markets within the cancer medicine sector, respectively. In the first quarter of 2025, the ADC and TCE sectors witnessed significant strategic activities, including collaborations, licensing agreements, financing rounds, and acquisitions. In this highly dynamic market environment, companies are willing to invest significant amounts to get access to the most promising therapeutic programs and platforms.

Our ADC platform was established and validated with an anti-HER2 ADC. Our lead program, VX-A902, has demonstrated efficacy in vivo and is being considered for out-licensing. We have received interest from an investor regarding a potential in-licensing or acquisition of this program, although discussions are at a preliminary stage. We currently use our Click Chemistry ADC platform for the generation of Bispecific ADCs for both our own program (VX-A906) and for a program developed together with OmniAb (VX-A905).

We currently optimize our BiTAC-ADC platform technology and plan to start our own programs in Q1 2026. We use our BiTAC-TCE platform for the generation of various molecules for our own programs (VX-A903-1 and VX-A903-2). This platform is open for starting co-development programs with external parties. Our business development team is currently in contact with eight global pharmaceutical companies that have expressed interest in our BiTAC technologies. These discussions vary in scope and focus, with certain companies evaluating our BiTAC-TCE technology, others evaluating our BiTAC-ADC technology, and some considering both. One of these discussions, which began nearly two years ago with a company specifically interested in our BiTAC-TCE platform, is more advanced and has involved multiple meetings, although no term sheet has yet been negotiated. The other discussions remain at earlier stages, but all counterparties have demonstrated strong interest and have requested ongoing updates as additional data become available. Feedback from interested pharmaceutical companies indicates that our BiTAC platforms represent a differentiated approach in precision oncology.

Our vision is a world where cancer is no longer a life-threatening diagnosis but a manageable condition. We envision a world where cancer patients live without fear, empowered by therapies that strike the disease, not the person. Our mission is to bring that vision to life through our development of next-generation cancer therapies that we believe will offer significantly improved safety and efficacy compared to traditional cancer therapies. We are not just building a pipeline. We’re building a future where cancer care is safer, more agile and more effective.

Company Background

We originated from scientific discoveries made at the European Molecular Biology Laboratory, a world-leading institute for life science research and ground-breaking enabling technologies. In 2020, our company started as a merger between two European Molecular Biology Laboratory spinoffs with superior core technologies in ADC-related chemistry and antibody development and screening.

Since inception and as a red line of our mission and technology DNA, we have developed pioneering innovations for the development of potentially safer and more effective cancer therapies in targeted oncology. We believe that the possible consequent reduction in toxicities from our therapies and a possible resulting application of higher drug doses reaching greater efficacy have been the red line of our innovation ethics. Initially, we performed as a service company offering our technologies to pharmaceutical and biotechnology companies. In 2023, VERAXA acquired in a pure share-based deal the Tübingen-based biotech company Synimmune AG and became the owner of VX-A901 (a Phase I clinical monoclonal antibody against acute myeloid leukemia (“AML”)). Subsequent earnouts of the Synimmune shareholders (up to a total share amount of EUR 17 million) are coupled to four milestone-based events after the asset acquisition, with three remaining milestones yet open. In 2024, VERAXA completed an exclusive in-licensing of the “Hemibody” platform from Würzburg-based biotech company Cherry Biolabs GmbH. The Hemibody platform is the immature precursor of our proprietary BiTAC-TCE platform, and after such in-licensing, we consequently transformed into an oncology-focused biotechnology and clinical drug development company.

Today, our Click Chemistry platforms and BiTAC platforms represent leading and highly innovative platforms, respectively, with an ultimate potential to increase the therapeutic windows of many cancer treatments and which we believe will have a game-changing potential towards a much better management of cancer.

Our leadership team brings deep expertise across oncology research and development, clinical development, chemistry, the commercialization of innovative technologies, company building, mergers and acquisitions, and venture capital. Together with our extended leadership circle, our leadership team leverages their collective experience from leading companies such as Amgen, Roche, Harpoon, Tularik, MorphoSys, and BASF Pharma.

Our Clinical Advisory Board is composed of highly distinguished clinical professors and directors. Notably, the chairman of our board, Professor Ralf Bargou, is one of the inventors of the world’s first approved cancer therapy based on TCE technology.

Since our inception, we have raised $60 million in capital to support the advancement of our technologies and programs. We are headquartered in Zurich, Switzerland, while all research and development activities are carried out by our wholly owned Subsidiary, VERAXA Biotech GmbH, based in Heidelberg, Germany.

Market Landscape

Overview of the Cancer Market

Cancer is a complex group of diseases marked by the abnormal and uncontrolled growth of cells. These diseases are generally classified into two main categories: hematological malignancies (blood cancers) — such as leukemia and lymphoma — and solid tumors, which include cancers of the lung, breast, colon, and other organs. Solid tumors represent the largest and most commercially significant segment of the cancer landscape.

In 2022, there were approximately 20 million new cancer diagnoses and 9.7 million cancer-related deaths globally. Projections indicate a significant rise with over 35 million new cases anticipated by 2050 — a 77% increase — driven by factors such as population aging, growth, and lifestyle-related risks such as tobacco use, alcohol consumption, obesity, and environmental pollutants.

In the United States alone, 2024 estimates suggest about 2 million new cancer cases and 611,720 deaths annually, underscoring cancer’s position as the second leading cause of death in the country.

The financial demands of cancer care are intensifying, particularly within the solid tumor segment, which constitutes the largest and most commercially significant portion of the oncology market. According to Market Data Forecast, the global solid tumor market is projected to expand from approximately $431 billion in 2025 to $1,817 billion by 2033, reflecting a compound annual growth rate (“CAGR”) of 19.7%.

The escalating costs are also evident at the patient level. For instance, in the United States, the average cost for a patient undergoing immunotherapy was approximately $132,582 in 2021, significantly higher than the $26,095 average for patients not receiving immunotherapy. This disparity underscores the financial burden associated with advanced cancer therapies.

As the global burden of cancer continues to rise, the economic impact of solid tumor treatments is expected to grow correspondingly, necessitating strategic planning and resource allocation within healthcare systems worldwide.

Traditional cancer treatments encompass surgery, radiation therapy, and chemotherapy. A major limitation of chemotherapy is its negative impact on healthy cells throughout the body. Recent years have seen the emergence of more innovative targeted therapies designed to focus on specific genetic mutations within cancer cells, allowing for more precise treatment and less damage to healthy cells. Examples of such targeted therapies include ADCs and immunotherapies such as bispecific antibodies, including TCEs.

Each mode of cancer therapy, or treatment modality, offers distinct advantages and limitations, often necessitating a personalized approach based on the patient’s specific cancer type and overall health.

ADC Market

ADCs offer a promising solution to the toxicity of traditional chemotherapy treatment by delivering chemotherapy drugs (known as the “cytotoxic agent”) directly to cancer cells, thereby minimizing damage to healthy tissues. Because ADCs allow for more effective targeting of cancer cells, such treatment potentially minimizes damage to healthy cells and reduces the side effects often seen with traditional chemotherapy, such as hair loss, nausea and vomiting.

The global ADC market is experiencing significant growth, driven by the increasing demand for targeted cancer therapies. According to Mordor Intelligence, the ADC market is projected to expand from $16 billion in 2025 to $57 billion by 2030, reflecting a robust CAGR of 29.6% during this period.

Technological advancements have played a significant role in the market’s expansion. Innovations in linker technologies and antibody engineering have enhanced the efficacy and safety profiles of ADCs, making them more appealing for clinical use. Furthermore, the increasing number of clinical trials and strategic collaborations among pharmaceutical companies have accelerated the development and approval of new ADCs.

Regionally, North America holds the largest market share of ADCs, attributed to advanced healthcare infrastructure, substantial research and development (“R&D”) investments, and a high prevalence of cancer. The Asia-Pacific region is identified as the fastest-growing region, driven by increasing healthcare expenditures and rising cancer incidence rates.

In summary, the ADC market is poised for substantial growth, supported by technological innovations, increasing cancer prevalence, and a global shift towards precision oncology. These factors collectively position ADCs as a pivotal component in the future landscape of cancer therapeutics.

Bispecific Antibody Market Including TCEs

Antibodies are the human body’s most effective and specific weapons against certain antigens resulting from intoxications such as drugs/chemical exposure and environmental pollutants, viral infections, bacterial infections, and even from antigens found on tumor cells. In certain targeted immunotherapies, antibodies are used to specifically bind to a target protein, known as a tumor-associated antigen (“TAA”), and harm the cancer cells by interacting with some of their intracellular processes, disrupting the cancer cell outer membranes, and/or targeting the cancer cells for immune destruction. Bispecific antibodies (known as bsAbs or bispecifics) are engineered to bind to two TAAs instead of one. TCEs are a novel type of bispecific antibodies that links a TAA with the CD3 receptor on T cells, which are used by the immune system to fight cancer cells. TCEs effectively mobilize the immune system to destroy cancer cells.

The global market for bispecific antibodies—including TCEs—is undergoing rapid expansion, fueled by advancements in antibody engineering and increasing demand for precision immunotherapies. According to Precedence Research, the global bispecific antibodies market was valued at around $18 billion in 2025 and is projected to reach around $112 billion by 2030, reflecting an exceptionally strong CAGR of 44.2% over the forecast period. This growth is driven by the increasing prevalence of cancer and autoimmune diseases, along with significant R&D investment and improvements on the regulatory side of drug development and market approval. The approvals of innovative therapeutics like blinatumomab (brand name Blincyto) and teclistamab (brand name Tecvayli) have demonstrated the clinical potential of bispecific antibodies and catalyzed further investment in this treatment modality.

North America currently dominates the bispecific antibody market, supported by a strong biopharmaceutical ecosystem, high levels of oncology-related R&D, and favorable insurance reimbursement frameworks. However, the Asia-Pacific region is projected to experience the fastest growth, driven by rising healthcare expenditures, improving access to medications based on drugs derived from living organisms (biologicals), and increasing cancer incidence.

The convergence of advanced antibody design platforms, improved linker technologies, and scalable manufacturing processes has positioned bispecific antibodies—and especially TCEs—as a key pillar of next-generation cancer immunotherapy strategies. As the number of clinical programs increases and more agents enter late-stage trials, the therapeutic and commercial relevance of TCEs will only continue to expand.

Our Concepts for Targeted Therapies

Overview of Targeted Therapies

Traditional cancer treatments encompass surgery, radiation therapy, and chemotherapy. As noted above, targeted (antibody) therapies are changing the landscape of current cancer care. Unlike traditional chemotherapy, which affects both cancer cells and healthy cells due to its non-specific mechanism of action, targeted therapies are designed to selectively accumulate in tumor tissue. These therapies employ chemotherapeutic agents or other biologically active substances conjugated to targeting moieties that recognize and bind to specific markers expressed by cancer cells. These targeted antibody therapies currently enhance the precision and efficacy of cancer treatment by increasing the cytotoxic effect on malignant cells while minimizing damage to surrounding healthy tissue. Moreover, targeted therapies enable the development of personalized treatment regimens tailored to specific cancer subtypes characterized by distinct molecular profiles.

The main therapeutic innovations have been achieved in:

●	ADCs: This treatment represents a fusion of targeted therapy and traditional chemotherapy. While traditional chemotherapy delivers cytotoxic agents to all cells, ADCs deliver cytotoxic agents directly to cancer cells while minimizing damage to healthy tissues.

●	TCEs and Other Immunotherapies: These treatments leverage the body’s own immune system to identify and destroy cancer cells more effectively. This category includes approaches such as checkpoint inhibitors, CAR-T cell therapies, and TCEs, which are designed to redirect T cells to recognize and kill tumor cells with high specificity.

The Problem with Targeted Therapies

Targeted therapies have historically shown promise in improving cancer treatment outcomes, including significant improvement in patient lifespan and time to relapse, but they are far from providing a cure. Additionally, many cancer patients don’t respond to existing targeted therapies at all. A major limitation of targeted therapies are the collateral toxicities on healthy cells and tissues. These toxicities result in specific side effects known as treatment-related adverse events (“TRAEs”).

TRAEs often result from targeted therapies because the targets—the TAAs — that cytotoxic agents target in such therapies are not entirely specific to tumor cells. TAAs are overexpressed on tumor cells but, in almost all cases, they are not exclusively expressed on cancer cells. The vast majority of TAAs are also widely expressed on healthy tissues throughout the body. When cytotoxic agents target a TAA on healthy cells, the drugs have a toxic effect on the healthy cell. These toxicities are termed “on-target/off-tumor toxicities.” Consequently, there is poor discrimination between tumor cells and healthy cells when targeting just one TAA (mono-targeting) in targeted cancer therapies, thus leading to high systemic toxicity and resulting TRAEs.

TRAEs, if severe, can result in life-threatening conditions for patients and often result in the patient being taken out of treatment. TRAEs are also a major reason for failure of investigational new drugs in clinical development, especially if the TRAEs appear at doses at which the cytotoxic agents have not achieved any therapeutic effect. Such limitations have underscored the need for more precise delivery mechanisms that can differentiate between tumor cells and healthy cells.

Our Concepts for Improving Targeted Therapies

We are improving upon conventional targeted therapies through our proprietary platform technologies for drug development. Each platform technology includes several underlying technological inventions proprietary to us, each as further discussed in the sections below:

Click Chemistry ADC Platforms:

●	Monospecific ADC platform with click chemistry-based antibody conjugation and hydrophilic linker-payloads using a mono-targeting approach with one molecule.

●	Bispecific ADC platform with click chemistry-based antibody conjugation and hydrophilic linker-payloads using our dual-targeting (“AND-Gate”) approach (as discussed further below) with one molecule.

●	Enabling Technologies:

○	Site-specific modification (addition of click group) of antibodies or other proteins via (i) glycan engineering and (ii) genetic code expansion.

○	Generation of clickable linker-payloads.

○	Click chemistry-based conjugation reaction.

Our Click Chemistry ADC platforms represent a significant step forward in addressing the limitations of conventional targeted therapies. Through innovations in linker chemistry and conjugation strategies, our Monospecific ADC platform has demonstrated a reduction in systemic toxicity and an improved ability to concentrate cytotoxic agents at the tumor site. Despite these advances, on-target/off-tumor toxicity remains a concern because certain TAAs targeted by ADCs may also be expressed at low levels in healthy tissues. To further circumvent this issue, we are focusing on bispecific antibodies as targeting moieties in our Bispecific ADCs. This leads to higher selectivity for the tumor tissues over heathy tissues by utilizing enhanced internalization via targeting of two co-localized antigens.

BiTAC Platforms:

●	BiTAC-ADC to generate conditionally active ADCs using our dual-targeting AND-Gate approach with two molecules.

○	Enabling Technologies:

■	Generation of inactivated activator-carrying molecules.

■	Generation of caged payload (protoxin)-carrying molecules.

■	Unlocking the payload from the caged payload (protoxin)-carrying molecules via a rapid and highly efficient chemical reaction with the activator, termed “click-to-release”.

●	BiTAC-TCE to generate conditionally active TCEs using our dual-targeting AND-Gate approach with two molecules.

○	Enabling Technologies:

■	Generation and optimization of split CD3-binding molecules.

■	Generation and optimization of half-life-extended molecules with various geometries (formats).

To further enhance therapeutic selectivity and safety, we are also advancing our novel proprietary BiTAC platforms, which enable the creation of highly specific dual-target therapies, including ADCs and bispecific TCEs. Our BiTAC platforms offer distinct advantages over conventional methods to source and design such therapeutic candidates. BiTACs rely on a novel antibody architecture with two complementary antibody precursors, which only form the therapeutically active molecule when a pair of respective different targets are present in proximity on the cancer cells. This built-in safety feature is the key to reducing off-tumor toxicities. As opposed to standard cancer treatments, we believe that our BiTAC treatments will be able to be applied at high non-toxic doses to precisely eliminate tumor cells, enabling doctors to apply optimal dose levels for a superior therapeutic effect compared to existing cancer therapies.

We believe that the progression from conventional targeted therapies to our Click Chemistry ADC platforms and ultimately to our BiTAC platforms reflects a fundamental evolution in precision oncology, with the potential to redefine safety standards and broaden the clinical utility of cytotoxic therapeutics.

Our Dual-Targeting/AND-Gate Concept

As opposed to targeting a single TAA in targeted therapies, the targeting of two TAAs (“dual-targeting”) can strongly increase selectivity towards tumor cells. Our therapeutic candidates are designed to exhibit their activity preferably or even exclusively—for BiTACs—if they bind to two TAAs on the same cell, to one TAA and the other TAA. This concept is the crux of our AND-Gate concept. We therefore clearly differentiate from other dual-targeting approaches where binding to one or the other TAA is sufficient to exhibit activity (referred to as the “OR-Gate” concept). Modalities, such as ADCs or TCEs following the OR-Gate concept bind to single target-positive tumor cells and healthy cells and thereby increase on-target/off-tumor toxicities for both TAAs. In consequence, healthy cells expressing either one or the other TAAs are harmed. In contrast, our AND-Gate concept is designed to shut off on-target/off-tumor toxicities for both TAAs. In consequence, healthy cells expressing either one or the other TAAs are spared. Furthermore, our dual-targeting AND-Gate approach enables the use of well-studied TAAs for which drug candidates failed in clinical development due to toxicity issues.

We have implemented the dual-targeting AND-Gate concept for our Bispecific ADC, BiTAC-TCE and BiTAC-ADC candidates.

Our BiTAC Concept

Our BiTAC platforms function through AND-Gate logic, requiring the co-expression of two tumor-specific markers to trigger drug activation. This conditional dual-targeting approach means that we believe our BiTAC platforms offer the potential to eliminate systemic toxicity (“off-target toxicities”) entirely by restricting therapeutic activity strictly to malignant cells. In other words, BiTAC-ADCs and BiTAC-TCEs are precision weapons that predominantly kill cancer cells while keeping healthy cells intact.

Our BiTAC-ADC modalities represent a completely new generation of ADCs. We use a two-molecule approach where each molecule addresses a specific antigen on the same cancer cells. One molecule carries a prodrug (the ‘locked’ cytotoxic agent, inactive, protoxin) whereas the other molecule carries the activating ‘key.’ Only when both molecules are internalized into the same cell—after binding their respective antigens on the same cell—the cytotoxic agent is released and able to exhibit its cytotoxic activity. Both molecules are inactive on healthy cells expressing either one or the other TAA only (AND-Gate concept to abolish on-target/off-tumor toxicities). In addition, our prodrug approach is specifically designed to diminish systemic off-target toxicities that are the major limitation for conventional ADCs.

Our BiTAC-TCE modalities are basically tri-specific antibodies split into two complementary halves. Only when the two halves simultaneously bind their respective antigens on one single cell, they assemble and reconstitute the original CD3-binding site to engage T cells. They are inactive on healthy cells expressing either one or the other TAA only (AND-Gate concept to abolish on-target/off-tumor toxicities). Further, each of the complementary halves is unable to bind to CD3 on T cells. In consequence, T cells won’t be systemically activated. Systemic T cell activation induced by conventional TCEs is one of the major causes of cytokine release syndrome (“CRS”), a serious condition that can occur as a side effect of immunotherapies (especially ones involving T cells). CRS is an overreaction of the immune system causing an excessive release of cytokines. CRS can cause a range of side effects, from mild flu-like symptoms to severe complications like organ failure. Our BiTAC-TCEs are designed to drastically reduce systemic toxicities like CRS, therefore exhibiting a potential superior off-target safety profile compared to conventional TCEs. Another advantage lies in the simplicity of our approach compared to competitor approaches that rely on additional catalysts (e.g. proteases) or certain environmental conditions (e.g. low pH) to unleash the functionality of their molecules.

Taken together, our AND-Gate approach realized in our BiTAC platforms allow for precision targeting of cancers not amenable to current anti-tumor therapies. In comparison to current treatment modalities, we believe they will be able to be applied at high non-toxic doses to precisely eliminate tumor cells because they prevent both on-target/off-tumor toxicities and broader systemic off-target toxicities. We believe this will make our BiTAC platforms able to achieve superior efficacies and more durable responses to improve patient outcomes. Thus, we believe our BiTAC platforms will expand the therapeutic window for a range of solid tumor therapies, addressing the limitations of current standard-of-care options. If successful, BiTAC could represent a transformative leap in oncology therapeutics by providing high-potency treatments with minimal collateral damage to healthy tissue, representing a new generation of safer drugs.

Our Click Chemistry ADC Platforms

As noted above, traditional cancer treatments like chemotherapy are now often complemented by several approved targeted therapies directed specifically at certain cancer cells. Although associated with certain benefits, all of these therapies come with their specific limitations and are not suitable for all cancer patients. However, ADCs are well suited to improve upon these treatments and are increasingly becoming the backbone of therapeutic options in oncology. Currently, there are 17 approved ADCs in different regions, with leading molecules like Enhertu, already pushing for first-line treatment. Antibody-based therapies like ADCs have revolutionized cancer therapy and have contributed to significantly improved overall survival rates following cancer diagnosis. As the cancer therapy landscape matures further, the future medical need will increasingly shift to effective treatments with superior safety profiles, reducing the severe side effects seen with the current-generation products or avoiding them altogether. We are building ADC platforms that we believe are well suited to meet this future demand.

Overview of ADCs

ADCs are a targeted cancer therapy designed to deliver highly potent cytotoxic agents (the “cytotoxic payload”) directly to specific tumor cells, aiming to maximize tumor killing while minimizing harm to healthy tissue, opposed to traditional chemotherapy, which harms all cells. ADCs are designed to selectively target antigens found predominantly on malignant cells or their environment. Due to the high specificity of the antibody component, ADCs primarily bind to tumor cells expressing the target antigen. Upon binding, the ADC is typically internalized by the cancer cell, where intracellular mechanisms—such as proteolytic degradation within lysosomes or cleavage of a chemical linker—release the cytotoxic payload. Once a sufficient intracellular concentration of the cytotoxic agent is reached, cell death is induced. In addition to the direct cytotoxic effect, certain payloads are capable of diffusing across cell membranes, thereby exerting therapeutic activity on neighboring tumor cells that may not express the target antigen. This mechanism, known as the ‘bystander effect’, can enhance overall antitumor efficacy.

An ADC is composed of three main components:

(1)	An antibody that selectively targets an antigen predominantly occurring on tumor cells.

(2)	A cytotoxic agent, called a warhead or toxin, inducing killing of the respective tumor cell.

(3)	A chemical linker that connects the antibody to the warhead. Together, the linker and toxin form the payload. Additionally, the type of chemical linker depends on the conjugation method.

The figure below illustrates composition and the working principle of an ADC.

ADC Component #1: Antibodies

The first component of an ADC is the antibody, which functions as a highly selective targeting moiety. It binds specifically to an antigen that is predominantly expressed on tumor cells or other cells within the tumor microenvironment. This targeted approach allows ADCs to maximize the impact on tumor cells over healthy cells that do not express the target antigen. Therefore, ADCs enable the use of more potent cytotoxic agents that would otherwise be intolerable if delivered systemically, such as in conventional systemic chemotherapy.

There are two key considerations for the targeted antigen selection: the selective expression of the antigen on target (tumor) cells and the level of antigen overexpression. with higher levels of antigen expression because of the antibody-antigen targeting delivers the cytotoxic agent in quantities directly proportional to the level of antigen expression on the tumor cells. Likewise, ADC efficacy is lower with cells that have less target antigen expression and accordingly on ADC designed against a cancer-specific antigen is lowly toxic toward healthy tissues. Generally, healthy tissues have lower antigen expression than tumor cells.

ADC Component #2: Cytotoxic Agent

The second component of an ADC is the cytotoxic agent, which is responsible for killing the target cancer cell once internalized. The most commonly used toxins include tubulin inhibitors, including maytansines, auristatins, and topoisomerase-I inhibitors, such as SN-38, Dxd or Exatecan. With the superior clinical efficacy demonstrated by Enhertu, the latter are especially utilized for current ADC developments. Although partially also explored for conventional chemotherapies, only ADCs enable use of those potent cytotoxic agents for cancer therapy due to the reduced systemic toxicity. Upon internalization, they cytotoxic agent (“warhead”) is released within the target cell, triggering cell death through a mechanism specific to the class of cytotoxin used. Some warheads may also diffuse to and eliminate neighboring tumor cells that lack the target antigen—a phenomenon known as the “bystander effect”—which can enhance ADC efficacy in tumors with variable antigen expression.

ADC Component #3: Chemical Linkers (and Conjugation Methods)

The third and final component is the chemical linker that connects the antibody to the warhead. Linker stability and functionality are critical to the overall efficacy, safety, and tolerability of an ADC. In systemic circulation, the linker must remain stable to prevent premature release of the cytotoxin, which would otherwise cause severe systemic off-target toxicity. Once internalized by the target cell, the linker must efficiently release the warhead to achieve therapeutic activity.

Linkers are typically categorized as either cleavable or non-cleavable. Cleavable linkers are designed to release the toxin inside the cell through enzymatic activity or intracellular processes. The cleavage mechanism can be of importance to the safety profile of the ADC because certain cleaving enzymes can be overexpressed in tumor cells, providing an additional preference of killing cancer cells over healthy tissue. In contrast, non-cleavable linkers depend on the complete lysosomal proteolytic degradation of the antibody to release the payload because the cytotoxic agent is permanently coupled to the non-cleavable linker and conjugated amino acid of the antibody. This results in the payload remaining attached to an antibody fragment, which may limit its ability to diffuse into neighboring cells—potentially reducing the bystander effect and efficacy in tumors with heterogeneous antigen expression.

Conjugation Methods: An ADC is prepared using conjugation methods to connect all three components described above: the antibody, the cytotoxic agent, and the linker. Conjugation methods can be either suitable for attaching cytotoxic agents to native – meaning completely unaltered – antibodies or require prior engineering of the targeting moiety. Subsequently, the different conjugation methods can either produce a mixture of different ADC species, such as when a traditional chemical conjugation is performed, or produce more homogenous ADCs using a site-specific conjugation method that only attaches payloads to defined sites on the antibody. The site-specific methods, although more complex to perform, often provide advantages over the traditional conjugations, namely in that the resulting ADCs are more homogenous and improved properties, like efficacy and tolerability.

Our Concept for Monospecific ADCs and ADC Screening

We have developed an ADC platform that harnesses innovative technology covering all components of ADCs to enable us to build a diverse pipeline of potential leading ADCs. This may also allow us to address wider populations of cancer patients with a traditional ADC approach, by broadening the feasible target space for targeted chemotherapy.

Our Proprietary Enabling Technologies

We employ proprietary conjugation, linker and potent hydrophilic payload technologies to create ADCs with defined drug-to-antibody ratios (“DAR”), resulting in potentially improved therapeutic windows and optimized pharmacokinetics. Through site-specific glycan engineering, efficient click chemistry and payloads with differentiated mode-of-action (“MoA”), we enable homogenous ADCs with potentially enhanced safety and efficacy. We uniquely integrate functional antibody screening with bioconjugation capabilities to solve critical challenges in ADC discovery and development. Our biochemical innovations support the design and generation of next-generation ADCs. With our optimized bioconjugation process based on the highly efficient click chemistry we believe we will be able to yield uniform and safe ADCs while reducing production costs.

To enable the conjugation/attachment of payloads to antibodies, this first requires modification of the antibody to introduce our proprietary click chemistry, which is the foundation for all our antibody conjugation technology components. Based on the reactions of trans-cyclooctenes (“TCOs”) with tetrazines, this allows for most efficient and facile manufacturing of ADCs. As opposed to traditional maleimide-based cysteine conjugation, which is prone to premature payload release during systemic circulation, the conjugation resulting from our proprietary click chemistry remains stable throughout the whole lifecycle of the ADC. In comparison with current click-type bioconjugation methods, we utilize the only conjugation chemistry for ADCs that is more efficient than traditional cysteine modification and possesses reaction kinetics up to magnitudes faster than previous copper-free click chemistry of competitors (lowest reaction rate constant (k)). Because the synthesis and conjugation of payload is one of the main cost driving factors for ADC manufacturing, this enables us to reduce the cost-of-goods by lowering the required amount of payload.

Conjugation Methods

Conjugation Method #1: Genetic Code Expansion (“GCE”)

“Genetic code expansion” (“GCE”) technology allows the selective site-specific introduction of our proprietary click chemistry as non-canonical amino acid (“ncAA”) into a variety of different antibody formats. Due to the extensive engineering required by this approach with multiple components being introduced into the antibody producing organism, we have established a suit of proprietary components covering this method towards use of our potential leading click chemistry. Different conjugation sites yield ADCs with significantly different properties, especially regarding efficacy and manufacturability. With our extensive knowledge of optimal conjugation positions and expertise in this GCE engineering, we are able to utilize this intricate technology for especially demanding applications, whenever needed.

We used this technology to produce different variants of an anti-HER2 antibody, containing the ncAA at different positions in the antibody sequence, to show the influence of the incorporation site on efficacy, cytotoxicity and hydrophobicity. We conjugated an auristatin payload to the variants and analyzed several characteristics, including the cytotoxicity against cancer cells. We could show that the conjugation site can influence the overall key parameters of an ADC, such as binding, cytotoxicity and hydrophobicity.

Conjugation Method #2: Glycan Conjugation

For our internal programs, we have developed a proprietary glycan engineering method to introduce our click chemistry directly into native antibodies. We expect this to be the quickest and most cost-efficient way to drive ADC programs towards clinical development.

All antibodies possess two glycans (complex sugar post-translational modifications) located at the same specific position on their heavy chain. By first cutting most of the sugars from this position and then introducing a sugar bearing our click chemistry, we are able to perform a site-specific modification on every antibody using our technology. This means that later the payload will also be conjugated homogenously and site-specifically at this position. The native glycan naturally attached at the specific heavy chain position usually induces biological functions related to immune response, leading to the antibody uptake into cells the antibody binds, so modification of that glycan moiety abrogates this mechanism. Reducing or abolishing binding to different Fcγ-receptors improves the safety profile and pharmacokinetics of the ADCs produces. Additionally, we and others have demonstrated that the glycosylation site is privileged in regards of resulting in highly efficacious and tolerable ADC molecules. Furthermore, the payload will be protected against catabolic processes during circulation by being shielded by the antibody, as it most probably will reside in a protected pocket of the biomolecule. That is why we believe that this site of conjugation will be best suited to guarantee optimal safety and efficacy of our future ADCs.

We have established a very efficient and high yielding glycan engineering process to introduce our proprietary stable TCO into a remodeled glycan of native antibodies. To achieve further complete homogeneity between different antibodies, which may differ in their glycan species attached, we are trimming the oligosaccharide chain down to only one sugar, which will always be constant. Afterwards, we attach a sugar moiety bearing our proprietary TCO to the remaining sugar acceptor. Although involving several consecutive steps, we are able to conduct this process in one-pot and achieve complete modification of the antibody with our click chemistry without negatively impacting the process and quality parameters at all. We already demonstrated the modularity and scalability of our approach. Enabled by our proprietary stable TCO-moiety, we observe the storage stability and complete preservation of the click reactivity of such modified antibodies also over longer periods of time or stressed conditions, including freeze-thaw cycles which are important for material transfer between contract manufacturing organizations.

Payload Platform

Our conjugation technologies introducing the respective click moieties into antibodies are complemented by our hydrophilic tetrazine payload platform. Here we modified the reactive counterpart to the TCO, the tetrazines, with a highly hydrophilic group, bearing negative charges under physiological conditions. These phosphonate-modified tetrazines, which we varied also in other parameters like developability and conjugation efficiency, serve as basis for creation of a variety of different payloads. By introduction of this charged moiety, we achieved several benefits:

●	Facilitated Bioconjugation. Improved aqueous solubility of the payload the process of bioconjugation can be conducted in aqueous buffers with only minimal addition of organic solvents. These conditions are beneficial for handling of the antibody and do not lead additional aggregation or decomposition of the biomolecule.

●	Reduced Aggregation. The polar nature of the phosphonate tetrazines effectively abrogates aggregation during the bioconjugation process. Additionally, the charged moiety strongly suppresses the aggregation tendency during storage or even stressed conditions like repeated freeze-thaw cycles.

●	Improved Pharmacokinetic Profile. The negatively charged phosphonate also increases the hydrophilicity of the final ADC and allegedly leads to repulsion of the also negatively charged cell surfaces, so the tetrazine platform leads to an improved pharmacokinetic profile and reduced unspecific uptake of the ADC.

Through our expertise in ADC design, we selected the most appropriate linker for downstream development. As mentioned above, tumor selective cleavage mechanisms can contribute to more selective tumor targeting and better tolerability of ADCs. The linker of choice for us is therefore based upon cleavage of β-glucuronide through lysosomal β-glucuronidase. This linker harnesses multiple advantages:

●	β-glucuronidase is overexpressed in basically all cancer types and only active at low pH in lysosomes, so there is no activity in systemic circulation.

●	Due to the predominant occurrence in cancer cells, β-glucuronidase enables a tumor-selective lysosomal catabolism, which contributes to reduction of TRAEs.

●	β-glucuronidase consists of a carbohydrate moiety, which is highly hydrophilic and therefore serves to further improve the pharmacokinetic profile of the ADC.

Due to the inherent instability of the glucuronide linker in certain previous applications, a widespread application has not yet been possible. With our tetrazine platform, however, this linker is entirely stable, which we could also show during in vivo cell line-derived xenograft (“CDX”) mouse experiments, where no premature release of any payload could be detected. This brings us in the privileged position to harness the tumor selective nature of this moiety to complement our payload platform.

Toxin Platform

Our payload platform is suited for integration of basically any currently explored warheads for ADCs. The most common MoAs—tubulin inhibition and topoisomerase I inhibition—could be implemented already using freedom-to-operate toxins, monomethylauristatin A (“MMAE”) (tubulin inhibition) and Exatecan (Topo-I inhibition) respectively. In order to not only outcompete current technologies, but also shape the next generation of ADCs, we are developing a proprietary toxin platform addressing the upcoming resistance and sequencing issues caused by exploitation of only the latter two MoAs for ADCs in cancer therapy. Therefore, we are leveraging next-generation pyrollobenzodiazepine dimer (“PBD”) technology to develop potentially highly potent yet safe warheads in a prodrug approach. PBDs have shown following benefits:

●	Higher cytotoxic potency compared to payloads used in currently marketed ADCs.

●	Effective targeting of tumors with low antigen expression, where conventional ADCs often show limited activity.

●	PBD-induced interstrand DNA cross-links are non-distortive, allowing them to evade cellular DNA repair mechanisms and persist in tumor cells, potentially leading to deeper and more durable responses, including in treatment-resistant cancers.

●	Controlled bystander effect, enabling the killing of adjacent antigen-negative tumor cells while minimizing systemic toxicity.

●	Triggering of immunogenic cell death, offering the potential for synergy with immuno-oncology therapies.

Our proprietary PBD-prodrug platform differentiates from conventional ADC payloads through a unique mechanism of action. Unlike traditional warheads, PBDs induce DNA interstrand cross-links without causing significant distortion of the DNA helix, a characteristic that may reduce detection by the cell’s DNA repair mechanisms and enhance therapeutic efficacy. In preclinical studies, the unconjugated PBD warheads have shown cytotoxic potency up to 100 times greater than that of toxins used in currently marketed ADCs by comparing the individually determined potency on several human cancer cell lines. This supports their potential to drive improved clinical outcomes in oncology indications. However, as the great majority of clinically explored PBD-based ADCs have failed due to significant toxicities, they require not only stable connection to the antibody but also masking of their systemic activity to unfold their full therapeutic potential. Hence, adding up onto our stable linker technology, we are employing those molecules in a prodrug approach, meaning deactivation of the payload, by chemical modification, until it reaches its target and internalizes into the tumor cell. Similar approaches have already shown significantly reduced clinical toxicities.

Bioconjugation

Exploiting the advantages of our potential chemistry, we can very readily achieve the conjugation of our TCO-modified antibodies with our tetrazine payloads. The bioconjugation process can be conducted quantitatively under an hour—due to its fast reaction kinetics—with minimal payload excess in any aqueous buffer, as the click reaction is independent of the employed pH.

In Vivo Validation

Combining our components into the final ADC molecule produces molecules with outstanding properties and performance. We demonstrated the highly promising potential of our ADC technology in comparison with current leading therapeutics. We created a MMAE ADC by modifying trastuzumab, the targeting moiety of Kadcyla® and Enhertu®, with our glycan engineering platform and conjugating it to our phosphonate-tetrazine payload, bearing a MMAE warhead, to achieve a final DAR of 2. An evaluation in comparison with Enhertu® as indicator of efficacy in an in vivo CDX mouse model yielded an early indication of the influence of our proprietary conjugation and linker technology. In this in vivo efficacy experiment, mice were engrafted with tumor cells by subcutaneous injection into the right flank and monitored until the tumor implants reached the experiment volume criteria of 50-250 mm³, preferably 80-200 mm³ in a sufficient number of animals. Mice were assigned to groups aiming at comparable group median and mean tumor volumes, referred to as randomization. The day of randomization was designated as Day 0 of the experiment. Groups of mice received different intravenous single dose administrations of therapy on day 1, consisting of different doses of either our MMAE ADC or Enhertu®. We could illustrate that our tubulin inhibiting ADC can potentially perform highly efficacious, even at low doses, with tumor growth inhibition already at doses of 1 mg/kg. The general results of assessment generated from our ADCs in vivo were:

●	Superior potential efficacy.

●	Favorable pharmacokinetic profiles with antibody-like half-life in circulation.

●	Completely stable connection between payload and antibody during circulation.

●	High tolerability in mice, above 120 mg/kg doses.

We believe this technology will enable us to develop ADCs with potentially higher therapeutic indices in the clinic and a broader addressable patient population for treatment with ADCs.

Our Proprietary ADC Screening Platform (Hitmaster)

We have developed Hitmaster, a proprietary next-generation droplet-based microfluidic screening platform designed to unlock the full therapeutic potential of ADCs. This technology enables the discovery of rare, high-value internalizing antibodies - an essential feature for ADC efficacy, as payloads must be efficiently delivered inside tumor cells to achieve targeted cytotoxicity.

Traditional screening methods, such as flow cytometry or microwell assays, are either limited in functional resolution or constrained by low throughput. In contrast, Hitmaster combines real-time functional assessment with massive scalability, screening millions of antibody-producing immune cells per day. Each cell is compartmentalized into a tiny droplet - essentially a miniature test tube - alongside reporter cells expressing the target antigen. Within this environment, we can directly observe key biological behaviors such as antibody binding, internalization, and functional impact on target cells.

Using real-time fluorescence analysis and digital microfluidic sorting, Hitmaster precisely isolates droplets containing desirable antibody characteristics. This non-contact, high-speed sorting process ensures clean recovery of the most promising candidates. Each selected antibody-producing cell is then sequenced to establish a direct link between functional performance and genetic identity.

We are applying this platform to screen antibodies, in the context of ADCs, for their internalization efficiency as critical property because effective payload delivery requires that the antibody–antigen complex is internalized into the tumor cell. Importantly, the internalization efficiency is directly related to the cytotoxicity of the ADC. Our screening platform enables the direct measurement of internalization efficiency in each droplet, allowing us to identify the fastest and most efficient internalizing antibodies within vast libraries. This ensures that our discovered antibodies are optimized already regarding their desired internalization, which highly improves chances of therapeutic benefit of our ADCs in the clinic to improve patient outcomes.

Further discussion of our Hitmaster Platform, including platform capabilities and commercialization plans, is found below under the section titled “— Our Hitmaster Screening Platform.”

Commercialization/Status of our Monospecific ADC Candidate

We have established VX-A902 as an anti-HER2 ADC utilizing a topoisomerase-I inhibiting payload. It originated as a validation project to showcase the capabilities of our linker technology. Due to its compelling performance in an in vivo mouse model—surpassing Enhertu®, the current benchmark ADC for HER2-positive breast cancer—we have received interest from an investor regarding a potential in-licensing or acquisition of this program, although discussions are at a preliminary stage.

For further discussion of our VX-A902 program, including the potential of our ADC technology, please see the section titled “Pipeline” below.

With current ADCs in this field—namely Enhertu®—already delivering positive outcomes towards first-line treatment, we are confident that VX-A902 can outcompete current targeted anti-HER2 therapies and populate one of the biggest markets in oncology. However, due to our limited resources, we will not continue developing VX-A902 because we moved our ADC platform to AND-Gate Bispecific ADCs to increase selectivity to tumor cells via our preferred AND-Gate approach. Because we are focusing our internal development efforts on our Bispecific ADCs, the future of VX-A902 will depend on the outcome of ongoing preliminary licensing negotiations.

Our Bispecific ADC Platform

Bispecific ADCs represent the next development step of the class of monospecific ADCs, which comprise all approved ADC drugs to date. As described previously, monospecific ADCs do not only kill tumor cells, but to some extent also kill healthy cells, thus inducing TRAEs in patients. In contrast to monospecific ADCs, bispecific ADCs are designed to bind to two different TAAs. Bispecific ADCs represent a relatively new type of drug entity with the first compound entering clinical studies in 2019. As of April 30, 2025, the Beacon ADC database listed 28 bispecific ADCs as being actively pursued in clinical development, with four molecules in Phase III, one in Phase II, and the remaining in earlier phases. More than 160 bispecific ADCs are currently under investigation in preclinical phase.

Bispecific ADC Approaches: OR-Gate vs. AND-Gate

By simultaneously using two TAAs (TAA1 and TAA2, also referred to as ‘target pair’), the major advantage of bispecific ADCs is generally regarded to be a higher selectivity for the tumor thus enabling better efficacy. However, higher tumor selectivity can be addressed by different manners:

●	OR-Gate: Enables the bispecific ADC to kill a cell if it either binds to TAA1 or TAA2, or simultaneously to TAA1 and TAA2.

●	AND-Gate: Enables the bispecific ADC to kill a cell only if it binds to TAA1 and TAA2.

The rationale of applying the OR-Gate approach in the context of bispecific ADCs is to address the heterogenous expression of TAAs within a tumor. By combining two targeting moieties in one ADC molecule, all tumor cells expressing both or either of the target pair can be addressed and killed by the bispecific ADC. The downside of this approach, though, is the risk of on-target/off-tumor toxicities because OR-Gate bispecific ADCs can also affect healthy cells expressing either one of the targets. Common target combinations of current bispecific ADCs in development (e.g., HER3/EGFR, HER3/TROP2, EGFR/MET) combine targets with overlapping expression profiles on healthy tissues, thus bearing the risk of on-target/off-tumor toxicities.

In contrast, the focus of the AND-Gate approach, as pursued by us, lies on safety. AND-Gate bispecific ADCs are designed to be internalized and kill target cells only if the molecule is bound to both TAAs and sparing cells expressing only one of the TAAs. Specifically, this AND-Gate approach makes use of the avidity effect of bivalent antibodies. Avidity means that an antibody binds more strongly to a cell if both binding sites of the antibody are used as compared to the binding strength (or affinity) of the individual binding sites. Prerequisite for this approach is that TAA1 and TAA2 are co-expressed on tumor cells but not on healthy cells as discussed in the “Research & Development: Target Pair Selection” below. By restricting the functional efficacy of bispecific ADCs to target pair co-expressing tumor cells and sparing healthy cells, we envision AND-Gate bispecific ADCs to result in a superior safety profile, as on-target/off-tumor toxicity can be significantly reduced. Thus, we aim at enabling a higher dosing regimen in patients, which leads to an improved therapeutic success.

The following graph summarizes the safety benefit on bispecific AND-Gate in comparison to OR-Gate ADCs:

Our Bispecific AND-Gate ADC Candidates

Our approach to bispecific ADCs is based on the combination of targets identified in our target selection process that have been validated in clinical studies using ADCs, but whose applicability for monospecific ADCs was limited by on-target/off-tumor toxicities. By applying the AND-Gate bispecific ADC strategy in combination with our proprietary state-of-the-art conjugation technology, we aim at overcoming these limitations, thus not only enabling the application of higher dosing regimen but also the use of highly potent payloads as PBD-dimers, whose clinical success so far was compromised by toxicities.

For the identification of a therapeutic bispecific ADC candidate, we need to address four major parameters: (1) target combination, (2) antibody combination, (3) bispecific antibody format, and (4) payload.

Parameter #1: Antigen Combination

The target pairs for our Bispecific ADCs are derived from our internal target selection process. As further outlined below in the “Research and Development: Target Pair Selection” section, major selection criteria for suitable target combinations are co-expression of both targets in solid tumor indications of high unmet medical need; the absence of co-expression in healthy tissues; and reported internalization of both targets as prerequisite for their application as ADC targets. Further, the localization of the selected target pair on the cell surface needs to enable the simultaneous binding of two binding sites of a bispecific antibody as a prerequisite for achieving an AND-Gate.

Parameter #2: Antibody Combination

Antibodies for our bispecific ADCs can derive from different sources. To accelerate a program, antibodies used by others in previous clinical studies can be applied, thereby benefiting from already available information, e.g., related to binding characteristics, manufacturability, or safety. Alternatively, novel antibodies can be generated making use of widely established technologies offered by numerous service providers.

Different antibodies bind to different epitopes of the extracellular domain of a target protein, a combination of antibodies must be identified whose epitopes are compatible for simultaneous binding of a bispecific ADC. In addition to the epitope, the binding affinity of the antibodies plays a crucial role: while binding of an individual arm of the bispecific ADC is not supposed to induce internalization and destruction of a target cell, strong avidity-driven binding of both arms of the bispecific ADC is required to elicit downstream effects.

Parameter #3: Bispecific Antibody Format

A further determinant for an efficient AND-Gate binding is the selection of a bispecific antibody format whose structure enables the simultaneous binding of both binding sites to their respective targets. We have established the production of three different bsAb formats (see illustration below): (i) Fab-scFv-Fc, (ii) Fab-Fc-scFv, and (iii) CrossMab. These three formats represent different configurations with different ranges between the two binding sites, thus covering different distances between the binding epitopes on the two targets.

Fab-scFv-Fc is a heterotrimer of one heavy and light chain pair forming a functional F(ab) fragment combined with a scFv-domain at the N-terminus of the second Fc domain. The use of the scFv prevents light chain mispairing. Correct heterodimerization of the Fc domains is addressed by application of the knob-into-hole (“KiH”) technology, in which mutations are introduced into the CH3 domain to favor correct pairing of the two different heavy chains. This format is used by several compounds in clinical development, e.g., zanidatamab, a bi-paratopic HER2 antibody approved for the treatment of biliary tract cancers.

Fab-Fc-scFv contains the same components as Fab-scFv-Fc. However, the scFv is located at the C-terminus of the Fab-bearing heavy chain instead of the N-terminus of the second Fc. This enables the coverage of a longer distance between the two epitopes. HC mispairing is prevented by KiH-technology.

CrossmAb contains two heavy and two light chains comparable to a regular IgG. While heavy chain mispairing is addressed by the implementation of KiH-mutations in CH3, light chain mispairing is prevented by switching the CL and CH1 of one of the Fab arms. This format has originally been developed by Roche and is used by several compounds in clinical development (e.g., faricimab-svoa, a VEGF-AxAng-2-bispecific antibody approved for the treatment of age-related macular degeneration, diabetic macular edema and retinal vein occlusion).

Parameter #4: Payload

Based on the characteristics of the target pair as well as the selected antibodies and bispecific antibody format, the potency of the payload represents a further major criterion to fine-tune potency and safety of a bispecific ADC. The application of our proprietary ADC technology enables the conjugation of a diverse range of cytotoxic payloads.

As discussed previously, the intrinsic benefit of our AND-Gate based approaches lies in superior tumor selectivity. We envision this benefit to not only enable a higher drug dosing, but also be the best fit for the use of PBD dimer-payloads, which have significantly higher potency as compared to the currently used tubulin or topoisomerase inhibitors. While previous approaches using PBD payloads so far have failed due to related toxicities, we regard the combination of AND-Gated bispecific ADC in combination with our stable conjugation technology as a suitable approach to make use of this highly potent payload class.

Our Bispecific ADC AND-Gate Drug Programs

VX-A906: Proprietary Program

The target pair for our proprietary program resulted from our target pair selection pipeline. For each target, we collected information on published antibodies in literature, patents and other databases. The use of validated antibodies aims to speed up the program by saving the time required for de novo antibody and mitigating antibody-associated risks by benefiting from available data on characteristics and developability.

We selected two antibodies per target for each target pair (TAA1+TAA2) and produced bispecific antibodies in three different bispecific antibody formats to assess the impact of different configurations. In these constructs, one binding site contained an antibody against TAA1, while the second binding site was directed against TAA2. To enable the assessment of the benefit of the avidity effect and thus the formation of the AND-Gate, bispecific control antibodies were generated, in which one binding site was directed against one of the TAAs while the other binding site was directed against an irrelevant protein.

We produced these bispecific antibody constructs in standard expression systems and assessed the formation of the AND-Gate in in vitro binding assays by comparing the bispecific antibodies with the isotype-paired control antibodies. A schematic diagram of a binding assay result is depicted below. In the case of beneficial avidity, we observed superior binding of the bispecific antibody (‘TAA1+TAA2_bi’) as compared to control molecules, which can only bind with one binding site to one of the targets (‘TAA1_mono’, ‘TAA2_mono’). This difference is indicative for the safety window in the clinical situation, in which tumor cells expressing both targets are efficiently bound, while healthy cells expressing only one of the targets are protected. We apply the presence of a beneficial binding avidity as a filter to identify antibody combinations that will be produced as bispecific ADCs for functional assessment in vitro and in vivo. We plan to preclinically develop VX-A906 to a stage where it can be partnered or out-licensed.

VX-A905: Partnered Program with OmniAb

In May 2025, we announced a co-discovery alliance with OmniAb for the development of a bispecific ADC based on the AND-Gate concept. In this program, OmniAb will apply its transgenic animal platform to generate a series of bispecific antibodies directed against a target pair identified by our target pair selection process. We will apply our proprietary ADC conjugation technology to generate bispecific ADCs for functional in vitro evaluation to select candidates for in vivo studies and further development.

Our BiTAC Platforms

Our BiTAC concept represents our latest technology platform designed to develop breakthrough antibody therapies with safety features addressed previously unmet needs. As discussed above, bispecific antibodies have been invented to recognize two different target molecules at the same time. The first-generation bispecific ADCs currently in development at various companies combine both target specificities in one molecule. We are taking the concept one step further with our BiTAC concept by splitting the therapeutic molecule in two complementary halves, or precursors.

In doing so, BiTACs unlock the possibility for combinatorial-gated designs and strategies leading to conditional activation of the final therapeutic effect only when and where it is intended. The technology makes next-generation antibody therapies programmable. Moreover, the combinatorial design of BiTAC unlocks new possibilities in oncology, enabling the rescue of previously unusable cancer markers (TAAs), including antibodies and targets that had failed in previous clinical trials due to toxicity or limited efficacy. By pairing existing single-target antibodies with secondary targets absent on healthy cells, BiTAC can transform past setbacks into future successes. Powered by our data platform which integrates scientific, clinical, and commercial datasets spanning historical drug development efforts, known antibodies, biomarker profiles, and clinical outcomes, we will increase the chances of success of our drug candidates in clinical development. There is additional flexibility of reusing individual BiTAC molecules across multiple indications.

The Potential of Our Innovative BiTAC- ADCs and BiTAC-TCEs

●	Reduced Toxicity. Our BiTAC platforms are built on a dual-targeting concept that has demonstrated more selective elimination of cancer cells than current therapies while also sparing healthy cells. Currently, BiTAC stands as the only technology capable of abolishing systemic toxicity because it is solely based on a biorthogonal chemical activation of the cytotoxic payload instead of metabolic one. Therefore, not even residual metabolic activity outside the tumor tissue will induce cytotoxic activation, which is in contrast to other emerging approaches aiming for the same outcome depend on masking mechanisms that are not circumventing systemic off-target toxicities because they are metabolically activated.

●	Better Efficacy. The potential reduced toxicity of our BiTAC-based ADCs and TCEs will enable the administration of more potent drugs in clinical trials. We believe this characteristic could substantially broaden the therapeutic window, allowing physicians to treat patients with higher, more effective drug doses in order to precisely target cancer cells. As a result, we believe we will be able to deliver to patients more effective treatment options and significantly better disease management for existing therapies as well as for difficult or impossible to treat cancer types, such as pancreatic cancer.

Our BiTAC-ADC Platform

We are applying our BiTAC concept to the development of next-generation ADCs by combining BiTAC with our suite of existing ADC technologies to forge a next-generation ADC format with potentially enhanced safety features compared to current treatments. BiTAC-ADCs will rely on the same core principles of combinatorial-gated design and conditional activation of the full therapeutic effect at the tumor site.

Similar to our Bispecific ADC platform, our BiTAC-ADC strategy is based on the combination of targets identified in our target selection process that have been validated in clinical studies by ADCs, but whose monospecific addressing was limited by on-target/off-tumor toxicities. Through our AND-Gate based BiTAC-ADC approach we believe we can enable overcoming these limitations, therefore facilitating higher doses of therapeutic drugs for potentially increased clinical efficacy and concomitantly the use of highly potent payloads like DNA alkylators, supplying a differentiated MoA towards current approved ADCs.

Dose-Limiting Limitations of Conventional ADCs

ADCs face an inherent limitation, which lies in their activation of the cytotoxic payload in healthy tissue additional to the tumor. Generally, in any targeted therapy, less than 1% of the injected dose of an administered targeted drug will reach the tumor and contribute to killing of cancer cells. The vast majority—around 99%—of the toxic administered drug will be catabolized and cleared via healthy tissues and induce off target toxicities, which limit the applicable dose to cancer patients in the clinic. Catabolized active cytotoxic agents will furthermore be released into circulation and contribute to retaining a toxic concentration in the blood. Hence, the dose-limiting factor for all ADCs, independent of their conjugation technology, will always be the dose of the attached cytotoxic agent and its intrinsic toxicity. Obviously, this will also limit the clinical benefit to patients as the adjusted dose of ADC is equal to the adjusted payload dose of the conjugated toxin and the toxins utilized for ADCs are required to be too toxic for systemic administration.

The general benefit of ADCs over small molecule based conventional chemotherapies lies in their superior targeting of the warhead to the tumor, whereas in conventional chemotherapy an even smaller portion of drug reaches its target location.

Next generation ADC-like approaches have been explored to to address these limitations. Although the intrinsic dose limiting toxicity can be counteracted by improving platform technologies towards stable conjugation, tumor selective linkers, and hydrophilic ADCs to prolong clearance and reduce concentration of toxin in healthy tissue, there is a need for development of intricate approaches trying to circumvent this problem entirely. Utilizing the current edge of chemical technology, there are already so called “pretargeting” ADC approaches being explored and validated in clinical studies, utilizing click-to-release technology, which is basically only viable via use of TCO-tetrazine click chemistry.

Pretargeting approaches are designed to mitigate systemic off-target toxicities commonly associated with conventional ADCs. This approach involves a sequential administration protocol wherein a tumor-targeting binder, bearing a clickable inactivated payload, is administered prior to a small molecule chemical activator. Upon administration, the clickable binder selectively associates with TAAs. As observed with traditional ADCs, a small fraction — approximately 1% — of the administered binder localizes to tumor tissue, while the unbound fraction is systemically cleared without inducing toxicity, as no active cytotoxic payload is present at this stage. Subsequent to sufficient tumor localization and systemic clearance of unbound binder, the second agent—a chemical activator—is administered systemically. This agent remains pharmacologically inert unless and until it encounters the pre-localized binder at the tumor site. Activation occurs exclusively at the tumor through an in vivo bioorthogonal click chemistry reaction. Consistent with small molecule pharmacokinetics only a small fraction of the activator reaches the tumor, while the remainder is biologically inactive and eliminated through normal physiological pathways. This pretargeting strategy obviates catabolic activation in non-target tissues and significantly reduces dose-limiting toxicities. The ability to minimize off-target effects permits administration of higher therapeutic doses, thereby enhancing the potential for improved clinical outcomes.

However, because pretargeting depends on clearance of the binding compound, this is, on the one hand, restricted to fast clearing, smaller binder formats, as all remaining circulating inactivated payload will be activated immediately upon administration of the activator molecule. On the other hand, this approach does not allow for abolishment of on-target/off-tumor toxicities because the binder, and likewise ADCs, will also accumulate on healthy target-expressing cells. Therefore, this is not feasible for a broad patient population, as the requirements will not meet the entirety of tumor indications.

Our BiTAC-ADC Strategy

We are exploiting the same technological background as the pretargeting strategies used for our Bispecific ADCs, but we are uniquely developing this further into a dual targeting AND-Gate approach; the BiTAC-ADC technology. We conjugate both the inactivated payload and the chemical activator to a targeting moiety. The binders are targeted against different TAAs, which, in addition to abolishing systemic off-target toxicities, allows for mitigation of on-target/off-tumor toxicities. Only upon internalization of both conjugates into the target cell, the inactivated payload can be activated and induce its cytotoxic effect. Because all components are metabolically stable and not significantly toxic during circulation, this abolishes systemic off-target toxicities for future clinical application. This is fundamentally different from other bispecific ADC approaches in which the attached cytotoxic agent is not deactivated and will still induce systemic off-target toxicities.

Our BiTAC-ADC platform has the following benefits:

●	No Systemic Off-Target Toxicity. Our targeting moieties do not bear conjugated cytotoxic payloads, which we believe will enable administration at higher doses relative to traditional ADCs. This facilitates increased receptor engagement at the tumor site, resulting in enhanced antigen occupancy and improved localization of therapeutic agents. This approach enables greater payload concentration at the tumor without the systemic toxicity typically associated with increased DAR in conventional ADCs. A higher dose is expected to enhance tumor penetration, thereby potentially improving therapeutic efficacy while maintaining a favorable safety profile.

●	Significantly Decreased On-Target/Off-Tumor Toxicity. Our BiTAC-ADC technology is designed to function via molecular AND-Gates. We will induce cytotoxic activity exclusively in cells co-expressing two distinct TAAs. Therapeutic activation requires simultaneous internalization via both antigens, thereby sparing cells that express only one of the two target antigens. The effectiveness of this approach is contingent upon the absence of dual antigen expression in healthy tissues, as outlined in the Company’s target selection criteria. By confining cytotoxic activity to tumor cells exhibiting co-expression of both antigens, the AND-Gate strategy is expected to yield an improved safety margin relative to traditional ADC therapies.

●	Potential Increased Efficacy. We believe our platform will enable the administration of higher doses of antibody conjugates without a corresponding increase in systemic toxicity. As a result of these innovations, we can potentially deliver greater quantities of toxins to the tumor microenvironment, thereby increasing total payload deposition at the disease site. This capability supports a dose-response relationship wherein higher administered doses result in improved therapeutic efficacy. This enhanced therapeutic index represents a key differentiation from conventional ADCs and may enable deeper and more durable antitumor responses across a broader patient population.

●	Overcoming Resistance by Modular MoA. Our technology allows the modular, tumor-localized activation of different therapeutic payloads. In particular, DNA alkylating or crosslinking warheads with potent cytotoxicity can be enabled through our approach, which is able to overcome acquired resistances through sequencing of ADCs in cancer therapy. Additionally, this capability supports sequential or cyclical administration of diverse payloads over the course of a patient’s treatment regimen, facilitating adaptation to evolving tumor biology or treatment response. This flexible and interchangeable payload strategy provides a differentiated approach to precision oncology, offering the potential for improved clinical outcomes through personalized and adaptive treatment protocols.

●	Bystander Effect. Through use of toxins with an enhanced bystander effect we are able to significantly broaden the therapeutic potential to target tumors exhibiting heterogeneous antigen expression. Through the bystander effect, the active drug can exert cytotoxic activity beyond the initially targeted tumor cells, effectively killing neighboring tumor cells that may not express the target antigen at sufficient levels. This is particularly important in tumors with variable or heterogeneous antigen expression. By facilitating the treatment of a broader population of tumor cells, regardless of their antigen expression profile, this approach may improve the overall efficacy and durability of the therapeutic response and offer potential benefits in treating more challenging tumor types with complex or mixed target profiles.

●	No Co-Localization Requirement. Opposed to other approaches requiring avidity effects or recombination of two halves on the cell surface, antigens selected for our BiTAC-ADC approach do not need to be in spatial proximity. It is sufficient for both moieties to be internalized in the same cell, also from completely different directions. The components meet in the cytosol and release the toxic cargo via a universal chemical reaction, therefore also avoiding biological requirements entirely. Likewise, unequal expression of the target antigens does not affect the MoA.

In addition to therapies targeting two different antigens, this approach can even benefit therapies that only target a single antigen. By separating inactivated prodrug and activator, the dependency of the click reaction towards the concentration of the single components not only eradicates systemic off-target toxicity, but also helps to decrease released warhead in heathy tissue, by deposition of less molecules in healthy tissue and therefore less release occurring there.

We have validated the approach in vitro on cancer cells expressing either only one or two of the targeted antigens. Therefore, we could show the dependent activation of our conjugated prodrugs only upon internalization of both components in the same tumor cell.

We are highly convinced that this disruptive approach has the potential to revolutionize targeted chemotherapies and induce better clinical responses towards the optimal benefit of cancer patients across a broad population.

Our BiTAC-TCE Platform

T-cell engaging bispecific molecules represent a significant share of all bispecific therapies currently in development. TCEs target and activate cytotoxic (killer) T cells to eliminate cancer cells via signaling of the CD3 surface receptor, while also binding to a second target protein on tumor cells. While highly effective in some indications, side effects and unfavorable product characteristics continue to limit their widespread use. For example, on-target/off-tumor side effects that trigger the killing of healthy cells remain a huge challenge.

Introduction and Mechanism of Action of TCEs

TCEs are an emerging class of immunotherapeutic agents. Currently (as of May 2025) there are more than 500 active drugs in development (preclinical and clinical) that are based on a TCE MoA.

TCEs are a type of cancer therapy that help the body’s immune system recognize and kill cancer cells. They work by bringing immune cells—specifically T cells—into close contact with cancer cells. T cells are a type of white blood cell (lymphocyte) that normally patrol the body to detect and destroy infected or abnormal cells. However, cancer cells often find ways to hide from T cells. TCEs solve this problem by acting like a bridge: one end binds to the cancer cell, and the other end binds to a T cell. This forces the T cell to recognize the cancer cell and become activated to kill it. In this way, TCEs help unlock the natural power of the immune system to fight cancer more effectively.

Approved TCEs in Hematologic Malignancies (Blood Cancers)

The prototypical TCE is Blinatumomab, sold under the brand name Blincyto by Amgen. The drug targets CD19, a molecule expressed on both malignant and healthy B cells, resulting in the temporary elimination of the entire B cell compartment. However, since healthy B cells are not essential in the short term and can regenerate from progenitor cells, normal B cell populations typically recover after treatment ends.

Blinatumomab is approved for the treatment of relapsed/refractory B-cell precursor acute lymphoblastic leukemia. It has demonstrated significant clinical efficacy and has paved the way for the development of other TCEs. Beyond Blinatumomab, several other TCEs have gained regulatory approval in hematologic malignancies (as of 04/2025). Refer to the “Competition” section below for additional information about these TCEs.

All of these agents have shown strong clinical responses with manageable toxicity in hematological malignancies due to the homogeneous and lineage-specific expression of target antigens such as CD19, CD20, BCMA or GPRC5D. Of note, these target antigens are not expressed in non-hematologic tissue (i.e., not in essential solid tissues and organs of the body).

Approved TCEs in Solid Cancer (Tumors)

While TCEs have shown remarkable success in treatment of blood cancers, or hematologic malignancies, their application in the treatment of solid cancer (tumors) remains limited due to challenges such as antigen heterogeneity, immunosuppressive tumor microenvironments, and on-target/off-tumor toxicity. However, two promising approved drugs —Tebentafusp (brand name: Kimmtrak) and Tarlatamab—have demonstrated notable efficacy in solid tumors by targeting antigens with highly tissue-specific expression, thereby mitigating one of the key barriers to TCE development in this context. Refer to the “Competition” section below for additional information about these TCEs.

Challenges for TCEs in Solid Cancer

Despite success of Tebentafusp (brand name: Kimmtrak) and Tarlatamab in the treatment of solid tumors, the translation of TCEs to other solid tumor indications has been met with several challenges limiting the broader application of TCEs in other solid tumor indications with high unmet medical need. The three main challenges are the following:

1.	On-Target/Off-Tumor Toxicity and Clinical Impact

2.	CRS (Cytokine Release Syndrome)

3.	Target-Mediated Drug Disposition and Pharmacokinetics

Challenge #1: On-Target/Off-Tumor Toxicity and Clinical Impact

One of the biggest challenges in using TCEs to treat solid tumors is finding the right targets. Unlike blood cancers, solid tumors do not usually have antigens that are found only on cancer cells. Instead, most of the antigens that are overproduced by tumors are also present—though at lower levels—on healthy tissues. This makes it difficult to target the tumor without also harming normal cells, leading to unwanted side effects termed on-target/off-tumor toxicity. Prominent examples of TAAs utilized in a TCE therapy are CEA, HER2, or EpCAM, all of which are expressed at low levels on healthy epithelial tissues and therefore resulted in organ-specific toxicities such as colitis, pneumonitis, or hepatitis. Several TCEs, including drugs that are/were in clincical development such as cibisatamab (CEA), runimotamab (HER2), and catumaxomab (EpCAM), have failed to demonstrate meaningful clinical activity during development. In these cases, treatment was accompanied by severe on-target/off-tumor toxicities that led to dose-limiting toxicities (“DLTs”). DLTs refer to a side effect of a TCE that is severe enough to prevent further dose escalation in clinical trials before meaningful anti-tumor efficacy could be achieved.

Challenge #2: CRS (Cytokine Release Syndrome)

CRS is a strong immune reaction that can happen during treatment with TCEs. In normal immune responses, T cells release small cytotoxic proteins called cytokines. Some of these cytokines act like messengers, facilitating the communication between and recruitment of other immune cells and organizing a controlled response. However, with TCEs, the T cell activation can be very strong and affect many T cells at once, even those not specific to the cancer, leading to a large, sudden release of cytokines into the bloodstream, an immune reaction known as hypercytokinemia and sometimes referred to as a cytokine storm. This overwhelming release causes systemic inflammation and can result in symptoms including fever, tiredness, low blood pressure, trouble breathing, and—in severe cases—organ damage.

With TCEs, a cytokine storm can be triggered by TCE activation of a broad mix of T cells (polyclonal T cells) circulating in the blood. Although these T cells may not recognize cancer cells directly, they are triggered through a T-cell ubiquitous molecule on their surface known as CD3. This CD3-dependent, but antigen-independent activation results in massive cytokine production and robust T cell expansion.

Other key inflammatory cytokines involved in immune reactions such as a cytokine storm include IL-2, IL-6, IFN-γ, TNF-α, and GM-CSF. These cytokines not only activate T cells but also attract and stimulate other immune cells including myeloid cells, especially macrophages, which further increase cytokine release. The result is widespread inflammation, leaky blood vessels, and low blood pressure, which can contribute to fluid buildup (edema) and potentially multi-organ dysfunction if not managed promptly. Although generally manageable, severe CRS can necessitate hospitalization and has been identified as a DLT for several TCE candidates.

Challenge #3: Target-Mediated Drug Disposition and Pharmacokinetics

Target-mediated drug disposition (“TMDD”) refers to the rapid clearance and altered pharmacokinetics of a drug due to its strong (high-affinity) binding to a widely distributed cellular target. In the case of TCEs, TMDD occurs when the molecule binds to CD3 on circulating T cells (polyclonal) throughout the body, not just at the tumor site. This widespread peripheral engagement can lead to significant drug trapping and internalization, reducing the amount of drug available to reach and act on the tumor, and contributing to non-linear pharmacokinetics and reduced bioavailability at the site of action.

Taken together, TCEs represent a powerful class of immunotherapies with proven efficacy in blood cancers and two solid tumor cancer indications. However, their clinical translation to a broader number of solid tumor indications remains limited by antigen selection challenges and on-target/off-tumor toxicity, cytokine-related adverse events by activation of peripheral T cells, and pharmacokinetic hurdles.

Our BiTAC-TCE Platform Addresses the Three Major Challenges of TCEs

Our strategy to make TCEs more selective for tumors is based on on-cell assembly. In this approach, two separate antibody-based molecules are designed to recognize two different TAA. Each of these molecules carries only part of the binding site needed to recruit and activate T cells. These parts preferentially come together and form a complete, functional CD3-binding site when both molecules are bound to the same tumor cell that expresses both target antigens. Only upon a high local concentration can the TCE, having reconstituted the functional CD3-binding site, activate T cells and trigger a response—specifically at the tumor site.

This strategy works because the two pieces of the CD3-binding domain are designed to naturally fit together (using VH and VL domains) when each of the VH and VL domain-containing pieces within proximity of one another. This proximity only happens on tumor cells with dual expression of both TAAs on their surface. On their own, each piece is unable to bind CD3 to activate T cells, which greatly reduces the risk of unwanted immune activation in healthy tissue.

The potential major safety benefit of this method is that it requires two TAAs to be present on the same cell, which is common in cancer cells but rare in healthy cells. Even if one of the TAAs is expressed in normal cells, the chance that both TAA are found together on the same healthy cell is very low. Functionally, the requirement of both TAAs in proximity to form and a functional CD3 binding site acts as a biological AND-Gate, adding a second layer of control to ensure T cells are only activated where they are truly needed—at the tumor site.

The Transition from an Experimental Concept into a Robust Technology for Clinical Development

The idea behind our on-cell assembly technology builds on a concept first introduced in academic research. This early version, known as hemibodies, was developed by Prof. Stuhler and colleagues at the University of Würzburg/Cherry Biolabs. Their work showed that TCEs could be split into two parts, each targeting a different TAA. Only when both parts bound to the same tumor cell did they reassemble into an active molecule capable of killing the cancer cell. In preclinical studies, this principle demonstrated encouraging results—for example, hemibodies targeting CD38 and SLAMF7 were able to shrink tumors in mouse models, and others targeting CD45 and HLA-A2 selectively eliminated tumor cells while sparing healthy cells that expressed only one of the markers.

However, as is often the case with academic innovation, this concept was still in a very early and experimental stage. Although the basic principle was sound, the actual molecules used in these studies faced serious limitations that made them unsuitable for therapeutic development. Issues such as low production yield, poor stability, and high levels of unwanted molecular forms (such as aggregates) were evident in both scientific publications and patent filings.

This is where our company comes in. We took this promising foundational idea and applied rigorous engineering to overcome its weaknesses. We believe our platform transforms the academic concept into a potentially robust, manufacturable, and clinically relevant technology—one designed from the ground up for therapeutic application.

Our BiTAC-TCE Technology

We have taken the original idea of splitting a TCE into two parts and improved it in many ways to make a TCE potentially stabler, safer and more efficacious for patients. Our version, BiTAC-TCE, includes over 15 different designs, each with a unique configuration. This variety allows us to match the design of the TCE to the biology of the tumor. For example, depending on where the target is located on the tumor cell—closer to the cell surface or in a more intracellular position—we can choose the appropriate BiTAC-TCE format to ensure strong and efficient activation of T cells. This is important because successful T cell activation depends on forming a good connection, called an immune synapse, between the T cell and the tumor cell.

We have also developed two types of BiTAC-TCEs: one that is small and simple, and another that includes an Fc part, which helps the TCE persist in the body. The longer TCE half-life translates to less frequent dosing (which is performed via injection), making treatment more convenient and possibly more effective due to better bioavailability (how much of the drug is available in the bloodstream).

One big improvement we made over early academic versions is the ability to produce BiTAC-TCEs in large amounts. The original versions could hardly be produced in meaningful quantities, but we have improved the production process by more than 500 times. We use an optimized production system to increase the yield. The molecules are very pure (more than 98% are in the correct form), and they stay stable even when stored for a long time, frozen and thawed, or concentrated to high levels. Heat tests show that they only start to unfold at temperatures above 60°C, indicating high molecular integrity which translates into shelf-stability.

Another important feature of our BiTAC-TCEs is that they stay inactive until both halves are present on the same tumor cell. Alone, each half cannot activate T cells. But when both BiTAC halves find their matching tumor targets on the same cell, they come together and form the active CD3-binding site. In the figure below, the in vitro proof-of-concept is shown. A cytotoxic effect on the tumor cell is only visible once the two components are combined – single molecules do not induce any cytotoxic effect on tumor cells.

This activates T cells right where the tumor is—without affecting healthy cells elsewhere. This in turn will reduce the risk of CRS, the second big challenge of TCEs. Moreover, this design also prevents the drug from sticking to T cells in the bloodstream, which is a common problem with fully active bispecific TCE engagers carrying two intact binding entities, including a binding-competent CD3 binder. Our BiTAC halves avoid this problem, since they are lacking a fully active CD3 binding entity, making them longer lasting and more focused on the tumor. Thereby the third challenge of target-mediated drug disposition is addressed.

To show in a preclinical setting how much safer the BiTAC-TCE technology is compared to a fully active bispecific TCEs carrying two intact binding entities, we did a test where we put fluorescently-labelled tumor cells (express EpCAM and HER2, stained red) on one side of a dish and healthy cells (express only low levels of HER2, stained green) on the other. Additionally, T cells extracted from blood of healthy human donors were added. After 48 hour incubation at 37°C the dishes were analyzed by fluorescence microscopy. When we treated the dish with a fully active bispecific TCE called Runimotamab (which targets HER2 and CD3), it killed both tumor and healthy cells. Runimotamab (RG6194) is currently being evaluated in a Phase I (Ia/Ib), open-label, dose-escalation trial (ClinicalTrials.gov identifier: NCT03448042), sponsored by Genentech. The reason for that is because HER2 is also found in small amounts on these healthy cells—showing the potential risk of on-target/off-tumor toxicity.

In contrast, when we used our BiTAC-TCEs that target HER2 and EpCAM together, they only killed the tumor cells that had both TAA and completely spared the healthy cells, which only had low levels of one TAA expressed. This demonstrates that our BiTAC-TCE approach is much more precise, reducing unwanted side effects while still effectively attacking the cancer cells.

Target, Binder and Indication Selection

In our target selection strategy, we deliberately focus on TAAs that have been extensively investigated in the context of TCE development, including those considered historically ‘undruggable’ due to safety concerns arising from on-target/off-tumor toxicities. Although many of these TAAs are highly relevant to specific cancer indications and supported by robust biological and clinical datasets, many conventional TCEs (fully active bispecific TCE engagers carrying two intact binding entities) in clinical development targeting them have failed to progress, largely due to inadequate selectivity. Our approach leverages this pre-existing knowledge by selecting targets and indications with well-characterized expression profiles, disease relevance, and documented challenges, allowing us to rationally address the key limitation of previous efforts—namely, the lack of therapeutic index. Central to our strategy is the application of conditional activation technologies designed to overcome on-target/off-tumor toxicity, thereby enabling the therapeutic exploitation of previously inaccessible antigens. In terms of binder selection, we prioritize clinically validated or well-characterized binding entities with expiring or expired intellectual property protection. These binders offer the advantage of established manufacturability, known biophysical properties, and available immunogenicity and pharmacokinetic data in humans, streamlining preclinical development and de-risking early clinical translation. Importantly, our CD3-binding domain is also clinically validated and has been employed in marketed TCEs, providing a proven safety and efficacy foundation.

Advantages of BiTAC-TCEs Over Other Conditional Activation Strategies

Unlike other tumor-selectivity strategies—such as protease-cleavable masking, pH-sensitive binding, or ATP-dependent activation—on-cell assembly of split CD3 TCEs does not rely on environmental cues of the tumor microenvironment (TME). This feature confers several distinct advantages:

●	The MoA is Microenvironment-Independent. Protease activity, acidic pH, and high extracellular ATP are highly variable across tumor types, locations, and even within individual tumors. In contrast, the on-cell assembly strategy is governed purely by antigen expression patterns, which are more stable, better characterized, and potentially easier to quantify using diagnostic tools (e.g., IHC, RNA-seq, or flow cytometry).

●	The Reaction is More Predictable and Controllable. Because activation depends solely on the presence and density of two antigens, rather than fluctuating biochemical factors, the pharmacodynamic behavior of the drug is more predictable. This facilitates rational patient selection, companion diagnostics, and dose optimization.

●	Reduced Risk of Immune Suppression. Unlike ATP- or pH-dependent systems that may function optimally in metabolically hostile environments—where T cell fitness is impaired—on-cell assembly occurs at the tumor cell surface, independent of extracellular acidosis or immunosuppressive metabolites, ensuring T cell activation occurs in immunologically competent niches.

●	Potential for Modular Design and Versatility. This strategy is inherently modular: by varying the antigen-binding domains, a range of dual-specificity TCEs can be created to target different tumor types. Additionally, split CD3 technologies can be adapted for trispecific or multi-specific formats, offering even more refined selectivity and control.

●	Lower Susceptibility to Immune Escape via Microenvironment Modulation. In protease-, pH, or ATP-based activation, tumors can evolve to modulate their microenvironment and evade activation. In contrast, loss of one or both antigens are the primary escape route in on-cell assembly systems—a mechanism that may be easier to detect and counteract through combination therapy or target substitution.

Our Hitmaster Screening Platform

We have developed and internally validated a proprietary, next-generation microfluidic screening platform, branded as “Hitmaster”. It builds on the principles of droplet-based microfluidics, a cutting-edge technology that enables the manipulation of tiny, uniform droplets of liquid (often in the picoliter to nanoliter range) as isolated reaction compartments inside microfluidic channels. Within these droplets, individual cells, beads, or reagents can be encapsulated and analyzed, allowing millions of parallel reactions to occur simultaneously in a highly controlled and miniaturized format.

Each droplet functions as a self-contained microreactor, which can be tracked, sorted, and analyzed in real time. By combining microfluidic engineering with high-resolution optics and advanced electronics, Hitmaster brings unprecedented throughput, sensitivity, and automation to cell-based functional assays.

Traditionally, droplet microfluidics, the technology of using tiny droplets as individual reaction vessels, has been confined to academic research due to its inherent technical complexity, manual operation requirements, and limited scalability. With the development of Hitmaster, we have overcome these limitations by transforming this powerful but specialized approach into a fully integrated, industrial-grade benchtop platform. Hitmaster automates and streamlines complex droplet-based biological assays, enabling high-throughput screening with minimal user intervention. Engineered for reliability, scalability, and ease of use, the platform supports a wide array of cell- and bead-based functional assays, with particular relevance to therapeutic antibody discovery, immune cell profiling, and immuno-oncology applications. By combining foundational advances in microfluidics with cutting-edge system integration, Hitmaster brings academic-level innovation into practical, everyday use in biopharmaceutical R&D environments.

Platform Capabilities and Technical Differentiation

The Hitmaster platform supports a diverse portfolio of functional screening assays, including but not limited to:

●	Antibody internalization assays, critical for evaluating intracellular delivery of therapeutic antibodies and ADC candidates.

●	Functional receptor modulation screens, enabling the discovery of agonistic or antagonistic antibodies targeting GPCRs, cytokine receptors, and other cell-surface proteins.

●	Cell–cell interaction studies, including immune synapse formation, T cell activation, cytotoxicity assays, and NK cell function analysis, particularly relevant to immuno-oncology and cell therapy applications.

●	Multiplexed phenotypic screening, allowing simultaneous readouts of multiple cellular responses in single-droplet assays.

The platform integrates the following key components and proprietary innovations:

●	A fully automated microfluidic workstation with minimal manual input required for assay execution, reagent loading, or droplet handling.

●	A multi-laser optical system equipped with high-sensitivity spectral detectors, enabling real-time, multiplexed fluorescence-based detection of cellular phenotypes, cytokine secretion, and reporter activity.

●	Proprietary optical hardware and detection algorithms, designed to maintain high signal-to-noise ratios under complex biological assay conditions, ensuring robust performance even in high-background environments.

●	FPGA-powered real-time signal processing architecture that enables ultrafast droplet classification, sorting, and high-throughput data capture at single-cell resolution.

●	A single-droplet dispensing module capable of isolating and recovering rare or high-value cells (e.g., high-efficiency internalizers, potent effector cells) with greater than 90% recovery efficiency, significantly surpassing the capabilities of earlier systems.

To ensure consistent supply and performance, we have also developed a proprietary microfluidic chip fabrication process, which supports high-quality, reproducible chip production under a secure internal supply chain. These chips are embedded with micro-scale sensors to provide feedback on performance parameters such as flow rate, droplet size uniformity, and sorting accuracy, further enhancing the platform’s operational robustness.

Strategic Relevance and Commercialization Pathway

The core value proposition of the Hitmaster platform lies in its ability to enable functional screening at the single-cell level, shifting the focus from conventional binding-based selection to performance-based antibody discovery. This paradigm ensures that candidate antibodies are not only highly specific and high affinity but are also optimized for their cellular activity and therapeutic relevance.

By compartmentalizing assays within individual droplets, Hitmaster supports scalable, parallelized screening, accommodating millions of functional events per run. This capability is especially relevant for screening large antibody libraries, discovering rare functional hits, and accelerating lead optimization cycles in early discovery.

Until 2021, VERAXA offered fee-based microfluidic services to third parties. In-house screening capacities were also used but on an exploratory level for the generation of our own antibodies that VERAXA de-prioritized later on. Targets of these early antibodies are not relevant to and are not used for our current BiTAC-technology shaped pipeline, so we made the decision to shift our focus to development of our BiTAC pipeline and other candidates. Our actual drug candidates use antibody sequences freely available to the public and take the full advantage of existing know-how on development features. While we are no longer pursuing internal therapeutic discovery programs utilizing the Hitmaster platform, we recognize the transformative potential of this asset in broader pharmaceutical and biotechnology applications. As such, we are actively engaged in evaluating out-licensing, co-development, and technology partnership opportunities with strategic stakeholders across the biopharmaceutical industry.

We believe Hitmaster represents a valuable, proprietary platform technology with broad applicability across key domains of therapeutic antibody discovery, immune cell profiling, and functional assay development. Its unique integration of high-throughput droplet microfluidics, real-time analytics, and single-cell resolution positions it as a differentiated enabling technology for partners seeking to advance next-generation biologics, including immune-engaging antibodies, cell therapies, and targeted intracellular delivery systems.

Research and Development

Drug development generally involves several stages, including discovery, preclinical development, clinical development, and post-market monitoring. Regulatory approval by authorities is required for an entry into clinical development—approval of an IND—and for market release—approval of a BLA.

●	Target Pair Selection: Identification of a relevant therapeutic target (e.g. a TAA) that can be addressed by a drug candidate.

●	Discovery: Identification of a potential drug candidate and characterization in terms of functionality and other features

●	Preclinical Development: Assessment of the drug candidate with regard to safety, efficacy, and how it’s absorbed, distributed, metabolized, and excreted (ADME) in animals. It also includes production, stability, and packaging development.

●	IND Filing and Approval: Required to enter clinical development

●	Clinical Development: Assessment of safety and efficacy in humans, usually conducted in a series of phases (Phase I, II, III clinical trials) with increasing complexities and patient numbers and different patient populations.

●	BLA Filing and Approval: Required for commercialization/market release

●	Post-Market Safety Monitoring (Clinical Phase IV): Long term assessment and follow-up on safety and efficacy in an increasing patient population. This includes pharmacovigilance, a drug safety reporting system that monitors for rare or unexpected side effects.

Target Pair Selection

The identification of suitable targets is a key process for successful drug development. Conventional antibody-based therapeutics like ADCs or TCEs that are currently on the market, rely on the binding of one TAA. This TAA is overexpressed in tumors to enable a tumor-selective activation of the functional activity of the drug (i.e. delivery of a cytotoxic dug for ADCs, or inducing T cell-dependent killing for TCEs). Typical target requirements for this approach comprise:

1.	Localization on the cell surface to enable antibody binding

2.	Overexpression on tumor cells with substantially lower expression on healthy tissues to prevent on-target/off-tumor adverse events induced by binding of the antibody drug to healthy cells

3.	For ADCs, the target must be internalized to enable an efficient delivery of the payload (the cytotoxic drug) into the cell; on the other hand, targets for TCE approaches should preferentially not be internalized upon binding of the antibody as prolonged presence of the TCE on the cell surface enables a more efficient T cell recruitment.

It has turned out over the past years that the identification of ‘clean’ TAAs (i.e. targets that are absent in healthy tissues) are very rare. The majority of targets addressed to date may be overexpressed in tumors but are also expressed on certain healthy adult tissues in which they fulfill relevant functions (e.g., cell-cell adhesion or cell signaling amongst others). This healthy tissue expression represents the source of on-target/off-tumor toxicities observed for many ADCs or TCEs, thus limiting their therapeutic potential.

As described above, our goal is to develop ADC- and TCE-related therapies which overcome toxicities resulting from expression of the TAA in healthy tissues. A central element of this approach is to address a combination of two TAAs (also referred to as ‘target pair’) instead of a single TAA. The envisioned drug will only be able to kill tumor cells that express both TAAs, but not healthy cells that express only one of the TAAs, thus resulting in a higher selectivity for the tumor. For the identification of such target pairs, requirements 1 and 3 stated above remain the same. The major difference towards monospecific approaches derives from the target expression profile: For a suitable target pair, co-expression on tumor cells is key for simultaneous binding to enable binding and functional activity. On healthy cells, however, co-expression of both targets must be avoided to prevent potential on-target/off-tumor toxicities. If this criterion is fulfilled, a certain level of expression of the individual targets on healthy tissues is tolerated thus permitting the use of ‘dirty’ targets without sufficiently ‘clean’ expression profile or that have failed in previous programs. The figure below gives a graphical representation of the target requirements of our dual-target concept as compared to conventional monospecific approach as exemplified for a BiTAC-TCE. This principle, however, can also be applied to BiTAC-ADCs or bispecific ADCs.

Our selection process for suitable target pairs addresses three major questions:

1.	What is the benefit of the target pair, i.e., which toxicity issues of the individual targets observed in or suspected for monospecific approaches can be solved by the combination?

2.	What are the liabilities of the target pair, i.e., are there overlapping expression patterns on healthy tissues, or has a similar clinical toxicity profile been observed in monospecific approaches as indicator for healthy tissue co-expression?

3.	Are both target co-expressed on cells of tumor entities with high medical need as indicator for patient population and commercial relevance?

To answer these questions, we apply a multi-step process based on mining of publicly available databases:

●	Analysis of healthy and tumor tissue co-expression based on bulk and single cell RNAseq transcriptome analysis as well as immunohistochemistry-based protein expression.

●	Analysis of relevant target biology parameters by mining of scientific literature, e.g., protein structure (i.e., sufficiently large extracellular domain enabling the antibody-based drugability of the target), internalization characteristics (i.e., suitability as ADC target), cell surface shedding (i.e., is the target proteolytically cleaved from the surface thus reducing antigen density on the target cells, and can relevant levels of the cleaved target be found in the serum that may act as sink for the therapeutic compound).

●	Analysis of the competitive landscape to assess efficacy and especially safety issues of clinically tested compounds, thus evaluating the potential benefit of an AND-Gate approach.

●	Identification of suitable tumor indications according to co-expression profile of the target pair.

In principle, the target pair selection process can be adapted according to the selected parameter relevance. For our initial target pair selection, we applied the following initial filters: (a) solid tumors as indication space and (b) targets that have been clinically tested in monospecific ADC or TCE approaches. The primary focus of our first set of programs is the validation of our innovative and novel AND-Gate approach, the restriction to clinically evaluated targets aims at mitigating the risk of additional variables introduced by poorly validated targets. For future campaigns, target and indication space can be adapted according to the corresponding fields of interest.

Further, we will explore ways to deploy target selection to further accelerate our product development pace, either internally or in collaboration with leading entities in the field of artificial intelligence and machine learning.

Discovery

Our current discovery pipeline comprises several Bispecific ADC and BiTAC-TCE programs. We intend to expand this pipeline with BiTAC-ADC programs at the beginning of 2026.

Using our in-house target pair selection process, we have selected eight pairs of TAAs to realize eight individual programs. All eight target pairs are selected to be specifically expressed on tumor cells while not being simultaneously expressed on healthy cells. With addressing the selected eight target pairs, we are able to treat major solid tumor indications with high unmet medical need (lung cancer, pancreatic cancer, ovarian cancer and breast cancer). It is important for us to develop medicines for such indications where current treatments are inadequate or non-existent, to provide new options for patients in need. We consider first-to-market indications with the potential for accelerated approval and at least two attractive expansion indications (colorectal cancer, esophageal cancer, uterine cancer, head and neck cancer), all of them exhibiting large patient populations. To realize our discovery programs, we have selected seven individual TAAs that we combined to the eight different pairs. By this, we can re-use certain ingredients and accelerate timelines and lower production costs. All TAAs selected are biologically well understood, thoroughly characterized, and clinically validated/ established, thereby we lower the risk for development failure.

In order to generate our BiTAC-TCE and Bispecific ADC modalities, we use antibody sequences freely available to the public and take full advantage of the knowledge available on features of the derived antibodies (known MoA, developability characteristics). We select sequences from antibodies that have been tested at least at the preclinical stage (or, preclinically validated) but preferably tested at the clinical stage (or, clinically validated). This allows us to mitigate possible risks associated with poor developability and lack of functionality. To have sufficient freedom regarding sterical aspects and formats, we select two antibodies per TAA, preferably with different binding features.

In order to construct our various BiTAC-TCE and Bispecific ADC molecules (formats) we consider various configurations including various linker lengths adapted to different epitopes on TAAs to allow for best sterical fit and distances with regard to immunologic synapse formation. We have established 15 proprietary BiTAC-TCE formats and three bispecific ADC formats that allow us to flexibly select the ideal format for a selected TAA pair.

The use of both well characterized TAAs and clinically validated antibodies allows us to accelerate timelines to start of clinical development, to reduce attrition throughout development, and to minimize the risk of failure up to clinical development and beyond.

Our approach to identify suitable target pairs starts with computer-based prediction and database deep mining and continues with testing candidates in various formats for AND-Gate-dependent binding and for functionality in vitro.

In vitro binding of our candidates is thoroughly assessed in-house by relevant materials and state-of-the-art methods. We determine binding characteristics (affinities) to a broad range of double target positive (+/+) cell lines with different target expression levels (high/high, high/medium, medium/high, medium/medium, high/low, low/high, low/low). We determine binding kinetics (affinities) on recombinant proteins using state-of-the-art techniques (Surface Plasmon Resonance (SPR) or Biolayer Interferometry (BLI)). To assess species cross-reactivity, we explore binding to homologous proteins of possible toxicology species (ELISA). For assessing specificity, we measure binding to possible counter targets and relevant irrelated proteins (ELISA) and to double target-negative (-/-) cell lines. For assessing the therapeutic index, we determine binding to various single target positive (+/- and -/+) cell lines and to double target-positive (+/+) cell lines with candidates exhibiting one isotype control binding arm.

In vitro functionality of our candidates is thoroughly assessed in-house by cell-based assays (flow cytometry). We determine killing characteristics (potencies) to a broad range of double target positive (+/+) cell lines with different target expression levels (high/high, high/medium, medium/high, medium/medium, high/low, low/high, low/low). For assessing specificity, we measure cytotoxicity against double target negative (-/-) cell lines. For assessing the therapeutic index, we explore cytotoxicity against various single target positive (+/- and -/+) cell lines and to double target-positive (+/+) cell lines with candidates exhibiting one isotype control binding arm.

In vivo functionality and pharmacokinetics are already addressed at early development stage after frontrunner selection. We use in vivo data for lead and backup candidate selection and conduct respective studies prior to the start of our formal preclinical development. We outsource all our in vivo studies to established external expert service providers (such as CROs), highly experienced with individual modalities and indication settings. Our in vivo plan during discovery phase includes a therapeutic CDX mouse model to study in vivo efficacy and an exploratory rodent pharmacokinetics study.

Developability of our candidates is considered from the very beginning. We express candidates in mammalian cells and study productivity/yield, stability under various conditions (F/T, storage, temperature, pH, serum), aggregation propensity (%monomer content) and further do pre-formulation/buffer screens. If applicable, we monitor possible post translational modification (PTM) and use our protein engineering expertise to remove PTM sites.

Translational research is a substantial part of our discovery programs. We build expertise in selected sub- indications, identify providers for human tumor/healthy tissue samples, and identify suitable CROs for animal studies to pave the way for preclinical development.

Once predefined success criteria for our candidates are fulfilled and contract manufacturing organization selection and quality target product profile drafting is completed, we progress into preclinical development. Additionally, we are exploring ways to deploy artificial intelligence-powered target selection to further accelerate our product development pace, either internally or in collaboration with leading entities in the field of artificial intelligence and machine learning.

Preclinical Development

Before testing a potential anti-cancer therapeutic antibody in humans, candidates must first complete preclinical studies. These studies typically involve laboratory tests to evaluate the product’s efficacy and safety. The goal is to ensure the drug is suitable for initial human testing and to support its potential therapeutic use.

Our strategic approach to the preclinical development of our Bispecific ADCs, BiTAC-ADCs and BiTAC-TCEs is designed to rigorously assess the safety and efficacy of these treatment therapies. This process encompasses several critical stages, each tailored to address the unique complexities of these therapeutic modalities.

To comprehensively prepare our therapeutic candidates for clinical development, we follow a structured preclinical workflow that includes:

●	Proof-of-Concept Studies: to evaluate biological activity, specificity, and therapeutic relevance using in vitro, ex vivo, and in vivo models.

●	Pharmacokinetics and Biodistribution Studies: to understand how the drug is absorbed, distributed, metabolized, and excreted, and to assess tissue exposure and target engagement.

●	Toxicology, Toxicokinetics, and Tissue Cross-Reactivity Studies: to define the safety profile, identify potential toxicities, and confirm the absence of off-target effects in healthy tissues.

●	Immunogenicity Assessment: to predict and measure the immune response against the therapeutic antibodies, enabling risk mitigation and sequence optimization.

●	Chemistry, Manufacturing, and Controls (“CMC”) Strategy Development: to establish robust and scalable production processes, ensure product quality, and support regulatory submissions.

Proof-of-Concept Studies

We begin with in vitro, ex vivo, and in vivo proof-of-concept studies to derisk each of our pipeline programs: Proof-of-concept studies are early experiments that assess whether a therapy has the desired biological activity. In vitro studies use cell lines to test whether an antibody can kill cancer cells. Ex vivo studies use patient-derived tissues to confirm activity in a more realistic biological context. In vivo studies involve animal models to evaluate overall efficacy and systemic effects, providing the closest approximation to clinical outcomes.

We conduct in vitro studies using cancer-derived cell lines to evaluate the binding affinity of the antibodies to their target antigens on the surface of cells. For ADCs, we assess their ability to internalize into cells and we determine potency, specificity and therapeutic index of all formats. We also conduct ex vivo studies using primary patient-derived tumor samples together with matching healthy tissues sourced from biobanks and clinics. At this step, we confirm the activity of our antibody therapies against tumor tissues freshly isolated from patients. Using patients’ samples directly allows us to understand biological relevance and inter-patient variability early in the drug discovery process. Already at this stage, first biomarkers can be identified that will allow us to subsequently select the most suitable patient population. Moreover, by identifying the most responsive patient populations, we can make good primary predictions about the combination of our therapies with the already existing standard of care. Additionally, we can make data-driven projections concerning possible secondary endpoints that support the results from upcoming clinical trials showing more complete treatment effects. Possible secondary endpoints in clinical studies of anticancer antibody therapies are additional measures—such as improvement in quality of life, reduction in tumor size, or delay in disease progression—that help show how well the treatment works beyond just overall survival. In later phases, we will follow up with in vivo studies where we will assess the efficacy of the antibodies in animal tumor models, focusing on tumor growth inhibition and overall survival of animals. We have not yet progressed into animal studies for any of our assets.

Pharmacokinetics and Biodistribution Studies

In parallel to testing for efficacy of our therapies, we will perform pharmacokinetics and biodistribution studies and we will also test target occupancy and healthy organs and tissue exposure to our therapeutics. We will study how the antibodies are absorbed, distributed, metabolized, and excreted in the body. This includes analyzing the behavior of all components separately: for ADCs, the intact ADC antibody, linker, and payload separately; for the BiTAC modalities, we will analyze the fate of both components against targets in the target pair. Biodistribution studies are essential to understand tumor and normal tissue uptake. We will include in this part clinical and pharmacological bioanalytical assay development, encompassing designing, optimizing and validating methods to quantify drugs and their metabolites in biological samples such as blood, plasma, urine, and tissues.

In collaboration with IntiQuan, an external high-quality integrated pharmacometric modeling & simulation service provider, we developed an in silico comprehensive computational model to simulate complex physiologically based pharmacokinetics of bispecific antibodies and our proprietary BiTAC modalities. In silico physiologically based pharmacokinetic modeling is a computer-based method that simulates how our antibody-based therapies move through the human body. It helps predict how the drug is absorbed, distributed to organs (including tumors), metabolized, and eliminated. This model can show how well the drug reaches the tumor, how long it remains active, and whether it might affect healthy tissues. It also allows prediction of the potential therapeutic window and helps us determine the initial dosing regimen—supporting the design of safer and more effective treatments before testing in humans. This model is fed with indication-specific data from our target-pairs database to predict in vivo pharmacokinetics in humans and support drug regulation and development. This will lead to a better understanding of possible on-target/off-tumor effects and toxicities and model a therapeutic index. Subsequently, our comprehensive approach consisting of both experimental data and computer modelling will reduce the risk of nonspecific toxicity in first-in-human application and allow prediction of the therapeutic index and planning of a correct dosing schedule.

Toxicology, Toxicokinetic and Tissue Cross-Reactivity Studies

Next, we will conduct toxicology, toxicokinetic, and tissue cross-reactivity studies to evaluate the safety profile of all our drug candidates. This involves single and repeated dose studies to assess potential toxicity, including acute and chronic effects in several relevant animal models. We will also perform targeted toxicology studies to investigate specific toxicities, such as neutropenia or liver toxicity, or target-related toxicity that have been observed in clinical trials of reference monospecific therapies. The selection will follow ICH S6(R1) guidelines, with scientific justification provided for any deviations. We will conduct ex vivo studies using primary healthy tissues sourced from biobanks and clinics. At this step, we confirm the safety of using our therapies by testing for lack of damage to healthy cells and tissues in target organs. In the setup where healthy tissues are tested, we can exclude the toxic effect of antibodies on the target but off the tumor. In parallel, animal studies will be set. As this step is crucial to predict potential human toxicities as accurately as possible, we will carefully select an appropriate animal model for a toxicology study using the following criteria: first, we will assess the expression and distribution of the therapeutic targets (antigens) across species to ensure the antibody binds to the same or a homologous target in the selected animal. In vitro binding assays, such as flow cytometry or ELISA, will be used to test cross-reactivity. If the antibody does not cross-react with rodent targets, non-human primates (e.g., cynomolgus monkeys) will be considered due to their similar target expression. If rodent models are viable—either through natural cross-reactivity or the use of genetically engineered humanized mice—they may be used for dose-ranging and mechanistic studies. We will also consider immunogenicity, as human antibodies can provoke immune responses in animals, affecting study duration and interpretation.

Immunogenicity Assessment

We then assess immunogenicity by evaluating the potential for the body to develop antibodies against the therapeutic antibodies, which can interfere with efficacy. This includes assessing anti-drug antibody formation in models and evaluating how anti-drug antibody formation might affect the antibodies’ pharmacokinetics and efficacy. To accelerate this work, we will already, at an earlier stage, initiate an in silico assessment of immunogenicity using computational tools to predict the potential of a therapeutic antibodies to trigger an immune response. These predictive algorithms will help us to flag potential immunogenic hotspots early in development, allowing for sequence optimization and risk mitigation strategies. Our strategy will include assay development for in vivo measurement of immunogenicity with a multi-tiered approach based on ELISA or other forms of detection and characterization of anti-drug antibodies.

CMC Strategy Development Toward IND Submission for ADCs and TCEs

In parallel with preclinical development, we are advancing a robust CMC strategy to support IND applications for both ADCs and TCEs. Our CMC efforts are focused on the end-to-end optimization of key manufacturing processes tailored to each treatment modality.

For ADCs, this includes the development and selection of high-yield cell lines, scalable antibody production processes, and the synthesis of payloads and linkers with high purity and consistency. We are actively optimizing the conjugation process, as well as downstream purification methods, to ensure batch-to-batch reproducibility and product stability. These efforts are being expanded to include other modalities, such as TCEs, in a phased manner.

In parallel, we are implementing a comprehensive analytical framework to characterize critical quality attributes such as identity, purity, potency, aggregation profile, and thermal and long-term stability. These assays are being developed and validated in alignment with regulatory expectations for biologics and complex modalities.

We are also progressing formulation development, including selection of appropriate buffers, diluents, preservatives, and excipients. Final DP configuration will be supported by stability data to ensure integrity throughout shelf life and clinical use.

All manufacturing and analytical activities are conducted in compliance with applicable cGMP and Good Laboratory Practice (“GLP”) standards. The resulting CMC data package will form an integral part of our IND submissions to the FDA, addressing the specific regulatory requirements for both ADCs and TCEs. For further discussion about regulatory oversight of preclinical and clinical trials see the section below titled “—Regulation and Product Approval” and see the section of this proxy statement/prospectus titled “Risk Factors – Risks Relating to Regulatory Approval of the Company’s Product Candidates” and “Risk Factors – Risks Relating to the Future Commercialization of the Company’s Products.”

Our Target Intelligence Database: Accelerating and De-Risking Translational Oncology R&D

As part of our strategic focus on precision oncology, we are developing a proprietary target intelligence database platform with built-in artificial intelligence features to consolidate and manage all critical factual data related to our therapeutic antibody programs (a drug candidate against selected target pairs).

We developed the database platform to store our internal research data and essential scientific key information related to our programs (e.g. target biology, specification of indications) in an organized, secure, and accessible way. Our database runs on a professional, enterprise-grade SQL engine that manages all relational information with a well-defined schema. The data schema is designed to scale and accommodate future requirements. Users access the data through an intuitive web interface. This dynamic, low-code solution is designed to support scalable, structured, and real-time access to essential information on target pairs—from early discovery through translational development. The system maintains the relational data entries and enforces validation and standardization. Powerful filtering and complex query capabilities enable efficient workflows and maximize data utility. Core features such as querying, filtering, highlighting, subgrouping, and basic statistical summaries help uncover new insights. The database support for artificial intelligence models allows the development of more advanced features.

Our database integrates scientific, clinical, pharmacological, and commercial datasets, including information on target biology, mechanism of action, potential indications, biomarker profiles, safety risks, patent coverage, and competitor programs. Crucially, it stores only curated, high-impact data rather than raw experimental data, offering a fact-driven foundation for decision-making.

The database platform’s architecture enables seamless linkage to external documents, including publicly available resources, while built-in artificial intelligence features support natural language queries, automated data extraction, activity tracking, and data visualizations. This allows our interdisciplinary teams to collaborate efficiently and make data-informed decisions without needing specialized technical skills. Importantly, the database supports secure, granular sharing with external partners—making it a valuable tool in business development, due diligence, and licensing discussions.

By centralizing and standardizing mission-critical knowledge, our database substantially reduces redundancies, accelerates hypothesis generation, and enhances predictive modelling capabilities. It also strengthens regulatory compliance by ensuring documentation is traceable, auditable, and easily exportable. For anti-cancer drug development, particularly in complex modalities like ADCs and TCEs, this approach helps de-risk and compress timelines across preclinical and clinical stages—ultimately increasing the probability of therapeutic success by providing fact-driven decision-making criteria for setting every new stage in development. In a field where speed, precision, and adaptability are paramount, our database offers a key competitive advantage.

Our approach to storing and sourcing information places us in a highly advantageous position for future use of more complex artificial intelligence models in collaborations with external partners to make better predictions for clinical trials.

Our Pipeline

Our pipeline currently comprises various discovery and development programs at different stages in development, including a program in AML that has completed a clinical Phase 1 trial. Our most advanced clinical asset, VX-A901, is a highly differentiated Fc-enhanced therapeutic antibody targeting FLT3 and has shown promising potent anti-cancer activity. VX-A901 has backbone therapy potential addressing different patient groups across several treatment lines and settings with a complementary Mechanism of Action to currently available treatment options. Through a two-fold approach of pursuing both internal innovation and strategic partnerships, we plan to develop our pipeline with the objective of having three proprietary programs in clinical development and a growing portfolio of licensed assets by 2029, depending on the success of our development efforts. The figure below summarizes key information about our product candidates.

The abbreviations used are defined as follows: LC (Lung Cancer), PC (Pancreatic Cancer), OC (Ovarian Cancer), BC (Breast Cancer), EC (Esophageal Cancer), AML (Acute Myeloid Leukemia), MM (Multiple Myeloma), and TBD (to be determined).

VX-A903-1 and VX-A903-2 are BiTAC-based, innovative TCE programs designed to simultaneously target two clinically validated antigens for the potential treatment of lung and pancreatic cancers. VX-A904, also leveraging our BiTAC technology, is an ADC program with a dual-targeting strategy for ovarian and breast cancers.

In May 2025, we entered into a strategic partnership with OmniAb, a Nasdaq-listed biotechnology company, to co-develop a bispecific ADC program under the designation VX-A905. This collaboration combines OmniAb’s advanced transgenic antibody discovery platform with our proprietary ADC linker technology and conjugation expertise.

VX-A906 is a bispecific ADC program, which is in the discovery phase and shall enter the preclinical phase next year. The decision for a final bispecific format, and therefore, the cancer to be treated, is still to be decided.

As discussed above under “Commercialization/Status of our Monospecific ADC Candidate”, VX-A902 originated as a validation project to showcase the capabilities of our linker technology. Due to its compelling performance in an in vivo mouse model—surpassing Enhertu®, the current benchmark ADC for HER2-positive breast cancer—we have received interest from an investor regarding a potential in-licensing or acquisition of this program, although discussions are at a preliminary stage. The program’s future will depend on the outcome of such ongoing preliminary negotiations.

VX-A902 is a site-specific ADC with a topoisomerase-I inhibiting warhead, targeting HER2-positive solid tumors. It is constructed via our ADC platform technologies, our proprietary glycan engineering and proprietary tetrazine payload platform, respectively. Through use of a branching spacer, we are able to achieve a DAR of 4 utilizing the two conjugation sites present via modification of the native antibody glycans with our click chemistry. Our payload makes use of the above-mentioned tumor selective glucuronide linker to increase the safety profile and contribute to the beneficial physicochemical properties, as our hydrophilic payload platform is also able to counteract the increased hydrophobicity of multiple payloads.

We have evaluated VX-A902 in vivo in mice for tolerability, pharmacokinetic profile, and efficacy in a CDX mouse model in comparison with Enhertu®. Enhertu® (trastuzumab deruxtecan, T-DXd) is an anti-HER2 ADC with the Exatecan-based warhead DXd and a protease-cleavable tetrapeptide linker. Although DXd is less potent than Exatecan as standalone compound, until now most competing technologies, which use Exatecan as conjugated toxin, could only show similar activity at the same adjusted payload dose versus trastuzumab deruxtecan.

VX-A902 displays a favorable pharmacokinetic profile, achieving basically naked antibody-like half-life greater than ten days in this mouse model. The half-life of trastuzumab deruxtecan (T-DXd) in mice is typically around five days for the total antibody. However, it’s important to note that this can vary slightly depending on the specific study and the tumor model used. We quantified the total antibody and the remaining ADC concentration during this study and could show that there is no detectable premature loss of payload during circulation, as both quantifications overlap in their profiles. The stable connection together with the long clearance time will, in our opinion, contribute to a reduction of the systemic maximum toxin concentration and therefore potentially reduce common systemic off-target toxicities correlated with systemic payload exposure. Probably also due to this fact, VX-A902 is highly tolerable in mice at doses greater than 120 mg/kg.

Our DAR 4 anti-HER2 ADC is efficacious in a HER2-overexpressing CDX model implanted into highly immunodeficient (NSG) mice. In this in vivo efficacy experiment, mice were engrafted with tumor cells by subcuteanous injection into the right flank and monitored until the tumor implants reached the experiment volume criteria of 50-250 mm³, preferably 80-200 mm³ in a sufficient number of animals. Mice were assigned to groups for comparable group median and mean tumor volumes, referred to as randomization. The day of randomization was designated as Day 0 of the experiment. Groups of mice received different intravenous single dose administrations of therapy on day 1, consisting of different doses of either VX-902 or Enhertu®. We could show that a single dose of 3 mg/kg of VX-902 already induced tumor growth inhibition and that a higher single dose of 10 mg/kg led to basically complete tumor regression. Interestingly, this is comparable to the tumor reducing activity of Enhertu® in this study, which showed similar growth inhibition at 3 mg/kg single dose and tumor regression at 10 mg/kg single dose. Because VX-A902 possesses only half the payload dose of Enhertu®—DAR 4 versus DAR 8—we were able to show that our topoisomerase-I inhibiting ADC can potentially perform twice as efficient as the industry leading Enhertu® in this early model, thereby potentially also outperforming competing Exatecan ADCs.

We believe that this remarkable performance is not only testament to the potential of our ADC technology, but also bears high commercial potential, due to the following:

●	Broad applicability across HER2-overexpressing tumors, targeting wide patient populations across the most prevalent cancer types, such as breast, gastric, or lung cancer.

●	Potential superiority over currently approved therapies (in terms of efficacy and safety). Our innovative ADC technology is expected to:

○	Improve the clinical outcome and therapeutic index of drug candidates employing our ADC technology by enabling higher dosing in the clinic due to competitive efficacy at lower payload doses seen in preclinical experiments.

○	Increase the safety profile of drug candidates employing our ADC technology by reducing dose-limiting adverse events through differentiated linker technology versus approved agents with stable linkage, tumor selective catabolism and reduced unspecific uptake into healthy tissue via glycan conjugation.

With current ADCs in this field — namely Enhertu® — already delivering positive outcomes towards first-line treatment, we are confident that VX-A902 can outcompete current targeted anti-HER2 therapies and populate one of the biggest markets in oncology.

VX-P903 is a multiple myeloma program initially developed at the University Clinic of Würzburg. It is now positioned for advancement using next-generation BiTAC-TCE molecules.

In addition to our internal development programs, we are in ongoing discussions with multiple pharmaceutical companies regarding potential collaborations using our BiTAC platforms. Our business development team is currently in contact with eight global pharmaceutical companies that have expressed interest in our BiTAC technologies. These discussions vary in scope and focus, with certain companies evaluating our BiTAC-TCE technology, others evaluating our BiTAC-ADC technology, and some considering both. One of these discussions, which began nearly two years ago with a company specifically interested in our BiTAC-TCE platform, is more advanced and has involved multiple meetings, although no term sheet has yet been negotiated. The other discussions remain at earlier stages, but all counterparties have demonstrated strong interest and have requested ongoing updates as additional data become available.

While no definitive agreements have been executed with respect to these potential programs, we believe such collaborations, if consummated, could expand our pipeline into additional indications beginning in 2026 or later.

Our Growth Strategy Through 2029

Our growth through 2029 will be driven by the advancement of our proprietary BiTAC programs into clinical development, the continued expansion of our technology platforms into additional oncology indications, and the potential establishment of new pharmaceutical collaborations. We expect our proprietary pipeline to include up to three clinical-stage programs by 2029, complemented by a portfolio of out-licensed or co-developed assets, subject to successful development progress and regulatory clearance.

Our Clinical Program VX-A901

Product Overview

AML represents one of the largest and most challenging malignancies in hematologic oncology. AML affects approximately 63,000 new patients annually across the U.S., France, Germany, Italy, Spain, the UK and China, with approximately 50–70% of them being elderly or medically unfit. Standard induction regimens achieve morphological complete remission (CR) in many patients, but measurable/minimal residual disease (MRD) remains detectable in around 40%. The presence of MRD is a strong predictor of relapse and poor long-term survival, and there is currently no widely approved therapy specifically targeting MRD. Despite advances in genomics and targeted therapies, AML remains associated with poor long-term survival, particularly in older patients and those with relapsed or refractory disease.

VX-A901 is a pioneering, Fc-enhanced monoclonal antibody (mAb) targeting CD135 (FLT3), a validated oncogenic driver in acute myeloid leukemias. Unlike small molecule FLT3 tyrosine kinase inhibitors, VX-A901 binds to the extracellular domain of FLT3, inducing antibody-dependent cellular cytotoxicity without harming healthy hematopoietic stem and progenitor cells.

CD135 (FLT3), overexpressed on AML blasts and stem cells, drives leukemic survival independent of mutational status. Current FLT3 inhibitors (e.g., midostaurin, gilteritinib) are mutation-restricted and limited by resistance. Biologics targeting CD135 have to date failed due to poor selectivity or toxicity. VX-A901’s Fc-enhanced, non-mutant-selective mechanism offers a differentiated and mutation-agnostic solution.

VX-A901’s unique mechanism of action, targeting surface FLT3 regardless of mutational status, enables:

●	Broad activity across AML subtypes.

●	Fc-enhanced ADCC mechanism avoiding intracellular kinase-related resistance.

●	Low systemic off-target toxicity and immunogenicity.

●	Combination potential with standard-of-care agents (e.g., Venetoclax, HMAs, FLT3 inhibitors).

●	A strategic fit as a backbone therapy in consolidation and relapsed settings.

Scientific Background and Development Rationale

Despite recent advances, AML remains one of the most difficult-to-treat leukemias due to clonal heterogeneity, high relapse rates, and limited maintenance options. Even with the approval of targeted agents (FLT3, IDH inhibitors) and the rise of Venetoclax-based combinations, key clinical gaps persist:

●	High relapse rates, particularly in MRD patients post-chemotherapy.

●	Toxicity-driven discontinuation of therapy in elderly/unfit patients.

●	Limited maintenance options that combine efficacy and tolerability.

●	Resistance due to clonal heterogeneity and tumor escape mechanisms.

This landscape creates a significant opportunity for VX-A901 as:

●	A non-mutationally restricted, immune-based therapy.

●	A low-toxicity agent suitable for maintenance.

●	A backbone therapy in combination regimens.

Commercial Opportunity

The global AML treatment market was valued at approximately $3.8 billion in 2023 and is projected to reach $6.1 billion by 2028, growing at a CAGR of 10.0%. Key players comprise AbbVie (Venclexta), Astellas (Xospata), Novartis (Midostaurin), Pfizer (Mylotarg), MRD-directed, immunotherapy-based therapies are emerging as the next frontier.

Strategic Clinical-Regulatory Development Approach

The preclinical package for VX-A901 provides robust evidence of on-target efficacy, selectivity, and safety, supporting its advancement as a backbone therapeutic candidate in AML. It lays the foundation for a differentiated clinical positioning, particularly in MRD-positive and combination therapy settings.

The envisaged clinical development roadmap for VX-A901 foresees a structured approach to achieve rapid market entry through orphan-designated, MRD-driven trials.

To evaluate VX A901 in humans, an open label, single arm, multi-center Phase I trial (FLYSYN 101; NCT02789254) was conducted in adults with AML in morphological CR but with stable or increasing MRD. Eligible patients were ≥18 years old, had an Eastern Cooperative Oncology Group (ECOG) performance status of 0–2 and confirmed FLT3 expression on residual leukemic cells. The study was reviewed and approved by the Paul Ehrlich Institute (PEI) and by the leading ethics committee at the University Hospital Tübingen and registered at ClinicalTrials.gov (NCT02789254) and EudraCT (2016 000236 17). Between 15 February 2017 and 18 March 2020, 48 patients were screened and 31 were enrolled at five academic centers in Germany. All participants had de novo AML; the median age was 59 years (range 21–80) and 65% were female. Approximately half had previously received “3+7” induction therapy followed by consolidation.

Dose escalation followed a 3 + 3 design. Cohorts 1–5 received a single intravenous dose of 0.5, 1.5, 5, 15 or 45 mg/m² on day 1 (administered over 3 h with an initial 0.5 mg/m² given on day 1 and the remainder on day 2), while cohort 6 received 15 mg/m² every two weeks for three infusions. Each cohort initially included three patients; cohorts 4 and 6 were expanded to nine and ten patients, respectively. The primary objective was to characterize safety; the primary endpoint was incidence and severity of adverse events (AEs) through 28 days for the single dose cohorts and 35 days after the last dose in cohort 6. Secondary safety endpoints included the incidence and severity of AEs up to 180 days after the first administration and assessment of dose limiting toxicities until day 15 (cohorts 1–5) or day 43 (cohort 6). Secondary exploratory objectives measured preliminary activity, including the proportion of patients achieving a ≥1 log reduction in bone marrow MRD or MRD negativity, duration of response and time to evidence of progressive disease. Pharmacokinetics, pharmacodynamics and immunogenicity (anti-drug antibodies) were also assessed.

Seven patients (≈23%) experienced transient neutropenia; two of these were grade 3 and the remainder were ≤ grade 2. No infusion related reactions or dose limiting toxicities were observed. Responses, defined by ≥1 log MRD reduction or MRD negativity, occurred in 35% of participants, with MRD negativity sustained until the end of study in two patients. Response rates were 46% in the highest dose cohort (45 mg/m²) and 28% at lower doses. These data provide objective evidence of biological activity; further evaluation in a Phase II study is planned to more fully assess safety and effectiveness.

The three-tiered strategy includes (i) fast time-to-market opportunities, leveraging MRD as a surrogate endpoint, (ii) particularly high unmet need segments (relapsed/refractory and/or FLT3 mutated patients) with synergy potential, and (iii) extension into 1st line segments as largest commercial opportunity via combination with, e.g. VEN + HMA.

Regulatory Alignment will be initially sought across the U.S. and Europe encompassing the following key elements:

●	Orphan Drug Designation in the U.S. and Europe.

●	Breakthrough Therapy Designation submission post-Phase II.

●	Fast Track and conditional approval eligibility (based on MRD endpoints).

●	FDA/EMA harmonization targeted for pivotal design agreement.

For further discussion of regulatory alignment, please see the section below titled “—Regulation and Product Approval” and see the section of this proxy statement/prospectus titled “Risk Factors – Risks Relating to Regulatory Approval of the Company’s Product Candidates” and “Risk Factors — Risks Relating to the Future Commercialization of the Company’s Products.”

Conclusion

AML represents a high-need, innovation-starved oncology segment with the FLT3/CD135 axis remaining a compelling target. VX-A901’s novel Fc-enhanced, non-mutant selective mechanism allows it to bypass the shortcomings of current TKIs and biologics, addressing a critical unmet need for safe, effective, and combinable immune-therapeutics in AML.

The preclinical package for VX-A901 provides robust evidence of on-target efficacy, selectivity, and safety, supporting its advancement as a therapeutic candidate in AML. It lays the foundation for a differentiated clinical positioning, particularly in MRD-positive and combination therapy settings.

Our development strategy for VX A901 is designed to leverage the MRD-focused Phase I data to enter into later stage trials. The current Phase I study provides initial safety, pharmacokinetic and pharmacodynamic information as well as objective evidence of target engagement. The next step - clinical Phase II proof-of-concept -represents a key value inflection point. Parallel development in various settings is planned to more fully assess safety and effectiveness.

VX-A901’s strategic development roadmap is carefully structured to deliver early clinical validation, regulatory acceleration, orphan incentives, and market penetration through a multi-pathway strategy. We continue to advance VX-A901 through strategic partnerships and believe its mutation agnostic mechanism positions it as a potential backbone therapy in AML.

VX-A901’s commercial strategy is designed to deliver rapid early revenues combined with sustained market growth. The contemplated lead indication provides a clear and efficient path to registration, while subsequent expansion into combination and front-line settings ensures long-term market scalability.

Our Strategy

We are focused on the development of a new generation of antibody-based therapeutics through our proprietary BiTAC technology. The platform is designed to enable the creation of differentiated ADC and TCE formats with the potential to deliver significant therapeutic benefit in oncology and immuno-oncology. Our near-term objective is to advance novel therapeutic candidates that address high unmet medical needs, particularly in patient populations with limited or no effective treatment options. Over the longer term, we aim to expand the clinical utility of our BiTAC-derived therapeutics across a broad range of solid tumors. Key elements of our strategy to achieve our near-term goal and long-term vision include:

●	Building a Diverse Pipeline of Oncology Candidates by Applying our BiTAC Platform for ADCs and TCEs to Address High Unmet Medical Needs: We will leverage the advantages of dual targeting to combine clinically validated targets with either validated or novel antibodies. The selection of targets will focus particularly on cancer types that currently lack effective treatment options and are associated with high mortality rates. These cancers are often difficult to treat because traditional single-target therapies have resulted in excessive toxicity and have therefore failed in clinical development. By utilizing both our ADC and TCE platforms, we are able to tailor the therapeutic format to the specific characteristics of each cancer type. Our goal is to advance its proprietary therapies to pivotal clinical stages or regulatory approval.

●	Establishing Strategic Partnerships and Collaborations to Enhance our Capabilities and Strengthen our Pipeline: We are actively pursuing strategic collaborations with biopharmaceutical companies that recognize the potential of our proprietary technologies and share our commitment to advancing next-generation antibody-based therapeutics. These partnerships are intended to co-develop innovative ADCs or TCEs, leveraging our expertise in antibody engineering, dual-targeting technologies, and therapeutic design. In return, partners are expected to contribute complementary capabilities such as proprietary antibody discovery platforms, robust CMC (Chemistry, Manufacturing and Controls) infrastructure, or deep expertise in specific disease areas. Such collaborations will enable shared risk, faster progression from concept to clinic, and more efficient access to broader patient populations. We believe this model will accelerate development timelines while maximizing scientific and commercial value.

●	Advancing VX-A901 Through Strategic Partnering: VX-A901 is an innovative, Fc-enhanced monoclonal antibody (mAb) targeting CD135 (FLT3), a validated oncogenic driver in AML. VX-A901’s Fc-enhanced, non-mutant-selective mechanism offers a differentiated and mutation-agnostic solution. With compelling safety and promising early efficacy data (Phase I) in minimal residual disease (MRD)-positive AML patients, VX-A901 is designed for use in combination regimens across frontline, relapsed/refractory, and maintenance settings.

Clinical experts support further investigation in a Phase II study. However, since our strategic focus is on our BiTAC-based next-generation ADC and TCE formats, we intend to out-license the VX-A901 program to a suitable partner for further development.

Partnerships And Collaborations

We have established strategic partnerships with leading academic organizations and biotechnology companies to advance our drug discovery and development efforts. These collaborations are integral to our business model, providing access to complementary expertise, technologies, and resources.

European Molecular Biology Laboratory (EMBL)

We have a strong collaboration with EMBL, which is also a substantial shareholder of VERAXA. VERAXA was formed through the merger of two EMBL spin-outs, and under our collaboration we are able to access EMBL’s research infrastructure in Heidelberg, Germany. This includes advanced electron microscopy, sequencing, informatics, and other state-of-the-art technologies. EMBL also supports the establishment of our AI-based target discovery platform. In exchange, EMBL holds equity in VERAXA. The arrangement continues for so long as EMBL remains a shareholder and is subject to customary termination provisions.

OmniAb Inc.

In May 2025, we entered into a collaboration agreement with OmniAb Inc. to jointly develop a bispecific ADC program. Under the terms of the agreement, OmniAb contributes antibody binders, while VERAXA applies its proprietary ADC technology to generate bispecific ADCs. The agreement provides that both parties will share equally in the value of the program. VERAXA has the right to commercialize the program following discovery or during the preclinical stage of development, subject to OmniAb’s continuing rights. The agreement remains in effect until terminated by mutual agreement or under customary termination provisions. No amounts have yet been paid under the agreement.

Quadira Biosciences

We have entered into two agreements with Quadira Biosciences AG: (i) a service and license agreement signed in May 2021 and (ii) an amendment to this service and license agreement signed in November 2023. Under these agreements, VERAXA generates ADCs for Quadira based on several listed antibodies. In return, VERAXA receives a five-digit payment for each ADC delivered and is entitled to receive up to 33% of all net income Quadira generates from such ADCs. To date, EUR 50,000 aggregate payments have been received. Both agreements are subject to customary term and termination provisions.

These collaborations have allowed us to broaden our pipeline, strengthen our technology platform, and advance our therapeutic programs more efficiently. We remain focused on pursuing strategic partnerships that support our mission to develop innovative therapies for patients with high unmet medical needs. The agreements governing these collaborations have been filed as exhibits to this registration statement, with certain immaterial terms redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Cherry Biolabs

On May 30, 2024, we entered into a patent license agreement with Cherry Biolabs (“Cherry”), pursuant to which we license certain patents that enable us to research, develop and commercialize hemibody-based therapeutics. Cherry previously licensed these patents from University of Würzburg and has granted overlapping rights to Morphosys; this agreement allocates remaining exploitable targets to Veraxa. The summary of terms of the patent license agreement is below.

Scope of Licensed Rights

●	Cherry Patents: Exclusive, worldwide, sublicensable license for approved targets.

●	Stuhler Patent: Exclusive, worldwide, sublicensable for any target.

●	Improvements: Cherry grants a non-exclusive, cost-free sublicense to all Improvements.

Target Selection Mechanism

A confidential selection procedure using an Impartial Person ensures that Veraxa does not select targets already reserved for Morphosys. Veraxa’s targets remain undisclosed to Cherry.

Sublicensing Framework

Veraxa may sublicense freely if sublicensees follow key obligations (confidentiality, indemnification, diligence). Redacted versions of sublicense agreements are shared with Cherry.

Financial Terms

Royalties on net sales include:

●	1% up to €500M

●	0.75% between €500M–€1B

●	0.5% above €1B

Royalties reduce or fall to zero if no valid claim exists in a given country. Cherry receives 10% of all sublicense income.

Development Obligations

We must use commercially reasonable efforts to develop at least one hemibody compound or product.

Reporting & Audits

We must provide annual development and royalty reports and retain records for three years. Cherrry and University of Würzburg have audit rights.

Intellectual Property Ownership

Cherry and University of Würzburg retain ownership of CherryPatents, the Stuhler Patent, and Cherry Improvements. We retain ownership of all Veraxa Patents, Know-How, and Veraxa Improvements.

Confidentiality

Five-year confidentiality obligation post-termination; strict non-disclosure of target selections.

Liability & Indemnification

No consequential or punitive damages. we must indemnify University of Würzburg for sublicensee activities.

Term & Termination

Agreement lasts until all payments are complete unless terminated earlier for breach, insolvency, or specific convenience rights.

Intellectual Property

Patents

The tables below provide an overview of our patents:

Title: MICROFLUIDIC DROPLET DETECTION AND SORTING
Description: Relevant for VERAXA’s Hitmaster and microfluidics-based antibody screening technology. This patent describes a microfluidic system for detecting and sorting droplets that contain particles labeled with detectable markers. The system identifies droplets based on the presence and intensity of these markers and directs them into different channels for sorting. The method also enables quantitative binding assays, supporting high-throughput applications such as single-cell analysis, drug screening, and diagnostics
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date
BHIP-C22-01-WOCA	Canada	CA2984045	4/29/16	Granted	4/29/36
BHIP-C22-01-WOCN	China	CN107810413	4/29/16	Granted	4/29/36
BHIP-C22-01-WOEP	Europe	EP3289362	4/29/16	Granted (Opposition rejected; in Appeal)*	4/29/36
BHIP-C22-01-WOEPHK	Hong Kong	HK1251660	4/29/16	Granted	4/29/36
BHIP-C22-01-WOIL	Israel	IL255260	4/29/16	Granted	4/29/36
BHIP-C22-01-WOIN	India	IN364123	4/29/16	Granted	4/29/36
BHIP-C22-01-WOJP	Japan	JP6851982	4/29/16	Granted	4/29/36
BHIP-C22-01-WOUS	USA	US10710078	4/29/16	Granted	4/29/36

*	Validated in AT, BE, CH, CZ, DE, DK, ES, FR, GB, IE, IT, LU, NL, PT and SE

Title: MICROFLUIDIC ANALYSIS OF LIGAND INDUCED CELL EXPRESSION
Description: Relevant for VERAXA’s Hitmaster and microfluidics-based antibody screening technology. This patent describes a microfluidic system that analyzes cellular responses to ligands at the single-cell level. By encapsulating individual cells in microdroplets and exposing them to specific ligands, the system can detect and quantify changes in gene expression. This method enables high-throughput, quantitative binding assays, facilitating applications in drug discovery and cellular biology research.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-02-WOCA	Canada	CA3011349	1/13/17	Granted	1/13/37
BHIP-C22-02-WOCN	China	CN108778508	1/13/17	Granted	1/13/37
BHIP-C22-02-WOEP	Europe	EP3402596	1/13/17	Pending	1/13/37
BHIP-C22-02-WOEPHK	HongKong	HK40000713	1/13/17	Pending	1/13/37
BHIP-C22-02-WOJP	Japan	JP7179329	1/13/17	Granted	1/13/37
BHIP-C22-02-WOUS	USA	US12083512	1/13/17	Granted	1/13/37

Title: MICROFLUIDIC SORTING DEVICES AND METHODS
Description: Relevant for VERAXA’s Hitmaster and microfluidics-based antibody screening technology. This patent presents a microfluidic system designed for high-precision sorting of particles or cells within fluid streams. The system utilizes electrode pairs to generate electric fields that direct particles into specific branches of microfluidic channels based on their properties. This technology enables quantitative binding assays and supports applications in diagnostics, drug discovery, and cellular analysis.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-03-WOEP	Europe	EP3515598	9/20/17	Pending	9/20/17
BHIP-C22-03-WOEPHK	Hong Kong	HK40011276	9/20/17	Pending	9/20/17
BHIP-C22-03-WOUS	USA	US11524294	9/20/17	Granted	6/26/38
BHIP-C22-03-WOUS2	USA	US12179202	9/20/17	Granted	11/03/37

Title: UNNATURAL AMINO ACIDS COMPRISING A CYCLOOCTYNYL OR TRANS-CYCLOOCTENYL ANALOG GROUP AND USES THEREOF
Description: Relevant for VERAXA’s tetrazin-based click chemistry for ADC payload conjugation. This patent describes the use of unnatural amino acids containing a cyclooctynyl or trans-cyclooctenyl head group, which can be incorporated into a protein. These unnatural amino acids can be linked covalently to azide, nitrile oxide, nitrone, diazocarbonyl or tetrazine moieties.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date
BHIP-C22-04-WOCA	Canada	CA2826041	3/12/12	Granted	2/03/32
BHIP-C22-04-WOUS	USA	US9085514	3/12/12	Granted	3/28/32
BHIP-C22-04-WOJP	Japan	JP 5951644	3/12/12	Granted	2/03/32
BHIP-C22-04-WOJP2	Japan	JP 6263227	3/12/12	Granted	2/03/32
BHIP-C22-04-WOEP	Europe	EP 2670767	3/12/12	Granted*	2/03/32
BHIP-C22-04-WOEP2	Europe	EP 3279211	3/12/12	Granted**	2/03/32

*	Validated in AT, BE, CH, DE, DK, ES, FR, GB, IE, IT, NL and SE
**	Validated in CH, DE, FR and GB

Title: MULTIPLE CYCLOADDITION REACTIONS FOR LABELING OF MOLECULES
Description: Relevant for VERAXA’s tetrazin-based Click chemistry for ADC payload conjugation with genetic code expansion technology. This patent describes the sequential conjugation of two non-canonical amino acids using bioorthogonal click chemistry enabling double labeling of the same protein. The first reaction occurs between a dienophile containing a trans-cyclooctenyl group and an alkyl-substituted tetrazine. The second click reaction comprises the covalent bond between a dienophile bearing a cyclooctynyl moiety and a tetrazine. The alkyl-substituted tetrazine prefers the reaction with the trans-cyclooctenyl containing non canonical amino acid, therefore enabling a site-specific and site-directed conjugation of the molecule.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-05-WOEP	Europe	EP3094977	1/14/15	Granted	1/14/35
BHIP-C22-05-WOJP	Japan	JP6479022	1/14/15	Granted	1/14/35
BHIP-C22-05-WOUS	USA	US10519101	1/14/15	Granted	4/01/35
BHIP-C22-05-WOCA	Canada	CA2936615	1/14/15	Granted	1/14/35

*	Validated in CH, DE, DK, ES, FR, GB, IE, IT and SE

Title: ARCHAEAL PYRROLYSYL TRNA SYNTHETASES FOR ORTHOGONAL USE
Description: Relevant for VERAXA’s ADC payload conjugation with genetic code expansion technology. This invention describes the addition of a nuclear export signal to the Pyrrolysyl tRNA synthetase and the benefit for genetic code expansion. It includes the sequences of this synthetase as well as he corresponding tRNA, which can be used to incorporate non-canonical amino acids in a protein utilizing a eukaryotic expression host.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-06WOEP	Europe	EP3526338	10/13/17	Pending	10/13/17
BHIP-C22-06WOAU	Australia	AU2017342062	10/13/17	Granted	10/13/17
BHIP-C22-06WOJP	Japan	JP 7277361	10/13/17	Granted	10/13/17
BHIP-C22-06WOCN	China	CN110062808	10/13/17	Pending	10/13/17
BHIP-C22-06WOCA	Canada	CA3039334	10/13/17	Pending	10/13/17
BHIP-C22-06WOUS	USA	US11492608	10/13/17	Granted	3/23/39
BHIP-C22-06WOUS2	USA	US17/954,097	10/13/17	Pending	10/13/17

Title: MEANS AND METHODS FOR PREPARING ENGINEERED TARGET PROTEINS BY GENETIC CODE EXPANSION IN A TARGET PROTEIN-SELECTIVE MANNER
Description: Relevant for VERAXA’s genetic code expansion technology. This patent describes the incorporation of a non-canonical amino acid into a protein in a selective manner. The mRNA of the protein contains a special sequence which guides the mRNA in the cell to a specific locus where synthetase, tRNA and an assembler fusion protein come to near proximity. This system allows for efficient incorporation of non-canonical amino acids into the protein spatial separated from the normal protein translation machinery.
BHIP Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-07WOHK	HongKong	HK40066164	2/14/20	Granted	2/14/40
BHIP-C22-07WOEP	Europe	EP3924365	2/14/20	Granted*	2/14/40
BHIP-C22-07WOEP-2	Europe	EP25207252.5	2/14/20	Pending	2/14/40
BHIP-C22-07WOIL	Israel	IL285405	2/14/20	Pending	2/14/40
BHIP-C22-07WOIN	India	IN202117035048	2/14/20	Pending	2/14/40
BHIP-C22-07WOJP	Japan	JP2022521049	2/14/20	Granted	2/14/40
BHIP-C22-07WOJP-2	Japan	JP2025025264	2/14/20	Pending	2/14/40
BHIP-C22-07WOCN	China	CN113727993	2/14/20	Pending	2/14/40
BHIP-C22-07WOCA	Canada	CA3129336	2/14/20	Pending	2/14/40
BHIP-C22-07WOUS	USA	US17/426,338	2/14/20	Pending	2/14/40

*	Validated in AT, BE, CH, DE, FR, GB, IE, NL and SE

Title: ARCHAEAL PYRROLYSYL TRNA SYNTHETASES FOR ORTHOGONAL USE
Description: Relevant for VERAXA’s genetic code expansion technology. This invention shows the efficacy enhancement for the genetic code expansion technology by using a synthetase and tRNA in combination with a ribozyme. The patent describes in addition the inducible expression of synthetase as well as the tRNA-ribozyme construct based on a T7 promoter in eukaryotic cells.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-08WOAU	Australia	AU2021222340	2/18/21	Pending	2/18/41
BHIP-C22-08WOCA	Canada	CA3167467	2/18/21	Pending	2/18/41
BHIP-C22-08WOCN	China	CN115485380	2/18/21	Pending	2/18/41
BHIP-C22-08WOEP	Europe	EP4107263	2/18/21	Pending	2/18/41
BHIP-C22-08WOHK2	HongKong	HK40087320	2/18/21	Pending	2/18/41
BHIP-C22-08WOKR	South Korea	KR20220149807	2/18/21	Pending	2/18/41
BHIP-C22-08WOJP	Japan	JP7742353	2/18/21	Granted	2/18/41
BHIP-C22-08WOUS	USA	US17/800,806	2/18/21	Pending	2/18/41

Title: HYDROPHILIC TETRAZINE-FUNCTIONALIZED PAYLOADS FOR PREPARATION OF TARGETING CONJUGATES
Description: Fundamentally relevant for VERAXA’s tetrazin-based Click chemistry. This patent describes a hydrophilic payload platform based on phosphonate bearing tetrazines for click chemistry bioconjugation. A broad variety of toxins and linkers is covered under this substance matter patent. The platform facilitates bioconjugation processes, leads to reduced aggregation, a favorable pharmacokinetic profile of the ADC and quantitative conjugation.
BHIP Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-09WOEP	Europe	EP4444356	12/8/22	Pending	12/8/42
BHIP-C22-09WOUS	USA	US 18/716,887	12/8/22	Pending	12/8/42
BHIP-C22-09WOCN	China	CN118574641	12/8/22	Pending	12/8/42
BHIP-C22-09WOKR	South Korea	JP2024546769	12/8/22	Pending	12/8/42
BHIP-C22-09WOJP	Japan	JP 2024-534520	12/8/22	Pending	12/8/42
BHIP-C22-09WOCA	Canada	CA3239713	12/8/22	Pending	12/8/42
BHIP-C22-09WOAU	Australia	AU20220404647	12/8/22	Pending	12/8/42

Title: NOVEL AMINOACYL-TRNA SYNTHETASE VARIANTS FOR GENETIC CODE EXPANSION IN EUKARYOTES
Description: Relevant for VERAXA’s genetic code expansion technology. This patent describes a novel synthetase variant, which enables enhanced incorporation of bulky non-canonical amino acids, like trans-cyclooctene derivatives and the covalent bonding of theses ncAAs with conjugation partners.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-10WOCA	Canada	CA3230774	9/5/22	Pending	9/5/42
BHIP-C22-10WOCN	China	CN118339280	9/5/22	Pending	9/5/42
BHIP-C22-10WOEP	Europe	EP4399283	9/5/22	Pending	9/5/42
BHIP-C22-10WOJP	Japan	JP2024532537	9/5/22	Pending	9/5/42
BHIP-C22-10WOKR	South Korea	KR20240099150	9/5/22	Pending	9/5/42
BHIP-C22-10WOUS	USA	US 18/689,286	9/5/22	Pending	9/5/42

Title: IMPROVED ANTIBODY-PAYLOAD CONJUGATES (APCS) PREPARED BY SITE-SPECIFIC CONJUGATION UTILIZING GENETIC CODE EXPANSION
Description: Relevant for VERAXA’s genetic code expansion technology. This patent describes anti-HER2 ADCs generated by introduction of unnatural amino acids via genetic code expansion. Multiple favorable positions for conjugation with, as well as the tetrazine-glucuronide-MMAE payload itself are claimed. The anti-HER2 ADCs perform better than current benchmarks and show complete stability and beneficial pharmacokinetics.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-11EP4	Europe	EP4186529	9/27/22	Granted*	9/27/42
BHIP-C22-11WOEP	Europe	EP4437005	11/24/24	Pending	11/24/44
BHIP-C22-11WOAU	Australia	AU2022395626	11/24/24	Pending	11/24/44
BHIP-C22-11WOCN	China	CN118613508	11/24/24	Pending	11/24/44
BHIP-C22-11WOCA	Canada	CA3238627	11/24/24	Pending	11/24/44
BHIP-C22-11WOKR	South Korea	KR20240105469	11/24/24	Pending	11/24/44
BHIP-C22-11WOJP	Japan	JP2024543916	11/24/24	Pending	11/24/44
BHIP-C22-11WOUS	USA	US 18/713,445	11/24/24	Pending	11/24/44

*	Validated in AU, BE, CH, DE, DK, ES, FR, GB, IE, IT, NL and SE

Title: HYDROPHILIC TRANS-CYCLOOCTENE (HYTCO) COMPOUNDS, CONSTRUCTS AND CONJUGATES CONTAINING THE SAME
Description: Relevant for VERAXA’s VX-A902 candidate. This patent describes novel trans-cyclooctene compounds that are stable against isomerization under physiological conditions and their use for preparing bioconjugates, especially ADCs via click chemistry. This substance matter patent broadly claims our proprietary click chemistry for multiple uses.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date
BHIP-C22-12WOAU	Australia	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOBR	Brasil	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOCA	Canada	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOCN	China	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOEP	Europe	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOHK	HongKong	Not known yet	Not yet filed	Pending	7/25/44
BHIP-C22-12WOIL	Israel	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOIN	India	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOJP	Japan	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOKR	South Korea	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOSG	Singapore	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOUS	USA	Not known yet	7/25/24	Pending	7/25/44
BHIP-C22-12WOAU	Australia	Not known yet	7/25/24	Pending	7/25/44

Title: DUAL ANTIGEN-INDUCED BIPARTITE FUNCTIONAL COMPLEMENTATION
Description: Fundamentally relevant for VERAXA’s in-licensed Hemibody-TCE technology. This patent describes an on-cell reconstitution technology to activate TCEs specifically on the tumor site, thereby increasing the therapeutic index of TCEs.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date or Anticipated Expiration Date (if pending)
BHIP-C22-13WOAU	Australia	AU2013208895	1/14/13	Granted	1/14/33
BHIP-C22-13WOBR	Brasil	BR112014017182	1/14/13	Granted	1/14/33
BHIP-C22-13WOCA	Canada	CA2861003	1/14/13	Granted	1/14/33
BHIP-C22-13WOCN	China	CN104159923	1/14/13	Granted	1/14/33
BHIP-C22-13WOEARU	Russia (EA)	RU033947	1/14/13	Granted	1/14/33
BHIP-C22-13WOEP3	Europe	EP3907241	1/14/13	Pending	1/14/33
BHIP-C22-13WOIL	Israel	IL233566	1/14/13	Granted	1/14/33
BHIP-C22-13WOIN	India	IN418167	1/14/13	Granted	1/14/33
BHIP-C22-13WOJP	Japan	JP6408915	1/14/13	Granted	1/14/33
BHIP-C22-13WOKR	South Korea	KR10-2100817	1/14/13	Granted	1/14/33
BHIP-C22-13WOMX	Mexico	MX359411	1/14/13	Granted	1/14/33
BHIP-C22-13WOSG	Singapore	SG11201403997	1/14/13	Granted	1/14/33
BHIP-C22-13WOUS2	USA	US11427644	1/14/13	Granted	8/24/34
BHIP-C22-13WOZA	South Africa	ZA2014/05658	1/14/13	Granted	1/14/33

Title: RECOMBINANT ANTIBODY MOLECULE AND ITS USE FOR TARGET CELL RESTRICTED T CELL ACTIVATION
Description: Fundamentally relevant for VERAXA’s in-licensed Hemibody technology. This patent describes an additional format and CD3 binders to conditionally reconstitute active TCEs on the surface of tumor cells.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date
BHIP-C22-14WOEP	Europe	EP3180361	8/11/15	Granted*	8/11/35

*	Validated in BE, CH, DE, DK, ES, FR, GB, IE, IT, and SE

Title: SPECIFIC DOSAGE REGIMEN FOR HEMIBODY THERAPY
Description: Relevant for VERAXA’s BiTAC-TCE technology. This patent describes an administration scheme of hemibodies that considers a differential expression of two targets on tumor cells.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-15WOEP	Europe	EP3759135	12/21/18	Pending	12/21/38
BHIP-C22-15WOUS2	USA	US18/970,005	12/21/18	Pending	12/21/38

Title: RECOMBINANT PROTEINACEOUS BINDING MOLECULES
Description: Fundamentally relevant for VERAXA’s BiTAC-TCE technology. This patent describes a variety of different formats for the hemibody technology.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-16WOEP	Europe	EP4346885	5/27/22	Pending	5/27/42
BHIP-C22-16WOUS	USA	18/564,921	5/27/22	Pending	5/27/42
BHIP-C22-16WOAU	Australia	AU20220281108	5/27/22	Pending	5/27/42
BHIP-C22-16WOCA	Canada	CA3217894	5/27/22	Pending	5/27/42
BHIP-C22-16WOHK	HongKong	HK40106922	5/27/22	Pending	5/27/42

Title: ANTI-FLT3 ANTIBODIES AND METHODS OF USING THE SAME
Description: Fundamentally relevant for VERAXA’s VX-A901. This patent lies in the field of antibodies and relates to FLT3 specific antibodies with a modified Fc region to generate or enhance antibody-dependent cell cytotoxicity (ADCC) as well as methods of using such antibodies.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Expiration Date
BHIP-C22-17WOEP	Europe	EP2516468	12/23/10	Granted*	12/23/30
BHIP-C22-17WOEPHK	HongKong	HK1172910	12/23/10	Granted	12/23/30
BHIP-C22-17WOBR	BR	BR112012015740	12/23/10	Granted	12/23/30
BHIP-C22-17WOCA	CA	CA2785178	12/23/10	Granted	12/23/30
BHIP-C22-17WOCN	CN	CN102770453	12/23/10	Granted	12/23/30
BHIP-C22-17WOEA	EA	EA027502	12/23/10	Granted**	12/23/30
BHIP-C22-17WOIN	IN	IN328198	12/23/10	Granted	12/23/30
BHIP-C22-17WOJP	JP	JP5944831	12/23/10	Granted	12/23/30
BHIP-C22-17WOUS	US	US9023996	12/23/10	Granted	12/23/30

*	Validated in AL, AT, BE, CH, DE, DK, ES, FI, FR, GB, HR, HU, IE, IS, IT, LT, LU, LV, MC, MK, MT, NL, NO, SE and SI
**	Validated in AM, AZ, BY, KG, KZ, MD, RU, TJ and TM

Title: BIPARTITE TARGETING AGENT-PAYLOAD CONJUGATES
Description: Fundamentally relevant for VERAXA’s BiTAC-TCE technology. This patent describes our BiTAC-ADC technology. It claims the concept of dual targeting via different antibodies and release of toxin only via internalization of two components. The concept builds up on so called click-to-release possible with our proprietary click chemistry.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-18EP	Europe	EP25161043.2	2/28/25	Pending	2/28/45

Title: RECOMBINANT PROTEINACEOUS BINDING MOLECULES
Description: Fundamentally relevant for VERAXA’s BiTAC-TCE technology. This patent describes the engineering of a split CD3 interface region to increase the therapeutic index of the BiTAC-TCE technology.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-19WO	WIPO	PCT/EP2025/088272	12/19/25	Pending	12/19/45

Title: [NEW FORMATS]
Description: Fundamentally relevant for VERAXA’s BiTAC-TCE technology. This patent describes novel formats for the BiTAC-TCE technology with superior functionalities
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-20EP	Europe	N/A	N/A	In preparation	N/A

Title: NOVEL TCO-FUNCTIONALIZED GLYCAN ENGINEERED IMMUNOGLOBULIN MOLECULES AND NOVEL ANTIBODY PAYLOAD CONJUGATES
Description: Fundamentally relevant for VERAXA’s technology of glycan engineering with tetrazin-based Click chemistry. This patent describes our glycan engineering technology for introduction of trans-cyclooctenes into the native glycan of antibodies for creation of ADCs via click chemistry. This allows stable conjugation and storage and produces ADCs with exceptional efficacy and beneficial pharmacokinetics.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-21WO	WIPO	PCT/EP2025/088925	12/23/25	Pending	12/23/45

Title: IMPROVED PRODUCTION OF SPLIT ANTIBODIES
Description: Fundamentally relevant for VERAXA’s BiTAC-TCE technology. This patent describes antibody optimizations to improve the purity of BiTAC-TCE precursors during production.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-22EP	Europe	EP25175568.2	5/10/25	Pending	5/10/45

Title: [PREDICTION AND TREATMENT METHODS FOR PATIENTS HAVING A HEMATOLOGY MALIGNANCY]
Description: Relevant for VERAXA’s VX-A901 treatment and patient management. This patent describes patient stratification criteria on the basis of certain market genes useful for patient stratification and treatment monitoring.
VERAXA Ref.	Country	Patent/appl. number	Filing date	Status	Anticipated Expiration Date
BHIP-C22-23EP	Europe	EP25211422.8	10/27/25	Pending	10/27/46

Trademarks

The tables below provide an overview of our trademarks:

VERAXA (wordmark)
Record ID	Country	Convention	Classes	Status	Appl. Date	Appl. Number	Reg. Number
BHIP-C22-TM-01/EM	EU	EU	5,9,42,44	Registered	12/21/20	018359289	018359289
BHIP-C22-TM-01/US	US	National	1,5,9,10,42,44	Registered	6/21/21	90784943	7282793
BHIP-C22-TM-01/WO	WIPO	IR	5,9,42,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-CN	CN	Madrid	5,9,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-GB	GB	Madrid	5,9,42,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-IN	IN	Madrid	5,9,42,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-JP	JP	Madrid	5,9,42,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-KR	KR	Madrid	5,9,42,44	Registered	6/21/21	1610062	1610062
BHIP-C22-TM-01/WO-NO	NO	Madrid	5,9,42,44	Registered	6/21/21	1610062	1610062

BiTAC (wordmark)
Record ID	Country	Convention	Classes	Status	Appl. Date	Appl. Number	Reg. Number
BHIP-C22-TM-02/DE	DE	National	1,5,9,42,44	Registered	5/27/24	3020241100725	302024110072
BHIP-C22-TM-02/US	US	National	1,5,9,10,42,44	Registered	5/27/24	98569862	728793
BHIP-C22-TM-02/WO	WIPO	IR	5,9,42,44	Registered	11/26/24	1845572	1845572
BHIP-C22-TM-02/WO-CN	CN	Madrid	5,9,42,44	Registered	11/26/24	1845572	1845572
BHIP-C22-TM-02/WO-EM	EU	Madrid	5,9,42,44	Registered	11/26/24	1845572	018359289
BHIP-C22-TM-02/WO-GB	GB	Madrid	5,9,42,44	Registered	11/26/24	1845572	1845572
BHIP-C22-TM-02/WO-IN	IN	Madrid	5,9,42,44	Pending	11/26/24	1845572
BHIP-C22-TM-02/WO-JP	JP	Madrid	5,9,42,44	Pending	11/26/24	1845572
BHIP-C22-TM-02/WO-KR	KR	Madrid	5,9,42,44	Pending	11/26/24	1845572
BHIP-C22-TM-02/WO-NO	NO	Madrid	5,9,42,44	Registered	11/26/24	1845572	1845572

Competition

The biotechnology sector—particularly the oncology segment—is marked by fast-paced technological advancements, intense competitive dynamics, and a strong emphasis on intellectual property protection. Although we believe our proprietary technologies, IP portfolio, specialized expertise, and experienced leadership team position us favorably, we operate in a highly competitive environment. Our potential competitors include large pharmaceutical and biotech companies, academic institutions, and both public and private research entities. Many of these organizations possess significantly greater capabilities in scientific research, product development, and commercialization, along with deeper financial resources and broader marketing reach.

The oncology space is crowded with companies actively developing or commercializing therapies that overlap with our areas of focus, including both antibody-based and alternative treatment modalities. Any product candidates we develop and will bring to market may face direct competition from existing approved therapies, as well as from future therapies that may receive regulatory approval. The competitive landscape will be shaped by a range of factors, including comparative safety and efficacy, timing and breadth of regulatory approvals, supply chain efficiency and cost, marketing and commercialization strength, reimbursement and coverage dynamics, pricing strategies, and the strength of intellectual property protections. Our competitors may achieve key milestones—such as product development, regulatory clearance, and market entry—ahead of us, and may gain traction within the same patient populations and therapeutic areas we aim to serve.

ADCs

General Aspects

We continue to encounter strong competitive pressure within the ADC space, a field marked by continuous innovation. Advancements are rapidly unfolding across multiple fronts, including the development of next-generation cytotoxic payloads, improved conjugation methodologies, and novel approaches to target selection.

The ADC segment represents one of the fastest-growing areas within oncology, driven by increasing clinical validation, regulatory approvals, and significant commercial investment. As of 2025, over 1,170 ADC programs are in development globally, the vast majority targeting oncology indications. This underscores both the therapeutic potential and the competitive intensity of this space.

We are acutely aware of the evolving competitive landscape and the presence of established pharmaceutical and biotechnology companies pursuing ADC strategies. Key players in the ADC market include AstraZeneca, Daiichi Sankyo, Pfizer, Genentech (a member of the Roche Group), Gilead Sciences, Bristol Myers Squibb, Johnson and Johnson, and Sanofi, among others. In parallel, smaller biotech innovators such as LigaChem Biosciences, Iksuda, Mersana Therapeutics, Sutro Biopharma, BioAtla, and CytomX Therapeutics are actively advancing differentiated ADC pipelines. These companies benefit from significant R&D capabilities, strategic alliances, and in some cases, first-mover advantage.

To date, 17 ADCs are approved globally, as summarized in the table below:

Trade Name	Drug Name	Company	Target antigen	Approved Year
Enhertu	Trastuzumab deruxtecan	Daiichi Sankyo/AstraZeneca	HER2	2019
Kadcyla	Trastuzumab emtansine	Roche/Genentech	HER2	2013
Adcetris	Brentuximab vedotin	Pfizer/Takeda	CD30	2011
Padcev	Enfortumab vedotin	Astellas/Pfizer	Nectin-4	2019
Trodelvy	Sacituzumab govitecan	Gilead	Trop-2	2020
Polivy	Polatuzumab vedotin	Roche/Genentech	CD79B	2019
Elahere	Mirvetuximab soravtansine	AbbVie	FRα	2022
Tivdak	Tisotumab vedotin	Genmab/Pfizer	TF	2021
Blenrep	Belantamab mafodotin	GSK	BCMA	2020
Besponsa	Inotuzumab ozogamicin	Pfizer	CD22	2017
Zynlonta	Loncastuximab tesirine	ADC Therapeutics	CD19	2021
Akalux	cetuximab sarotalocan sodium	Rakuten Medical	EGFR	2020 (Japan)
Mylotarg	Gemtuzumab ozogamicin	Pfizer	CD33	2000
Aidixi	Disitamab Vedotin	RemeGen	HER2	2021 (China)
Lumoxiti	Moxetumomab pasudotox	AstraZeneca	CD22	2018
佳泰莱	Sacituzumab tirumotecan	Kelun-Biotech	Trop-2	2024 (China)
Datroway	Datopotamab Deruxtecan	AstraZeneca/Daiichi Sankyo	Trop-2	2024

We have the opinion that the number and commercial success of the current approved ADCs speak for the continuing opportunity for developing ADCs for cancer treatment. As there are currently more than 700 ADCs in development, there is however need for differentiation, and innovation, which we believe to provide with our technology platforms. We are confident that our ADC technology and approach to developing the next generation of ADC therapies will help us to overcome all these hurdles.

Bispecific ADCs

Biotech and pharma companies currently show a high scientific and commercial interest in the development of bispecific ADCs because this treatment modality promises to overcome certain limitations of the ‘classical’ monospecific ADC approach. Such limitations include overcoming tumor heterogeneity, mitigating resistance mechanisms, and enhancing internalization and payload delivery, amongst others. Companies currently developing bispecific ADCs in clinical studies include, but are not limited to, AbbVie, Alphamab Oncology, AstraZeneca, Bristol-Myers Squibb, Doma Biopharmaceutical, Systimmune, DualityBio, GenMab, Innovent Biologics, Salubris Biotherapeutics. Several companies offer their established platforms to generate bispecific antibodies and/or identify optimal target combinations as solutions for the generation of bispecific ADCs, including, but are not limited to, ABL Bio, Biocytogen Pharmaceuticals, BiVictriX, Coherent Biopharma, Creative Biolabs, InduPro, LabGenius Therapeutics, Merus, Sutro Biopharma, WuXi Biologics, Zymeworks.

In general, bispecific ADCs currently in clinical development follow the concept of targeting two TAAs in order to boost therapeutic efficacy by increasing the amount of targetable cells in a heterogenous tumor. We believe that our strategy to improve the safety profile of bispecific ADCs by applying a Boolean logic AND-Gate, thus resulting in increased efficacy by enabling higher drug dosing, differentiates us from our competitors. Consequently, we think that we will be able to develop highly competitive drug candidates. Nevertheless, our competitors may successfully develop competing products before we do, and they may benefit from substantially greater scientific, research, and product development capabilities, and greater financial, marketing, and human resources.

Pretargeting Approaches

There is some competition in the field of next generation ADC approaches, specifically from pretargeting strategies, which release targeted inactive protoxins at the tumor via systemic administration of small molecule activators, or vice versa. These technologies also aim to abolish systemic off-target toxicity through clearance of the remaining circulating targeted compound before activation. Therefore, the targeting moieties usually need to be of smaller size than antibodies to guarantee sufficiently fast clearance from circulation. Additionally, this leads to a restricted target space and narrower addressable patient populations. Only two small biotech companies pursue such approaches, TagWorks and Shasqi, which have both progressed into clinical studies.

Our competitive advantage lies in our dual targeting-based increased selectivity, which we believe additionally abolishes on-target/off-tumor toxicities, diminishes target space limitations and enables the use of all viable targeting moieties without the need to consider pharmacokinetic properties. By using our dual targeting approach, we believe we will be able to broaden the addressable target space and, therefore, broaden the patient population, because we will not face the same limitations found in other approaches.

TCEs

General Aspects

TCEs are an emerging class of immunotherapeutic agents designed to harness the cytotoxic potential of T lymphocytes to eliminate malignant cells. Currently (as of May 2025), ten TCEs have been approved by the FDA and more than 500 drugs that are based on a TCE MoA are in development (preclinical and clinical), the vast majority addressing oncology indications. This underscores both the therapeutic potential and the competitive intensity of this space.

We are fully aware of the evolving competitive landscape and the presence of established pharmaceutical and biotechnology companies pursuing TCE strategies. Key players in the TCE space include Amgen, Janssen, Immunocore, Regeneron, Roche/Genentech/Chugai, Pfizer, Abbvie, Genmab among others.

Conditionally Active TCEs

We face ongoing competition in the field of T cell-based therapies as innovation continues to progress and new approaches for addressing limitations emerge. The development of conditionally active TCEs is a rapidly evolving field aimed at overcoming the critical limitation of on-target/off-tumor toxicity by restricting T cell activation to the tumor microenvironment. Although we believe that our BiTAC-TCE technology, intellectual property, scientific expertise and leadership team provide us with a competitive advantage, we may face possible competition from various directions.

A number of biotechnology companies have developed tumor microenvironment-dependent activation mechanisms, including protease-cleavable masking domains and pH-sensitive binding, to address this challenge. Notable players in this space include CytomX, Vir Biotechnology, Janux Therapeutics, Takeda, and Xilio Therapeutics, all of which leverage tumor-associated protease activity to unmask their TCEs.

BioAtla and Amberstone Biosciences, which employ pH-responsive binding mechanisms designed to exploit the slightly acidic conditions characteristic of solid tumors. Revitope explores a combination of both proteolytic activation and on-cell assembly concepts. Roche published a chain-exchange concept, which assembles active TCEs from precursor molecules upon certain chain re-arrangements.

While the competitive landscape is dynamic and continues to expand, with numerous academic and industry players advancing innovative conditional TCE technologies, our on-cell assembly platform offers a robust, versatile, and potentially safer treatment modality for tumor-selective T cell redirection.

Approved TCEs for Hematologic Malignancies

The prototypical TCE for hematologic malignancies is Blinatumomab, sold under the brand name Blincyto by Amgen. Blinatumomab is approved for the treatment of relapsed/refractory B-cell precursor acute lymphoblastic leukemia. It has demonstrated significant clinical efficacy and has paved the way for the development of other TCEs. Beyond blinatumomab, several other TCEs have gained regulatory approval in hematologic malignancies (as of 04/2025). They are summarized in the following table:

Drug Name	Company	Target	Indication	Year of Approval
Talquetamab	GenMab; Janssen	GPRC5D	Multiple Myeloma	2024
Teclistamab	GenMab A/S; OmniAb; Janssen	BCMA	Multiple Myeloma	2022
Odronextamab	Regeneron	CD20	Diffuse Large B-Cell Lymphoma, Follicular Lymphoma	2024
Elranatamab	Pfizer Inc	BCMA	Multiple Myeloma	2023
Catumaxomab	Lindis Biotech; Pharmanovia	EpCAM	Malignant Ascites	2009-2014 2025
Epcoritamab	AbbVie Ltd; GenMab A/S	CD20	Diffuse Large B-Cell Lymphoma; Follicular Lymphoma	2023
Mosunetuzumab	Roche / Genentech	CD20	Follicular Lymphoma	2022
Glofitamab	Roche / Genentech	CD20	Diffuse Large B-Cell Lymphoma (DLBCL)	2023
Blinatumomab	Amgen	CD19	Acute Lymphoblastic Leukemia	2015

Approved TCEs for Solid Cancer

While TCEs have shown remarkable success in treatment of hematologic malignancies, their application in the treatment of solid cancer (tumors) remains limited. There are two approved drugs that have demonstrated notable efficacy for treatment of solid tumors: Tebentafusp (brand name: Kimmtrak) and Tarlatamab, as summarized in the table below:

Drug Name	Company	Target	Indication	Year of approval
Tarlatamab	Amgen	DLL3	Small-Cell Lung Cancer	2024
Tebentafusp	Immunocore	gp100	Metastatic Uveal melanoma	2022

Despite success of Tebentafusb (brand name: Kimmtrak) and Tarlatamab in the treatment of solid tumors, the translation of TCEs to other solid tumor indications has been met with several challenges that limit their broader application in other solid tumor indications with high unmet medical need. In contrast, our BiTAC approach for making TCEs more selective for tumors is much more precise, reducing unwanted side effects while still effectively attacking the cancer. Currently, our BiTAC platforms are the only technologies in precision oncology that uses a true and cancer cell selective 2-factor authentication process for tumor cell killing.

Microfluidics

The field of single-cell analysis and cellular interaction profiling is rapidly evolving, driven by advances in microfluidic technologies that enable high-throughput, high-resolution interrogation of individual cells and their dynamic behaviors. Our droplet-based microfluidic platform is uniquely suited to capture these complex biological processes, offering robust capabilities for analyzing functional responses, cell-cell communication, and secreted biomarkers at single-cell resolution. Our integrated technology, proprietary engineering, and cross-disciplinary expertise provide strong competitive advantages; however, we operate in a dynamic and increasingly crowded landscape. Notable players in array-based microfluidic technologies include AbCellera, Berkeley Lights, Cell Microsystems, and ARRALYZE. In the droplet-based space, key companies include HiFiBiO Therapeutics, Sphere Fluidics, Mission Bio, Atrandi Biosciences, and Lightcast. As innovation continues to accelerate—driven by microfabrication, optical detection, and machine learning—our scalable, versatile platform stands out for its ability to precisely capture transient biological events and integrate seamlessly with downstream genomic and proteomic workflows.

Regulation And Product Approval

For further discussion of the regulatory environment applicable to the Company, please see the section of this proxy statement/prospectus titled “Risk Factors”, including “Risk Factors – Risks Relating to Regulatory Approval of the Company’s Product Candidates” and “Risk Factors – Risks Relating to the Future Commercialization of the Company’s Products.”

Review and Approval for Licensing Biologics in the United States

The FDA regulates biologic products under the FDCA, the Public Health Service Act, and other federal, state, and local statutes and regulations. Both the FDCA and Public Health Service Act and their corresponding regulations govern, among other things, the research, development, clinical trials, testing, manufacturing, quality control, safety, purity and potency (efficacy), labeling, packaging, storage, record keeping, distribution, reporting, marketing, promotion, advertising, post-approval monitoring, and post-approval reporting involving biological products. Under FDA regulations, an IRB is formally designated to review and monitor biomedical research involving human subjects, and it has the authority to approve, require modifications in or disapprove research.

We will be required to navigate the various preclinical and clinical regulatory obligations and the commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. Biologics, due to their complexity and derivation from living organisms, require stringent regulatory oversight throughout development, approval, and commercialization. Biologics are subject to extensive federal, state, and local regulations. Non-compliance with any such regulation may result in severe enforcement actions, including trial suspension, product recalls, or marketing withdrawal. Legislative and regulatory updates can alter these requirements unpredictably.

Regulatory Framework and Compliance

Development and IND Application Process

Product development starts with preclinical studies—primarily in vitro and animal safety assessments—conducted under GLP standards. Preclinical studies may include laboratory evaluations of product chemistry, toxicity, and formulation to assess the potential safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. To begin human trials, an IND application must be submitted and accepted by the FDA. An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in a clinical trial. INDs outline trial protocols and are reviewed for safety; INDs automatically become effective 30 days after receipt by the FDA, unless the FDA raises safety concerns or questions about the proposed clinical trial within the 30-day time period. Then, the FDA may place the IND on a clinical hold, delaying or even halting clinical trials.

Clinical Trial Phases

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP regulations, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial.

Clinical development typically involves three sequential phases:

●	Phase I: Safety, dosage, and pharmacokinetics in a small group. May yield early evidence of effectiveness.

●	Phase II: Preliminary efficacy, dosing schedule, and side effect profiling in a larger patient population. In oncology trials, Phase I and Phase II are often combined.

●	Phase III: Large-scale trials to confirm efficacy, safety, and risk-benefit ratio.

●	Some trials may be combined or require post-approval Phase IV studies.

Some trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a Data Safety Monitoring Board (“DSMB”). DSMBs review unblinded study data at pre-specified times during the course of the study. If the DSMB determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy, the DSMB can make a recommendation to the sponsor to modify or stop the trial. Additionally, regulatory authorities, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, IND safety reports must be submitted to the FDA for any of the following: (i) serious and unexpected suspected adverse reactions in study subjects; (ii) findings from epidemiological studies, pooled analysis of multiple studies, animal or in vitro testing, or other clinical studies, whether or not conducted under an IND, and whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug; and (iv) any clinically important increase in the rate of a serious suspected adverse reaction over such rate listed in the protocol or investigator brochure.

Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission

Following successful clinical trials, a BLA is submitted. This includes data on efficacy, safety, manufacturing processes, and product labeling. The FDA has 60 days to accept the application for review and typically aims to decide within ten months under the Prescription Drug User Fee Act. Review may involve advisory committees and facility inspections to ensure compliance.

FDA BLA Review Outcomes

After the FDA’s review of the BLA, it may (i) approve the BLA with defined indications and post-marketing obligations, (ii) issue a Complete Response Letter identifying deficiencies requiring remediation, or (iii) approve the BLA contingent upon a Risk Evaluation and Mitigation Strategy, post-marketing studies, or restricted distribution systems.

Post-Approval Obligations

Approved biologics must continue to meet FDA standards through (i) adverse event reporting, (ii) lot release protocols, (iii) post-approval studies, and (iv) supplemental BLAs for product changes (e.g., targeting different HLA types). Non-compliance with these continued obligations can result in withdrawal of BLA approval.

Manufacturing and Data Integrity

Biologics must be manufactured under Current Good Manufacturing Practices (“cGMP”) and, where applicable, Good Tissue Practices (“GTP”). The cGMP must be capable of consistently producing quality batches of the drug candidate, while the primary intent of the GTP requirements is to ensure that cell and tissue-based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. The sponsor must ensure reliable, accurate data and robust systems to maintain data integrity.

To ensure cGMP, GLP, GCP, GTP, and other regulatory compliance, an applicant must incur significant expenditure of time, money, and effort in the areas of training, record keeping, production and quality control.

Orphan Drug Designation and Exclusivity

The FDA grants Orphan Drug Designation to therapies intended for rare diseases affecting fewer than 200,000 people in the U.S., or more if the product is unlikely to be commercially viable. This designation must be obtained prior to submitting a New Drug Application (“NDA”) or BLA and is publicly disclosed upon approval.

A drug granted Orphan Drug Designation that later achieves FDA approval for the designated condition is eligible for seven years of market exclusivity for that indication. During this exclusivity period, the FDA cannot approve the same drug for the same use, unless a competitor proves clinical superiority or there are supply issues. However, other products may be approved for the same indication, or the same product may be approved for other uses, allowing potential off-label use.

Exclusivity may also prevent a sponsor’s candidate from being approved if a competing drug with the same active ingredient for the same indication is approved first. Broader marketing approval beyond the designated indication may invalidate exclusivity.

The EU offers a similar orphan designation framework with key regulatory differences. Marketing authorization for an Orphan Drug leads to a 10-year period of market exclusivity, however the period may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for Orphan Drug Designation.

Post-Approval Regulatory Requirements for FDA-Approved Products

Following FDA approval, biologics and drug products remain under extensive regulatory oversight to ensure continued compliance with safety, efficacy, and quality standards. Key post-approval obligations include:

Ongoing Regulatory Oversight

Approved products are subject to:

●	Recordkeeping, periodic safety and deviation reporting, and distribution documentation.

●	Strict advertising and promotional controls based on the FDA-approved labeling.

●	Continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved BLA.

●	Continued compliance with cGMP, including data integrity requirements such as real-time documentation, audit trails, system validation, and secure data handling.

Manufacturing and Facility Inspections

Any post-approval manufacturing changes often require additional testing and FDA review. Facilities - both manufacturers and contractors - must be FDA-registered and undergo regular, unannounced inspections. Post-approval changes to the manufacturing process are strictly regulated and impose reporting requirements upon the sponsor and any third-party manufacturers that the sponsor may use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP, data integrity, pharmacovigilance, and other aspects of regulatory compliance. Violations, especially related to data integrity, are a significant enforcement priority.

Consequences of Non-Compliance

Failure to adhere to regulatory standards may lead to labeling updates, post-market studies, a Risk Evaluation and Mitigation Strategy or enforcement actions such as product recalls, warning letters, application rejections, holds on post-approval clinical studies, market withdrawal, product seizure, or civil/criminal penalties.

Restrictions on Promotion

Promotional content must strictly reflect approved claims. Off-label promotion is prohibited and tightly regulated. Non-promotional sharing of scientific information about off-label uses is allowed only under narrow, FDA-defined conditions. Violations can trigger judicial investigations, substantial fines, consent decrees, and corporate integrity agreements. The federal government has levied large civil, administrative, and criminal fines and penalties against companies for alleged improper promotion and has occasionally requested that companies enter into Corporate Integrity Agreements and Consent Decrees of Permanent Injunction under which specified promotional conduct is changed or curtailed.

Distribution Requirements

The Drug Supply Chain Security Act mandates product traceability, verification, and notification protocols to safeguard against counterfeit or dangerous products. The Prescription Drug Marketing Act and related state Laws impose restrictions on sample distribution and ensure accountability in the supply chain.

FDA Expedited Development and Review Programs

The FDA offers multiple expedited programs to accelerate the development and review of biologics targeting serious or life-threatening conditions with unmet medical needs. These include:

●	Fast Track Designation: Facilitates the development and expedited review of products intended to treat serious conditions and fulfil unmet medical needs.

●	Breakthrough Therapy Designation: Granted to therapies showing preliminary clinical evidence of substantial improvement over existing treatments.

●	Priority Review: Shortens FDA review time for biologics with potential to provide significant improvements in treatment or prevention.

●	Accelerated Approval: Allows earlier approval based on surrogate endpoints for serious conditions, pending confirmatory trials.

While these designations expedite timelines, they do not alter the FDA’s rigorous approval standards for safety and efficacy.

Patent Term Restoration and Marketing Exclusivity for Biologics

The summary below outlines U.S. regulatory provisions that extend patent life and grant marketing exclusivity to incentivize innovation in biologics under the Hatch-Waxman Act and the Biologics Price Competition and Innovation Act.

Patent Term Restoration

Under the Hatch-Waxman Act, biologic patent holders may apply for a one-time extension of up to five years to compensate for regulatory delays. The extension is based on:

●	50% of the time between IND activation and BLA submission (testing phase), plus

●	100% of the time from BLA submission to FDA approval (approval phase),

●	Capped at five years, and overall patent life post-approval cannot exceed 14 years.

The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. Only one patent per approved product is eligible. Applications must be submitted within 60 days of FDA approval. The United States Patent and Trademark Office, in collaboration with the FDA, oversees the evaluation. Interim extensions (1-year increments, up to 4 times) are available for patents expiring during BLA review but reduce the post-approval extension equivalently.

Biosimilars and Marketing Exclusivity

The Biologics Price Competition and Innovation Act established a pathway for biosimilars—biologics highly similar to an FDA-licensed product (the “reference product”) with no clinically meaningful differences in safety, purity, or potency. Biosimilars must undergo analytical, animal, and at least one human clinical trial, unless waived.

To achieve interchangeability status—a higher threshold—a biosimilar must produce identical clinical outcomes and be switchable with the reference product without added safety/efficacy risk. Complexities associated with the larger, and often more complex, structures of biologics, as well as the process by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being resolved by FDA.

Exclusivity Periods

A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. The first biological product candidate submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar; (ii) 18 months after the first interchangeable biosimilar is approved if there is no patent challenge; (iii) 18 months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant; or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42 month period. Due to legal and regulatory complexity, especially around interchangeability, substitution at the pharmacy level remains uncertain and is subject to state law.

U.S. Healthcare Regulatory and Reimbursement Landscape

Coverage, Pricing, and Reimbursement

The commercial success of FDA-approved products in the U.S. is significantly influenced by third-party payors, including federal and state programs, private insurers, and managed care organizations. These entities determine coverage and reimbursement levels, which are not guaranteed upon regulatory approval. Payors may limit coverage to specific formularies, necessitating additional pharmaco-economic studies to demonstrate medical necessity and cost-effectiveness. Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. Even with coverage, reimbursement rates may not ensure a return on investment, and policies can change, affecting product marketability.

Compliance with Healthcare Laws

Healthcare operations are subject to various federal and state Laws:

●	Anti-Kickback Statute: Prohibits offering or receiving remuneration to induce referrals for services covered by federal healthcare programs. Violations can lead to exclusion from participation in federal healthcare programs and even criminal penalties: imprisonment and fines. A claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

●	False Claims Act: Prohibits the knowing submission false claims to the government. Penalties include exclusion from participation in federal healthcare programs, treble damages and per-claim fines.

●	Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act: Mandate the protection of patient health information through privacy and security measures. Non-compliance can result in significant civil and/or criminal penalties.

●	Physician Payments Sunshine Act: Requires reporting of payments and transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held in the company by physicians and their immediate family members, to promote transparency.

●	Non-compliance with these Laws can result in severe civil and/or criminal penalties including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and individual imprisonment.

Health Care Reform and the Inflation Reduction Act

Legislative changes have introduced significant reforms, including the following:

●	Affordable Care Act: Expanded healthcare access and introduced measures affecting drug pricing and rebates, which may reduce the profitability of drug products through increased rebates for certain drugs.

●	Inflation Reduction Act: Introduced provisions to lower prescription drug costs. It allows Medicare to negotiate prices for certain high-cost drugs, caps annual out-of-pocket costs for Medicare Part D beneficiaries, and imposes penalties on manufacturers for price increases exceeding inflation rates.

These reforms aim to enhance transparency, affordability, and access, though the heightened government scrutiny may impact pharmaceutical companies’ pricing strategies and revenue models.

United States – FDA and Legislative Updates

Project Optimus: Oncology Dose Optimization

Launched by the FDA’s Oncology Center of Excellence, Project Optimus aims to reform dose selection practices in oncology trials. It (i) encourages randomized, controlled dose-ranging studies, (ii) requires dose justification in pivotal trials, moving beyond the traditional maximum tolerated dose approach, and (iii) impacts BLAs and NDAs by demanding evidence of optimized benefit-risk profiles.

Project FrontRunner: Accelerated Approval in Earlier Treatment Lines

This initiative complements Project Optimus by (i) promoting trial designs that support accelerated approval pathways for drugs targeting serious diseases in non-refractory settings, (ii) encouraging development in earlier treatment lines with high unmet medical needs, and (iii) influencing labeling, market entry strategies, and comparative efficacy designs

Decentralized Clinical Trials and Digital Tools

In 2023, the FDA finalized guidance supporting decentralized clinical trials. This guidance (i) endorses the use of digital health technologies (e.g., eConsent, telemedicine, wearable sensors), (ii) emphasizes GCP compliance while enhancing trial accessibility and enrollment diversity, and (iii) encourages risk-based monitoring and remote data collection infrastructure.

Race and Ethnicity Diversity Plans

As of April 2023, under the Food and Drug Omnibus Reform Act, the FDA requires submission of Race and Ethnicity Diversity Plans. The Food and Drug Omnibus Reform Act applies to Phase III trials or pivotal clinical studies supporting IND applications, BLAs, or NDAs and promotes inclusivity and generalizability of trial outcomes.

Artificial Intelligence and Machine Learning in Drug Development

The FDA has issued updated draft guidance on the use of artificial intelligence and machine learning in drug and device development. This guidance (i) focuses on Clinical Decision Support and artificial intelligence and machine learning enabled tools and (ii) encourages early engagement with the FDA for feedback on artificial intelligence risk classification and validation.

FDA Modernization Act 2.0: Alternatives to Animal Testing

Enacted as part of the Consolidated Appropriations Act, 2023, this act removes the mandatory requirement for animal testing in drug development. The act amends the FDCA to allow non-animal methods for evaluating drug safety and effectiveness prior to human trials. Accepted alternative methods include in vitro human cell-based assays, organoids, organ-on-a-chip technologies, microphysiological systems, in silico modeling, and 3D bioprinted tissues. The FDA maintains authority to require testing it deems necessary and is investing in validation frameworks for alternative approaches.

EU Regulation and Product Approval for Medicinal Products

The EMA is the central regulatory authority in the EU for evaluating and monitoring human medicinal products. It is responsible for the scientific evaluation of applications for EU marketing authorizations, as well as the development of technical guidance and the provision of scientific advice to sponsors. It operates via a network of ~4,500 experts across the EU and collaborates with over 40 National Competent Authorities of EU member states. EMA’s centralized process is mandatory for biologics and ensures a harmonized evaluation of safety, efficacy, and quality standards for marketing authorizations.

Approval Process Overview

The EU drug approval process mirrors U.S. regulatory pathways and includes:

●	Preclinical studies (GLP-compliant)

●	Clinical trial applications approved by national authorities and ethics committees

●	Production compliant with cGMP

●	Conduct of clinical trials to demonstrate safety and efficacy

●	Marketing Authorization Application submission and review by the Committee for Medicinal Products for Human Use

●	Site inspections and potential audits

●	EU-wide approval by the European Commission (for centralized procedure)

Clinical Trials

Previously governed by Directive 2001/20/EC, clinical trial oversight has transitioned to Regulation (EU) No. 536/2014. This introduces a streamlined, single-portal CTA submission and enhanced transparency. Investigational medicinal products must be manufactured under cGMP and appropriate authorizations.

Authorization to market a product in the EU member states proceeds under one of four procedures: a centralized authorization procedure, a mutual recognition procedure, a decentralized procedure or a national procedure.

Centralized Authorization Procedure

Biologic products like monoclonal antibodies require centralized approval. The Committee for Medicinal Products for Human Use provides scientific opinions, with timelines of 210 days (or 150 days for accelerated assessment). Upon a positive opinion, the European Commission grants an EU-wide MA. Lifecycle monitoring and potential sanctions (including withdrawal) apply post-approval.

Accelerated and Conditional Approval

For medicines addressing unmet medical needs or providing therapeutic innovation, conditional marketing authorizations (valid for one year, renewable) or accelerated assessments (150-day CHMP review) may be granted under Regulation (EC) 726/2004, subject to specific, publicly accessible obligations being imposed on the authorization holder.

Renewal and Regulatory Exclusivity

Initial marketing authorizations are valid for five years, renewable indefinitely on the basis of a re-evaluation of the risk-benefit balance by the EMA, barring safety concerns. The EU grants 8+2+1 years of market and data protection exclusivity to innovative drugs. Products must be launched within three years post-approval to avoid invalidation (sunset clause).

Orphan Drug Designation

Under Regulation (EC) 141/2000, orphan designation is granted to drugs for rare or underserved conditions (<5/10,000 EU prevalence), offering 10 years of market exclusivity (extendable to 12 years with pediatric data), research incentives, and regulatory support. Market exclusivity can be overridden in specific cases, such as consent from the marketing authorization holder, inability to supply sufficient quantities of the product, or demonstration of “clinically relevant superiority” by a similar medicinal product.

Marketing and Ethical Compliance

EU anti-bribery Laws, such as the UK Bribery Act 2010, prohibit inducements to healthcare providers. National Laws may require transparency for physician payments and prior approval for collaborations. Non-compliance carries reputational risk, public reprimands, administrative penalties, fines or imprisonment.

EU – EMA and EU Commission Updates

Clinical Trials Regulation (EU) No. 536/2014 – Full Enforcement

Effective from January 31, 2023, this regulation replaces Directive 2001/20/EC. This regulation (i) mandates the use of the Clinical Trials Information System for clinical trial applications, (ii) introduces a single application and assessment process across EU Member States, (iii) enhances transparency with public access to protocols, assessments, and lay summaries, (iv) harmonizes timelines and reporting, facilitating multi-country trials.

EU General Pharmaceutical Legislation Reform (Proposal 2023)

Currently under legislative review, with anticipated adoption by 2025, this legislation (i) proposes reducing data protection from eight to six years, with incentives to regain up to eight years based on factors like launching in all EU Member States, (ii) proposes addressing unmet medical needs by defining criteria for and incentivizing equitable access for medicines targeting unmet medical needs, and conducting comparative trials, (iii) shortening market exclusivity for orphan drugs to five years unless additional benefits are demonstrated, (iv) encourages antibiotic innovation via transferable exclusivity vouchers and delinked payments, and (v) emphasizes greener manufacturing and environmental safety assessments.

EU Health Technology Assessment (EU) 2021/2282 – Effective January 2025

This regulation introduces (i) centralized health technology assessment for innovative drugs, initially focusing on cancer and advanced therapy medicinal products; (ii) joint clinical assessment reports to be used across EU member states and (iii) and aims to reduce duplicative assessments and expedite national reimbursement decisions.

Integration of Real-World Evidence

The EMA is expanding guidance on the use of real-world evidence to support regulatory decision-making. This guidance applies to post-authorization safety and efficacy assessments, conditional approvals, and label expansions and encourages hybrid clinical trial and real-world evidence data models.

Reinforced Compliance under Transparency and Ethics Framework

Enhancements include (i) expansion of transparency obligations under the Clinical Trials Information System; (ii) stricter enforcement of anti-bribery and disclosure Laws concerning payments to healthcare professionals; (iii) alignment with European Federation of Pharmaceutical Industries and Associations disclosure codes and national Laws.

International Harmonization

Regulators increasingly cooperate via Orbis, Access Consortium, International Coalition of Medicines Regulatory Authorities, and mutual recognition agreements. Notably, the FDA and EMA expanded their agreement in 2023 to include vaccine and plasma inspections. This collaboration enables streamlined global filings using a harmonized dossier compliant with the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”).

United Kingdom (Medicines and Healthcare Products Regulatory Agency (“MHRA”))

●	Innovative Licensing and Access Pathway: Relaunched in March 2025, Innovation Licensing and Access Pathway 2.0 offers enhanced collaboration with the National Health Service and Human Tissue Authority bodies, providing early-stage support and a streamlined roadmap for innovative medicines.

●	International Recognition Procedure: Effective from January 2024, the International Recognition Procedure allows the MHRA to expedite United Kingdom marketing authorizations by relying on approvals from trusted regulators such as the FDA, EMA, Product Development and Management Association, and others.

China (National Medical Products Administration (“NMPA”))

●	Regulatory Reforms: The NMPA has aligned its regulatory framework with international standards, including the adoption of ICH guidelines and the Common Technical Document format.

●	Medical Device Standards: In 2025, the NMPA introduced 85 new medical device standards, focusing on areas such as artificial intelligence in diagnostics and additive manufacturing.

Japan (Pharmaceuticals and Medical Device Agency (“PMDA”))

●	Sakigake Designation: Established as a permanent system in 2020, the Sakigake designation allows for accelerated review of innovative therapies, with sponsors able to apply at any time.

●	Regulatory Harmonization: The PMDA continues to participate in international harmonization efforts, including the implementation of ICH guidelines and collaboration with other regulatory agencies.

Canada, Australia, Singapore, Switzerland, United Kingdom (Access Consortium)

●	Strategic Plan 2025–2028: The Access Consortium aims to enhance regulatory collaboration, streamline procedures, and improve access to safe, effective medicines across member countries.

●	Work-Sharing Initiatives: The consortium continues to expand its work-sharing initiatives, allowing for more efficient assessments of new active substances and other health products.

African Medicines Agency

●	Operationalization: Since the treaty’s entry into force in November 2021, the African Medicines Agency has been working towards establishing a centralized regulatory system for the African Union, aiming to harmonize medical product regulations and improve access to quality medicines.

Other Regions

●	In Latin America and the Middle East, regulators like Brazil’s Agência Nacional de Vigilância Sanitária or Saudi Arabia’s Food and Drug Authority increasingly rely on EMA/FDA decisions. The African Medicines Agency, launched in 2021, is developing toward centralized approvals for the African Union. For now, markets like South Africa remain under national agencies.

Summary

Global regulatory agencies have made significant strides in harmonizing and streamlining their processes over the past five years. These developments offer opportunities for accelerated approvals and expanded market access for innovative therapies. Engaging with these pathways can lead to more efficient global development and commercialization strategies.

Facilities

We do not own any real property. We lease a facility within a public building at the heart of the Heidelberg research campus. We rent one half of the 2nd floor of a two-story building, which focuses on research activities. We believe that our leased facility meets our present needs. We are continuously reviewing our space requirements. The table below sets forth the sizes and uses of our leased facility:

We are not aware of any environmental issues or other constraints that would materially impact the intended use of our facilities.

Location	Primary Function	space

The Company facility is in Heidelberg, Germany, located on the research and clinical campus of the Neuenheimer Feld.

Our facility contains office, storage and laboratory spaces. The office spaces have working areas, bathrooms and kitchen for all employees and 3 meeting rooms of different sizes, allowing small 1-to-1 meetings but also town hall meeting for the whole company. Our facility offers individual storage units for the company archive, office supplies and laboratory consumables with a specialized room for storage of liquid nitrogen and our cell stocks.

We house several functional units, serving biological and chemical work within the Company. We currently have 1 chemistry lab, 5 biology labs, a central cleaning kitchen, a cold room and a microscopy room. Our biological core units are 2 cell culture labs, an assay lab, a production lab and a microfluidic dark room unit. All biological laboratories meet S1 safety standards.

Total leased area: 766m2 Office space: 434m2 Laboratory space: 332m2 Plus, additional parking spaces (parking garage and outside parking)

Employees

As of April 30, 2025, we employed 36 individuals, all of whom are based in Germany. Our team comprises highly skilled professionals, the majority of whom hold advanced degrees in disciplines such as biology, chemistry, physics, and related scientific fields. The Company’s workforce is primarily focused on research and development, pre-clinical development, and key corporate functions, including finance, human resources, procurement, and information technology.

We maintain a strong and positive relationship with our employees. Our corporate culture emphasizes collaboration, scientific integrity, and a shared commitment to innovation in the field of targeted antibody-based therapies. We invest in the professional development of our employees through ongoing training programs, cross-functional opportunities, and competitive compensation packages. Our work environment is performance-driven, with clearly defined objectives and measurable outcomes.

None of our employees are covered by collective bargaining agreements, and we have not experienced any labor-related work stoppages or material disputes.

As we continue to grow and prepare for a potential public listing, we are enhancing our internal capabilities—particularly in finance, regulatory compliance, and information technology security—to meet the requirements of a publicly traded, international biotechnology company.

Legal Proceedings

As of the date of this filing, we are not involved in any material legal proceedings, and, to the best of our knowledge, no such proceedings are threatened that would have a material adverse effect on our business, financial condition, results of operations, or prospects.

From time to time, we may be involved in routine legal matters and regulatory inquiries arising in the ordinary course of business. These matters are not expected to have a material impact on our operations or financial position, individually or in the aggregate.

Risk Assessment

For a discussion on the Company’s risk assessment, please see the section of this proxy statement/prospectus titled “Risk Factors” with respect to applicable risk factors related to the Company.

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, or the “Company” refer to Veraxa Biotech AG and its Subsidiary prior to the consummation of the Business Combination and, after the consummation of the Business Combination, PubCo and its Subsidiary.

The following discussion and analysis of the financial condition and results of operations of Veraxa includes information that the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Information of the Company” section of this proxy statement/prospectus and our audited consolidated financial statements for the years ended December 31, 2024 and 2023, and the unaudited condensed consolidated financial statements as of June 30, 2025 and for the three and six months ended June 30, 2025 and 2024, and, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of December 31, 2024 in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion contains forward-looking statements reflecting current plans, estimates and assumptions concerning events and financial trends that may affect future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are an oncology-focused biotechnology company headquartered in Zurich, Switzerland. With our expertise and capabilities, we develop novel antibody-based drug platforms for the treatment of cancer. Our goal is to establish a sustainable clinical pipeline of novel and differentiated oncology programs geared towards achieving superior efficacy while minimizing the burden of side effects for patients. Our proprietary platform technologies enable the development of new generations of targeted cancer treatments and position us as a pioneer in creating highly effective, targeted antibody-based therapies for cancer patients.

Company History and Structure

The Company was incorporated on December 2, 2020. As a holding company, it owns 100% of the shares in VERAXA Biotech GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) validly existing under the Laws of Germany (“VERAXA Biotech GmbH”).

VERAXA Biotech GmbH was formed on May 21, 2021 pursuant to a contribution and merger agreement with Araxa Bioscience GmbH (“ARAXA”) and Velabs Therapeutics GmbH (“Velabs”), with VERAXA Biotech GmbH as the surviving company in the transaction. Pursuant to this transaction, the Company acquired the technology of ARAXA (technology for the modulation and development of antibodies) and the technology of Velabs (droplet-based microfluidic screening technology). As part of the contribution, 100% of the shares in both Velabs and ARAXA were contributed in exchange for CHF 11.5 million shares of the Company. In accordance with IFRS 3, Velabs was identified as the accounting acquirer based on its activity and size.

On December 29, 2023, the Company acquired all shares in Synimmune GmbH, a spin-off of the Department of Immunology at the University of Tübingen (“Synimmune”). Synimmune was active in the field of innovative and effective anti-tumor antibodies for the treatment of patients with life-threatening diseases specializing in so-called rare hematopoietic malignancies, and as part of this acquisition, the Company acquired its pipeline antibody VX-A901 (formerly called FLYSIN), which has successfully completed a Phase I clinical trial for the treatment of AML. For more information about VX-A901, please see the section of this proxy statement/prospectus titled “Information About the Company — Our Pipeline — Our Clinical Program VX-A901.”

Since formation, VERAXA Biotech GmbH is the Company’s wholly owned Subsidiary. Located in Heidelberg, Germany, VERAXA Biotech GmbH conducts all research and development activities of the Company.

Recent Developments

The Business Combination

On April 22, 2025, SPAC entered into the Business Combination Agreement with the Company and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders. Pursuant to the terms of the Business Combination Agreement, Sponsor formed PubCo under the Laws of Switzerland and PubCo formed Merger Sub to be a direct wholly owned Subsidiary of PubCo.

The Business Combination Agreement provides for, among other things, the following transactions: (i) Sponsor shall transfer the PubCo Ordinary Shares to the Contribution Agent, (ii) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to clause (iii), continuing as a wholly owned subsidiary of PubCo, (iii) the Contribution Agent shall contribute the Merger Sub Shares received in the Initial Merger on behalf of the SPAC shareholders to PubCo and an increase to capital contribution reserves, (iv) the Contribution Agent shall transfer the PubCo Ordinary Shares received by Sponsor to the SPAC Shareholders, (v) Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible, Merger Sub shall be dissolved under the Laws of the Cayman Islands and will cease to be a wholly owned Subsidiary of PubCo, and (vi) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger. The Business Combination is expected to close in the fourth quarter of 2025, following the receipt of the required approval by SPAC’s Shareholders and the fulfilment of other customary closing conditions.

On October 18, 2025, SPAC and the Company entered into an amendment to the Business Combination, extending the outside date for the closing of the Business Combination to August 7, 2026 and revising the termination fee provision in the BCA.

On February 2, 2026, SPAC and the Company entered into a second amendment and waiver to the BCA, increasing the merger consideration value from $1,300,000,000 to $1,350,000,000, removing the Company’s post-closing indemnification obligations, and waiving any restriction on SPAC precluding amendments to the SPAC Charter (as defined in the BCA).

Lincoln Park Financing Agreement

On January 15, 2026, SPAC, PubCo and Lincoln Park Capital Fund, LLC (“LPC”), executed a term sheet in respect of a proposed equity purchase facility in connection with the Business Combination. The contemplated facility provides for aggregate equity purchases of up to $50,000,000 of PubCo Ordinary Shares over a period of up to 24 months.

Pursuant to the agreement, PubCo may, at its sole option after the Commencement Date (as defined below), sell shares to LPC through “Regular Purchases” (priced at a certain percent of a specified market-based formula with per-notice caps that scale with price) and “Accelerated Purchases” (up to three times the related Regular Purchase shares or a certain percentage of next-day volume, also priced at the same percent of a market metric). PubCo may use the proceeds for any corporate purpose. As consideration for LPC’s commitment, PubCo will issue to LPC “Commitment Shares” equal to a certain percentage of the aggregate amount of PubCo Ordinary Shares, valued per a three-way price test.

Within 30 days after the Closing of the Business Combination, PubCo will file a registration statement with the SEC covering resales of purchase shares and Commitment Shares by LPC (the “Resale Registration Statement”). The “Commencement Date” means the date on which customary conditions in the definitive purchase agreement are met, including an effective Resale Registration Statement and any necessary listing approvals. Certain enumerated “Events of Suspension” will pause, but not terminate, purchases under the facility — such as registration unavailability, trading or listing disruptions, a specified exchange cap without prior shareholder approval, certain breaches, insolvency, or broker acceptance issues. PubCo may terminate the definitive purchase agreement on one business days’ notice. PubCo may raise other capital, but it may not enter into a similar equity facility for 24 months. The term sheet is subject to customary confidentiality provisions, contains a no short-selling/hedging undertaking by LPC, and is binding only as to expiration, expense reimbursement, confidentiality, and no short selling/hedging—otherwise non-binding and subject to diligence with no obligation to consummate the definitive agreement. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and LPC are currently negotiating the terms of the definitive purchase agreement and related documents in respect of the financing.

High Trail Financing Agreement

On January 30, 2026, SPAC, PubCo and High Trail Capital LP (“HTC”) executed a term sheet in respect of a private placement of a senior secured note in the principal amount of $27,500,000 (the “Note”) and a four-year warrant for an aggregate exercise price of $27.5 million, with an initial exercise price of $11.50 per share (with customary anti-dilution protections. The term of the Note is 15 months, amortizing monthly beginning six months after Closing of the Business Combination. At PubCo’s sole option and subject to customary conditions, any amortization payment may be made in cash, in registered-for-resale shares of common stock, or a combination thereof. The Note will be a senior secured obligation of PubCo, secured by all PubCo assets and ranking senior to all other PubCo obligations. HTC will have the right, upon completion by PubCo of any equity or equity-linked financing, to require PubCo to redeem up to a specified percent of the gross proceeds of such financing in principal amount of the Note (a “cash sweep”). PubCo may redeem the Note at par at any time without penalty. The Note will include customary negative and affirmative covenants.

Funding will occur concurrently with the Closing of the Business Combination. The term sheet is subject to customary confidentiality provisions. Other than certain binding provisions related to confidentiality, expenses, exclusivity, and governing law, no party has a binding obligation to consummate the financing absent execution of definitive documentation. As of the date of this proxy statement/prospectus, SPAC, the Company, PubCo and HTC are currently negotiating the terms of definitive transaction agreements and related documents.

Results of Operations

For the six months ended June 20, 2025 and 2024

The following tables set forth our consolidated statement of operations for the six month periods ended June 30, 2025 and 2024, and the dollar and percentage change between the two periods:

	For the six months ended June 30,
CHF	2025		2024		₣ Change	% Change
Revenue	₣	23,756	₣	-	23,756	100%
Cost of goods sold		(8,077)		-	(8,077)	100%
Gross Profit		15,679		-	15,679	100%
General and administrative expenses		(28,375,762)		(6,358,358)	21,837,404	334%
Research and development expenses		(4,608,817)		(2,741,452)	1,867,365	68%
Sales and marketing expenses		(2,466,424)		(1,078,867)	1,387,557	129%
Depreciation and amortization expenses		(1,024,265)		(941,555)	82,710	9%

Operating loss		(36,459,589)		(11,300,232)	(25,159,357)	223%
Change in fair value of contingent liabilities		(459,417)		(4,586)	(454,831)	9918%
Currency exchange gain (loss)		36,572		1,111,710	(1,075,138)	(97)%
Other income		22,198		2,008	20,190	1005%
Finance expenses		(371)		(128)	(243)	190%
Loss before taxes		(36,860,608)		(10,191,228)	(26,669,380)	262%
Tax benefit		241,302		364,840	(123,538)	(34)%
Net loss	₣	(36,619,306)	₣	(9,826,388)	(26,792,918)	273%

Revenue

The Company generated revenue from projects for customers relating to the development, marketing and screening of antibodies. During the six months ended June 30, 2025, total revenue was CHF 23,756 compared to nil in the prior period.

Cost of goods sold

Cost of goods sold for the period was CHF 8,077 compared to nil in the prior period. The principal drivers include consists primarily of personnel expenses for scientific staff performing development and data analysis.

General and Administrative Expenses

General and administrative expenses consist of costs, such as rent or lease costs, legal, audit and accounting services, and other professional fees, marketing costs, stock compensation, as well as personnel-related expenses for employees, executives and contractors.

The following table summarizes our G&A expenses by nature for the periods ended June 30, 2025 and 2024 (in CHF millions):

Category	2025	2024	Change
Personnel costs (excluding SBC)	0.5	0.4	0.1
Stock-based compensation (SBC)	24.4	4.3	20.1
Other general and administrative expenses	3.5	1.8	1.7
Total G&A expenses	28.4	6.5	21.9

General and administrative expenses increased by CHF 21.9 million. The increase is mainly attributable to an increase in our stock-based compensation expenses of approximately CHF 20.1 million in 2025 for an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model. Approximately CHF 11.2 million was due to ESOP, which is all taken immediately and CHF 8.9 million was related to the VSOP which is over time. Also contributing to the increase was an increase in our professional consulting and accounting fees of CHF 1.0 million.

Research and Development Expenses

Research and development (“R&D”) expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for employees engaged in R&D activities; costs associated with external consultants and contractors; expenses for design and engineering tools; and other direct and indirect costs incurred in support of our product development efforts. All R&D costs are expensed as incurred.

The following table summarizes our R&D expenses by nature for the periods ended June 30, 2025 and 2024 (in CHF millions):

Category	2025	2024	Change
Personnel costs (excluding SBC)	1.4	1.6	(0.2)
Stock-based compensation (SBC)	2.5	0.6	1.9
Design and engineering tools	0.6	0.5	0.1
Other R&D expenses	0.1	0.1	-
Total R&D expenses	4.6	2.8	1.8

The 68% increase in R&D expenses for the periods ended June 30, 2025 and 2024 increased by CHF 1.8 million primarily relating to our stock-based compensation expenses. This increase relates to an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model. Also contributing to the increase was an increase in the purchase of design and engineering tools.

Currently, the Company does not track research and development expenses by product candidate. This is because our current activities remain in the discovery phase, where resources, personnel and external costs are shared across multiple research efforts and are not yet attributable to specific product candidates in a systematic manner. As our development programs transition into the preclinical stage and final product candidates are selected, we will begin tracking research and development expenses by product candidate. At that time, we confirm that we will provide a detailed breakdown of such expenses by product candidate in future filings.

Sales and Marketing Expenses

Sales and marketing (“S&M”) expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for employees engaged in business development, partnership outreach, and corporate marketing activities. In addition, S&M expenses may include costs for participation in industry conferences, travel, promotional activities, and professional services related to commercialization planning.

The following table summarizes our S&M expenses by nature for the periods ended June 30, 2025 and 2024 (in CHF millions):

Category	2025	2024	Change
Personnel costs (excluding SBC)	0.2	0.2	-
Stock-based compensation (SBC)	2.3	0.9	1.4
Total S&M expenses	2.5	1.1	1.4

The 129% decrease in S&M expenses for the periods ended June 30, 2025 and 2024 increased by CHF 1.4 million primarily relating to our stock-based compensation expenses. This increase relates to an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model.

Although we have not yet generated product sales, we continue to incur these expenses to build brand awareness, establish relationships with potential customers and partners, and develop future go-to-market strategies.

Depreciation and Amortization Expenses

Depreciation and amortization consists primarily of depreciation of our information technology systems and amortization of our technology. Depreciation and amortization expense for the periods ended June 30, 2025 and 2024 was CHF 1.0 million and CHF 0.9 million, respectively.

Change in Fair Value of Contingent Liabilities

Under the Synimmune acquisition agreement, the Company agreed to pay additional consideration upon completion of specific milestones. The fair value of the contingent consideration is recorded as a liability on our balance sheet and adjusted at the end of each reporting period based on the estimated probability of occurrence and the time factor. Any changes in fair value of the contingent liability due to assumption adjustments are recorded in the income statement. For the period ended June 30, 2025, a CHF 0.5 million loss was recognized in relation to passage of time. For the period ended June 30, 2024, an immaterial loss was recognized in relation to the increase in the fair value of our stock.

Currency Exchange Gain (Loss)

Currency exchange gain (loss) decreased from a loss of CHF 1.0 million for the six months ended June 30, 2024 to a loss of CHF 0.1 million for the six months ended June 30, 2025 The decrease is directly attributable to the volatility of the Euro.

Other Income

Other income was immaterial for the periods ended June 30, 2025 and 2024.

Finance Expenses

Finance expenses was immaterial for the periods ended June 30, 2025 and 2024.

Tax Benefit

For the six months ended June 30, 2025, tax benefit decreased CHF 0.2 million as compared to the six months ended June 30, 2024. The income Tax gains resulted mainly from the amortization and impairment of intangible assets and a corresponding reduction in the temporary difference between the carrying amount of these assets and their Tax base. Unless and until the Company becomes profitable in certain Tax jurisdictions, we expect income Tax losses and gains will primarily arise from variations of deferred Tax assets and liabilities.

For the years ended December 31, 2024 and 2023

The following tables set forth our consolidated statement of operations for the years ended December 31, 2024 and 2023, and the dollar and percentage change between the two periods:

	For the Year ended December 31,
CHF	2024		2023		₣ Change	% Change
General and administrative expenses		(17,095,133)		(8,168,348)	(8,926,785)	109%
Research and development expenses		(6,310,608)		(4,261,532)	(2,049,076)	48%
Sales and marketing expenses		(3,635,658)		(2,379,930)	(1,255,728)	53%
Depreciation and amortization expenses		(1,876,482)		(1,850,183)	(26,299)	1%

Operating loss		(28,917,881)		(16,659,993)	(12,257,888)	74%
Change in fair value of contingent liabilities		(474,538)		-	(474,538)	100%
Currency exchange gain (loss)		624,154		(1,049,574)	1,673,728	(159)%
Other income		14,811		54,349	(39,538)	(73)%
Finance expenses		(291)		(1,090)	799	(73)%
Loss before taxes		(28,753,745)		(17,656,308)	(11,097,437)	63%
Tax benefit		620,774		1,112,070	(491,296)	(44)%
Net loss	₣	(28,132,971)	₣	(16,544,238)	(11,588,733)	70%

General and Administrative Expenses

General and administrative expenses consist of costs, such as rent or lease costs, legal, audit and accounting services, and other professional fees, marketing costs, stock compensation, as well as personnel-related expenses for employees, executives and contractors.

The following table summarizes our G&A expenses by nature for the years ended December 31, 2024 and 2023 (in CHF millions):

Category	2024	2023	Change
Personnel costs (excluding SBC)	0.7	0.7	-
Stock-based compensation (SBC)	12.9	4.8	8.1
Other general and administrative expenses	3.5	2.7	0.8
Total G&A expenses	17.1	8.2	8.9

General and administrative expenses increased by CHF 8.9 million. The increase is mainly attributable to an increase in our stock-based compensation expenses of approximately CHF 8.1 million in 2024 for an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model. Also contributing to the increase was an increase in our professional consulting and accounting fees of CHF 0.5 million.

Research and Development Expenses

Research and development (“R&D”) expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for employees engaged in R&D activities; costs associated with external consultants and contractors; expenses for design and engineering tools; and other direct and indirect costs incurred in support of our product development efforts. All R&D costs are expensed as incurred.

The following table summarizes our R&D expenses by nature for the years ended December 31, 2024 and 2023 (in CHF millions):

Category	2024	2023	Change
Personnel costs (excluding SBC)	2.6	2.6	-
Stock-based compensation (SBC)	2.1	0.6	1.5
Design and engineering tools	1.5	1.0	0.5
Other R&D expenses	0.1	0.1	-
Total R&D expenses	6.3	4.3	2.0

The 48% increase in R&D expenses from year end December 31, 2023 to 2024 increased by CHF 1.5 million relating to our stock-based compensation expenses. This increase relates to an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model. Also contributing to the increase was an increase in the purchase of design and engineering tools of CHF 0.5 million.

Sales and Marketing Expenses

Sales and marketing (“S&M”) expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for employees engaged in business development, partnership outreach, and corporate marketing activities. In addition, S&M expenses may include costs for participation in industry conferences, travel, promotional activities, and professional services related to commercialization planning.

The following table summarizes our S&M expenses by nature for the years ended December 31, 2024 and 2023 (in CHF millions):

Category	2024	2023	Change
Personnel costs (excluding SBC)	0.3	0.2	0.1
Stock-based compensation (SBC)	3.3	2.2	1.1
Total S&M expenses	3.6	2.4	1.2

The 53% increase in S&M expenses from year end December 31, 2023 to 2024 is attributable to an increase to our stock-based compensation expenses for an increase in the fair value of the awards driven primarily by the increase in the stock price input to the valuation model.

Although we have not yet generated product sales, we continue to incur these expenses to build brand awareness, establish relationships with potential customers and partners, and develop future go-to-market strategies.

Depreciation and Amortization Expenses

Depreciation and amortization consists primarily of depreciation of our information technology systems and amortization of our technology. Depreciation and amortization expense for the years ended December 31, 2024 and 2023 was CHF 1.9 million.

Change in Fair Value of Contingent Liabilities

Under the Synimmune acquisition agreement, the Company agreed to pay additional consideration upon completion of specific milestones. The fair value of the contingent consideration is recorded as a liability on our balance sheet and adjusted at the end of each reporting period based on the estimated probability of occurrence and the time factor. Any changes in fair value of the contingent liability due to assumption adjustments are recorded in the income statement. In 2024, a CHF 0.5 million loss was recognized in relation to the increase in the fair value of our stock.

Currency Exchange Gain (Loss)

Currency exchange gain (loss) increased from a loss of CHF 1.0 million for the year ended December 31, 2023 to a gain of CHF 0.6 million for the year ended December 31, 2024. The increase is directly attributable to the volatility of the Euro.

Other Income

Other income decreased to CHF 0.01 million in 2024, compared to CHF 0.05 million in 2023. Other income primarily relates to decrease in reimbursements received.

Finance Expenses

Finance expenses were immaterial in 2024 and 2023.

Tax Benefit

Income Taxes were a benefit of CHF 0.6 million in 2024, compared to a gain of CHF 1.1 million in 2023. The income Tax gains resulted mainly from the amortization and impairment of intangible assets and a corresponding reduction in the temporary difference between the carrying amount of these assets and their Tax base. Unless and until the Company becomes profitable in certain Tax jurisdictions, we expect income Tax losses and gains will primarily arise from variations of deferred Tax assets and liabilities.

Liquidity and Capital Resources; Going Concern

To date, we have funded our operations primarily through private placements and equity offerings. We have never been profitable and have incurred operating losses in each year since inception. We have an accumulated deficit of CHF 68.5 million as of June 30, 2025, and may incur further losses over the foreseeable future as we develop our business. We have spent, and expect to continue to spend, a substantial amount of funds in connection with implementing our business strategy, including our planned product development and commercialization efforts.

As the Company continues to incur significant operating losses, our ability to pursue and finance our operations and our intended development plans depends on our ability to continue to raise additional financing. Our primary uses of capital are personnel compensation expenses, outsourced R&D expenses, and administrative expenses. We expect to continue to incur substantial expenses in connection with our product candidates at various stages of development and for working capital requirements. We expect to continue to raise financing through the sale of equity. We intend to use future expected proceeds, together with cash on hand, to finance our development and commercial activities and the diversification of our pipeline, as well as to fund our outstanding liabilities and other commitments. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to advance our portfolio of product candidates, initiate further clinical trials, and seek marketing approval for our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur additional commercialization expenses related to program sales, marketing, manufacturing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential partners. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations.

As of June 30, 2025, we had cash and cash equivalents of CHF 3.3 million. The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing, and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

Cash Flows for the six months ended June 30, 2025 and 2024

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the six months ended June 30, 2025 and 2024:

	For the six months ended June 30,
In CHF	2025	2024
Net cash used in operating activities	(6,196,107)	(4,592,093)
Net cash used in investing activities	(200,850)	(120,877)
Net cash provided by financing activities	4,349,728	585,873

Cash Flows Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was CHF 6.2 million compared to CHF 4.6 million for the six months ended June 30, 2024, a decrease of CHF 1.6 million. The increase was primarily due to an increase in the Company’s operating loss after non-cash items and an increase in accounts payable. The cause of the increases in the Company’s operating loss (excluding non-cash stock-based compensation) was an increase in professional fees relating to the Business Combination.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2025 was CHF 0.2 million compared to CHF 0.1 million for the six months ended June 30, 2024. The increase was related to purchases of equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2025 was CHF 4.3 million compared to CHF 0.6 million for the six months ended June 30, 2024, an increase of CHF 3.8 million. The increase was due to an increase in the issuance of equity instruments to investors in 2025 compared to 2024.

Cash Flows for the Years Ended December 31, 2024 and 2023

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the years ended December 31, 2024 and 2023:

	For the years ended December 31,
CHF	2024	2023
Net cash used in operating activities	(7,720,393)	(7,264,818)
Net cash used in investing activities	(120,877)	(1,016,431)
Net cash provided by financing activities	1,851,685	12,536,908

Cash Flows Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2024 was CHF 7.7 million compared to CHF 7.3 million for the year ended December 31, 2023, a decrease of CHF 0.4 million. The decrease was primarily due to a decrease in the Company’s operating loss after non-cash items. The cause of the decrease in the Company’s operating loss (excluding non-cash stock-based compensation) was a slight decrease in cash expenses.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2024 was CHF 0.1 million compared to CHF 1.0 million for the year ended December 31, 2023. The decrease was primarily related to no business acquisitions in 2024.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 was CHF 1.9 million compared to CHF 12.5 million for the year ended December 31, 2023, a decrease of CHF 10.6 million. The decrease was due to a decrease of the issuance of equity instruments to investors in 2024 compared to 2023.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our operating and financial review and prospects were derived from our consolidated financial statements in conformity with IFRS as issued by the International Accounting Standards Board. The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, expenses and related disclosures. The estimates and underlying assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

●	The valuation of intangible assets, in particular in process R&D, technology and goodwill, was based on assumptions in the context of initial recognition and subsequent measurement, which in our opinion are subject to significant estimation uncertainty with regard to the underlying use in terms of development and market launch as well as necessary expenses. At the same time, the two contributed companies were treated as a single business operation due to the immediate merger. The Company has estimated the necessary parameters, but the valuation is on whether the assumptions made can be met. The estimates are reviewed on a regular basis.

●	The Company measures the cost of equity-settled transactions, including earn-out liabilities and stock options with employees, by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed below under the section titled “Virtual Stock Option Plan”.

●	The recognition of deferred Taxes on the recognized intangible assets was based on the same assumptions as for intangible assets.

Virtual Stock Option Plan

During 2021, an employee participation program (share-based cash remuneration based on virtual options “VSOP”) was adopted. As part of this program, the virtual options vest over a period of 3 years. Similar to vesting, a corresponding personnel expense and a corresponding expense and liability is recognized. The participation program provides for benefits in the event of an exit transaction or in the event of profit distributions. The term of the virtual options is a maximum of 10 years from the date of issue, and the beneficiaries must be in a non-terminated position during the vesting period.

	For the six months ended June 30	For the year ended December 31,
Development of virtual options	2025	2024
Outstanding, beginning of the year	1,228,679	1,267,931
Commitments	244,200	-
Exercise		-
Cancelled	-	(39,252)
Outstanding, end of the year	1,472,879	1,228,679

As of December 31, 2023, the Company estimated the fair value of the virtual options based on a Black-Scholes model. Key model inputs include the Fair Value of Common Stock at CHF 22.80 based on recent capital raises, the exercise price of CHF 1.00, the estimated expected life ranging between 3.5 and 4.7 years based on a weighting of potential exercise dates including the expiration date of each option grant, the expectation of no dividend payment, a risk-free rate of 1.25%, and estimated 5-year volatility based on a set of publicly traded comparable companies at 66.0%.

As of June 30, 2025 and December 31, 2024, the Company utilized a third party valuation specialist to calculate the fair value of Veraxa’s options and common stock. Veraxa’s options were valued using an intrinsic value calculation where the value of each option was calculated as the fair value of common stock less the exercise price, weighted between a “stay private” scenario and a “DeSPAC” scenario.

The “stay private” scenario was calculated using both an income approach (i.e. discounted cash flow method) and a market approach (ie a market roll-forward of the implied (backsolved) equity value based on latest third party financing from August 23, 2024). Some of the more significant assumptions utilized in the discounted cash flow method included projected revenues, probability of commercial success, and the discount rate. The fair value using the discounted cash flow method was determined using an estimated weighted average cost of capital of 25.5% in the “stay-private” scenario, which reflects the risks inherent in future cash flow projections and represents a rate of return that a market participant would expect for this asset.

The “DeSPAC” scenario was calculated using the DeSPAC term sheet or non-binding letter of interest (“LOI”) dated February 28, 2025 noting that this letter was known or knowable as of December 31, 2024.

This fair value measurement was based on significant inputs not observable in the market and thus represent Level 3 fair value measurement.

Recently Adopted Accounting Standards

New and amended standards and interpretations are described in Note 2 to our consolidated financial statements included in this proxy statement/prospectus.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of its financials to those of other public companies more difficult.

The Company expects to retain its emerging growth company status until the earliest of:

●	The end of the fiscal year in which its annual revenues exceed $1.2 billion;

●	The end of the fiscal year in which the fifth anniversary of its public company registration has occurred;

●	The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three-year period; and

●	The date on which it qualifies as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

For qualitative and quantitative disclosures about market risks including foreign currency risk, interest rate risk, liquidity risk and credit risk, see Note 13 to our consolidated financial statements included in this proxy statement/prospectus.

Control and Procedures

Our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective, due to the material weakness in our internal control over financial reporting, resulting from a lack of financial reporting close controls in place to ensure that all material transactions and developments impacting the financial statements are appropriately reflected in accordance with IFRS, including non-routine and complex accounting issues as of December 31, 2024. Management has developed and is implementing a remediation plan to address the material weakness, including remediation steps to improve our disclosure controls and procedures and our internal control over financial reporting. Specifically, we intend to expand and improve our review process for complex transactions. We are currently considering remedial procedures, including enhancing access to accounting literature, identifying third-party professionals with whom to consult regarding complex accounting applications, and considering the addition of staff with the requisite experience and training to supplement existing accounting professionals.

MANAGEMENT AND EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “its”, or the “Company” refer to Veraxa Biotech AG and its Subsidiary prior to the consummation of the Business Combination. and, after the consummation of the Business Combination, PubCo and its Subsidiary.

Executive Officers and Board of Directors

The following table presents information about our current executive officers and directors. All ages are as of January 15, 2026.

Name	Position(s)	Age
VERAXA Biotech AG - Executive Officers
Dr. Christoph Antz	Chief Executive Officer	64

VERAXA Biotech AG - Directors
Oliver R. Baumann	Chairman of the Board	38
David L. Deck	Director	53

VERAXA Biotech GmbH - Executive Officers
Dr. Christoph Antz	Chief Executive Officer	64
Dr. Heinz Schwer	Chief Business Officer	58
Torsten Buergermeister	Chief Financial Officer	54
Rick Austin	Chief Scientific Officer	60
Christoph Erkel	VP, Head of Clinical Development	49

VERAXA Biotech GmbH - Directors
None(1)	N/A	N/A

(1)	Not applicable. VERAXA Biotech GmbH is not legally required to have a board of directors.

The following table presents information about the executive officers and directors of PubCo and its Subsidiary following the Business Combination. All ages are as of January 15, 2026.

Name	Position(s)	Age
PubCo - Executive Officers
Dr. Christoph Antz	Chief Executive Officer	64
Torsten Buergermeister	Chief Financial Officer	54
Dr. Heinz Schwer	Chief Business Officer	58

PubCo - Directors
Oliver R. Baumann	Chairman of the Board	38
Dr. Christoph Antz	Executive Director	64
Marc Grüninger	Independent Director	66
Dr. Warren Hosseinion	Independent Director	53
Christoph Ziegler	Independent Director	46

VERAXA Biotech GmbH - Executive Officers
Dr. Christoph Antz	Chief Executive Officer	64
Dr. Heinz Schwer	Chief Business Officer	58
Torsten Buergermeister	Chief Financial Officer	54
Rick Austin	Chief Scientific Officer	60
Christoph Erkel	VP, Head of Clinical Development	49

VERAXA Biotech GmbH - Directors
None(1)	N/A	N/A

Executive Officers and Executive Directors

Christoph Antz, Ph.D. is an experienced entrepreneur, and biotechnology executive with a proven track record in founding, leading, and scaling high-tech life sciences companies. He is currently the CEO of VERAXA Biotech GmbH and the Company. He shaped the transition of the Company from a service-oriented company towards a clinical-stage biopharmaceutical company. Under his leadership, the Company was formed through the merger of Velabs Therapeutics GmbH and Araxa Biosciences GmbH and has since developed from a technology-driven partner for pharma and biotech service into a clinical stage drug development company with true innovative disruptive technology platforms, based on the company’s proprietary BiTAC concept. Dr. Antz has served as CEO of multiple biotech startups, including Velabs Therapeutics, Araxa Biotech, Acousia Therapeutics, and Luxendo GmbH, leading and preparing successful Series A, B or C financing rounds, mergers, and trade sales (e.g., Abeta’s acquisition by The Genetics Company or Luxendo’s acquisition by Bruker Corporation). He was previously Managing Partner at EMBL Ventures, where he was building and financing early-stage life science companies across Europe. His background includes founding roles in companies such as Otogene AG and Abeta GmbH, contributing to innovations in Alzheimer diagnostics and inner ear therapies. Earlier in his career, he was a scientist at leading institutional research groups including the University of Tübingen, UC San Francisco, and the Max Planck Institute, with publications in Nature and Nature Structural Biology. He holds a PhD in Physics from the University of Heidelberg and the Max-Planck-Institute for Medical Research. Dr. Antz is active in several scientific and entrepreneurial networks and has served on expert committees in the Rhein-Neckar biotech region and the European Horizon 2020 initiative. He is a fellow of Class 10 of the Kaufmann Fellowship Program for Venture Education. His broad expertise bridges deep science, company building, and translational commercialization.

Heinz Schwer, Ph.D. MBA is a distinguished executive in the life sciences sector with over 25 years of experience in biotechnology innovation, strategic leadership, and company building. He serves as Managing Director and Chief Business Officer at VERAXA Biotech GmbH. Dr. Schwer has an extensive track record in successfully leading biotech companies from early development through acquisition. As CEO of ViraTherapeutics, he developed the company until its sale to Boehringer Ingelheim for €210 million. Prior to that, he led Lanthio Pharma through its acquisition by MorphoSys AG, advancing novel peptide therapeutics into clinical trials. Earlier, he founded and scaled Sloning BioTechnology to market leadership before selling it to MorphoSys. He has also held senior roles in venture capital and corporate strategy. At EMBL Venture Partners (EVP), Dr. Schwer served as Managing Director, leading licensing negotiations, and strategic consulting for biotech and pharma clients. At MorphoSys AG, he helped establish their corporate venture arm and was involved in major M&A and licensing transactions. Dr. Schwer holds a PhD in Biochemistry from the University of Regensburg, conducted postdoctoral research at Harvard Medical School, and earned an MBA from Henley Management College. His contributions have been recognized with numerous awards for scientific excellence and entrepreneurship. He has served on multiple biotech boards and international advisory panels, including for the German Foreign Office and United Nations.

Torsten Buergermeister has been our Chief Financial Officer since March 2022. He is a senior executive with over 25 years of experience in finance, business development, and product management across the life sciences, pharma, and technology sectors. He currently serves as Chief Financial Officer at VERAXA Biotech GmbH, where he leads finance, HR, IT, procurement, and administration. He played a key role in building the Company financial structure, implementing investor reporting systems, driving M&A integration, and preparing the company for a potential IPO. Previously, Mr. Buergermeister spent over a decade at Molecular Health GmbH as Senior Vice President Finance, where he was responsible for financial strategy, controlling, HR, and investor relations across Germany, the U.S. and Switzerland He successfully scaled operations, including the establishment of U.S. sites and CAP/CLIA-certified labs. Earlier in his career, he held business development roles at Techem, Kabel BW, and COLT Telecom, where he launched and scaled innovative service offerings. His background also includes controlling roles at BASF Pharma/Knoll AG. Mr. Buergermeister holds a Diploma in Business Administration from the Duale Hochschule Mannheim with a major in finance and international marketing. He is fluent in English and has additional training in biotech valuation, project management, and leadership.

Rick Austin, Ph.D. has been our Chief Scientific Officer since May 2025. He is an accomplished biotechnology executive and oncology researcher with over two decades of experience in the discovery and development of innovative cancer therapies. He has led multidisciplinary teams in both large pharmaceutical companies and emerging biotech firms, contributing directly to the advancement of four investigational drugs into clinical development within five years. Most recently, Dr. Austin served as Vice President of Research at Harpoon Therapeutics, where he guided preclinical development of T cell engager therapies, managed a $10M budget, and led a team of 11 scientists. He played a critical role in strategic planning, assay development, regulatory support, and intellectual property management. His leadership was instrumental in nominating IND candidates and supporting successful filings. As a consultant, Dr. Austin has advised organizations including Forte Biosciences, Merck, and the Company on pipeline development, antibody engineering, and immuno-oncology platforms. His earlier career includes key scientific roles at Amgen and Tularik, where he advanced small molecule and biologic drug discovery programs. Dr. Austin holds a Ph.D. and M.Phil. in Molecular Biophysics and Biochemistry from Yale University, and a B.A. in Biochemistry from Middlebury College. He has authored 16 peer-reviewed publications and is an inventor on 12 issued U.S. patents. His scientific expertise spans protein biochemistry, PK/PD modeling, cancer immunotherapy, and translational research. Recognized for his strategic insight and collaborative approach, Dr. Austin consistently delivers results in fast-paced, complex environments, supporting innovative therapies from concept through to clinic.

Christoph Erkel, Ph.D. is an experienced biologist and research leader with over 15 years of expertise in early-stage drug discovery and preclinical development. Until early 2023, he served as Associate Director and Research Program Leader at MorphoSys AG, where he managed cross-functional teams and led programs in immuno-oncology, including the development of conditionally active T cell engagers for solid and hematologic tumors. He has deep experience in antibody discovery, target validation, and IND-enabling studies, having overseen programs across diverse indications such as oncology, dermatology, and autoimmune diseases. His background includes senior roles in discovery biology and antibody engineering, as well as earlier scientific and leadership positions at Sloning BioTechnology GmbH. Dr. Erkel earned his PhD in Biology from Philipps University in Marburg and completed postdoctoral research at the Max Planck Institute for Terrestrial Microbiology. His core strengths lie in matrix team coordination, scientific strategy, and translational research integration. He is fluent in English and German, with working knowledge of French.

Non-Executive Directors

Oliver R. Baumann has been the Chairman of our board of directors since 2023. Oliver is a dynamic financial executive with over 15 years of leadership experience in the investment and life sciences sectors. As the CEO and Partner of Xlife Sciences AG since 2019, he has successfully led corporate strategy, M&A transactions, strategic partnerships, and out-licensing initiatives, driving value creation and global market access. His expertise in portfolio management, cross-border deal structuring, and governance has been instrumental in building a robust network of Subsidiaries and international partnerships. Previously, Oliver held senior roles at Sloan Asset Management AG, where he progressed from Senior Investment Analyst to CEO and Partner. His work encompassed business development, risk management, compliance, and trading operations across diverse asset classes. Earlier in his career, Oliver gained foundational financial experience at Credit Suisse AG, managing client portfolios, developing investment strategies, and producing market research. Oliver’s board memberships span several biotech, life sciences, and investment companies, underscoring his broad industry impact. He holds a Swiss State-Certified Banking Economist diploma and has completed advanced training in technical analysis and languages. With strong analytical skills, strategic foresight, and a collaborative leadership style, Oliver Baumann is dedicated to unlocking value and driving innovation in the life sciences and investment sectors.

David L. Deck has been a Non-Executive Director of our board of directors since December 2020. He is a seasoned entrepreneur and financial advisor with over 30 years of experience in corporate finance, private equity, and strategic investment. Based in Monaco, he is the founder and active manager of two family offices—Vartex Group AG and Centus Capital Ltd.—overseeing a diversified portfolio of 26 companies. His investments span sectors such as biotechnology, medtech, human genetics, diagnostics, 3D printing, and fintech. Mr. Deck began his entrepreneurial career in 1991 by acquiring his first majority shareholding in a Swiss company and went on to establish multiple firms specializing in corporate finance and restructuring. He has extensive expertise in IPO advisory, secondary markets, and refinancing solutions. In 2018, he co-founded and successfully listed Xlife Sciences AG. Known for his broad network and collaborative work with international specialists, Mr. Deck combines strategic insight with hands-on investment leadership. He is a former member of the Swiss Private Equity & Corporate Finance Association (SECA).

Marc Grüninger is an experienced attorney with a strong background in corporate and commercial law, advising clients on complex cross-border matters, regulatory compliance, and strategic transactions. Based in Switzerland, he has been a Partner at Valfor Rechtsanwälte Ltd since July 2024 and previously served as a Partner at GHR Rechtsanwälte Ltd from January 2020 to June 2024. Mr. Grüninger holds a Fürsprecher/Rechtsanwalt degree in law from the University of Bern in Switzerland and a Master of Comparative Jurisprudence (M.C.J.) from New York University School of Law. His international academic and professional background enables him to bridge civil-law and common-law perspectives. We believe Mr. Grüninger brings seasoned legal judgment and global perspective to the PubCo board.

Warren Hosseinion, M.D. currently serves as the Chairman of the Board of Directors of Voyager Acquisition Corp. He has served as the Chairman of Altitude Acquisition Corporation (NASDAQ: ALTU) from September 2022 to March 2024 and Chairman of Cardio Diagnostics, Inc. (NASDAQ: CDIO) since May 2022. He has also served as a Board Director and President of Nutex Health, Inc. (NASDAQ: NUTX) since April 2022. Dr. Hosseinion is a co-founder of Apollo Medical Holdings, Inc. (NASDAQ: AMEH), served as a member of its board of directors since July 2008, and its Chief Executive Officer from July 2008 to December 2017 and Co-Chief Executive Officer from December 2017 to March 2019. Dr. Hosseinion was Chairman of the board of directors of Clinigence Holdings, Inc. from April 2019 to March 2022 and Chief Executive Officer of Clinigence Holdings, Inc. from March 2021 to March 2022. In 2001, Dr. Hosseinion co-founded ApolloMed. Dr. Hosseinion received his B.S. in Biology from the University of San Francisco, his M.S. in Physiology and Biophysics from the Georgetown University Graduate School of Arts and Sciences, and his medical degree from the Georgetown University School of Medicine. He completed his internship and residency in internal medicine at the University of Southern California Medical Center. Dr. Hosseinion was selected as a director of PubCo due to his experience in the healthcare industry.

Christoph Ziegler is an experienced financier and executive manager with over 15 years’ experience as a co-owner of a Triaxis AG, a wealth management company, where he has been a key contributor to the expansion, strategic development and long-term growth of the firm since its inception in 2010. Prior to that, Mr. Ziegler worked as the Regional Market Head in Private Banking for LBBW (Schweiz) AG, where he was responsible for a region covering approximately 180 branches in Germany. From 2003-2007, he worked as a Client Advisor for UBS AG where he provided comprehensive and relationship management for high net worth individuals. Mr. Ziegler has also served as Head of Communications, Territorial Region 4 for the Swiss Armed Forces from 2017-2025, where he had overall responsibility for communications, media and public relations and served as the strategic communications advisor to the regional commander. Mr. Ziegler has a Swiss Federal Diploma in Certified Financial Planning (CFP) from the Institute of Financial Planning in Zurch, a Postgraduate Diploma in Executive Management from the HSO Executive Business School, and a CAS in Crisis Communication from ZHAW / MIKA in cooperation with Zurich University of Applied Sciences. Mr. Ziegler was selected as a director due to his broad experience in financial planning, taxation, strategic communications and business management and we believe he will provide seasoned global judgement to the Veraxa Board.

Family Relationships

There are no family relationships among our executive officers and directors.

Board Composition and Election of Directors

Our board of directors is composed of two members and, following the Business Combination, will be comprised of five members.

We are a foreign private issuer under the rules of the SEC. As a result, in accordance with the Nasdaq listing standards, we rely on home country governance requirements and certain exemptions there under rather than on the stock exchange corporate governance requirements, including the requirement that within one year of the completion of the IPO we have a board that is composed of a majority of independent directors. There are no family relationships among any of our directors or executive officers.

Director Independence

Upon the consummation of the Business Combination, the PubCo Board is expected to undertake a review of the independence of each director. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the PubCo Board is expected to determine that Mr. Grüninger, Mr. Hosseinion, and Mr. Ziegler do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.

In making these determinations, the PubCo Board will consider the current and prior relationships that each non-employee director has with the PubCo and all other facts and circumstances that the PubCo Board deems relevant in determining their independence, including the beneficial ownership of the PubCo’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, the PubCo Board expects to have an active role, as a whole and also at the committee level, in overseeing the management of PubCo’s risks. The PubCo Board anticipates being responsible for general oversight of risks and regular review of information regarding PubCo’s risks, including credit risks, liquidity risks, and operational risks. The compensation committee will be responsible for overseeing the management of risks relating to the PubCo’s executive compensation plans and arrangements. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee will be responsible for overseeing the management of risks associated with the independence of the PubCo Board. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire PubCo Board will be regularly informed through discussions from committee members about such risks.

Board Committees

The PubCo Board will have an audit committee and a compensation committee, each of which will have the composition and the responsibilities described below. Additionally, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific matters.

Audit Committee

Upon the consummation of the Business Combination, the members of the PubCo’s audit committee will be Marc Grüninger, Warren Hosseinion and Christoph Ziegler. Mr. Grüninger will be the Chair of the audit committee and will be the “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of Nasdaq. The PubCo’s audit committee will oversee the PubCo’s corporate accounting and financial reporting process and will assist the PubCo Board in monitoring the PubCo’s financial systems. The PubCo’s audit committee will also:

●	assist the PubCo Board in the oversight of (1) the accounting and financial reporting processes of PubCo and the audits of the financial statements of PubCo, (2) the preparation and integrity of the financial statements of PubCo, (3) the compliance by PubCo with financial statement and regulatory requirements, (4) the performance of the PubCo’s internal finance and accounting personnel and its independent registered public accounting firm, and (5) the qualifications and independence of the PubCo’s independent registered public accounting firm;

●	review with each of the internal auditors and independent registered public accounting firm the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation.

●	review and discuss with management and internal auditors the PubCo’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

●	review and discuss with management, internal auditors and the independent registered public accounting firm the PubCo’s financial and critical accounting practices, and policies relating to risk assessment and management;

●	receive and review reports of the independent registered public accounting firm discussing (1) all critical accounting policies and practices to be used in the independent registered public accounting firm’s audit of the PubCo’s financial statements, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

●	review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of PubCo prior to the filing of the PubCo’s Annual Report on Form 20F;

●	review, or establish, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

●	discuss with management and the independent registered public accounting firm any changes in the PubCo’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

●	meet periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

●	review and approving all transactions between the PubCo and related parties or affiliates of the officers of the PubCo requiring disclosure under Item 404 of Regulation S-K prior to PubCo entering into such transactions;

●	establish procedures for the receipt, retention and treatment of complaints received by PubCo regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

●	review periodically with the PubCo’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the PubCo’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

●	establish policies for the hiring of employees and former employees of the independent registered public accounting firm. The PubCo’s audit committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

Upon the consummation of the Business Combination, the members of the PubCo’s compensation committee will be Oliver Baumann, Marc Grüninger and Christoph Ziegler. Mr. Baumann will be the Chair of PubCo’s compensation committee. The PubCo’s compensation committee will oversee the PubCo’s compensation policies, plans, and benefits programs. The compensation committee will also:

●	review the performance of the Chief Executive Officer and executive management;

●	assist the PubCo Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);

●	review and approve goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the company philosophy;

●	approve the salaries, bonus and other compensation for all executive officers;

●	review and approve compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

●	review and discuss with the PubCo Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

●	review and make recommendations concerning executive compensation policies and plans;

●	review and recommend to the PubCo Board the adoption of or changes to the compensation of the PubCo’s directors;

●	review and approve the awards made under any executive officer bonus plan, and provide an appropriate report to the PubCo Board;

●	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the m PubCo Board, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

●	approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the PubCo’s executive officers and employees;

●	review periodic reports from management on matters relating to the PubCo’s personnel appointments and practices;

●	assist management in complying with the PubCo’s proxy statement and annual report disclosure requirements;

●	issue an annual report of the compensation committee on executive compensation for the PubCo’s annual proxy statement in compliance with applicable SEC rules and regulations;

●	annually evaluating the committee’s performance and the committee’s charter and recommending to the PubCo Board any proposed changes to the charter or the committee; and

●	undertaking all further actions and discharge all further responsibilities imposed upon the committee from time to time by the PubCo Board, the federal securities laws or the rules and regulations of the SEC. The PubCo’s compensation committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Communications with the PubCo Board

Following the completion of the Business Combination, interested parties wishing to communicate with the PubCo Board or with an individual member or members of the PubCo Board may do so by writing to the PubCo Board or to the particular member or members of the PubCo Board, and mailing the correspondence to Veraxa Biotech Holding AG, Talacker 35, 8001 Zurich, Switzerland, Attention: Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of the PubCo Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of the PubCo Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Compensation of Directors and Executive Officers

For the year ended December 31, 2024, the aggregate compensation paid to the members of our board of directors and our executive officers for services in all capacities was $933,626. For the year ended December 31, 2025, the aggregate compensation paid to the members of our board of directors and our executive officers for services in all capacities was $1,264,173. Pursuant to Swiss Law, beginning at our annual general meeting of shareholders in 2026, we will be required to submit the aggregate amount of compensation of our board of directors and the aggregate amount of compensation of our executive officers to a binding say-on-pay vote by our shareholders.

Equity Incentive Plans

In September 2021 our board of directors established an Employee Stock Option Plan (ESOP) and a Virtual Stock Option Plan (VSOP). Eligible participants can choose to participate in either of these plans which are described in more detail below.

Employee Stock Option Plan

In September 2021, our board of directors established the Employee Stock Option Plan as a one-off plan pursuant to which select eligible participants are directly allowed to purchase a specific number of common shares at a purchase price determined by the board of directors. For the year ended December 31, 2024, 140,400 shares were issued to members of management at par value, which were fully paid resulting in proceeds of CHF 140,400 and stock-based compensation expense of CHF 2,920,321 recorded in General and administrative expenses. For the six months ended June 30, 2025, 347,452 shares were issued to members of management at par value, which were fully paid resulting in proceeds of CHF 347,452 and stock-based compensation expense of CHF 14,106,551. No additional shares were issued for the six months ended December 31, 2025.

Virtual Stock Option Plan

Our board of directors adopted a virtual stock option plan (the “VSOP”) in April 2021, which was subsequently amended and restated by board resolution on March 6, 2025. The VSOP is designed to provide members of our board of directors, employees of the Company and its Subsidiaries, and selected advisors with a contractual right to share in the economic value created by the Company, without conferring actual equity ownership or any shareholder rights.

Under the VSOP, participants are granted virtual options structured as stock appreciation rights, which entitle the holder to receive cash payments equal to the appreciation in value of a notional share above a base amount, subject to the plan terms. Virtual options do not entitle participants to acquire actual shares, vote, or exercise shareholder rights, and do not dilute the Company’s share capital.

As of June 30, 2025, a total of 1,472,879 virtual options have been granted to 30 participants of which 601,276 have been granted to members of management. As of June 30, 2025, there were 995,100 VSOP shares that the Company has committed to issue upon completing various financing milestones.

Vesting

Virtual options generally vest over three years, with one-third vesting after twelve months and the remainder vesting in equal monthly installments over the following twenty-four months, subject to continued service. Unvested options may lapse under certain circumstances, including termination of service or breach of plan conditions. Each virtual option has a maximum term of ten years from the grant date, unless it expires earlier under the plan terms due to forfeiture, termination of service, or certain disqualifying events.

Termination of Service

If a participant’s employment or service relationship with the Company or its Subsidiaries terminates for any reason, all unvested virtual options are immediately forfeited without compensation. Vested virtual options generally remain outstanding in accordance with the plan terms, unless forfeited due to certain disqualifying events, including violations of material obligations under the plan or acts of serious misconduct. In case of serious misconduct by the participant towards the Company, all virtual options, whether vested or unvested, may be forfeited without payment.

Profit Participation

If a dividend is approved by shareholders, vested virtual options entitle holders to a cash payment equivalent to the dividend payable on the corresponding number of notional shares, subject to any applicable priority rights.

Exit Events

Upon an exit event, such as a sale of a majority of the Company’s share capital, a sale of substantial assets, a liquidation, or an initial public offering, holders of vested virtual options are entitled to a cash payment equal to their pro rata share of the net proceeds, calculated as if they held actual shares, after deductions for transaction costs and preference amounts. All unvested options fully vest upon an exit event. In the event of a SPAC transaction, all outstanding virtual options are to be replaced with equity options under a new plan providing equivalent or more favorable terms.

Subordination and Payment

Payments under the VSOP rank junior to all other creditors and may only be made from free assets exceeding the Company’s other liabilities. Required Tax withholdings may apply.

Administration and Amendments

The board of directors administers the VSOP and has authority to interpret, amend, or terminate the plan at its discretion.

Additional Incentive Plan

On April 4, 2025, our board of directors approved an additional incentive plan for directors, executive management, and advisors. This plan supplements the VSOP by providing both cash payments and additional VSOP share grants tied to the achievement of defined financing milestones, including minimum thresholds for cross-financing, an initial public offering, and private investment in public equity (PIPE) transactions.

Under this incentive structure:

●	Pre-assigned VSOP shares vest monthly over twelve months.

●	Additional VSOP shares and cash payments become payable upon satisfaction of key financing events.

●	Vesting is conditional on continued service during the applicable period.

The incentive plan is intended to further align the interests of key stakeholders with the Company’s financing strategy and growth objectives.

Risks Related to VSOP and Incentive Plan

Payments under our VSOP and incentive plan could have a material adverse effect on our liquidity and financial position.

The VSOP and related incentive plan provide for cash payments to participants upon the occurrence of certain events, including dividend distributions, exits, or achievement of financing milestones. Such cash payments may be significant and could reduce our available cash reserves. Because these obligations rank junior to other creditors but ahead of equity holders, substantial payments under these arrangements could limit our ability to fund operations, invest in growth, or meet other financial commitments. There can be no assurance that we will have sufficient free cash flows to satisfy these obligations when due, which could adversely affect our financial condition and results of operations.

Employment Agreements

All of our executive officers are currently party to employment or consulting agreements with our wholly owned Subsidiary, VERAXA Biotech GmbH in Germany, and which are governed by German law. The employment agreements provide for a fixed annual base salary and a performance-based bonus component. No other forms of cash or equity compensation are granted under these arrangements.

Two of our executive officers serve as managing directors (Geschäftsführer) of the wholly owned German Subsidiary. In connection with those roles, they have entered into “Geschäftsführer-Dienstverträge” with the Subsidiary. These agreements similarly provide only for a fixed base salary and bonus opportunity, with no additional compensation or severance entitlements. The terms of these agreements are consistent with their executive responsibilities at the group level.

It is expected that PubCo will enter into new employment agreements with the named executive officers, and in particular, the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, as each is selected by the PubCo Board, and that these employment agreements will be reviewed annually by the compensation committee to the extent recommended upon advice and counsel of its advisors.

Post-Combination Company Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors.

Outside Director Compensation Policy

The PubCo Board expects to review director compensation periodically to ensure that director compensation remains competitive such that PubCo is able to recruit and retain qualified directors.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the PubCo’s named executive officers following the completion of the Business Combination.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing of the Business Combination, PubCo intends to develop an executive compensation program that is consistent with Veraxa’s existing compensation policies and philosophies, which are designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, motivate and retain individuals who contribute to the long-term success of PubCo.

Decisions on the executive compensation program will be made by the compensation committee of the PubCo Board, which will be established at the Closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement the compensation policies and philosophies by linking a significant portion of the PubCo’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for the PubCo’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Annual Bonuses

PubCo intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. PubCo expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2026, it is expected that PubCo will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

Other Compensation

PubCo expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. PubCo also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has been an officer or employee of PubCo. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on the PubCo Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. A copy of the Code of Ethics will be provided without charge upon request from us, or may accessed on our company website at https://www.veraxa.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.” It is anticipated that the PubCo Board will adopt a new Code of Business Conduct and Ethics that replaces our current Code of Ethics and that will apply to PubCo’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. Following the Business Combination, PubCo’s Code of Business Conduct and Ethics will be available on the investor relations section of our website at https://www.veraxa.com. We intend to disclose any amendments to or waivers of our Code of Business Conduct and Ethics in a Current Report on Form 8-K on our website identified above. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

RELATED PARTY TRANSACTIONS

SPAC Transactions

Founder Shares

A single SPAC Class B Ordinary Share was issued on December 19, 2023, to establish the SPAC’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 11, 2024, SPAC received $25,000 for issuance of 5,750,000 SPAC Class B Ordinary Shares. The Initial Shareholders have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters.

On February 16, 2024, SPAC issued an additional 1,725,000 Founder Shares (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On May 31, 2024, SPAC issued an additional 28,750 Founder Shares (up to 3,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On July 19, 2024, the Initial Shareholders forfeited 1,178,750 Founder Shares for no consideration. This adjustment was made to align with the reduction in the offering size and has been retroactively reflected in SPAC’s condensed financial statements.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of SPAC’s issued and outstanding shares after the Initial Public Offering. On August 8, 2024, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of June 30, 2025, and December 31, 2024, there were 6,325,000 Founder Shares issued and outstanding.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial business combination or (B) the date following the completion of the initial business combination on which the SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of SPAC Class A Ordinary Shares equals or exceeds $12.00 per SPAC Class A Ordinary Share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lockup.

Administrative Services Agreement

SPAC has entered into an agreement, that is effective through the earlier of SPAC’s consummation of a business combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative and support services. For the three months ended June 30, 2025 and 2024, the Company incurred $30,000 and $0, respectively, for these services. As of June 30, 2025, and December 31, 2024, outstanding balances were $105,800 and $15,800, respectively, classified under due to related party in the accompanying condensed balance sheets.

SPAC Consulting Services

SPAC entered into an agreement, effective from the date of its incorporation, to pay a monthly fee of $15,000 to an entity affiliated to the SPAC’s Chief Executive Officer for consulting services. This agreement will continue until the earlier of the Company’s consummation of a Business Combination or its liquidation. For the three months ended June 30, 2025 and 2024, the Company incurred $45,000 and $0, respectively, for these services. As of June 30, 2025, and December 31, 2024, outstanding balances were $15,000 and $18,113, respectively, classified under due to related party in the accompanying condensed balance sheets.

Related Party Loans

On January 11, 2024, the Sponsor agreed to loan the SPAC up to $300,000 to cover expenses related to the SPAC IPO. These loans were non-interest-bearing, unsecured and were due at the earlier of December 31, 2024, or the closing of the SPAC IPO. There were no amounts outstanding under the loans as of June 30, 2025, and December 31, 2024.

Due from Sponsor

The Sponsor covered various formation, operating, and deferred offering costs for the SPAC. Between December 19, 2023 (inception), and December 31, 2024, the Sponsor paid $228,274 on behalf of the SPAC. After settling the outstanding amount as of June 30, 2025, and December 31, 2024, the amount due from the Sponsor was $199,354 and $44,028 respectively.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the SPAC’s founding team or any of their Affiliates may, but are not obligated to, loan the SPAC funds as may be required (“Working Capital Loans”). If the SPAC completes a business combination, the SPAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to the SPAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the SPAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into PubCo Warrants at a price of $1.00 per warrant. The warrants would be identical to the SPAC Private Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, SPAC has had no borrowings under the Working Capital Loans.

Company Transactions

Company Shareholders’ Agreement

Certain of the Company’s significant shareholders and the Company are parties to a shareholders’ agreement that governs aspects of their relationship as shareholders and the Company’s corporate governance. Under this agreement, the shareholders have agreed to coordinate the exercise of their voting rights and certain governance matters to protect their investment and support the Company’s growth strategy.

The agreement includes provisions related to board representation, voting thresholds for specified significant corporate actions, restrictions on the transfer of shares, and shareholders’ rights to receive financial and other information about the Company. It also provides for customary confidentiality obligations and requires that any transactions between the Company and its shareholders or their affiliates be conducted on arm’s length terms.

Under the agreement, share transfers are generally subject to certain pre-emptive rights, co-sale rights and, under specified circumstances, an obligation for minority shareholders to participate in a sale if a controlling shareholder sells its shares to a third-party purchaser.

The shareholders have agreed to pursue a listing of the Company’s shares on an internationally recognized stock exchange as part of their value-maximization strategy. The shareholders’ agreement will terminate automatically on the first day that the Company’s shares are publicly traded.

Company Consulting Services Agreement

On September 1, 2022, the Company entered into a consulting services agreement with Xlife Sciences AG, one of their shareholders. Pursuant to the agreement, the Company agreed to pay Xlife Sciences AG a monthly fee in exchange for strategic and business development consulting services. The agreement remains in effect until terminated by either party in accordance with its terms. During the fiscal year ended December 31, 2024, Veraxa paid Xlife Sciences AG an aggregate amount of CHF 600,000.00 under this arrangement. Effective January 1, 2025, the monthly fee was reduced to CHF 30,000.00.

Company Share Lending Agreement

On October 1, 2024, the Company entered into a share lending agreement with Xlife Sciences AG, one of their shareholders, for a fixed term ending on September 30, 2025. Under the terms of the agreement, Xlife Sciences AG agreed to lend the Company 1,000,000 of our ordinary shares. In consideration for the share loan, the Company agreed to pay Xlife Sciences AG a monthly fixed fee equal to 3.5% over the duration of the agreement.

Company Executive Employment and Other Consulting Arrangements

The Company has not entered into employment agreements directly with its executive officers. Instead, the Chief Executive Officer and all other executive officers are employed under individual employment agreements with the Company’s wholly owned Subsidiary, VERAXA Biotech GmbH. In addition, the Company’s Chief Scientific Officer provides services pursuant to a consulting agreement with VERAXA Biotech GmbH. All of the Company’s executive officers are participants in an incentive compensation plan that is contingent upon the successful completion of the Business Combination. Members of the Company’s board of directors are elected annually by the general meeting of shareholders in accordance with applicable Law and our governing documents.

The Company’s executive employment agreements typically include provisions relating to confidentiality, assignment of intellectual property, and employment restrictive covenants, including non-competition clauses. The enforceability of such non-competition provisions may, however, be limited by applicable local law. In particular, agreements with executive officers based in Switzerland, if any, will include terms customary under Swiss Law, including with respect to the assignment of inventions.

The Company intends to obtain directors’ and officers’ liability insurance covering its executive officers prior to the completion of the Business Combination. Members of the Company’s senior management team are also eligible to receive annual bonuses, subject to the achievement of performance objectives and targets established by the Company’s board of directors.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

The SPAC Units, the SPAC Public Shares and the SPAC Public Warrants are each traded on Nasdaq under the symbols “VACHU,” “VACH” and “VACHW,” respectively.

The closing price of the SPAC Units, SPAC Public Shares and SPAC Public Warrants on April 22, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.24, $10.22 and $0.22, respectively. As of [   ], 2025, the “Record Date” for the extraordinary general meeting, the most recent closing price for each SPAC Unit, SPAC Public Share and SPAC Public Warrant was $[   ], $[   ] and $[   ], respectively.

Holders of the SPAC Units, SPAC Public Shares and SPAC Public Warrants should obtain current market quotations for their securities. The market price of SPAC’s securities could vary at any time before the Business Combination.

Historical market price information regarding PubCo is not provided because there is no public market for their securities.

PubCo, which will be the public company after the consummation of the Business Combination, has applied to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the symbols “VRXA” and “VRXAW” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof. The Company, PubCo and SPAC have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of [   ], 2025, there were [   ] holders of record of SPAC Units, [   ] holders of record of SPAC Public Shares, [   ] holders of record of Founder Shares and [   ] holders of record of SPAC Warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

SPAC has not paid any cash dividends on SPAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of PubCo.

Recent Sales of Unregistered Securities of the Company

During the past three years, Veraxa has sold or issued the follow securities:

Other Private Offerings for the years 2023-2025

Date registered with Swiss Share register	Security	Number issued	Price per Share (CHF)	Total Consideration (CHF)	Purchaser
Currently in registration process	Common Stock	34,682	47.17	1,635,931.60	(see below note to Share lending agreement)
27.08.2025	Employee Stock (ESOP)	347,542	1,00	347,542	Directors
27.08.2025	Common Stock	186,744	26,10	4,874,018.40	(see below note to Share lending agreement)
13.09.2024	Common Stock	78,203	22,80	1,723,028.40	Investors
30.05.2024	Common Stock	25,830	22,80	588,924.00	Investors
30.05.2024	Employee Stock (ESOP)	140,400	1,00	140,400.00	Directors
11.01.2024	Common Stock	528,543	22,80	12,050,780.40	Investors (Acquisition of Synimmune GmbH)
16.10.2023	Common Stock	4,400	22,80	100,320.00	Investors
08.08.2023	Common Stock	416,057	22,80	9,486,099.60	Investors
06.06.2023	Common Stock	263,050	22,80	5,997,540.00	Investors

Company Share Lending Agreement

On October 1, 2024, the Company entered into a share lending agreement with Xlife Sciences AG, one of their shareholders, for a fixed term ending on December 31, 2025. Under the terms of the agreement, Xlife Sciences AG agreed to lend the Company up to 1,000,000 of our ordinary shares. In consideration for the share loan, the Company agreed to pay Xlife Sciences AG a monthly fixed fee equal to 3.5% over the duration of the agreement.

From May 2025 to October 2025 the Company entered into subscription agreements for an offering of registered shares with various investors and sold 34,682 shares at an average purchase price of CHF 47.17 per unit. The notary process for this capital increase is currently in progress. The purchasing amount will be offset against the corresponding liability to Xlife Sciences out of the Share Lending Agreement for the shares sold.

From November 2024 to May 2025 the Company entered into subscription agreements for an offering of registered shares with Xlife Sciences AG and sold 186,744 shares at a purchase price of CHF 26.10 per unit. The purchasing amount was offset against a liability to Xlife Sciences out of the Share Lending Agreement.

Market Price of Veraxa Securities

Market price information regarding Veraxa is not provided because there is no public market for Veraxa’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company - Liquidity and Capital Resources”.

Dividend Policy of PubCo Following the Business Combination

PubCo does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of PubCo’s board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income Tax consequences (i) of the Business Combination to U.S. Holders (defined below) of SPAC Ordinary Shares (excluding any redeemed shares), and SPAC Warrants (collectively, the “SPAC Securities”), (ii) of the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo Securities”) received in the Business Combination by U.S. Holders and (iii) of the exercise of redemption rights by SPAC Shareholders that are U.S. Holders (defined below).

This discussion constitutes the opinion of Winston & Strawn LLP, counsel to SPAC, as to the material U.S. federal income Tax consequences of the SPAC Reorganization to the U.S. Holders of SPAC Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion, in Exhibit 8.1, and otherwise herein.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income Tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income Tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income Tax considerations relevant to U.S. Holders that hold SPAC Securities and, after the completion of the Business Combination, PubCo Securities, as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. Tax Laws, such as, for example:

●	Sponsor or SPAC’s officers or directors;

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	S-corporations;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of the shares of SPAC or, following the Business Combination, PubCo by vote or value;

●	persons that acquired SPAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons that hold SPAC Securities, or will hold PubCo Securities, in connection with a trade or business, permanent establishment, or fixed place of business conducted outside the United States;

●	persons that hold SPAC Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of SPAC Securities that is for U.S. federal income Tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income Tax purposes) that is created or organized (or treated as created or organized) in or under the Laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income Tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income Tax Laws, such as gift, estate or Medicare contribution Tax Laws, or state, local or non-U.S. Tax Laws.

This discussion does not consider the Tax treatment of partnerships or other pass-through entities or persons who hold SPAC Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income Tax purposes) is the beneficial owner of SPAC Securities, the U.S. federal income Tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding SPAC Securities, we urge you to consult your own Tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. SPAC SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Characterization of a SPAC Unit

For purposes of this discussion, because any SPAC Unit consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Warrant to acquire one SPAC Class A Ordinary Share is separable at the option of the holder, SPAC is treating any SPAC Class A Ordinary Share and one-half of one SPAC Warrant to acquire one SPAC Class A Ordinary Share held by a holder in the form of a single SPAC Unit as separate instruments and is assuming that the SPAC Unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the SPAC Units in connection with the consummation of the SPAC Reorganization or the exercise of redemption rights generally should not be a taxable event for U.S. federal income Tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Federal Income Tax Consequences of the SPAC Reorganization to U.S. Holders

Qualification of the SPAC Reorganization as a Reorganization

The SPAC Reorganization should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, the SPAC Reorganization must be a mere change in identity, form, or place of organization of SPAC. Due to the absence of direct guidance on the specific circumstances of the SPAC Reorganization, including the participation of the Exchange Agent, there is some uncertainty as to whether the SPAC Reorganization will satisfy this requirement and, in turn, qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the SPAC Reorganization qualify as a tax-free transaction, and that PubCo has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income Tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Assuming that the SPAC Reorganization qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder that receives PubCo Securities pursuant to the SPAC Reorganization will not recognize gain or loss on the exchange of SPAC Securities for PubCo Securities; the aggregate adjusted Tax basis of a U.S. Holder in the PubCo Ordinary Shares received as a result of the SPAC Reorganization will equal the aggregate adjusted Tax basis of the SPAC Ordinary Shares surrendered in the exchange, and the aggregate adjusted Tax basis in the PubCo Warrants received as a result of such exchange will equal the aggregate adjusted Tax basis of the SPAC Warrants surrendered in the exchange; and a U.S. Holder’s holding period for the PubCo Securities received in the exchange will include the holding period for the SPAC Securities surrendered in the exchange.

U.S. Holders should consult their own Tax advisors as to the particular consequences to them of the exchange of SPAC Securities for PubCo Securities pursuant to the SPAC Reorganization and the qualification of the SPAC Reorganization as a tax-free reorganization.

U.S. Federal Income Tax Consequences of the Acquisition Merger to U.S. Holders of SPAC Securities

Neither SPAC (nor PubCo following the SPAC Reorganization) nor any U.S. Holder of SPAC Securities that received PubCo Ordinary Shares in connection with the SPAC Reorganization should be subject to any material U.S. federal income Tax consequences solely in connection with the Acquisition Merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Securities

The following discussion is a summary of certain material U.S. federal income Tax consequences of the ownership and disposition of PubCo Securities to U.S. Holders who receive such PubCo Securities pursuant to the SPAC Reorganization.

Taxation of Distributions

Subject to the PFIC rules described below, a U.S. Holder generally will be required to include in gross income as a dividend current or accumulated earnings and profits (as determined under U.S. federal income Tax principles). Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its PubCo Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and Warrants” below).

With respect to non-corporate U.S. Holders, under Tax Laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and Warrants” below) provided that either (i) PubCo Ordinary Shares are readily tradable on an established securities market in the United States or (ii) PubCo is eligible for benefits of the income Tax treaty between the United States and Switzerland, and, in each case, PubCo is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on Nasdaq (on which PubCo intends to apply to list the PubCo Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the PubCo Ordinary Shares are listed on Nasdaq, there can be no assurance that the PubCo Ordinary Shares will be considered readily tradable on an established securities market in future years. Finally, no assurances can be provided that PubCo is or will be eligible for the benefits under the U.S.-Swiss double Tax treaty. U.S. Holders should consult their Tax advisors regarding the availability of such lower rate for any dividends paid with respect to PubCo Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and Warrants

Subject to the PFIC rules described below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of PubCo Ordinary Shares or warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted Tax basis in such PubCo Ordinary Shares or PubCo Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary shares or warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules described below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s Tax basis in a PubCo Ordinary Share received upon exercise of the PubCo Warrant for cash generally will be an amount equal to the sum of the U.S. Holder’s Tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a PubCo Ordinary Share received upon such exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant and will not include the period during which the U.S. Holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s Tax basis in the PubCo Warrant.

The Tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income Tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s Tax basis in the PubCo Ordinary Shares received generally would equal the U.S. Holder’s Tax basis in the PubCo Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the PubCo Warrants to be exercised on a cashless basis could, for U.S. federal income Tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining PubCo Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of PubCo Warrants having an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of warrants deemed exercised and the U.S. Holder’s Tax basis in such PubCo Warrants. In this case, a U.S. Holder’s Tax basis in the PubCo Ordinary Shares received would equal the U.S. Holder’s Tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income Tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative Tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its Tax advisor regarding the Tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if PubCo redeems warrants for cash or purchases warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and Warrants.”

Possible Constructive Distributions

The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of PubCo Securities—Warrants and Rights.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the PubCo Warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g. through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a PubCo Warrant) as a result of a distribution of cash or other property to the holders of PubCo Ordinary Shares which is taxable to the U.S. Holders of such PubCo Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to Tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted Tax basis in its PubCo Warrants to the extent that such distribution is treated as a dividend.

Redemption of SPAC Ordinary Shares

Subject to the PFIC rules described below, in the event that a U.S. Holder’s SPAC Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General Meeting of SPAC Shareholders—Redemption Rights”, the treatment of the redemption for U.S. federal income Tax purposes will depend on whether the redemption qualifies as a sale of the SPAC Ordinary Shares under Section 302 of the Code.

If the redemption qualifies as a sale of SPAC Ordinary Shares, the U.S. Holder will recognize capital gain or loss on the sale or other taxable disposition of SPAC Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted Tax basis in such SPAC Ordinary Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such SPAC Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

If the redemption does not qualify as a sale of SPAC Ordinary Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income Tax purposes to the extent paid from SPAC’s current or accumulated earnings and profits (as determined under U.S. federal income Tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted Tax basis in the SPAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC Ordinary Shares. With respect to non-corporate U.S. Holders, under Tax Laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate provided that SPAC Ordinary Shares are readily tradable on an established securities market in the United States, SPAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the SPAC Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential Tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale treatment will depend largely on the total number of SPAC Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as described in the following paragraph) relative to all of the SPAC Ordinary Shares outstanding both before and after such redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination (treating PubCo Ordinary Shares as SPAC Ordinary Shares for this purpose)). The redemption of SPAC Ordinary Shares generally will be treated as a sale of the SPAC Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests is satisfied, a U.S. Holder takes into account not only SPAC Ordinary Shares actually owned by the U.S. Holder, but also SPAC Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include SPAC Ordinary Shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of SPAC Ordinary Shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the SPAC Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the SPAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SPAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the SPAC Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its Tax advisors as to the Tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above. After the application of those rules, any remaining Tax basis of the U.S. Holder in the redeemed SPAC Ordinary Shares will be added to the U.S. Holder’s adjusted Tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted Tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of PubCo Ordinary Shares and PubCo Warrants could be materially different from that described above if SPAC or PubCo is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income Tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income Tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Following the Business Combination, PubCo is not expected to be treated as a PFIC for U.S. federal income Tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the PubCo Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if PubCo (or its predecessor SPAC) were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s PubCo or SPAC Ordinary Shares. Although SPAC likely met one or both of the PFIC tests described above in its first taxable year, it may qualify for an exception under which a corporation will not be treated as a PFIC for the first taxable year in which it has gross income. There can be no assurance, however, that PubCo and SPAC will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If SPAC is determined to be a PFIC with respect to a U.S. Holder who receives PubCo Ordinary Shares or PubCo Warrants in connection with the SPAC Reorganization and such U.S. Holder did not make any of the PFIC elections described below with respect to its SPAC Ordinary Shares or SPAC Warrants, then although not free from doubt, PubCo would also be treated as a PFIC as to such U.S. Holder with respect to such PubCo Ordinary Shares or PubCo Warrants even if PubCo did not meet the test for PFIC status unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described below. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s PubCo Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such PubCo Ordinary Shares and PubCo Warrants for a period that includes its holding period for the SPAC Ordinary Shares and SPAC Warrants exchanged therefor, respectively. U.S. Holders are urged to consult their Tax advisors regarding the application of the purging elections rules to their particular circumstances.

In addition, if SPAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its SPAC Ordinary Shares redeemed, as described above under the heading “—Redemption of SPAC Ordinary Shares,” would generally be subject to a special Tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election for SPAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”). However, PubCo does not expect to furnish U.S. Holders with the Tax information necessary to enable a U.S. Holder to make a QEF election. In addition, an election for mark-to-market treatment is unlikely to be available to mitigate any adverse Tax consequences with respect to a subsidiary that is also a PFIC.

If SPAC or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PubCo Ordinary Shares or PubCo Warrants and, in the case of PubCo Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Ordinary Shares or PubCo Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the PubCo Ordinary Shares).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Ordinary Shares or PubCo Warrants (including any portion of such holding period prior to the Mergers);

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PubCo’s first taxable year in which PubCo was a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest Tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional Tax equal to the interest charge generally applicable to underpayments of Tax will be imposed on the U.S. Holder with respect to the Tax attributable to each such other taxable year of the U.S. Holder.

If PubCo is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred Tax and interest charge described above if PubCo (or a subsidiary of PubCo) receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their Tax advisors regarding the Tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC Tax consequences described above in respect of the PubCo Ordinary Shares (but not the PubCo Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, PubCo does not expect to furnish U.S. Holders with the Tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if PubCo is a PFIC and the PubCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC Tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the PubCo Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of such year over its adjusted basis in its PubCo Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to PubCo Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the PubCo Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to PubCo Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which PubCo owns shares. U.S. Holders should consult their Tax advisors regarding the availability and Tax consequences of a mark-to-market election with respect to the PubCo Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the PubCo Ordinary Shares and PubCo Warrants should consult their Tax advisors concerning the application of the PFIC rules to PubCo Securities under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of PubCo Securities made or paid within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income Tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to PubCo Securities, subject to certain exceptions (including an exception for PubCo Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their Tax return, for each year in which they hold PubCo Securities.

Swiss Tax Considerations

The following description is not intended to constitute a complete analysis of all Tax consequences relating to the ownership or disposition of our shares. You should consult your own Tax advisor concerning the Tax consequences of your particular situation, as well as any Tax consequences that may arise under the Laws of any state, local, foreign, including Swiss, or other taxing jurisdiction. Moreover, only potential Tax consequences from the perspective of the shareholders of PubCo are outlined.

This summary of material Swiss Tax consequences is based on Swiss Law and regulations and the practice of the Swiss Tax administration as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. The summary does not purport to take into account the specific circumstances of any particular shareholder or potential investor and does not relate to persons in the business of buying and selling ordinary shares or other securities. The summary is not intended to be, and should not be interpreted as, legal or Tax advice to any particular potential shareholder/s, and no representation with respect to the Tax consequences to any particular shareholder/s is made.

Current and prospective shareholders are advised to consult their own Tax advisers in light of their particular circumstances as to the Swiss Tax Laws, regulations and regulatory practices that could be relevant for them in connection with the acquiring, owning and selling or otherwise disposing of ordinary shares and receiving dividends and similar cash or in-kind distributions on ordinary shares (including dividends on liquidation proceeds and stock dividends) or distributions on PubCo Ordinary Shares based upon a capital reduction (Nennwertrückzahlungen) or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) and the consequences thereof under the Tax Laws, regulations and regulatory practices of Switzerland.

General

This summary of material Swiss Tax consequences is based on Swiss Law and regulations and the practice of the Swiss Tax administration as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. The summary does not purport to take into account the specific circumstances of any particular shareholder or potential investor and does not relate to persons in the business of buying and selling PubCo Ordinary Shares or other securities. The summary is not intended to be, and should not be interpreted as, legal or Tax advice to any particular potential shareholder/s, and no representation with respect to the Tax consequences to any particular shareholder/s is made.

Current and prospective shareholders are advised to consult their own Tax advisers in light of their particular circumstances as to the Swiss Tax Laws, regulations and regulatory practices that could be relevant for them in connection with the acquiring, owning and selling or otherwise disposing of PubCo Ordinary Shares and receiving dividends and similar cash or in-kind distributions on PubCo Ordinary Shares (including dividends on liquidation proceeds and stock dividends) or distributions on PubCo Ordinary Shares based upon a capital reduction (Nennwertrückzahlungen) or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) and the consequences thereof under the Tax Laws, regulations and regulatory practices of Switzerland.

Taxation of PubCo

PubCo is a Swiss based company, subject to taxation in the Canton of Zurich. PubCo is taxed at a current effective income Tax rate of approximately 19.6% (including direct federal as well as cantonal/communal Taxes). In addition, an annual capital Tax rate of approximately 0.17% is levied on the net equity of the Company.

Swiss Federal Withholding Tax on Dividends and other Distributions

Dividend payments and similar cash or in-kind distributions on the PubCo Ordinary Shares (including dividends on liquidation proceeds and stock dividends) that the Company makes to shareholders are subject to Swiss federal withholding Tax (Verrechnungssteuer) at a rate of 35% on the gross amount of the dividend. The Company is required to withhold the Swiss federal withholding Tax from the dividend and remit it to the Swiss Federal Tax Administration. Distributions based on a capital reduction (Nennwertrückzahlungen) and distributions paid out of capital contribution reserves (Reserven aus Kapitaleinlagen), that have been confirmed by the Swiss Federal Tax Administration (the “SFTA”) as such reserves for Swiss tax purposes, are not subject to Swiss federal withholding tax.

Regarding the distribution of capital contribution reserves (Reserven aus Kapitaleinlagen) it should be noted that PubCo, once listed, will not be free to decide how to divide dividend distributions between distributions of capital contribution reserves (Reserven aus Kapitaleinlagen) that are exempt from Swiss federal withholding tax and distributions of other reserves that are subject to Swiss federal withholding tax. In the event of a future dividend distribution by PubCo as a listed company, other reserves must be distributed at least to the same extent as capital contribution reserves (so-called 50%/50% rule for the distribution of capital contribution reserves by a listed company). However, this only applies as long as and to the extent that other reserves are available for distribution at the level of PubCo.

The redemption of PubCo Ordinary Shares may under certain circumstances (in particular, if the ordinary shares in the Company are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss federal withholding Tax purposes, with the consequence that the difference between the repurchase price and the nominal value of the shares (Nennwertprinzip) plus capital contribution reserves (Reserven aus Kapitaleinlagen) is subject to Swiss federal withholding tax.

Regarding the use of capital contribution reserves (Reserven aus Kapitaleinlagen) for the redemption of PubCo Ordinary Shares it should be noted that PubCo, once listed, will not be free to decide how to divide the liquidation surplus paid upon the redemption of PubCo Ordinary Shares for cancellation between capital contribution reserves that are exempt from Swiss federal withholding tax and other reserves that are subject to Swiss federal withholding tax. At least half of the liquidation surplus must be charged to capital contribution reserves (Reserven aus Kapitaleinlagen), but no more than the amount of the total of capital contribution reserves available at the level of PubCo.

The Swiss federal withholding Tax is refundable or creditable in full to a Swiss Tax resident corporate and individual shareholder as well as to a non-Swiss Tax resident corporate or individual shareholder who holds PubCo Ordinary Shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for Tax purposes in Switzerland, if such person is the beneficial owner of the distribution and, in the case of a Swiss Tax resident individual who holds PubCo Ordinary Shares as part of his private assets, duly reports the gross distribution received in his individual income Tax return or, in the case of a person who holds the ordinary shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for Tax purposes in Switzerland, recognizes the gross dividend distribution for Tax purposes as earnings in the income statements and reports the annual profit in the Swiss income Tax return.

If a shareholder who is not a Swiss resident for Tax purposes and does not hold PubCo Ordinary Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, receives a distribution from the Company, the shareholder may be entitled to a full or partial refund or credit of Swiss federal withholding Tax incurred on a taxable distribution if the country in which such shareholder is resident for Tax purposes has entered into a treaty for the avoidance of double taxation with Switzerland and the further prerequisites of the treaty for a refund have been met. Shareholders not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund or credit) may differ from country to country.

Individual and Corporate Income Tax on Dividends

Swiss resident individuals holding PubCo Ordinary Shares as part of their private assets who receive dividends and similar distributions (including stock dividends and liquidation proceeds), which are neither repayments of the nominal value (Nennwertrückzahlungen) of the ordinary shares nor reserves paid out of capital contributions (Reserven aus Kapitaleinlagen), that have been confirmed by the SFTA as such reserves for Swiss tax purposes, are required to report such payments in their individual income Tax returns and are liable to Swiss federal, cantonal and communal income Taxes on any net taxable income for the relevant Tax period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the Tax base for only 70% of their value (Teilbesteuerung), if the investment amounts to at least 10% of nominal share capital of the Company. All Swiss cantons have introduced partial taxation measures at cantonal and communal levels.

Swiss resident individuals as well as non-Swiss resident individual taxpayers holding PubCo Ordinary Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant Tax period and are liable to Swiss federal, cantonal and communal individual or corporate income Taxes, as the case may be, on any net taxable earnings accumulated (including the payment of dividends) for such period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the Tax base for only 70% (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss Tax Law and amounts to at least 10% of nominal share capital of the Company. All cantons have introduced partial taxation measures at cantonal and communal levels.

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the PubCo Ordinary Shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant Tax period and are liable to Swiss federal, cantonal and communal corporate income Taxes on any net taxable earnings accumulated for such period. Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the ordinary shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland may be eligible for participation relief (Beteiligungsabzug) in respect of dividends and distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) if the ordinary shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million or represent at least 10% of the nominal share capital of the Company or give entitlement to at least 10% of the profits and reserves of the Company, respectively.

Recipients of dividends and similar distributions on PubCo Ordinary Shares (including stock dividends and liquidation proceeds) who neither are residents of Switzerland nor during the current taxation year have engaged in a trade or business in Switzerland and who are not subject to taxation in Switzerland for any other reason are not subject to Swiss federal, cantonal or communal individual or corporate income Taxes in respect of dividend payments and similar distributions because of the mere holding of the ordinary shares.

Wealth and Annual Capital Tax on Holding of Ordinary shares or Warrants

Swiss resident individuals and non-Swiss resident individuals holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are required to report their ordinary shares as part of their wealth and will be subject to cantonal and communal wealth Tax to the extent the aggregate taxable net wealth is allocable to Switzerland.

Swiss resident corporate taxpayers and non-Swiss resident corporate taxpayers holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, will be subject to cantonal and communal annual capital Tax on the taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Individuals and corporate taxpayers not resident in Switzerland for Tax purposes and not holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are not subject to wealth or annual capital Tax in Switzerland because of the mere holding of PubCo Ordinary Shares and/or PubCo Warrants.

Capital Gains on Disposal of Ordinary shares or Warrants

Swiss resident individuals who sell or otherwise dispose of PubCo Ordinary Shares and/or PubCo Warrants realize a tax-free capital gain, or a non-Tax deductible capital loss, as the case may be, provided that they hold the ordinary shares, as part of their private assets. Under certain circumstances, the sale proceeds may be requalified into taxable investment income (e.g., if the taxpayer is deemed to be a professional securities dealer).

Capital gains realized on the sale of PubCo Ordinary Shares and/or PubCo Warrants held by Swiss resident individuals, Swiss resident corporate taxpayers as well as non-Swiss resident individuals and corporate taxpayers holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be. This also applies to Swiss resident individuals who, for individual income Tax purposes, are deemed to be professional securities dealers for reasons of, inter alia, frequent dealing and debt-financed purchases. Capital gains realized by resident individuals who hold PubCo Ordinary Shares as business assets might be entitled to reductions or partial taxations similar to those mentioned above for dividends (Teilbesteuerung) if certain conditions are met (e.g., holding period of at least one year and participation of at least 10% of nominal share capital of the Company).

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business, through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are required to recognize such capital gain in their income statements for the relevant Tax period. Corporate taxpayers may qualify for participation relief on capital gains (Beteiligungsabzug), if the ordinary shares sold during the Tax period represent at least 10% of the Company’s share capital or if the ordinary shares sold give entitlement to at least 10% of the Company’s profits and reserves and were held for at least one year. The Tax relief applies to the difference between the sale proceeds of ordinary shares by the Company and the acquisition costs of the participation (Gestehungskosten).

Individuals and corporations not resident in Switzerland for Tax purposes and not holding PubCo Ordinary Shares and/or PubCo Warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for Tax purposes, in Switzerland, are not subject to Swiss federal, cantonal and communal individual income or corporate income tax, as the case may be, on capital gains realized on the sale of PubCo Ordinary Shares and/or PubCo Warrants.

Gift and Inheritance Tax

Transfers of PubCo Ordinary Shares and/or PubCo Warrants may be subject to cantonal and/or communal inheritance or gift Taxes if the deceased or the donor or the recipient were resident in a Canton levying such Taxes.

Swiss Issuance Stamp Duty

The Company is subject to paying to the Swiss Federal Tax Administration a 1% Swiss federal issuance stamp Tax (Emissionsabgabe) on any increase of the nominal share capital of the Company (including capital surplus) or any other equity contributions received by the Company (with or without issuance of shares). Certain costs incurred in connection with the issuance of shares (if any) may be deductible. There are several exemptions from issuance stamp Tax that may apply under certain circumstances (e.g., certain intercompany reorganizations).

Swiss Securities Transfer Tax

The purchase or sale (or other financial transfer) of PubCo Ordinary Shares, whether by Swiss residents or non-Swiss residents, may be subject to Swiss securities transfer Tax of up to 0.15%, calculated on the purchase price or the proceeds if the purchase or sale occurs through or with a bank or other securities dealer in Switzerland or Liechtenstein as defined in the Swiss Federal Stamp Duty Act as an intermediary or party to the transaction unless an exemption applies.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the multilateral competent authority agreement on the automatic exchange of financial account information, which is intended to ensure the uniform implementation of automatic exchange of information (the “AEOI”).

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. Switzerland has concluded a multilateral agreement with the EU on the AEOI in Tax matters, or the AEOI Agreement. This AEOI Agreement entered into force as of January 1, 2017 and applies to all 28 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other jurisdictions entered into force. The Federal Act on the International Automatic Exchange of Information in Tax Matters, or the AEOI Act, which is the primary legal basis for the implementation of the AEOI standard in Switzerland, entered into force on January 1, 2017 as well.

Based on such multilateral agreements and bilateral agreements and the implementing Laws of Switzerland, Switzerland collects data in respect of financial assets, which may include ordinary shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in a treaty state since 2017, and exchanges it since 2018. Switzerland has signed and is expected to sign further bi- or multilateral AEOI in Tax matter agreements with other countries, which entered into force on January 1, 2018 or January 1, 2019 or will enter into force at a later date.

A list of such multilateral agreements and bilateral agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance (SIF).

On February 27, 2019, the Federal Council initiated the consultation on the revision of the AEOI Act and AEOI Ordinance. The consultation proposal takes account of recommendations from the Global Forum on Transparency and Exchange of Information for Tax Purposes. They concern, among other things, certain due diligence and registration obligations, the maintenance of a document retention obligation for reporting Swiss financial institutions, as well as definitions thereunder. Some exceptions have also been removed or adapted. The amendments to the AEOI Act and AEOI Ordinance entered into force on January 1, 2021. Further revisions of the AEOI Act and the AEOI Ordinance concerning the Common Reporting Standard are expected in June 2024 and to be implemented in 2026. It is expected that he amendments include a revision of the Common Reporting Standard (CRS) for financial accounts and the addition of a new Crypto-Asset Reporting Framework (CARF).

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of the Foreign Account Tax Compliance Act (FATCA). The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. Tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between the U.S. and Switzerland entered into force, allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on nonconsenting nonparticipating financial institutions.

Implementation of the OECD Global Minimum Tax in Switzerland

In light of the OECD Base erosion and profit shifting initiative, Switzerland has introduced by means of an ordinance the OECD global minimum Tax rate for large multinational enterprises. The people and cantons approved the necessary constitutional amendment in a popular vote on June 18, 2023. During its meeting on December 22, 2023, the Federal Council decided to implement the minimum Tax rate with the introduction of a supplementary Tax in Switzerland from January 1, 2024, and in its meeting on September 4, 2024 the Federal Council decided to additionally implement the international minimum Tax from January 1, 2025. Based on such ordinance large multinational enterprises with global turnover of at least EUR 750 million which are effectively taxed below 15% will be liable to a top-up Tax (Ergänzungssteuer) up to 15% minimum taxation, in line with the OECD framework for the Qualified Domestic Minimum Top-up Tax and the Income Inclusion Rule.

Swiss Tax Consequences of the Business Combination

Corporate Income Tax on the level of PubCo

In the context of the Business Combination, according to art. 61 para. 1 of the Federal Law on Direct Federal Tax (SR 642.11; “DFTA”) and § 67 para. 1 of the Tax Act of the Canton of Zurich (“StG ZH”) and based on Circular No. 5a, section 4.1.2.2.1, untaxed hidden reserves (unversteuerte, stille Reserven) of the transferring company may generally be transferred to the acquiring company on a tax-neutral basis (a “Tax-Neutral Merger”), provided that the following cumulative conditions are satisfied:

(i)	the tax residence of the merged company (Swiss PubCo) remains in Switzerland; and

(ii)	the corporate income tax-relevant values (Gewinnsteuerwerte) are carried forward without change for Swiss tax purposes.

Based on the planned implementation of the Business Combination, the aforementioned conditions are expected to be satisfied in the context of the Acquisition Merger, such that the Acquisition Merger should qualify as a Tax-Neutral Merger for Swiss corporate income tax purposes.

Corporate Income Tax on the level of SPAC

A merger between a foreign and a Swiss-resident company (Immigrationsfusion) is generally treated as equivalent to a transfer of the foreign company’s seat to Switzerland. Based on the practice of the SFTA, the tax considerations of a reorganization must be assessed from a result-oriented, economic perspective. This assessment is based on a comparison between the original structure before and the final structure after the reorganisation, without considering the legal intermediate steps.

Applying this practice of the SFTA, the Initial Merger, the subsequent contribution of the shares in Merger Sub into PubCo by the SPAC shareholders, and the following distribution of the assets of Merger Sub to PubCo by means of a dividend in kind (Substanzdividende) should, taken together, qualify as a tax-neutral immigration merger of SPAC into PubCo for Swiss tax purposes (the “Immigration Merger”).

As the SPAC is not subject to Swiss corporate income taxation due to its statutory seat and place of effective management being located in the Cayman Islands, the Immigration Merger will not have any Swiss tax implications for the SPAC.

Individual and Corporate Income Tax

Non-Swiss Resident Shareholders of PubCo

Individual Taxpayers: Individual taxpayers who are not Swiss residents and do not hold their PubCo Ordinary Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to Swiss individual income taxation. Accordingly, the Business Combination should not have any Swiss income tax consequences for such taxpayers.

Corporate Taxpayers: Corporate taxpayers who are not Swiss residents and do not hold their PubCo Ordinary Shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to Swiss corporate income taxation. Accordingly, the Business Combination should not have any Swiss income tax consequences for such taxpayers.

Swiss Resident Shareholders of PubCo

Individuals with shares held as private Assets: If SPAC Shareholders, who are considered Swiss residents for Swiss tax purposes and hold their SPAC Ordinary Shares as private Assets, exchange their SPAC Ordinary Shares for PubCo Ordinary Shares in connection with the Initial Merger, such exchange is generally considered an exchange of participation rights for Swiss tax purposes. Any gain realized by Swiss resident SPAC Shareholders upon such exchange, relative to their acquisition cost, is generally treated as a tax-free capital gain for private individuals holding the shares as private assets. Consequently, the Acquisition Merger should not trigger any Swiss income tax consequences for Swiss resident shareholders of PubCo (PubCo being the surviving entity of the Acquisition Merger).

While no increase in the nominal value, no increase in capital contribution reserves, and no cash payments for fractional shares at the expense of other income tax-relevant reserves are planned, any such measures occurring in connection with a Merger would, however, generally be subject to Swiss income tax for individuals holding their shares in PubCo as private assets.

Individuals with shares held as business Assets: The exchange of shareholdings in connection with the Business Combination is income tax-neutral for Swiss resident shareholders of PubCo who hold their shares in PubCo as business assets, provided that such shareholders remain tax resident in Switzerland and the values relevant for income tax purposes are carried on.

Corporate Shareholders: The exchange of shareholdings in connection with the Business Combination is generally corporate income tax-neutral for Swiss resident corporate shareholders of PubCo, provided that such shareholders remain tax resident in Switzerland and that the profit tax-relevant values of the exchanged participations are carried on.

Swiss Federal Withholding Tax

Reference is made to the section above entitled “—General - Swiss Federal Withholding Tax on Dividends and other Distributions” for a general description of the Swiss federal withholding tax regime.

Acquisition Merger: In the context of a reorganization qualifying as a tax-neutral reorganization (i.e., a Tax-Neutral Merger), the transfer of reserves and profits from one Swiss-resident company to another is generally exempt from Swiss federal withholding tax. In the case of Tax-Neutral Merger (see section “Corporate Income Tax on the level of PubCo” above) Swiss federal withholding tax is generally only triggered if reserves that do not qualify as capital contribution reserves are dissipated or not transferred to the reserves of the acquiring company. Based on the planned implementation of the Business Combination, the aforementioned conditions are expected to be met in the context of the Acquisition Merger, such that the Acquisition Merger should qualify as a Tax-Neutral Merger for Swiss federal withholding tax purposes.

While no increase in nominal value, no increase in capital contribution reserves, and no cash payments for fractional shares at the expense of other reserves relevant for Swiss federal withholding tax purposes are planned in connection with the Business Combination any such measures occurring in connection with the Business Combination would generally trigger Swiss federal withholding tax.

Immigration Merger: A merger between a foreign and a Swiss-resident company (Immigrationsfusion) is generally treated as equivalent to a transfer of the foreign company’s seat to Switzerland and, as such, does not trigger Swiss federal withholding tax. Generally, the asset surplus contributed in an immigration merger qualifies, at the level of the acquiring company, as capital contribution reserves (Reserven aus Kapitaleinlagen) to the extent that such surplus does not exceed the sum of the historical share capital, nominal capital and capital contribution reserves of the foreign company.

Based on the intended implementation of the Business Combination, these conditions should be met in the context of the Immigration Merger of SPAC into PubCo, such that no Swiss federal withholding tax should be triggered. The asset surplus of the SPAC should eventually qualify as capital contribution reserves at the level of PubCo.

Swiss Issuance Stamp Duty

In general, the creation and increase of the nominal value of domestic equity securities (including share premium) is subject to an issuance stamp tax of 1%, whereby the first CHF 1 million of the newly issued share capital (including share premium) is exempt from the tax in accordance with Art. 6 para. 1 lit. h of the Federal Stamp Duty Act (SR 641.10; “StA”).

Pursuant to Art. 6 para. 1 lit. abis StA, however, participation rights that are created or increased in the context of mergers are generally exempt from the issuance stamp tax. The Acquisition Merger should therefore not give rise to any issuance stamp tax consequences. Likewise, the capital contribution reserves created in the context of the Immigration Merger at the level of PubCo, to the extent corresponding to the asset surplus of the SPAC, should be exempt from the issuance stamp tax. Overall, the Business Combination should therefore not give rise to any Swiss issuance stamp duty consequences.

Swiss Securities Transfer Tax

The transfer of taxable securities including corporate shares is subject to Swiss securities transfer tax if a Swiss securities dealer is involved in the transfer as party or as intermediary and no exemption applies.

The transfer of ownership of taxable securities as part of a merger is, however, exempt from Swiss securities transfer tax pursuant to Art. 14 para. 1 lit. i StA in connection with Art. 61 DFTA. Consequently, the Business Combination should not give rise to any Swiss securities transfer tax consequences.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR SWISS TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of SPAC Securities

The following table sets forth information regarding the beneficial ownership of SPAC Ordinary Shares as of the date of this proxy statement/prospectus by:

●	each person known by SPAC to be the beneficial owner of 5% or more of SPAC Ordinary Shares;

●	each of SPAC’s current officers and directors; and

●	all of SPAC’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

The percentage of beneficial ownership of SPAC in the table below is calculated based on 25,300,000 SPAC Class A Ordinary Shares and 6,325,000 SPAC Class B Ordinary Shares issued and outstanding as of [   ], 2025.

	SPAC Class B Ordinary Shares(2)			SPAC Class A Ordinary Shares
Name of Beneficial Owners(1)	Number of Share Beneficially Owned		Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Voyager Acquisition Sponsor Holdco LLC(3)	4,690,000			-	-	14.8%
Adeel Rouf(3)(4)(5)	4,690,000			-	-	14.8%
Warren Hosseinion(5)	700,000			-	-	2.2%
Alex Rogers(5)	145,000			-	-	*
Warren Hosseinion Jr.(5)	75,000			-	-	*
Oded Levy(5)	500,000			-	-	1.6%
Jonathan Intrater(5)	165,000			-	-	*
All officers and directors as a group (6 individuals)	6,275,000	(6)		-	-	19.9%

MM Asset Management Inc.(7)	-		-	1,100,000		5.0%
AQR Capital Management, LLC(8)	-		-	1,418,939		5.6%
LMR Partners LLP(9)	-		-	2,178,000		8.6%
Magnetar Financial LLC(10)	-		-	2,156,220		8.5%
The Goldman Sachs Group, Inc.(11)	-		-	1,753,159		6.9%
First Trust Capital Management L.P.(12)	-		-	1,886,191		7.4%
Barclays PLC(13)	-		-	1,586,361		6.2%
Wolverine Asset Management LLC(14)				2,492,418		9.85%

(1)	Unless otherwise noted, the business address of each of the following is 131 Concord Street, Brooklyn, New York, 11201.

(2)	Such shares will (unless otherwise provided in the BCA) automatically convert into SPAC Class A Ordinary Shares concurrently with or immediately following the consummation of the Business Combination and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis, subject to adjustment.
(3)	Voyager Acquisition Sponsor Holdco LLC, our sponsor, is the record holder of the shares reported herein. Adeel Rouf, our Chief Executive Officer, is the managing member of the sponsor and has voting and investment discretion with respect to the securities held of record by our sponsor and may be deemed to have or beneficial ownership of the securities held directly by our sponsor. Such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On October 8, 2024, the sponsor distributed 1,935,000 founder shares to Warren Hosseinion, Oded Levy, Adeel Rouf, Jonathan Intrater, Alex Rogers, Warren Hosseinion, Jr., and a third-party vendor.
(4)	Includes 300,000 shares directly held by Adeel Rouf.
(5)	On October 8, 2024, the sponsor transferred an aggregate of 1,935,000 founder shares to our directors and officers and a third-party vendor as payment for services rendered in connection with our IPO. The sponsor effected the following transfers on October 8, 2024: to Warren Hosseinion, the sponsor transferred 700,000 founder shares; to Oded Levy, the sponsor transferred 500,000 founder shares; to Adeel Rouf, the sponsor transferred 300,000 founder shares; to Jonathan Intrater, the sponsor transferred 165,000 founder shares; to Alex Rogers, the sponsor transferred 145,000 founder shares; to Warren Hosseinion, Jr., the sponsor transferred 75,000 founder shares; and to a third-party vendor 50,000 founder shares as payment for services. (6) Excludes 50,000 shares transferred to a vendor for fees and services.
(7)	According to a Schedule 13G filed on August 13, 2024, interests shown are held by (i) MM Asset Management Inc., a company incorporated under the Laws of Canada, and (ii) MMCAP International Inc. SPC, an exempted company incorporated under the Laws of the Cayman Islands. The principal business address of such persons is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, ON M5J 2S1, Canada and c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.
(8)	According to a Schedule 13G/A filed on May 14, 2024, interests shown are held by (i) AQR Capital Management, LLC, a Delaware limited liability company, (ii) AQR Capital Management Holdings, LLC, a Delaware limited liability company, and (iii) ARQ Arbitrage, LLC, a Delaware limited liability company. The principal business address of such persons is 131 Concord Street, Brooklyn, NY, 11201.
(9)	According to a Schedule 13G filed on November 14, 2024, interests shown are held by (i) LMR Partners LLP, a United Kingdom limited liability partnership, (ii) LMR Partners Limited, a Hong Kong corporation, (iii) LMR Partners LLC, a Delaware limited liability company, (iv) LMR Partners AG, a Swiss corporation, (v) LMR Partners (DIFC) Limited, a United Arab Emirates corporation, (vi) LMR Partners (Ireland) Limited, a limited company incorporated in Ireland, (vii) Ben Levine, a citizen of the United Kingdom, and (viii) Stefan Renold, a citizen of Switzerland. The address of the principal business office of such persons is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom.
(10)	According to a Schedule 13G/A filed on January 29, 2025, interests shown are held by (i) Magnetar Financial LLC, a Delaware limited liability company, (ii) Magnetar Capital Partners LP, a Delaware limited partnership, (iii) Supernova Management LLC, a Delaware limited liability company, and (iv) David J. Snyderman, a citizen of the United States of America. The address of the principal business office of such persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(11)	According to Schedule 13G filed on February 6, 2025, interests shown are held by (i) The Goldman Sachs Group, Inc., a Delaware corporation, and (ii) Goldman Sachs & Co. LLC, a New York limited liability company. The principal business address of such persons is 200 West Street New York, NY 10282 and 200 West Street New York, NY 10282.
(12)	According to Schedule 13G/A filed on May 15, 2025, interests shown are held by (i) First Trust Capital Management L.P., a Delaware limited partnership, (ii) First Trust Merger Arbitrage Fund, a Delaware investment company registered under the Investment Company Act of 1940, (iii) First Trust Capital Solutions L.P., a Delaware limited partnership, and (iv). The principal business address of such persons is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606 and 235 West Galena Street, Milwaukee, WI 53212.
(13)	According to Schedule 13G/A filed on March 21, 2025, interests shown are held by Barclays PLC, a United Kingdom public limited company. The principal business address of such person is 1 Churchill Place, London - E14 5HP.
(14)	According to Schedule 13G/A filed on July 3, 2025, interests shown are held by (i) Wolverine Asset Management LLC, (ii) Wolverine Trading Partners, Inc., (iii) Wolverine Holdings, L.P., (iv) Christopher L. Gust, and (v) Robert R. Bellick. The principal business address of such persons is 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

Beneficial Ownership of PubCo Ordinary Shares

The following table sets forth information regarding the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination by:

●	each person known by PubCo who will be the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares immediately following the consummation of the Business Combination;

●	each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination; and

●	all of the executive officers and directors of PubCo as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of PubCo Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any PubCo Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any PubCo Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right. The expected beneficial ownership percentages set forth in the table below have been determined based on the following:

	Post-Business Combination (Assuming No Redemption)(2)		Post-Business Combination (Assuming Maximum Redemption)(3)
Name of Beneficial Owner(1)	Number of Shares	% of PubCo Ordinary Shares	Number of Shares	% of PubCo Ordinary Shares
Directors and Executive Officers	-	-	-	-
Dr. Christoph Antz	0	0%	-	0%
Torsten Buergermeister	0	0%	-	0%
Dr. Heinz Schwer	0	0%	-	0%
Oliver R. Baumann	620,125	*	620,125	*
David L. Deck	24,774,475	15.33%	24,774,475	18.17%
Marc Gruninger	0	0%	0	0%
Warren Hosseinion	700,000	*	700,000	*
Christoph Ziegler	0	0%	0	0%

All executive officers and directors as a group (8 persons)	26,094,600	16.15%	26,094,600	19.14%

5% of Greater Shareholders	-	-	-	-
Gilbert Edgar Schöni	22,592,889	13.98%	22,592,889	16.57%
European Molecular Biology Laboratory	22,945,203	14.20%	22,945,203	16.83%
Xlife Sciences AG	24,660,335	15.26%	24,660,335	18.09%

(1)	Unless otherwise noted, the business address of each of the following entities and individuals is Talacker 35, 8001 Zurich, Switzerland.
(2)	Assumes an aggregate of 161,625,000 PubCo Ordinary Shares Post-Business Combination.
(3)	Assumes an aggregate of 136,325,000 PubCo Ordinary Shares Post-Business Combination.

COMPARISON OF CORPORATE GOVERNANCE
AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of SPAC Shareholders before the consummation of the Business Combination, and the rights of the PubCo Shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of SPAC and PubCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. SPAC Shareholders are urged to carefully read the relevant provisions of the PubCo Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex C to this proxy statement/prospectus). References in this section to the PubCo Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the PubCo Articles may be amended at any time prior to consummation of the Business Combination by mutual agreement of SPAC and PubCo or after the consummation of the Business Combination by amendment in accordance with their terms. If the PubCo Articles are amended, the below summary may cease to accurately reflect the PubCo Articles as so amended.

SPAC	PubCo

Authorized Share Capital

The authorized share capital of SPAC is US $22,100.00, divided into 200,000,000 SPAC Class A Ordinary Shares of a par value of US $0.0001 each, 20,000,000 SPAC Class B Ordinary shares of a par value of US $0.0001 each, and 1,000,000 preference shares of a par value of US $0.0001 each. SPAC may increase, consolidate, subdivide, or cancel its share capital by ordinary resolution, and may reduce its share capital by special resolution, subject to the companies act (as revised) of the cayman islands and the SPAC articles.

The share capital amounts to CHF 1,247,904 and is divided into 141,325,128 registered common shares with a par value of CHF 1/113.25 each, and the shares are paid up in full. A shareholder may at any time request from the Company the issuance of a confirmation regarding his or her registered shares. However, the shareholder is not entitled to the printing or delivery of securities or to the conversion of registered shares issued in a specific form into another form.

The Company’s share capital shall be increased by a maximum amount of CHF 197,044 through the issuance of not more than 22,315,233 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights which are granted to new shareholders in connection with the public offer of the Company and the listing of the shares. The preemptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

The Company’s share capital shall be increased by a maximum amount of CHF 44,152 through the issuance of not more than 5,000,214 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights which are granted to new shareholders in connection with the merger of the Company. The preemptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

SPAC	PubCo

The Company’s share capital shall be increased by a maximum amount of CHF 120,376 through the issuance of not more than 13,632,582 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights granted to employees (including members of the Board of Directors and the per-sons entrusted with management of the Company(the “Executive Board”) and advisors of the Company and/or its subsidiaries. The pre-emptive rights and subscription rights of shareholders are excluded. The Board of Directors shall prepare plans for the allocation of such option rights (employee stock option plans).

The issue price shall be determined by the Board of Directors and at least correspond to the par value. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

The Board of Directors is authorized to increase the current share capital of the Company at any time until December 31, 2030 by a maximum nominal amount of CHF 623,952 by issuing a maximum of 70,662,564 registered common shares with a par value of CHF1/113.25 each, whereby the upper limit of the capital band is nominally CHF 1,871,856 and the lower limit is nominally CHF 1,247,904. Multiple increases (also in installments) within the framework of the capital band, the time limit and the following provisions are permitted. Subscription rights that are not exercised as part of a share capital increase may be allocated by the Board of Directors in the interest of the company.

The Board of Directors is also authorized to exclude shareholders’ subscription rights in whole or in part in the case of capital increases in the capital band and to allocate them to third parties for the purpose of acquiring companies, shares in companies or participations or for the financing or refinancing of such transactions. Shares for which subscription rights are granted but not exercised are at the disposal of the Board of Directors, which utilizes them in the interest of the company.

The Company may issue its registered shares in the form of single certificates, global certificates, simple uncertified securities within the meaning of the CO (as amended from time to time) or intermediated securities. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Swiss Intermediated Securities Act. The Company may withdraw shares issued as intermediated securities from the respective custody system. Uncertified securities may only be transferred by way of assignment provided that they are not registered as intermediated securities. In order to be valid, the assignment must be reported to the Company.

The Company may issue securities (individual share titles, certificates or global certificates) or convert its registered shares from one form into another form at any time, as well as cancel issued securities that are returned to the Company. If share certificates are issued, they must be signed by at least one member of the Board of Directors. By amending the Articles of Association, the Meeting of Shareholders is authorized at any time - with unchanged share capital - to split shares into shares with lower par value or to consolidate shares into shares with higher par value. Each category of shares is entitled to be represented on the Board of Directors by at least one member.

SPAC	PubCo

Rights of Preference Shares

The directors may allot, issue, grant options over, or otherwise dispose of preference shares with or without preferred, deferred, or other rights or restrictions, including in regard to dividends, voting, return of capital, or otherwise, and to such persons, at such times, and on such terms as they think proper. The rights attached to any class of shares, including preference shares, may be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or by a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of shares of that class.

Restrictions on Transfer Of Shares

Subject to the terms of the SPAC articles, any member may transfer all or any of his shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the designated stock exchange, the sec and/or any other competent regulatory authority or otherwise under applicable law. If the shares in question were issued in conjunction with rights, options or warrants issued pursuant to the SPAC articles on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such share without evidence satisfactory to them of the like transfer of such option or warrant.	A resolution passed by at least two thirds (66 and 2/3%) of the votes represented at the Meeting of Shareholders and the majority of the aggregate nominal value of the shares represented is required for the restriction of the transferability of registered shares. Uncertified securities may only be transferred by way of assignment provided that they are not registered as intermediated securities. In order to be valid, the assignment must be reported to the Company.

Restricted Share Rights

The SPAC articles do not provide for restricted share rights.

The PubCo articles do not provide for restricted share rights.

The compensation of members of the Board of Directors shall generally be paid or granted in the form of cash and/or shares. The compensation of members of the Executive Board may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The Board of Directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions; they may provide for continuation, acceleration, or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change of control or termination of an employment or mandate agreement.

The Board of Directors or the compensation committee may, based on a stock participation plan and based on the regulations issued by it, for this purpose determine at its own discretion to grant option rights or other share based compensations to members of the Board of Directors or the Executive Board.

SPAC	PubCo

Grants are made individually and do not constitute any claim whatsoever by beneficiaries for recurring awards. They shall be made pursuant to the following principles:

	(a)	grants are awarded only to members of the Board of Directors whose term has not expired or to members of the Executive Board in a non-terminated employment agreement and after conclusion of the probation period;

	(b)	the issue price or the principles for the determination of the issue price shall be set out, whereby grants may be made free of charge;

	(c)	the exercise price shall at least be equal to the nominal value of underlying shares;

	(d)	vested option rights shall be exercised within a maximum of 10 years after the grant date; unexercised option rights shall lapse without compensation.

The Board of Directors or the compensation committee shall determine more detailed term and requirements, including any acceleration, curtailing or waiving of the vesting period in specific circumstances such as change of control, as well as any claw-back provisions.

Number and Qualification Of Directors

The minimum number of directors is one (exclusive of alternate directors), and the maximum number is unlimited unless otherwise fixed by ordinary resolution. There is no shareholding qualification required to serve as a director.	The Board of Directors shall consist of five members. The election of the members of the Board of Directors is one of the powers of the Meeting of the Shareholders.

Appointment/Removal of Directors

Prior to the consummation of a business combination, only holders of SPAC class b ordinary shares have the right to vote on the election and removal of directors.

After the closing of a business combination, directors may be appointed or removed by ordinary resolution of the shareholders. The directors may also appoint a person to be a director, either to fill a vacancy or as an additional director, provided the appointment does not exceed any maximum number fixed by the articles.

The members of the Board of Directors are elected by the Meeting of Shareholders for a term of office of one year, along with individually the chairman of the Board of Directors and the members of the compensation committee, until completion of the next annual Meeting of Shareholders and re-election is permissible.

Newly elected members take over the term of office of the members whom they replace.

SPAC	PubCo

Voting

Cumulative Voting

Holders of SPAC ordinary shares do not have cumulative voting rights.	The PubCo articles do not provide for cumulative voting rights. Each share shall be entitled to one vote, regardless of its nominal value, and the shares are not divisible. Each shareholder entitled to vote may represent his or her shares at the Meeting of Shareholders or may have them represented by the independent proxy, a representative of his or her choice.

Vacancies on the Board of Directors

The office of a director shall be vacated if:

(a)

the director gives notice in writing to SPAC that he resigns the office of director; or

(b)

the director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)

the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)

the director is found to be or becomes of unsound mind; or

(e)

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors; or

(f)

the director is removed from office pursuant to any other provision of the articles.

If the office of the chairman of the Board of Directors is vacant, the Board of Directors shall appoint a chairman from among its member for the remaining term of office. The powers of the Meeting of Shareholders include the election of the Board of Directors, and the discharge of the members of the Board of Directors and the Executive Board.

SPAC	PubCo

Amendment to Articles of Association

Subject to the companies act, SPAC may alter or add to the SPAC articles by special resolution (requiring the approval of at least two-thirds of the shareholders who attend and vote in person or by proxy at a general meeting, or by unanimous written consent)

The powers of the Meeting of Shareholders include the adoption and amendment of the Articles of Association, and unless otherwise provided by law or the Articles of Association, is passed by an absolute majority of all votes represented.

The Board of Directors may also pass resolutions that result in a corresponding amendment of the Articles of Association, if only the implementation of an increase of capital, a subsequent payment of capital or a decrease of capital or a change of the currency of the share capital and the corresponding amendment of the Articles of Association is determined. No quorum is required for these resolutions.

Quorum for Shareholder Meetings

No business shall be transacted at any general meeting unless a quorum is present. The quorum is one or more members holding at least a majority of the paid-up voting share capital of the SPAC present in person or by proxy and entitled to vote at that meeting.

The Meeting of Shareholders shall be called by the Board of Directors or, if required, by the Auditors. The liquidators and the representatives of the bondholders also have the convening right. A Meeting of Shareholders may also be convened by one or more shareholders who together represent at least 5 percent of the share capital or votes.

The owners or representatives of all the Company’s shares may, if no objection is raised, hold a Meeting of Shareholders without complying with the formal requirements for convening meetings. As long as the owners or representatives of all shares are present or represented at such meeting, all matters which fall within the competence of the Meeting of Shareholders may validly be discussed and resolved upon.

The Meeting of Shareholders may also be held without complying with the formal requirements for convening meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or his or her representative requests oral deliberation.

Unless otherwise provided by law or the Articles of Association, the Meeting of Shareholders passes resolutions and conducts elections by an absolute majority of all votes represented. In the event of a tie, a motion shall be deemed rejected. The Chairperson of the Meeting of Shareholders does not have the casting vote. A resolution passed by at least two thirds (66 and 2/3%) of the votes represented at the meeting and the majority of the aggregate nominal value of the shares represented is required for certain actions.

SPAC	PubCo

Shareholder Meetings

SPAC may, but is not required to (unless required by the companies act or while shares are traded on a designated stock exchange), hold an annual general meeting. General meetings may be called by the directors or the chairman of the board. Shareholders do not have the ability to call general meetings

The annual Meeting of Shareholders shall be held within six months after closing of the business year. Extraordinary Meetings of Shareholders shall be called as often as necessary, in particular if provided for by law. The Meeting of Shareholders shall be called no later than 20 days prior to the date of the meeting in writing by letter or e-mail to the address of each individual shareholder and usufructuary recorded in the share register or by way of announcement in the Swiss Commercial Gazette (SHAB).

Shareholders collectively representing at least 0.5% of the share capital or votes may request that an item be included on the agenda. The written request for an item to be placed on the agenda must be received by the Company at least 40 days before the Meeting of Shareholders.

The Board of Directors shall ensure that the items on the agenda preserve the cohesion of subject matter and shall present to the Meeting of Shareholders all information that is of significance for its decision-making. It may summarize the items on the agenda in the notice of the meeting, provided that it makes further information available to the shareholders electronically.

Subject to the provisions governing the plenary meeting, no resolutions may be passed on items not announced in the manner outlined above, save for motions to convene an extraordinary Meeting of Shareholders, to conduct a special investigation and to elect an auditor. No advance notice is required to propose motions with respect to agenda items duly notified in advance and to debate agenda items without passing any resolution.

The annual report and, if applicable, the audit report shall be made available to the shareholders no later than 20 days before the Meeting of Shareholders. The Board of Directors shall inform them on how to obtain access to these documents. If the documents are not accessible electronically, each shareholder may request that they be sent to him or her in due time. If the documents are not accessible electronically, each shareholder may, for a period of one year after the Meeting of Shareholders, request the Company to send him or her the annual report in the form approved by the Meeting of Shareholders and, if applicable, the audit report.

The Board of Directors shall determine the venue of the Meeting of Shareholders. The determination of the venue shall not make it inappropriately difficult for any shareholder to exercise his or her rights in connection with the Meeting of Shareholders. The Meeting of Shareholders may be held simultaneously at various locations in Switzerland or abroad. In this case, the votes of the participants must be transmitted directly in sound and vision to all meeting locations. The Board of Directors may provide that shareholders who are not present at the venue of the Meeting of Shareholders may exercise their rights by electronic means.

SPAC	PubCo

The Meeting of Shareholders may be held by electronic means without a meeting venue (virtual Meeting of Shareholders). The Board of Directors determines the use of electronic means. If technical problems occur during the Meeting of Shareholders so that the Meeting of Shareholders cannot be held properly, it must be repeated. Resolutions passed by the Meeting of Shareholders before the occurrence of such technical problems shall remain valid.

The Meeting of Shareholders shall be chaired by the President of the Board of Directors or by another member of the Board of Directors. The person chairing the meeting does not need to be a shareholder. If no member of the Board of Directors is present, the Meeting of Shareholders elects a chairperson of the day. The Chairperson of the Meeting of Shareholders designates the secretary and the scrutineer who do not need to be shareholders. The Board of Directors shall ensure that minutes are taken. The minutes shall be signed by the Chairperson of the Meeting of Shareholders and the keeper of the minutes. Any shareholder may request that the minutes be made available to him or to her within 30 days of the Meeting of Shareholders. The members of the Board of Directors are entitled to attend the Meeting of Shareholders, and they may make motions.

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by SPAC by ordinary resolution to such persons as are, under the SPAC articles, entitled to receive such notices from the SPAC, provided that a general meeting of SPAC shall, whether or not the notice specified in this SPAC article has been given and whether or not the provisions of the SPAC articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)

in the case of an annual general meeting, by all of the members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the SPAC ordinary shares giving that right.

The Meeting of Shareholders shall be called no later than 20 days prior to the date of the meeting in writing by letter or e-mail to the address of each individual shareholder and usufructuary recorded in the share register or by way of announcement in the Swiss Commercial Gazette (SHAB). The meeting shall be called by the Board of Directors or, if required, by the Auditors. The liquidators and the representatives of the bondholders also have the convening right.

The notice of the convening meeting will state:

(a)

the date, the beginning, the type and the place of the Meeting of Shareholders;

(b)

the items on the agenda;

(c)

the motions of the Board of Directors, if any, the motions of the shareholders, together with a brief statement of the reasons therefor; and

(d)

if applicable, the name and address of the independent proxy.

SPAC	PubCo

Indemnification, Liability Insurance of Directors and Officers

Every director and officer (excluding auditors), together with every former director and officer, is indemnified out of the assets of the SPAC against any liability, action, proceeding, claim, demand, costs, damages, or expenses incurred in carrying out their functions, except for liability arising from actual fraud, willful neglect, or willful default. SPAC may advance reasonable attorneys’ fees and other costs, and may purchase and maintain insurance for the benefit of any director or officer.

To the extent permissible by law, the Company indemnifies and holds harmless each pre-sent and former member of the Board of Directors and the Executive Board of the Company as well as their heirs or legal successors against any costs or expenses including reasonable attorneys’ fees, judgements, fines, losses, claims, damages or liabilities incurred in connection with any civil, criminal, administrative or investigative action, arising out of or pertaining to (i) actual or alleged actions, approvals, or omissions in connection with the performance of their du-ties or alleged duties, (ii) their activities and services as a member of the Board of Directors or the Executive Board; or (iii) their activities at the request of the Company as director, officer, employee or agent of another company, subsidiary, partnership, trust or other corporation.

This indemnity shall not extend to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or government or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as a member of the Board of Directors or the Executive Board.

The Company shall advance existing and former members of the Board of Directors and the Executive Board court costs and attorney fees in connection with potential civil, criminal, administrative or investigative proceedings and investigations. The Company may reject or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the member of the Board of Directors or the Executive Board in questions has committed an intentional gross negligent breach of his statutory duties as a member of the Board of Directors or the Executive Board.

The Company may take out a directors’ and officers’ liability insurance for members of the Board of Directors and the Executive Board. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

SPAC	PubCo

Dividends

Subject to the companies act and the SPAC articles, and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment out of funds lawfully available. Dividends may be paid out of realized or unrealized profits, the share premium account, or as otherwise permitted by law.	The powers of the Meeting of Shareholders include the determination of dividends and shares of profits paid to members of the Board of Directors, and to pass resolutions concerning the distribution and determination of an interim dividend and the approval of the interim financial statements required for this purpose.

Winding Up

If SPAC is wound up, the liquidator shall apply the assets in satisfaction of creditors’ claims. Subject to the rights attaching to any shares, if assets are insufficient to repay the whole of the issued share capital, losses are borne by shareholders in proportion to the par value of shares held. If assets exceed the issued share capital, the surplus is distributed among shareholders in proportion to the par value of shares held, subject to deductions for unpaid calls or other monies due. The liquidator may, with special resolution approval, divide assets in kind among shareholders or vest assets in trustees for their benefit.

If the Company is dissolved, the Board of Directors carries out the liquidation, unless determined otherwise by the Meeting of Shareholders.

Supermajority Voting Provisions

SPAC may, by special resolution (requiring the approval of at least two-thirds of shareholders who attend and vote in person or by proxy at a general meeting, or by unanimous written consent), change its name, alter or add to the SPAC articles, reduce its share capital, direct the liquidator in a winding up, or approve a merger or consolidation

A resolution passed by at least two thirds (66 and 2/3%) of the votes represented at the Meeting of Shareholders and the majority of the aggregate nominal value of the shares represented is required for:

(a)

the change of the Company’s purpose;

(b)	the consolidation of shares, insofar as this does not require the consent of all shareholders affected;

(c)	a capital increase against the Company’s equity, against contributions in kind, or by offsetting receivables, as well as the granting of special privileges;

(d)	the conversion of participation certificates into shares;

(e)	any limitation or withdrawal of subscription rights;

(f)	the introduction of a conditional capital or a capital band;

SPAC	PubCo

	(g)	the restriction of the transferability of registered shares;

	(h)	the creation of shares with privileged voting rights;

	(i)	the change of currency of the share capital;

	(j)	the introduction of the casting vote of the Chairperson in the Meeting of Shareholders;

	(k)	a provision in the Articles of Association for the holding of the Meeting of Shareholders abroad;

	(l)	the change of the registered office of the Company;

	(m)	the delisting of the shares of the Company;

	(n)	the introduction of an arbitration clause in the Articles of Association; and

	(o)	the dissolution or liquidation of the Company.

Should the Articles of Association contain provisions which set higher majorities than those provided for by law for the adoption of certain resolutions, such provisions may be introduced, amended or repealed only with such higher majority.

Anti-Takeover Provisions

Subject to the SPAC articles and applicable law, the directors may allot, issue, grant options over, or otherwise dispose of shares with or without preferred, deferred, or other rights or restrictions, at such times and on such terms as they think proper, provided that such actions do not affect the ability to carry out a class b share conversion as set out in the SPAC articles. The SPAC articles do not contain specific anti-takeover provisions, but the board has broad discretion in the issuance of shares and other securities.

The PubCo articles do not contain specific anti-takeover provisions, except that by amending the Articles of Association, the Meeting of Shareholders is authorized at any time - with unchanged share capital - to split shares into shares with lower par value or to consolidate shares into shares with higher par value. There are also certain actions as previously mentioned that require a resolution passed by at least two thirds of the votes represented at the Meeting of Shareholders.

COMPARISON OF SWISS LAW
AND DELAWARE LAW

The Swiss Laws applicable to Swiss corporations and their shareholders differ from Laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between, on the one hand, the applicable provisions of the Swiss Code of Obligations (CO) and the Swiss Merger Act, applicable to a company incorporated in Switzerland and listed on a stock exchange and, on the other hand, the Delaware General Corporation Law, applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents. For a more complete discussion, please refer to the Delaware General Corporation Law, Swiss law, and the governing articles of association, organizational regulation and committee charters, in each case as in effect immediately following the Business Combination / the first day of trading.

Delaware Corporate Law	Swiss Corporate Law

Mergers and Similar Arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any Subsidiary of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such Subsidiary. Upon any such merger, dissenting shareholders of the Subsidiary would have appraisal rights.	Under Swiss Law, with certain exceptions, a merger or a demerger or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the voting rights represented at the respective general meeting of shareholders as well as the absolute majority of the nominal value of the shares represented at such shareholders’ meeting. The articles of association may increase the voting threshold. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act can file an appraisal right lawsuit against the surviving company. As a result, if the consideration is deemed “inadequate,” such shareholder and all other shareholders in the same legal position may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that these shareholders receive the fair value of the shares they hold. Swiss Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90.0% of the shares without a vote by shareholders of such subsidiary, if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares. Also, under Swiss law, if the merger agreement provides only for a compensation payment, at least 90.0% of all members/shareholders in the transferring legal entity who are entitled to vote must approve the merger agreement.

Delaware Corporate Law	Swiss Corporate Law

Shareholders’ Suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions as such are not available under Swiss Law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of, among other things, their fiduciary duties and claim the payment of the company’s damages to the corporation and, in some cases, to the individual shareholder. Likewise, an appraisal lawsuit won by a shareholder may indirectly compensate all shareholders. The winning party is generally entitled to recover attorneys’ fees incurred in connection with such action, provided, however, that the court has discretion to deviate from this allocation principle and permit the shareholder whose claim has been dismissed to recover a part of their attorneys’ fees incurred to the extent he acted in good faith. The suing shareholder will generally bear the burden of proof, with no pre-trial discovery or similar procedures being available. If shareholders sue for damage caused to the company, any recovered damages will be paid to the company and not to the shareholder.

Shareholder Vote on Board and Management Compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The general meeting of shareholders has the non-transferable right, amongst others, to vote separately (in a binding vote) on the aggregate compensation due to the board of directors, executive management and advisory boards.

Annual Vote on Board Renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible. Classified boards are permitted.	The general meeting of shareholders elects annually (i.e., until the following annual general meeting of shareholders), by a plurality of votes, the members of the board of directors, the chairman of the board of directors and the members of the compensation committee individually for a term of office of one year. Re-election is possible.

Indemnification of Directors and Executive Management and Limitation of Liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors and certain officers (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director or officer, except no provision in the certificate of incorporation may eliminate or limit the liability of a director or officer for:

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any breach of a director’s or officer’s duty of loyalty to the corporation or its shareholders;

Under Swiss corporate law, a company may indemnify a director or member of the executive management in relation to potential personal liability. Such indemnification is, however, not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Most violations of corporate Law are regarded as violations of duties towards the corporation rather than towards the shareholders.

Delaware Corporate Law	Swiss Corporate Law

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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statutory liability for unlawful payment of dividends or unlawful share purchase or redemption; or

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any transaction from which the director or officer derived an improper personal benefit.

Nevertheless, the articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions.

Also, a corporation may enter into and pay for directors’ and officers’ liability insurance which typically covers negligent acts as well.

In the case of officers, such exculpation does not apply to actions brought by or in the right of the corporation (i.e., derivative claims). A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

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by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

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by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

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by independent legal counsel in a written opinion if there are no eligible directors or if the eligible directors so direct; or

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by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Delaware Corporate Law	Swiss Corporate Law

Directors’ Fiduciary Duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

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the duty of care; and

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the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has two components: the duty of care and the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interest of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over any interest possessed by a director or officer. If a conflict of interest affects a director, the board of directors must be informed immediately, and it must take the measures necessary to safeguard the interest of the company.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Directors also have an obligation to treat shareholders equally proportionate to their share ownership.

The Swiss Federal Supreme Court established a doctrine that restricts its review of a business decision if the decision has been taken following proper preparation, on an informed basis and without conflict of interest.

Shareholder Action by Written Consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

Generally, shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consent. The articles of association must allow for (independent) proxies to be present at a general meeting of shareholders. The instruction of such (independent) proxies may occur in writing or electronically.

However, unless a shareholder (or their proxies) requests verbal discussion, a general meeting of shareholders may also be held without complying with the provisions applicable to the convening of a formal meeting if the resolutions are passed in writing on paper or in electronic form.

Delaware Corporate Law	Swiss Corporate Law

Shareholder Proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. No resolution may be taken on proposals relating to agenda items that were not duly notified. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

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one or several shareholders representing at least 5% of the share capital or of the votes may ask that a general meeting of shareholders be called and specific agenda items and specific proposals be discussed; and

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one or several shareholders representing at least 0.5% of the share capital or of the votes may ask that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors without prior written notice, provided that the election of directors is an agenda item. In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit and (iii) request, under certain circumstances and subject to certain conditions, a special audit.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss Law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of (i) all members of the board of directors, (ii) the chairperson of the board of directors, (iii) the members of the compensation committee, and (iv) the election of the independent proxy for a term of office of one year (i.e., until the following annual general meeting of shareholders), as well as the vote on the aggregate amount of compensation of the members of the board of directors, of the executive committee and of the members of any advisory board, is mandatory for listed companies. Re-election is permitted.

Delaware Corporate Law	Swiss Corporate Law

Removal of Directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The articles of association may provide for a qualified majority for the removal of a director.

Transactions with Interested Shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.	No such rule applies to a Swiss corporation, but such transactions are subject to fiduciary duties, rules against abuse of rights, and prohibitions on unlawful returns of capital In the context of a capital increase, supermajority vote and disclosure requirements may apply if at that time the company intends to acquire assets from a shareholder or related persons.

Dissolution; Winding Up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A dissolution and winding up of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution (but only by way of a resolution with the majority stipulated by law).

Dissolution by law or court order is possible if, for example, a corporation becomes bankrupt.

Under Swiss law, any surplus arising out of a dissolution (after the settlement of all claims of all creditors) is distributed to shareholders in proportion to the paid-up par value of shares held. The articles of association may provide for a different form of distribution.

Variation of Rights of Shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The general meeting of shareholders of a Swiss corporation may resolve that preference shares be issued or that existing shares be converted into preference shares with a resolution passed by a majority of the shares represented at the general meeting of shareholders. Where a company has issued preference shares, further preference shares conferring preferential rights over the existing preference shares may be issued only with the consent of both a special meeting of the adversely affected holders of the existing preference shares and of a general meeting of all shareholders, unless otherwise provided in the articles of association.

Shares that are granted more voting power (by reducing the nominal value of these shares) are not regarded as a special class for these purposes.

Delaware Corporate Law	Swiss Corporate Law

Amendment of Governing Documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

By way of a public deed, the articles of association of a Swiss corporation may be amended with a resolution passed by an absolute majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation, the introduction of a conditional capital or a capital band, and the introduction of shares with preferential voting rights (by reducing the nominal value), that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.

Subject to certain requirements, shareholders may submit a proposal to amend the articles of association to be voted on at a general meeting of shareholders.

Inspection of Books and Records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose and to obtain copies of list(s) of shareholders and other books and records of the corporation and its Subsidiaries, if any, to the extent the books and records of such Subsidiaries are available to the corporation.

Under Swiss law, a shareholder may request to inspect a corporation’s minutes of general meetings of shareholders. The resolutions and the election results, with details of the exact percentage of votes for and against any agenda item, must be made electronically accessible within 15 days following the general meeting of shareholders of a listed company.

Shareholders must be given access to a corporation’s annual report, compensation report and the auditors’ reports at least 20 calendar days prior to each annual general meeting of shareholders. Shareholders registered in the share register of a corporation must be notified of the availability of these documents in writing. If the documents are not electronically accessible, any shareholder may request that they be sent to them in good time. If the documents are not electronically accessible, any shareholder may for one year following the general meeting of shareholders request that they be sent the annual report in the form approved by the general meeting of shareholders, together with the audit reports.

Books and records may only be inspected by one or several shareholders representing at least 5% of the share capital or votes. The Board of Directors grants access within four months of receipt of the request. Shareholders may take notes. The inspection right is limited in scope and only extends to information required for the exercise of shareholder rights and does not extend to confidential information. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.

Delaware Corporate Law	Swiss Corporate Law

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

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out of its surplus; or

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in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed and may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward of the previous business year or brought forward from the previous business years or from pre-existing distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. Interim dividends out of the profits of the current business year are also permitted, provided that an audited interim balance sheet is available. The dividend may be determined only after the allocations to reserves required by the Law and the articles of association have been deducted.

Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares requires a shareholders’ resolution documented by way of a public deed. The creation of a conditional share capital or of a capital band requires at least two-thirds of the voting rights represented at the general meeting of shareholders and an absolute majority of the nominal value of shares represented at such meeting. The capital band grants the board of directors the right to increase or decrease the share capital in one or several steps within a defined range (maximum plus/minus 50% of the issued share capital) and time frame of up to five years at its own discretion. Shares are created and issued out of conditional share capital through the exercise of options or of conversion rights that the board of directors may grant in relation to, e.g., debt instruments or to employees.

DESCRIPTION OF PUBCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of the PubCo Articles and of applicable Swiss law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the PubCo Articles, which are attached as Annex C to this proxy statement/prospectus. You are urged to read the full text of the PubCo Articles.

The following description of the material terms of the securities of PubCo following the Business Combination includes a summary of specified provisions of the PubCo Articles, as amended, that will be in effect upon completion of the Business Combination. This description is qualified by reference to the PubCo Articles, as amended, as will be in effect upon completion of the Transactions, which will be substantially in the form attached to this proxy statement/prospectus as Annex C and which is incorporated in this proxy statement/prospectus by reference.

General

PubCo is incorporated as a joint-stock corporation organized under the laws of Switzerland in accordance with articles 620 et seqq. of the Swiss Code of Obligations, as amended from time to time (“CO”) with its registered office located at Talacker 35, 8001 Zurich, Switzerland, registration number CHE-441.201.868. Neither the PubCo Articles nor the operation of law limit the duration of PubCo.

Capital Structure of PubCo

Issued Share Capital

The share capital amounts to CHF 1,247,904 and is divided into 141,325,128 registered common shares with a par value of CHF 1/113.25 each, and the shares are paid up in full. The Company may issue securities (individual share title, certificates or global certificates) or convert its registered shares from one form into another form at any time.

Splitting and Consolidation of Shares

The PubCo Articles may be amended to split shares into shares with lower par value (with unchanged share capital) with a resolution passed by at least two-thirds of the votes represented at the shareholders’ meeting and the majority of the aggregate nominal value of the shares represented (a “Supermajority Vote”). The PubCo Articles may be amended to consolidate shares into shares with higher par value with the consent of all shareholders affected.

Ordinary Capital Increase, Capital Band and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the shareholders’ meeting (ordinary capital increase) that must be carried out by the board of directors of PubCo (the “PubCo Board”) within six months in order to become effective. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the shareholders’ meeting (a “Simple Majority Vote”) is required. In the case of subscription and capital increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by a Supermajority Vote is required. For further details on these circumstances, please see the section entitled “Pre-emptive Rights and Advance Subscription Rights.”

Capital Band

The Board of Directors is authorized to increase the current share capital of the Company at any time until December 31, 2030 by a maximum nominal amount of CHF 623,952 by issuing a maximum of 70,662,564 registered shares with a par value of CHF 1/113.25 each (common shares), whereby the upper limit of the capital band is nominally CHF 1,871,856 and the lower limit is nominally CHF 1,247,904. Multiple increases (also in instalments) within the framework of the capital band, the time limit and the following provisions are permitted. Subscription rights that are not exercised as part of a share capital increase may be allocated by the Board of Directors in the interest of the company.

The Board of Directors is also authorized to exclude shareholders' subscription rights in whole or in part in the case of capital increases in the capital band and to allocate them to third parties for the purpose of acquiring companies, shares in companies or participations or for the financing or refinancing of such transactions. Shares for which subscription rights are granted but not exercised are at the disposal of the Board of Directors, which utilizes them in the interest of the company.

Conditional Share Capital – Options 1

The Company’s share capital shall be increased by a maximum amount of CHF 197,044 through the issuance of not more than 22,315,233 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights which are granted to new shareholders in connection with the public offer of the Company and the listing of the shares. The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Conditional Share Capital – Options 2

The Company’s share capital shall be increased by a maximum amount of CHF 44,152 through the issuance of not more than 5,000,214 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights which are granted to new shareholders in connection with the merger of the Company. The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Conditional Capital for Employee and Advisory Options

The Company’s share capital shall be increased by a maximum amount of CHF 120,376 through the issuance of not more than 13,632,582 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights granted to employees (including members of the Board of Directors and the persons entrusted with management of the Company (the “Executive Board”) and advisors of the Company and / or its subsidiaries. The pre-emptive rights and subscription rights of shareholders are excluded. The Board of Directors shall prepare plans for the allocation of such option rights (employee stock option plans). The issue price shall be determined by the Board of Directors and at least correspond to the par value. The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Participation Certificates and Profit-sharing Certificates

As of the date of this proxy statement/prospectus, PubCo does not have any participation or profit-sharing certificates outstanding.

Treasury Shares

Swiss law limits our right to purchase and hold our own shares. PubCo and its subsidiaries may purchase shares only if and to the extent that (i) freely disposable equity capital is available in the required amount; and (ii) the combined nominal value of all such shares does not exceed 10% of the share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the PubCo Articles, the foregoing upper limit is 20%. We currently do not have any transfer restriction in our PubCo Articles. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within a reasonable time.

Shares held by PubCo or its subsidiaries are not entitled to vote at the shareholders’ meeting but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Swiss law and our PubCo Articles do not impose any restrictions on the exercise of voting or any other shareholder rights by shareholders residing outside of Switzerland.

Furthermore, according to Swiss accounting rules, PubCo needs to reflect the amount of the purchase price of the acquired treasury shares as a negative position through the creation of a special reserve on its balance sheet. PubCo may face negative Swiss tax implications, if it holds more than 10% of its own shares or own shares for a period of more than 6 years. This 6-year period stands still, if the own shares were purchased due to obligations triggered by convertible bonds, option bonds or by employee participation plans, as long as such obligation duly exists (in case of an employee participation plan, however, for a maximum period of 6 years, i.e., in total 12 years).

No Additional Capital Contributions

Under Swiss law, shareholders are not obliged to make any capital contribution in excess of the subscription amount, which can under no circumstance be less than the nominal value per share.

Variation of Class Rights

The PubCo Articles do not designate different classes of shares. A resolution passed by a Supermajority Vote is required to introduce preferred shares or modify or implement preferential rights associated with certain categories of shares.

Pre-emptive Rights and Advance Subscription Rights

Pursuant to Swiss law, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed by a Supermajority Vote may authorize the PubCo Board to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances. If pre-emptive rights are granted, but not exercised, the PubCo Board may allocate the pre-emptive rights as it elects.

Form and Transfer of Shares

Uncertificated Securities

The PubCo Articles allow us to issue our registered shares in the form of single certificates, global certificates, simple certificate, simple uncertified securities within the meaning of the CO or intermediated securities. If share certificates are issued, they must be signed by at least one member of the PubCo Board.

Our shares are uncertificated securities (Wertrechte, within the meaning of the CO) and, if and when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with article 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch).

If registered in our share register, a shareholder may at any time request from us a written confirmation with respect to such person’s shares. The shareholder has no right to request the printing and delivery of share certificates nor the conversion of PubCo shares issued in one form into another form. PubCo, however, may issue certificates representing one or several shares at any time and, with the consent of the shareholder, delete without replacement issued share certificates, which have been returned to it. PubCo may convert its shares from one form into another form at any time and without the approval of the shareholders. PubCo shall bear the cost associated with any such conversion.

Transfer of Shares

Our shares are in uncertificated form (Wertrechte) and therefore, may only be transferred by way of assignment. Our Shares or the beneficial interest in our shares, as applicable, credited in an intermediated securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his, her or its name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will, assuming the acquirer holds our shares as of the record date, still be entitled to dividends and other rights with financial value with respect to such shares.

Share Register

Until newly issued shares are registered with Nasdaq, PubCo maintains a share register in which the owners of the newly issued shares are registered with name, address and in case of legal entities the company name and registered office of the owners, usufructuaries or nominees of the shares. In relation to PubCo, only those shareholders registered in the share register are recognized as shareholders, usufructuaries or nominees.

Shareholders’ Meeting

Meetings and Powers

The shareholders’ meeting is our supreme corporate body. Under Swiss law, an ordinary shareholders’ meeting must be called on an annual basis and we may hold extraordinary general meetings of shareholders in addition to any ordinary shareholders’ meeting. Under Swiss law and article 9 of the PubCo Articles, an ordinary shareholders’ meeting must be held annually within six months after the end of PubCo’s financial year (i.e. on or before the 30th day of June).

The following non-transferable powers are vested exclusively in the shareholders’ meeting:

●	adopting and amending our PubCo Articles;

●	electing and dismissing the members of the PubCo Board and the auditors;

●	approving the annual management report and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the PubCo Board;

●	passing resolutions concerning the distribution and determination of an interim dividend and the approval of the interim financial statements required for this purpose;

●	passing resolutions concerning the repayment of the statutory capital reserve;

●	discharging members of the PubCo Board and the persons entrusted with management, which under Swiss law is not necessarily limited to the executive officers; and

●	deciding matters reserved to the shareholders’ meeting by law or our PubCo Articles or that are presented to it by the PubCo Board.

An extraordinary shareholders’ meeting may be called by a resolution of the PubCo Board or, under certain circumstances, by our auditor, liquidator or bondholder (or the representatives of convertible bondholders), if any. In addition, the PubCo Articles provide that the PubCo Board is required to convene an extraordinary shareholders’ meeting if shareholders representing at least 10% of our share capital or votes request such shareholders’ meeting in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. According to Swiss law, if the most recent annual accounts indicate that the assets less the liabilities no longer cover half of the sum of the (i) share capital; (ii) statutory capital reserve not to be repaid to the shareholders; and (iii) statutory retained earnings, the PubCo Board shall take measures to rectify the loss of capital. It shall take, where necessary, further measures to restructure the company or shall convene an extraordinary shareholders’ meeting to request the approval of such measures if they fall within the competence of the shareholders’ meeting.

The shareholders’ meeting will be chaired by the president of the PubCo Board, or, in his/her absence, by another member of the PubCo Board as appointed by the PubCo Board. The person chairing the meeting does not need to be a director. If no member of the PubCo Board is present, the shareholders’ meeting shall appoint the chairperson of the meeting.

Notice

Shareholders’ meetings must be convened by the PubCo Board at least 20 days before the date of the meeting in writing or by letter or email to the address of each individual shareholder and usufructuary recorded in the share register, and such notice will also be published in the Swiss Official Gazette of Commerce. The notice of a shareholders’ meeting must state the date, the time, the type and the place of the meeting, matters to be discussed, the motions to be brought before the general meeting of shareholders together with a brief statement of the reasons therefor, and, if appliable, the name and address of the independent proxy. A resolution may not be passed at a shareholders’ meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary shareholders’ meeting, the initiating of a special investigation or the election of an external auditor upon request of a shareholder. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote.

The notice period for a shareholders’ meeting may be waived, if no objection is raised, if all shareholders are present or represented at such meeting (Universalversammlung). The shareholder’s meeting may also be held without complying with the formal requirements for convening meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or his or her representative requests oral deliberation.

Agenda Requests

The PubCo Articles provide that one or more shareholders whose combined shareholdings represent at least 5% of the share capital or votes may request that an item be included in the agenda for a shareholders’ meeting. The shareholder’s request must be received by PubCo at least 40 calendar days in advance of the meeting.

In accordance with the PubCo Articles and Swiss law, the annual report and, if applicable, an auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the ordinary shareholders’ meeting. The PubCo Board shall inform shareholders of record on how to obtain these documents. If the documents are not accessible electronically, each shareholder may request that they be sent to him or her in due time.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the PubCo Board) require a Simple Majority Vote, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by a Supermajority Vote is required for:

●	any amendment of PubCo’s purpose;

●	the consolidation of shares, insofar as this does not require the consent of all shareholders concerned;

●	a capital increase against PubCo’s equity, against contributions in kind, or by offsetting receivables, as well as the granting of special privileges;

●	the introduction of preferred shares by conversion of ordinary shares into preferred shares with unchanged par value denomination as well as the modification change of preferential rights associated with certain categories of shares;

●	any limitation or withdrawal of subscription rights;

●	creating of capital band or conditional share capital;

●	any restriction on the transferability of registered shares;

●	the creation of shares with privileged voting rights;

●	the change of the currency of the company’s share capital;

●	the introduction of the casting vote of the chairperson in the shareholders’ meeting;

●	a provision in the PubCo Articles concerning the holding of the general meeting abroad;

●	the change in the registered office of the PubCo;

●	the introduction of an arbitration clause in the PubCo Articles; and

●	the liquidation of the company.

The same voting requirements apply to resolutions regarding transactions among companies based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a company).

In accordance with Swiss law, our PubCo Articles do not provide quorum requirements generally applicable to general meetings of shareholders. If a company requires an ordinary audit, which PubCo does, the auditor must be present at such shareholders’ meeting, unless the shareholders’ meeting waives such attendance by unanimous decision of those present. To this extent, Swiss law varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Voting Rights

The shareholders shall exercise their voting rights at the shareholders’ meeting in proportion to the total nominal value of the shares they own.

The right to vote, and the other rights of share ownership, may only be exercised by shareholders (including any nominees) or usufructuaries (a person who has the right to enjoy the use and advantages of another’s property short of the destruction or waste of its substance), who are entered in our share register at cut-off date determined by the PubCo Board, as authorized by Swiss law. Those entitled to vote in the shareholders’ meeting may be represented by (i) the independent proxy, who is elected annually by the shareholders’ meeting until the end of the following annual general meeting and may be re-elected; or (ii) a third person (who does not need to be a shareholder) with written authorization to act as proxy or the shareholder’s legal representative. The chairperson of the PubCo Board has the power to decide whether to recognize a power of attorney. If PubCo does not have an independent proxy or is unable to attend, the PubCo Board shall appoint the independent proxy for the next shareholders’ meeting.

Inspection of Books and Records

The annual report and, if applicable, the auditors’ report shall be made available for inspection by the shareholders at the latest 20 days prior to the annual general meeting. Each shareholder may demand an immediate delivery of these documents. The PubCo Board shall inform shareholders of record on how to obtain these documents. If the documents are not accessible electronically, each shareholder may request that they be sent to him or her in due time. Under Swiss law, a shareholder may also, upon request submitted to PubCo, inspect the minutes of shareholders’ meetings.

Under Swiss law, each shareholder may, at the shareholders’ meeting, request information from the PubCo Board on the affairs of the company or from the external auditor on the methods and results of its audit. The PubCo Board must grant the inspection insofar as it is necessary for the exercise of shareholders’ rights and the disclosure would not reveal confidential business secrets or infringe other protected interests. Upon inspection of the books, the shareholders may make notes.

Under Swiss law, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Shareholders representing at least 5% of the share capital or votes have the right to inspect the company’s books and correspondence. The PubCo Board must grant the inspection insofar as it is necessary for the exercise of shareholders’ rights and the disclosure would not reveal confidential business secrets or infringe other protected interests. Upon inspection of the books, the shareholders may make notes.

Special Investigation

If the shareholders’ inspection and information rights, as outlined above, prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the shareholders’ meeting that specific facts be examined in a special investigation. If the shareholders’ meeting approves the proposal, any shareholder may, within 30 calendar days after the shareholders’ meeting, request a court in Zurich, Switzerland, where our registered office is located, to appoint an independent expert. If the shareholders’ meeting rejects the request, one or more shareholders representing at least five percent of the share capital or votes may within three months’ request that the court appoints an independent expert.

The court will issue such an order if the petitioners can demonstrate that the PubCo Board, any member of the PubCo Board or our executive management infringed the law or our PubCo Articles and thereby caused damages to PubCo or our shareholders. If admitted, the costs of the investigation by such court would generally be allocated to PubCo and only in exceptional cases to the petitioners.

Dividends and Other Distributions

General

Our PubCo Board may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Under our PubCo Articles and in accordance with Swiss law, only our shareholders have the power to approve the payment of any dividends. Dividend payments require a resolution passed by a Simple Majority Vote. In addition, our auditor must confirm that the dividend proposal of our PubCo Board conforms to Swiss statutory law and our PubCo Articles.

Profit Distribution

Under Swiss law, we may pay dividends if we have sufficient distributable profits brought forward from the previous business years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law have been deducted. The shareholders’ meeting may also resolve to pay an interim dividend based on an interim account. The external auditor must review the interim account before the shareholders’ meeting passes the resolution. The provisions governing dividends apply.

Distributable reserves are generally booked either as “free reserves” (freie Reserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under Swiss law, five percent of the annual profit shall be assigned to the statutory retained earnings (gesetzliche Gewinnreserve). The statutory retained earnings (gesetzliche Gewinnreserve) shall be increased until, when taken together with the statutory capital reserve (gesetzliche Kapitalreserve), they reach one half of the share capital specified in the commercial register. Swiss law permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, Swiss law, under certain circumstances, requires the creation of revaluation reserves which are not distributable.

Swiss law allows preferential dividend distribution rights based on the share class. Participation certificates may also carry preferential dividend rights. Within the same share class, shareholder must not receive differential dividend distribution rights.

PubCo Board of Directors

General

According to the PubCo Articles, the PubCo Board shall consist of one or more members.

The members of the PubCo Board are elected at the shareholders’ meeting for a term of one year. A year within the meaning of this provision is the period between two ordinary shareholders’ meetings. If a member of the PubCo Board retires or is replaced, his/her successor is elected by the shareholders’ meeting. If the successor is elected at an extraordinary shareholders’ meeting, the term of office ends at completion of the subsequent ordinary shareholders’ meeting. Re-election of the members of the PubCo Board is permissible. If several members of the PubCo Board are to be elected or re-elected, they may also be elected jointly, pursuant to the PubCo Articles and article 710 paragraph 2 of the CO.

Swiss law requires that any listed company exceeding two of the three thresholds specified in article 727 paragraph 1 no. 2 of the CO in two successive financial years shall have each gender represented by at least 30% on the PubCo Board and 20% on the executive management team. If a company fails to comply, it must be disclosed in the remuneration report, including an explanation and a designation of measures to be taken to reconcile the failed compliance. The triggering thresholds are (i) a balance sheet total of 20 million CHF, (ii) sales revenue of 40 million CHF and (iii) an average of 250 full-time employees per year. PubCo currently does not meet these thresholds.

Powers

Our PubCo Board has the following non-delegable and inalienable powers and duties:

●	the overall management of the company and the issuing of all necessary directives;

●	determination of our appropriate management organization, including the power to define responsibilities and duties of our corporate bodies as well as our internal hierarchy;

●	the organization of the accounting, financial control and financial planning systems as required for management of the company;

●	the appointment and dismissal of persons entrusted with managing and representing the company;

●	overall supervision of the persons entrusted with managing the company, in particular with regard to compliance with the law, PubCo Articles, operational regulations and directives;

●	compilation and issuance of an annual report, preparation for the general meeting and implementation of its resolutions; and

●	to file a petition for debt-restructuring moratorium and to notify the court in case of over-indebtedness.

According to Article 20 of the PubCo Articles, the PubCo Board may assign the preparation and the implementation of its resolutions or the supervision of business transactions with regard to the non-transferable and inalienable duties to committees or individual members. In the event that the PubCo Board assigns duties in accordance with our PubCo Articles and Swiss law, the PubCo Board shall design and implement reporting policies describing how such an assignment would be carried out by a committee or individual member.

Based on Article 21 of the PubCo Articles, our PubCo Board may completely or partially delegate the power to manage PubCo in whole or in part to individual members or third parties (executive board) in accordance with board regulations.

Duties

A director of a Swiss company has a fiduciary duty to the company only. This duty has two components: the duty of care and the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interest of the company. He must not use his corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the company take precedence over any interest possessed by a director or officer.

Directors also have an obligation to treat shareholders equally proportionate to their share ownership.

Under Swiss law, directors and executive management are personally liable to the company, to each shareholder and, in some circumstances, to the company’s creditors for damages caused by intentional or negligent violation of their duties. The burden of proof for a violation of these duties is with the company or with the shareholder bringing a suit against the director.

Indemnification of Directors and Executive Management

According to Swiss Law and the PubCo Articles, the shareholders’ meeting has the authority to grant discharge to the members of the PubCo Board from liability. The effect of the resolution of release (discharge) by the shareholders’ meeting is effective only for disclosed facts and only against the company and those shareholders who approved the resolution or who have since acquired their shares in full knowledge of the resolution. The right of action of other shareholders lapses twelve months after the resolution of release.

Under Swiss law, an indemnification of a member of the PubCo Board or the executive management in relation to potential personal liability is not effective to the extent the member of the PubCo Board or the executive management intentionally or gross negligently violated his or her corporate duties towards the company (certain views advocate that a negligent violation is sufficient to exclude the indemnification). Almost all violations of corporate law are regarded as violations of duties towards the company rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss law, including shareholders of the company.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer.

Conflict of Interest, Management Transactions

Swiss law provides that the members of the PubCo Board and the executive management shall inform the PubCo Board immediately and comprehensively of any conflicts of interest affecting them. The PubCo Board shall take the measures required to safeguard the company’s interests. Our directors and executive officers are personally liable to us for a breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in PubCo’s management are liable to us, each shareholder and our creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of PubCo’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to PubCo if such shareholder or director acted in bad faith.

Principles of the Compensation of the PubCo Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually approve the compensation of the PubCo Board and the persons whom the PubCo Board has, fully or partially, entrusted with the management of PubCo. The PubCo Board must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by PubCo, directly or indirectly, to current or former members of the PubCo Board and executive management to the extent related to their former role within PubCo or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the PubCo Board and the executive management as well as the particular amount for each member of PubCo Board and executive management, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our PubCo Board and executive management, such as:

●	severance payments provided for either contractually or in the PubCo Articles (compensation due until the termination of a contractual relationship does not qualify as severance payment);

●	advance compensation;

●	compensation paid on conditions other than the customary market conditions connected with a previous activity as a corporate body of PubCo;

●	compensation related to a ban on competition that exceeds the average remuneration for the last three financial years, or compensation related to a ban on competition that is not justified on business grounds;

●	joining bonuses that do not compensate for a verifiable financial disadvantage;

●	incentive fees for the acquisition or transfer of companies or parts thereof by PubCo or by companies being, directly or indirectly, controlled by us;

●	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the PubCo Articles; and

●	equity securities and conversion and option rights awards not provided for in the PubCo Articles.

Compensation to members of the PubCo Board and executive management for activities in entities that are, directly or indirectly, controlled by us is prohibited if the compensation (i) would have been prohibited if it was paid directly by PubCo, (ii) is not provided for in the PubCo Articles or (iii) has not been approved by the shareholders’ meeting.

The shareholders’ meeting votes on the compensation received directly or indirectly by the PubCo Board, the executive management and the advisory board. The shareholders’ meeting must vote annually on the compensation of its PubCo Board, executive management and the advisory board, and accordingly, at such a meeting, the vote of the shareholders’ meeting shall have a binding effect.

In the event that the shareholders’ meeting votes prospectively on the compensation of the executive management, the PubCo Articles may provide for an additional amount for the compensation of the members of the executive management appointed after the vote.

The additional amount may only be used if the total amount of the compensation of the executive management decided by the shareholders’ meeting is not sufficient for the compensation of the new members until the next vote of the shareholders’ meeting.

The shareholders’ meeting shall not vote on the additional amount of compensation.

Compulsory Acquisitions; Appraisal Rights

Transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires a Supermajority Vote.

If a transaction under the Swiss Merger Act receives all of the necessary consents, there are no appraisal rights and all shareholders are compelled to participate.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of “all or substantially all of our assets” (faktische Liquidation) by us may require a Supermajority Vote. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

●	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

●	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

Takeover Regulation and Mandatory Bids

Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Because the PubCo Ordinary Shares will be listed exclusively on Nasdaq, however, several of these rules do not apply to PubCo as if it were a company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers, which are typically available in relation to Swiss-listed companies, do not apply to PubCo because it is not listed in Switzerland.

Borrowing Powers

Neither Swiss law nor our PubCo Articles restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our PubCo Board, and no approval by the shareholders is required in relation to any such borrowing.

Debt Securities

Not applicable.

Warrants and Rights

PubCo intends to register warrants under Section 12 of the Securities Exchange Act of 1934, as amended. The warrants will entitle the registered holder to purchase PubCo Ordinary Shares at a price equal to $11.50 per share, subject to adjustment as discussed below.

The exercise price and number of PubCo Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend or recapitalization, reorganization, merger or consolidation. Except by virtue of such holder’s ownership of PubCo Ordinary Shares, the holder of warrants does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such warrant.

The warrants will be issued in registered form under a warrant agency agreement between a designated warrant agent, and us. The warrants will initially be represented by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Other Securities

The Company does not have any other securities that it intends to register under Section 12 of the Securities Exchange Act of 1934, as amended.

Nonresident or Foreign Owners

Swiss law and the PubCo Articles do not impose any specific limitations on owners of our shares who do not reside in Switzerland to hold or vote their shares in PubCo.

Exchange Controls

Other than sanctions against specific countries, individuals, and organizations, there are currently no governmental laws, decrees, regulations or other legislation in Switzerland that restrict the export or import of capital, including, but not limited to, Swiss foreign exchange controls on the payment of dividends, interest or liquidation proceeds, if any, to non-resident holders of our shares.

Duration and Liquidation

Under Swiss law, unless the duration of a company is limited by its PubCo Articles, a company may be dissolved at any time by way of liquidation, or, in the case of a merger with the Swiss Merger Act (Fusionsgesetz), based on a resolution of a shareholders’ meeting, which must be passed by a majority as provided by Swiss law or the relevant company’s PubCo Articles, as the case may be. The PubCo Articles do not limit the duration of PubCo and provide that a Supermajority Vote is required to resolve on the liquidation of PubCo.

Dissolution and liquidation by court order is also possible if, among other things, (i) PubCo becomes bankrupt or (ii) shareholders holding at least 10% of the company’s share capital so request for important reasons. Under Swiss law, any surplus arising out of a liquidation (after settlement of all the claims of the company’s creditors) is distributed in proportion to the paid-up nominal value of shares held. This surplus is subject to Swiss federal withholding tax, except if paid out of reserves from qualifying capital contributions (Reserven aus Kapitaleinlagen).

The dissolution and winding up of a Swiss company requires a Supermajority Vote. The PubCo Articles may increase the voting thresholds required for such a resolution (but only by way of a resolution with the majority stipulated by law).

SECURITIES ACT RESTRICTIONS ON RESALE OF PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “- Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted PubCo Ordinary Shares or PubCo Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of PubCo at the time of, or at any time during the three months preceding, a sale and (b) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Ordinary Shares or PubCo Warrants for at least six months but who are affiliates of PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the Closing, PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “Proposal One-The Business Combination Proposal-Related Agreements-Registration Rights Agreement”. Pursuant to the Business Combination Agreement, the Initial Shareholders will enter into the Registration Rights Agreement at the Closing, which provides for registration rights following consummation of the Business Combination. Pursuant to the Registration Rights Agreement, Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, certain holders of PubCo securities can each demand that PubCo register their registrable securities and assist in underwritten takedown of such securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes.

LEGAL MATTERS

The legality of the PubCo Ordinary Shares offered by this proxy statement/prospectus and certain other Switzerland legal matters will be passed upon for PubCo by Walder Wyss Ltd. Certain legal matters relating to U.S. Law will be passed upon for the Company by Duane Morris LLP. Certain legal matters relating to Swiss Law will be passed upon for the Company by Walder Wyss Ltd. Certain legal matters relating to U.S. Law will be passed upon for SPAC by Winston & Strawn LLP. Certain Cayman Islands matters will be passed upon for SPAC by Appleby (Cayman) Ltd.

EXPERTS

The financial statements of SPAC as of December 31, 2024 and 2023 and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2024 and for the period from December 19, 2023 (inception) through December 31, 2023, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023, have been included herein in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Pubco as of June 30, 2025, and the related statement of operations, changes in equity, and cash flows for the period from June 25, 2025 (inception) through June 30, 2025, appearing in this proxy statement/prospectus have been audited by Grassi & Co., CPAs, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

We are incorporated under the Laws of the State of Switzerland and our registered office and domicile is located in Zurich, Switzerland. Moreover, a majority of our directors and executive officers are not residents of the United States, and all or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities Laws of the United States.

We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities Laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities Laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss Law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss Law may be applicable regardless of any other Law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

●	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

●	the judgment of such non-Swiss court has become final and non-appealable;

●	the judgment does not contravene Swiss public policy;

●	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

●	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

DISSENTERS’ RIGHTS

Holders of record of SPAC Class A Ordinary Shares may have dissenters’ rights in connection with the Business Combination under the Cayman Companies Act and if they so dissent, they are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court. Holders of record of SPAC wishing to exercise such dissent rights and make a demand for payment of the fair value for his, her or its SPAC Class A Ordinary Shares must give written objection to the Initial Merger to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Initial Merger and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SPAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of SPAC, at Voyager Acquisition Corp., 131 Concord Street, Brooklyn, NY 11201 or by telephone at (347) 720-2907. Following the Business Combination, such communications should be sent in care of [   ]. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus does not contain all of the information concerning PubCo, SPAC or the Company contained in the registration statement. The rules and regulations of the SEC allow PubCo to omit certain information from this proxy statement/prospectus that is included in the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. PubCo’s and SPAC’s filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

PubCo is subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, PubCo is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, PubCo will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

PubCo maintains a corporate website at https://www.veraxa.com. Information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement/prospectus. We have included our website address in this proxy statement/prospectus solely as an inactive textual reference.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to PubCo has been supplied by PubCo, all information contained in this document relating to SPAC has been supplied by SPAC and all information contained in this document relating to the Company has been supplied by the Company. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Voyager Acquisition Corp.
131 Concord Street
Brooklyn, NY 11201
Tel: (347) 720-2907
Attn: Adeel Rouf

If you are a shareholder of SPAC and would like to request documents, please do so by          , 2026 to receive them before the SPAC extraordinary general meeting. If you request any documents from SPAC, SPAC will mail them to you by first class mail, or another equally prompt means.

None of PubCo, SPAC or the Company has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

VERAXA BIOTECH HOLDING AG

VERAXA BIOTECH AG

Voyager Acquisition Corp.

Page
Report of Independent Registered Public Accounting Firm	F-58
Balance Sheets as of December 31, 2024 and 2023	F-59
Statements of Operations for the year ended December 31, 2024, and for the period from December 19, 2023 (inception) through December 31, 2023	F-60
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2024, and for the period from December 19, 2023 (inception) through December 31, 2023	F-61
Statements of Cash Flows for the year ended December 31, 2024, and for the period from December 19, 2023 (inception) through December 31, 2023	F-62
Notes to the Financial Statements	F-63 to F-79

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and
Stockholders of Veraxa Biotech Holding AG

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Veraxa Biotech Holding AG (the “Company”) as of June 30, 2025, and the related statements of operations, changes in equity, and cash flows for the period from June 25, 2025 (inception) through June 30, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as June 30, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Jericho, New York
July 30, 2025

PCAOB ID Number 606

Veraxa Biotech Holding AG
Statement of Financial Position

As of June 30, 2025

In CHF	June 30, 2025
ASSETS
Cash	101,000
Total Assets	101,000

LIABILITIES AND EQUITY
Advances- related parties	1,000
Accrued expenses	18,000
Total liabilities	19,000

EQUITY
Subscribed Capital	100,000
Accumulated deficit	(18,000)
Total shareholder’s deficit	82,000
TOTAL LIABILITIES AND EQUITY	101,000

The accompanying notes are an integral part of these financial statements.

Veraxa Biotech Holding AG
Statement of Operations

For the period from June 25, 2025 (inception) Through June 30, 2025

In CHF
Formation expenses	$18,000
Net loss	$(18,000)

Weighted average shares outstanding, basic and diluted	100,000

Loss per share, basic and diluted	$(0.18)

The accompanying notes are an integral part of these financial statements.

Veraxa Biotech Holding AG
Statement of Changes in Equity
For the period from June 25, 2025 (inception) Through June 30, 2025

	Subscribed Capital		Accumulated
In CHF	Shares	Amount	Deficit	Equity
Balance, June 25, 2025 (inception)	-	-	-	-

Initial contribution of capital	100,000	100,000	-	100,000

Net loss	-	-	(18,000)	(18,000)

Balance, June 30, 2025	100,000	100,000	(18,000)	82,000

The accompanying notes are an integral part of these financial statements.

Veraxa Biotech Holding AG
Statement of Cash Flows

For the period from June 25, 2025 (inception) Through June 30, 2025

In CHF
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(18,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Due to related party	1,000
Accrued expenses	18,000
Net cash provided by operating activities	1,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial capital contribution	100,000
Net cash provided by financing activities	100,000

NET CHANGE IN CASH	101,000
Cash, beginning of period	-
Cash, end of period	101,000

The accompanying notes are an integral part of these financial statements.

Veraxa Biotech Holding AG
Notes to Financial Statements
For the period from June 25, 2025 (inception) Through June 30, 2025

Note 1 — Description of Organization and Business Operations

Business Operations

Veraxa Biotech Holding AG (the “PubCo”) is a Swiss Company formed by Veraxa Biotech AG (the “Company” or “Veraxa”) on June 25, 2025 (inception). The PubCo has adopted a fiscal year-end of December 31. The PubCo was formed to be the surviving company in connection with a contemplated business combination between the Company and Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (see Note 3). The PubCo has no principal operations or revenue producing activities.

Going Concern

The PubCo was formed by the Company. If the Company is unable to complete the initial business combination as set forth, the Company must cease all operations and dissolve and liquidate.

The accompanying financial statements have been prepared assuming that the PubCo will continue as a going concern. If the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by close of July 20, 2026, then the PubCo will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the PubCo’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”), and in the presentation currency CHF, the Company’s functional currency. All amounts are in actual CHF unless otherwise stated.

Use of Estimates

The preparation of the accompanying financial statements in conformity with IFRS requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates for the period from June 25, 2025 (Inception) to June 30, 2025.

Cash

Cash is comprised of cash on hand and demand deposits which are subject to an insignificant risk of change in value.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company currently does have any deferred tax assets. The PubCo’s management determined that Switzerland is the PubCo’s only major tax jurisdiction.

Ordinary shares

Ordinary shares are classified as equity.

Loss Per Share

The PubCo computes basic loss per share (“EPS”) by dividing net loss by the weighted average number of ordinary shares outstanding for the reporting period. Diluted earnings per share is calculated by dividing net loss by the weighted average number of ordinary share equivalents outstanding. During the periods when they are anti-dilutive, ordinary share equivalents, if any, are not considered in the computation. As of June 30, 2025 there were no anti-dilutive ordinary shares or ordinary share equivalents outstanding.

Fair Value measurement

The Company’s financial instruments include cash and accrued expenses. These are initially recorded at fair value and subsequently measured at cost, which is considered to approximate their fair value due to the short-term nature of such financial instruments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance prioritizes the inputs used in measuring fair value into the following hierarchy:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Recently issued accounting standards

Standards, amendments to published standards and interpretations that are not yet effective and have not been early adopted by the Company

●	Annual improvements to IFRS Accounting Standards, Volume 11

●	Contract Referencing Nature-Dependent Electricity - Amendments to IFRS9 and IFRS7

●	Classification and Measurement of Financial Instruments - Amendments to IFRS9 and IFRS 7

●	Amendments to IFRS 18 – Presentation and Disclosure in Financial Statements

●	Amendments to IFRS 19 – Presentation and Disclosure in Financial Statements

The amendments listed above have been published but are not mandatory and have not been early adopted by the Company. These amendments are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Note 3 — Related Party Transactions

Advances – Related party

Since inception, the PubCo has received advances from its sole member of CHF 1,000 as an overpayment of the initial capital contribution. These amounts are interest free and due on demand.

Business Combination

On April 22, 2025, Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), with the “Company and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders. Pursuant to the terms of the Business Combination Agreement, Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company (“Sponsor”), will form a public limited company organized under the Laws of Switzerland (“PubCo”), and PubCo will form an exempted company limited by shares incorporated under the laws of the Cayman Islands, to be a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo each, individually, an “Acquisition Entity”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”. The Business Combination is expected to close in the fourth quarter of 2025, following the receipt of the required approval by SPAC’s shareholders and the fulfillment of other customary closing conditions.

Note 4 — Share Capital

Holders of the PubCo’s ordinary shares are entitled to one vote for each share. On June 25, 2025, the PubCo issued 100,000 ordinary shares, CHF1.00 par value for CHF100,000.

Note 5 — Subsequent Events

In preparing the accompanying financial statements, the PubCo considered disclosures of events occurring after June 30, 2025, until the issuance of the financial statements. Based on this review, the PubCo did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Audit Committee

Veraxa Biotech AG

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Veraxa Biotech AG (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of loss and other comprehensive loss, changes in equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB)

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred net losses and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Jericho, New York

July 16, 2025

PCAOB ID Number 606

VERAXA BIOTECH AG

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2024 AND 2023

(in CHF)

	Note	December 31, 2024	December 31, 2023
Assets
Property and equipment, net	5	1,961,792	2,134,729
Goodwill	6	22,848,728	22,848,728
Intangible assets, net	3,6	53,485,292	55,075,193
Right-of-use lease assets	7	864,486	-
Total non-current assets		79,160,298	80,058,650

Other receivables		153,606	257,761
Other receivables - related party		21,268	-
Prepaid expenses and other current assets		68,814	268,273
Cash and cash equivalents		5,362,638	11,352,223
Total current assets		5,606,326	11,878,257
Total assets		84,766,624	91,936,907

Equity and liabilities
Equity
Subscribed capital	11	14,182,189	13,409,213
Capital reserves		48,959,480	44,960,451
Other reserves		(222,503)	489,459
Accumulated Deficit		(31,864,350)	(3,731,379)
Total equity		31,054,816	55,127,744

Noncurrent lease liabilities	7	708,082	-
Deferred tax liabilities	10	15,165,086	15,791,518
Contingent liabilities	3	2,099,705	1,625,167
Remuneration commitments (SARs)	14	33,192,793	17,784,920
Total non-current liabilities		51,165,666	35,201,605

Accounts payable		488,543	611,575
Accrued expenses and deferred income	9	1,802,350	894,491
Current lease liabilities	7	156,403	-
Other current liabilities		98,846	101,492
Total current liabilities		2,546,142	1,607,558
Total liabilities		53,711,808	36,809,163
Total equity and liabilities		84,766,624	91,936,907

VERAXA BIOTECH AG

CONSOLIDATED STATEMENT OF LOSS AND OTHER COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in CHF)

CONSOLIDATED STATEMENT OF LOSS

		For the year ended December 31,
	Note	2024	2023
General and administrative expenses	2	(17,095,133)	(8,168,348)
Research and development expenses	2	(6,310,608)	(4,261,532)
Sales and marketing expenses	2	(3,635,658)	(2,379,930)
Depreciation and amortization expenses	6,7	(1,876,482)	(1,850,183)
Operating loss		(28,917,881)	(16,659,993)

Change in fair value of contingent liabilities	14	(474,538)	-
Currency exchange gain (loss)		624,154	(1,049,574)
Other income		14,811	54,349
Finance expenses		(291)	(1,090)
Loss before taxes		(28,753,745)	(17,656,308)
Tax benefit		620,774	1,112,070
Net loss		(28,132,971)	(16,544,238)

Earnings per share		(2.00)	(1.21)
Weighted average shares outstanding		14,051,547	13,727,602

CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS

		For the year ended December 31,
	Note	2024	2023
Net Loss		(28,132,971)	(16,544,238)

Foreign operations - currency translation differences		(222,503)	489,459
Total reclassifiable amounts		(222,503)	489,459

Comprehensive Loss		(28,355,474)	(16,054,779)

VERAXA BIOTECH AG

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in CHF)

	Subscribed Capital	Capital Reserve	Other Reserves	Retained Earnings/ (Accumulated Deficit)	Total Equity
Balance, December 31, 2022	12,725,706	16,410,839	(114,123)	12,812,859	41,835,281
Profit for the period	-	-	-	(16,544,238)	(16,544,238)
Other result - currency conversion	-	-	603,582	-	603,582
Increase in capital reserve in connection with acquisitions	-	4,645,439	-	-	4,645,439
Proceeds from the issuance of share capital	683,507	26,831,925	-	-	27,515,432
Cost of Share Issuance	-	(2,927,752)	-	-	(2,927,752)
Balance, December 31, 2023	13,409,213	44,960,451	489,459	(3,731,379)	55,127,744
Profit for the period	-	-	-	(28,132,971)	(28,132,971)
Other result - currency conversion	-	-	(711,962)	-	(711,962)
Proceeds from the issuance of share capital	244,433	5,328,646	-	-	5,573,079
Share capital issued in connection with acquisitions	528,543	(528,543)	-	-	-
Cost of Share Issuance	-	(801,074)	-	-	(801,074)
Balance, December 31, 2024	14,182,189	48,959,480	(222,503)	(31,864,350)	31,054,816

VERAXA BIOTECH AG

CONSOLIDATED STATEMENTS OF CASH FLOWS
AS OF DECEMBER 31 2024 AND DECEMBER 31 2023

(in CHF)

	For the year ended December 31,
	2024	2023
Net loss	(28,132,971)	(16,544,238)
Depreciation and amortization	1,876,482	1,850,183
Share-based compensation expense	18,328,192	7,612,530
Change in fair value of contingent liabilities	474,538	-
Loss on disposal of assets	27,599	-
Unrealized loss (gain) on foreign currency translation	(732,328)	508,033
Other non-cash transactions
- Trade payables from deliveries and services	(123,032)	(355,531)
- Accrued expenses and deferred income	907,859	492,871
- Accrued income and prepaid expenses	199,459	(19,404)
- Other receivables	82,887	468,178
- Deferred taxes	-	(864,661)
- Other liabilities	(629,078)	(415,779)
Cash flow used in operating activities	(7,720,393)	(7,267,818)
Purchase of property, plant and equipment	(120,877)	(232,307)
Cash acquired in connection with acquisition of business	-	(784,124)
Cash flow used in investing activities	(120,877)	(1,016,431)
Proceeds from the issue of equity instruments of the company, net of transaction costs	1,851,685	12,536,908
Cash flow provided by financing activities	1,851,685	12,536,908
Total change in cash and cash equivalents	(5,989,585)	4,252,659
Cash and cash equivalents at the beginning of the year	11,352,223	7,099,564
Cash and cash equivalents at the end of the year	5,362,638	11,352,223

Supplemental cash flow disclosures:
Initial recognition of lease liability and right-of-use asset	864,486	-
Acquisition of Synimmune net assets in exchange for shares issued and contingent share liability	-	28,518,997

VERAXA BIOTECH AG

Notes to Consolidated Financial Statements

(in CHF)

1.	General information, functional and presentation currency

Veraxa Biotech AG (the “Company”), is a Swiss Company, based in Zurich with a focus on antibody therapies in medicine. The Company is an oncology-focused biotechnology Company with a clinical program in acute myeloid leukemia and two proprietary platform technologies that enable the development of new generations of antibody drug conjugates (“ADC’s) and T cell engagers.

On February 15, 2021, Araxa Bioscience AG and VeLabs Therapeutics GmbH completed a contribution and merger agreement whereby the technology of ARAXA (technology for the modulation and development of antibodies) was combined with the technology of VeLabs (droplet-based microfluidic screening technology). As part of the contribution, 100% of the shares in both VeLabs and ARAXA were contributed in exchange for 11.5 million shares of the Company. In accordance with IFRS 3 VeLabs was identified as the accounting acquirer based on its activity and size.

On December 29, 2023, the Company acquired all shares in Synimmune GmbH. Synimmune is a spin-off of the Department of Immunology at the University of Tübingen, which active in the field of innovative and effective anti-tumor antibodies for the treatment of patients with life-threatening diseases specializing in so-called rare hematopoietic malignancies. The “drug candidate” is the antibody FLYSIN, which had successfully completed a Phase I clinical trial for the treatment of acute myeloid leukemia (“AML”).

The material accounting policies adopted in the preparation of the consolidated financial statements are set out in Note 2. The policies have been consistently applied to all the years presented, unless otherwise stated.

These consolidated financial statements are presented in CHF, the Company’s functional currency. The figures shown in the consolidated financial statements are rounded. As the calculations are made with a greater degree of accuracy, minor rounding errors may occur.

These financial statements have been prepared in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and Interpretations (collectively IFRS).

The preparation of financial statements in compliance with adopted IFRS requires the use of certain critical accounting estimates. It also requires Company management to exercise judgment in applying the Company’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effects are disclosed in the Critical Accounting Estimates and Judgments section of Note 2.

The Company’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, which have been completed and authorized for issuance by the Board of Directors of the Company on July 8, 2025.

2.	Summary of material accounting policies

Basis of consolidation

The Company’s consolidated financial statements consist of the financial statements of wholly owned subsidiaries Veraxa Biotech AG, Veraxa Biotech GmbH and Synimmune GmbH (the “Subsidiaries”).

The Company controls another Company if it:

●	can exercise control over the investee,

●	is exposed to fluctuating returns from its investment, and

●	can influence returns due to their power of disposal.

Control over subsidiaries is derived without exception from holding the majority of voting rights in the companies concerned. Subsidiaries are consolidated for the first time at the time of acquisition. This is the date on which the Company obtains control over the subsidiary. Subsidiaries are deconsolidated if control is lost.

Subsidiaries are consolidated for the first time using the acquisition method. It involves measuring the assets acquired and liabilities assumed from the Company at their fair value at the time of acquisition. The acquisition costs of the acquisition correspond to the fair value of the consideration given. If the cost of the acquisition exceeds the fair value of the identified assets and liabilities, the Company recognizes goodwill.

All intra-group transactions, balances and unrealized gains on transactions between Company companies are eliminated on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Going concern

Historically, the Company’s primary sources of liquidity have been cash flows from private fundraising offerings from related parties or other investors and other financing activities to fund operations. For the years ended December 31, 2024 and 2023, the Company reported operating losses of approximately CHF 28.1 million and CHF 16.5 million, respectively, and negative cash flows used in and from operations of CHF 7.7 million and CHF 7.3 million, respectively. As of December 31, 2024, the Company had an aggregate unrestricted cash balance of CHF 5.4 million, a net working capital of CHF 3.0 million, and accumulated deficit of CHF 31.9 million.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing, and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with IAS 1, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Foreign Currency Transactions and Translation

The annual financial statements of the fully consolidated subsidiaries whose functional currency is not the Swiss franc are translated into the Company reporting currency, the Swiss franc, using the modified closing rate method. Assets and liabilities are translated at the exchange rate on the reporting date.

Income statement items are translated at the average exchange rate for the year. Equity components are translated at historical rates at the balance sheet date.

The currency translation differences are recognized in other comprehensive income. The currency difference resulting from the translation is recognized in other comprehensive income. The cumulative currency translation differences recognized in other reserves are released to profit or loss when Company companies are deconsolidated.

The Company’s reporting currency is CHF.

As of December 31, 2024, the conversion rates between CHF and Euro used were 0.95238 Annual average exchange rate (translation of income and expenses) and 0.93845 Year-end exchange rate (translation of assets and liabilities).

As of December 31, 2023, the conversion rates between CHF and Euro used were 0.97165 Annual average exchange rate (translation of income and expenses) and 0.92970 Year-end exchange rate (translation of assets and liabilities).

Fair value measurement

The Company’s financial instruments include cash and cash equivalents, other receivables, trade and other payables and accrued expenses. These are initially recorded at fair value and subsequently measured at cost, which is considered to approximate their fair value due to the short-term nature of such financial instruments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance prioritizes the inputs used in measuring fair value into the following hierarchy:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Property, plant and equipment

The office and business equipment and IT systems recognized under property, plant and equipment are reported at acquisition or production cost less accumulated depreciation and recognized impairment losses.

Depreciation is calculated using the straight-line method over a useful life of 3-20 years. The expected useful lives, residual values and depreciation methods are reviewed at each reporting date and all necessary changes in estimates are adjusted by account classification prospectively.

Fixed Asset Class	Applied Useful Life
Furniture and fixtures	3 – 8 years
IT systems	3 – 5 years
Leasehold improvements (permanently installed laboratory equipment)	8 – 20 years

Property, plant and equipment are derecognized at the time of disposal or when they are no longer expected to generate any further economic benefit. The gain or loss resulting from the sale or retirement of an item of property, plant and equipment is determined as the difference between the proceeds from the sale and the carrying amount of the asset and is recognized in profit or loss.

The carrying amount of the Group’s plant and equipment are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

Intangible assets and Goodwill

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses.

Depreciation is calculated using the straight-line method over the estimated useful life. The expected useful lives, residual values and depreciation methods are reviewed at each reporting date and all necessary changes in estimates are taken into account prospectively.

Intangible asset class	Applied Useful Life
Industrial property rights	10 – 20 years
Capitalized development costs	3 – 5 years
Technology – patent protection rights	20 years, or patent protection period

Goodwill is not amortized but is tested for impairment annually at the end of financial year and is allocated to the Company’s cash generating units or groups of cash generating units, which represent the lowest level at which goodwill is monitored but where such a level is not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (a “CGU”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to a CGU that is expected to benefit from the synergies of the combination. If an indication of impairment or reversal of a previous impairment charge exists, an estimate of the recoverable amount of a CGU is calculated based on the greater of its value-in-use (“VIU”) and its fair value less costs of disposal (“FVLCD”). An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill is carried at cost less any accumulated impairment losses. As of December 31, 2024 and 2023, there is one CGU and there has been no impairment recorded.

Income taxes

Income tax expense represents the sum of current tax expense and deferred taxes.

Current or deferred taxes are recognized in the consolidated statement of operations unless they relate to items that are recognized either in other comprehensive income or directly in equity. In this case, current and deferred taxes are also recognized in other comprehensive income or directly in equity. Deferred taxes resulting from the first-time recognition of a business combination are recognized as part of the revaluation of the net assets of the acquired Company.

The current tax expense is calculated on the basis of the taxable income for the year. Taxable income differs from the net loss for the year in the consolidated statement of operations due to expenses and income that are taxable or tax-deductible in later years or never. The Company’s liability for current taxes is calculated on the basis of the tax rates applicable or soon to be applicable.

Deferred taxes are recognized for the differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax values.

Deferred tax assets are generally recognized for all taxable temporary differences; deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the losses from the reversal of deductible temporary differences can be offset. The Company does not recognize deferred tax assets and deferred tax liabilities for temporary differences arising from the initial recognition of goodwill or from a transaction that is not a business combination and, at the time of its initial recognition, affects neither the taxable result nor the result according to IFRS.

The carrying amount of deferred tax assets is reviewed each year on the reporting date and reduced in value if it is no longer probable that sufficient taxable income will be available to realize the claim in full or in part.

Deferred tax liabilities and tax assets are calculated on the basis of the expected tax rates and tax laws that are expected to apply at the time the liability is settled or the asset is realized.

Transactions with related parties

The Company has transactions with related parties (as noted in Note 1), whom are wholly owned by the Company. The definition of related parties used is in accordance with IAS 24, Related Party Disclosures. The party which is considered a related party is a person or entity that is related to the entity that is preparing its consolidated financial statements. Key management personnel are identified as the key individuals having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of the Company. The related party status extends to the key management of the subsidiaries to the extent they direct the operations of subsidiaries with minimal involvement from the Company’s management.

Business combinations and goodwill

Business combination is accounted for using the acquisition method. The consideration transferred is measured at fair value, which is the aggregate of the fair value of the assets transferred, liabilities incurred or assumed, and the equity instruments issued in exchange for control of the acquiree. For each business combination, non-controlling interest is measured at fair value or at the proportionate share of the acquiree’s identifiable net assets. The measurement basis is selected on a transaction-by-transaction basis. Acquisition-related costs are expensed as incurred. The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill is initially measured at cost, which represents the excess of the aggregate consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the acquired net assets exceeds the aggregate consideration transferred, the Company re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed, and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments is measured at fair value with the changes in fair value recognized in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company shall report in its consolidated financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, the Company shall retrospectively adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognized as of that date. The measurement period ends immediately after the Company receives the information about the facts and circumstances that existed at the acquisition date or learns that additional information cannot be obtained. However, the measurement period must not exceed one year from the date of acquisition.

In a business combination achieved in stages, the acquirer remeasures its previously held equity interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in profit or loss.

Business combination between businesses or entities under common control does not result in a change of the economic substance of the ownership of assets, liabilities, shares or other instruments of ownership, which are exchanged, assets or liabilities transferred are recorded at book value using the pooling-of-interests method. The difference between the consideration transferred and the carrying amount of the investment acquired from the transaction is recognized directly in retained earnings.

Leases

Leases are accounted for in accordance with IFRS 16. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases include all contracts that transfer the right to use a specified asset for a period of time in exchange for consideration, even if the right-to-use such asset is not explicitly described in the contract.

The Company recognizes right-of-use assets as of the commencement date of the lease (i.e.; as of the date on which the underlying asset is available for use by a lessee). Right-of-use assets are measured at cost less accumulated depreciation and accumulated impairment losses and adjusted for any remeasurement of the lease liability. The right-of-use asset corresponds to the amount of the initial measurement of the lease liability, the initial direct costs incurred and the lease payments made at or before the commencement date, less any lease incentives received and the estimate of costs for dismantling or removing the underlying asset or for restoring the underlying asset or the site on which it is located. The Company’s leases primarily include real estate and vehicle contracts.

Right-of-use assets are depreciated on a straight-line basis over the useful life of the underlying asset, adjusted for impairments. The useful life of the right-of-use asset is the shorter of the asset’s economic useful life or the lease term.

If ownership of the underlying asset transfers to the Company at the end of the lease term or a purchase option is exercised, the depreciation will be calculated based on the expected useful life of the underlying asset.

On the commencement date, the Company measures the lease liabilities at the present value of the future lease payments. In determining the lease term, extension and termination options are taken into account if it is reasonably certain that they will be exercised or not exercised. The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or rate and amounts expected to be payable under residual value guarantees. The lease payments further include the exercise price of a purchase option if the Company is reasonably certain to exercise that option and payments of penalties for terminating the lease if the lease term reflects the Company exercising an option to terminate the lease.

Variable lease payments, that do not depend on an index or a rate, are recognized in profit or loss in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, the Company has elected not to separate non-lease components from lease components, and instead accounts for each lease component and any associated non-lease components as a single lease component.

When calculating the present value of the lease payments, the Company uses its interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. Following the commencement date, the amount of the lease liability is increased to reflect interest and reduced to reflect the lease payments made. In addition, the carrying amount of the lease liability is remeasured in the event of changes to the lease term, changes to the lease payments (e.g.; changes in future lease payments as a result of a change in an index or a rate used to determine those payments) or in the event of a change in the assessment of an option to purchase the underlying asset.

The Company applies the exemption for short-term leases (i.e.; leases whose term from the commencement date is a maximum of twelve months and which do not include a purchase option) for all asset classes. Lease payments for short- term leases are recognized as an expense on a straight-line basis over the lease term.

General and Administrative expenses

General and administrative expenses primarily consist of personnel expenses, professional fees, occupancy costs, depreciation expense, insurance expense, office expenses, security expenses, travel expenses, staff training expenses, utilities expenses, and subscription and dues expenses. Personnel-related costs include stock compensation expenses.

Research and development expenses

Research and development costs consist of salary and personnel related costs and third-party costs for the Company’s research and development activities. Personnel-related costs include stock compensation expenses. The largest component of third-party costs is for clinical trials, as well as manufacturing for clinical supplies and associated development, and pre-clinical studies. Research and development costs are expensed as incurred.

Sales and marketing expenses

Sales and marketing expenses primarily consist of personnel expenses. Personnel-related costs include stock compensation expenses.

Stock-Based Compensation – Stock Appreciation Rights (“SARs”)

Equity-settled share-based compensation benefits are provided to employees. Equity-settled transactions are awards of shares, or options over shares, that are provided to employees in exchange for the rendering of services. The cost of equity-settled transactions are measured at fair value on grant date. Fair value is independently determined using the Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option, together with non-vesting conditions that do not determine whether the consolidated entity receives the services that entitle the employees to receive payment. No account is taken of any other vesting conditions.

The cost of equity-settled transactions are recognized as an expense with a corresponding increase in equity over the vesting period. The cumulative charge to net loss is calculated based on the grant date fair value of the award, the best estimate of the number of awards that are likely to vest and the expired portion of the vesting period. The amount recognized in profit or loss for the period is the cumulative amount calculated at each reporting date less amounts already recognized in previous periods.

If equity-settled awards are modified, as a minimum an expense is recognized as if the modification has not been made. An additional expense is recognized, over the remaining vesting period, for any modification that increases the total fair value of the share-based compensation benefit as at the date of modification.

If the non-vesting condition is within the control of the consolidated entity or employee, the failure to satisfy the condition is treated as a cancellation. If the condition is not within the control of the consolidated entity or employee and is not satisfied during the vesting period, any remaining expense for the award is recognized over the remaining vesting period, unless the award is forfeited.

If equity-settled awards are cancelled, it is treated as if it has vested on the date of cancellation, and any remaining expense is recognized immediately. If a new replacement award is substituted for the cancelled award, the cancelled and new award is treated as if they were a modification.

Critical Accounting Estimates and Judgments

When applying the Company’s accounting and valuation methods presented, management must assess facts, make estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances. These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates. The significant estimates and judgements made have been described below.

●	The valuation of intangible assets, in particular in process R&D, technology and goodwill, was based on assumptions in the context of initial recognition and subsequent measurement, which in our opinion are subject to significant estimation uncertainty with regard to the underlying use in terms of development and market launch as well as necessary expenses. At the same time, the two contributed companies were treated as a single business operation due to the immediate merger. The Company has estimated the necessary parameters, but the valuation is on whether the assumptions made can be met. The estimates are reviewed on a regular basis.

●	The Company measures the cost of equity-settled transactions, including earn-out liabilities and stock options with employees, by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 4.

●	The recognition of deferred taxes on the recognized intangible assets was based on the same assumptions as for intangible assets.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

New and amended standards and interpretations

New standards, amendments to published approved accounting and reporting standards and interpretations which are effective during the year.

The Company has applied the following standards and amendments for the first time for its annual reporting for the period commencing January 1, 2023:

●	Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2);

●	Definition of Accounting Estimates (Amendments to IAS 8)

●	IFRS 17 ‘Insurance Contracts’

●	Amendments to IFRS 17 Insurance Contracts (Amendments to IFRS 17 and IFRS 4)

●	Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

●	International Tax Reform-Pillar Two Model Rules (Amendments to IAS 12).

The Company has applied the following standards and amendments for the first time for its annual reporting for the period commencing January 1, 2024:

●	Amendments to IAS 1, Presentation of Financial Statements - Classification of Liabilities as Current or Non-current

●	Amendment to IFRS 16 Leases: Changes in the illustrative example related to Lease Liability in a Sale and Leaseback

●	Amendments to IAS 7 and IFRS 7: Supplier Finance Arrangements

●	Amendments to IAS 21 - Lack of exchangeability

The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.

Standards, amendments to published standards and interpretations that are not yet effective and have not been early adopted by the Company

●	Annual improvements to IFRS Accounting Standards, Volume 11

●	Contract Referencing Nature-Dependent Electricity - Amendments to IFRS9 and IFRS7

●	Classification and Measurement of Financial Instruments - Amendments to IFRS9 and IFRS 7

●	Amendments to IFRS 18 – Presentation and Disclosure in Financial Statements

●	Amendments to IFRS 19 – Presentation and Disclosure in Financial Statements

The amendments listed above have been published but are not mandatory and have not been early adopted by the Company. These amendments are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

3.	Acquisition of Synimmune GmbH

The Company acquired all of the shares in Synimmune GmbH on December 29, 2023 and acquired control on this date. Synimmune is a spin-off of the Department of Immunology at the University of Tübingen, which is active in the field of innovative and effective anti-tumor antibodies for the treatment of patients with life-threatening diseases specializing in so-called rare hematopoietic malignancies. The “drug candidate” is the antibody FLYSIN, which has successfully completed a Phase I clinical trial for the treatment of acute myeloid leukemia (AML).

Paragraph B7B sets out an optional test (the concentration test) to permit a simplified assessment of whether an acquired set of activities and assets is not a business. An entity may elect to apply, or not apply, the test. The concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The Company chose to use the available option stated as per IFRS 3 and perform a concentration test to determine if the transaction qualifies as a business combination or asset acquisition. In accordance with the concentration test methodology as defined in paragraph B7B of IFRS 3, the acquisition of Synimmune was determined to be an asset acquisition based on the FLYSIN program because its fair value represents more than 90% of the value of all assets acquired.

in CHF
Issuance of 528,543 shares in the Company	12,050,780
Issuance of 51,826 VSOP shares in the Company	1,181,633
Cash paid for loans outstanding	799,060
Fair value of the contingent consideration	5,088,974
Purchase price	19,120,447

Cash position	14,942
Intangible – In-Process R&D Flysin	28,518,997
Financial liabilities	(572,603)
Deferred tax liabilities	(8,840,889)
Total Identifiable assets acquired and liabilities assumed	19,120,447

As of December 31, 2024 the contingent consideration, which relates to the probable milestone payments, is recorded at fair value on the consolidated balance sheet.

4.	Personnel expenses

	For the year ended December 31,
Personnel expenses in CHF	2024	2023
Salaries	3,106,105	2,925,995
IFRS 2 - Share-based expense on virtual options	15,407,873	7,615,530
IFRS 2 - Share-based expense on ESOP	2,920,321	-
Social expenses	458,029	487,224
Other personnel expenses	156,885	79,896
Total expenses for employee benefits	22,049,213	11,108,645

During 2021, an employee participation program (share-based cash remuneration based on virtual options “VSOP”) was adopted. As part of this program, the virtual options vest over a period of 3 years. Similar to vesting, a corresponding personnel expense and a corresponding expense and liability is recognized. The participation program provides for benefits in the event of an exit transaction or in the event of profit distributions. The term of the virtual options is a maximum of 10 years from the date of issue, and the beneficiaries must be in a non-terminated position during the vesting period.

	For the year ended December 31,
Development of virtual options	2024	2023
Outstanding, beginning of the year	1,267,931	1,028,479
Commitments	-	288,202
Exercise	-	-
Cancelled	(39,252)	(48,750)
Outstanding, end of the year	1,228,679	1,267,931

As of December 31, 2023, the Company estimated the fair value of the virtual options based on a Black-Scholes model. Key model inputs include the Fair Value of Common Stock at CHF 22.80 based on recent capital raises, the exercise price of CHF 1.00, the estimated expected life ranging between 3.5 and 4.7 years based on a weighting of potential exercise dates including the expiration date of each option grant, the expectation of no dividend payment, a risk-free rate of 1.25%, and estimated 5-year volatility based on a set of publicly traded comparable companies at 66.0%.

As of December 31, 2024, the Company utilized a third party valuation specialist to calculate the fair value of Veraxa’s options and common stock. Veraxa’s options were valued using an intrinsic value calculation where the value of each option was calculated as the fair value of common stock less the exercise price, weighted between a “stay private” scenario and a “DeSPAC” scenario.

The “stay private” scenario was calculated using both an income approach (i.e. discounted cash flow method) and a market approach (i.e. a market roll-forward of the implied (backsolved) equity value based on latest third party financing from August 23, 2024). Some of the more significant assumptions utilized in the discounted cash flow method included projected revenues, probability of commercial success, and the discount rate. The fair value using the discounted cash flow method was determined using an estimated weighted average cost of capital of 25.5% in the “stay-private” scenario, which reflects the risks inherent in future cash flow projections and represents a rate of return that a market participant would expect for this asset.

The “DeSPAC” scenario was calculated using the DeSPAC term sheet or non-binding letter of interest (“LOI”) dated February 28, 2025 noting that this letter was known or knowable as of December 31, 2024.

This fair value measurement was based on significant inputs not observable in the market and thus represent Level 3 fair value measurement.

5.	Property and equipment

The below table represents the details of the property and equipment as of December 31, 2024 and 2023:

Cost	Furniture	Machines	Vehicles	Assets under construction	Plants Under Construction	Total
Beginning Cost at 1/1/2023	633,198	2,002,357	2,027	7,730	1,162	2,646,474
Additions	2,564	232,657	-	-	-	235,221
Transfer	-	1,162	-	-	(1,162)	-
Disposals	-	-		-	-	-
Ending Cost at 12/31/2023	635,762	2,236,176	2,027	7,730	-	2,881,695
Additions	27,128	93,749	-	-	-	120,877
Transfer	346	(346)	-	-	-	-
Disposals	(7)	(27,016)	-	-	-	(27,023)
Ending Cost at 12/31/2023	663,229	2,302,563	2,027	7,730	-	2,975,549

Accumulated depreciation
Balance at 1/1/2023	(146,391)	(324,263)	(838)	(7,730)	-	(479,222)
Depreciation for the year	(74,014)	(193,411)	(260)	-	-	(267,685)
FX Effects	-	-	(59)	-	-	(59)
Balance at 12/31/2023	(220,405)	(517,674)	(1,157)	(7,730)	-	(746,966)
Depreciation for the year	(100,948)	(188,545)	(255)	-	-	(289,748)
FX Effects	4,991	17,953	13	-	-	22,957
Balance at 12/31/2024	(316,362)	(688,266)	(1,399)	(7,730)	-	(1,013,757)

Carrying Amount
at 12/31/2023	415,357	1,718,502	870	-	-	2,134,729
at 12/31/2024	346,867	1,614,297	628	-	-	1,961,792

6.	Intangible assets and goodwill

The below table represents the details of the intangible assets and goodwill as of December 31, 2024 and 2023:

Cost	Goodwill	In process R&D Flysin	Trademark rights	Software	Total
Beginning at 1/1/2023	22,848,728	-	31,167,158	36,857	54,052,743
Additions	-	28,498,755	94,087	12,000	28,604,842
Ending Cost at 12/31/2023	22,848,728	28,498,755	31,261,245	48,857	82,657,585
Disposals	-	-	-	(7,999)	(7,999)
Ending Cost at 12/31/2024	22,848,728	28,498,755	31,261,245	40,858	82,649,586

Accumulated depreciation
Balance at 1/1/2023	-	-	(3,132,166)	(25,848)	(3,158,014)
Depreciation for the year	-	-	(1,563,201)	(9,854)	(1,573,055)
FX Effects	-	-	(1,044)	(1,551)	(2,595)
Balance at 12/31/2023	-	-	(4,696,411)	(37,253)	(4,733,664)
Depreciation for the year	-	-	(1,579,717)	(7,597)	(1,587,314)
Disposals	-	-	-	4,140	4,140
FX Effects	-	-	1,272	-	1,272
Balance at 12/31/2024	-	-	(6,274,856)	(40,710)	(6,315,566)

Carrying Amount
at 12/31/2023	22,848,728	28,498,755	26,564,834	11,604	77,923,921
at 12/31/2024	22,848,728	28,498,755	24,986,389	148	76,334,020

Patent claims, in particular the patent claims of Veraxa Biotech GmbH and the former Company ARAXA, are summarized under the heading ‘Intangible asset - Technology’. The intangible asset ‘Intangible– In-Process R&D Flysin’ stems from the acquisition of the Company Synimmune; it is an antibody that has already successfully completed a Phase I trial.

Intangible assets are amortized on a straight-line basis, whenever possible over the term of patent protection (20 years). Amortization of intangible assets is under depreciation and amortization. Amortization begins with the commencement of use or revenue generation. In-process R&D is not being amortized until completed, but instead is tested for impairment annually under IAS38. The annual impairment test for goodwill did not reveal any need for impairment.

Goodwill is a result of the ARAXA acquisition prior to 2022.

7.	Leases

The Company leases office space, factory facilities and storage space. The Company determines whether a contract is a lease or contains a lease at inception date. Upon commencement, the Company recognizes a right-of-use asset and lease liability. Currently, the Company holds one lease requiring recognition of a right-of-use asset for the lease term. Lease liabilities are the Company’s obligation to make the lease payments arising from a lease. As the Company’s lease does not provide an implicit rate, the Company’s lease liabilities are measured on a discounted basis using the Company’s incremental borrowing rate. Lease terms used in the recognition of right-of-use assets and lease liabilities include only options to extend the lease that are reasonably certain to be exercised. Additionally, lease terms underlying the right-of-use assets and lease liabilities consider terminations that are reasonably certain to be executed.

The following table summarizes the weighted-average remaining lease term and weighted-average discount rate for the Company’s operating leases at December 31, 2024 and 2023:

	2024	2023
Weighted-average remaining lease term	5.0 years	-
Weighted-average discount rate	3.0%	-

The following table summarizes the maturities of the Company’s operating leases at December 31, 2024:

Fiscal year	in CHF
2025	179,424
2026	179,424
2027	184,807
2028	190,351
2029	196,060
Total expected lease payments	930,066
Less: Imputed interest	(65,581)
Total lease liability	864,485
Less: Current lease liability	(156,403)
Non-current lease liability	708,082

8.	Income taxes recognized in the income statement

Current taxes are calculated on the basis of an average income tax rate of 31% on the profits generated. This expected average tax rate corresponds to the expected tax rate in Germany, as this is where the operating activities take place.

	For the year ended December 31,
in CHF	2024	2023
Current taxes
Income tax income/expense in the current financial year	-	-
Deferred taxes
Recognized deferred (tax expense) / tax income	620,774	1,112,070
Reported tax income for the current period	620,774	1,112,070

No income taxes were recognized directly in equity or in other comprehensive income in the financial year.

The tax expense/income for the financial year can be reconciled to the profit/loss for the period as follows:

in CHF	December 31, 2024	December 31, 2023
Earnings before income taxes	(28,753,745)	(17,656,308)
Income tax expense at a tax rate of 31%	8,913,661	5,473,456
Amortization of deferred tax assets due to derecognition	-	-
Effects of non-tax-deductible expenses and income	(5,420,625)	(1,919,423)
Effects of results for which no deferred taxes were recognized	(2,666,379)	(2,926,473)
Effects of losses for which deferred tax assets were recognized	-	-
Tax rate differences	(205,883)	484,509
Tax amount recognized in the income statement	620,774	1,112,070

9.	Accrued expenses and deferred income

	For the year ended December 31,
in CHF	2024	2023
Personnel expenses	253,718	296,181
Tax provision (incl. emission levies on capital band)	427,592	390,729
Provision for purchase of treasury shares in connection with share transfer agreement with Xlife	1,001,878	-
Other	119,162	207,581
Total	1,802,350	894,491

10.	Deferred taxes

Deferred tax assets were not recognized with regard to the following items, as it is not yet possible to estimate whether taxable income will be available in the future against which the Company can use the deferred tax assets.

in CHF	December 31, 2024	December 31, 2023
Tax losses (Switzerland)	11,163,549	10,102,917
Tax losses (Germany)	25,153,116	17,126,308
Total unrecognized deferred tax assets (expiring until 2028)	36,316,665	27,229,225
Possible tax effect	10,197,629	7,481,283

Deferred tax assets	December 31, 2024	December 31, 2023
Capital increase expenses	1,397,446	1,501,027
Balancing	(1,397,446)	(1,501,027)
Balance sheet recognition of deferred tax assets	-	-

Deferred tax liabilities	December 31, 2024	December 31, 2023
Intangible assets from addition Veraxa Biotech GmbH	(9,652,055)	(9,652,055)
Intangible assets from addition Synimmune GmbH	(8,840,889)	(8,840,889)
Amortization of intangible assets	1,930,412	1,200,399
Gross amount of deferred tax liabilities	(16,562,532)	(17,292,545)
Balancing	1,397,446	1,501,027
Balance sheet recognition of deferred tax liabilities	(15,165,086)	(15,791,518)

11.	Share capital

in CHF	December 31, 2024	December 31, 2023
Share capital balance as of beginning of year	13,409,213	12,725,706
Changes in the reporting year	772,976	683,507
Share capital balance as of year end	14,182,189	13,409,213

The shares have a nominal value of CHF 1.00, each carry voting rights and are entitled to dividends.

in CHF	December 31, 2024	December 31, 2023
Authorized share capital
Capital band (Article 3b)	4,683,918	6,000,000
Conditional share capital (Article 3a)	7,000,000	2,320,000

Other reserves includes foreign currency translation reserves.

12.	Transactions with related parties

Company Consulting Services Agreement

On September 1, 2022, the Company entered into a consulting services agreement with Xlife Sciences AG, one of their shareholders. Pursuant to the agreement, the Company agreed to pay Xlife Sciences AG a monthly fee in exchange for strategic and business development consulting services. The agreement remains in effect until terminated by either party in accordance with its terms. During the fiscal year ended December 31, 2024, Veraxa paid Xlife Sciences AG an aggregate amount of CHF 600,000.00 under this arrangement. Effective January 1, 2025, the monthly fee was reduced to CHF 30,000.00. As of December 31, 2024 or 2023, there were no amounts owed under this agreement.

Company Share Lending Agreement

On October 1, 2024, the Company entered into a share lending agreement with Xlife Sciences AG, one of their shareholders, for a fixed term ending on September 30, 2025. Under the terms of the agreement, Xlife Sciences AG agreed to lend the Company 1,000,000 of our ordinary shares. In consideration for the share loan, the Company agreed to pay Xlife Sciences AG a fee equal to 3.5% of the aggregate market value of the loaned shares over the duration of the agreement.

Loans to or from related companies and persons are as follows:

in CHF	December 31, 2024	December 31, 2023
Prepaid benefit receipt	4,369	150,000

13.	Disclosures on financial instruments Capital risk management

The Company manages its capital with the aim of ensuring that the Company can operate under the going concern assumption and at the same time maximizing the income of the Company’s stakeholders by optimizing the ratio of equity to debt. The Company’s capital structure consists of net debt and the Company’s equity. This is made up of the equivalent value of issued shares, the capital reserve and the balance sheet carry-forward. The Company is not subject to any externally imposed capital requirements.

Liquidity risk management

Ultimately, responsibility for liquidity risk management lies with the Board of Directors, which has developed an appropriate concept for managing short, medium and long-term financing and liquidity requirements.

Financing risk (liquidity risk)

The Company is currently still in the start-up phase, which is why the operating cash flows together with the cash flow from investing activities resulting in a cash outflow. The Board of Directors has therefore drawn up and implemented financing to secure further development. The Company’s ability to continue as a going concern depends on whether it can generate the funds needed to finance the future investments in research and development required for the projects. As significant progress is being made on the projects and sufficient funds have been raised through the capital increases already carried out, the Board of Directors believes that the Company’s ability to continue as a going concern is not jeopardized.

Market risks

Currency risks

Changes in exchange rates can lead to losses in the value of financial instruments and to adverse changes in future cash flows from planned transactions. Due to the current focus of the Company’s business on Switzerland and Germany, there are currently primarily

Currency risks from the CHF to EUR exchange rate. Based on the transactions planned to date and the existing financial instruments, the effect of an exchange rate change of +/- 10% is expected to be around +/-300,000 estimated.

Interest rate risks

Interest rate risks exist due to potential changes in market interest rates and can lead to a change in the fair value of fixed-interest financial instruments and fluctuations in interest payments for variable- interest financial instruments. The following table shows that there is currently no significant interest rate risk for the Company.

Cluster risk

The Company holds its cash and cash equivalents at various commercial banks with at least an A rating.

Categories of financial instruments

	December 31, 2024	December 31, 2023
Financial assets in CHF
Cash and cash equivalents	5,362,638	11,352,223
Financial assets measured at amortized cost	243,688	526,034
Measured at fair value through profit or loss	-	-

	December 31, 2024	December 31, 2023
Financial liabilities in CHF
Financial liabilities measured at amortized cost	587,389	713,067

14.	Fair value measurement

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurement are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1: quoted market price (unadjusted) in an active market for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability; either directly or indirectly.

●	Level 3: inputs that are unobservable inputs for the asset or liability.

The carrying amounts of the financial assets and financial liabilities approximate their fair values.

The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2024 and 2023, due to the short maturities of such instruments.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis on December 31, 2024

SARs (Level 3)
SARs liability, January 1, 2023	10,172,390
Stock based compensation	5,475,218
Fair value adjustment	2,137,312
SARs liability, December 31, 2023	17,784,920
Stock based compensation	7,248,741
Fair value adjustment	8,159,132
SARs liability, December 31, 2024	33,192,793

Contingent liability (Level 3)
Contingent liability, January 1, 2023	-
Initial recognition of contingent liability	1,625,167
Contingent liability, December 31, 2023	1,625,167
Fair value adjustment	474,538
Contingent liability, December 31, 2024	2,099,705

Below are the key assumptions used in valuing the SARs and contingent liability:

In CHF	2024	2023
Stock Price	36.44	22.80
Volatility	75.0%	66.0%
Risk free rate of return	4.2%	1.25%
Expected term (in years)	1.0	3.5-4.7

There were no transfers between Levels 1, 2 or 3 during the years ended December 31, 2024 and 2023.

15.	Commitments and contingencies

In September 2021, our board of directors established the Employee Stock Option Plan as a one-off plan pursuant to which select eligible participants are directly allowed to purchase a specific number of common shares at a purchase price determined by the board of directors. Participants will pay the par value of the common shares in cash. Two historical members of the board have chosen to participate. As of December 31, 2024, no options were outstanding under the ESOP.

16.	Segment disclosures

The Company operates in one reportable segment, focused on the research and development of products for the aging population. This segment is identified based on how the Company’s chief operating decision maker (CODM) reviews performance and allocates resources.

The financial results of the Company’s single segment are measured based on: research and development (R&D) expenses, including personnel costs, clinical trials, and regulatory filings; grant funding and partnership revenue, when applicable; general and administrative cost, which support operational infrastructure; finance costs, including loan interest and transaction fees.

As per IFRS 8 guidance and the July 2024 IFRIC agenda decision, the Company discloses material income and expense items that contribute to the assessment of segment performance, even if they are not separately reviewed by the CODM.

	For the year ended December 31,
	2024	2023
General and administrative expenses	(17,095,133)	(8,168,348)
Research and development expenses	(6,310,608)	(4,261,532)
Sales and marketing expenses	(3,635,658)	(2,379,930)
Depreciation and amortization expenses	(1,876,482)	(1,850,183)
Operating loss	(28,917,881)	(16,659,993)

17.	Events Occurring After the Reporting Date

The consolidated financial statements was authorized for issue by the board of directors.

On April 4, 2025, our board of directors approved an additional incentive plan for directors, executive management, and advisors. This plan supplements the VSOP by providing both cash payments and additional VSOP share grants tied to the achievement of defined financing milestones, including minimum thresholds for cross-financing, an initial public offering, and private investment in public equity (PIPE) transactions.

Under this incentive structure:

●	Pre-assigned VSOP shares vest monthly over twelve months.

●	Additional VSOP shares and cash payments become payable upon satisfaction of key financing events.

●	Vesting is conditional on continued service during the applicable period.

The incentive plan is intended to further align the interests of key stakeholders with the Company’s financing strategy and growth objectives.

On April 22, 2025, Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), with the “Company and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders. Pursuant to the terms of the Business Combination Agreement, Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company (“Sponsor”), will form a public limited company organized under the Laws of Switzerland (“PubCo”), and PubCo will form an exempted company limited by shares incorporated under the laws of the Cayman Islands, to be a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo each, individually, an “Acquisition Entity”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) SPAC will merge with and into Merger Sub, with Merger Sub as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) as soon as practicable, but not less than twenty-four hours following the completion of the Initial Merger, the Company will merge with and into PubCo, with PubCo as the surviving entity in the merger (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”. The Business Combination is expected to close in the fourth quarter of 2025, following the receipt of the required approval by SPAC’s shareholders and the fulfillment of other customary closing conditions.

On May 5, 2025, the Company and OmniAb entered a strategic joint venture to develop a novel bispecific antibody drug conjugate (‘bsADC’) targeting solid tumors. The collaboration combines the Company’s proprietary technology with OmniAb’s platform to create next-generation cancer therapies. Both companies will jointly own and share future revenues from the resulting bsADC program.

Veraxa Biotech AG

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2025 and 2024

Veraxa Biotech AG

VERAXA BIOTECH AG

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2025 AND DECEMBER 31, 2024

(in CHF)

	Note	June 30, 2025		December 31, 2024
ASSETS
Property and equipment, net	4	₣	2,018,160	₣	1,961,792
Goodwill	5		22,848,728		22,848,728
Intangible assets, net	5		52,697,131		53,485,292
Right-of-Use lease assets	6		778,037		864,486
Total non-current assets			78,342,056		79,160,298

Other receivables			255,417		153,606
Other receivables - related party			53,081		21,268
Prepaid expenses and other current assets			282,325		68,814
Cash and cash equivalents			3,315,409		5,362,638
Total current assets			3,906,232		5,606,326
Total assets		₣	82,248,288	₣	84,766,624

Equity and liabilities
Equity
Subscribed capital	8	₣	14,716,385	₣	14,182,189
Capital reserve			66,881,563		48,959,480
Other reserve			(387,684)		(222,503)
Accumulated deficit			(68,483,656)		(31,864,350)
Total equity			12,726,608		31,054,816

Noncurrent lease liabilities	6		630,362		708,082
Deferred tax liabilities			14,682,033		15,165,086
Contingent liabilities	11		2,559,122		2,099,705
Remuneration commitments (SARs)	11		48,340,924		33,192,793
Total non-current liabilities			66,212,441		51,165,666

Accounts payable			1,130,446		488,543
Accrued expenses and deferred income	7		1,793,742		1,802,350
Current lease liabilities	6		156,404		156,403
Other current liabilities			228,647		98,846
Total current liabilities			3,309,239		2,546,142
Total liabilities			69,521,680		53,711,808
Total equity and liabilities		₣	82,248,288	₣	84,766,624

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERAXA BIOTECH AG

CONDENSED CONSOLIDATED STATEMENT OF LOSS AND OTHER COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(in CHF)

CONSOLIDATED STATEMENT OF LOSS

		For the six months ended June 30,
	Note	2025		2024
Revenue		₣	23,756	₣	-
Cost of goods sold			(8,077)		-
Gross profit			15,679		-

General and administrative expenses	2		(28,375,762)		(6,538,358)
Research and development expenses	2		(4,608,817)		(2,741,452)
Sales and marketing expenses	2		(2,466,424)		(1,078,867)
Depreciation and amortization expenses	4, 5		(1,024,265)		(941,555)
Operating loss			(36,459,589)		(11,300,232)

Change in fair value of contingent liabilities	11		(459,417)		(4,586)
Currency exchange gain			36,572		1,111,710
Other income			22,197		2,008
Finance expenses			(371)		(128)
Loss before taxes			(36,860,608)		(10,191,228)

Tax benefit			241,302		364,840
Net loss		₣	(36,619,306)	₣	(9,826,388)

Loss per share		₣	(2.58)	₣	(0.70)
Weighted average shares outstanding			14,220,557		13,942,673

CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE LOSS

		For the six months ended June 30,
	Note	2025		2024
Net loss		₣	(36,619,306)	₣	(9,826,388)

Foreign operations - currency translation differences			(387,684)		(200,640)
Total reclassifiable amounts			(387,684)		(200,640)

Comprehensive Loss		₣	(37,006,990)	₣	(10,027,028)

The accompanying notes are an integral part of these consolidated financial statements.

VERAXA BIOTECH AG

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(in CHF)

	Subscribed Capital		Capital Reserve		OCI		Accumulated Deficit		Total Equity
Balance, December 31, 2024	₣	14,182,189	₣	48,959,480	₣	(222,503)	₣	(31,864,350)	₣	31,054,816
Loss for the period		-		-		-		(36,619,306)		(36,619,306)
Other result - currency conversion		-		-		(165,181)		-		(165,181)
Share based compensation in relation to ESOP		-		14,106,551						14,106,551
Proceeds from the issuance of share capital		534,196		4,821,530		-		-		5,355,726
Cost of share issuance		-		(1,005,998)		-		-		(1,005,998)
Balance, June 30, 2025	₣	14,716,385	₣	66,881,563	₣	(387,684)	₣	(68,483,656)	₣	12,726,608

	Subscribed Capital		Capital Reserve		OCI		Accumulated Deficit		Total Equity
Balance, December 31, 2023	₣	13,409,213	₣	44,960,451	₣	489,459	₣	(3,731,379)	₣	55,127,744
Loss for the period		-		-		-		(9,826,388)		(9,826,388)
Other result - currency conversion		-		-		(690,099)		-		(690,099)
Proceeds from the issuance of share capital		166,230		729,324						895,554
Share based compensation in relation to ESOP		-		2,930,321		-		-		2,930,321
Share capital issued in connection with acquisitions		528,543		(528,543)		-		-		-
Cost of share issuance		-		(309,681)		-		-		(309,681)
Balance, June 30, 2024	₣	14,103,986	₣	47,781,872	₣	(200,640)	₣	(13,557,767)	₣	48,127,451

The accompanying notes are an integral part of these consolidated financial statements.

VERAXA BIOTECH AG

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AS OF JUNE 30, 2025 AND 2024

(in CHF)

	For the six months ended June 30,
	2025		2024
Net loss	₣	(36,619,306)	₣	(9,826,388)
Depreciation and amortization		946,062		941,555
Share-based compensation expense		29,254,681		5,788,434
Change in fair value of contingent liabilities		459,417		4,586
Non cash lease expense		78,202		-
Unrealized gain on foreign currency translation		(170,353)		(773,682)
Other non-cash transactions
Accounts payable		641,903		(253,551)
Accrued expenses and deferred income		(8,608)		(26,071)
Accrued income and prepaid expenses		(213,509)		33,888
Other receivables		(101,811)		(136,050)
Other receivables – Related parties		(31,813)		(21,002)
Deferred tax liabilities		(483,053)		(488,710)
Other liabilities		52,081		164,898
Cash flow used in operating activities		(6,196,107)		(4,592,093)

Purchase of property, plant and equipment		(200,850)		(120,877)
Cash flow used in investing activities		(200,850)		(120,877)

Proceeds from the issue of equity instruments of the company, net of transaction costs		4,349,728		585,873
Cash flow provided by financing activities		4,349,728		585,873

Total change in cash and cash equivalents		(2,047,229)		(4,127,097)
Cash and cash equivalents at the beginning of the year		5,362,638		11,352,223
Cash and cash equivalents at the end of the year	₣	3,315,409	₣	7,225,126

The accompanying notes are an integral part of these consolidated financial statements.

VERAXA BIOTECH AG

Notes to Condensed Consolidated Financial Statements

(in CHF)

1.	General information, functional and presentation currency

Veraxa Biotech AG (the “Company”), is a Swiss Company, based in Zurich with a focus on antibody therapies in medicine. The Company is an oncology-focused biotechnology Company with a clinical program in acute myeloid leukemia and two proprietary platform technologies that enable the development of new generations of antibody drug conjugates (“ADC”s) and T cell engagers.

On February 15, 2021, Araxa Bioscience AG and VeLabs Therapeutics GmbH completed a contribution and merger agreement whereby the technology of ARAXA (technology for the modulation and development of antibodies) was combined with the technology of VeLabs (droplet-based microfluidic screening technology). As part of the contribution, 100% of the shares in both VeLabs and ARAXA were contributed in exchange for 11.5 million shares of the Company. In accordance with IFRS 3 VeLabs was identified as the accounting acquirer based on its activity and size.

On December 29, 2023, the Company acquired all shares in Synimmune GmbH. Synimmune is a spin-off of the Department of Immunology at the University of Tübingen, which active in the field of innovative and effective anti-tumor antibodies for the treatment of patients with life-threatening diseases specializing in so-called rare hematopoietic malignancies. The “drug candidate” is the antibody FLYSIN, which had successfully completed a Phase I clinical trial for the treatment of acute myeloid leukemia (“AML”).

The material accounting policies adopted in the preparation of the consolidated financial statements are set out in Note 2. The policies have been consistently applied to all the years presented, unless otherwise stated.

These condensed consolidated financial statements are presented in CHF, the Company’s functional currency. The figures shown in the consolidated financial statements are rounded. As the calculations are made with a greater degree of accuracy, minor rounding errors may occur.

These financial statements have been prepared in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and Interpretations (collectively IFRS).

The preparation of financial statements in compliance with adopted IFRS requires the use of certain critical accounting estimates. It also requires Company management to exercise judgment in applying the Company’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effects are disclosed in the Critical Accounting Estimates and Judgments section of Note 2.

The Company’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, which have been completed and authorized for issuance by the Board of Directors of the Company on November 26, 2025.

2.	Summary of material accounting policies

Basis of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the IFRS, as issued by the IASB, applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting. Accordingly, they do not include all of the information and disclosures required for a complete set of annual financial statements prepared in accordance with IFRS.

In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments considered necessary for a fair presentation of the financial position, financial performance, and cash flows for the periods presented. These adjustments consist only of normal, recurring items.

The results for the interim periods presented are not necessarily indicative of the results that may be expected for the full financial year. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2024 and 2023, prepared in accordance with IFRS.

The Company’s consolidated financial statements consist of the financial statements of wholly owned subsidiaries Veraxa Biotech AG, Veraxa Biotech GmbH and Synimmune GmbH (the “Subsidiaries”).

The Company controls another Company if it:

●	can exercise control over the investee,

●	is exposed to fluctuating returns from its investment, and

●	can influence returns due to their power of disposal.

Control over subsidiaries is derived without exception from holding the majority of voting rights in the companies concerned. Subsidiaries are consolidated for the first time at the time of acquisition. This is the date on which the Company obtains control over the subsidiary. Subsidiaries are deconsolidated if control is lost.

Subsidiaries are consolidated for the first time using the acquisition method. It involves measuring the assets acquired and liabilities assumed from the Company at their fair value at the time of acquisition. The acquisition costs of the acquisition correspond to the fair value of the consideration given. If the cost of the acquisition exceeds the fair value of the identified assets and liabilities, the Company recognizes goodwill.

All intra-group transactions, balances and unrealized gains on transactions between Company companies are eliminated on consolidation. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Going concern

Historically, the Company’s primary sources of liquidity have been cash flows from private fundraising offerings from related parties or other investors and other financing activities to fund operations. For the six months ended June 30, 2025 and 2024, the Company reported operating losses of approximately CHF 36.5 million and CHF 11.3 million, respectively, and negative cash flows used in and from operations of CHF 6.2 million and CHF 4.6 million, respectively. As of June 30, 2025, the Company had an aggregate unrestricted cash balance of CHF 3.3 million, a net working capital of CHF 0.6 million, and accumulated deficit of CHF 68.5 million.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing, and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity or debt fundraising activities. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with IASB management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these condensed consolidated financial statements are available to be issued. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Foreign Currency Transactions and Translation

The annual financial statements of the fully consolidated subsidiaries whose functional currency is not the Swiss franc are translated into the Company reporting currency, the Swiss franc, using the modified closing rate method. Assets and liabilities are translated at the exchange rate on the reporting date.

Income statement items are translated at the average exchange rate for the year. Equity components are translated at historical rates at the balance sheet date.

The currency translation differences are recognized in other comprehensive income. The currency difference resulting from the translation is recognized in other comprehensive income. The cumulative currency translation differences recognized in other reserves are released to profit or loss when Company companies are deconsolidated.

The Company’s reporting currency is CHF.

As of June 30, 2025, the conversion rates between CHF and Euro used were 0.95023 Annual average exchange rate (translation of income and expenses) and 0.94551 Year-end exchange rate (translation of assets and liabilities).

As of December 31, 2024, the conversion rates between CHF and Euro used were 0.95238 Annual average exchange rate (translation of income and expenses) and 0.93845 Year-end exchange rate (translation of assets and liabilities).

Fair value measurement

The Company’s financial instruments include cash and cash equivalents, other receivables, trade and other payables and accrued expenses. These are initially recorded at fair value and subsequently measured at cost, which is considered to approximate their fair value due to the short-term nature of such financial instruments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance prioritizes the inputs used in measuring fair value into the following hierarchy:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Property, plant and equipment

The office and business equipment and IT systems recognized under property, plant and equipment are reported at acquisition or production cost less accumulated depreciation and recognized impairment losses.

Depreciation is calculated using the straight-line method over a useful life of 3-20 years. The expected useful lives, residual values and depreciation methods are reviewed at each reporting date and all necessary changes in estimates are adjusted by account classification prospectively.

Fixed Asset Class	Applied Useful Life
Furniture and fixtures	3 – 8 years
IT systems	3 – 5 years
Leasehold improvements (permanently installed laboratory equipment)	8 – 20 years

Property, plant and equipment are derecognized at the time of disposal or when they are no longer expected to generate any further economic benefit. The gain or loss resulting from the sale or retirement of an item of property, plant and equipment is determined as the difference between the proceeds from the sale and the carrying amount of the asset and is recognized in profit or loss.

The carrying amount of the Group’s plant and equipment are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

Intangible assets and Goodwill

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortization and accumulated impairment losses.

Depreciation is calculated using the straight-line method over the estimated useful life. The expected useful lives, residual values and depreciation methods are reviewed at each reporting date and all necessary changes in estimates are taken into account prospectively.

Intangible asset class	Applied Useful Life
Industrial property rights	10 – 20 years
Capitalized development costs	3 – 5 years
Technology – patent protection rights	20 years, or patent protection period

Goodwill is not amortized but is tested for impairment annually at the end of financial year and is allocated to the Company’s cash generating units or groups of cash generating units, which represent the lowest level at which goodwill is monitored but where such a level is not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (a “CGU”). The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to a CGU that is expected to benefit from the synergies of the combination. If an indication of impairment or reversal of a previous impairment charge exists, an estimate of the recoverable amount of a CGU is calculated based on the greater of its value-in-use (“VIU”) and its fair value less costs of disposal (“FVLCD”). An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill is carried at cost less any accumulated impairment losses. As of June 30, 2025 and December 31, 2024, there is one CGU and there has been no impairment recorded.

Income taxes

Income tax expense represents the sum of current tax expense and deferred taxes.

Current or deferred taxes are recognized in the consolidated statement of operations unless they relate to items that are recognized either in other comprehensive income or directly in equity. In this case, current and deferred taxes are also recognized in other comprehensive income or directly in equity. Deferred taxes resulting from the first-time recognition of a business combination are recognized as part of the revaluation of the net assets of the acquired Company.

The current tax expense is calculated on the basis of the taxable income for the year. Taxable income differs from the net loss for the year in the consolidated statement of operations due to expenses and income that are taxable or tax-deductible in later years or never. The Company’s liability for current taxes is calculated on the basis of the tax rates applicable or soon to be applicable.

Deferred taxes are recognized for the differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax values.

Deferred tax assets are generally recognized for all taxable temporary differences; deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the losses from the reversal of deductible temporary differences can be offset. The Company does not recognize deferred tax assets and deferred tax liabilities for temporary differences arising from the initial recognition of goodwill or from a transaction that is not a business combination and, at the time of its initial recognition, affects neither the taxable result nor the result according to IFRS.

The carrying amount of deferred tax assets is reviewed each year on the reporting date and reduced in value if it is no longer probable that sufficient taxable income will be available to realize the claim in full or in part.

Deferred tax liabilities and tax assets are calculated on the basis of the expected tax rates and tax laws that are expected to apply at the time the liability is settled or the asset is realized.

Transactions with related parties

The Company has transactions with related parties (as noted in Note 1), whom are wholly owned by the Company. The definition of related parties used is in accordance with IAS 24, Related Party Disclosures. The party which is considered a related party is a person or entity that is related to the entity that is preparing its consolidated financial statements. Key management personnel are identified as the key individuals having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of the Company. The related party status extends to the key management of the subsidiaries to the extent they direct the operations of subsidiaries with minimal involvement from the Company’s management.

Business combinations and goodwill

Business combination is accounted for using the acquisition method. The consideration transferred is measured at fair value, which is the aggregate of the fair value of the assets transferred, liabilities incurred or assumed, and the equity instruments issued in exchange for control of the acquiree. For each business combination, non-controlling interest is measured at fair value or at the proportionate share of the acquiree’s identifiable net assets. The measurement basis is selected on a transaction-by-transaction basis. Acquisition-related costs are expensed as incurred. The acquiree’s identifiable assets and liabilities are recognized at their fair values at the acquisition date.

Goodwill is initially measured at cost, which represents the excess of the aggregate consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the acquired net assets exceeds the aggregate consideration transferred, the Company re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed, and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in profit or loss.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments is measured at fair value with the changes in fair value recognized in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company shall report in its consolidated financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, the Company shall retrospectively adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognized as of that date. The measurement period ends immediately after the Company receives the information about the facts and circumstances that existed at the acquisition date or learns that additional information cannot be obtained. However, the measurement period must not exceed one year from the date of acquisition.

In a business combination achieved in stages, the acquirer remeasures its previously held equity interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in profit or loss.

Business combination between businesses or entities under common control does not result in a change of the economic substance of the ownership of assets, liabilities, shares or other instruments of ownership, which are exchanged, assets or liabilities transferred are recorded at book value using the pooling-of-interests method. The difference between the consideration transferred and the carrying amount of the investment acquired from the transaction is recognized directly in retained earnings.

Leases

Leases are accounted for in accordance with IFRS 16. At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases include all contracts that transfer the right to use a specified asset for a period of time in exchange for consideration, even if the right-to-use such asset is not explicitly described in the contract.

The Company recognizes right-of-use assets as of the commencement date of the lease (i.e.; as of the date on which the underlying asset is available for use by a lessee). Right-of-use assets are measured at cost less accumulated depreciation and accumulated impairment losses and adjusted for any remeasurement of the lease liability. The right-of-use asset corresponds to the amount of the initial measurement of the lease liability, the initial direct costs incurred and the lease payments made at or before the commencement date, less any lease incentives received and the estimate of costs for dismantling or removing the underlying asset or for restoring the underlying asset or the site on which it is located. The Company’s leases primarily include real estate and vehicle contracts.

Right-of-use assets are depreciated on a straight-line basis over the useful life of the underlying asset, adjusted for impairments. The useful life of the right-of-use asset is the shorter of the asset’s economic useful life or the lease term.

If ownership of the underlying asset transfers to the Company at the end of the lease term or a purchase option is exercised, the depreciation will be calculated based on the expected useful life of the underlying asset.

On the commencement date, the Company measures the lease liabilities at the present value of the future lease payments. In determining the lease term, extension and termination options are taken into account if it is reasonably certain that they will be exercised or not exercised. The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or rate and amounts expected to be payable under residual value guarantees. The lease payments further include the exercise price of a purchase option if the Company is reasonably certain to exercise that option and payments of penalties for terminating the lease if the lease term reflects the Company exercising an option to terminate the lease.

Variable lease payments, that do not depend on an index or a rate, are recognized in profit or loss in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, the Company has elected not to separate non-lease components from lease components, and instead accounts for each lease component and any associated non-lease components as a single lease component.

When calculating the present value of the lease payments, the Company uses its interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. Following the commencement date, the amount of the lease liability is increased to reflect interest and reduced to reflect the lease payments made. In addition, the carrying amount of the lease liability is remeasured in the event of changes to the lease term, changes to the lease payments (e.g.; changes in future lease payments as a result of a change in an index or a rate used to determine those payments) or in the event of a change in the assessment of an option to purchase the underlying asset.

The Company applies the exemption for short-term leases (i.e.; leases whose term from the commencement date is a maximum of twelve months and which do not include a purchase option) for all asset classes. Lease payments for short- term leases are recognized as an expense on a straight-line basis over the lease term.

General and Administrative expenses

General and administrative expenses primarily consist of personnel expenses, professional fees, occupancy costs, depreciation expense, insurance expense, office expenses, security expenses, travel expenses, staff training expenses, utilities expenses, and subscription and dues expenses. Personnel-related costs include stock compensation expenses.

Research and development expenses

Research and development costs consist of salary and personnel related costs and third-party costs for the Company’s research and development activities. Personnel-related costs include stock compensation expenses. The largest component of third-party costs is for clinical trials, as well as manufacturing for clinical supplies and associated development, and pre-clinical studies. Research and development costs are expensed as incurred.

Sales and marketing expenses

Sales and marketing expenses primarily consist of personnel expenses. Personnel-related costs include stock compensation expenses.

Stock-Based Compensation – Stock Appreciation Rights (“SARs”)

Equity-settled share-based compensation benefits are provided to employees. Equity-settled transactions are awards of shares, or options over shares, that are provided to employees in exchange for the rendering of services. The cost of equity-settled transactions are measured at fair value on grant date. Fair value is independently determined using the Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option, together with non-vesting conditions that do not determine whether the consolidated entity receives the services that entitle the employees to receive payment. No account is taken of any other vesting conditions.

The cost of equity-settled transactions are recognized as an expense with a corresponding increase in equity over the vesting period. The cumulative charge to net loss is calculated based on the grant date fair value of the award, the best estimate of the number of awards that are likely to vest and the expired portion of the vesting period. The amount recognized in profit or loss for the period is the cumulative amount calculated at each reporting date less amounts already recognized in previous periods.

If equity-settled awards are modified, as a minimum an expense is recognized as if the modification has not been made. An additional expense is recognized, over the remaining vesting period, for any modification that increases the total fair value of the share-based compensation benefit as at the date of modification.

If the non-vesting condition is within the control of the consolidated entity or employee, the failure to satisfy the condition is treated as a cancellation. If the condition is not within the control of the consolidated entity or employee and is not satisfied during the vesting period, any remaining expense for the award is recognized over the remaining vesting period, unless the award is forfeited.

If equity-settled awards are cancelled, it is treated as if it has vested on the date of cancellation, and any remaining expense is recognized immediately. If a new replacement award is substituted for the cancelled award, the cancelled and new award is treated as if they were a modification.

Critical Accounting Estimates and Judgments

When applying the Company’s accounting and valuation methods presented, management must assess facts, make estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances. These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates. The significant estimates and judgements made have been described below.

●	The valuation of intangible assets, in particular in process R&D, technology and goodwill, was based on assumptions in the context of initial recognition and subsequent measurement, which in our opinion are subject to significant estimation uncertainty with regard to the underlying use in terms of development and market launch as well as necessary expenses. At the same time, the two contributed companies were treated as a single business operation due to the immediate merger. The Company has estimated the necessary parameters, but the valuation is on whether the assumptions made can be met. The estimates are reviewed on a regular basis.

●	The Company measures the cost of equity-settled transactions, including earn-out liabilities and stock options with employees, by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 4.

●	The recognition of deferred taxes on the recognized intangible assets was based on the same assumptions as for intangible assets.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

New and amended standards and interpretations

New standards, amendments to published approved accounting and reporting standards and interpretations which are effective during the year.

The Company has applied the following standards and amendments for the first time for its annual reporting for the period commencing January 1, 2024:

●	Amendments to IAS 1, Presentation of Financial Statements - Classification of Liabilities as Current or Non-current

●	Amendment to IFRS 16 Leases: Changes in the illustrative example related to Lease Liability in a Sale and Leaseback

●	Amendments to IAS 7 and IFRS 7: Supplier Finance Arrangements

●	Amendments to IAS 21 - Lack of exchangeability

The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.

Standards, amendments to published standards and interpretations that are not yet effective and have not been early adopted by the Company

●	Annual improvements to IFRS Accounting Standards, Volume 11

●	Contract Referencing Nature-Dependent Electricity - Amendments to IFRS9 and IFRS7

●	Classification and Measurement of Financial Instruments - Amendments to IFRS9 and IFRS 7

●	Amendments to IFRS 18 – Presentation and Disclosure in Financial Statements

●	Amendments to IFRS 19 – Presentation and Disclosure in Financial Statements

The amendments listed above have been published but are not mandatory and have not been early adopted by the Company. These amendments are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

3.	Personnel expenses

	For the six months ended June 30,
	2025		2024
Salaries	₣	1,646,616	₣	1,904,444
IFRS 2 - Share-based payment on virtual options		15,148,130		2,868,112
IFRS 2 - Share-based payment on employee stock options		14,106,551		2,920,321
Social expenses		308,346		233,386
Other personnel expenses		84,926		72,262
Total expenses for employee benefits	₣	31,294,569	₣	7,998,525

During 2021, an employee participation program (share-based cash remuneration based on virtual options “VSOP”) was adopted. As part of this program, the virtual options vest over a period of 3 years. Similar to vesting, a corresponding personnel expense and a corresponding expense and liability is recognized. The participation program provides for benefits in the event of an exit transaction or in the event of profit distributions. The term of the virtual options is a maximum of 10 years from the date of issue, and the beneficiaries must be in a non-terminated position during the vesting period. The below table represents the VSOP share activity as of June 30, 2025 and December 31, 2024:

	June 30, 2025		December 31, 2024
Outstanding, beginning of the year	₣	1,228,679	₣	1,267,931
Commitments		244,200		-
Exercised		-		-
Cancelled		-		(39,252)
Outstanding, end of the year	₣	1,472,879	₣	1,228,679

As of June 30, 2025, there were 995,100 VSOP shares that the Company has committed to issue upon completing various financing milestones.

In September 2021, our board of directors established the Employee Stock Option Plan (“ESOP”) as a one-off plan pursuant to which select eligible participants are directly allowed to purchase a specific number of common shares at a purchase price determined by the board of directors. For the year ended December 31, 2024, 140,400 shares were issued to members of management at par value, which were fully paid resulting in proceeds of CHF 140,400 and stock-based compensation expense of CHF 2,920,321 recorded in General and administrative expenses. For the six months ended June 30, 2025, 347,452 shares were issued to members of management at par value, which were fully paid resulting in proceeds of CHF 347,452 and stock-based compensation expense of CHF 14,106,551. As of June 30, 2025 and December 31, 2024, no options were outstanding under the ESOP.

As of June 30, 2025 and December 31, 2024, the Company utilized a third-party valuation specialist to calculate the fair value of Veraxa’s options and common stock. Veraxa’s options were valued using an intrinsic value calculation where the value of each option was calculated as the fair value of common stock less the exercise price, weighted between a “stay private” scenario and a “DeSPAC” scenario.

The “stay private” scenario was calculated using both an income approach (i.e. discounted cash flow method) and a market approach (i.e. a market roll-forward of the implied (back solved) equity value based on latest third-party financings from August 23, 2024). Some of the more significant assumptions utilized in the discounted cash flow method included projected revenues, probability of commercial success, and the discount rate. The fair value using the discounted cash flow method was determined using an estimated weighted average cost of capital of 25.5% in the “stay-private” scenario, which reflects the risks inherent in future cash flow projections and represents a rate of return that a market participant would expect for this asset. As of June 30, 2025, there was no change to approach for stay private scenario.

The “DeSPAC” scenario was calculated using the DeSPAC term sheet or non-binding letter of interest (“LOI”) dated February 28, 2025 noting that this letter was known or knowable as of December 31, 2024. As of June 30, 2025, the valuation was updated for the DeSPAC signing of the Business Combination and probability of the DeSPAC occurring based off market data.

This fair value measurement was based on significant inputs not observable in the market and thus represent Level 3 fair value measurement.

4.	Property and equipment

The below table represents the details of the property and equipment as of June 30, 2025 and December 31, 2024:

	Furniture		Machines		Vehicles		Assets Under Construction		Plants Under Construction		Total
Cost
Beginning Cost at 12/31/2023	₣	635,762	₣	2,236,176	₣	2,027	₣	7,730	₣	-	₣	2,881,695
Additions		27,128		93,749		-		-		-		120,877
Transfer		346		(346)		-		-		-		-
Disposals		(7)		(27,016)		-		-		-		(27,023)
Ending Cost at 12/31/2024		663,229		2,302,563		2,027		7,730		-		2,975,549
Additions		41,214		144,836		-		-		14,800		200,850
Ending Cost at 6/30/2025	₣	704,443	₣	2,447,399	₣	2,027	₣	7,730	₣	14,800	₣	3,176,399

Accumulated depreciation
Balance at 12/31/2023	₣	(220,405)	₣	(517,674)	₣	(1,157)	₣	(7,730)	₣	-	₣	(746,966)
Depreciation for the year		(100,948)		(188,545)		(255)		-		-		(289,748)
FX Effects		4,991		17,953		13		-		-		22,957
Balance at 12/31/2024		(316,362)		(688,266)		(1,399)		(7,730)		-		(1,013,757)
Depreciation for the year		(51,009)		(105,584)		(134)		-		-		(156,727)
FX Effects		3,037		10,004		10		-		(806)		12,245
Balance at 6/30/2025	₣	(364,334)	₣	(783,846)	₣	(1,523)	₣	(7,730)	₣	(806)	₣	(1,158,239)

Carrying Amount
at 12/31/2024	₣	346,867	₣	1,614,297	₣	628	₣	-	₣	-	₣	1,961,792
at 6/30/2025	₣	340,109	₣	1,663,553	₣	504	₣	-	₣	13,994	₣	2,018,160

5.	Intangible assets and goodwill

The below table represents the details of the intangible assets and goodwill as of June 30, 2025 and December 31, 2024:

	Goodwill		In process R&D (Flysin)		Trademark rights		Software		Total
Cost
Beginning Cost at 12/31/2023	₣	22,848,728	₣	28,498,755	₣	31,261,245	₣	48,857	₣	82,657,585
Disposals		-		-		-		(7,999)		(7,999)
Ending Cost at 12/31/2024		22,848,728		28,498,755		31,261,245		40,858		82,649,586
Disposals		-		-		-		-		-
Ending Cost at 6/30/2025	₣	22,848,728	₣	28,498,755	₣	31,261,245	₣	40,858	₣	82,649,586

Accumulated depreciation
Balance at 12/31/2023	₣	-	₣	-	₣	(4,696,411)	₣	(37,253)	₣	(4,733,664)
Amortization for the year		-		-		(1,579,717)		(7,597)		(1,587,314)
Disposals		-		-		-		4,140		4,140
FX effects		-		-		1,272		-		1,272
Balance at 12/31/2024		-		-		(6,274,856)		(40,710)		(6,315,566)
Amortization for the year		-		-		(789,187)		(148)		(789,335)
FX effects		-		-		(1,174)		-		(1,174)
Balance at 6/30/2025	₣	-	₣	-	₣	(7,062,869)	₣	(40,858)	₣	(7,103,727)

Carrying Amount
at 12/31/2024	₣	22,848,728	₣	28,498,755	₣	24,986,389	₣	148	₣	76,334,020
at 6/30/2025	₣	22,848,728	₣	28,498,755	₣	24,198,376	₣	-	₣	75,545,859

Patent claims, in particular the patent claims of Veraxa Biotech GmbH and the former Company ARAXA, are summarized under the heading ‘Intangible asset – Technology’. The intangible asset ‘Intangible – In-Process R&D Flysin’ stems from the acquisition of the Company Synimmune; it is an antibody that has already successfully completed a Phase I trial.

Intangible assets are amortized on a straight-line basis, whenever possible over the term of patent protection (20 years). Amortization of intangible assets is under depreciation and amortization. Amortization begins with the commencement of use or revenue generation. In-process R&D is not being amortized until completed, but instead is tested for impairment annually under IAS38. The annual impairment test for goodwill did not reveal any need for impairment.

Goodwill is a result of the ARAXA acquisition prior to 2022.

6.	Leases

The Company leases office space, factory facilities and storage space. The Company determines whether a contract is a lease or contains a lease at inception date. Upon commencement, the Company recognizes a right-of-use asset and lease liability. Currently, the Company holds one lease requiring recognition of a right-of-use asset for the lease term. Lease liabilities are the Company’s obligation to make the lease payments arising from a lease. As the Company’s lease does not provide an implicit rate, the Company’s lease liabilities are measured on a discounted basis using the Company’s incremental borrowing rate. Lease terms used in the recognition of right-of-use assets and lease liabilities include only options to extend the lease that are reasonably certain to be exercised. Additionally, lease terms underlying the right-of-use assets and lease liabilities consider terminations that are reasonably certain to be executed.

The following table summarizes the weighted-average remaining lease term and weighted-average discount rate for the Company’s operating leases at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Weighted-average remaining lease term	4.5 years	5.0 years
Weighted-average discount rate	3.0%	3.0%

The following table summarizes the maturities of the Company’s operating leases at June 30, 2025:

2025	₣	89,936
2026		179,872
2027		185,269
2028		190,827
2029		196,060
Total expected lease payments		841,964
Less: imputed interest		(55,198)
Total lease liability		786,766
Less: current lease liability		(156,404)
Non-current lease liability	₣	630,362

7.	Accrued expenses and deferred income

	June 30, 2025		December 31, 2024
Personnel expenses	₣	294,686	₣	253,718
Tax provision (incl. emission levies on capital band)		426,099		427,592
Provision for purchase of treasury shares		611,520		1,001,878
Other		461,437		119,162
Total accrued expenses and deferred income	₣	1,793,742	₣	1,802,350

8.	Share capital

	June 30, 2025		December 31, 2024
Share capital balance as of beginning of year	₣	14,182,189	₣	13,409,213
Changes in the reporting year		534,196		772,976
Share capital balance as of year end	₣	14,716,385	₣	14,182,189

The shares have a nominal value of CHF 1.00, each carry voting rights and are entitled to dividends.

	June 30, 2025	December 31, 2024
Remaining authorized share capital
Capital band (Article 3b)	4,149,722	4,683,918
Conditional share capital (Article 3a)	7,000,000	7,000,000

Other reserves includes foreign currency translation reserves.

9.	Transactions with related parties

Company Consulting Services Agreement

On September 1, 2022, the Company entered into a consulting services agreement with Xlife Sciences AG, one of their shareholders. Pursuant to the agreement, the Company agreed to pay Xlife Sciences AG a monthly fee in exchange for strategic and business development consulting services. The agreement remains in effect until terminated by either party in accordance with its terms. During the fiscal year ended December 31, 2024, Veraxa paid Xlife Sciences AG an aggregate amount of CHF 600,000.00 under this arrangement. Effective January 1, 2025, the monthly fee was reduced to CHF 30,000.00. As of June 30, 2025 and December 31, 2024, there were no amounts owed under this agreement.

Company Share Lending Agreement

On October 1, 2024, the Company entered into a share lending agreement with Xlife Sciences AG, one of their shareholders, for a fixed term ending on September 30, 2025. Under the terms of the agreement, Xlife Sciences AG agreed to lend the Company 1,000,000 of our ordinary shares. In consideration for the share loan, the Company agreed to pay Xlife Sciences AG a fee equal to 3.5% of the aggregate market value of the loaned shares over the duration of the agreement. As of June 30, 2025 there were 15,000 shares owed to Xlife Sciences AG which are being settled during the fourth quarter of 2025.

Loans to or from related companies and persons are as follows:

	June 30, 2025		December 31, 2024
Prepaid benefit receipt	₣	208,557	₣	4,369

10.	Disclosures on financial instruments Capital risk management

The Company manages its capital with the aim of ensuring that the Company can operate under the going concern assumption and at the same time maximizing the income of the Company’s stakeholders by optimizing the ratio of equity to debt. The Company’s capital structure consists of net debt and the Company’s equity. This is made up of the equivalent value of issued shares, the capital reserve and the balance sheet carry-forward. The Company is not subject to any externally imposed capital requirements.

Liquidity risk management

Ultimately, responsibility for liquidity risk management lies with the Board of Directors, which has developed an appropriate concept for managing short, medium and long-term financing and liquidity requirements.

Market risks

Currency risks

Changes in exchange rates can lead to losses in the value of financial instruments and to adverse changes in future cash flows from planned transactions. Due to the current focus of the Company’s business on Switzerland and Germany, there are currently primarily

Currency risks from the CHF to EUR exchange rate. Based on the transactions planned to date and the existing financial instruments, the effect of an exchange rate change of +/-10% is expected to be around +/-300,000 estimated.

Interest rate risks

Interest rate risks exist due to potential changes in market interest rates and can lead to a change in the fair value of fixed-interest financial instruments and fluctuations in interest payments for variable-interest financial instruments. The following table shows that there is currently no significant interest rate risk for the Company.

Cluster risk

The Company holds its cash and cash equivalents at various commercial banks with at least an A rating.

Categories of financial instruments:

	June 30, 2025		December 31, 2024
Financial assets
Cash and cash equivalents	₣	3,315,409	₣	5,362,638
Financial assets measured at amortized cost		590,823		243,688
Measured at fair value through profit or loss		-		-

	June 30, 2025		December 31, 2024
Financial liabilities
Financial liabilities measured at amortized cost	₣	1,359,093	₣	587,389

11.	Fair value measurement

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurement are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1: quoted market price (unadjusted) in an active market for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability; either directly or indirectly.

●	Level 3: inputs that are unobservable inputs for the asset or liability.

The carrying amounts of the financial assets and financial liabilities approximate their fair values.

The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of June 30, 2025 and December 31, 2024, due to the short maturities of such instruments.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis on June 30, 2025 and December 31, 2024:

	SARs (Level 3)
SARs liability, January 1, 2024	₣	17,784,920
Stock based compensation		7,248,741
Fair value adjustment		8,159,132
SARs liability, December 31, 2024		33,192,793
Stock based compensation		6,115,405
Fair value adjustment		9,032,726
SARs liability, June 30, 2025	₣	48,349,924

	Contingent liability (Level 3)
Contingent liability, January 1, 2024	₣	1,625,167
Fair value adjustment		474,538
Contingent liability, December 31, 2024		2,099,705
Fair value adjustment		459,417
Contingent liability, June 30, 2025	₣	2,559,122

Below are the key assumptions used in valuing the SARs and earn-out liability:

	June 30, 2025		December 31, 2024
Stock Price	₣	41.60	₣	31.92
Volatility		75.0%		75.0%
Risk free rate of return		4.2%		4.2%
Expected term (in years)		0.5		1.0

There were no transfers between Levels 1, 2 or 3 during the six months ended June 30, 2025 and December 31, 2024.

12.	Commitments and contingencies

In the opinion of the Executive team, the Company did not have any contingencies as of June 30, 2025.

13.	Segment disclosures

The Company operates in one reportable segment, focused on the research and development of products for the aging population. This segment is identified based on how the Company’s chief operating decision maker (CODM) reviews performance and allocates resources.

The financial results of the Company’s single segment are measured based on: research and development (R&D) expenses, including personnel costs, clinical trials, and regulatory filings; grant funding and partnership revenue, when applicable; general and administrative cost, which support operational infrastructure; finance costs, including loan interest and transaction fees.

As per IFRS 8 guidance and the July 2024 IFRIC agenda decision, the Company discloses material income and expense items that contribute to the assessment of segment performance, even if they are not separately reviewed by the CODM.

	For the six months ended June 30,
	2025		2024
Revenue	₣	23,756	₣	-
Cost of goods sold		(8,077)		-
General and administrative expenses		(28,375,762)		(6,538,358)
Research and development expenses		(4,608,817)		(2,741,452)
Sales and marketing expenses		(2,466,424)		(1,078,867)
Depreciation and amortization expenses		(1,024,265)		(941,555)
Operating loss	₣	(36,459,589)	₣	(11,300,232)

14.	Events Occurring After the Reporting Date

The consolidated financial statements was authorized for issue by the board of directors.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Voyager Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Voyager Acquisition Corp. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year then ended December 31, 2024 and the period from December 19, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and the period from December 19, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ WithumSmith+Brown PC

New York, New York

March 31, 2025

PCAOB ID Number 100

Voyager Acquisition Corp.
Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$668,285	$-
Due from Sponsor	44,028	-
Total current assets	712,313	-
Deferred offering costs associated with proposed public offering	-	71,680
Investments held in Trust Account	259,099,778	-
Total Assets	$259,812,091	$71,680

Liabilities and Shareholders’ Deficit
Current liabilities:
Accrued offering expenses	$-	$71,680
Accounts payable and accrued expenses	5,054	5,000
Due to related party	33,913	-
Total current liabilities	38,967	76,680
Deferred underwriting commission	12,045,000	-
Total liabilities	12,083,967	76,680

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 25,300,000 shares and -0- shares subject to possible redemption at $10.24 per share at December 31, 2024 and 2023, respectively	259,099,778	-

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2024 and 2023	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding, excluding 25,300,000 shares and -0- shares subject to possible redemption at December 31, 2024 and 2023, respectively	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares and 1 share issued and outstanding at December 31, 2024 and 2023, respectively(1)	633	-
Additional paid-in capital	-	-
Accumulated deficit	(11,372,287)	(5,000)
Total shareholders’ deficit	(11,371,654)	(5,000)
Total Liabilities and Shareholders’ Deficit	$259,812,091	$71,680

(1)	As of December 31, 2023, there was 1 Class B share outstanding. During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 28,750 more shares were issued, but on July 19, the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. On August 8, the underwriters fully exercised their over-allotment option, releasing 825,000 shares from forfeiture. As of December 31, 2024, the Company had 6,325,000 Class B shares outstanding, with financial statements retroactively updated to reflect these changes (see Notes 6 and 8)

The accompanying notes are an integral part of these financial statements.

Voyager Acquisition Corp.
Statements of Operations

	For the Year Ended December 31, 2024	For the Period from December 19, 2023 (Inception) through December 31, 2023
General and administrative expenses	$702,959	$5,000
Loss from operations	(702,959)	(5,000)

Other income	9,552	-
Interest income from investments held in Trust Account	4,675,702	-
Unrealized gain on investments held in Trust Account	159,076	-
Net income (loss)	$4,141,371	$(5,000)

Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted	9,815,847	-
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares	$0.26	$-

Weighted average shares outstanding of Class B ordinary shares, basic(1)	5,820,082	1
Basic net income (loss) per share, Class B ordinary shares	$0.26	$(5,000)

Weighted average shares outstanding of Class B ordinary shares, diluted(1)	6,325,000	1
Diluted net income (loss) per share, Class B ordinary shares	$0.24	$(5,000)

(1)	As of December 31, 2023, there was 1 Class B share outstanding. During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 28,750 more shares were issued, but on July 19, the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. On August 8, the underwriters fully exercised their over-allotment option, releasing 825,000 shares from forfeiture. As of December 31, 2024, the Company had 6,325,000 Class B shares outstanding, with financial statements retroactively updated to reflect these changes (see Notes 6 and 8)

The accompanying notes are an integral part of these financial statements.

Voyager Acquisition Corp.

Statements of Changes in Shareholders’ Deficit

For the Year Ended December 31, 2024 and for the Period from December 19, 2023 (Inception) through December 31, 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 19, 2023 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares(1)	-	-	1	-	-	-	-
Net loss	-	-	-	-	-	(5,000)	(5,000)
Balance – December 31, 2023	-	-	1	-	-	(5,000)	(5,000)
Cancellation of shares	-	-	(1)	-	-	-	-
Issuance of Class B ordinary shares	-	-	6,325,000	633	24,367	-	25,000
Issuance of private units	-	-	-	-	7,665,000	-	7,665,000
Fair value of public warrants	-		-	-	1,429,450	-	1,429,450
Accretion for Class A ordinary shares subject to redemption amount	-	-	-	-	(24,527,793)	-	(24,527,793)
Allocated value of transaction costs to Public and Private warrants	-	-	-	-	(99,682)	-	(99,682)
Reclass of additional paid in capital to accumulated deficit	-	-	-	-	15,508,658	(15,508,658)	-
Net income	-	-	-	-	-	4,141,371	4,141,371
Balance – December 31, 2024	-	$-	6,325,000	$633	$-	$(11,372,287)	$(11,371,654)

(1)	As of December 31, 2023, there was 1 Class B share outstanding. During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 28,750 more shares were issued, but on July 19, the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. On August 8, the underwriters fully exercised their over-allotment option, releasing 825,000 shares from forfeiture. As of December 31, 2024, the Company had 6,325,000 Class B shares outstanding, with financial statements retroactively updated to reflect these changes (see Notes 6 and 8)

The accompanying notes are an integral part of these financial statements.

Voyager Acquisition Corp.

Statements of Cash Flows

	For the Year Ended December 31, 2024	For the Period from December 19, 2023 (Inception) through December 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$4,141,371	$(5,000)
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(4,675,702)	-
Unrealized gain on investments held in Trust Account	(159,076)	-
Changes in operating assets and liabilities:
Changes in accounts payable and accrued expenses	54	5,000
Decrease in amounts payable to Sponsor	(74,028)	-
Increase in amounts payable to related party	63,913	-
Net cash used in operating activities	(703,468)	-

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(254,265,000)	-
Net cash used in investing activities	(254,265,000)	-

Cash Flows from Financing Activities:
Proceeds from issuance of shares to Sponsor	25,000	-
Gross proceeds from initial public offering	253,000,000	-
Proceeds from private placement	7,665,000	-
Reimbursement of underwriter expenses	(52,860)	-
Payment of offering costs	(5,000,387)	-
Net cash provided by financing activities	255,636,753	-

Net increase in cash	668,285	-
Cash – beginning of the period	-	-
Cash – end of the period	$668,285	$-

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$12,045,000	$-

The accompanying notes are an integral part of these financial statements.

Voyager Acquisition Corp.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Voyager Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 19, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2024, the Company had not yet commenced operations. All activity for the period from December 19, 2023 (inception) through December 31, 2024, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on August 8, 2024. The Initial Public Offering (“IPO”) involved 25,300,000 units (the “Units”), including 3,300,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Public Shares”), and one-half of one redeemable warrant (the “Public Warrants”) with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $253,000,000 (the “Public Proceeds”) (see Note 3).

Simultaneously with the closing of the SPAC IPO, pursuant to the private placement warrant purchase agreement, dated August 8, 2024, between the Company and Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”), and the private placement warrant purchase agreement, dated August 8, 2024, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 7,665,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,665,000 (the “Private Proceeds” and together with the Public Proceeds, the “Offering Proceeds”). In this Private Placement, the Sponsor purchased 5,037,500 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 warrants. The Private Placement Warrants are identical to the Warrants sold in the SPAC IPO (see Note 4).

Transaction costs amounted to $17,098,246, consisting of $4,400,000 of cash underwriting fee, $12,045,000 of deferred underwriting fee (see additional discussion in Note 6), and $653,246 of other offering costs.

Investments Held in Trust Account

As of August 8, 2024, upon the closing of the Initial Public Offering and the Private Placement, $254,265,000 ($10.05 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in U.S. government treasury obligations, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of public shares if the Company is unable to complete an initial business combination within the completion window, subject to applicable law, and (iii) the redemption of public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of obligation to redeem 100% of public shares if the Company has not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units (as defined in Note 4), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its Class A ordinary shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value equals the redemption value on such date. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the balance sheets until such date that a redemption event takes place.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third-party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 6) prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will agree not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. However, the Company may hold a shareholder vote at any time to amend its amended and restated memorandum and articles of association to modify the amount of time it will have to consummate an initial Business Combination (as well as to modify the substance or timing of the obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the time periods described herein or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity). As described herein, the initial shareholders, executive officers, directors and director nominees have agreed that they will not propose any such amendment unless the Company provides the public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to pay income taxes), divided by the number of then-outstanding public shares, subject to the limitations described herein.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Sources

As of December 31, 2024, the Company had a cash balance of $668,285 and a working capital surplus of $673,346. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of a Business Combination. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2024, management has determined that due to the closing of the Initial Public Offering on August 8, 2024, the Company had sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” ASU 2023-07, which is applicable to entities with a single reportable segment, will primarily require enhanced disclosures about significant segment expenses and enhanced disclosures in interim periods. The guidance in ASU 2023-07 will be applied retrospectively and is effective for annual reporting periods in fiscal years beginning after December 15, 2023, and interim reporting periods in fiscal years beginning after December 31, 2024, with early adoption permitted. The Company adopted this guidance as of January 1, 2024. The adoption resulted in disclosure changes only.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Operating Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”), which is the Company’s Chief Executive Officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources. The Company is not organized by market and is managed and operated as one business. A single management team that reports to the CODM comprehensively manages the entire business. Accordingly, the Company does not accumulate discrete financial information with respect to separate divisions and does not have separate operating or reportable segments. Since the Company operates in one operating segment, all required financial segment information can be found in the financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $668,285 in cash and no cash equivalents as of December 31, 2024.

Investments Held in Trust Account

As of December 31, 2024, all assets held in the Trust Account are invested in U.S. Treasury bills. These investments, recorded at amortized cost on the balance sheet, have maturity dates within two months of the reporting date. Given the short maturity, fair value is assumed to approximate the amortized cost, and as such, the Treasury bills are recorded at fair value in the Trust Account at the end of the reporting period. The interest income and unrealized gain on these investments are included in the statement of operations. As of December 31, 2024, the Trust Account holds $259,099,778 in U.S. Treasury bills.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of ordinary shares subject to possible redemption upon the completion of the Initial Public Offering and offering costs allocated to Public and Private Placement Warrants were charged to additional paid in capital at the completion of the Initial Public Offering and Private Placement.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized for jurisdictions where the Company might be subject to income tax.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Warrant Instruments

The Company assessed Public Warrants and Private Placement Warrants to determine whether they should be classified as equity or liability instruments. This assessment is based on an evaluation of the specific terms of each instrument and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment is based on whether the instrument is freestanding financial instruments pursuant to ASC 480 meets the definition of a liability pursuant to ASC 480, and whether the instrument meets all of the requirements for equity classification under ASC 815, including whether the instrument is indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, the Company accounted for the public warrants issued in Initial Public Offering and the warrants issued in connection with the Private Placement as equity-classified instruments in accordance with ASC 815 as they did not meet the liability criteria.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes change in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, as of December 31, 2024, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

At December 31, 2024, the ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Public offering proceeds	$253,000,000
Less:
Proceeds allocated to Public Warrants	(1,429,450)
Allocation of offering costs related to redeemable shares	(16,998,565)
Plus:
Subsequent measurement of ordinary shares subject to possible redemption (income earned on Trust Account)	24,527,793
Ordinary shares subject to possible redemption as of December 31, 2024	$259,099,778

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Remeasurement of carrying value to redemption value of redeemable shares of ordinary shares is excluded from income (loss) per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the public warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the issuance of the shares included in the rights is contingent upon the occurrence of future events.

As of December 31, 2024, the public and private warrants are exercisable to purchase in aggregate, 12,650,000 and 7,665,000 ordinary shares, respectively. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary shares since the inclusion of such rights and warrants would be anti-dilutive. The warrants cannot be converted to shares of ordinary shares prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

	Year Ended December 31, 2024		Period from December 19, 2023 (Inception) through December 31, 2023
	Redeemable Class A	Non- Redeemable Class B	Redeemable Class A	Non- Redeemable Class B
Basic net income (loss) per share:

Numerator:
Net income (loss)	$2,599,850	$1,541,521	$-	$(5,000)

Denominator:
Basic weighted average shares outstanding	9,815,847	5,820,082	-	1

Basic net income (loss) per share	$0.26	$0.26	$-	$(5,000)

	Year Ended December 31, 2024		Period from December 19, 2023 (Inception) through December 31, 2023
	Redeemable Class A	Non- Redeemable Class B	Redeemable Class A	Non- Redeemable Class B
Diluted net income (loss) per share:

Numerator:
Net income (loss)	$2,599,850	$1,541,521	$-	$(5,000)

Denominator:
Diluted weighted average shares outstanding	9,815,847	6,325,000	-	1

Diluted net income (loss) per share	$0.26	$0.24	$-	$(5,000)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units including 3,300,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

NOTE 4. PRIVATE PLACEMENT

As of August 8, 2024, simultaneously with the consummation of the SPAC IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 7,665,000 units (the “Initial Private Placement Units”). In this Private Placement, the Sponsor purchased 5,037,500 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 warrants, all at a price of $1.00 per Private Placement Unit, generating total proceeds of $7,665,000. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”) to purchase one Class A ordinary share at $11.50 per share.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor is added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Company’s Chief Executive Officer (according to F-10), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

December 31,
2024
Cash	$668,285
Due from Sponsor	44,028
Total Current Assets	712,313
Investments held in Trust Account	259,099,778
Total Assets	$259,812,091

Year Ended December 31, 2024
General and administrative expenses	$(702,959)
Other income	9,552
Interest income from investments held in Trust Account	4,675,702
Unrealized gain on investments held in Trust Account	159,076
Net Income	$4,141,371

The CODM reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment information provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. Additionally, the CODM regularly reviews the status of deferred costs incurred to assess if these are in line with the planned use of proceeds to be raised from the public offering. The CODM reviews the status of cash held in the Trust Account and the income generated from this investment.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

A single Class B ordinary share was issued on December 19, 2023, to establish the Company’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 11, 2024, the Company received $25,000 for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). The initial shareholders have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters.

On February 16, 2024, the Company issued an additional 1,725,000 Founder Shares (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the financial statements.

On May 31, 2024, the Company issued an additional 28,750 Founder Shares (up to 3,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the financial statements.

On July 19, 2024, the Company forfeited 1,178,750 Founder shares for no consideration. This adjustment was made to align with the reduction in the offering size and has been retroactively reflected in the Company’s financial statements.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 8, 2024, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of December 31, 2024, there were 6,325,000 Founder Shares issued and outstanding.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Administrative Services Agreement

The Company has entered into an agreement, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative and support services. For the year ended December 31, 2024, the Company incurred and accrued $45,800 all of which remained unpaid as of December 31, 2024.

Consulting Services

The Company entered into an agreement, effective from the date of its incorporation, to pay a monthly fee of $15,000 to an entity affiliated to the Company’s Chief Executive Officer for consulting services. This agreement will continue until the earlier of the Company’s consummation of a Business Combination or its liquidation. The Company incurred $165,536 and $0 for the year ended December 31, 2024, and for the period from December 19, 2023 (Inception) through December 31, 2023, respectively. As of December 31, 2024, an amount of $11,887 was paid in advance.

Related Party Loans

On January 11, 2024, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of this offering. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2024, or the closing of this offering. There were no amounts outstanding under the loans as of December 31, 2024 or 2023.

Due from Sponsor

The Sponsor covered various formation, operating, and deferred offering costs for the Company. Between December 19, 2023 (inception), and December 31, 2024, the Sponsor paid $228,274 on behalf of the Company. After settling the outstanding amount as of December 31, 2024, the amount due from the related party was $44,028.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company has had no borrowings under the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short-from demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 8, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option.

The underwriters were paid an underwriting discount of $0.20 per unit, or $4,400,000 in the aggregate upon the closing of the Initial Public Offering and $0.45 per unit, or $9,900,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. In addition, an additional $0.65 per unit, or $2,145,000 on units sold pursuant to the underwriters’ options to purchase additional units, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of significant global events, such as the COVID-19 pandemic, the Russia/Ukraine and Israel/Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations and/or ability to complete a business combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2024 and 2023, there were no Class A ordinary shares issued or outstanding excluding 25,300,000 shares and 0 shares, respectively, subject to redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share.

A single Class B ordinary share was issued on December 19, 2023, to establish the Company’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 11, 2024, the Company received $25,000 for issuance of 5,750,000 Class B ordinary shares. The initial shareholders have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters.

On February 16, 2024, the Company issued an additional 1,725,000 Founder Shares (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the financial statements.

On May 31, 2024, the Company issued an additional 28,750 Founder Shares (up to 3,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the financial statements.

On July 19, 2024, the Company forfeited 1,178,750 Founder Shares for no consideration. This adjustment was made to align with the reduction in the offering size and has been retroactively reflected in the Company’s financial statements.

The Class B ordinary shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 8, 2024, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of December 31, 2024, and 2023, there were 6,325,000 Class B ordinary Shares and 1 share issued and outstanding, respectively.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Warrants

At December 31, 2024, there were 12,650,000 Public Warrants and 7,665,000 Private Placement Warrants outstanding and no Public Warrants or Private Placement Warrants outstanding as of December 31, 2023.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

●	Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

●	Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

●	Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s public and private warrants were valued using a Monte Carlo simulation model and were classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the warrants:

Public Warrants
Probability of Initial Business Combination	12.3%
Expected Initial Business Combination Date	August 31, 2025
Market price of public stock	$9.94
Weighted term (years)	2.13
Exercise price	$11.50
Volatility	5.30%
Risk-free rate	3.99%

The fair value of the public warrants was estimated to be $1,429,450 at issuance. The Company issued private warrants at an issuance price of $1.00 per warrant, while the fair value at issuance was estimated to be $0.12 per warrant. Since these private warrants are classified as equity, no further fair value adjustments will be recognized.

At December 31, 2024, assets held in the Trust Account were comprised of $660 in cash and $259,099,118 in U.S. Treasury securities. During the year ended December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2024 are as follows:

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2024	U.S. Treasury Securities	1	$254,264,341	$4,834,778	$259,099,119

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Voyager Acquisition Corp.
Condensed Balance Sheets

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash	$252,350	$668,285
Due from sponsor	-	44,028
Prepaid assets	11,537	-
Total current assets	263,887	712,313
Investments and cash held in Trust Account	267,284,310	259,099,778
Total Assets	$267,548,197	$259,812,091

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$264,876	$5,054
Due to related party	226,445	33,913
Total current liabilities	491,321	38,967

Deferred underwriting commissions	12,045,000	12,045,000

Total Liabilities	12,536,321	12,083,967

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 25,300,000 shares subject to possible redemption at $10.56 and $10.24 per share as of September 30, 2025, and December 31, 2024, respectively	267,284,310	259,099,778

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2025, and December 31, 2024	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 25,300,000 shares and 0 shares subject to possible redemption) at September 30, 2025, and December 31, 2024, respectively	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,325,000 shares issued and outstanding at September 30, 2025, and December 31, 2024(1)	633	633
Additional paid-in capital		-
Accumulated deficit	(12,273,067)	(11,372,287)
Total shareholders’ deficit	(12,272,434)	(11,371,654)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$267,548,197	$259,812,091

(1)	During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 28,750 more shares were issued, but on July 19, 2024 the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. On August 12, the underwriters fully exercised their over-allotment option. As a result, 825,000 Class B ordinary shares were no longer subject to forfeiture. As of December 31, 2024, and September 30, 2025, the Company had 6,325,000 Class B shares outstanding.

The accompanying notes are an integral part of these condensed financial statements.

Voyager Acquisition Corp.
Condensed Statements of Operations (Unaudited)

	Three months ended September 30, 2025	Three months ended September 30, 2024	Nine months ended September 30, 2025	Nine months ended September 30, 2024
General and administrative expenses	$405,805	$529,234	$911,749	$632,082
Loss from operations	(405,805)	(529,234)	(911,749)	(632,082)

Interest income	840	20,273	10,970	20,273
Income from investments held in Trust Account	2,763,576	1,730,852	8,184,532	1,730,852
Unrealized gain on investment held in Trust Account	-	99,803	-	99,803
Total other income	2,764,416	1,850,928	8,195,502	1,850,928
Net income	$2,358,611	$1,321,694	$7,283,753	$1,218,846

Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted	25,300,000	13,750,000	25,300,000	4,616,788
Basic and diluted net income per ordinary share, Class A Redeemable ordinary shares	$0.07	$0.07	$0.23	$0.12

Weighted average shares outstanding of Class B ordinary shares, basic and diluted(1)	6,325,000	5,948,370	6,325,000	5,650,547
Basic net income per ordinary share, Class B ordinary shares	$0.07	$0.07	$0.23	$0.12

(1)	During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 2024, the Company issued an additional 28,750 Class B ordinary shares to the Sponsor, resulting in the Sponsor holding a total of 7,503,750 Class B ordinary shares but on July 19, 2024 the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. On August 12, the underwriters fully exercised their over-allotment option. As a result, 825,000 Class B ordinary shares were no longer subject to forfeiture. As of September 30, 2024, the share and per-share data have been retroactively restated in the unaudited condensed financial statements (see Notes 5 and 7).

The accompanying notes are an integral part of these condensed financial statements.

Voyager Acquisition Corp.

Condensed Statements of Changes in Shareholders’ Deficit

Three and Nine Months Ended September 30, 2025 and 2024 (Unaudited)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2024	-	$-	6,325,000	$633	$-	$(11,372,287)	$(11,371,654)
Accretion for Class A ordinary shares subject to possible redemption	-	-	-	-		(2,691,608)	(2,691,608)
Net income	-	-	-	-	-	2,433,145	2,433,145
Balance – March 31, 2025	-	$-	6,325,000	$633	$-	$(11,630,750)	$(11,630,117)
Accretion for Class A ordinary shares subject to possible redemption	-	-	-	-		(2,729,348)	(2,729,348)
Net income	-	-	-	-	-	2,491,996	2,491,996
Balance – June 30, 2025	-	$-	6,325,000	$633	$-	$(11,868,102)	$(11,867,469)
Accretion for Class A ordinary shares subject to possible redemption	-	-	-	-	-	(2,763,576)	(2,763,576)
Net income	-	-	-	-	-	2,358,611	2,358,611
Balance – September 30, 2025	-	$-	-	$-	$-	$(12,273,067)	$(12,272,434)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2024	-	$-	1	$-	$-	$(5,000)	$(5,000)
Issuance of Class B ordinary shares(1)	-	-	6,325,000	633	24,367	-	25,000
Cancellation of 1 share			(1)	-	-	-	-
Net loss	-	-	-	-	-	(52,040)	(52,040)
Balance – March 31, 2024 (Unaudited)	-	-	6,325,000	633	24,367	(57,040)	(32,040)
Net loss	-	-	-	-	-	(50,808)	(50,808)
Balance – June 30, 2024 (Unaudited)	-	-	6,325,000	633	24,367	(107,848)	(82,848)
Issuance of private units	-	-	-	-	7,665,000	-	7,665,000
Fair value of public warrants	-		-	-	1,429,450	-	1,429,450
Accretion for Class A ordinary shares subject to redemption amount	-	-	-	-	(21,523,669)	-	(21,523,669)
Allocated value of transaction costs to Public and Private warrants	-	-	-	-	(99,682)	-	(99,682)
Reclass of additional paid in capital to accumulated deficit	-	-	-	-	12,504,534	(12,504,534)	-
Net income	-	-	-	-	-	1,321,694	1,321,694
Balance – September 30, 2024 (Unaudited)	-	$-	6,325,000	$633	$-	$(11,290,688)	$(11,290,055)

(1)	During 2024, the Company issued 5,750,000 Class B shares to the Sponsor on January 11 for $25,000, followed by 1,725,000 additional shares on February 16, bringing the total to 7,475,000. On May 31, 2024, the Company issued additional 28,750 Class B ordinary shares to the Sponsor, resulting in the Sponsor holding a total of 7,503,750 Class B ordinary shares. On July 19, 2024, the Company forfeited 1,178,750 shares, leaving 6,325,000 shares outstanding. 825,000 of which were subject to forfeiture. On August 12, 2024, as a result of the underwriters’ election to fully exercise their over-allotment option, 825,000 shares are no longer subject to forfeiture

The accompanying notes are an integral part of these condensed financial statements.

Voyager Acquisition Corp.

Condensed Statements of Cash Flows (Unaudited)

	Nine months ended September 30, 2025	Nine months ended September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$7,283,753	$1,218,846
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from investments held in trust account	(8,184,532)	(1,730,852)
Unrealized gain on investments held in trust account	-	(99,803)
Changes in operating assets and liabilities:
Increase in prepaid assets	(11,537)	-
Increase in accounts payable and accrued expenses	259,822	5,000
Decrease (increase) in amount due from sponsor	44,028	(27,050)
Increase in amount payable to related party	192,532	20,000
Net cash used in operating activities	(415,935)	(613,859)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash deposited in Trust Account	-	(254,265,000)
Net cash used in investing activities	-	(254,265,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of shares to Sponsor	-	25,000
Gross proceeds from initial public offering	-	253,000,000
Proceeds from private placement	-	7,665,000
Payment of offering costs	-	(5,053,246)
Net cash provided by financing activities	-	255,636,754

Net (decrease) increase in cash	(415,935)	757,895
Cash – beginning of the period	668,285	-
Cash – end of the period	$252,350	$757,895

The accompanying notes are an integral part of these condensed financial statements.

Voyager Acquisition Corp.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

September 30, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Voyager Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 19, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of September 30, 2025, the Company had not yet commenced operations. All activity for the period from December 19, 2023 (inception) through September 30, 2025 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On April 22, 2025, Voyager Acquisition entered into a Business Combination Agreement with Veraxa Biotech AG, a Swiss company, and Oliver Baumann, in his capacity as the representative of Veraxa’s shareholders (the “BCA”). Under the BCA, Voyager Acquisition Sponsor Holdco LLC formed a public limited company under Swiss law (“PubCo”), which in turn formed a Cayman Islands exempted company (“Merger Sub”). Pursuant to a Joinder Agreement dated July 16, 2025, PubCo and Merger Sub became parties to the BCA.

The BCA, approved by the boards of directors of both Voyager Acquisition Corp and Veraxa, outlines a two-step transaction: (i) Voyager will merge with and into Merger Sub, which will survive as a wholly owned subsidiary of PubCo (the “Initial Merger”), and (ii) shortly thereafter, Veraxa will merge with and into PubCo, with PubCo as the surviving entity (the “Acquisition Merger”).

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on August 8, 2024. The Initial Public Offering (“IPO”) involved 25,300,000 units (the “Units”), including 3,300,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Public Shares”), and one-half of one redeemable warrant (the “Public Warrants”) with each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $253,000,000 (the “Public Proceeds”) (see Note 3).

Simultaneously with the closing of the IPO, pursuant to the private placement warrant purchase agreement, dated August 8, 2024, between the Company and Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”), and the private placement warrant purchase agreement, dated August 8, 2024, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 7,665,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,665,000 (the “Private Proceeds” and together with the Public Proceeds, the “Offering Proceeds”). In this Private Placement, the Sponsor purchased 5,037,500 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 warrants. The Private Placement Warrants are identical to the Warrants sold in the IPO (see Note 4).

Transaction costs amounted to $17,098,246, consisting of $4,400,000 cash underwriting fee, $12,045,000 of deferred underwriting fee (see additional discussion in Note 7), and $653,246 of other offering costs.

Investments Held in Trust Account

As of August 12, 2024, upon the closing of the Initial Public Offering and the Private Placement, $254,265,000 ($10.05 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in U.S. government treasury obligations, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of public shares if the Company is unable to complete an initial business combination within the completion window, subject to applicable law, and (iii) the redemption of public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of obligation to redeem 100% of public shares if the Company has not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants (as defined in Note 4), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its Class A ordinary shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value equals the redemption value on such date. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the condensed balance sheets until such date that a redemption event takes place.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third-party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 6) prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Second Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will agree not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. However, the Company may hold a shareholder vote at any time to amend its amended and restated memorandum and articles of association to modify the amount of time it will have to consummate an initial Business Combination (as well as to modify the substance or timing of the obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the time periods described herein or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity). As described herein, the initial shareholders, executive officers, directors and director nominees have agreed that they will not propose any such amendment unless the Company provides the public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to pay income taxes), divided by the number of then-outstanding public shares, subject to the limitations described herein.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of September 30, 2025, the Company had cash of $252,350 and a working capital deficit of $227,434. The Company has incurred and expects to continue to incur significant costs in connection with completing a potential business combination. The Company’s mandatory liquidation date, absent a consummated business combination, is August 12, 2026 which is within one year from the issuance date of these condensed financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management intends to complete a business combination within the next six months. In addition, the Company’s Sponsor, officers, and directors have agreed to waive certain future administrative fees to preserve cash resources and may, but are not obligated to, provide working capital loans in such amounts and at such times as they determine in their sole discretion. As such, the accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result should the Company be required to liquidate.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2025. The interim results for the three months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2025 and December 31, 2024, the Company had $252,350 and $668,285, respectively, in cash and cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of cash and U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. The Company classifies its U.S. government treasury bills and equivalent securities as held to maturity in accordance with FASB ASC 320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost and adjusted for the amortization of discounts. The estimated fair values of investments held in the Trust Account are determined using available market information. The interest income, unrealized gain and dividend income on these investments are included in the condensed statements of operations. At September 30, 2025, the assets held in the Trust Account of $267,284,310 were held in money market funds.

As of December 31, 2024, all assets held in the Trust Account were invested in U.S. Treasury bills. These investments had maturity dates within two months of the reporting date. Given the short maturity, fair value is assumed to approximate the amortized cost, and as such, the Treasury bills are recorded at fair value in the Trust Account at the end of the reporting period. As of December 31, 2024, the Trust Account held $259,099,778 in U.S. Treasury bills.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of ordinary shares subject to possible redemption upon the completion of the Initial Public Offering and offering costs allocated to Public and Private Placement Warrants were charged to additional paid-in capital at the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that is included in the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized for jurisdictions where the Company might be subject to income tax.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits, and no amounts accrued for interest and penalties as of September 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets.

Warrant Instruments

The Company assessed Public Warrants and Private Placement Warrants to determine whether they should be classified as equity or liability instruments. This assessment is based on an evaluation of the specific terms of each instrument and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment is based on whether the instrument is freestanding financial instruments pursuant to ASC 480 meets the definition of a liability pursuant to ASC 480, and whether the instrument meets all of the requirements for equity classification under ASC 815, including whether the instrument is indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, the Company accounted for the public warrants issued in Initial Public Offering and the warrants issued in connection with the Private Placement as equity-classified instruments in accordance with ASC 815 as they did not meet the liability criteria.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public ordinary shares subject to redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes change in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and the accumulated deficit. Accordingly, as of September 30, 2025 and December 31, 2024, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

At September 30, 2025 and December 31, 2024, the ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Public offering proceeds	$253,000,000
Less:
Proceeds allocated to Public Warrants	(1,429,450)
Allocation of offering costs related to redeemable shares	(16,998,565)
Plus:
Accretion of carrying value of ordinary shares subject to possible redemption to redemption value	24,527,793
Ordinary shares subject to possible redemption as of December 31, 2024	259,099,778
Accretion of carrying value of ordinary shares subject to possible redemption to redemption value	8,184,532
Ordinary shares subject to possible redemption as of September 30, 2025	$267,284,310

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Remeasurement of carrying value to redemption value of redeemable shares of ordinary shares is excluded from income (loss) per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the public warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the issuance of the shares included in the rights is contingent upon the occurrence of future events.

As of September 30, 2025, the public and private warrants are exercisable to purchase in aggregate, 12,650,000 and 7,665,000 ordinary shares, respectively. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary shares since the inclusion of such rights and warrants would be anti-dilutive. The warrants cannot be converted to shares of ordinary shares prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

	Three months ended September 30, 2025		Three months ended September 30, 2024
	Redeemable Class A	Non- Redeemable Class B	Redeemable Class A	Non- Redeemable Class B
Basic and diluted net income per share:

Numerator:
Allocation of net income	$1,886,889	$471,722	$922,579	$399,115

Denominator:
Weighted average shares outstanding	25,300,000	6,325,000	13,750,000	5,948,370

Basic and diluted net income per share	$0.07	$0.07	$0.07	$0.07

	Nine months ended September 30, 2025		Nine months ended September 30, 2024
	Redeemable Class A	Non- Redeemable Class B	Redeemable Class A	Non- Redeemable Class B
Basic and diluted net income per share:

Numerator:
Allocation of net income	$5,827,002	$1,456,751	$548,064	$670,782

Denominator:
Weighted average shares outstanding	25,300,000	6,325,000	4,616,788	5,650,547

Basic and diluted net income per share	$0.23	$0.23	$0.12	$0.12

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units including 3,300,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

NOTE 4. PRIVATE PLACEMENT

As of August 12, 2024, simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 7,665,000 warrants (the “Initial Private Placement Warrants”). In this Private Placement, the Sponsor purchased 5,037,500 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,627,500 warrants, all at a price of $1.00 per Private Placement Warrant, generating total proceeds of $7,665,000. Each Private Placement Warrant entitles the holder thereof to one Class A ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”) to purchase one Class A ordinary share at $11.50 per share.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor is added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Company’s Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the condensed statements of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	September 30, 2025	December 31, 2024
Cash	$252,350	$668,285
Due from Sponsor	$-	$44,028
Prepaid assets	$11,537	$-
Investments held in Trust Account	$267,284,310	$259,099,778

	Three months ended September 30, 2025	Three months ended September 30, 2024	Nine months ended September 30, 2025	Nine months ended September 30, 2024
General and administrative expenses	$405,805	$529,234	$911,749	$632,082
Interest income	$840	$20,273	$10,970	$20,273
Income from investments held in Trust Account	$2,763,576	$1,730,852	$8,184,532	$1,730,852
Unrealize gain from investments held in Trust Account	$-	$99,803	$-	$99,803

The CODM reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed statements of operations, are the significant segment information provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the condensed statements of operations and described within their respective disclosures.

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. The CODM reviews the status of investments and cash held in the Trust Account and the income generated from this investment to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated August 8, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

A single Class B ordinary share was issued on December 19, 2023, to establish the Company’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 11, 2024, the Company received $25,000 for issuance of 5,750,000 Class B ordinary shares (the “Founder Shares”). The initial shareholders have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters.

On February 16, 2024, the Company issued an additional 1,725,000 Founder Shares (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On May 31, 2024, the Company issued an additional 28,750 Founder Shares (up to 3,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On July 19, 2024, the Company forfeited 1,178,750 Founder shares for no consideration. This adjustment was made to align with the reduction in the offering size and has been retroactively reflected in the Company’s condensed financial statements.

The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 12, 2024, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of September 30, 2025, and December 31, 2024, there were 6,325,000 Founder Shares issued and outstanding.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Administrative Services Agreement

The Company has entered into an agreement, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative and support services. For the three months ended September 30, 2025 and 2024, the Company incurred $30,000 and $15,800, respectively, for these services. As of September 30, 2025, and December 31, 2024, outstanding balances were $135,800 and $45,800, respectively, classified under due to related party in the accompanying condensed balance sheets.

Consulting Services

The Company entered into an agreement, effective from the date of its incorporation, to pay a monthly fee of $15,000 to an entity affiliated with the Company’s Chief Executive Officer for consulting services. This agreement will continue until the earlier of the Company’s consummation of a Business Combination or its liquidation. For the three months ended September 30, 2025 and 2024, the Company incurred $45,000 and $0, respectively, for these services. As of September 30, 2025, and December 31, 2024, outstanding balances were $90,000 and $18,113, respectively, classified under due to related party in the accompanying condensed balance sheets.

Related Party Loans

On January 11, 2024, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the Initial Public Offering. These loans were non-interest-bearing, unsecured and were due at the earlier of December 31, 2024, or the closing of this offering. There were no amounts outstanding under the loans as of September 30, 2025, and December 31, 2024.

Due from Sponsor

The Sponsor covered various formation, operating, and deferred offering costs for the Company. Between December 19, 2023 (inception), and December 31, 2024, the Sponsor paid $228,274 on behalf of the Company. After settling the outstanding amount as of September 30, 2025, and December 31, 2024, the amount due from the sponsor was nil and $44,028 respectively.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company has had no borrowings under the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short-from demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 12, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option.

The underwriters were paid an underwriting discount of $0.20 per unit, or $4,400,000 in the aggregate upon the closing of the Initial Public Offering and $0.45 per unit, or $9,900,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. In addition, an additional $0.65 per unit, or $2,145,000 on units sold pursuant to the underwriters’ options to purchase additional units, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of significant global events, such as the Russia/Ukraine and Israel/Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations and/or ability to complete a business combination, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2025, and December 31, 2024, there were no Class A ordinary shares issued or outstanding excluding 25,300,000 shares and 0 shares, respectively, subject to redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share.

A single Class B ordinary share was issued on December 19, 2023, to establish the Company’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 11, 2024, the Company received $25,000 for issuance of 5,750,000 Class B ordinary shares. The initial shareholders have agreed to forfeit up to an aggregate of 750,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters.

On February 16, 2024, the Company issued an additional 1,725,000 Founder Shares (up to 225,000 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On May 31, 2024, the Company issued an additional 28,750 Founder Shares (up to 3,750 shares of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) for no additional consideration which were retroactively presented on the condensed financial statements.

On July 19, 2024, the Company forfeited 1,178,750 Founder Shares for no consideration. This adjustment was made to align with the reduction in the offering size and has been retroactively reflected in the Company’s condensed financial statements.

The Class B ordinary shares included an aggregate of up to 825,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 12, 2024, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of September 30, 2025, and December 31, 2024, there were 6,325,000 Class B ordinary Shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Warrants

At September 30, 2025, and December 31, 2024, there were 12,650,000 Public Warrants and 7,665,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180%, respectively, of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

●	Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

●	Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

●	Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s public warrants were valued using a Monte Carlo simulation model and were classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the warrants:

Public Warrants
Probability of Initial Business Combination	12.3%
Expected Initial Business Combination date	August 31, 2025
Market price of public stock	$9.94
Weighted term (years)	2.13
Exercise price	$11.50
Volatility	5.30%
Risk-free rate	3.99%

The fair value of the public warrants was estimated to be $1,429,450 at issuance. The Company issued private warrants at an issuance price of $1.00 per warrant, while the fair value at issuance was estimated to be $0.12 per warrant. Since these private warrants are classified as equity, no further fair value adjustments will be recognized.

In March 2025, investments held U.S. Treasury bills were liquidated and all assets held in the Trust Account were invested in a money market fund. The Company did not withdraw any interest income from the Trust Account.

As of September 30, 2025, the Trust Account held $267,284,310 in a money market fund, compared to $259,099,119 held in U.S. Treasury bills and $660 as cash as of December 31, 2024.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The fair values of held-to-maturity securities at September 30, 2025 and the gross holding gains at December 31, 2024 are as follows:

	Description	Level	Fair Value
September 30, 2025	Money market fund	1	$267,284,310

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2024	U.S. Treasury Securities (matured on March 25, 2025)	1	$254,264,341	$4,834,778	$259,099,119

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

ANNEX A: THE BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

by and among

VOYAGER ACQUISITION CORP.,

VERAXA BIOTECH AG

and

Oliver Baumann

dated as of April 22, 2025

Annex A-i

Annex A-ii

Annex A-iii

Schedules

SPAC Disclosure Letter
Company Disclosure Letter
Schedule 7.5(c) PubCo Officers
Schedule 8.1(b) Specified Governmental Authorities

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of April 22, 2025 (the “Signing Date”), is made and entered into by and among Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), Veraxa Biotech AG, a public limited company organized under the Laws of Switzerland (the “Company”), and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders (the “Shareholder Representative”).

RECITALS

WHEREAS, SPAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, following the date hereof, and prior to the Initial Closing, Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company (“Nominee Shareholder”), will form a public limited company organized under the Laws of Switzerland (“PubCo”) with a share capital of CHF100.000. Nominee Shareholder will hold the PubCo shares as a nominee on behalf of SPAC and the SPAC Shareholders, for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities.

WHEREAS, following formation of PubCo, and prior to the Initial Closing, PubCo will form an exempted company limited by shares incorporated under the laws of the Cayman Islands, to be a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), for the purpose of participating in the transactions contemplated herein. Following the formation of each Acquisition Entity, each such Acquisition Entity shall enter into a joinder to this Agreement, in form and substance satisfactory to SPAC (each, a “Joinder”);

WHEREAS, following the execution and delivery of this Agreement, in connection with the Transactions, SPAC and PubCo may enter into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors commit to subscribe for and purchase a specified number of PubCo shares for cash;

WHEREAS, PubCo and SPAC intend that SPAC be merged with and into Merger Sub (the “Initial Merger”) in accordance with this Agreement with Merger Sub surviving the Initial Merger;

WHEREAS, following the execution of this Agreement, PubCo and SPAC will appoint a contribution agent (in such function, the “Contribution Agent”) pursuant to a contribution agent agreement as mutually agreed by the parties thereto (the “Contribution Agent Agreement”) and prior to the Initial Merger Effective Time, (i) Nominee Shareholder will transfer all of the PubCo Ordinary Shares and (ii) the PIPE Investors, if any, will transfer the PIPE Investment Amount to the Contribution Agent;

WHEREAS, subject to the terms and conditions hereof, at the Initial Merger Effective Time and following the transfer of the PubCo Ordinary Shares and the PIPE Investment Amount to the Contribution Agent, (i) SPAC will merge with and into Merger Sub, the separate corporate existence of SPAC will cease and Merger Sub will be the surviving company and wholly owned subsidiary of PubCo; (ii) as part of the Initial Merger, Merger Sub will issue shares of Merger Sub (the “Merger Sub Shares”) to the Contribution Agent, acting in its own name but for the account of SPAC and the SPAC Shareholders; (iii) following the actions described in clause (ii), the Contribution Agent will contribute such Merger Sub shares to PubCo as a contribution to the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) of PubCo and PubCo will issue the PubCo Warrants to be transferred and exchanged for the SPAC Warrants and (iv) following the actions undertaken in clause (iii), the Contribution Agent will transfer the PubCo Ordinary Shares to the SPAC Shareholders, and the PubCo Warrants to holders of SPAC Warrants (clauses (i) through (iii), together with the Initial Merger, the “SPAC Reorganization”);

Annex A-2

WHEREAS, following the consummation of the SPAC Reorganization, Merger Sub will distribute its assets to PubCo as a liquidating distribution and, as soon as reasonably possible following the Transactions, shall be dissolved under the Laws of the Cayman Islands (the “Merger Sub Dissolution”);

WHEREAS, not earlier than one Business Day following the SPAC Reorganization, the Company will merge with and into PubCo (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with PubCo being the surviving entity (PubCo is hereinafter referred to for the periods from and after the Acquisition Effective Time as the “Surviving Corporation”), each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) (the “Cayman Act”) and Swiss Law requirements, as applicable;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the SPAC Reorganization will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the SPAC Reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”);

WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement (the “Sponsor Support Agreement”) signed by the Company, SPAC and Voyager Acquisition Sponsor Holdco, LLC, a Delaware limited liability company (“Sponsor”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (a) to vote in favor of (i) the Transactions and (ii) the other Transaction Proposals, (b) to appear at the SPAC Shareholders’ Meeting for purposes of constituting a quorum, (c) to vote against any proposals that would impede the Transactions or any other Transaction Proposal, (d) not to redeem any SPAC Shares held by Sponsor, (e) not to transfer any SPAC Securities held by Sponsor, and (f) to release SPAC, PubCo, the Company and its Subsidiaries from all claims in respect of or relating to the period prior to the Acquisition Closing, subject to the exceptions set forth therein (with the Company agreeing to release the Sponsor and SPAC on a reciprocal basis);

WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, a Shareholder Voting, Support and Lock-Up Agreements (the “Shareholder Support Agreements”) signed by the Company and certain applicable Company Shareholders, pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Company Shareholders agree (a) to vote in favor of the Transactions, (b) to waive any anti-dilution rights SPAC Class B Ordinary Shares under the SPAC Charter appear at the Company Shareholders’ Meeting for purposes of constituting a quorum, (c) to vote against any proposals that would impede in any material respect the Transactions, (d) not to transfer any Company Shares held by such Company Shareholders and (e) for the period after the Acquisition Closing specified therein, not to transfer certain PubCo Ordinary Shares held by such Company Shareholders, if any, subject to certain exceptions;

WHEREAS, concurrently with delivery of the Joinder, PubCo will enter into a joinder to the Shareholder Support Agreement and the Sponsor Support Agreement, each in form and substance satisfactory to SPAC and the Company;

Annex A-3

WHEREAS, on or prior to the Initial Closing, PubCo, SPAC and the warrant agent thereunder have entered into an assignment assumption and amendment agreement in form and substance reasonably satisfactory to the parties hereto (the “Assignment, Assumption and Amendment Agreement”), pursuant to which SPAC assigns to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement, which amends the Warrant Agreement to change all references to Warrants (as such term is defined therein) to PubCo Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such warrants to PubCo Ordinary Shares) and which causes each outstanding PubCo Warrant to represent the right to receive, from the Initial Closing, one whole PubCo Ordinary Share at an exercise price of $11.50;

WHEREAS, on or prior to the Closing, PubCo, Sponsor, SPAC and certain holders of Company Shares shall enter into a registration rights agreement in form and substance reasonably satisfactory to the parties hereto (the “Registration Rights Agreement”), to be effective as of the Acquisition Closing;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are fair to, advisable and in the best interests of SPAC and constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Sponsor Support Agreement, the Shareholder Support Agreements, and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement by the shareholders of SPAC, and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption; and

WHEREAS, (a) the board of directors of Merger Sub is expected to (i) determine that the Initial Merger is fair to, advisable and in the best interests of Merger Sub, (ii) approve and declare advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions and (b) the sole shareholder of Merger Sub is expected to adopt a resolution by written consent approving this Agreement and the Transactions;

WHEREAS, (a) the board of directors of PubCo is expected to (i) determine that it is fair to, advisable and in the best interests of PubCo to enter into this Agreement and to consummate the Mergers and the other Transactions, and (ii) approve and declare advisable this Agreement, the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, and the Shareholder Support Agreements and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo is expected to adopt a resolution by written consent approving this Agreement and the Transactions; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Mergers and the other Transactions are in the best interests of the Company, (ii) (y) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (z) approved and declared advisable the Sponsor Support Agreement, the Shareholder Support Agreements and the execution, delivery and performance thereof, and (ii) resolved to recommend the adoption of this Agreement by the shareholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub and the Company agree as follows:

Annex A-4

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by Company Shareholders pursuant to Section 2.3(e).

“Acquisition Entity” has the meaning given in the Recitals hereto;

“Action” means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding, including, without limitation, any tax litigation or appeals against tax assessments and/or tax court proceedings, initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account set forth in Section 7.2) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Benefit Plan” means any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), program, policy, practice, Contract or other arrangement, including any compensation, severance, termination pay, deferred compensation, retirement, profit sharing, incentive, bonus, health, welfare, performance awards, share or share-related awards (including stock option, stock purchase, stock ownership, restricted stock unit, or other equity or equity-based compensation), disability, death benefit, life insurance, fringe benefits or other employee benefits or remuneration of any kind, and (b) any employment, indemnification, consulting, retention or stay-bonus agreement, severance, transaction or change-in control agreement, in each case, whether written, unwritten or otherwise, that is or has been sponsored, maintained, contributed to or required to be contributed to by the Company or its Affiliates for the benefit of any current or former employee, director, commissioner or officer, consultant or contractor of the Company and its Subsidiaries in each case other than any statutory benefit plan mandated by Law;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases) technical, business and other information, including Personal Data;

“Business Day” means a day on which commercial banks are open for business in New York, USA, the Cayman Islands and Zurich, Switzerland, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“Closing Company Accounts” means the audited consolidated accounts of the Company as of December 31, 2024;

Annex A-5

“Closing Date” shall mean each of the Initial Closing Date and the Acquisition Closing Date;

“Code” means the Internal Revenue Code of 1986;

“Company Accounts” means (i) as of the Signing Date, the unaudited consolidated balance sheet of the Company as of the Company Accounts Date, and the audited consolidated statements of income and profit and loss, and cash flows, for the 12 month period ending as of the Company Accounts Date, and (ii) as of the Closing Date, the audited consolidated balance sheet of the Company as of the Company Accounts Date, and the audited consolidated statements of income and profit and loss, and cash flows, for the 12 month period ending as of the Company Accounts Date;

“Company Accounts Date” means December 31, 2023 and December 31, 2024;

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 20% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 20%, by voting power, of the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or of the Company’s Controlled Affiliates which comprise more than 20% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 20% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 20% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise); provided, however, that none of the transactions or potential transactions (should they occur) listed on Section 6.1 of the Company Disclosure Letter, individually or together with any other transaction or potential transaction (should it occur) listed on Section 6.1 of the Company Disclosure Letter, shall constitute a Company Acquisition Proposal or be considered in determining whether the percentage thresholds in this definition have been met;

“Company Charter” means the articles of association of the Company;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound;

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.2 (Capitalization and Voting Rights), 3.3 (Corporate Structure; Subsidiaries), 3.4 (Authorization), 3.7 (Tax Matters), 3.16 (Brokers), 3.14 (Intellectual Property Rights);

Annex A-6

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, (h) any Events that are cured by the Company prior to the Acquisition Closing, or (i) any worsening of the Events referred to in clauses (b), (d), (e), or (g) to the extent existing as of the date of this Agreement; provided, however, that in each case, any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect;

“Company Shareholder” means any holder of any Company Shares;

“Company Shares” means the Ordinary Shares; provided, that, when referenced herein, shall also mean the Equity Securities of any Subsidiary of the Company, as the context so requires;

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions and (c) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company or any of its Subsidiaries pursuant to any agreement to which the Company or any of its Subsidiaries is a party prior to the Acquisition Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions along with the employer portion of any related payroll or other employment Taxes;

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” in relation to any person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person or (b) the ability to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

Annex A-7

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety;

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code;

“Escrow Agreement” means that certain escrow agreement by and among PubCo, the Shareholder Representative and the Sponsor, in form and substance reasonably satisfactory to the parties thereto.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” means the quotient obtained by dividing the Price per Share by $10.00;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and the Subsidiaries, and “Group Company” means any of them;

Annex A-8

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally;

“Indemnified Party” means the Sponsor.

“Indemnity Escrow Account” means the “Escrow Account” as defined in the Escrow Agreement.

“Indemnity Escrow Shares” has the meaning set forth in Section 11.2.

“Initial Merger Consideration” means the sum of all PubCo Ordinary Shares receivable by SPAC Shareholders pursuant to Section 2.2(e)(ii);

“Intellectual Property” means all intellectual property rights in any and all jurisdictions worldwide, including: (a) Patents, (b) Trademarks, (c) copyrights, and mask works, (d) Trade Secrets, (e) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (f) registrations, applications, and renewals for any of the foregoing in (a)-(d), and (g) all rights in the foregoing; provided, however, that the term “Intellectual Property” shall not include and expressly excludes any Business Data (or any intellectual property or other rights therein);

“Investment Company Act” means the Investment Company Act of 1940;

“IFRS” means the International Financial Reporting Standards.

“Joinders” means joinders to this Agreement, in form and substance satisfactory to SPAC, to be executed and delivered by each Acquisition Entity following their formations.

“Knowledge of SPAC” or any similar expression means the actual knowledge, following due inquiry, of Warren Hosseinion, M.D. and Adeel Rouf;

“Knowledge of the Company” or any similar expression means the actual knowledge, following due inquiry, of Christoph Antz, M.D., Heinz Schwer, Torsten Bürgermeister, Beat Klaeui, and Oliver R. Baumann;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

Annex A-9

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Licensed IP” means Intellectual Property licensed to the Company or any of its Subsidiaries from a third party that is material to the operation of the business of the Company and its Subsidiaries as presently conducted and contemplated to be conducted;

“Material Contracts” means, collectively, each Company Contract that:

(i)	involves obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the last 12 months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $250,000 in the next 12 months after the date of this Agreement;

(ii)	is with a Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants) with an amount of over $100,000;

(iii)	involves (A) indebtedness for borrowed money or (B) an extension of credit, a guaranty, surety or assumption of any obligation or any secondary or contingent Liabilities, deed of trust, or the grant of a Security Interest, in each case with an amount higher than $250,000;

(iv)	involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $250,000;

(v)	involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration with an amount higher than $250,000;

(vi)	involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any personal property (except for personal property leases in the Ordinary Course and involving payments of less than $250,000 in the last 12 months prior to the date of this Agreement or expected payments of less than $250,000 in the next 12 months after the date of this Agreement);

(vii)	involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments of an amount higher than $250,000;

(viii)	is a collective bargaining agreement with a Union; or

(ix)	is with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $125,000;

Annex A-10

“Merger Sub Dissolution” has the meaning given in the Recitals hereto;

“Non-Compete Agreements” means the noncompete agreements between PubCo and each Person who is a Senior Management Member.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person, or interpretations whether taken prior to or following the date of this Agreement;

“Ordinary Shares” has the meaning given to that term in the Company Charter;

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended;

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrance” means (a) Security Interests for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Security Interests arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Security Interests that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Security Interests thereon, (ii) any Security Interests permitted under the Company Lease, and (iii) any Security Interests encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Security Interests and Security Interests securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Security Interests arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) any other Security Interests that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Security Interest and (k) any Security Interest disclosed in Section 1.1 of the Company Disclosure Letter;

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

Annex A-11

“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any Privacy Laws;

“Plan of Initial Merger” means a plan of merger in respect of the Initial Merger, in form and substance reasonably satisfactory to the Parties;

“Price per Share” means the quotient of $1,300,000,000 divided by the issued and outstanding Company Shares, on a fully diluted basis;

“Privacy Laws” means all Laws applicable to or otherwise concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements;

“Process” or “Processing” means, with respect to Personal Data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Data;

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union and Switzerland); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;

“PubCo Ordinary Shares” means ordinary shares of PubCo, par value $0.000001 per share, as defined in the PubCo Charter;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

Annex A-12

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director, commissioner or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Law;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933;

“Security Incident” means a data breach or other security incident that results in unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of Personal Data;

“Security Interest” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other similar encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, voting trust agreement, option or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use, except for any of the foregoing referred to in clauses (a), (b) or (c) above created by or arising under any Transaction Documents, applicable Law or otherwise arising by statutes;

“Senior Management Members” means Christoph Antz, M.D., Heinz Schwer, Torsten Bürgermeister, Steffen Dickopf, Paul Sauter and Christoph Erkel;

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Acquisition Merger Consideration, as applicable;

“Social Insurance” means any form of social insurance required under applicable Law, including social security, employment, unemployment or employee insurance, workmen’s compensation and medical insurance, and any contribution payable therewith to any Governmental Authority or social welfare organization;

Annex A-13

“SPAC Accounts Date” means December 31, 2024;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, other than the Private Placement;

“SPAC Charter” means the Amended and Restated Memorandum of Association of SPAC, as adopted by special resolution, dated as of May 31, 2024, as amended or restated from time to time;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as defined in the SPAC Charter;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as defined in the SPAC Charter;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Acquisition Closing, (g) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (g) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition), or (h) any worsening of the Events referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of this Agreement; provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the amount of SPAC Share Redemptions or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with SPAC Charter) in connection with the Transaction Proposals;

Annex A-14

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholders’ Approval” means (a) the approval of the Business Combination by Ordinary Resolution (as defined in the SPAC Charter) and the approval of this Agreement, the Plan of Initial Merger and the Initial Merger by an affirmative vote of the holders of at least two-thirds of the SPAC Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with the SPAC Charter) at a SPAC Shareholders’ Meeting duly called by the SPAC Board held for such purpose and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of SPAC in order for the Acquisition Closing to be consummated;

“SPAC Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC, the Acquisition Entities or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including deferred underwriting fees), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) Transfer Taxes, and (c) any and all filing fees to the Governmental Authorities in connection with the Transactions;

“SPAC Unit” means the units issued in SPAC’s IPO or the exercise of the underwriters’ overallotment option consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

“SPAC Warrants” means all outstanding and unexercised warrants to acquire SPAC Class A Ordinary Shares;

“Subsidiary” means, with respect to a Person, an entity of which a majority of both the economic interests and voting interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively;

“Swiss Law” means all federal, state, or local laws applicable in Switzerland, as amended from time to time;

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto, and any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, and in each case, whether disputed or not;

Annex A-15

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;

“Trade Secrets” means confidential or proprietary information and any know how and other inventions, processes, models, methodologies and other information that (a) derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, and other forms indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Sponsor Support Agreement, the Shareholder Support Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents, the Non-Compete Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;

“Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions;

“Union” means any union, works council or other employee representative body;

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as determined in good faith by PubCo; and

“Warrant Agreement” means the Warrant Agreement, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

Annex A-16

Section 1.2. Other Definitions.

A&R Articles of Merger Sub	2.2(c)
Acquisition Closing	2.3(a)
Acquisition Closing Date	2.3(a)
Acquisition Effective Time	2.3(a)
Acquisition Entity	V
Acquisition Merger	Recitals
Acquisition Merger Filing Documents	2.3(a)
Agreement	Preamble
Agreement End Date	10.1(g)
Anticorruption Laws	3.6(d)
Articles of the Surviving Corporation	2.3(c)
Assignment, Assumption and Amendment Agreement	Recitals
Assumed Option	2.3(e)(iv)(1)
Cayman Act	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	8.2(b)(ii)
Company Certificates	2.5(d)
Company Cure Period	10.1(e)
Company Director	2.4(a)(ii)
Company Disclosure Letter	III
Company Lease	3.13(b)
Company Material Lease	3.13(b)
Company Non-Recourse Party	12.18
Company Shareholders’ Approval	3.4
Company Shareholders’ Meeting	8.2(c)
Dissenting Shares	2.6(a)
Exchange Agent	2.5(a)
Founder	Recitals
Initial Closing	2.2(a)
Initial Closing Date	2.2(a)
Initial Merger	Recitals
Initial Merger Effective Time	2.2(a)
Initial Merger Filing Documents	2.2(a)
Intended Tax Treatment	Recitals
Interim Period	6.1
Investment Amount	4.18(a)
Investors	Recitals
IPO	12.1
IT Systems	3.14(d)
JOBS Act	4.14
Letter of Transmittal	2.5(a)
Lost Certificate Affidavit	2.5(f)
Majority Holders	3.6(g)
Material Permits	3.6(g)
Merger Sub	Preamble
Merger Sub Share	5.2(a)
Mergers	Recitals
Mutual Fund Investors	2.2(a)

Annex A-17

PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Private Placement	Recitals
Pro Rata Basis	11.2
Proxy/Registration Statement	8.2(a)(i)
PubCo	Preamble
PubCo Incentive Equity Plan	5.12
PubCo Shares	5.2(a)
PubCo Warrant	2.2(e)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Shareholder Representative	Preamble
Shareholder Support Agreements	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Certificates	2.5(b)
SPAC Cure Period	10.1(f)
SPAC Director	2.4(a)(ii)
SPAC Disclosure Letter	IV
SPAC Financial Statements	4.7(a)
SPAC Non-Recourse Party	12.18
SPAC SEC Filings	4.12
SPAC Shareholders’ Meeting	8.2(b)(i)
Specified Governmental Authority	8.1(b)
Sponsor	Recitals
Sponsor Affiliate	Recitals
Sponsor Support Agreement	Recitals
Stockholder Certificates	2.5(d)
Stockholder Litigation	85
Subsequent Merger	2.2(f)
Subsequent Survivor	2.2(f)
Surviving Corporation	Recitals
Terminating Company Breach	10.1(e)
Termination Fee	10.3(a)
Terminating SPAC Breach	10.1(f)
Transaction Proposals	8.2(a)(i)
Transmittal Documents	2.5(d)
Trust Account	12.1
Trust Agreement	4.13
Trustee	4.13
Veraxa Group	12.19(b)
Voyager Group	12.19(a)

Annex A-18

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP or, with respect to the Company, IFRS.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Acquisition Effective Time shall be construed to mean the Surviving Corporation and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Annex A-19

ARTICLE II
TRANSACTIONS; CLOSING

Section 2.1. Organizational Documents of PubCo. At the Initial Merger Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Initial Merger Effective Time, shall be amended and restated to read in their entirety in form and substance reasonably satisfactory to the parties hereto (the “PubCo Charter”), and, as so amended and restated, shall be the articles of association of PubCo, until thereafter amended in accordance with the terms thereof and applicable Swiss Law.

Section 2.2. The Initial Merger.

(a) Transfer of PubCo Ordinary Shares to Contribution Agent. Prior to the Initial Closing (defined below), Nominee Shareholder shall transfer to the Contribution Agent into escrow the PubCo Ordinary Shares held by Nominee Shareholder, subject to the terms and conditions of the Contribution Agent Agreement.

(b) Initial Merger. On the date which is three Business Days after the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Initial Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the Initial Closing, SPAC, PubCo and Merger Sub shall cause SPAC to be merged with and into Merger Sub, with Merger Sub being the surviving company in the Initial Merger (the day on which the Initial Closing occurs, the “Initial Closing Date”). On the Initial Closing Date, SPAC and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Initial Merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”). The Initial Merger shall become effective at the time when the Plan of Initial Merger has been accepted for filing by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by Merger Sub and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger (the “Initial Merger Effective Time”).

(c) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Merger Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and Merger Sub shall thereafter exist as a wholly owned subsidiary of PubCo (until the Merger Sub Dissolution) and the separate corporate existence of SPAC shall cease to exist.

(d) Organizational Documents of Merger Sub. At the Initial Merger Effective Time, the Organizational Documents of Merger Sub, as in effect immediately prior to the Initial Merger Effective Time, shall be the memorandum and articles of association of Merger Sub, until thereafter amended in accordance with the terms thereof and the Cayman Act.

Annex A-20

(e) Directors and Officers of Merger Sub. At the Initial Merger Effective Time, the board of directors and officers of Merger Sub and SPAC shall cease to hold office, and the board of directors of Merger Sub and the officers of Merger Sub shall be appointed as determined by the Company, each to hold office in accordance with the A&R Articles of Merger Sub until they are removed or resign in accordance with the A&R Articles of Merger Sub or until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub. At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any action on the part of any party hereto or the holders of securities of SPAC or Merger Sub:

(i) SPAC Units. Each SPAC Unit outstanding immediately prior to the Initial Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 2.2(f).

(ii) SPAC Ordinary Shares. Immediately following the separation of each SPAC Security in accordance with Section 2.2(f)(i), and subject to Section 2.2(f)(iv) each SPAC Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be cancelled and cease to exist. As of the Initial Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to SPAC.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to SPAC Shares and be assumed by PubCo and converted into a warrant to purchase one PubCo Ordinary Share (each, a “PubCo Warrant”). Each PubCo Warrant shall, to the extent compatible with Swiss Law, continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect subsidiary of SPAC immediately prior to the Initial Merger Effective Time, such SPAC Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Merger Sub Shares. The Merger Sub Shares issued in exchange for the SPAC assets and liabilities transferred to Merger Sub upon consummation of the Initial Merger will be issued to the Contribution Agent, acting in its own name but for the account of the SPAC and the SPAC Shareholders.

(g) Contribution of Merger Sub Shares to PubCo. Immediately after the Initial Merger, and pursuant to the same plan of reorganization, the Contribution Agent shall contribute to PubCo, free and clear of all Liens, the Merger Sub Shares without consideration as an equity contribution into the capital contribution reserves (Zuschuss in die Kapitaleinlagereserven) (the “Contribution”).

(h) Delivery of PubCo Ordinary Shares to SPAC Shareholders and PubCo Warrants to holders of SPAC Warrants. Following the consummation of the Initial Merger and the Contribution, the Contribution Agent shall deliver to (i) the SPAC Shareholders, the PubCo Ordinary Shares transferred to the Contribution Agent by the Nominee Shareholder, (ii) to the holders of SPAC Warrants, the PubCO Warrants and (iii) newly issued PubCo Ordinary Shares to the PIPE Investors, if any.

Annex A-21

(i) Merger Sub Dissolution. Following the consummation of the Initial Merger and the Contribution, Merger Sub shall distribute all of its assets and liabilities to PubCo as liquidating distributions and Merger Sub shall adopt a resolution to dissolve under Cayman Law.

Section 2.3. The Acquisition Merger.

(a) Acquisition Merger. As soon as practicable following twenty-four hours following the Initial Merger Effective Time and the time on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Acquisition Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by PubCo (with the prior written consent of the SPAC Director and the Company Director) and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Acquisition Merger (the “Acquisition Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.10. At the Acquisition Closing, PubCo and the Company shall cause the Company to be merged with and into PubCo, with PubCo being the surviving company in the Acquisition Merger (the day on which the Acquisition Closing occurs, the “Acquisition Closing Date”). On the Acquisition Closing Date, upon the Acquisition Closing, the Company and PubCo shall execute and cause to be filed to the respective commercial register such documents as may be required in accordance with Swiss Law or by any other applicable Law to make the Acquisition Merger effective (the “Acquisition Merger Filing Documents”). The Acquisition Merger shall become effective at the time when the Acquisition Merger has been registered with the respective commercial register (the “Acquisition Effective Time”).

(b) Effect of the Acquisition Merger. At and after the Acquisition Effective Time, the Acquisition Merger shall have the effects set forth in this Agreement, and the applicable provisions of Swiss Law. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and PubCo shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of PubCo as the surviving company, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement and the other Transaction Documents to which the Company or PubCo is a party, and the separate corporate existence of the Company shall cease to exist.

(c) Organizational Documents of the Surviving Corporation. At the Acquisition Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Acquisition Effective Time, shall be amended and restated to read in their entirety in form and substance reasonably satisfactory to the parties hereto (the “Articles of the Surviving Corporation”), and, as so amended and restated, shall be articles of association of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Swiss Law.

(d) Directors and Officers of the Surviving Corporation. At the Acquisition Effective Time, the board of directors and officers of PubCo shall cease to hold office, and the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall be appointed as determined by the Company, each director and officer to hold office in accordance with the Articles of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

Annex A-22

(e) Effect of the Acquisition Merger on Issued Securities of the Company. At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of the Company:

(i) Ordinary Shares. Each Ordinary Share issued and outstanding immediately prior to the Acquisition Effective Time, other than any (A) shares referred to in Section 2.3(e)(ii) and (B) Dissenting Shares, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the applicable Transmittal Documents in accordance with Section 2.5, such fraction of a newly issued PubCo Ordinary Share that, to the extent compatible with applicable Swiss Law, is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.5(i). As of the Acquisition Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.6(a)).

(ii) Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect subsidiary of the Company immediately prior to the Acquisition Effective Time, such Company Shares shall, to the extent compatible with Swiss Law, be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

Section 2.4. Closing Deliverables.

(a) At the Initial Closing,

(i) the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an officer of the Company, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to PubCo a resignation letter, duly executed by the SPAC Director, providing for the SPAC Director’s automatic resignation from the board of directors of PubCo upon the Acquisition Closing; and

(iii) SPAC shall deliver or cause to be delivered to the Company, a certificate signed by an officer of SPAC, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled.

(b) At the Acquisition Closing,

(i) PubCo shall deliver or cause to be delivered to the Company copies of the written resignations of (A) all of the directors and officers of PubCo, effective as of the Acquisition Effective Time and (B) of all the directors and officers of SPAC and Merger Sub, effective as of the Initial Merger Effective Time;

Annex A-23

(ii) PubCo shall pay or cause to be paid by wire transfer of immediately available funds (A) all accrued and unpaid Company Transaction Expenses and (B) all accrued and unpaid SPAC Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than two Business Days prior to the Acquisition Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, provided that in case such Company Transaction Expenses or SPAC Transaction Expenses shall be paid by issuance of PubCo Ordinary Shares, settlement thereof shall occur as of the Acquisition Closing Date.

Section 2.5. Surrender of Company Equity Securities and SPAC Equity Securities and Disbursement of Shareholder Merger Consideration.

(a) Prior to the Initial Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Company Shares for a number of PubCo Ordinary Shares and (ii) SPAC Ordinary Shares for a number of PubCo Ordinary Shares, each in accordance with the provisions of this Agreement, the Plan of Initial Merger and applicable Laws. At or as promptly as practicable following the Initial Merger Effective Time or the Acquisition Effective Time, as the case may be, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and SPAC (each a “Letter of Transmittal”).

(b) Notwithstanding any other provision of this Section 2.5, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to (i) SPAC Shareholders entitled to PubCo Ordinary Shares or (ii) Company Shareholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo issuing such PubCo Ordinary Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each SPAC Shareholder and Company Shareholder shall hold such PubCo Ordinary Shares in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Ordinary Shares.

(c) Each SPAC Shareholder shall be entitled to receive its portion of the Initial Merger Consideration in respect of the SPAC Ordinary Shares and in the form of Merger Sub Shares as set forth in Section 2.2(f)(iv) as soon as reasonably practicable after the Initial Merger Effective Time.

(d) Each Company Shareholder shall be entitled to receive its portion of the Shareholder Merger Consideration in respect of the Ordinary Shares and in the form of PubCo Ordinary Shares, as set forth in Section 2.3(e)(i) and (ii) (excluding any Company Shares described in Section 2.3(e)(iii) or Dissenting Shares), as soon as reasonably practicable after the Acquisition Effective Time, but subject, to the extent compatible with Swiss Law, to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Certificates” and together with the SPAC Certificates, the “Stockholder Certificates” (or a Lost Certificate Affidavit)) and (ii) a properly completed and duly executed Letter of Transmittal (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.5(c), as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Acquisition Effective Time for all purposes only the right to receive such portion of the Acquisition Merger Consideration attributable to such Company Shares (as evidenced by the Company Certificate).

Annex A-24

(e) To the extent permitted by applicable Laws, if any portion of the Shareholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Stockholder Certificate is registered immediately prior to the Initial Merger Effective Time or Acquisition Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Charter and in case of SPAC Shares, the transfer of such SPAC Shares shall have been permitted in accordance with the terms of the SPAC Charter, (ii) the recipient of such portion of the Shareholder Merger Consideration, or the Person in whose name such portion of the Shareholder Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iii) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, and to the extent permitted by applicable Law, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the SPAC Shareholder or Company Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Corporation with respect to the Company Shares or SPAC Shares, as applicable, represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 2.5(f) shall, unless the context otherwise requires, be treated as a Stockholder Certificate for all purposes of this Agreement.

(g) After the Acquisition Effective Time, the shareholders register of the Company shall be closed, and thereafter there shall be no further registration on the shareholders register of the Surviving Corporation of transfers of Company Shares that were issued and outstanding immediately prior to the Acquisition Effective Time. After the Initial Merger Effective Time, the register of members of SPAC shall be closed, and thereafter there shall be no further registration on the register of members of SPAC of transfers of SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Acquisition Effective Time (in the case of Company Shares) or the Initial Merger Effective Time (in the case of SPAC Shares) will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Acquisition Effective Time or SPAC Shares that were issued and outstanding immediately prior to the Initial Merger Effective Time (as applicable) in either case until the holders of record of such Company Shares or SPAC Shares (as applicable) shall have provided the applicable Transmittal Documents in accordance with Section 2.5(c) and Section 2.5(d). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Shareholder Merger Consideration and the amount of any such dividends or other distributions with a record date after the Acquisition Effective Time or the Initial Merger Effective Time, as applicable, theretofore paid with respect to such PubCo Ordinary Shares.

(h) All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to SPAC Shares or Company Shares, as applicable, represented by such Stockholder Certificates. To the extent permitted by applicable Law, any portion of the Shareholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.5(a) that remains unclaimed by SPAC Shareholders or Company Shareholders one year after the Initial Merger Effective Time shall be returned to PubCo, upon demand, and any such SPAC Shareholder or Company Shareholder, as applicable, who has not exchanged its SPAC Shares or Company Shares, as applicable, for the applicable portion of the Shareholder Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to PubCo for payment of the portion of the Shareholder Merger Consideration in respect of such SPAC Shares or Company Shares, as applicable, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, PubCo or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(i) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of the applicable class of PubCo Ordinary Shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares of the applicable class issued to such Person rounded up in the aggregate to the nearest whole PubCo Ordinary Share of such class.

Section 2.6. Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under Swiss Law, Company Shares that are outstanding immediately prior to the Acquisition Effective Time and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Article 8 of the Swiss Merger Act and otherwise complied with all of the provisions of Swiss Law relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable Shareholder Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under Swiss Law. The Company Shares owned by any Company Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Swiss Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Effective Time, the right to receive the applicable Shareholder Merger Consideration, without any interest thereon.

(b) Prior to the Acquisition Closing, the Company shall give PubCo prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands and the Company and PubCo shall reasonably cooperate in all negotiations and proceedings with respect to such dissenters’ rights in accordance with applicable Swiss Law.

Section 2.7. Withholding. Each of the Surviving Corporation, PubCo and Merger Sub (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts subject to compensatory withholding, the Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, PubCo or Merger Sub (or their Affiliates or Representatives), as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 2.8. Earnout.

(a) Subject to adjustment pursuant to Section 2.8(c) below, the Company Shareholders shall have the right to receive an aggregate of up to 5,000,000 additional PubCo Ordinary Shares (the “Earnout Shares”) during each of the three fiscal years after the Closing Date in accordance with this Section 2.10 and applicable Swiss Law. PubCo shall issue and the Company Shareholders shall have the right to receive their respective portions of the Earnout Shares as described in the immediately following sentence. In the event (each, an “Earnout Event”) that:

(i) the VWAP of the PubCo Shares equals or exceeds $11.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2026 (the “Initial VWAP Condition”), then PubCo shall issue an aggregate of 1,667 PubCo Shares (the “Initial VWAP Shares”) to the Company Shareholders;

(ii) the VWAP of the PubCo Shares equals or exceeds $12.50 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2027 (the “Second VWAP Condition”), then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,667 PubCo Shares (the “Second VWAP Shares”), and (B) if the Initial VWAP Shares have not been issued pursuant to Section 2.8(a)(i), the Initial VWAP Shares; and

(iii) the VWAP of the PubCo Shares equals or exceeds $14.00 for 20 trading days during any 30 consecutive trading day period prior to December 31, 2028 (the “Third VWAP Condition” and together with the Initial VWAP Condition and the Second VWAP Condition, each a “VWAP Condition”), then PubCo shall issue to the Company Shareholders (A) an aggregate of 1,666 PubCo Shares to the Company Shareholders, (b) if the Initial VWAP Shares have not been issued pursuant to Section 2.8(a)(i) or Section 2.8(a)(ii), the Initial VWAP Shares, and (c) if the Second VWAP Shares have not been issued pursuant to Section 2.8(a)(ii), the Second VWAP Shares.

(b) Issuances of Earnout Shares, if any, shall be made promptly (and in any event no later than the third Business Day) following, as applicable, (i) the filing of PubCo’s Annual Report on Form 20-F for the applicable period or (ii) satisfaction of a VWAP Condition. PubCo shall, or shall cause its transfer agent to, provide evidence of such issuance to each Company Shareholder promptly thereafter.

(c) The applicable number of Earnout Shares issued for each applicable Earnout Event, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Shares after the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC and each Acquisition Entity the following, except as set forth in the disclosure letter delivered to SPAC and the Acquisition Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, subject to Section 12.11, be deemed to be part of the representations and warranties made hereunder.

Section 3.1. Organization, Good Standing and Qualification. Each Group Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Group Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. As of the date of this Agreement, the Company Charter and the Shareholders’ Agreement, each as in effect as of the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are true and correct.

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Section 3.2. Capitalization and Voting Rights.

(a) The Company and its Subsidiaries.

(i) The validly issued share capital, registered capital or charter capital of each Group Company as of the date of this Agreement is set forth in Section 3.2(a) of the Company Disclosure Letter. With respect to the share capital of the Company as of the date of this Agreement, Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis): (A) outstanding Ordinary Shares, by class or series; (B) outstanding Preferred Shares, by class or series, if any, for the avoidance of doubt, with regard to (A) and (B), including any outstanding Ordinary Shares or Preferred Shares, if any, as registered in the commercial register as well as any outstanding Ordinary Shares or Preferred Shares issued out of conditional share capital based on exercised option or conversion rights not yet registered in the commercial register; (C) warrants and other share purchase rights, if any; (D) outstanding share options, restricted share units and other equity incentive awards; and (E) reserved but unissued shares under any equity incentive plan of the Company.

(ii) All Company Shares that are issued and outstanding (A) have been duly authorized and have been validly issued and are fully paid, not liable for additional contributions (keine Nachschusspflicht) and no repayments or refunds in whole or in part, neither openly nor concealed have been made, nor have any stocks, shares or other participations been reduced or impaired by losses or drawings, (B) were issued, in compliance in all material respects with applicable Law, and (C) were not issued in breach or violation of any preemptive rights or Contract. No concealed contributions in kind (verdeckte Sacheinlagen) have been made into Group Companies.

(b) No Other Securities. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no other authorized, outstanding or issued Equity Securities of any Group Company; (ii) no Group Company is obligated to issue, sell or transfer any Equity Securities of such Group Company other than Equity Securities issuable upon conversion of Preferred Shares; (iii) no Group Company has granted any registration rights or information rights to any other Person, nor is any Group Company obliged to list any of its Equity Securities on any securities exchange; (iv) there are no phantom shares, virtual shares or virtual options, and there are no voting or similar agreements entered into by a Group Company which relate to the share capital, registered capital or charter capital of such Group Company; and (v) no Group Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Group Company on any matter or any agreements to issue such bonds, debentures, notes or other obligations and (vi) the Company’s share register, the register of beneficial owners and the share transfer records are complete and correct and have been maintained in accordance with good business practices and the applicable legal requirements.

(c) Options, Restricted Stock and RSUs of Senior Management Members. Section 3.2(c) of the Company Disclosure Letter sets forth each outstanding stock option, share of restricted stock and restricted stock unit held by a Senior Management Member and issued by the Company, including, with respect to each award, as applicable, (i) the holder, (ii) the number of units or shares underlying the award, and (iii) the exercise price.

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Section 3.3. Corporate Structure; Subsidiaries.

(a) Except as set forth in Section 3.3 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is obligated to make any investment in, or capital contribution to, or on behalf of, any other Person (other than the Company and any of its Subsidiaries) in excess of $250,000 individually or $500,000 in the aggregate.

(b) The Company holds undivided and unrestricted title to all shareholdings attributed to its Subsidiaries. The Company Shares of Subsidiaries are free of any claims, rights and privileges of third parties. In particular, neither liens, security interests, usage rights, fiduciary relationships or similar rights, nor conversion rights, call options, pre-emption rights or option rights or similar purchase options of third parties exist, including rights regarding the issuance of new shares or regarding the granting of voting rights. There are no agreements or obligations as to the granting of such rights to third parties, and no third party has asserted any such claims.

Section 3.4. Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of the Company Shareholders’ Approval. Except for the Company Shareholders’ Approval, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations hereunder and thereunder (including any board approval) have been taken prior to the execution and delivery of this Agreement, subject to the filing of the Acquisition Merger Filing Documents. This Agreement and the other Transaction Documents to which the Company is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Transactions contemplated hereby is the respective vote required under the Company Charter (collectively, the “Company Shareholders’ Approval”).

Section 3.5. Consents; No Conflicts. Assuming the representations and warranties in Article IV and Article V are true and correct, except (a) as otherwise set forth in the Company Disclosure Letter, (b) for the Company Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect as of the date of this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Law, (D) any Material Contract or (ii) result in the creation of any Security Interest upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities laws, this Agreement, the Company Charter and Permitted Encumbrances or (iii) result in the filing or commencement of insolvency proceedings or other enforcement measures upon any of the properties or assets of any Group Company or (iv) result in the repayment of any governmental subsidies, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a Company Material Adverse Effect.

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Section 3.6. Compliance with Laws; Consents; Permits. Except as disclosed in Section 3.6 of the Company Disclosure Letter:

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and have been since December 31, 2022, in compliance with all applicable Law; and (ii) neither the Company nor any of its Subsidiaries is, to the Knowledge of the Company, under investigation with respect to a violation of any applicable Law.

(b) Since December 31, 2022, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and, to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, which revocation, suspension, compliance or remedial actions (or the failure of the Company or any of its Subsidiaries to undertake them) would have a Company Material Adverse Effect.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or, to the Knowledge of the Company, investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anticorruption Laws or Sanctions, and to the Knowledge of the Company, no such proceeding, demand, inquiry, investigation or hearing has been threatened in writing.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners, officers, employees, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(e) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners or officers has ever been found by a Governmental Authority to have violated any Anticorruption Laws or is subject to any indictment or any government investigation with respect to any Anticorruption Laws.

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(f) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, commissioners, officers or employees, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and, to the Knowledge of the Company, no Prohibited Person has been given an offer to become an employee, officer, consultant, director or commissioner of the Company or any of its Subsidiaries. None of the Company nor any of its Subsidiaries has knowingly conducted or agreed to conduct any business, or knowingly entered into or agreed to enter into any transaction with a Prohibited Person or otherwise violated Sanctions.

(g) Each of the Group Companies has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect.

Section 3.7. Tax Matters.

(a) Except in each case as to matters that would not, individually or in the aggregate, be material to the Group Companies, (i) each of the Group Companies has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 3.7(a), all such Tax Returns have been examined by the relevant Governmental Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Group Companies, threatened, with respect to Taxes of the Group Companies or for which a Security Interest may be imposed upon any of the Group Companies’ assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Group Companies for which a Security Interest may be imposed on any of the Group Companies’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) each Group Company has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Governmental Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Group Companies; (vii) none of the assets of any Group Company is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Security Interest (other than Permitted Encumbrances) for Taxes upon any of the assets of the Group Companies; (ix) there is no outstanding request for a ruling from any Governmental Authority, request for a consent by a Governmental Authority for a change in a method of accounting, subpoena or request for information by any Governmental Authority, or closing agreement with any Governmental Authority (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to any Group Company; (x) except as set forth on Schedule 3.7(a), no claim has been made by a Governmental Authority in a jurisdiction where any Group Company has not paid any tax or filed Tax Returns, asserting that such Group Company is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from any Group Company authorizing anyone to act on behalf of the Group Companies in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Group Companies; (xii) no Group Company is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; (xiii) no Group Company is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Group Companies; and (xiv) none of the Group Companies (A) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or any analogous provision of the applicable Law, (B) is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or any analogous provision of the applicable Law or (C) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701- 5(a) or any analogous provision of applicable Law.

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(b) The unpaid Taxes of the Group Companies for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Accounts.

(c) The Group Companies are not aware of the existence of any fact, or any action any of them has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment. This Section 3.7(c) shall not apply to any fact or action specifically contemplated under this Agreement.

Section 3.8. Financial Statements.

(a) The Company has delivered to SPAC the Company Accounts. The Company Accounts (a) were prepared in accordance with the books and records of the Company and its subsidiaries, (b) fairly present in all material respects the financial condition and position of the Company and its subsidiaries on a consolidated basis as of the dates indicated therein, and the results of operations of the Company and its subsidiaries on a consolidated basis for the periods indicated therein and (c) with respect only to the Company Accounts as of the Closing Date, were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved. are subject to normal year-end adjustments and (d) with respect only to the Company Accounts as of the Signing Date, do not include the footnotes required under IFRS.

(b) All financial statements delivered by the Company in accordance with Section 6.6 will, when so delivered, (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the financial condition and position of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein, and the results of operations of the Company and its Subsidiaries on a consolidated basis for the periods indicated therein, (iii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, except that any such unaudited financial statements (A) will be subject to normal year-end adjustments, (B) will not include the footnotes required under IFRS and (C) may not contain a cash flow statement, (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board and (v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(c) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) None of the members of the Company’s board of directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.9. Absence of Changes. Except as set forth in Section 3.9 of the Company Disclosure Letter, since the Company Accounts Date, (a) to the date of this Agreement the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course and (b) there has not been any Company Material Adverse Effect.

Section 3.10. Actions. Except as set forth in Section 3.10 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries and (b) there is no judgment or award unsatisfied against the Company or any of the Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective assets or properties.

Section 3.11. Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Company Accounts that have not been satisfied since the Company Accounts Date, (b) that are Liabilities incurred since the Company Accounts Date in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 3.11 of the Company Disclosure Letter, (e) arising under this Agreement or other Transaction Documents or (f) which would not have a Company Material Adverse Effect.

Section 3.12. Commitments.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement and as of the date of this Agreement no Group Company is a party to or bound by any Material Contract that is not listed in Section 3.12(a) of the Company Disclosure Letter.

(b) Except as would not have a Company Material Adverse Effect: (i) each Material Contract listed on Section 3.12(a) of the Company Disclosure Letter is a valid and binding agreement of the applicable Group Company, the performance of which by such Group Company does not violate any applicable Law or Governmental Order, and each such Material Contract is in full force and effect and enforceable against the parties thereto in accordance with its terms, except (A) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (B) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies; and (ii) the applicable Group Company has duly performed all of its obligations under each such Material Contract to which it is a party to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Group Company with respect thereto, or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred (except for a breach or default of a type or nature expressly addressed in clause (D) of the last sentence of Section 3.5). The Material Contracts do not contain any change of control clauses which might be triggered by the Acquisition Closing.

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Section 3.13. Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the assets (other than Intellectual Property and Business Data, which in each case is addressed in Section 3.14) owned by it, whether tangible or intangible (including those reflected in the Company Accounts, together with all assets (other than Intellectual Property and Business Data, which in each case is addressed in Section 3.14) acquired thereby since the Company Accounts Date, but excluding any tangible or intangible assets that have been disposed of since the Company Accounts Date in the Ordinary Course), and in each case free and clear of all Security Interests, other than Permitted Encumbrances.

(b) As of the date of this Agreement, no Group Company owns or has, or had ever owned or had, legal or equitable title or other right or interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $250,000 on an annual basis, a “Company Material Lease”). Section 3.13(b) of the Company Disclosure Letter sets forth as of the date of this Agreement the parties to each Company Material Lease and the address of the property demised under each such Company Material Lease. Except as would not have a Company Material Adverse Effect, each Company Lease is in compliance with applicable Law and all Governmental Orders required under applicable Law in respect of any Company Lease have been obtained, including with respect to the operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Company Lease.

Section 3.14. Intellectual Property Rights.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Registered IP and Licensed IP, including for each (as applicable) the relevant name or description, registration/certification or application number, and filing, registration or issue date. Except as would not have a Company Material Adverse Effect, either the Company or its applicable Subsidiary has taken reasonable and appropriate steps to make required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with registrations and applications for the Registered IP material to the operation of business of the Company and its Subsidiaries. Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable, except as would not have a Company Material Adverse Effect. The Company and its Subsidiaries own or possess all right, title and interest in and to any material Owned IP, including each item of Registered IP, free and clear of any Security Interests other than Permitted Encumbrances. No current or former employee, director, officer, independent contractor or consultant or third-party of the Company or any of its Subsidiaries is entitled to a right or claim of any kind against any of the Group Companies on the basis of the German Law on Employee Inventions (Gesetz über Arbeitnehmererfindungen, ArbnErfG) or on any other basis, such as, but not limited to, a remuneration right or a right to use the invention in the context of teaching or research activities.

(b) Except as would not have a Company Material Adverse Effect, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not violated, infringed or misappropriated any Intellectual Property or Business Data of any Person since December 31, 2022. Except as disclosed in Section 3.14(b) of the Disclosure Letter or as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received since December 31, 2022 any (i) written notice alleging any of the foregoing or (ii) any written notice challenging the ownership, validity or enforceability of any Owned IP or any Licensed IP exclusively licensed to the Company. To the Knowledge of the Company, and except as would not have a Company Material Adverse Effect, (i) no Person has violated, infringed or misappropriated any Owned IP since December 31, 2022 and, (ii) except as disclosed in Section 3.14(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has given any written notice to any other Person since December 31, 2022 alleging any of the foregoing.

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(c) Except as would not have a Company Material Adverse Effect, the Company has complied with (i) applicable Law, (ii) all requirements of self-regulatory organizations, (iii) its published data privacy and data security policies, and (iv) any contractual obligations and consumer-facing statements made by the Company or any of its Subsidiaries (including any such statements on its consumer-facing website and through consumer-facing mobile applications), in each instance above, relating to the use, collection, retention, storage, security, disclosure, transfer, disposal, or other processing or dealing, in whole or in part, of any Personal Data; and the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a material breach or violation of any applicable Law related to data privacy as it pertains to the Owned IP.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintained reasonable and appropriate disaster recovery and security plans, procedures and facilities and have taken other reasonable steps consistent with industry practices of companies offering similar services to safeguard any Trade Secrets, Personal Data, and information technology software and systems utilized by the Company or any of its Subsidiaries in the operation of the business of the Company and its Subsidiaries (the “IT Systems”), from unauthorized or illegal access and use. Except as would not have a Company Material Adverse Effect, and to the Knowledge of the Company, there has been no breach of security or unauthorized access by third parties to (i) the IT Systems, (ii) confidential information, or (iii) any Personal Data collected, held, or otherwise managed by or on behalf of the Company or any of its Subsidiaries with respect to the business of the Company and its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to maintain the Owned IP material to the conduct of the business of the Company and its Subsidiaries and (ii) the Intellectual Property owned or used (or held for use) by the Company and its Subsidiaries is sufficient in all material respects for conduct of the business of the Group Companies as conducted during the twelve months prior to the date of this Agreement.

(f) Except as would not have a Company Material Adverse Effect, during the twelve months prior to the date of this Agreement, (i) the IT Systems owned or used (or held for use) by the Company and its Subsidiaries have been and are sufficient in all material respects for conduct of the business of the Group Companies, and (ii) there has been no material failure or other material substandard performance of any IT System, in each case, which has caused a material disruption to the Company and has not been reasonably remedied.

(g) Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.14 are the sole and exclusive representations and warranties made by the Company with respect to the validity, enforcement, ownership, infringement, violation or misappropriation of, and compliance with applicable laws concerning Intellectual Property and Business Data.

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Section 3.15. Labor and Employee Matters.

(a) Except as disclosed in Section 3.15(a) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied with all applicable Law related to labor or employment, including provisions thereof relating to wages and payrolls (in particular relating to full and timely settlement of claims), working hours and resting hours, overtime, working conditions, benefits, recruitment, occupational health and safety, immigration, employees provident fund, social security organization and collective bargaining, trade union, works agreements, regulatory agreements, works council, employment agreements, compulsory employment insurance, foreign employees, work and residence permits, public holiday and leaves, labor contracts and labor disputes; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing Action relating to the violation of any applicable Law by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, commissioners, officers, consultants or contractors with any Governmental Authority or the Company or any of its Subsidiaries; and (iii) the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications.

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Benefit Plans has been operated administered and amended in accordance with its terms, and is in compliance with all applicable Law, and all contributions to, and payments for each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any such Liability to any of the Company and any of its Subsidiaries under such Benefit Plan; (ii) there are no pending or, to the Knowledge of the Company, threatened in writing Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law and Contracts.

(c) Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, neither the execution of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) will (i) result in any payment becoming due to any Company employees or any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries; (ii) increase the amount of compensation or any benefits otherwise payable under any of the Benefit Plans; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of any such benefits; or (iv) result in any payments or benefits that, individually or in combination with any other payment, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code; or (v) to the Knowledge of the Company lead to resignation of key employees of any of the Group Companies.

(d) Neither the Company nor any of its Subsidiaries or any ERISA Affiliate thereof has any Liability with respect to or under: (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.

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(e) Except as disclosed in Section 3.15(e) of the Company Disclosure Letter and as would not result in a Company Material Adverse Effect, as of the date of this Agreement (i) no employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating any collective bargaining agreement or other Contract with any Union, (iii) to the Knowledge of the Company, (A) there is no effort currently being made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (B) there has been no such effort in the past three years, and (iv) there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there have been no such troubles for the past three years. No notice, consent or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.16. Brokers. Except as set forth in Section 3.16 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

Section 3.17. Proxy/Registration Statement. The information supplied by the Company in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.18. Environmental Matters. Except as would not have a Company Material Adverse Effect, the Group Companies are in compliance with the applicable Environmental Laws in the respective jurisdictions where they conduct their business.

Section 3.19. Insurance. Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate. All such policies are in full force and effect, and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, in each case except as would not result in a Company Material Adverse Effect.

Section 3.20. Company Related Parties. Except for written employment agreements made available to SPAC prior the date hereof and except as set forth in Sections 3.20 or 3.12(a) of the Company Disclosure Letter, the Company has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement. Any transactions with Related Parties have been concluded at arm’s length, comply with applicable Law and there are no hidden or deferred payments in connection therewith.

Section 3.21. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries, and Company Shareholders has made its own investigation of SPAC and that neither SPAC nor any of its equityholders, partners, members and Representatives, including Sponsor and Sponsor Affiliate, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC in Article IV.

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Section 3.22. Board Approval. The Company Board has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions and directed that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures in any risk factors section that do not constitute statements of fact, it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 12.11 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1. Organization, Good Standing, Corporate Power and Qualification. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. As of the date of this Agreement, the SPAC Charter as previously made available by or on behalf of SPAC to the Company is true and correct.

Section 4.2. Capitalization and Voting Rights.

(a) Capitalization of SPAC.

(i) The validly issued share capital of SPAC as of December 31, 2024 is set forth in Section 4.2(a) of the SPAC Disclosure Letter which sets forth, as of the date of this Agreement, the following (on an aggregate, and not holder-by-holder, basis): (i) outstanding SPAC Ordinary Shares, by class or series; (ii) outstanding SPAC Preference Shares, by class or series; and (iii) warrants and other share purchase rights, if any.

(ii) All SPAC Shares that are issued and outstanding (i) have been duly authorized and have been validly issued and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. PubCo owns all Equity Securities in Merger Sub.

(b) No Other Securities. Except as set forth in Section 4.2(a) of the SPAC Disclosure Letter, (i) there are no authorized, outstanding or issued Equity Securities of SPAC; (ii) SPAC is not obligated to issue, sell or transfer any Equity Securities of SPAC; (iii) other than the SPAC Charter, SPAC is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of SPAC; (iv) SPAC has not granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by SPAC which relate to the share capital, registered capital or charter capital of SPAC; and (vi) SPAC has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the SPAC Shareholders on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

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(c) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3. Corporate Structure; Subsidiaries. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4. Authorization. SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder, subject to receipt of SPAC Shareholders’ Approval. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board approval) have been taken, subject to (a) obtaining SPAC Shareholders’ Approval and (b) the filing of the Initial Merger Filing Documents. This Agreement and the other Transaction Document to which SPAC is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 4.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (i) (assuming compliance with the matters referred to in clauses (a) through (d) of the immediately preceding sentence) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of SPAC, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Security Interest upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i), as would not have a SPAC Material Adverse Effect.

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Section 4.6. Tax Matters. All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be paid in a timely fashion or have been accrued for on the financial statements of SPAC. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding. No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction. SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.7. Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. No attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial and (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.7(d) of the SPAC Disclosure Letter.

Section 4.8. Absence of Changes.

(a) Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course and (ii) there has not been any SPAC Material Adverse Effect.

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(b) Between the SPAC Accounts Date and the date of this Agreement, except as required by applicable Law or an order by a Governmental Authority, SPAC has used commercially reasonable efforts to preserve intact the present business organizations of SPAC.

Section 4.9. Actions. Except as would not have a SPAC Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10. Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.11. Proxy/Registration Statement. The information supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.12. SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.13. Trust Account. As of the date of this Agreement, SPAC has at least $262,418,546.96 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 8, 2024, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Acquisition Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Acquisition Effective Time) pursuant to the SPAC Charter) to any portion of the

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proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Acquisition Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Acquisition Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Acquisition Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised a SPAC Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Closing Date.

Section 4.14. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.15. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.16. Nasdaq Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VACH”, “VACHW” and “VACHU”, respectively. Except as set forth on Section 4.16 of the SPAC Disclosure Letter, SPAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

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Section 4.17. Board Approval. The SPAC Board has unanimously (a) determined that this Agreement, the Mergers and the other Transactions are in the best interests of SPAC and constitute a Business Combination, (b)(i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Sponsor Support Agreement, the Assignment, Assumption and Amendment Agreement, the Shareholder Support Agreements, the Registration Rights Agreement and the execution, delivery and performance thereof, (c) made the SPAC Board Recommendation and (d) directed that this Agreement be submitted to the shareholders of SPAC for their adoption.

Section 4.18. SPAC Related Parties. Except for written employment agreements made available to the Company prior the date hereof and except as set forth in Section 4.18 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.19. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and its equityholders, partners, members and Representatives, including Sponsor and Sponsor Affiliate, has made its own investigation of the Company, its Subsidiaries and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or otherwise reviewed by SPAC) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

As of the execution of the Joinders, PubCo and Merger Sub each, an Acquisition Entity, hereby jointly and severally represent and warrant to SPAC and the Company, the following:

Section 5.1. Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable.

Section 5.2. Capitalization and Voting Rights.

(a) Capitalization. As of the execution of the Joinders, the share capital of each Acquisition Entity is as set forth in the applicable Joinder. The PubCo Shares and the Merger Sub Share, and any PubCo Ordinary Shares and shares of Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

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(b) No Other Securities. Except as set forth in Section 5.2(a), in connection with PIPE Investments, share compensations of advisors of SPAC, Sponsor or the Company or as set forth otherwise in this Agreement, (i) no Acquisition Entity has authorized, outstanding or issued any Equity Securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any Equity Securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of execution of the Joinders, Merger Sub and, as of the Acquisition Closing Date, (indirectly) SPAC. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3. Corporate Structure; Subsidiaries. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4. Authorization. Each Acquisition Entity has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been, or will be prior to Closing, taken, subject to actions in connection with the SPAC Reorganization, the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.5. Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, (b) the filing of the Acquisition Merger Filing Documents and any related registrations with the respective commercial register and (c) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a Company Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other

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Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which it is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (a) (i) any Governmental Order, (ii) any provision of the Organizational Documents of such Acquisition Entity, (iii) any applicable Law, (iv) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (b) result in the creation of any Security Interest upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (i), (iii), and (iv) of clause (a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions.

Section 5.6. Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.7. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into and perform the Transaction Documents to which it is or will be a party and to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.8. Brokers. Except as set forth in Section 3.16 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliates.

Section 5.9. Proxy/Registration Statement. The information supplied by each Acquisition Entity in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10. Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

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Section 5.11. Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.12. PubCo Incentive Equity Plan. The board of directors and the sole shareholder of PubCo will approve and adopt an incentive equity plan in form and substance reasonably acceptable to the parties hereto (the “PubCo Incentive Equity Plan”), establishing an incentive equity pool equal to 10% of the PubCo Ordinary Shares immediately following the Acquisition Closing.

Section 5.13. Intended Tax Treatment. Merger Sub has elected or will elect to be disregarded as an entity separate from PubCo for U.S. federal income tax purposes as of the effective date of its formation and has not and will not subsequently changed such classification. No Acquisition Entity has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.14. Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Acquisition Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 5.15. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Acquisition Entities, and any of their respective equityholders, partners, members or Representatives has made its own investigation of the Company, its Subsidiaries and neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by such Acquisition Entity or its Representatives)) or management presentations that have been or shall hereafter be provided to such Acquisition Entity or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries, or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries and are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI
COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES

Section 6.1. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except with respect to matters set forth in Sections 6.1(2)(a) and 6.1(2)(f)), from the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and the Subsidiaries in all material respects in the Ordinary Course and (2) shall not, and shall not permit its Subsidiaries to:

(a) (i) amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization;

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(b) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in a principal amount exceeding $1,000,000, except for amendments thereto that are immaterial, beneficial to the Company or otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of its Equity Securities, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company to issue, deliver or sell any Equity Securities of the Company;

(d) Except as (x) would not have a Company Material Adverse Effect, (y) required under the terms of any Benefit Plan existing as of the date of this Agreement or (z) in the Ordinary Course or as otherwise required by Law or this Agreement, (A) amend, modify, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement, in each case, (x) which exists solely for the benefit of a Senior Management Member or (y) which would materially disproportionately benefit a Senior Management Member relative to the other participants in such Benefit Plan, or (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any Senior Management Member;

(e) sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets, in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, or (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed $250,000 individually and $100,000 in the aggregate or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries;

(f) merge, consolidate or amalgamate with or into any Person;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $100,000 individually and $250,000 in the aggregate;

(h) settle any Action by any Governmental Authority or any other third party material to the business of the Company in excess of $100,000 individually and $250,000 in the aggregate; provided that a Subsidiary shall be permitted to take such actions otherwise prohibited by this subsection (h) so long as it does not result individually or in the aggregate in a Company Material Adverse Effect;

(i) (i) split, combine or reclassify any shares of its share capital, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities;

(j) enter into any Material Contract, or amend any such Material Contract in any material respect, in each case in a manner that is adverse to the Company and its Subsidiaries, taken as a whole;

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(k) voluntarily terminate, suspend, abrogate, amend or modify any Material Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(l) make any material change in its accounting principles or methods unless required by GAAP;

(m) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

(n) enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 6.2. Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Acquisition Effective Time, the Company shall, and shall cause each of its wholly owned Subsidiaries and each of its and its wholly owned Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of each of it and its wholly owned Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities.

Section 6.3. Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) other than as set forth on Section 6.1 of the Company Disclosure Letter, prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

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Section 6.4. D&O Indemnification and Insurance.

(a) From and after the Acquisition Closing, the Surviving Corporation, Merger Sub and PubCo shall jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Closing, whether asserted or claimed prior to, at or after the Acquisition Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation and PubCo shall, and shall cause their Subsidiaries to, and Merger Sub shall to the extent permitted under applicable law (i) maintain for a period of not less than six years from the Acquisition Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation and its Subsidiaries’ or Merger Sub l’s and each Acquisition Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of the Surviving Corporation and its Subsidiaries, Merger Sub or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Acquisition Closing, each of PubCo, the Surviving Corporation and Merger Sub shall (and the Surviving Corporation shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s, Merger Sub’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, provided, however, that (i) each of PubCo, the Surviving Corporation and Merger Sub may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Acquisition Closing and if and to the extent such policies have been obtained prior to the Acquisition Closing with respect to any such Persons, the Surviving Corporation, Merger Sub and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 shall be continued in respect of such claim until the final disposition thereof.

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(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Acquisition Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation, Merger Sub and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, Merger Sub, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation, Merger Sub or PubCo, respectively, shall ensure (and each of PubCo, Merger Sub and the Surviving Corporation shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Corporation, Merger Sub or PubCo as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d) The provisions of this Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Acquisition Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Merger Sub and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Acquisition Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5. Notice of Developments. From and after the date of this Agreement until the earlier of the Acquisition Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Acquisition Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Acquisition Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6. Financials. As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC the Closing Company Accounts and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Proxy/Registration Statement. The Company, SPAC and PubCo shall each use its reasonable best efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

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Section 6.7. No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

ARTICLE VII
COVENANTS OF SPAC AND CERTAIN OTHER PARTIES

Section 7.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Acquisition Closing, Merger Sub (as the surviving company in the Initial Merger) (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to former SPAC Shareholders pursuant to SPAC Share Redemptions, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2. Nasdaq Listing. From the date of this Agreement through the closing of the Initial Merger, (a) SPAC shall ensure SPAC remains listed as a public company on Nasdaq and (b) PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Acquisition Closing Date.

Section 7.3. Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, (iii) as set forth on Section 7.3 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in Section 7.3(e), (f), (g) and (i) shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC and each Acquisition Entity (y) shall operate its business in the Ordinary Course and (z) shall not:

(a) (i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of its capital stock, share capital or Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, outstanding shares of capital stock or membership interests, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(d) make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

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(e) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or other material Liability in a principal amount or amount, as applicable, exceeding $250,000 in the aggregate, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(g) make any change in its accounting principles or methods unless required by GAAP;

(h) (i) issue any Equity Securities, other than the issuance of Equity Securities of PubCo pursuant to the Subscription Agreements or this Agreement or (ii) grant any options, warrants or other equity-based awards;

(i) settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(l) enter into any agreement to do any action prohibited under this Section 7.4;

provided, however, that during the period from the Initial Closing through the Acquisition Closing, neither Merger Sub nor PubCo shall take any action except as required or contemplated by this Agreement or the other Transaction Documents.

Section 7.4. Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Charter, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Acquisition Closing:

(a) the board of directors of PubCo (i) shall have been reconstituted to consist of five directors, which shall include at least one director determined by the Sponsor, subject to such Persons passing customary background checks by PubCo; provided, however, that the board of directors shall include a number of directors qualifying as “independent” under the Nasdaq listing rules, as required by Law; and

(b) the officers of the Company holding such positions as set forth on Schedule 7.5(c) shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successors are duly elected or appointed and qualified.

Section 7.5. Acquisition Proposals and Alternative Transactions. During the Interim Period SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

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Section 7.6. SPAC Public Filings. From the date of this Agreement through the Acquisition Closing, each of SPAC and PubCo will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7. Section 16 Matters. Prior to the Acquisition Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of PubCo Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Private Placement) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Voting of Company Shares. At any meeting of the shareholders of the Company called to seek the Company Shareholders’ Approval, or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to this Agreement, any other Transaction Document, the Acquisition Merger, or any other Transaction is sought, SPAC (a) shall, if a meeting is held, appear at such meeting or otherwise cause the Company Shares for which SPAC has received a proxy pursuant to the Shareholder Support Agreements to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by the Company for written consent, if any, and (ii) shall vote or cause to be voted (including by written consent, if applicable) such Company Shares in favor of granting the Company Shareholders’ Approval.

ARTICLE VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC and the

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Acquisition Entities shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms delays in any material respect the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC and the Acquisition Entities agree to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority (other than a Specified Governmental Authority), on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, including in this Section 8.1, the Company shall not be required to grant SPAC or the Acquisition Entities the opportunity to participate in any meetings, discussions or other communications, or to review submissions or receive from the Company any copies of notices or other communications, with the Monetary Authority of Singapore (“MAS”) or any other Governmental Authority set forth on Schedule 8.1(b) (each of MAS and such other Governmental Authority, a “Specified Governmental Authority”) and the Company shall provide SPAC upon request from time to time with a general summary of the progress of obtaining the respective approval from such Governmental Authorities referred on Section 3.5 of the Company Disclosure Letter.

(c) The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities and the Exchange Agent in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.2. Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to the SPAC Shareholders’ Meeting to approve and adopt: (A) the Business Combination, this Agreement and the other Transaction Documents, the Mergers and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence

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related thereto, (C) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. SPAC and PubCo will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to SPAC, an Acquisition Entity or their respective officers or directors, should be discovered by SPAC or an Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC or PubCo, as the case may be, shall promptly inform the Company. If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform SPAC and PubCo. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

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(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the SPAC Charter. SPAC (A) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting and (B) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, or (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval; provided further, however, that SPAC shall adjourn or postpone on not more than three occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c) Company Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Shareholders’ Approval and such other matter as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the Company Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law. The Company (y) shall set the date of the Company Shareholders’ Meeting to be twenty days after the Proxy/Registration Statement is declared effective and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed).

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(ii) The Company shall send meeting materials to the Company Shareholders which shall seek the Company Shareholders’ Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholders’ Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, (a) the Company shall, and shall cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions, (ii) cooperate to cause the name of the Surviving Corporation to be changed effective as of the Acquisition Closing Date to “Veraxa Biotech AG”, including through the adoption of the appropriate corporate resolutions, and (iii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and PubCo, the use of commercially reasonable efforts to enforce its rights under the Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, the Company, any of its Subsidiaries or SPAC, or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4. Tax Matters.

(a) Each of SPAC, the Acquisition Entities and the Company shall (i) use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action (or fail to take any action) which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Initial Closing Date. Each of SPAC, the Acquisition Entities and the Group Companies shall report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence, and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code. Each of SPAC, the Acquisition Entities and the Group Companies agrees to promptly notify each other of any challenge to the Intended Tax Treatment by any Governmental Authority.

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(b) In the event that SPAC, the Acquisition Entities or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Mergers, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters (not to be inconsistent with this Agreement or the other Transaction Documents) as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. If the SEC (or its staff) requests or requires any opinion on the Intended Tax Treatment of the SPAC Restructuring or other tax consequences to SPAC Shareholders, SPAC shall cause such opinion (as so required or requested) to be provided by Winston & Strawn LLP (“Winston”). If the SEC (or its staff) requests or requires any opinion on the Intended Tax Treatment of the Acquisition Merger or other tax consequences to Company Shareholders, the Company shall cause such opinion (as so required or requested) to be provided by Duane Morris LLP (“Duane Morris”). For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to closing.

(c) The parties hereto shall use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(d) SPAC, Acquisition Entities or the Company, as applicable, shall promptly notify the other party in writing if, before the Initial Closing Date or Acquisition Closing Date, as applicable, it determines that it is not reasonable for the Transactions to qualify for the Intended Tax Treatment, as applicable. Following such notice, the notifying party may propose amendments to the terms of this Agreement that such person believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of SPAC, Acquisition Entities, the Company, and their respective shareholders and warrant or option holders. In that case, each other party shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Initial Closing and/or Acquisition Closing and would not adversely affect the rights or commercial position of SPAC, the Company, and their respective shareholders and warrant or option holders, the parties shall use commercially reasonable efforts to effect any such amendments.

(e) In the event of any investment (including any “PIPE” investment) in shares or stock rights of any Person that have the effect of entitling the holder thereof to receive shares in PubCo in connection with any of the Mergers (other than, for the avoidance of doubt, open market purchases of SPAC Units, SPAC Ordinary Shares or SPAC Rights), the parties shall use reasonable best efforts to structure such investment in a manner that would not reasonably be expected to result in any of the Mergers failing to qualify for the Intended Tax Treatment.

Section 8.5. Stockholder Litigation. The Company and, prior to the Initial Closing, PubCo shall promptly advise SPAC, and SPAC and, following the Initial Closing, PubCo, shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Other than with respect to any Stockholder Litigation where the parties identified in this sentence are adverse to each other or in the

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context of any Stockholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and, prior to the Initial Closing, PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC and, following the Initial Closing, PubCo, shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing (and, solely with respect to the condition set forth in Section 9.1(a)/(d), the Acquisition Closing) and the obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained;

(b) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c) (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Acquisition Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether prior to the date of this Agreement or thereafter and whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

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Section 9.2. Conditions to Obligations of SPAC at Initial Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) The Company Fundamental Representations shall be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.11(f) (Liabilities)) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(b) Each of the covenants of the Company to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects, and

(c) Each Acquisition Entity shall have executed and delivered to SPAC a Joinder.

Section 9.3. Conditions to Obligations of the Company at Initial Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.4 (Authorization) and Section 4.8(a) (Absence of Changes) shall be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 4.2(a) (Capitalization and Voting Rights) shall be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date. Each of the other representations and warranties of SPAC and the Acquisition Entities contained in this Agreement shall be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.7(d)(i) (Financial Statements)) individually or in the aggregate, has not had, and would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b) The Company shall have received from the Federal Tax Administration of Switzerland and the Cantonal Tax Authorities of Zurich, Switzerland, a favorable tax ruling confirmation with respect to the treatment of the Transactions for purposes of (i) Swiss corporate income tax, (ii) Swiss withholding tax, (iii) Swiss issuance stamp duty and Swiss transfer stamp duty, and (iv) Swiss income tax; and

(c) Each of the covenants of SPAC and each of the Acquisition Entities to be performed as of or prior to the Initial Closing Date shall have been performed in all material respects.

Section 9.4. Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

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ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to the other if the Acquisition Closing shall not have occurred on the 30th1 Business Day following the occurrence of the Initial Closing;

(d) by written notice from the Company to SPAC regarding the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from the Company to SPAC for breach of Section 9.3(c);

(f) by written notice to the Company from SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company then, for a period of up to 30 days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that in the event of such termination, the Company shall pay the Termination Fee in accordance with Section 10.3;

(g) by written notice to SPAC from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC, Sponsor or Sponsor Affiliate, or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3 or Section 9.4 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), if any such Terminating SPAC Breach is curable by SPAC, Sponsor or Sponsor Affiliate then, for a period of up to 30 days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within SPAC Cure Period;

(h) by written notice from SPAC to the Company if the SPAC Shareholders’ Approval shall not have been obtained at the SPAC Shareholders’ Meeting, or at any adjournment or postponement thereof taken in accordance with this Agreement, which termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under the proviso to Section 8.2(b); or

1	Note from Walder Wiss: Registration of the Acquisition Merger in the commercial register (i.e. the merger taking effect) may be difficult to complete within three business days. It can often take up to 10 business days to complete.

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(i) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is 180 days following the Signing Date (the “Agreement End Date”).

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Section 8.1(c), Section 8.2(a)(i), Section 10.3, Article XI and Section 12.15 shall survive any termination of this Agreement.

Section 10.3. Termination Fee.

(a) In the event that this Agreement is terminated by SPAC pursuant to Section 10.1(g) or Section 10.1(i), the Company shall pay to SPAC a termination fee of $12,500,000 (the “SPAC Termination Fee”) within five (5) Business Days following such termination; provided, that to the extent this Agreement is terminated and (i) it is concurrently or subsequently discovered by SPAC or Sponsor that the Company breached Section 6.3 of this Agreement prior to any such termination or enters into any written agreement to participate in an alternative transaction, then in addition any Termination Fee payment owing to SPAC, the Company shall pay to SPAC the greater of (A) $12,500,000 and (B) 1% of the enterprise value of such alternate transaction (“Alternative Transaction Fee” and together with the SPAC Termination Fee, the “Termination Fee”).

(b) The payment of the Termination Fee shall be the sole and exclusive remedy of SPAC and its Affiliates against the Company and any of its Affiliates for any and all losses or damages suffered or incurred in connection with this Agreement or the transactions contemplated hereby, and upon payment of the Termination Fee, none of the Company or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in the case of fraud or willful misconduct.

ARTICLE XI
INDEMNIFICATION; SURVIVAL

Section 11.1. Indemnification. Subject to the terms and conditions of this Article XI and from and after the Acquisition Closing Date, and as a material inducement to SPAC entering into this Agreement, the Company Shareholders (collectively, the “Indemnifying Party”) hereby agree to indemnify and hold harmless the Indemnified Party against and in respect of, and to pay, compensate and reimburse the Indemnified Party for, any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and reasonable attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein and/or any matters described in Section 11.1 of the Company Disclosure Letter, whether or not involving a Third-Party Claim (as defined below). Notwithstanding the foregoing, any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Indemnity Escrow Shares (valued at the then market value per share), in accordance with the terms of the Indemnity Escrow Agreement.

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Section 11.2. Indemnity Escrow Agreement. At the Acquisition Closing, 5,000,000 PubCo Ordinary Shares issued to the Company Shareholders (the “Indemnity Escrow Shares”), on a pro rata basis in accordance with the number of Company Shares held by each of the Company Shareholders immediately prior to the Acquisition Closing (“Pro Rata Basis”), will be deposited into an escrow account (the “Indemnity Escrow Account”) with an escrow agent reasonably acceptable to SPAC and the Shareholder Representative (the “Indemnity Escrow Agent”) for the benefit of SPAC’s Shareholders, pursuant to the terms of an escrow agreement among the Indemnity Escrow Agent, PubCo and the Shareholder Representative (the “Indemnity Escrow Agreement”).

Section 11.3. Indemnification Procedures. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) the Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Notice”) of any direct claim or third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Sections 14.1 and 14.3 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party and shall include copies of all material written evidence thereof. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 14.1 or 14.3, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability;

(b) in the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Sections 14.1 and 14.3 are applicable to such action and the Indemnifying Party will indemnify such Indemnified Party in respect of such action pursuant to the terms of Sections 14.1 and 14.3, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim;

(c) if the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 14.3(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and his legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party;

(d) if the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 14.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the

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contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (i) that part of any Third-Party Claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (B) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (ii) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed;

(e) if the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Sections 14.1 and 14.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts; and

(f) following the Acquisition Closing, the Sponsor shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Indemnified Party to enforce the terms of this Agreement.

Section 11.4. Certain Limitations. The indemnification provided for in this Article XI shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 11.1 until the aggregate amount of all Losses in respect of indemnification thereunder exceeds $250,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible;

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 11.1 shall not exceed the Indemnity Escrow Shares;

(c) Payments by an Indemnifying Party pursuant to this Article XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; and

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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Section 11.5. Escrow of Indemnity Escrow Shares. The Company, the Company Shareholders and the Shareholder Representative hereby authorize PubCo to deposit the Indemnity Escrow Shares, as applicable, in the Indemnity Escrow Account pursuant to the Escrow Agreement. If the Indemnity Escrow Shares are issued and deposited in the Indemnity Escrow Account, such Indemnity Escrow Shares will reduce the PubCo Shares payable to the Company Shareholders, on a Pro Rata Basis, under this Agreement.

(a) Any dividends, interest payments, or other distributions of any kind made in respect of the Indemnity Escrow Shares, if any, will be delivered promptly to the Indemnity Escrow Agent to be held in escrow. The Company Shareholders shall be entitled to vote the Indemnity Escrow Shares on any matters to come before the shareholders of PubCo;

(b) At the times provided for in Section 11.5(d), the Indemnity Escrow Shares shall be released and transferred by the Indemnity Escrow Agent to the Company Shareholders. PubCo will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Indemnity Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Indemnity Escrow Account to the Company Shareholders and all fractional shares shall be rounded down to the nearest whole share;

(c) no Indemnity Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Company Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Company Shareholders, prior to the transfer and delivery from the Escrow Agent to the Company Shareholders; and

(d) within five business days following expiration of the Survival Period (the “Release Date”), the Indemnity Escrow Shares will be released from escrow to the Company Shareholders, on a Pro Rata Basis, less the number or amount of Indemnity Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from Sponsor with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Shareholder Representative shall deliver to the Indemnity Escrow Agent a certificate executed by him (which shall not be unreasonably withheld) instructing the Indemnity Escrow Agent to release such number of Indemnity Escrow Shares determined in accordance with this Section 11.5. Any Indemnity Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Company Shareholders promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XI. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Sponsor or its successors.

Section 11.6. Payment of Indemnification. In the event the Indemnified Party is determined to be entitled to any indemnification pursuant to this Article XI, such indemnity shall be paid exclusively by delivery or cancellation of Indemnity Escrow Shares to PubCo (valued at the then market value per share).

Section 11.7. Survival. All representations, warranties and covenants contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive for a period of 12 months following the Closing; provided, that the Company Fundamental Representations shall survive indefinitely (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Party shall have no further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI or in the case of fraud.

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Section 11.8. Sole and Exclusive Remedy. The remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Acquisition Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, other than in respect of fraud.

ARTICLE XII
MISCELLANEOUS

Section 12.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on August 13, 2024 (File No. 333-280305), including the form of investment management trust agreement by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement; This Section 12.1 shall survive the termination of this Agreement for any reason.

Section 12.2. Shareholder Representative.

(a) Authority of Shareholder Representative. By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Shareholder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i) give and receive notices and communications with respect to the matters set forth in Article XI;

(ii) authorize delivery to Indemnified Party of Indemnity Escrow Shares from the Indemnified Escrow Account in satisfaction of any amounts owed to the Indemnified Party pursuant to Article XI;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by the Indemnified Party pursuant to Article XI;

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(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article XI;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

(vi) make all elections or decisions with respect to matters set forth in Article XI of this Agreement and the Escrow Agreement;

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Shareholder Representative in complying with its duties and obligations hereunder; and

(viii) take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

The Indemnified Party shall be entitled to deal exclusively with Shareholder Representative on all matters relating to Article XI of this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Company Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Company Shareholder by Shareholder Representative, as being fully binding upon such Person. Any decision or action by Shareholder Representative on all matters relating to Article XI of this Agreement, including any agreement between Shareholder Representative and Indemnified Party relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Shareholders and shall be final, binding and conclusive upon each such Person. No Company Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 12.2, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Company Shareholders, or by operation of Law.

(b) Resignation or Removal of Shareholder Representative. The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Company Shareholders according to the number of Company Shares held by each of the Company Shareholders as of immediately prior to the Acquisition Closing (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to the Indemnified Party, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Indemnified Party; provided, that until such notice is received, the Indemnified Party shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 12.2(a) above.

(c) No Liability; Indemnification. The Shareholder Representative shall not be liable to the Company Shareholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Company Shareholders shall severally and not jointly (on a Pro Rata Basis), indemnify and hold harmless

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Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Shareholder Representative, the Shareholder Representative shall reimburse the Company Shareholders for the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Company Shareholders, severally and not jointly (on a Pro Rata Basis).

Section 12.3. Waiver. Any party to this Agreement may, at any time prior to the Acquisition Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.4. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to SPAC or any Acquisition Entity, to:

Voyager Acquisition Corporation

131 Concord Street

Brooklyn, New York 11201

Email: adeel@voyageracq.com

Attn: Adeel Rouf

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Email: mblankenship@winston.com

Attention: Michael J. Blankenship

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with a copy (which shall not constitute notice) to:

Bratschi AG

Bahnhofstrasse 70, P.O. Box, CH-8021

Zurich, Switzerland

Email: claudio.bazzi@bratschi.ch

Attention: Claudio Bazzi

(b) If to the Company or the Shareholder Representative, to:

VERAXA Biotech AG

Talacker 35

8001 Zurich

Switzerland

Attention: Oliver Baumann

Email address: Oliver.baumann@xlifesciences.ch

with a copy (which shall not constitute notice) to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001-4795

Email: ATucker@duanemorris.com

Attention: Andrew Tucker

Section 12.5. Email address: Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.6. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Acquisition Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, (ii) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.187 and (iii) the SPAC Director is an intended third party beneficiary of, and may enforce, after the Initial Closing and prior to the Acquisition Closing, Section 22 and this Section 12.6 (iii) and all rights described in this Agreement as being rights of SPAC.

Section 12.7. Expenses. Except as set forth in Sections 8.1(c) and Section 8.2(a)(i), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Acquisition Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.4(b) the SPAC Transaction Expenses and the Company Transaction Expenses.

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Section 12.8. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the Board of Directors of the Company and the Board of Directors of SPAC, the Initial Merger and the Acquisition Merger and any exercise of appraisal and dissenters’ rights with respect to the Initial Merger or Acquisition Merger, and any acts of the Company and the PubCo for which mandatory law provisions apply shall in each case be governed by the laws of the Cayman Islands or Switzerland, as applicable).

Section 12.9. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.9.

Section 12.10. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Annex A-70

Section 12.11. Disclosure Letters. The Disclosure Letters (including any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 12.12. Entire Agreement. This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 12.13. Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company and SPAC; provided, however, that after the Company Shareholders’ Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 12.14. Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Acquisition Closing be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 12.14(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.14(a).

(b) The restriction in Section 12.14(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Annex A-71

Section 12.15. Confidentiality. Except as necessary to complete the Proxy Statement, the Group Companies, on the one hand, and SPAC and Acquisition Entities, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

Section 12.16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 12.17. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 12.18. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC, and the Acquisition Entities as named parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) and, in the case of Sponsor and Sponsor Affiliate, pursuant to the Transaction Documents to which they are a party, (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Affiliate of the Company (each, a “Company Non-Recourse Party”) or of SPAC or any Acquisition Entity (each, an “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Annex A-72

Section 12.19. Conflicts and Privilege.

(a) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “Voyager Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Veraxa Group, on the other hand, any legal counsel, including Winston & Strawn LLP (“Winston”), Bratschi Ltd. (“Bratschi”) and Noerr Partnerschaftsgesellschaft mbB (“Noerr”) (each an “Acquirer Counsel”), that represented SPAC or the Sponsor prior to the Acquisition Closing may represent the Sponsor or any other member of the Voyager Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Corporation or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Voyager Group, on the one hand, and any Acquirer Counsel, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Voyager Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Acquisition Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Surviving Corporation.

(b) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “Veraxa Group”), on the one hand, and (y) the Surviving Corporation or any member of the Voyager Group, on the other hand, any legal counsel, including Duane Morris LLP and Walder Wyss Ltd. (“WW”), and Esche Schümann Commichau (“Esche”; together with Duane Morris and WW, and each, “Target Counsel”) that represented the Company prior to the Acquisition Closing may represent any member of the Veraxa Group in such dispute even though the interests of such Persons may be directly adverse to PubCo and the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and the Surviving Corporation. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Veraxa Group, on the one hand, and any Target Counsel, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Veraxa Group after the Acquisition Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Acquisition Closing with the Company under a common interest agreement shall remain the privileged communications or information of PubCo or the Surviving Corporation.

[Remainder of page intentionally left blank]

Annex A-73

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

Voyager Acquisition Corp.

By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-74

COMPANY:

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
Name:
Title:

[Signature Page to Business Combination Agreement]

Annex A-75

SHAREHOLDER REPRESENTATIVE:

Oliver Baumann

By:	/s/ Oliver Baumann
Oliver Baumann

[Signature Page to Business Combination Agreement]

Annex A-76

ANNEX A-1

Execution Version

AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement is entered into by and among Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Voyager”), and Veraxa Biotech AG, a public limited company organized under the laws of Switzerland (the “Company”). Each of Voyager and the Company are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders, entered into that certain Business Combination Agreement, dated as of April 22, 2025 (as may be amended from time to time, the “Original Agreement”); and

WHEREAS, the Parties desire to amend certain terms of the Original Agreement as set forth below;

WHEREAS, Section 12.13 of the Original Agreement provides that the Original Agreement may be amended in whole or in part prior to the Initial Merger Effective Time by written agreement executed and delivered by Voyager and the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 10.1(i) of the Original Agreement. Section 10.1(i) of the Original Agreement is hereby amended and restated as follows:

“(i) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 7, 2026 (the “Agreement End Date”).”

2. Amendment to Section 10.3(a) of the Original Agreement. Section 10.3(a) of the Original Agreement is hereby amended and restated as follows:

“(a) In the event that this Agreement is terminated by SPAC pursuant to Section 10.1(f), the Company shall pay to SPAC a termination fee of $12,500,000 (the “SPAC Termination Fee”) within five (5) Business Days following such termination; provided, that to the extent this Agreement is terminated and (i) it is concurrently or subsequently discovered by SPAC or Sponsor that the Company breached Section 6.3 of this Agreement prior to any such termination or enters into any written agreement to participate in an alternative transaction, then in addition any Termination Fee payment owing to SPAC, the Company shall pay to SPAC the greater of (A) $12,500,000 and (B) 1% of the enterprise value of such alternate transaction (“Alternative Transaction Fee” and together with the SPAC Termination Fee, the “Termination Fee”).”

Annex A-1-1

3. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

4. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

5. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

6. Miscellaneous. The provisions of Article XII (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Annex A-1-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	Chief Executive Officer

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	CEO

SHAREHOLDER REPRESENTATIVE

Oliver Baumann

By:	/s/ Oliver Baumann

[Signature Page to Amendment to Business Combination Agreement - Extension]

Annex A-1-3

ANNEX A-2

Execution Version

SECOND AMENDMENT AND WAIVER TO
BUSINESS COMBINATION AGREEMENT

This Second Amendment and Waiver (this “Amendment”) to the Business Combination Agreement dated as of February 2, 2026 is entered into by and between Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Voyager”), and Veraxa Biotech AG, a public limited company organized under the laws of Switzerland (the “Company”). Each of Voyager and the Company are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders, entered into that certain Business Combination Agreement, dated as of April 22, 2025, as amended by that certain Amendment to Business Combination Agreement dated October 18, 2025 (as may be further amended from time to time, the “Original Agreement”);

WHEREAS, the Parties desire to amend and waive certain terms of the Original Agreement including to (a) increase the Price per Share quotient to $1,350,000,000, (b) remove the indemnification provisions, and (c) permit the SPAC to seek SPAC Shareholder approval to amend the SPAC Charter substantially in the form attached hereto as Schedule 1 (the “Charter Amendment”);

WHEREAS, Section 7.3(a)(i) of the Original Agreement provides that the SPAC may not seek approval from SPAC Shareholders to modify or amend the Trust Agreement or the SPAC Charter without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); and

WHEREAS, Section 12.13 of the Original Agreement provides that the Original Agreement may be amended in whole or in part prior to the Initial Merger Effective Time by written agreement executed and delivered by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 1.1 of the Original Agreement. Section 1.1 of the Original Agreement is hereby amended as follows:

(a)	to amend and restate the definition of Price per Share in its entirety to read as follows:

“Price per Share” means the quotient of $1,350,000,000 divided by the issued and outstanding Company Shares, on a fully diluted basis.”

Annex A-2-1

(b)	to amend and restate the definition of Transaction Documents in its entirety to read as follows:

“Transaction Document” means, collectively, this Agreement, the Sponsor Support Agreement, the Shareholder Support Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents, the Non-Compete Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;”

(c)	to delete the following defined terms, in their entirety: “Escrow Agreement”, “Indemnified Party”, “Indemnity Escrow Account”, and “Indemnity Escrow Shares”.

2. Amendment to Section 11.1 of the Original Agreement. Article XI of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Article XI. [Reserved].”

3. Amendments to Section 12.2 of the Original Agreement. Section 12.2 of the Agreement is hereby amended to delete each reference to the term “Escrow Agreement,” including any parenthetical, definitional, or cross-reference thereto, and to make such grammatical, punctuational, and conforming changes as are necessary to give effect to the foregoing without altering the substantive rights or obligations set forth in Section 12.2.

4. Waiver. The Company hereby waives Section 7.3(a)(i) of the BCA (and any breach of the representations and warranties and/or covenants that may occur directly as a result of such waiver) solely with respect to the Charter Amendment.

5. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

6. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

7. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

8. Miscellaneous. The provisions of Article XII (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Annex A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	Chief Executive Officer

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	CEO

[Signature Page to Second Amendment and Waiver to Business Combination Agreement]

Annex A-2-3

Schedule 1

Charter Amendment

See attached.

Annex A-2-4

ANNEX B: PLAN OF INITIAL MERGER

Annex B-1

ANNEX C: PUBCO ARTICLES

STATUTEN		ARTICLES OF ASSOCIATION

der		of

Veraxa Biotech AG (Veraxa Biotech SA) (Veraxa Biotech Ltd)		Veraxa Biotech AG (Veraxa Biotech SA) (Veraxa Biotech Ltd)

mit Sitz in Zürich / Schweiz		having its registered office in Zurich / Switzerland

I.	Firma, Sitz, Dauer und Zweck der Gesellschaft	I.	Company name, registered office, duration and purpose of the company

Artikel 1 – Firma und Sitz		Article 1 – Corporate Name and Registered Office

Unter der Firma		Under the name

Veraxa Biotech AG (Veraxa Biotech SA) (Veraxa Biotech Ltd)		Veraxa Biotech AG (Veraxa Biotech SA) (Veraxa Biotech Ltd)

besteht für unbeschränkte Dauer eine Aktiengesellschaft gemäss Art. 620 ff. OR mit Sitz in Zürich (die “Gesellschaft”).		a joint-stock corporation according to art. 620 et seq. of the Swiss Code of Obligations (“CO”) exists for an unlimited period, having its registered office in Zurich (the “Company”).

Artikel 2 – Zweck		Article 2 – Purpose

Zweck der Gesellschaft ist die Beteiligung an anderen Unternehmen im Bereich des mikrofluidischen Screenings von diagnostischen oder therapeutischen Antikörpern sowie der chemischen oder rekombinanten Modifizierung, Formatierung, Validierung, präklinischen und/oder klinischen Entwicklung und Vermarktung im In- und Ausland sowie deren strategische Führung.		The purpose of the Company is to participate in other companies in the field of microfluidic screening of diagnostic or therapeutic antibodies as well as chemical or recombinant modification, formatting, validation, preclinical and/or clinical development and marketing in Switzerland and abroad, as well as to strategically manage these companies.

Die Gesellschaft kann Beteiligungen erwerben, halten, verwalten und veräussern und bei Unternehmen, an denen sie beteiligt ist, Dienstleistungen erbringen. Die Gesellschaft kann im In- und Ausland Zweigniederlassungen und Tochtergesellschaften errichten. Die Gesellschaft kann Dritten, einschliesslich Gesellschaften, an denen sie direkt oder indirekt beteiligt ist, sowie direkten oder indirekten Aktionären der Gesellschaft oder Gesellschaften, an denen diese direkten oder indirekten Aktionäre der Gesellschaft direkt oder indirekt beteiligt sind, Darlehen oder andere Finanzierungen gewähren, mit solchen Dritten Cash-Pooling-Verträge abschliessen und für deren Verbindlichkeiten Sicherheiten aller Art bestellen und Garantien abgeben, in jedem Fall ob gegen Entgelt oder nicht und auch wenn diese Rechtsgeschäfte im ausschliesslichen Interesse der Dritten liegen. Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, verwalten, belasten und veräussern. Die Gesellschaft kann jede weitere Tätigkeit ausüben, welche mit den erwähnten Zwecken direkt oder indirekt zusammenhängt.		The Company may acquire, hold, manage, and dispose of investments and provide services to companies in which it holds a participation. The Company may establish branches and subsidiaries in Switzerland and abroad. The Company may grant loans or other financing to third parties, including companies in which it holds a direct or indirect participation, as well as direct or indirect shareholders of the Company or companies in which these direct or indirect shareholders of the Company hold a direct or indirect participation, enter into cash pooling agreements with such third parties, and provide all types of security and guarantees for their liabilities, in each case whether for consideration or not and even if these legal transactions are in the exclusive interest of the third parties. The Company may acquire, manage, encumber, and dispose of real estate in Switzerland and abroad. The Company may carry out any other activities directly or indirectly related to the aforementioned purposes.

Annex C-1

II.	AKTIENKapital	II.	Share Capital

Artikel 3 – Aktienkapital und Aktien		Article 3 – Share Capital and Shares

Das Aktienkapital beträgt CHF 1,247,904 und ist eingeteilt in 141,325,128 Namenaktien zu je CHF 1/113/25 Nennwert. Die Aktien sind vollständig liberiert.		The share capital amounts to CHF 1,247,904 and is divided into 141,325,128 registered common shares with a par value of CHF 1/113.25 each The shares are paid up in full.

Jede Aktienkategorie ist berechtigt, mit mindestens einem Mitglied im Verwaltungsrat vertreten zu sein.		Each category of shares is entitled to be represented on the Board of Directors by at least one member.

Artikel 3a – Bedingtes Aktienkapital für Aktionärsoptionen 1		Article 3a – Conditional Capital for Shareholders’ Options 1

Das Aktienkapital wird im Maximalbetrag von CHF 197,044 durch Ausgabe von höchstens 22,315,233 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 1/113.25 erhöht durch Ausübung von Optionsrechten, welche in Verbindung mit dem öffentlichen Angebot der Gesellschaft und der Kotierung der Aktien neuen Aktionären eingeräumt werden.		The Company’s share capital shall be increased by a maximum amount of CHF 197,044 through the issuance of not more than 22,315,233 registered common shares with a par value of CHF 1/113.25 each by the exercise of option rights which are granted to new shareholders in connection with the public offer of the Company and the listing of the shares.

Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre sind diesbezüglich ausgeschlossen. Der Ausgabebetrag der neuen Namenaktien entspricht mindestens dem Nominalwert und wird in bar oder Verrechnung liberiert. Der Verwaltungsrat regelt die übrigen Bedingungen und Voraussetzungen für die Ausübung der Optionsrechte.		The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options.

Die Ausübung der Optionsrechte und des Verzichts auf diese Rechte erfolgt schriftlich oder elektronisch. Die elektronische Ausübung oder der elektronische Verzicht bedürfen keiner qualifizierten elektronischen Signatur.		The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Annex C-2

Artikel 3b – Bedingtes Aktienkapital für Aktionärsoptionen 2	Article 3b – Conditional Capital for Shareholders’ Options 2

Das Aktienkapital wird im Maximalbetrag von CHF 44,152 durch Ausgabe von höchstens 5,000,214 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 1/113/25 erhöht durch Ausübung von Optionsrechten, welche in Verbindung mit der Fusion der Gesellschaft Aktionären der übertragenden Gesellschaft eingeräumt werden.

The Company’s share capital shall be increased by a maximum amount of CHF 44,152 through the issuance of not more than 5,000,214 registered common shares with a par value of CHF 1/113/25 each by the exercise of option rights which are granted to shareholders of the transferring company in connection with the merger of the Company.

Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre sind diesbezüglich ausgeschlossen. Der Ausgabebetrag der neuen Namenaktien entspricht mindestens dem Nominalwert und wird in bar oder Verrechnung liberiert. Der Verwaltungsrat regelt die übrigen Bedingungen und Voraussetzungen für die Ausübung der Optionsrechte.

The pre-emptive rights and subscription rights of shareholders are excluded. The issue price of the new registered shares shall at least correspond to the par value and shall be paid in cash or by offsetting of claims. The Board of Directors shall determine the other conditions and prerequisites of the exercise of the options.

Die Ausübung der Optionsrechte und des Verzichts auf diese Rechte erfolgt schriftlich oder elektronisch. Die elektronische Ausübung oder der elektronische Verzicht bedürfen keiner qualifizierten elektronischen Signatur.

The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Artikel 3c – Bedingtes Aktienkapital für Mitarbeiter- und Berateroptionen	Article 3c – Conditional Capital for Employee and Advisory Options

Das Aktienkapital wird im Maximalbetrag von CHF 120,376 durch Ausgabe von höchstens 13,632,582 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 1/113.25 erhöht durch Ausübung von Optionsrechten, welche zwecks Beteiligung von Mitarbeitern (einschliesslich Geschäftsleitung und Verwaltungsrat) und Beratern der Gesellschaft und / oder deren Tochtergesellschaften eingeräumt werden.

The Company’s share capital shall be increased by a maximum amount of CHF 120,376 through the issuance of not more than 13,632,582 registered common shares with a par value of CHF 1/113.25 each (common shares) by the exercise of option rights granted to employees (including members of the Board of Directors and the persons entrusted with management of the Company(the “Executive Board”) and advisors of the Company and / or its subsidiaries.

Das Vorwegzeichnungsrecht und das Bezugsrecht der Aktionäre sind diesbezüglich ausgeschlossen. Die Beteiligung erfolgt gemäss durch den Verwaltungsrat zu erlassenden Reglementen (Mitarbeiterbeteiligungspläne).

The pre-emptive rights and subscription rights of shareholders are excluded. The Board of Directors shall prepare plans for the allocation of such option rights (employee stock option plans).

Der Ausgabebetrag wird vom Verwaltungsrat festgelegt, wobei dieser mindestens dem Nominalwert entsprechen muss.	The issue price shall be determined by the Board of Directors and at least correspond to the par value.

Die Ausübung der Optionsrechte und des Verzichts auf diese Rechte erfolgt schriftlich oder elektronisch. Die elektronische Ausübung oder der elektronische Verzicht bedürfen keiner qualifizierten elektronischen Signatur.

The exercise of the option rights and the waiver of these rights shall be in writing or electronically. The electronic exercise or waiver does not require a qualified electronic signature.

Annex C-3

Artikel 3d – Kapitalband	Article 3d – Capital Band

Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 31 Dezember 2030 das derzeitige Aktienkapital der Gesellschaft durch die Ausgabe von maximal 70,662,564 Namenaktien mit einem Nennwert von je CHF 1/113.25 um nominal maximal CHF 623’952 zu erhöhen, wobei die obere Grenze des Kapitalbands nominal CHF 1’871’856 und die untere Grenze nominal CHF 1’247’904 beträgt. Mehrfache Erhöhungen (auch in Teilbeträgen) im Rahmen des Kapitalbands, der Befristung und der nachfolgenden Bestimmungen sind zulässig. Bezugsrechte, die im Rahmen einer Aktienkapitalerhöhung nicht ausgeübt werden, kann der Verwaltungsrat im Interesse der Gesellschaft zuweisen.

The Board of Directors is authorised to increase the current share capital of the Company at any time until 31 Deccember, 2030 by a maximum nominal amount of CHF 623,952 by issuing a maximum of 70,662,564 registered shares with a par value of CHF 1/113.25 each (common shares), whereby the upper limit of the capital band is nominally CHF 1,871,856 and the lower limit is nominally CHF 1,247,904. Multiple increases (also in instalments) within the framework of the capital band, the time limit and the following provisions are permitted. Subscription rights that are not exercised as part of a share capital increase may be allocated by the Board of Directors in the interest of the company.

Der Verwaltungsrat ist überdies berechtigt, bei den Kapitalerhöhungen im Kapitalband das Bezugsrecht der Aktionäre ganz oder zum Teil auszuschliessen und Dritten zuzuweisen zwecks Übernahme von Unternehmen, Unternehmensanteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung derartiger Transaktionen. Aktien, für die Bezugsrechte eingeräumt, aber nicht ausgeübt werden, stehen zur Verfügung des Verwaltungsrates, der diese im Interesse der Gesellschaft verwendet.

The Board of Directors is also authorised to exclude shareholders’ subscription rights in whole or in part in the case of capital increases in the capital band and to allocate them to third parties for the purpose of acquiring companies, shares in companies or participations or for the financing or refinancing of such transactions. Shares for which subscription rights are granted but not exercised are at the disposal of the Board of Directors, which utilises them in the interest of the company.

Artikel 4 – Form der Aktien	Article 4 – Form of Shares

Die Gesellschaft kann ihre Namenaktien als Einzelurkunden, Globalurkunden, einfache Wertrechte im Sinne des OR (in der jeweils geltenden Fassung) oder als Bucheffekten ausgestalten.

The Company may issue its registered shares in the form of single certificates, global certificates, simple uncertified securities within the meaning of the CO (as amended from time to time) or intermediated securities.

Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetztes. Die Gesellschaft kann als Bucheffekten ausgestaltete Aktien aus dem entsprechenden Verwahrungssystem zurückziehen.

The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediated Securities Act. The Company may withdraw shares issued as intermediated securities from the respective custody system.

Wertrechte können, sofern keine Bucheffekten geschaffen werden, nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft.

Uncertified securities may only be transferred by way of assignment provided that they are not registered as intermediated securities. In order to be valid, the assignment must be reported to the Company.

Annex C-4

Der Aktionär kann von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über seine Namenaktien verlangen. Der Aktionär hat jedoch keinen Anspruch auf Druck und Auslieferung von Wertpapieren oder Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form.

A shareholder may at any time request from the Company the issuance of a confirmation regarding his or her registered shares. However, the shareholder is not entitled to the printing or delivery of securities or to the conversion of registered shares issued in a specific form into another form.

Die Gesellschaft kann jederzeit Wertpapiere (Einzelurkunden, Zertifikate oder Globalurkunden) ausgeben oder ihre Namenaktien von einer Form in eine andere Form umwandeln sowie ausgegebene Wertpapiere, die bei ihr eingeliefert werden, annullieren.

The Company may issue securities (individual share titles, certificates or global certificates) or convert its registered shares from one form into another form at any time, as well as cancel issued securities that are returned to the Company.

Werden Aktientitel ausgegeben, so müssen sie von mindestens einem Mitglied des Verwaltungsrats unterschrieben sein.	If share certificates are issued, they must be signed by at least one member of the Board of Directors.

Artikel 5 – Zerlegung und Zusammenlegung von Aktien	Article 5 – Splitting and Consolidation of Shares

Die Generalversammlung kann bei unverändert bleibendem Aktienkapital durch Statutenänderung jederzeit Namenaktien in solche von kleinerem Nennwert zerlegen oder zu solchen von grösserem Nennwert zusammenlegen.

By amending the Articles of Association, the Meeting of Shareholders is authorized at any time – with unchanged share capital – to split shares into shares with lower par value or to consolidate shares into shares with higher par value.

Artikel 6 – Aktien-	Article 6 – Share Register

Der Verwaltungsrat führt ein Aktienbuch, in welches die Eigentümer, Nutzniesser und Nominees mit Namen und Adressen bzw. bei juristischen Personen mit Firma und Sitz eingetragen werden. Im Verhältnis zur Gesellschaft gilt als Aktionär, Nutzniesser oder Nominee, wer im Aktienbuch eingetragen ist. Adressänderungen sind der Gesellschaft zu melden.	The Board of Directors maintains a share register, which lists the name and address respectively, in case of legal entities, the company name and the registered office, of the owners, usufructuaries or nominees of the shares. Only those registered in the shareholders’ register shall be recognized as shareholders, usufructuaries or nominees towards the Company. Address changes shall be notified to the Company.

Ist die Eintragung eines Erwerbers aufgrund falscher Angaben erfolgt, kann dieser nach Anhörung vom Verwaltungsrat aus dem Aktienbuch gestrichen werden.	The Board of Directors may, after having heard the concerned owner of the shares, cancel entries which were based on untrue information.

Annex C-5

Der Verwaltungsrat regelt die Zuständigkeiten für die Führung des Aktienbuches die Voraussetzungen der Anerkennung von Personen als Aktionär oder Nutzniesser oder Nominee mit oder ohne Stimmrecht sowie deren Eintragung im Aktienbuch.

The Board of Directors regulates the responsibilities of the maintenance of the share register as well as the requirements for the recognition of persons as shareholders or usufructuaries or nominees with or without voting rights and their entry in the share register.

Der Verwaltungsrat gibt in der Einladung zur Generalversammlung das für die Teilnahme und Stimmberechtigung massgebende Stichdatum der Eintragung im Aktienbuch bekannt.			In the invitation to the Meeting of Shareholders, the Board of Directors announces the cut-off date for registration in the share register which is decisive for participation and voting rights.

III.	Organe der Gesellschaft		III.	CORPORATE BODIES

Die Organe der Gesellschaft sind:			The corporate bodies of the Company are:

	A.	Die Generalversammlung		A.	The Meeting of Shareholders

	B.	Der Verwaltungsrat		B.	The Board of Directors

	C.	Die Revisionsstelle		C.	The Auditors

A.	Generalversammlung		A.	The meeting of shareholders

Artikel 7 – Befugnisse			Article 7 – Powers

Oberstes Organ der Gesellschaft ist die Generalversammlung der Aktionäre. Sie hat folgende unübertragbaren Befugnisse:			The Meeting of Shareholders is the supreme body of the Company. It has the following non-transferrable powers:

	1.	die Festsetzung und Änderung der Statuten;		1.	to adopt and amend the Articles of Association;

	2.	die Wahl der Mitglieder des Verwaltungsrates, der Revisionsstelle, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses und des unabhängigen Stimmrechtsvertreters;		2.	to elect the members of the Board of Directors, the Auditors, the chairman of the Board of Directors, the members of the compensation committee and the independent proxy;

	3.	die Genehmigung des Lageberichtes und der Konzernrechnung;		3.	to approve the management report and the consolidated financial statements;

	4.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;		4.

to approve the annual accounts and to determine the allocation of the balance sheet profits, in particular the determination of dividends and shares of profit paid to members of the Board of Directors;

Annex C-6

5.	die Beschlussfassung über die Ausrichtung und Festsetzung einer Zwischendividende sowie die Genehmigung des dafür erforderlichen Zwischenabschlusses;	5.	to pass resolutions concerning the distribution and determination of an interim dividend and the approval of the interim financial statements required for this purpose;

6.	die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;	6.	to pass resolutions concerning the repayment of the statutory capital reserve;

7.	die Entlastung der Mitglieder des Verwaltungsrates und mit der Geschäftsführung betrauten Personen;	7.	to discharge the members of the Board of Directors and the Executive Board;

8.	die Dekotierung der Beteiligungspapiere der Gesellschaft;	8.	to delist the equity securities of the Company;

9.	die Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung und des Beirats; und	9.	to approve the compensation of the Board of Directors, the Executive Board and board of advisors; and

10.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat oder die Revisionsstelle vorgelegt werden.	10.	to pass resolutions concerning all matters which are reserved to the authority of the Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors or the Auditors.

Artikel 8 – Einberufung und Traktandierung		Article 8 – Convocation and Agenda Items

Die ordentliche Generalversammlung ist jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres abzuhalten. Ausserordentliche Generalversammlungen werden so häufig wie nötig einberufen, insbesondere in den vom Gesetz vorgesehenen Fällen.

The annual Meeting of Shareholders shall be held within six months after closing of the business year. Extraordinary Meetings of Shareholders shall be called as often as necessary, in particular if provided for by law.

Die Generalversammlung ist spätestens 20 Tage vor dem Versammlungstag durch schriftliche Mitteilung per Brief oder E-Mail an die im Aktienbuch eingetragene Adresse jedes einzelnen Aktionärs und allfälliger Nutzniesser oder durch Publikation im Schweizerischen Handelsblatt (SHAB) einzuberufen. Die Einberufung erfolgt durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.

The Meeting of Shareholders shall be called no later than 20 days prior to the date of the meeting in writing by letter or e-mail to the address of each individual shareholder and usufructuary recorded in the share register or by way of announcement in the Swiss Commercial Gazette (SHAB). The meeting shall be called by the Board of Directors or, if required, by the Auditors. The liquidators and the representatives of the bondholders also have the convening right.

Die Einberufung einer Generalversammlung kann auch von einem oder mehreren Aktionären, die zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, verlangt werden. Sie müssen die Einberufung schriftlich verlangen. Die Verhandlungsgegenstände und Anträge müssen im Begehren enthalten sein.

		A Meeting of Shareholders may also be convened by one or more shareholders who together represent at least 5 percent of the share capital or votes. They must request the convocation in writing. The items on the agenda and the proposals must be included in the request.

Annex C-7

Aktionäre, die zusammen mindestens 0.5 Prozent des Aktienkapitals oder der Stimmen vertreten, können die Traktandierung eines Verhandlungsgegenstands verlangen. Das schriftliche Traktandierungsgesuch hat mindestens [40] Tage vor der Generalversammlung bei der Gesellschaft einzutreffen.		Shareholders collectively representing at least 0.5 percent of the share capital or votes may request that an item be included on the agenda. The written request for an item to be placed on the agenda must be received by the Company at least [40] days before the Meeting of Shareholders.

In der Einberufung sind bekanntzugeben:		The notice convening the meeting shall state:

1.	das Datum, der Beginn, die Art und der Ort der Generalversammlung;	1.	the date, the beginning, the type and the place of the Meeting of Shareholders;

2.	die Verhandlungsgegenstände;	2.	the items on the agenda;

3.	die Anträge des Verwaltungsrats gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung;	3.	the motions of the Board of Directors, if any, the motions of the shareholders, together with a brief statement of the reasons therefor;

4.	gegebenenfalls der Name und die Adresse des unabhängigen Stimmrechtsvertreters.	4.	if applicable, the name and address of the independent proxy.

Der Verwaltungsrat stellt sicher, dass die Verhandlungsgegenstände die Einheit der Materie wahren, und legt der Generalversammlung alle Informationen vor, die für ihre Beschlussfassung von Bedeutung sind. Er darf die Verhandlungsgegenstände in der Einberufung summarisch darstellen, sofern er den Aktionären weiterführende Informationen elektronisch zugänglich macht.

		The Board of Directors shall ensure that the items on the agenda preserve the cohesion of subject matter and shall present to the Meeting of Shareholders all information that is of significance for its decision-making. It may summarize the items on the agenda in the notice of the meeting, provided that it makes further information available to the shareholders electronically.

Über Gegenstände, die nicht in dieser Weise angekündigt worden sind, können unter Vorbehalt der Bestimmungen über die Universalversammlung keine Beschlüsse gefasst werden; ausgenommen sind Anträge auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle. Dagegen bedarf es zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung keiner vorherigen Ankündigung.

Subject to the provisions governing the plenary meeting, no resolutions may be passed on items not announced in the manner outlined above, save for motions to convene an extraordinary Meeting of Shareholders, to conduct a special investigation and to elect an auditor. No advance notice is required to propose motions with respect to agenda items duly notified in advance and to debate agenda items without passing any resolution.

Spätestens 20 Tage vor der ordentlichen Generalversammlung sind den Aktionären der Geschäftsbericht und gegebenenfalls der Revisionsbericht zugänglich zu machen.		The annual report and, if applicable, the audit report shall be made available to the shareholders no later than 20 days before the Meeting of Shareholders.

Annex C-8

Der Verwaltungsrat teilt ihnen mit, wie sie Zugang zu diesen Dokumenten erlangen können.	The Board of Directors shall inform them on how to obtain access to these documents.

Sofern die Unterlagen nicht elektronisch zugänglich sind, kann jeder Aktionär verlangen, dass ihm diese rechtzeitig zugestellt werden.	If the documents are not accessible electronically, each shareholder may request that they be sent to him or her in due time.

Sofern die Unterlagen nicht elektronisch zugänglich sind, kann jeder Aktionär während eines Jahres nach der Generalversammlung von der Gesellschaft verlangen, dass ihm der Geschäftsbericht in der von der Generalversammlung genehmigten Form sowie gegebenenfalls den Revisionsbericht zugestellt werden.

If the documents are not accessible electronically, each shareholder may, for a period of one year after the Meeting of Shareholders, request the Company to send him or her the annual report in the form approved by the Meeting of Shareholders and, if applicable, the audit report.

Artikel 9 – Universalversammlung und Zirkularbeschluss	Article 9 – Universal Meeting and Circular Resolution

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten.	The owners or representatives of all the Company’s shares may, if no objection is raised, hold a Meeting of Shareholders without complying with the formal requirements for convening meetings.

In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien daran teilnehmen.

As long as the owners or representatives of all shares are present or represented at such meeting, all matters which fall within the competence of the Meeting of Shareholders may validly be discussed and resolved upon.

Die Generalversammlung kann ebenfalls ohne Einhaltung der für die Einberufung geltenden Vorschriften abgehalten werden, wenn die Beschlüsse auf schriftlichem Weg auf Papier oder in elektronischer Form erfolgen, sofern nicht ein Aktionär oder dessen Vertreter die mündliche Beratung verlangt.

The Meeting of Shareholders may also be held without complying with the formal requirements for convening meetings if the resolutions are passed in writing on paper or in electronic form, unless a shareholder or his or her representative requests oral deliberation.

Artikel 10 – Tagungsort	Article 10 – Venue

Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung.	The Board of Directors shall determine the venue of the Meeting of Shareholders.

Durch die Festlegung des Tagungsortes darf für keinen Aktionär die Ausübung seiner Rechte im Zusammenhang mit der Generalversammlung in unsachlicher Weise erschwert werden.	The determination of the venue shall not make it inappropriately difficult for any shareholder to exercise his or her rights in connection with the Meeting of Shareholders.

Die Generalversammlung kann an verschiedenen Orten im In- oder Ausland gleichzeitig durchgeführt werden. Die Voten der Teilnehmer müssen in diesem Fall unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden.

The Meeting of Shareholders may be held simultaneously at various locations in Switzerland or abroad. In this case, the votes of the participants must be transmitted directly in sound and vision to all meeting locations.

Annex C-9

Die Generalversammlung kann auch im Ausland durchgeführt werden.		The Meeting of Shareholders may also be held abroad.

Der Verwaltungsrat kann vorsehen, dass Aktionäre, die nicht am Ort der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.		The Board of Directors may provide that shareholders who are not present at the venue of the Meeting of Shareholders may exercise their rights by electronic means.

Artikel 11 – Virtuelle Generalversammlung		Article 11 – Virtual Meeting of Shareholders

Eine Generalversammlung kann mit elektronischen Mitteln ohne physischen Tagungsort durchgeführt werden (virtuelle Generalversammlung).		The Meeting of Shareholders may be held by electronic means without a meeting venue (virtual Meeting of Shareholders).

Der Verwaltungsrat regelt die Verwendung der elektronischen Mittel. Er stellt sicher, dass		The Board of Directors determines the use of electronic means. It ensures that

1.	die Identität der Teilnehmer feststeht;	1.	the identity of the participants is established;

2.	die Voten in der Generalversammlung unmittelbar übertragen werden;	2.	the votes in the Meeting of Shareholders are transmitted directly;

3.	jeder Teilnehmer Anträge stellen und sich an der Diskussion beteiligen kann;	3.	each participant can make motions and take part in the discussion;

4.	das Abstimmungsergebnis nicht verfälscht werden kann.	4.	the voting results cannot be falsified.

Treten während der Generalversammlung technische Probleme auf, sodass die Generalversammlung nicht ordnungsgemäss durchgeführt werden kann, so muss sie wiederholt werden. Beschlüsse, welche die Generalversammlung vor dem Auftreten der technischen Probleme gefasst hat, bleiben gültig.

		If technical problems occur during the Meeting of Shareholders so that the Meeting of Shareholders cannot be held properly, it must be repeated. Resolutions passed by the Meeting of Shareholders before the occurrence of such technical problems shall remain valid.

Artikel 12 – Vorsitz und Protokoll; Teilnahme der Mitglieder des Verwaltungsrates		Article 12 – Chairperson and Minutes; Participation of the Members of the Board

Den Vorsitz der Generalversammlung führt der Präsident oder ein anderes Mitglied des Verwaltungsrates. Die Person, die den Vorsitz in der Generalversammlung führt, muss kein Aktionär sein. Ist kein Mitglied des Verwaltungsrates anwesend, wählt die Generalversammlung einen Tagesvorsitzenden. Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen.

The Meeting of Shareholders shall be chaired by the President of the Board of Directors or by another member of the Board of Directors. The person chairing the meeting does not need to be a shareholder. If no member of the Board of Directors is present, the Meeting of Shareholders elects a chairperson of the day. The Chairperson of the Meeting of Shareholders designates the secretary and the scrutineer who do not need to be shareholders.

Annex C-10

Der Verwaltungsrat sorgt für die Führung des Protokolls. Dieses Protokoll hält fest:		The Board of Directors shall ensure that minutes are taken. The minutes shall record:

1.	das Datum, den Beginn und das Ende sowie die Art und den Ort der Generalversammlung;	1.	the date, the beginning and the end, as well as the type and the place of the Meeting of Shareholders;

2.	Die Anzahl, die Art, den Nennwert und die Kategorie der vertretenen Aktien, unter Angabe der Aktien, die vom unabhängigen Stimmrechtsvertreter vertreten werden;	2.	the number, type, par value and category of shares represented, specifying the shares represented by the independent proxy;

3.	die Beschlüsse und die Wahlergebnisse;	3.	the resolutions and the election results;

4.	die in der Generalversammlung gestellten Begehren um Auskunft und die darauf erteilten Antworten;	4.	the requests for information made at the Meeting of Shareholders and the answers given thereto;

5.	die von den Aktionären zu Protokoll gegebenen Erklärungen;	5.	the statements made by the shareholders for the record;

6.	relevante technische Probleme, die bei der Durchführung der Generalversammlung auftreten.	6.	relevant technical problems encountered in the conduct of the Meeting of Shareholders.

Das Protokoll ist vom Vorsitzenden der Generalversammlung und vom Protokollführer zu unterzeichnen. Jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Tagen nach der Generalversammlung zugänglich gemacht wird.		The minutes shall be signed by the Chairperson of the Meeting of Shareholders and the keeper of the minutes. Any shareholder may request that the minutes be made available to him or to her within 30 days of the Meeting of Shareholders.

Die Mitglieder des Verwaltungsrates sind berechtigt, an der Generalversammlung teilzunehmen. Sie können Anträge stellen.		The members of the Board of Directors are entitled to attend the Meeting of Shareholders. They may make motions.

Artikel 13 – Stimmrecht und Vertretung		Article 13 – Voting Right and Proxy

Jede Aktie verfügt, unabhängig von ihrem Nennwert, über eine Stimme. Die Rechte an den Aktien sind unteilbar.		Each share shall be entitled to one vote, regardless of its nominal value. The shares are not divisible.

Jeder stimmberechtigte Aktionär kann seine Aktien in der Generalversammlung selbst vertreten oder durch den unabhängigen Stimmrechtsvertreter, einen Vertreter seiner Wahl (der nicht Aktionär sein muss) auf Grundlage einer schriftlichen Vollmacht oder den gesetzlichen Vertreter ausüben lassen.

Each shareholder entitled to vote may represent his or her shares at the Meeting of Shareholders or may have them represented by the independent proxy, a representative of his or her choice (who do not need to be a shareholder) based on a written power of attorney or its legal representative.

Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und kann wiedergewählt werden. Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter oder ist der unabhängige Stimmrechtsvertreter verhindert, bezeichnet der Verwaltungsrat den unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.		The independent proxy shall be elected by the Meeting of Shareholders for a term of office until completion of the next annual Meeting of Shareholders and shall be eligible for re-election. If the Company does not have an independent proxy or if the independent proxy is unable to attend, the Board of Directors shall appoint the independent proxy for the next Meeting of Shareholders.

Annex C-11

Artikel 14 – Beschlussfassung		Article 14 – Resolutions

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der absoluten Mehrheit der vertretenen Aktienstimmen. Bei Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

Unless otherwise provided by law or the Articles of Association, the Meeting of Shareholders passes resolutions and conducts elections by an absolute majority of all votes represented. In the event of a tie, a motion shall be deemed rejected. The Chairperson of the Meeting of Shareholders does not have the casting vote.

Bevor ein Beschluss nach Artikel 7 Ziffer 3 und 4 dieser Statuten gefasst werden kann, muss der Generalversammlung der Revisionsbericht vorliegen. Die Revisionsstelle muss an der Generalversammlung anwesend sein.

Before passing a resolution according to Article 7 Sections 3 and 4 of these Articles of Association, the audit report must be available to the Meeting of Shareholders. The Auditors must be present at the Meeting of Shareholders.

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel (66⅔%) aller an der Generalversammlung vertretenen Aktienstimmen und die Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

		A resolution passed by at least two thirds (66⅔%) of the votes represented at the meeting and the majority of the aggregate nominal value of the shares represented is required for:

1.	die Änderung des Gesellschaftszwecks;	1.	the change of the Company’s purpose;

2.	die Zusammenlegung von Aktien, soweit dafür nicht die Zustimmung aller betroffenen Aktionäre erforderlich ist;	2.	the consolidation of shares, insofar as this does not require the consent of all shareholders affected;

3.	die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlagen oder durch Verrechnung von Forderungen und die Gewährung von besonderen Vorteilen;	3.	a capital increase against the Company’s equity, against contributions in kind, or by offsetting receivables, as well as the granting of special privileges;

4.	die Umwandlung von Partizipationsscheinen in Aktien;	4.	the conversion of participation certificates into shares;

5.	die Einschränkung oder Aufhebung des Bezugsrechts;	5.	any limitation or withdrawal of subscription rights;

6.	die Einführung eines bedingten Kapitals oder eines Kapitalbands;	6.	the introduction of a conditional capital or a capital band;

7.	die Beschränkung der Übertragbarkeit von Namenaktien;	7.	the restriction of the transferability of registered shares;

8.	die Einführung von Stimmrechtsaktien;	8.	the creation of shares with privileged voting rights;

9.	den Wechsel der Währung des Aktienkapitals;	9.	the change of currency of the share capital;

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	10.	die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;		10.	the introduction of the casting vote of the Chairperson in the Meeting of Shareholders;

	11.	eine Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;		11.	a provision in the Articles of Association for the holding of the Meeting of Shareholders abroad;

	12.	die Verlegung des Sitzes der Gesellschaft;		12.	the change of the registered office of the Company;

	13.	die Dekotierung der Beteiligungspapiere der Gesellschaft;		13.	the delisting of the shares of the Company;

	14.	die Einführung einer statutarischen Schiedsklausel; und		14.	the introduction of an arbitration clause in the Articles of Association; and

	15.	die Auflösung der Gesellschaft mit oder ohne Liquidation.		15.	the dissolution or liquidation of the Company.

Statutenbestimmungen, die für die Fassung bestimmter Beschlüsse grössere Mehrheiten als die vom Gesetz vorgeschriebenen festlegen, können nur mit dem vorgesehenen Mehr eingeführt, geändert oder aufgehoben werden.

Should the Articles of Association contain provisions which set higher majorities than those provided for by law for the adoption of certain resolutions, such provisions may be introduced, amended or repealed only with such higher majority.

Im Übrigen richten sich die Befugnisse und die Organisation der Generalversammlung, soweit die Statuten nicht etwas anderes festlegen, nach den gesetzlichen Vorschriften.			Further, unless the Articles of Association provide otherwise, the powers and organization of the Meeting of Shareholders are governed by the law.

B.	Verwaltungsrat		B.	Board of Directors

Artikel 15 – Organisation			Article 15 – Organization

Der Verwaltungsrat besteht aus [fünf] Mitgliedern.			The Board of Directors shall consist of [five] members.

Vorbehältlich der Wahl des Präsidenten des Verwaltungsrats und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selber. Er bezeichnet den Sekretär, der dem Verwaltungsrat nicht angehören muss. Ist das Präsidium des Verwaltungsrats vakant, bezeichnet der Verwaltungsrat aus seiner Mitte einen Präsidenten für die verbleibende Amtsdauer.

Except for the election of the chairman of the Board of Directors and the members of the compensation committee by the Meeting of the Shareholders, the Board of Directors constitutes. It appoints a secretary who does not need to be a member of the Board of Directors. If the office of the chairman of the Board of Directors is vacant, the Board of Directors shall appoint a chairman from among its member for the remaining term of office.

Der Verwaltungsrat kann im Rahmen seiner Zuständigkeit und Befugnisse Reglemente erlassen. Solche Reglemente können für wichtige Entscheide des Verwaltungsrates auch qualifizierte Präsenz- und Zustimmungsquoren vorsehen.

Within its responsibilities and powers, the Board of Directors may enact Board Regulations. Such Board Regulations may provide for qualified attendance quorums and qualified majority thresholds for important decisions of the Board of Directors.

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Artikel 16 – Bestellung	Article 16 – Appointment

Die Mitglieder des Verwaltungsrates, der Präsident des Verwaltungsrats sowie die Mitglieder des Vergütungsausschusses werden durch die Generalversammlung jeweils einzeln für die Dauer von einem Jahr bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist zulässig.

The members of the Board of Directors, the chairman of the Board of Directors and the members of the compensation committee are elected individually by the Meeting of Shareholders for a term of office of one year until completion of the next annual Meeting of Shareholders. Re-election is permissible.

Neugewählte treten in die Amtsdauer derjenigen Mitglieder ein, die sie ersetzen.	Newly elected members take over the term of office of the members whom they replace.

Artikel 17 – Sitzungen und Beschlussfassung	Article 17 – Meetings and Resolutions

Sitzungen des Verwaltungsrates werden durch den Präsidenten oder, im Verhinderungsfalle, durch ein anderes Mitglied mittels schriftlicher Mitteilung (Brief oder E-Mail) so häufig einberufen, wie es die Geschäfte erfordern. Jedes Mitglied kann unter Angabe der Gründe vom Präsidenten die unverzügliche Einberufung einer Sitzung verlangen.

Meetings of the Board of Directors shall be called by its President or, if he/she is prevented from doing so, by any other member, by means of written notification (letter or e-mail) as often as business matters require. Any member may request the President to call a meeting without delay, subject to stating the grounds for such requests.

Die Einberufung des Verwaltungsrates hat mindestens 10 Tage vor dem Sitzungstage zu erfolgen. In dringenden Fällen kann diese Frist verkürzt werden.	A meeting of the Board of Directors shall be called at least 10 days prior to the day of the meeting. This period may be shortened in cases of urgency.

Der Verwaltungsrat fasst seine Beschlüsse an Sitzungen mit Tagungsort (einschliesslich über Telefon-, Video- oder Computerkonferenz oder andere direkte Kommunikationsmittel) oder unter Verwendung elektronischer Mittel, in sinngemässer Anwendung der Artikel 701c–701e OR, oder auf schriftlichem Weg auf Papier oder in elektronischer Form, sofern nicht ein Mitglied die mündliche Beratung verlangt. Im Fall der Beschlussfassung auf elektronischem Weg ist keine Unterschrift erforderlich; vorbehalten bleibt eine anderslautende, schriftliche Festlegung des Verwaltungsrats.

The Board of Directors passes its resolutions at meetings with a venue (including meetings held by telephone, video or computer conference or other means of direct communication) or, by using electronic means, applying Articles 701c–701e CO mutatis mutandis, or in writing on paper or electronically, unless a member requests that it be debated orally. If the resolution is passed electronically, no signature is required, unless the Board of Directors specify a different requirement in writing.

An Sitzungen (einschliesslich über Telefon-, Video- oder Computerkonferenz oder andere elektronische Mittel) kann der Verwaltungsrat gültig Beschlüsse fassen, falls die Mehrheit seiner Mitglieder anwesend ist oder mittels Telefon-, Video- oder Computerkonferenz oder anderer elektronischer Mittel teilnimmt, soweit nicht ein anderes Anwesenheitsquorum im Organisationsreglement statuiert ist. Kein Präsenzquorum ist erforderlich, wenn ausschliesslich die Durchführung einer Kapitalerhöhung, Nachliberierung oder Kapitalherabsetzung oder eines Wechsels der Währung des Aktienkapitals festzustellen und die anschliessend vorzunehmende Statutenänderung zu beschliessen ist (insbes. Art. 634b, 652g, 653g, 653u und 653o OR).

The Board of Directors may pass resolutions at meetings (including meetings held by telephone, video or computer conference or other electronic means), if the majority of its members are present or participate via telephone, video or computer conference or other electronic means, unless a different quorum is stipulated in the Board Regulations. There is no need for a quorum, if only the implementation of an increase of capital, a subsequent payment of capital or a decrease of capital or a change of the currency of the share capital and the corresponding amendment of the Articles of Association is determined (in particular art. 634b, 652g, 653g, 653u and 653o CO).

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Soweit nicht ein höheres Zustimmungsquorum in einem entsprechenden Organisationsreglement festgelegt ist, fasst der Verwaltungsrat seine Beschlüsse mit dem absoluten Mehr der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende den Stichentscheid.

Unless higher majority thresholds are set forth in the Board Regulations, the Board of Directors passes its resolutions by an absolute majority of the votes cast. In the event of a tie, the chairperson of the Meeting of the Board of Directors has the casting vote.

Über die Verhandlungen und Beschlüsse ist ein Protokoll zu führen, das vom Vorsitzenden und vom Sekretär unterzeichnet wird.		The discussions and the resolutions of the Board of Directors shall be recorded in minutes, which shall be signed by the Chairperson of the Meeting of the Board of Directors and the secretary.

Artikel 18 – Recht auf Auskunft und Einsicht		Article 18 – Right of Information and Inspection

Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.		Any member of the Board of Directors may request information about all matters relating to the Company.

In den Sitzungen sind alle Mitglieder des Verwaltungsrates sowie die mit der Geschäftsführung betrauten Personen zur Auskunft verpflichtet.		At the meetings, all members of the Board of Directors and the Executive Board are obliged to provide information.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Outside of the meetings, every member may ask the members of the Executive Board for information about the course of business and, with the authorization of the President, about individual transactions.

Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.		Insofar as is necessary to carry out a duty, any member may ask the President for books of account and files to be submitted to him or her.

Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.		If the President refuses a request for information, consultation or inspection, the Board of Directors shall decide.

Regelungen oder Beschlüsse des Verwaltungsrates, die das Recht auf Auskunft und Einsichtnahme der Verwaltungsräte erweitern, bleiben vorbehalten.		The foregoing is without prejudice to regulations or resolutions by the Board of Directors which extend the right of information and inspection on the part of members of the Board of Directors.

Artikel 19 – Befugnisse		Article 19 – Powers

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:		The Board of Directors has the following non-transferrable and inalienable duties:

1.	die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1.	to ultimately manage the Company and issue the necessary directives;

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2.	die Festlegung der Organisation;	2.	to determine the Company’s organization;

3.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie die Finanzplanung, sofern dies für die Führung der Gesellschaft notwendig ist;	3.	to structure the accounting system, the financial controls and, to the extent necessary for the management of the Company, the financial planning;

4.	die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen;	4.	to appoint and remove the members of the Executive and the persons entrusted with the representation of the Company;

5.	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5.	to exercise the ultimate supervision over the Executive Board, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6.	die Erstellung des Geschäftsberichtes, des Vergütungsberichts sowie gegebenenfalls weiterer Berichte gemäss Gesetz;	6.	to prepare the annual report, the compensation report and, if necessary, other reports in accordance with the law;

7.	die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse; und	7.	to prepare the Meeting of Shareholders and to implement its resolutions; and

8.	die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung.	8.	to file a petition for debt-restructuring moratorium and to notify the court in case of over-indebtedness.

Der Verwaltungsrat ist zudem in allen Angelegenheiten und für alle Beschlüsse zuständig, die nicht nach zwingendem Recht oder den Statuten der Generalversammlung zugewiesen sind.		The Board of Directors shall also decide on all matters which are not by mandatory law or by the Articles of Association reserved for decision by the Meeting of Shareholders.

Der Verwaltungsrat kann die Vorbereitung und Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

The Board of Directors may delegate the preparation and the implementation of its resolutions or the supervision of business transactions to committees or individual members. The Board of Directors shall provide for adequate reporting to its members.

Der Verwaltungsrat wahrt die Interessen der Gesellschaft in guten Treuen.		The Board of Directors attends faithfully to the Company’s interests.

Artikel 20 – Übertragung der Geschäftsführung		Article 20 – Delegation of Management

Der Verwaltungsrat kann die Geschäftsführung nach Massgabe eines Organisationsreglements ganz oder zum Teil einzelnen Mitglieder oder Dritten übertragen (Geschäftsleitung).		The Board of Directors may delegate the management of the Company in whole or in part to individual members or third parties (Executive Board) in accordance with Board Regulations.

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Das Organisationsreglement ordnet die Geschäftsführung, bestimmt die hierfür erforderlichen Stellen, umschreibt deren Aufgaben und regelt insbesondere die Berichterstattung.

The Board Regulations govern the management of the Company, stipulate the positions required, define the duties associated with these positions and, in particular, determine the Company’s internal reporting.

Soweit die Geschäftsführung nicht übertragen worden ist, steht sie allen Mitgliedern des Verwaltungsrates gesamthaft zu.	To the extent management has not been delegated, it is vested jointly in the members of the Board of Directors.

Der Verwaltungsrat kann die Vertretung einem oder mehreren Mitgliedern (Delegierte) oder Dritten (Direktoren) übertragen. Mindestens ein Mitglied des Verwaltungsrates muss zur Vertretung befugt sein.	The Board of Directors may delegate the power of representation to one or several members (delegates) or third parties (executive officers). At least one member of the Board of Directors must be empowered to represent the Company.

Artikel 21 – Schadloshaltung	Article 21 – Indemnification

Soweit gesetzlich zulässig, hält die Gesellschaft aktuelle und ehemalige Mitglieder des Verwaltungsrats und der Geschäftsleitung der Gesellschaft sowie deren Erben oder Rechtsnachfolger schadlos für Kosten, Ausgaben inklusive angemessener Anwaltskosten, Urteile, Bussen, Verluste, Forderungen, Schäden oder Verbindlichkeiten im Zusammenhang mit Zivil-, Straf-, Administrativ- oder Untersuchungsverfahren, welche ihnen entstehen oder entstehen können aufgrund von (i) von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten, (ii) ihrer Tätigkeit als Mitglied des Verwaltungsrats oder der Geschäftsleitung, oder (iii) ihrer Tätigkeit im Auftrag der Gesellschaft als Mitglied des Verwaltungsrats oder der Geschäftsleitung, Arbeitnehmer oder Agent von anderen Unternehmen, Tochtergesellschaften, Personengesellschaften, Trusts oder anderen Gesellschaften.

To the extent permissible by law, the Company indemnifies and holds harmless each present and former member of the Board of Directors and the Executive Board of the Company as well as their heirs or legal successors against any costs or expenses including reasonable attorneys’ fees, judgements, fines, losses, claims, damages or liabilities incurred in connection with any civil, criminal, administrative or investigative action, arising out of or pertaining to (i) actual or alleged actions, approvals, or omissions in connection with the performance of their duties or alleged duties, (ii) their activities and services as a member of the Board of Directors or the Executive Board; or (iii) their activities at the request of the Company as director, officer, employee or agent of another company, subsidiary, partnership, trust or other corporation.

Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen und rechtskräftigen Entscheid eines zuständigen Gerichts, Schiedsgerichts oder einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihrer Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

This indemnity shall not extend to any matter in which any of the said persons is found, in a final judgment or decree of a court, arbitral tribunal or government or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as a member of the Board of Directors or the Executive Board.

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Die Gesellschaft schiesst aktuellen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung die Gerichts- oder Anwaltskosten vor, die im Zusammenhang mit allfälligen in Absatz 1 genannten zivil-, straf- oder verwaltungsrechtlichen Verfahren oder Untersuchungen anfallen. Die Gesellschaft kann solche Kostenvorschüsse ablehnen oder zurückfordern, sofern ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde rechtskräftig feststellt, dass das entsprechende Mitglied des Verwaltungsrates oder der Geschäftsleitung eine vorsätzliche oder grobfahrlässige Verletzung seiner Pflichten als Mitglied des Verwaltungsrats oder der Geschäftsleitung begangen hat.

The Company shall advance existing and former members of the Board of Directors and the Executive Board court costs and attorney fees in connection with potential civil, criminal, administrative or investigative proceedings and investigations as described in paragraph 1. The Company may reject or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the member of the Board of Directors or the Executive Board in questions has committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or the Executive Board.

Die Gesellschaft kann Haftpflichtversicherungen für die Mitglieder des Verwaltungsrates oder der Geschäftsleitung abschliessen. Die Bezahlung der Versicherungsprämien wird von der Gesellschaft oder ihren Tochtergesellschaften übernommen.

The Company may take out a directors’ and officers’ liability insurance for members of the Board of Directors and the Executive Board. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

Artikel 22 – Wahl und Zusammensetzung des Vergütungsausschusses	Article 22 – Election and Composition of the Compensation Committee

Der Vergütungsausschuss besteht aus 3 (drei) Mitgliedern des Verwaltungsrates. Der Verwaltungsrat bezeichnet den Vorsitzenden des Vergütungsausschusses.	The compensation committee shall consist of three (3)members of the Board of Directors. The Board of Directors shall appoint the chairman of the compensation committee.

Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung jährlich für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt und sind wiederwählbar. Die Wahl erfolgt für jedes Mitglied des Vergütungsausschusses einzeln. Bei Vakanzen im Vergütungsausschuss, die zu einer Unterschreitung der Mindestanzahl von 3 (drei) Mitgliedern führen, ernennt der Verwaltungsrat für die verbleibende Amtsdauer die fehlenden Mitglieder aus seiner Mitte.

The members of the compensation committee shall be elected annually by the Meeting of Shareholders for a period until completion of the next annual Meeting of Shareholders and shall be eligible for re-election. Each member of the compensation committee shall be elected individually. If there are vacancies on the compensation committee and the number of members falls below the minimum of three (3), the Board of Directors shall appoint the missing member from among its members for the remaining term of office.

Der Verwaltungsrat kann im Organisationsreglement oder in einem separaten Reglement Näheres zur Organisation und Beschlussfassung des Vergütungsausschusses festlegen.	The Board of Directors may determine further details on the organization and decision-making of the compensation committee in the organizational rules or in separate regulations.

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Artikel 23 – Aufgaben des Vergütungsausschusses		Article 23 – Duties of the Compensation Committee

Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsprinzipien und -richtlinien, bei der Erstellung des Vergütungsberichts sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung über die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Anträge und Empfehlungen zu weiteren Vergütungsfragen unterbreiten.

The compensation committee shall support the Board of Directors establishing and reviewing the Company’s compensation principles and guidelines, in preparing the compensation report and in preparing the proposals to the Meeting of Shareholders regarding compensation of the members of the Board of Directors and Executive Board. The compensation committee may submit proposals to the Board of Directors in other compensation related issues.

Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben und Befugnisse zuweisen.		The Board of Directors may delegate further tasks and powers to the compensation committee.

C.	Revisionsstelle	C.	the Auditors

Artikel 24 – Wahl und Befugnisse		Article 24 – Election and Powers

Die Generalversammlung wählt jährlich ein staatlich beaufsichtigtes Revisionsunternehmen im Sinne des Revisionsaufsichtsgesetzes als Revisionsstelle für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

The Meeting of Shareholders annually elects a state-supervised auditing company within the meaning of the Audit Supervision Act as statutory auditors for a term of office of one year until completion of the next annual Meeting of Shareholders. Re-election is possible.

Die Revisionsstelle hat die ihr gesetzlich zugewiesenen Pflichten und Befugnisse.		The statutory auditors have the powers and duties assigned to them by law.

IV.	Vergütung des Verwaltungsrats und der Geschäftsleitung	IV.	Compensation of the Board of Directors and the Executive Board

Artikel 25 – Allgemeine Grundsätze zu Abstimmung über Vergütungen		Article 25 – General Principles of Resolutions on Compensations

Die Generalversammlung stimmt jährlich gesondert über die vom Verwaltungsrat unterbreiteten maximalen Gesamtbeträge der Vergütung der Mitglieder des Verwaltungsrats, der Geschäftsleitung und des Beirats für die folgende Amtsperiode beziehungsweise das folgende Geschäftsjahr ab.

On an annual basis, the Meeting of Shareholders shall resolve separately the maximum aggregate amount of compensation for the members of the Board of Directors, the Executive Board and the advisory board for the following term of office or the financial year, respectively, based on the proposal of the Board of Directors.

Die Abstimmung der Generalversammlung hat bindende Wirkung.		The vote of the Meeting of Shareholders is binding.

Lehnt die Generalversammlung einen Antrag des Verwaltungsrates ab, setzt der Verwaltungsrat den entsprechenden (maximalen) Gesamtbetrag oder (maximale) Teilbeträge unter Berücksichtigung aller relevanten Faktoren neu fest und unterbreitet den oder die so festgesetzten Beträge derselben Generalversammlung, einer nachfolgenden ausserordentlichen Generalversammlung oder der nächsten ordentlichen Generalversammlung zur Abstimmung vor.

In the event the Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall reevaluate, taking into account all relevant factors, the respective (maximum) aggregate amount or partial (maximum) amounts, and submit the amount(s) so determined for approval by the same Meeting of Shareholders, a subsequent extraordinary Meeting of Shareholder or the next annual Meeting of Shareholders.

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Wird prospektiv über variable Vergütungen abgestimmt, so muss der Generalversammlung der Vergütungsbericht zur Konsultativabstimmung vorgelegt werden.	If variable compensation is voted on prospectively, the compensation report must be submitted to the Meeting of Shareholders for an advisory vote.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Vergütungen vor der Genehmigung durch die Generalversammlung unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten.

The Company or any company controlled by it may pay any compensation prior to approval by the Meeting of Shareholders subject to subsequent approval by the Meeting of Shareholders.

Artikel 26 – Vergütungen für Mitglieder der Geschäftsleitung	Article 26 – Compensation for members of the Executive Management

Die Gesellschaft oder von ihr kontrolliere Gesellschaften sind ermächtigt, jedem Mitglied, das während einer von der Generalversammlung bereits genehmigten Vergütungsperiode in die Geschäftsleitung eintritt, während der Dauer der bereits genehmigten Vergütungsperiode(n) einen Zusatzbetrag auszurichten.

The Company or any company controlled by it shall be authorized to pay to any member of the Executive Board who becomes a member during a compensation period for which the Meeting of Shareholders has already approved the compensation of members of the Executive Board a supplementary amount during the compensation period(s) already approved.

Der Zusatzbetrag darf [50]% der zuletzt von der Generalversammlung genehmigten Gesamtbeträge der fixen und variablen Vergütungen der Geschäftsleitung je Vergütungsperiode nicht übersteigen.	The supplementary amount shall not exceed [50]% of the aggregate amounts of fixed and variable compensation of the Executive Board last approved by the Meeting of Shareholders per compensation period.

Der Zusatzbetrag darf nur verwendet werden, wenn der von der Generalversammlung beschlossene Gesamtbetrag der Vergütungen der Geschäftsleitung bis zur nächsten Abstimmung der Generalversammlung nicht für die Vergütungen der neuen Mitglieder ausreicht.

The additional amount may only be used if the total amount of remuneration for the Executive Board agreed by the Meeting of Shareholders is not sufficient to remunerate the new members until the next vote of the Meeting of Shareholders.

Die Generalversammlung stimmt nicht über den verwendeten Zusatzbetrag ab.	The Meeting of Shareholders does not vote on the additional amount used.

Artikel 27 – Allgemeine Vergütungsgrundsätze	Article 27– General Compensation Principles

Zusätzlich zu einer fixen Vergütung kann den Mitgliedern der Geschäftsleitung eine variable Vergütung, die sich nach der Erreichung bestimmter Leistungsziele richtet, ausgerichtet werden.	In addition to a fixed compensation, members of the Executive Board may be paid a variable compensation, depending on the achievement of certain performance criteria.

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Die Leistungsziele können persönliche Ziele, Ziele der Gesellschaft oder bereichsspezifische Ziele und im Vergleich zum Markt, anderen Unternehmen oder vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwortungsstufe des Empfängers der variablen Vergütung. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen die Gewichtung der Leistungsziele und die jeweiligen Zielwerte fest.

The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The Board of Directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Die Vergütung von Mitgliedern des Verwaltungsrates erfolgt grundsätzlich in Geld und/oder Aktien. Die Vergütung von Mitgliedern der Geschäftsleitung kann in Form von Geld, Aktien, Finanzinstrumenten oder Sach- oder Dienstleistung ausgerichtet werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs-, und Verfallsbedingungen sowie Wartefristen fest. Sie können vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse wie einem Kontrollwechsel oder der Beendigung eines Arbeits- oder Mandatsverhältnisses Wartefristen oder Ausübungsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Erreichung der Zielwerte ausgerichtet werden oder Vergütungen verfallen.

The compensation of members of the Board of Directors shall generally be paid or granted in the form of cash and/or shares. The compensation of members of the Executive Board may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The Board of Directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions; they may provide for continuation, acceleration, or removal of vesting and exercise conditions, for payment or grant of compensation assuming target achievement or for forfeiture in the event of pre-determined events such as a change of control or termination of an employment or mandate agreement.

Der Verwaltungsrat oder der Vergütungsausschuss kann im Rahmen eines Aktienbeteiligungsprogramms sowie eines hierzu von ihm erlassenen Reglements über die Zuteilung von Optionsrechten oder andere aktienbasierte Vergütungen an Mitglieder des Verwaltungsrates und der Geschäftsleitung grundsätzlich nach freiem Ermessen entscheiden.		The Board of Directors or the compensation committee may, based on a stock participation plan and based on the regulations issued by it, for this purpose determine at its own discretion to grant option rights or other share based compensations to members of the Board of Directors or the Executive Board.

Zuteilungen erfolgen individuell und ohne irgendwelche Ansprüche der Empfänger auf wiederkehrende Leistung zu begründen. Sie haben im Rahmen folgender Vorgaben zu erfolgen:		Grants are made individually and do not constitute any claim whatsoever by beneficiaries for recurring awards. They shall be made pursuant to the following principles:

1.	Zuteilungen sind ausschliesslich möglich an Mitglieder des Verwaltungsrates, welche noch im Amt sind, oder an Mitglieder der Geschäftsleitung in ungekündigtem Arbeitsverhältnis und nach Ablauf der Probezeit;	1.	grants are awarded only to members of the Board of Directors whose term has not expired or to members of the Executive Board in a non-terminated employment agreement and after conclusion of the probation period;

2.	der Ausgabepreis oder die Regeln zu seiner Bestimmung werden festgelegt, wobei Zuteilungen auch gratis erfolgen können;	2.	the issue price or the principles for the determination of the issue price shall be set out, whereby grants may be made free of charge;

3.	der Ausübungspreis entspricht mindestens dem Nennwert der zugrundeliegenden Aktien;	3.	the exercise price shall at least be equal to the nominal value of underlying shares;

Annex C-21

4.	nach Ablauf der Wartefrist können Optionsrechte bis längstens 10 Jahre ab Zuteilung ausgeübt werden; nicht ausgeübte Optionsrechte verfallen ersatzlos.	4.	vested option rights shall be exercised within a maximum of 10 years after the grant date; unexercised option rights shall lapse without compensation.

Der Verwaltungsrat oder der Vergütungsausschuss bestimmt die Bedingungen und Voraussetzungen, einschliesslich einer allfälligen Beschleunigung, Verkürzung oder Aufhebung der Sperrfrist im Fall bestimmter Ereignisse wie einem Kontrollwechsel sowie allfällige Rückforderungsmechanismen.

The Board of Directors or the compensation committee shall determine more detailed term and requirements, including any acceleration, curtailing or waiving of the vesting period in specific circumstances such as change of control, as well as any claw-back provisions.

Die Vergütung kann durch die Gesellschaft oder durch die von ihr kontrollierten Gesellschaften ausgerichtet werden.		Compensation may be paid by the Company or companies controlled by it.

Artikel 28 – Verträge über die Vergütungen		Article 28 – Agreements regarding Compensations

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Verträge über deren Vergütung abschliessen. Die Dauer der Verträge darf die Amtszeit nicht überschreiten Das Gleiche gilt für den Beirat.

The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with the members of the Board of Directors relating to their compensation. The duration of the contracts may not exceed the term of office. The same applies to members of the advisory board.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge abschliessen. Befristete Arbeitsverträge haben eine Höchstdauer von einem Jahr. Eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal [12] Monaten.

The Company or companies controlled by it may enter into employment agreements with members of the Executive Board for a fixed term or for an indefinite term. Employment agreements for a fixed term may have a maximum duration of 1 year. Renewal is possible. Employment agreements for an indefinite term may have a termination notice period of not more than [12] months.

Mitglieder der Geschäftsleitung, die einer Kündigungsfrist unterliegen, können von ihrer Arbeitspflicht befreit werden. Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Aufhebungsvereinbarungen abschliessen.		Members of Executive Board who are subject to a termination notice may be released from their obligation of work. The Company or companies controlled by it may enter into termination agreements.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsvertrags für eine Dauer von bis zu einem Jahr vereinbaren. Ein solches Konkurrenzverbot wird grundsätzlich nicht abgegolten. Im Abgeltungsfall darf die Entschädigung den Durchschnitt der Vergütungen der letzten drei Geschäftsjahre nicht übersteigen.

The Company or companies controlled by it may enter into non-compete agreements for the time after termination of the employment agreement for a duration of up to one year. Such non-compete agreement shall not be compensated in principle. In the event of a settlement, the compensation may not exceed the average of the compensation paid in the last three financial years.

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Artikel 29 – Darlehen und Kredite			Article 29 – Loans and Credits

An Mitgliedern des Verwaltungsrates oder der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden.			Members of the Board of Directors or of the Executive Board may not be granted any loans, credits or securities.

V.	Mandate ausserhalb der Gesellschaft		V.	Mandates outside the Company

Artikel 30 – Mandate ausserhalb der Gesellschaft			Article 30 – Mandates outside the Company

Mitglieder des Verwaltungsrates dürfen nicht mehr als fünf zusätzliche Mandate in börsenkotierten Gesellschaften und fünf zusätzliche Mandate in nicht-börsenkotierten Gesellschaften wahrnehmen. Das gleiche gilt für den Beirat.

Members of the Board of Directors may not hold more than five additional mandates in listed companies and five additional mandates in non-listed companies. The same applies to the members of the advisory board.

Mitglieder der Geschäftsleitung dürfen nicht mehr als drei zusätzliche Mandate in börsenkotierten Gesellschaften und fünf zusätzliche Mandate in nicht-börsenkotierten Gesellschaften wahrnehmen.			Members of the Executive Board may not hold more than three additional mandates in listed companies and five additional mandates in non-listed companies.

Nicht unter diese Beschränkungen fallen Mandate:			The following mandates are not subject to these limitations:

	1.	in Gesellschaften, welche zur selben Gruppe wie die Gesellschaft gehören;		1.	in companies belonging to the same group as the Company;

	2.	in Vereinen, gemeinnützigen Organisationen, Stiftungen, Trusts sowie Personalfürsorgestiftungen; kein Mitglied des Verwaltungsrates oder der Geschäftsleitung darf mehr als fünf solche Mandate wahrnehmen.		2.	in associations, charitable organizations, foundations, trusts, and employee welfare foundations; no member of the Board of Directors or the Executive Board may have more than five such mandates.

VI.	Rechnungsabschluss und Gewinnverteilung		VI.	Closing of accounts and Distribution of profit

Artikel 31 – Geschäftsjahr und Rechnungslegung			Article 31 – Business Year and Financial Accounting

Der Verwaltungsrat legt das Geschäftsjahr fest.			The Board of Directors shall determine the business year of the Company.

Die Rechnungslegung erfolgt nach Massgabe der anwendbaren gesetzlichen Vorschriften und Rechnungslegungsstandards.			The financial accounting shall be in accordance with applicable statutory law and accounting standards.

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Artikel 32 – Gewinnverwendung		Article 32 – Allocation of Profit

Über die Verwendung des Bilanzgewinns beschliesst die Generalversammlung im Rahmen der gesetzlichen Bestimmungen (insbesondere Art. 671 ff. OR) nach freiem Ermessen.		The Meeting of Shareholders resolves on the allocation of the balance sheet profit at its sole discretion in accordance with statutory law (in particular art. 671 et seq. CO).

Artikel 33 – Auflösung und Liquidation		Article 33 – Dissolution and Liquidation

Wird die Gesellschaft aufgelöst, so führt der Verwaltungsrat die Liquidation durch, sofern die Generalversammlung nicht etwas anderes beschliesst.		If the Company is dissolved, the Board of Directors carries out the liquidation, unless determined otherwise by the Meeting of Shareholders.

VII.	BENACHRICHTIGUNG	VII.	notification

Artikel 34 – Mitteilungen und Bekanntmachungen		Article 34 – Communications and Notifications

Mitteilungen der Gesellschaft an die Aktionäre erfolgen per Brief oder E-Mail an die im Aktienbuch aufgeführten Adressen oder mittels Publikation im Schweizerischen Handelsamtsblatt (SHAB).		Notifications by the Company to shareholders shall be made by letter or e-mail to the addresses entered in the share register or via publication in the Swiss Official Gazette of Commerce (SHAB).

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt (SHAB).		Formal publications of the Company shall be made in the Swiss Official Gazette of Commerce (SHAB).

Ausschliesslich die deutsche Fassung dieser Statuten ist rechtsverbindlich. Die englische Übersetzung dieser Statuten hat keinerlei Rechtswirkungen und kann nicht zur Auslegung des deutschen Textes herangezogen werden.		Solely the German version of these Articles of Association shall be legally binding. The English translation shall have no legal effects and may not be used for the interpretation of the German wording.

* * * * * *		* * * * * *

Zurich, [Datum]		Zurich, [date]

Annex C-24

ANNEX D: FAIRNESS OPINION OF ERSHARES

EntrepreneurShares Valuation Services

Private and Confidential	April 22, 2025

Voyager Acquisition Corp.

Attention: Board of Directors

131 Concord Street

Brooklyn, NY 11201

Fairness Opinion Letter

We understand that Voyager Acquisition Corp. (“Voyager”), entered into a non-binding Letter of Intent (“LOI”) dated February 28, 2025, by and among Veraxa Biotech (“Veraxa” or the “Company”) and Voyager, in connection with a proposed business combination of Voyager and Veraxa (the “Transaction”) based on a pre-money Enterprise Value of $1.30 Billion.

The Board of Directors of Voyager (“you”) have engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “us”) to render an opinion (this “Opinion”) as to the fairness, from a financial point of view to Voyager and to the shareholders of Voyager (other than Voyager Acquisition Sponsor Holdco LLC (the “Sponsor”) or any of its affiliates, of the Transaction Consideration to be issued or paid to such shareholders in the Transaction.

This Opinion is furnished solely to be utilized by the Board of Directors of Voyager as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of Voyager, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors of Voyager subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than against ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction (except as expressly addressed herein), (ii) Voyager’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Voyager, (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Voyager or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of Voyager, other than those set forth in this Opinion, or (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)	We have reviewed the following documents and sources of information in items (a) through (j):

a.	Executed Non-Binding Letter of Intent dated February 28, 2025;

Annex D-1

EntrepreneurShares Valuation Services

b.	Draft of the Business Combination Agreement, by and among Voyager and Veraxa (the “Business Combination Agreement”);

c.	Veraxa Biotech AG. Audited financial statements for the years ended December 31, 2023 and 2022;

d.	Company Valuation Report and Valuation Model created by CYLAD (2023) for which we have no reason to dispute the underlying assumptions;

e.	Veraxa’s Investor Presentations;

f.	Veraxa’s Budget and 5 Year Plan for which we have no reason to dispute the underlying assumptions;

g.	Veraxa’s Log and details on Intellectual Property

h.	Veraxa’s Research and Development documents and Project plans for ADC and TCE for which we have no reason to dispute the underlying assumptions;

i.	Various Veraxa organizational and administrative documents we deemed necessary and appropriate to our analysis; and

j.	Publicly available financial information of Voyager, including Voyager’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

2)	We met or otherwise communicated electronically with certain members of Voyager’s and Veraxa’s senior and operating management to discuss Veraxa’s operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)	We considered publicly available data and stock market performance data of public companies we deem comparable to Veraxa and reviewed the industry and geography in which Veraxa operates;

4)	We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction; and

5)	We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry, geographical and Company-specific information.

The primary method used was a Market Method – Guideline Public Traded Companies as the basis for the fairness opinion assessment. These public comps were independently obtained by us. The Guideline Publicly Traded Companies method involves selecting a subset of companies within the same GICS category that operate in a similar industry and share comparable characteristics.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us. Management also provided comparable transactions that were reviewed as secondary comparison and found few overlaps while conducting the fairness opinion assessment. Additional details of the analysis performed can be found in the associated proxy statement.

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EntrepreneurShares Valuation Services

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts related to the research and development and project plans, and other information provided to us by Voyager and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material respect for the purposes of this Opinion. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the Veraxa company outlook, we have been advised by Veraxa, and have assumed, that they have been reasonably prepared on bases reflecting the good faith judgement of the management of Veraxa as to the future financial performance of Veraxa.

Given Voyager’s nature as a special purpose acquisition company, for purposes of our opinion and with Voyager’s consent, we have assumed a value of $10.00 per share in calculating the value of the ordinary shares to be issued as the Transaction Consideration under the Business Combination Agreement, with such $10.00 value being based on Voyager’s initial public offering price, and Voyager’s approximate Trust Account cash per outstanding share of Voyager Class A common stock (excluding, for the avoidance of doubt, the dilutive impact of the Voyager Class B Shares or any warrants issued by Voyager). In rendering our opinion, we do not express any view or opinion as to what the value of any ordinary shares will be when issued pursuant to the Transaction or the price or range of prices at which any shares of Voyager Class A common stock or other securities and financial instruments of or relating to Voyager may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither Voyager nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our Opinion is predicated on our assumption that the final executed version of the Business Combination Agreement will not differ in any material respect from the draft Business Combination Agreement and LOI we have examined, that the conditions to the Transaction as set forth in the Business Combination Agreement and LOI will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Business Combination Agreement. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Veraxa or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this Opinion letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion.

During the two years preceding the date of ERShares Valuation Services’ engagement with respect to this Opinion, we have not provided financial advisory services to the Company. ERShares Valuation Services may provide financial advisory services to parties in the Transaction in the future, for which ERShares Valuation Services may receive compensation.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any registration or proxy statement required to be filed by Voyager with the SEC and delivered to the holders of Voyager’s or Veraxa’s securities in connection with the Transaction.

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EntrepreneurShares Valuation Services

We have been retained by Voyager to provide this Opinion in connection with the Transaction and will receive a fixed fee for our services, a portion of which became payable to us upon our engagement by Voyager and a portion of which is payable upon delivery of this Opinion to the Board of Directors of Voyager. Our fee is not contingent upon, or related to, the size of the Transaction Consideration or the outcome of the Fairness Opinion Assessment.

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that, as of the date of this Opinion, the Transaction Consideration to be issued or paid to the shareholders of Veraxa is fair from a financial point of view to Voyager and the shareholders of Voyager, other than the Sponsor and any of its affiliates.

Yours Sincerely,

/s/ Dr. Joel Shulman Ph.D.

Dr. Joel Shulman Ph.D., CFA

CEO

EntrepreneurShares LLC

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ANNEX E

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTSTAED MEMORANDUM AND
ARTICLES OF ASSOCIATION

BY WAY OF SPECIAL RESOLUTION

EFFECTIVE ________ , 2026

OF

VOYAGER ACQUISITION CORP.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

BY WAY OF SPECIAL RESOLUTION

EFFECTIVE ________ , 2026

OF

VOYAGER ACQUISITION CORP.

1.	The name of the Company is Voyager Acquisition Corp.

2.	The registered office of the Company will be situated at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106 or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5.	The share capital of the Company is US$22,100.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Second Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

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THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

BY WAY OF SPECIAL RESOLUTION

EFFECTIVE ________ , 2026

OF

VOYAGER ACQUISITION CORP.

1.	INTERPRETATION

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

Affiliate: means, with respect to a Person, any other person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural person, shall include such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such entity. The term Affiliated has meaning correlative to the foregoing;

Applicable Law: means, with respect to any Person, all applicable provisions of all constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, and any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

Articles: means these second amended and restated articles of association of the Company;

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Audit Committee: means the audit committee of the board of Directors of the Company formed pursuant to the Articles, or any successor committee;

Auditor: means the Person for the time being performing the duties of auditor of the Company (if any);

Business Combination: means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or assets (the target business), which Business Combination: (a) as long as the securities of the Company are listed on a Designated Stock Exchange, must occur with one or more target businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the definitive agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations;

business day: means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City and in the Cayman Islands.

Clearing House: means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Class A Share: means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company;

Class B Share: means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company;

Class B Share Conversion: means the conversion of Class B Shares in accordance with Article 17;

Company: means the above named company;

Company’s Website: means the webiste of the Company and/or its web-address or domain name (if any);

Compensation Committee: means the compensation committee of the board of Directors of the Company established pursuant to the Articles, or any successor committee;

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Control: means with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms Controlled and Controlling have meanings correlative to the foregoing;

Designated Stock Exchange: means any national securities exchange or automated system on which the Company’s securities are listed for trading, including Nasdaq;

Directors: means the directors for the time being of the Company;

Dividend: means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles;

Electronic Communciation: means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the United States Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors;

Electronic Record: has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act: means the Electronic Transactions Act (2003 Revision) of the Cayman Islands;

Equity-linked Securities: means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

Founders: means the Sponsor and all Members immediately prior to the consummation of the IPO;

Governmental Authority: means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organisation;

Indemnified Person: has the meaning ascribed to such term in Article 48.1;

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Independent Director: has the same meaning as in the rules and regulations of the Designated Stock Exchange and/or the US Exchange Act, as the case may be;

Initial Conversion Ratio: has the meaning ascribed to such term in Article 17.1;

IPO: means the Company’s initial public offering of securities;

IPO Redemption: has the meaning given to it in Article 53.5;

Management: has the meaning given to it in Article 54.1;

Member: has the same meaning as in the Statute;

Memorandum: means the second amended and restated memorandum of association of the Company;

Officer: means a person appointed to hold an office in the Company;

Ordinary Resolution: means a resolution:

(a)	passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Ordinary Shares: means together the Class A Shares and Class B Shares;

Over-Allotment Option: means the option of the Underwriter to purchase up to an additional 15 per cent of the units issued in the IPO;

Person: means any individual, corporation, company, limited liability company, partnership, limited partnership, exempted limited partnership, proprietorship, association, joint venture, institution, public benefit corporation, exempted company, firm, trust, estate or other enterprise or entity (whether or not having a separate legal personality) or Governmental Authority or any of them as the context so requires, other than in respect of a Director or Officer of the Company in which circumstances Person shall mean any individual or entity permitted to act as such in accordance with the laws of the Cayman Islands;

Preference Share: means a preference share of a par value of US$0.0001 in the share capital of the Company;

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Public Share: means a Class A Share issued as part of the units issued in the IPO;

Redemption Notice: means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

Redemption Price: has the meaning given to it in Article 53.5;

Register of Members: means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members;

Registered Office: means the registered office for the time being of the Company;

Representative: means a representative of the Underwriter;

Seal: means the common seal of the Company and includes every duplicate seal;

SEC: means the United States Securities and Exchange Commission;

Share: means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company;

Share Premium Account: means the share premium account established in accordance with the Articles and the Statute;

Special Resolution: subject to Article 30.4, has the same meaning in the Statute, and includes a unanimous written resolution;

Sponsor: means Voyager Acquisition Sponsor Holdco LLC;

Statute: means the Companies Act (As Revised) of the Cayman Islands;

Treasury Share: means a Share held in the name of the Company as a treasury share in accordance with the Statute;

Trust Account: means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of the private placement of the warrants simultaneously with the closing date of the IPO, will be deposited;

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Underwriter: means an underwriter of the IPO from time to time and any successor underwriter; and

US Exchange Act: means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

1.2	In these Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations and any other legal or natural persons;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

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(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(n)	the term “holder” in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share;

(o)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(p)	reference to a dollar or dollars or USD or US$ or $ and to a cent or cents is reference to dollars and cents of the United States of America.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	ISSUE OF SHARES AND OTHER SECURITIES

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine and for such purposes the Directors may reserve an appropriate number of Shares for the time being unissued.

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3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine and for such purposes the Directors may reserve an appropriate number of Shares for the time being unissued. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO (or, if such date is not a business day, the following business day) unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4.	REGISTER OF MEMBERS

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	CLOSING OF REGISTER OF MEMBERS OR FIXING RECORD DATE

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6.	CERTIFICATES FOR SHARES

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

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7.	TRANSFER OF SHARES

7.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.	REDEMPTION, REPURCHASE AND SURRENDER OF SHARES

8.1	Subject to the provisions of the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may:

(a)	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company in such manner and upon such other terms as the Directors may determine before the issuance of the Shares; and

(b)	purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may determine and agree with the relevant Member.

8.2	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.3	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 53;

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(b)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 53; and

(c)	Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO).

8.4	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.5	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the Redemption Notice.

8.6	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

8.7	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.8	The Directors may accept the surrender for no consideration of any fully paid Share (including any redeemable share).

9.	TREASURY SHARES

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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10.	VARIATION OF SHARE RIGHTS

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (other than with respect to a waiver of the provisions of the Article in respect of Class B Share Conversion hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11.	COMMISSION ON SALES OF SHARES

The Company may, in so far as the Statute permits, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12.	NON-RECOGNITION OF TRUSTS

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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13.	LIEN ON SHARES

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

14.	CALLS ON SHARES

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

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14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15.	FORFEITURE OF SHARES

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

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15.4	A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or Officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16.	TRANSMISSION OF SHARES

16.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be.

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16.3	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17.	CLASS B SHARE CONVERSION

17.1	The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 10 (Variation of Share Rights) and Article 30 (Appointment and Removal of Directors)) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article 17. Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the Initial Conversion Ratio): (a) at any time and from time to time at the option of the holder thereof; and (b) automatically at the time of the closing of the Business Combination.

17.2	Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

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17.3	Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in Article 10 (Variation of Share Rights) hereof.

17.4	The foregoing conversion ratio shall also be adjusted to account for any share capitalisations, subdivision (by share split, subdivision, exchange, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding share capitalisation, subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.5	Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.6	References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.7	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18.	AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto;

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(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paidup Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 30.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19.	OFFICES AND PLACE OF BUSINESS

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20.	GENERAL MEETINGS

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

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20.2	The Company may, but shall not (unless required by the Statute or, for so long as any Shares are traded on a Designated Stock Exchange) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors or the chairman of the board of Directors may, whenever they think fit, call general meetings.

20.4	Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than one hundred and twenty calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than thirty days from the date of the previous year’s annual general meeting, then the deadline shall be set by the Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21.	NOTICE OF GENERAL MEETINGS

21.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under the Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

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22.	PROCEEDINGS AT GENERAL MEETINGS

22.1	No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided by the Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting, or if a corporation or other non-natural person by its duly authorized representative or proxy shall form a quorum.

22.2	A Person may participate at a general meeting by conference telephone, video, a virtual platform or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any Person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

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22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.9	A resolution put to the vote of the meeting shall be decided on a poll.

22.10	If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.11	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.12	In the case of an equality of votes the chairman of the general meeting shall be entitled to a second or casting vote.

22.13	A poll on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.	VOTES OF MEMBERS

23.1	Subject to any rights or restrictions attached to any Shares (including as set out at Article 30.4), every Member who being an individual is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote for every Share of which he is the holder.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

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23.4	No Person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other nonnatural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24.	PROXIES

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

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24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25.	CORPORATE MEMBERS

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.	CLEARING HOUSES

If a Clearing House (or its nominee(s)), being a corporation, is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house (or its nominee(s)) which he represents as if such Person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27.	SHARES THAT MAY NOT BE VOTED

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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28.	DIRECTORS

28.1	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one (exclusive of alternate Directors) and the maximum number of Directors shall be unlimited.

28.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

29.	POWERS OF DIRECTORS

29.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall determine by resolution.

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29.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29.5	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

30.	APPOINTMENT AND REMOVAL OF DIRECTORS

30.1	Subject to Article 30.2, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director. The Directors may appoint any Person to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30.2	Prior to the consummation of a Business Combination, only holders of Class B Shares will have the right to vote on the election and the removal of Directors pursuant to Article 30.1. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

30.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.4	Prior to the closing of a Business Combination, Article 30.2 may only be amended by a Special Resolution passed by holders of a majority of at least ninety per cent of the Shares which, being entitled to do so, are voted in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

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31.	VACATION OF OFFICE OF DIRECTOR

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors; or

(f)	the Director is removed from office pursuant to any other provision of the Articles.

32.	PROCEEDINGS OF DIRECTORS

32.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

32.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his or her own vote.

32.3	A Person may participate in a meeting of the Directors or any committee of Directors by conference telephone, video, a virtual platform or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

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32.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.5	A Director may, or other Officer of the Company on the direction of a Director, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

32.7	The Directors may elect a chairman of their board and determine the period for which he or she is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

32.8	Subject to any regulations imposed on it by the Directors, including where the Directors have designated a chairman of the committee, a committee appointed by the Directors may elect a chairman of its meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the committee members present may choose one of their number to be chairman of the meeting.

32.9	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any committee meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

32.10	All acts done by any meeting of the Directors or of a committee of the Directors (including any Person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such Person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

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32.11	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33.	PRESUMPTION OF ASSENT

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

34.	DIRECTORS’ INTERESTS

34.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm, in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

34.3	A Director or alternate Director may be or become a director or other Officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or Officer of, or from his interest in, such other company.

34.4	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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34.5	A general notice that a Director or alternate Director is a shareholder, director, Officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35.	MINUTES

35.1	The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

36.	DELEGATION OF DIRECTORS’ POWERS

36.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, and the Compensation Committee; any committee so formed shall in the exercise of the powers so delegated conform to any conditions that may be imposed on it by the Directors. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2	The Directors may establish any committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees, local boards or agencies and such Person need not be a Director or Officer of the Company. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions that may be imposed by the Directors, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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36.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

36.4	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.5	The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.6	The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, a chairman, chief executive officer, president, chief operating officer, chief financial officer, vice-presidents, secretary, assistant secretaries, treasurer or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by resolution of the Directors or by the Company by Ordinary Resolution. An Officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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37.	ALTERNATE DIRECTORS

37.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

37.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors (except where such written resolution of the Directors have been signed by the appointing Director), and generally to perform all the functions of his appointor as a Director in his absence.

37.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

37.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

37.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

38.	NO MINIMUM SHAREHOLDING

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

39.	REMUNERATION OF DIRECTORS

39.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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39.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

40.	SEAL

40.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or Officer of the Company or other Person appointed by the Directors for the purpose.

40.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41.	DIVIDENDS, DISTRIBUTIONS AND RESERVE

41.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the Share Premium Account or as otherwise permitted by law.

41.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

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41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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42.	CAPITALISATION

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43.	SHARE PREMIUM ACCOUNT

43.1	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

43.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

44.	BOOKS OF ACCOUNT

44.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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44.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

44.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45.	AUDIT

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy.

45.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

45.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Company.

45.5	Without prejudice to the freedom of the Directors to establish any other committee, if any of the Shares (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other compentent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee (if one exists) shall meet at least once every financial quarter, or more frequently as circumstances dictate.

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45.6	If any of the Shares (or depositary receipts therefor) are listed or quoted on a Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

45.7	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

45.8	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

46.	NOTICES

46.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). For so long as any of the Shares are traded on a Designated Stock Exchange, notice must also be served in accordance with the requirements of the Designated Stock Exchange. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s Website.

46.2	Where a notice is sent by:

(a)	courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

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(d)	e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website, service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

46.3	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

46.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

47.	WINDING UP

47.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

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47.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

48.	INDEMNITY AND INSURANCE

48.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

48.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such Person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to the Company.

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49.	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

50.	TRANSFER BY WAY OF CONTINUATION

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

51.	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

52.	DISCLOSURE

The Directors, Officers of the Company or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register of Members and books of the Company.

53.	BUSINESS COMBINATION

53.1	Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

53.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to the Members for approval; or

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(b)	provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

53.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the US Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the US Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the US Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the SEC.

53.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

53.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.

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53.6	A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

53.7	In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

53.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months after the date of the closing of the IPO, or such later time as the Members may approve in accordance with the Articles, or

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(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity, of the Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

53.9	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

53.10	After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

53.11	As long as the securities of the Company are listed on a Designated Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

53.12	A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

53.13	The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

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54.	BUSINESS OPPORTUNITIES

54.1	To the fullest extent permitted by Applicable Law, no individual serving as a Director or an officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

54.2	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or officer who is also a member of Management acquires knowledge.

54.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required; however, some scholars also advocate that with any breach of duty, indemnification by the Company is not permissible), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Following the Business Combination, PubCo may enter into indemnification agreements with each of its directors, the form of which will be attached as an exhibit to an amendment to this proxy statement/prospectus. PubCo may indemnify and hold harmless, to the fullest extent permitted by Law, its directors from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceeding or investigations, whether civil, criminal, administrative or other (including but not limited to, liabilities under contract, tor and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them shall or may incur or sustain by or reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; (ii) serving as a member of PubCo’s board of directors or member of PubCo’s executive management; or (iii) serving at PubCo’s request as director, officer, or employee or agent of another company, partnership, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of PubCo, PubCo has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of April 22, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG, and Oliver Baumann (included as Annex A to the proxy statement/prospectus).

2.2	Amendment to the Business Combination Agreement, dated as of October 18, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG, and Oliver Baumann (included as Annex A1 to the proxy statement/prospectus).

2.3	Second Amendment and Waiver to the Business Combination Agreement, dated as of February 2, 2026, by and among Voyager Acquisition Corp., Veraxa Biotech AG, and Oliver Baumann (included as Annex A2 to the proxy statement/prospectus).

3.1*	Memorandum and Articles of Association of Voyager Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

3.2*	Amended and Restated Memorandum and Articles of Association of Voyager Acquisition Corp. (incorporated by reference to Exhibit 3.2 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

3.3*	Initial Articles of Association of PubCo, adopted by PubCo in accordance with Swiss Law.

3.4*	Form of Memorandum and Amended Articles of Association of PubCo, to become effective upon consummation of the Business Combination (included as Annex C to the proxy statement/prospectus).

3.5*	Articles of Association of Veraxa Biotech AG, as amended, adopted by Veraxa Biotech AG in accordance with Swiss Law.

3.6	Form of Second Amended and Restated Memorandum and Articles of Association of Voyager Acquisition Corp. (included as Annex E to the proxy statement/prospectus).

4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

4.2*	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

4.3*	Specimen Warrants Certificate (incorporated by reference to Exhibit 4.3 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

4.4*	Warrant Agreement, dated as of August 8, 2024, between Continental Stock Transfer & Trust Company and Voyager Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the SPAC’s Current Report on Form 8-K filed on August 14, 2024).

5.1**	Opinion of WalderWyss.

8.1**	Tax Opinion Letter from Winston & Strawn LLP.

10.1*	Investment Management Trust Agreement, dated as of August 8, 2024, between Continental Stock Transfer & Trust Company and Voyager Acquisition Corp. (incorporated by reference to Exhibit 10.2 to the SPAC’s Current Report on Form 8-K filed on August 14, 2024).

10.2*	Registration Rights Agreement, dated as of August 8, 2024, by and among Voyager Acquisition Corp. and certain security holders (incorporated by reference to Exhibit 10.3 to the SPAC’s Current Report on Form 8-K filed on August 14, 2024).

10.3*	Letter Agreement, dated as of August 8, 2024, by and among Voyager Acquisition Corp. and its founders (incorporated by reference to Exhibit 10.1 to the SPAC’s Current Report on Form 8-K filed on August 14, 2024).

10.4*	Administrative Services Agreement, dated as of August 8, 2024, by and between Voyager Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.6 to the SPAC’s Current Report on Form 8-K, filed on August 14, 2024).

10.5*	Securities Subscription Agreement, dated as of January 11, 2024, between Voyager Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.4 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

10.6*

Amended and Restated Securities Subscription Agreement, dated as of February 16, 2024, between Voyager Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.5 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

10.7*

Second Amended and Restated Securities Subscription Agreement, dated as of May 31, 2024, between Voyager Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.6 to the SPAC’s Registration Statement on Form S-1/A, filed on July 30, 2024).

10.8*	Third Amended and Restated Securities Subscription Agreement, dated as of July 19, 2024, between Voyager Acquisition Corp. and the Sponsor (incorporated by reference to Exhibit 10.7 to the SPAC’s Registration Statement on Form S-1/A, filed on July 30, 2024).

10.9*	Promissory Note, dated as of January 11, 2024, issued by Voyager Acquisition Corp. to the Sponsor (incorporated by reference to Exhibit 10.10 to the SPAC’s Registration Statement on Form S-1, filed on June 18, 2024).

10.10*	Private Placement Warrants Purchase Agreement dated August 8, 2024, by and among Voyager Acquisition Corp. and the Sponsor, (incorporated by reference to Exhibit 10.4 to the SPAC’s Current Report on Form 8-K, filed on August 14, 2024).

10.11*	Private Placement Warrants Purchase Agreement, dated August 8, 2024, by and among Voyager Acquisition Corp., Cantor Fitzgerald & Co. and Odeon Capital Group LLC, (incorporated by reference to Exhibit 10.5 to the SPAC’s Current Report on Form 8-K, filed on August 14, 2024).

10.12*

Advisor Agreement, dated August 8, 2024, by and between Voyager Acquisition Corp. and Advisor, (incorporated by reference to Exhibit 10.7 to the SPAC’s Current Report on Form 8-K, filed on August 14, 2024).

10.13*	Joinder Agreement, dated as of July 16, 2025, by and among Voyager Acquisition Corp., Veraxa Biotech AG, Oliver Baumann, Veraxa Biotech Holding AG, and Veraxa Cayman Merger Sub (incorporated by reference to Exhibit 10.1 to the SPAC’s Current Report on Form 8-K, filed on July 16, 2025).

10.14*	Shareholders’ Agreement, dated October 8, 2021, by and among Vartex International LLC, Gilbert Edgar Schoni, EMBL Enterprise Management Technology Transfer GmbH, European Molecular Biology Laboratory, Veraxa Biotech AG and Xlife Sciences AG.

10.15*	Service Level Agreement, dated September 1, 2022, by and between Veraxa Biotech AG and Xlife Sciences AG.

10.16*	Agreement on the Lending of Securities, dated October 17, 2024, by and between Veraxa Biotech AG and Xlife Sciences AG.

10.17*	Voting, Support and Lock-Up Agreement, dated as of April 22, 2025 by and among Voyager Acquisition Corp., VERAXA Biotech AG, and the Shareholders.

10.18*	Sponsor Support Agreement, dated as of April 22, 2025, by and among VERAXA Biotech AG, Voyager Acquisition Corp., and Voyager Acquisition Sponsor Holdco LLC.

10.19*	Patent, know-how, and software license agreement, dated as of December 13, 2017, by and among EMBL Enterprise Management Technology Transfer GmbH, Velabs Therapeutics GmbH, European Molecular Biology Laboratory and Dr. Christoph Merten.

10.20*	Share Contribution Agreement dated as of December 8, 2023 by and among Synimmune Biotech AG, KfW (Kreditanstalt für Wiederaufbau) A.d.ö.R and others.

10.21*	License Agreement dated as of March 30, 2024 between VERAXA Biotech GmbH and CHERRY Biolabs GmbH.

10.22**	Amendment to Voting, Support and Lock-Up Agreement, dated as of February [●], 2026, by and among Voyager Acquisition Corp., VERAXA Biotech AG, and the Shareholders.

10.23	First Amendment to Sponsor Support Agreement, dated as of February 2, 2026, by and among VERAXA Biotech AG, Voyager Acquisition Corp., and Voyager Acquisition Sponsor Holdco LLC (incorporated by reference to Exhibit 10.1 to the SPAC’s Current Report on Form 8-K, filed on February 3, 2026).

10.24**	Purchase Agreement, dated as of February [●], 2026, by and among Voyager Acquisition Corp., VERAXA Biotech Holding AG, and Lincoln Park Capital Fund, LLC.

10.25**	[Note and Warrant Purchase Agreement,] dated as of February [●], 2026, by and among Voyager Acquisition Corp., VERAXA Biotech Holding AG, and High Trail Capital LP.

21.1*	List of Subsidiaries.

23.1	Consent of Grassi & Co., CPAs, P.C., independent registered accounting firm for Veraxa Biotech AG.

23.2	Consent of Grassi & Co., CPAs, P.C., independent registered accounting firm for Veraxa Biotech Holding AG.

23.3	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Voyager Acquisition Corp.

23.4**	Consent of WalderWyss (included as part of Exhibit 5.1).

23.5**	Consent from Winston & Strawn LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney for Veraxa Biotech Holding AG (included on signature page to the initial filing of the Registration Statement).

24.2*	Power of Attorney for Voyager Acquisition Corp. (included on signature page to the initial filing of the Registration Statement).

24.3*	Power of Attorney for Veraxa Biotech AG (included on signature page to the initial filing of the Registration Statement).

107*	Filing Fee Table.

*	Previously filed.
**	To be filed by amendment.
†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b) Financial Statements

The financial statements filed with this Registration Statement on Form F-4 are set forth on the Financial Statement Indexes and are incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to: (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland, on February 3, 2026.

VERAXA BIOTECH HOLDING AG

By:	/s/ Oliver Baumann
Name:	Oliver Baumann
Title:	General Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oliver Baumann	General Manager	February 3, 2026
Oliver Baumann	(Principal Executive, Financial and Accounting Officer)

*	Sole Director	February 3, 2026
Adeel Rouf

*By:	/s/ Oliver Baumann
	Name:	Oliver Baumann
	Title:	Attorney-In-Fact

AUTHORIZED U.S. REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Veraxa Biotech Holding AG in the United States, on February 3, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cayman Islands on February 3, 2026.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
Name:	Adeel Rouf
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adeel Rouf	Chief Executive Officer, President	February 3, 2026
Adeel Rouf	(Principal Executive Officer) and Director

*	Chief Financial Officer	February 3, 2026
Alex Rogers	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	February 3, 2026
Warren Hosseinion

*	Director	February 3, 2026
Oded Levy

*By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	Attorney-In-Fact

AUTHORIZED U.S. REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Voyager Acquisition Corp., in Houston, Texas, on February 3, 2026.

By:	/s/ Michael J. Blankenship
Name:	Michael J. Blankenship

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Switzerland on February 3, 2026.

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
Name:	Christoph Antz
Title:	Chief Executive Officer and Co-Founder

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christoph Antz	Chief Executive Officer and Co-Founder	February 3, 2026
Christoph Antz	(Principal Executive, Financial and Accounting Officer)

*	Chairman of the Board of Directors	February 3, 2026
Oliver Baumann

*	Director	February 3, 2026
David L. Deck

*By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	Attorney-In-Fact

AUTHORIZED U.S. REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Veraxa Biotech AG in the United States, on February 3, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.